PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee

                           PMCC LEASING CORPORATION,
                               Owner Participant

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

              LEVERAGED LEASE OF ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 777, REGISTRATION NO. N670FE


                               TABLE OF CONTENTS

                                                                          Page


Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  4
   Section 2.02.  Certificates.............................................  5
   Section 2.03.  Owner Participant's Instructions to Owner Trustee........  5
   Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent, Stipulated
                  Loss Values and Termination Values.......................  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  6
   Section 3.03.  Owner Participant's Instructions to Owner Trustee........  9
   Section 3.04.  Transaction Costs........................................  9
   Section 3.05.  Postponement of Delivery Date............................  9
   Section 3.06.  Closing.................................................. 11

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 11
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 20
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 28

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 28

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 29
   Section 6.02.  Offering by Lessee....................................... 35
   Section 6.03.  Certain Covenants of Lessee.............................. 35
   Section 6.04.  Survival of Representations and Warranties............... 43

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 43
   Section 7.02.  Citizenship.............................................. 44
   Section 7.03.  Representations, Warranties and Covenants of Owner
                  Participant.............................................. 45
   Section 7.04.  Representations, Covenants and Warranties of SSB and the
                  Owner Trustee............................................ 50
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 52
   Section 7.06.  Indenture Trustee's Notice of Default.................... 54
   Section 7.07.  Releases from Indenture.................................. 54
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 54
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 54
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 55
   Section 7.11.  Lessee's Assumption of the Certificates.................. 55
   Section 7.12.  Indebtedness of Owner Trustee............................ 57
   Section 7.13.  Compliance with Trust Agreement, Etc..................... 58
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 58

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 60
   Section 8.02.  After-Tax Basis.......................................... 65
   Section 8.03.  Time of Payment.......................................... 66
   Section 8.04.  Contests................................................. 66
   Section 8.05.  Refunds.................................................. 69
   Section 8.06.  Lessee's Reports......................................... 69
   Section 8.07.  Survival of Obligations.................................. 70
   Section 8.08.  Payment of Taxes......................................... 70
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 70
   Section 8.10.  Special Indemnity........................................ 70

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 71
   Section 9.02.  After-Tax Basis.......................................... 74
   Section 9.03.  Subrogation.............................................. 75
   Section 9.04.  Notice and Payment....................................... 75
   Section 9.05.  Refunds.................................................. 75
   Section 9.06.  Defense of Claims........................................ 76
   Section 9.07.  Survival of Obligations.................................. 77
   Section 9.08.  Effect of Other Indemnities.............................. 77
   Section 9.09.  Interest................................................. 77
   Section 9.10.  Special Indemnity........................................ 78

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 78

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 80

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of the Owner Participant.................... 82
   Section 12.02.  Interest of Holders of Certificates..................... 82

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 82
   Section 13.02.  Further Assurances...................................... 83
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgment.......................................... 83

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 83

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 84
   Section 15.02.  Reoptimization.......................................... 88

                                  ARTICLE 16

                                  [RESERVED]

                                  ARTICLE 17

                                 MISCELLANEOUS

   Section 17.01.  Owner for Federal Tax Purposes.......................... 89
   Section 17.02.  Collateral Account...................................... 89
   Section 17.03.  Counterparts............................................ 90
   Section 17.04.  No Oral Modifications................................... 90
   Section 17.05.  Captions................................................ 91
   Section 17.06.  Successors and Assigns.................................. 91
   Section 17.07.  Concerning the Owner Trustee, Indenture Trustee and the
                   Pass Through Trustee.................................... 91
   Section 17.08.  Severability............................................ 92
   Section 17.09.  Public Release of Information........................... 92
   Section 17.10.  Certain Limitations on Reorganization................... 92
   Section 17.11.  GOVERNING LAW........................................... 93
   Section 17.12.  Section 1110 Compliance................................. 93
   Section 17.13.  Reliance of Liquidity Providers......................... 93

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 93

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
SCHEDULE IV            Debt Portion
EXHIBIT A(1)(a)(i)     Opinion of Lessee's Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)    Opinion of Lessee's Counsel
                       (Delivery Date)
EXHIBIT A(1)(b)(i)     Opinion of Lessee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)    Opinion of Lessee's Special Counsel
                       (Delivery Date)
EXHIBIT A(2)(a)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Special Counsel
EXHIBIT A(2)(b)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Counsel
EXHIBIT A(3)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(4)(a)(i)     Opinion of Owner Trustee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(4)(a)(ii)    Opinion of Owner Trustee's Special Counsel
                       (Delivery Date)
EXHIBIT A(5)           Opinion of Pass Through Trustee's and Subordination
                       Agent's Special Counsel
EXHIBIT A(6)(a)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(6)(b)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(7)           Opinion of Engine Manufacturer's Counsel
EXHIBIT A(8)           Opinion of Manufacturer's and AVSA's Counsel
EXHIBIT A(9)           Opinion of Special Aviation Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement
EXHIBIT E              Form of Purchase Agreement Assignment, Consent and
                       Agreement, AVSA Consent and Agreement
EXHIBIT F              Form of Engine Warranty Assignment and Engine Consent
EXHIBIT G-1            Form of Assignment and Assumption Agreement
EXHIBIT G-2            Form of Owner Participant Guaranty

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO.
N670FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee"), PMCC LEASING CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Owner Participant"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Owner Participant has entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the benefit of the Owner Participant on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Owner Participant:

         (a)   on the Delivery Date, to purchase the Aircraft from AVSA;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments, (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture;

         (d) on the Certificate Closing Date, to execute and deliver the Purchase Agreement Assignment, whereby the Lessee assigns to the Owner Trustee the right to purchase the Aircraft from AVSA and certain of the Lessee's rights and interests under the Purchase Agreement and the Consent and Guaranty to the extent that the same relate to the Aircraft (except to the extent reserved in said Purchase Agreement Assignment), which Purchase Agreement Assignment is to include as an annex a Consent and Agreement executed by the Manufacturer and the AVSA Consent and Agreement executed by AVSA, said Purchase Agreement Assignment, Consent and Agreement and AVSA Consent and Agreement to be substantially in the form of Exhibit E hereto; and

         (e) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit F hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty, the Owner Trustee will purchase, and receive title to, the Aircraft from AVSA and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless otherwise specifically provided herein, the definitions set forth in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Owner Participant will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         Section 2.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the issuance of Certificates in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the action specified in Section 1.01 (other than clauses (a) and (c)) of the Trust Agreement and confirmation that all conditions to closing in respect of the Certificate Closing Date set forth in Section 4.01 (but not Section 4.02) hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 2.04. Pre-Delivery Date Adjustments to Basic Rent, Stipulated Loss Values and Termination Values. On or prior to the Delivery Date, the percentages for Basic Rent referred to in Schedule II of the Lease and the percentages for Stipulated Loss Value and Termination Value in
Schedule III and Schedule IV, respectively, of the Lease shall be adjusted (upward or downward), subject to the procedures set forth in Section 3.04 of the Lease and the minimum values established by Section 3.05 of the Lease and the definitions of Stipulated Loss Value and Termination Value, to reflect changes in the pricing assumptions with respect to (i) the Delivery Date being other than June 2, 1997, (ii) a different rate of interest or amortization schedule assumed by the Owner Participant in calculating such percentages from that assumed by the Owner Participant in originally calculating such percentages, (iii) Transaction Costs being other than as assumed in Section
10.01 hereof, (iv) any change in the length of the Basic Term (but in no event shall the Term exceed 23.25 years) and (v) a Change in Tax Law which occurs after the date of the execution of this Agreement but on or prior to the Delivery Date. Notwithstanding anything herein to the contrary, the Lessee shall have no obligation to enter into the transaction contemplated by this Agreement other than with respect to Transaction Costs as described in Section
2.03 below and its obligation to purchase the Aircraft as provided in Section 3.05(a) hereof if, as a result of a Change in Tax Law after the date of execution of this Agreement but on or prior to the Delivery Date, the Net Present Value of Rents is increased by 100 basis points or more.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participant's Commitment, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) the Owner Participant agrees to participate in the Lessor's payment of the Purchase Price by making an investment in the beneficial ownership of the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement II, (iii) subject to the proviso to this Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) pursuant to the Purchase Agreement as assigned pursuant to the Purchase Agreement Assignment, AVSA shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Purchase Agreement Assignment of the Lessee's right to purchase the Aircraft for the remaining balance due under the Purchase Agreement and for the transfer of title to the Aircraft from AVSA to the Owner Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery Date: (A) by the Owner Trustee to AVSA, an amount equal to the remaining balance due to AVSA under the Purchase Agreement for the Aircraft, as evidenced by the Invoice, or if the proviso to this Section 3.02(a) is applicable, such amount as it shall have received from the Owner Participant not to exceed such remaining balance due to AVSA, (B) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price (or if the proviso to this Section 3.02(a) is applicable, the amount received from the Owner Participant) minus the cash payment to AVSA pursuant to clause (A) above and (C) by the Indenture
Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt
Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made, (3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall instead pay to AVSA any balance of the Purchase Price remaining after payment to AVSA by the Owner Trustee as contemplated by clause (A) above and the Indenture Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture all amounts then held in the Collateral Account.

         (b) Payment of Commitment. The Owner Participant agrees with the Lessee and only with the Lessee on behalf of the Owner Trustee, subject to the terms and conditions of this Agreement, to make the amount of its Commitment available for and on account of the Owner Trustee on the Delivery Date specified in the Delivery Notice pursuant to Section 3.03 hereof by wire transfer, initiated by 10:00 a.m. (New York City time on such day) of such amount in immediately available funds, to the Owner Trustee for deposit in its
account at State Street Bank and Trust Company, Boston,   Massachusetts, ABA
No. 011-000-028, A/C No. 9900-314-7, Attention: Christy O'Connor, Re: FedEx Equity Payments Account. The amount of the Owner Participant's Commitment shall be held for the account of the Owner Participant by the Owner Trustee until released by the Owner Participant or its special counsel at closing or until returned to the Owner Participant in accordance with Section 3.02(c) hereof.

         (c) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, the Owner Participant shall have no obligation to make any portion of such Debt Portion available or to increase the amount of its Commitment, and the obligations of the Owner Participant shall remain subject to the terms and conditions of this Agreement, until no later than September 30, 1997.

         (ii) Subject to the provisions of Section 3.05 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause the Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to the Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to such Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by the Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to the Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participant may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but the Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until September 30, 1997, whereupon the Owner Participant's Commitment hereunder shall terminate. On such third Business Day (or such earlier date) or September 30, 1997, as the case may be, or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participant, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participant at the Debt Rate, such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participant in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participant after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(c). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the release of its Commitment in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the actions specified in Sections 1.01(a) and (c) of the Trust Agreement and confirmation that all conditions to closing set forth in
Section 4.02 hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 3.04. Transaction Costs. If the transactions contemplated by this Article 3 are consummated, as and when any portion of Transaction Costs becomes due and payable, the Owner Participant shall, as soon as practicable upon receipt of bills or invoices for the amounts payable make such payments or, if the Lessee shall have already made such payment, shall reimburse the Lessee therefor or shall, as soon as practicable, furnish the Owner Trustee funds sufficient to, and the Owner Trustee shall, as soon as practicable, make payment of such portion to the Person or Persons entitled to payment upon presentation to the Owner Trustee of bills or invoices for the amount of such payment. If such transactions are not consummated, the Lessee shall pay or cause to be paid all the Transaction Costs; provided, however that if the failure of such transactions to be consummated is due to (i) a failure of the Owner Participant to obtain investment approval to proceed with the transaction contemplated hereby, (ii) a failure to negotiate the Operative Agreements in good faith by the Owner Participant or (iii) a wrongful act by the Owner Participant, the Lessee shall have no obligation to pay those costs and expenses incurred directly by the Owner Participant in connection with the transactions contemplated by this Agreement described in Sections 10.01(a)(i) and (xi) hereof, but the Lessee shall be obligated to pay all other Transaction Costs.

         Section 3.05. Postponement of Delivery Date. (a) If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date for a period of not more than five (5) Business Days, but in no event later than September 30, 1997. If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available in accordance with the terms of Section 3.02 hereof on such postponed Delivery Date, (i) if the Owner Participant fails to make available its Commitment in breach of its obligations under this Agreement, the Lessee shall cause the Owner Participant to assign to another equity investor identified by the Lessee its interest in the Lessor's Estate pursuant to Section 7.03(d) hereof and (ii) if no such equity investor is identified, or if such equity investor fails to close such transactions, or if the Owner Participant fails to make available its Commitment for any other reason than as specified in clause (i) above, the Owner Participant's interest in the Lessor's Estate shall be automatically conveyed to the Lessee without any further action, and the parties hereto shall take such actions as may be advisable or necessary to give effect to such conveyance. From and after any such conveyance, the Owner Participant's obligations hereunder and under the other Operative Agreements shall cease. The exception to the Lessee's indemnity set forth in clause (viii) of Section 9.01(b) hereof shall not be applicable to any such conveyance other than a conveyance pursuant to clause (i) above. For the avoidance of doubt, it is understood and agreed that if for any reason other than the failure of the Manufacturer or AVSA to deliver the Aircraft, the Lessee does not enter into the Lease Supplement with the Owner Trustee on or prior to the Cut-Off Date, the Indenture Trustee and the Pass Through Trustee agree that the Lessee shall purchase the Aircraft and assume all of the obligations of the Owner Trustee under the Certificates upon satisfaction of the requirements set forth in Section 4.02 hereof, as the same may be modified by the provisions of Section 7.11 hereof and as otherwise necessary to reflect a full recourse secured aircraft financing of the Lessee. If the Lessee has identified an equity investor under the circumstances set forth in clause (i) above, the Owner Participant agrees to assign its interest in the Lessor's Estate as provided in said clause
(i). In case of any such conveyance pursuant to said clause (i) (but subject to the satisfaction of the conditions precedent specified herein), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (i) in the case of the Indenture Trustee and the Pass Through Trustee, as a result of a failure of the Manufacturer or AVSA to deliver the Aircraft, or (ii) in the case of the Owner Participant, for any reason, then, in such event, the Owner Trustee shall not purchase the Aircraft from AVSA, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of the Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to pay any Transaction Costs as provided in
Section 3.04 hereof (to the extent such section is applicable) and to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(c) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.05(a) hereof, if the Lessee gives the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.06. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. (i) On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series and Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture.
   The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act, and (ii) on the Certificate Closing Date, the "Certificates" (as defined in each of the Related Indentures) have been duly issued and delivered by the "Owner Trustee" (as defined in each of the Related Indentures) to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) in the case of the Owner Participant only, the Tax Indemnity Agreement;

         (iv)  the Purchase Agreement and the Consent and Guaranty;

         (v) the Purchase Agreement Assignment and the French Pledge Agreement with respect thereto;

         (vi)  the GTA;

         (vii) the Trust Agreement;

         (viii) the Ancillary Agreement I;

         (ix)  the Ancillary Agreement II;

         (x)   the Owner Participant Guaranty;

         (xi)  the Intercreditor Agreement; and

         (xii) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Owner Participant, the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of the Owner Participant, the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, the Owner Participant, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Tax Indemnity Agreement, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the articles of incorporation and bylaws of the Owner Participant and the Owner Participant Guarantor, certified by the Secretary or an Assistant Secretary of the Owner Participant or the Owner Participant Guarantor as of the Certificate Closing Date, and a copy of the resolutions of the board of directors of the Owner Participant, certified as such as of the Certificate Closing Date by such Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which the Owner Participant is or is to be a party and each other document to be executed and delivered by the Owner Participant in connection with the transactions contemplated hereby, and a copy of the resolutions of the board of directors of the Owner Participant Guarantor, certified as such as of the Certificate Closing Date by the Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant Guarantor of the Owner Participant Guaranty and the other Operative Agreements to which such Owner Participant Guarantor is or is to be a party and each other document to be executed and delivered by the Owner Participant Guarantor in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the articles of association and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (vi) a copy of the articles of association and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vii) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant as the Indenture Trustee, the Pass Through Trustee or the Owner Participant may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from (i) the Owner Participant, signed by a duly authorized officer of the Owner Participant dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (j) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of SSB and FSB, respectively, dated the Certificate Closing Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens.

         (k) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Simpson Thacher & Bartlett, special counsel for the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(a) hereto and the General Counsel's Office of the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(b) hereto, each addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(3) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(5) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(6)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(6)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (l) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (m) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (n) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (o) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full.

         (p) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (q) Section 131.3 of the New York State Banking Law Filing. SSB shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the Certificate Closing Date and on or prior to the Delivery Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the Lease Supplement shall be delivered to the Indenture Trustee):

         (i)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (ii) an Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (iii) the Invoice;

         (iv) AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

         (v)   the Consent and Agreement and the AVSA Consent and Agreement;
               and

         (vi)  the Engine Warranty Assignment and the Engine Consent.

         (d) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) counsel for the Engine Manufacturer, in the form of Exhibit A(7) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Clifford Chance, special counsel for AVSA and the Manufacturer, in the form of Exhibit A(8) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(9) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) in the case of the Owner Participant only, Simpson Thacher & Bartlett, tax counsel to the Owner Participant, addressed to the Owner Participant, with respect to certain tax matters.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of AVSA's FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) AVSA's FAA Bill of Sale, the Lease and Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. A UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee) and shall have been duly filed in the State of Tennessee.

         (g) Payments. The Owner Participant shall have made available its Commitment to the Owner Trustee and the other payments contemplated by
   Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participant shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participant (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participant to the effect, among other things, that on the Delivery Date:

            (i) (A) the estimated fair market value of the Aircraft net of any cost to the Owner Participant or the Owner Trustee of return at the end of the Basic Term and any Fixed Renewal Term (determined without including in such value any increase or decrease for inflation or deflation during the Term) is equal to or greater than 20% of the Purchase Price for the Aircraft and (B) at least 20% of the useful economic life of the Aircraft will be remaining at the end of the Basic Term and any Fixed Renewal Term;

            (ii) the estimated useful life of the Aircraft is at least 133% of the Basic Term and any Fixed Renewal Term;

            (iii) the Purchase Price of the Aircraft is no greater than the fair market value of the Aircraft on the Delivery Date;

            (iv) on the Delivery Date, the Aircraft will not require any modifications, improvements or additions in order to be rendered complete for its intended purpose by the Lessee;

            (v) the amount payable by the Lessee upon the exercise of its purchase option pursuant to Section 4.02(a)(F) of the Lease equals or exceeds the currently estimated Fair Market Value of the Aircraft on such date (taking into account inflation or deflation to such date); and

            (vi) the Aircraft is not limited use property.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participant of its equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease (assuming, for this purpose, that the provisions of Article 16 of the Lease had become operative on the Certificate Closing Date and not the Delivery Date) or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participant, signed by a duly authorized officer of (i) the Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of SSB and FSB, respectively, dated the Delivery Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account or if the proviso to Section 3.02(a) is applicable, then the Lessee shall have made the payment required to be made to AVSA pursuant to such proviso.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with such Lease Supplement, the Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and
(iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i), (j),
(k)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(v) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless any such representation is specifically made as of one date):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Consent and Agreement, the AVSA Consent and Agreement, the Engine Consent and the Consent and Guaranty) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of AVSA's FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participant true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as defined at the end of this Section 6.01(m)) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the Pension Benefit Guaranty Corporation (together with any successor agency or instrumentality thereto, the "PBGC") pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as defined at the end of this Section 6.01(m)) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code;

   as used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is maintained, or contributed to, by the Lessee or any ERISA Affiliate, and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of the Owner Participant or for the Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by AVSA to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in default in the performance of any term or condition of the Purchase Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment and the GTA and the aggregate amount of loans shall not exceed the Debt Portion;

         (v) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (w) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participant and no more than 15 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the Indenture, the Indenture and Security Agreement Supplement, the Tax Indemnity Agreement, the Lease and the Lease Supplement
   and the other Operative Agreements to which it is a party.   Without
   limiting the generality of this Section 6.03(a), the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary, or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b) From and after the Delivery Date, the Lessee shall maintain the certificates referred to in Section 7.01 of the Lease and shall cause the Aircraft to be duly registered, and at all times to remain duly registered, in the name of the Owner Trustee, under the Transportation Code, and shall furnish to the Owner Trustee such information as may be required to enable the Owner Trustee to make application for such registration; provided, however, that the Owner Participant, the Owner Trustee and the Indenture Trustee agree that if at any time after December 31, 2004, so long as no Event of Default shall have occurred and be continuing, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate under the laws of such jurisdiction of reregistration, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations (and which is not then experiencing war or substantial civil unrest), the Owner Participant, the Owner Trustee and the Indenture Trustee upon receipt by the Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances or such opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, the Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received:

         (i) assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (C) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry, that the rights of the Owner Trustee in and to the Aircraft will not be impaired in such new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (D) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required) and
         (y)(i) if such change in registration is made other than in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (E) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (F) that the Lessee shall have effected or caused to be effected at the Lessee's own cost and expense all recordings and filings that are required to perfect the Lien of the Indenture;

            (G) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participant, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participant only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry;

            (H) that such change will not result in the imposition of, or increase in the amount of, any Tax (which, for this purpose, includes the loss of any tax benefits assumed by the Owner Participant to be available to it based upon the assumptions set forth in Section 2 of the Tax Indemnity Agreement) for which the Lessee has not agreed to indemnify the Owner Participant to its reasonable satisfaction, the Indenture Trustee, the Pass Through Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate;

            (I) that any value added tax, customs duty, tariff or similar governmental charge relating to the change in jurisdiction of registration of the Aircraft shall have been paid in full or adequately provided for by the Lessee to the satisfaction of the Owner Trustee, the Indenture Trustee and the Owner Participant;

            (J) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

            (K) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

            (L) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

            (M) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority; and

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and the Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participant, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participant, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(D)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than tort liability which might reasonably have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Trustee, the Owner Participant and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction will not impair the rights of the Lessor in and to the Aircraft or under the Lease and (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participant covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

            (G) to such further effect with respect to such other matters as the Owner Participant, the Owner Trustee, or the Indenture Trustee may reasonably request; and

            (H) the Lien of the Indenture continues to constitute a first priority, duly perfected Lien on the Aircraft.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participant such information as may be required to enable the Owner Trustee and the Owner Participant timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participant under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, AVSA's FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, AVSA's FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participant and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture Trustee:
   (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or the Owner Participant.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, the Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person, and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company (or Person which acquires by conveyance, transfer or lease the assets of the Lessee) is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become the Lessee hereunder in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to the Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to the Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all reports and statements furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

            (F) from time to time, such other financial information as the Lessor, the Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an employee reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and
6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the delivery of the Aircraft and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. (a) [Reserved]

         (b) Owner Participant. The Owner Participant represents and warrants that its interest in the Lessor's Estate and the Trust Agreement is being acquired by it for its own account and not with a view to resale or distribution thereof; provided, however, that the disposition by the Owner Participant of its interest in the Lessor's Estate and the Trust Agreement shall, subject to the terms and provisions of Section 7.03(d) hereof (except as provided in clause (ii) of Section 3.05(a) hereof), at all times be within its control and the foregoing representation shall not limit the Owner Participant's right to transfer or sell such interests pursuant to the terms of this Agreement. Neither the Owner Participant nor anyone authorized to act on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or in any similar security, for sale to, or solicited any offer to acquire any of the same from, anyone. The Owner Participant further represents and warrants that neither it nor anyone authorized to act on its behalf has made or will make any offer, solicitation or sale of any interest in the Lessor's Estate or the Trust Agreement in violation of the provisions of Section 5 of the Securities Act of 1933, as amended. No representation in this Section 7.01(b) shall include any action or inaction of the Lessee, First Chicago Leasing Corporation, the Subordination Agent, the Underwriters or any Affiliates of any thereof whether or not such action or inaction is purportedly on behalf of the Owner Trustee, the Owner Participant or any of their Affiliates.

         Section 7.02. Citizenship. (a) Generally. Each of the Owner Trustee, in its individual capacity and as Trustee, and the Owner Participant severally represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Participant or the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee, the Indenture Trustee and the Owner Participant hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Participant or the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time on or after the Delivery Date it shall have actual knowledge that it has ceased to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or the Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or the Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         (c) Owner Participant. The Owner Participant agrees, solely for the benefit of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee, that if at any time on or after the Delivery Date when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) either it shall cease to be, or an event which has been publicly disclosed has occurred of which the Owner Participant has knowledge and which will cause the Owner Participant to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then the Owner Participant shall give notice thereof to the Lessee, the Owner Trustee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 20 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft. It is agreed that the Owner Participant shall be liable to pay promptly on request (A) to each of the other parties hereto any actual damages (but not consequential damages) suffered by any such other party to the extent the same shall result from the representation and warranty of the Owner Participant in the first sentence of Section 7.02(a) hereof proving to be untrue as of the Delivery Date; and (B) to the Lessee, the Indenture Trustee or the Pass Through Trustee for any damages actually (but not consequentially) incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of the Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section 7.02(c); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against the Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the Owner Participant, to cooperate with the Owner Participant in complying with its obligations under the provisions of the first sentence of this Section 7.02(c), but without any obligation on the part of such other party to take any action believed by it in good faith to be unreasonably burdensome to such party or materially adverse to its business interests.

         Section 7.03. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article 7, the Owner Participant represents and warrants on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party have been duly authorized by all necessary corporate action on its part and, assuming the accuracy of the Lessee's representations in Section 6.01(o) hereof, do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) based on the representations, warranties and covenants contained in Sections 6.01(m)(viii), 6.02 and 7.09 hereof and compliance with Section 10.06 of the Indenture, neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement and the Trust Agreement and the other Operative Agreements to which it is party have been or on the Certificate Closing Date will be duly executed and delivered by the Owner Participant and constitute or on the Certificate Closing Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement or the other Operative Agreements to which it is a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code; and

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) on the Certificate Closing Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section 7.03(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section 7.03(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date (or upon the direction of the Lessee if Section 3.05(a)(i) hereof shall be applicable), and subject to the conditions set forth in this
Section 7.03(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant and any Owner Participant Guarantor shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument substantially in the form attached hereto as Exhibit G-1 to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty substantially in the form of Exhibit G-2 attached hereto of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and (c) provide representations substantially similar to those contained in Sections 7.02(a) and 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements in the manner set forth in the form attached as Exhibit G-1. A transferee hereunder shall be (i) a "U.S. Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) and such transferee shall be personally liable for any debt service to the extent that its receipt of rentals is reduced by reason of any withholding Taxes that result from such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with
Section 10.06 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section 7.03(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.04. Representations, Covenants and Warranties of SSB and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, SSB represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 750 Main Street, Hartford, Connecticut 06013, Attention: Corporate Trust Department and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Owner Participant) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor SSB's performance of or compliance with any of the terms and provisions thereof will violate any Federal or Connecticut law or regulation governing SSB's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by SSB in its individual capacity, constitute the legal, valid and binding obligation of SSB in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by SSB in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on SSB in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against SSB before any court or administrative agency which would materially and adversely affect the ability of SSB, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and the Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of SSB in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Connecticut governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to SSB in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by AVSA, the Aircraft shall be free of Lessor's Liens attributable to SSB in its individual capacity and SSB in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. SSB, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. SSB, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. SSB, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, the Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of SSB to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (d) Securities Act. None of SSB, the Owner Trustee or any Person authorized by either of them to act on its behalf has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither SSB, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give the Owner Participant notice of any Default or Event of Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and the Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and the Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release upon written notice from the Lessee to make such request.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) nor any Person lawfully claiming through the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) shall interfere with the Lessee's right quietly to enjoy the Aircraft during the Term without hindrance or disturbance by the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be).

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Participant, the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participant, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens attributable to the Owner Trustee) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Lessee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11 releasing the Owner Participant and the Owner Trustee from all obligations in respect of the Certificates, the Indenture, this Agreement and the other Operative Agreements, except any obligations relating to the period prior to such assumption and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Holders and the Indenture Trustee, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Certificate Closing Date or the Delivery Date, as the case may be, with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participant in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13. Compliance with Trust Agreement, Etc. Each of the Owner Participant, SSB and the Owner Trustee agrees with the Lessee, the Indenture Trustee and the Pass Through Trustee that so long as the Lien of the Indenture shall be in effect it will (i) comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, the noncompliance with which would materially adversely affect any such party and (ii) not take any action, or cause any action to be taken, to amend, modify or supplement any other provision of the Trust Agreement in a manner that would materially adversely affect any such party without the prior written consent of such party. The Owner Trustee confirms for the benefit of the Lessee, the Indenture Trustee and the Pass Through Trustee that it will comply with the provisions of Article 2 of the Trust Agreement. Notwithstanding anything else to the contrary in the Trust Agreement, so long as the Lease remains in effect, the Owner Participant agrees not to terminate or revoke the trust created by the Trust Agreement without the consent of the Lessee. If and so long as the Indenture shall not have been discharged the consent of the Indenture Trustee shall also be required prior to any termination or revocation of such trust and in addition, the Owner Participant will, at the Lessee's expense, promptly and duly execute and deliver to the Indenture Trustee such documents and assurances including, without limitation, conveyances, financing statements and continuation statements with respect to financing statements and take such further action as the Indenture Trustee may from time to time reasonably request and furnish in order to protect the rights and remedies created or intended to be created in favor of the Indenture Trustee under the Indenture and to create for the benefit of the Certificate Holders a valid first priority Lien with respect to, and a first and prior perfected security interest in, the Trust Indenture Estate.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with the Owner Participant, the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise upon or with respect to any Operative Agreement, any payments thereunder or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to any Operative Agreement, any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements;

         (v) the principal or interest or other amounts payable with respect to the Certificates;

         (vi) the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization, or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii) any assumption by the Lessee pursuant to Section 7.11 of this Agreement and Section 2.12 of the Indenture;

         (viii)  the Aircraft, the Airframe, any Engine or any Part; or

         (ix) the rentals (including Basic Rent, Renewal Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the Operative Agreements, and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with
   Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than the Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith and (ii) in the case of the Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii),
   (iii), (iv), (vii), (ix); and 7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or the Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate (not including any transfers of any Certificates pursuant to Section 15.01(a) hereof) or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or the Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part,
   (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section
   10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision;

         (vii) Taxes imposed on the Owner Participant for which the Lessee is obligated to indemnify the Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of the Owner Participant or the Owner Trustee that is not a U.S. Person or an Indemnitee as of the date hereof under the Operative Agreements (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Certificate Closing Date is an Indemnitee (for purposes of this clause (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) that occurs after the Lease has been declared in default or if such transfer or disposition is pursuant to the exercise of remedies under Article 17 of the Lease, (B) which is an actual or deemed transfer pursuant to Section 7.11 hereof or as a consequence of a Refinancing under Section 15.01 hereof, or any actual or deemed transfer of a Certificate that as part of a Refinancing under Section 15.01 hereof is not retired, but only to the extent the Taxes attributable to such transfer exceed the amount of Taxes that would have been imposed on such transferor if the debt had instead been retired, (C) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (D) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (E) in the case of the Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien; and

         (xii) Any Taxes imposed on the Owner Participant arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Loan Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Loan Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from or reduction in the rate of withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or Owner Participant for any withholding tax, the Lessee will indemnify the Owner Trustee and the Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any such Taxes required to be withheld and any interest and penalties with respect thereto, along with any other costs (including reasonable attorney's fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this
Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced
(including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not the Owner Participant, the Owner Participant and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if permitted by law. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this
Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or Owner Participant is the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participant. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participant within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.

         Section 8.10.  Special Indemnity.  Notwithstanding anything in this
Article 8 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.

                                   ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i) or Article 15 hereof) of every kind and nature, including without limitation Make-Whole Premium (unless excluded pursuant to Section 3.03 of the Lease) (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement (including, without limitation, the execution, delivery and performance hereof by the Owner Participant prior to the delivery of the Aircraft), the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Pass Through Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever, including, without limitation, any passengers, shippers or other Persons wherever located, and claims relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulation;

         (iii) the manufacture, design, sale, return, purchase, acceptance, rejection, delivery, non-delivery, condition, repair, modification, servicing, rebuilding, airworthiness, registration, reregistration, import, export, performance, non-performance, lease, sublease, transfer, merchantability, fitness for use, alteration, substitution or replacement of any Airframe, Engine, or Part under the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part including, without limitation, latent and other defects, whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of the Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee to the extent it:

         (i) would not have occurred but for the willful misconduct or gross negligence of such Indemnitee;

         (ii) after the Delivery Date, is in respect of the Aircraft, and is attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (unless the Aircraft is being returned at such time, in which case after return of physical possession; provided that if the Lease has been terminated pursuant to
   Article 17 thereof, the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be exercising remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease (subject to the foregoing proviso if the Lessor has terminated the Lease pursuant to Article 17 of the Lease) but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) is a cost or expense required to be paid by the Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement and for which the Lessee is not otherwise obligated to reimburse the Owner Participant, directly or indirectly pursuant to the terms of this Agreement or such other Operative Agreement;

         (v) would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Purchase Agreement Assignment, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default by the Lessee of any of its obligations under the Operative Agreements or by another Indemnitee of any of the foregoing;

         (vi)  [reserved];

         (vii) is, in the case of the Owner Participant, Lessor's Liens to the extent attributable to the Owner Participant; in the case of the Owner Trustee, Lessor's Liens to the extent attributable to the Owner Trustee; in the case of SSB, Lessor's Liens to the extent attributable to SSB; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) is, in the case of the Owner Participant or the Owner Trustee, attributable to the offer or sale by such Indemnitee after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (x) in connection with a Refinancing, (y) as a result of the occurrence of an Event of Default provided that either the Lease has been declared in default or the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (z) in connection with the Lessee's exercise of its early termination option under Article 10 of the Lease or its purchase options under Article 4 of the Lease or in connection with Article 11 of the Lease;

         (ix) is an Expense arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as an Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 hereof without regard to Section 8.01(b) hereof.

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has received notice for which the Lessee is, or may be, liable under this Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or (b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be, but without regard to Section 8.01(b) hereof, other than Section 8.01(b)(v) hereof.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Payment Default or Event of Default shall have occurred and be continuing or shall arise at any time during the claim and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any such claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent (A) such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel or on the grounds that such proceeding involves the potential imposition of criminal liability on such Indemnitee or (B) such proceeding will involve any material danger of the sale, forfeiture or loss of, or the creation of any Lien on the Aircraft or the Trust Estate (unless the Lessee posts a bond or other security reasonably acceptable in form and substance to such Indemnitee) or involve any material risk of civil liability to such Indemnitee for which it is not indemnified hereunder. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, to the extent that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06.
No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which the Lessee has not agreed to discharge or with respect to which the Lessee has not agreed to indemnify such Indemnitee to such Indemnitee's satisfaction or which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities after the expiration or other termination of the Lease, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing (or fairly attributable to the Lessee's acts or omissions) prior to such termination or expiration or incurred in the process of (i) the return or disposition of the Aircraft under
Article 12 or Article 17 of the Lease, or (ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.

         Section 9.09. Interest. The Lessee will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Article 9 until the same shall be paid, at the Past Due Rate.

         Section 9.10.  Special Indemnity.  Notwithstanding anything in this
Article 9 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. The Owner Participant shall pay (or reimburse the Lessee if the Lessee shall have previously made such payment) all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for the Owner Participant;
(ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Subordination Agent, the Pass Through Trustee, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses (including computer time-sharing charges) of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of the Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participant; (xii) reimbursement to the Owner Participant, the Owner Participant Guarantor, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement;
(xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of SSB, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participant. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participant under this Agreement (1) to the extent incurred specifically with respect to the Owner Participant, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participant, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through
Certificates.

         The Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participant pursuant to the preceding paragraph is 1.22% of the Purchase Price (the "Estimated Expense Amount"). Transaction Costs shall be paid in the manner provided in Section 3.04 hereof.

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, the Owner Participant, Owner Participant Guaranty, the Indenture Trustee, the Subordination Agent, the Liquidity Providers and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom, or (b) the enforcement of the obligations of the Lessee hereunder or under the other Operative Agreements, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, supplement, waiver or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Purchase Agreement Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement (including any adjustment pursuant to Section 3.04 of the Lease) or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses incurred in connection with the offer, sale or other transfer (whether pursuant to Section 7.03(d) hereof or otherwise) by the Owner Participant after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest or the Trust Agreement or any similar interest (and the Owner Participant shall be responsible for all such fees and expenses), unless such offer, sale or transfer shall occur (A) after the Lease has been declared in default or if the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (B) in connection with the termination of the Lease or action or direction of the Lessee pursuant to Section 4.02, Article 10 or Article 11 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.


                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by the Owner Participant, and a successor Owner Trustee may be appointed and a Person may become Owner Trustee under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance reasonably satisfactory to the Lessee, the Owner Participant, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in
   Section 7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.

         (c) Appointment. For so long as the Aircraft remains registered under the Transportation Code, the Owner Participant agrees to appoint promptly a successor Owner Trustee meeting the requirements of Section 11.01(b) hereof in the event the Owner Participant has knowledge that the Owner Trustee at any time shall not be a Citizen of the United States.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of the Owner Participant. The Owner Participant shall have no obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Indenture, the Trust Agreement, the Tax Indemnity Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Lease or any other Operative Agreement to which the Owner Participant is a party and the Owner Participant shall not be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall the Owner
Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Indenture, the Intercreditor Agreement or the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture, the Trust Agreement, the Intercreditor Agreement or the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02. Further Assurances. The Lessee hereby confirms to the Owner Participant its covenants set forth in and obligations under the Lease. The Lessee agrees that, except as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and the Owner Participant and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and the Owner Participant a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgment. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participant to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Boulevard, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile
   (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or the Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, telephone (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to the Owner Participant;

         (c) If to the Owner Participant, to its office at 200 First Stamford Place, Stamford, Connecticut 06902, Attention: Vice President Leasing with a copy to Director, Portfolio Administration, telephone (914) 335-5000, facsimile 914 335-8301, or to such other address as the Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee;

         (d) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant; and

         (e) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request the Owner Participant to participate in up to two refinancings in whole but not in part, of the Certificates prior to the end of the Basic Term (a "Refinancing"). Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as the Owner Participant is satisfied there is no foreign currency risk to it), and shall be on terms that do not materially adversely affect the Owner Participant. The Owner Participant agrees to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify the Owner Participant and shall not include any financial statements of the Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participant in a manner satisfactory to it for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless the Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing and the Owner Participant shall have been provided such longer period as it shall have required for a reasonable opportunity to review the relevant documentation and the Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to the Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to the Owner Participant, nor shall its rights against all other parties taken as a whole be adversely affected compared to such rights in effect under the Operative Agreements prior to such proposed Refinancing.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participant and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent and setting forth Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participant shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participant by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction.

         (d) Without the prior written consent of the Owner Participant, which consent may be withheld in its sole discretion, no such refinancing shall (1) cause the aggregate principal amount of the indebtedness to be substituted for the Certificates to exceed the aggregate principal amount of the then outstanding Certificates, (2) cause the weighted average life of such indebtedness to be different by more than 6 months than the remaining weighted average life of the then outstanding Certificates, or
(3) cause the date of maturity of such indebtedness to be later than the date of maturity of the Certificates being refinanced.

         (e) Each party agrees to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participant, direction to the Owner Trustee by the Owner Participant to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participant from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to such Owner Participant, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participant), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of the Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to the Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing;

           (viii) In the event the Lessee shall not prohibit the purchase of the Refinancing loan certificates by, or with the assets of, an employee benefit plan, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan or individual retirement account, which is subject to Section 4975(c) of the Code, (individually or collectively, an "ERISA Plan"), the Lessee will permit the placement of the Refinancing loan certificates with an ERISA Plan only if either (A) if such placement is in the form of pass through certificates, the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates represents to the Lessee that it has a prohibited transaction exemption from the U.S. Department of Labor with respect to pass through certificates (such as Prohibited Transaction Exemption 89-88 or any other comparable exemption) or (B) purchasers of the Refinancing loan certificates provide a representation (which may be in the form of a deemed representation) regarding their source of funds used in acquiring the Refinancing loan certificates and, if such purchasers represent that they are using funds of an ERISA Plan in acquiring the Refinancing loan certificates, such purchasers further represent that (1) either they are relying on a prohibited transaction exemption from the U.S. Department of Labor with respect to their purchase and holding of the Refinancing loan certificates and they provide representations regarding the satisfaction of the relevant conditions of such an exemption or (2) their purchase and holding of the Refinancing loan certificates will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The reliance on any such exemption will not be conditional on the Owner Participant's representation concerning its party in interest or other status with respect to ERISA Plans. If neither exemption referred to in clause (A) or (B) of this paragraph (viii) is valid or applicable in any respect to the purchase and holding of the Refinancing loan certificates, or if the representation in clause (B) of this paragraph (viii) that such purchase and holding will not constitute a non-exempt prohibited transaction is not correct, whichever is applicable, then the Lessee shall indemnify the Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses resulting from any "prohibited transaction", within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code, occurring with respect to the placement of the Refinancing loan certificates with, or the holding of the Refinancing loan certificates by, any ERISA Plan with respect to which the Owner Participant is a party in interest, within the meaning of
   Section 3(14) of ERISA, or a disqualified person, within the meaning of
   Section 4975 of the Code, provided, however, that if the Lessee shall fail to obtain either of the representations set forth in clause (A) or
   (B) of this paragraph (viii), such indemnity shall not be subject to the exceptions set forth under Sections 8.01(b)(xii)(A) and (B) and 9.01(b)(ix)(A) and (B) hereof; and

         (ix) The Lessee shall pay all costs and expenses (including legal fees) incurred in connection with any proposed or actually consummated Refinancing.

         Section 15.02. Reoptimization. (a) If a Change in Tax Rate occurs prior to the end of the Basic Term, then, subject to the terms and conditions of this Section 15.02 and Section 3.04 of the Lease, the Owner Participant may, upon 30 days' prior notice to the Lessee, the Indenture Trustee, the Owner Trustee and the Holders, elect to modify the schedule of payments of principal of the certificates issued ("Refinancing Certificates") in connection with any Refinancing using private debt (not including debt issued pursuant to an exemption from registration under the Securities Act relying on Rule 144A promulgated thereunder but otherwise marketed in a manner substantially similar to securities registered under the Securities Act, and not including debt issued in connection with any offering of securities registered under the Securities Act) due on each remaining Rent Payment Date on or commencing on the Rent Payment Date next succeeding the date mutually agreed to by the Owner Participant, the Lessee and the Indenture Trustee on which the Owner Participant shall make such modification (the "Reoptimization Date"). Promptly after making such modification, the Owner Participant shall furnish each party hereto written notice of the amounts so recalculated.

         (b) Adjustments to Refinancing Certificates. On the Reoptimization Date, subject to the satisfaction on or before the Reoptimization Date of the conditions set forth in Section 15.02(c), the Owner Trustee will issue and deliver and the Indenture Trustee will authenticate, and each holder of a Refinancing Certificate will accept delivery of, a new Refinancing Certificate or Refinancing Certificates (in replacement of each Refinancing Certificate then held by such holder, which Refinancing Certificates shall be surrendered to the Indenture Trustee for cancellation) containing such changed principal installments (expressed as a percentage of the original principal amount of such Refinancing Certificate) as shall have been recalculated by the Owner Participant, but in the same principal amount as, and containing terms identical to, except as otherwise contemplated by Section 15.02(d) hereof, the Refinancing Certificates originally issued in connection with the Operative Agreements.

         (c) Conditions to the Obligations of the Holders of the Refinancing Certificates on the Reoptimization Date. The obligation of each holder of a Refinancing Certificate to accept delivery of a new Refinancing Certificate on the Reoptimization Date, and to surrender on such Reoptimization Date any Refinancing Certificate then held by it, is subject to the following conditions precedent having been satisfied on or before the Reoptimization
Date:

         (i) the requirements of Section 15.02(d) hereof shall have been satisfied;

         (ii) the following documents, in form and substance satisfactory to such Holder, shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect: (A) if the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term have been changed, an amendment to the Lease, dated the Reoptimization Date, (B) an amendment to the Indenture setting forth any changed repayment schedule to the Refinancing Certificates, dated the Reoptimization Date and duly filed (or in the process of being so duly filed) for recordation with the Aeronautics Authority and (C) replacement Refinancing Certificates; and

         (iii) in connection with any Reoptimization the Owner Participant shall pay or agree to pay all reasonable costs and expenses incurred by the Lessee, the Owner Trustee, the Indenture Trustee and each Holder of a Refinancing Certificate (including, without limitation, reasonable legal fees and expenses) in connection with any such reoptimization.

         (d)  Payment Schedules.  Except as otherwise provided in this
Section 15.02 as long as the Refinancing Certificates remain outstanding, the payment schedules for the Refinancing Certificates shall not be modified.


                                  ARTICLE 16

                                  [RESERVED]


                                  ARTICLE 17

                                 MISCELLANEOUS

         Section 17.01. Owner for Federal Tax Purposes. It is hereby agreed between the Owner Participant and the Lessee (but the Lessee makes no representation to such effect) that it is the intent of the parties for Federal, state, local and foreign income tax purposes that the Owner Participant will be treated as the owner of the Aircraft and the Lessee will be treated as the lessee of the Aircraft.

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under
Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of each of the Pass Through Trustee and the Subordination Agent, in its capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, including without limitation each Holder of a Certificate, the Owner Participant and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, Indenture Trustee and the Pass Through Trustee. Each of SSB and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of SSB, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither SSB, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of SSB and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds,
(e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, the Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to the Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to the Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by the Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of the Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which the Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. The parties hereto agree that the transactions contemplated by the Operative Agreements are expressly intended to be, shall be and should be construed so as to be entitled to the benefits and protection of Section 1110 of the Bankruptcy Code.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of the Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to the Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER PARTICIPANT:

                                 PMCC LEASING CORPORATION


                                 By:__________________________________________
                                    Name:  Joan D. Woodroof
                                    Title: Manager, Structured Finance



                                 OWNER TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION,
                                 not in its individual capacity,
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name:  Paul D. Allen
                                    Title: Vice President


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President

                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N670FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2017
      Principal Amount:    $33,352,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N670FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2018
      Principal Amount:    $12,507,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N670FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2014
      Principal Amount:    $16,533,000

                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N670FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N670FE and Manufacturer's serial number 777, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N670FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N670FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on September 2, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N670FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  September 1, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N670FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N670FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N671FE, N672FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. September 2, 2020 and each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2016, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

                               SCHEDULE III

                          PERMITTED COUNTRY LIST


            Australia                            Luxembourg

            Austria                              Netherlands

            Belgium                              New Zealand

            Canada                               Norway

            Denmark                              Philippines

            Finland                              Portugal

            France                               Republic of China (Taiwan)

            Germany                              Singapore

            Greece                               Sweden

            Iceland                              Switzerland

            Ireland                              Thailand

            Japan                                United Kingdom

                                SCHEDULE IV

                               DEBT PORTION




Debt Portion                                                       $62,392,000
------------

                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                          [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof; (D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one Airbus A300F4-605R Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A



Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(a)


                  [Letterhead of Simpson Thacher & Bartlett]


                                                    [Certificate Closing Date]


To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We have acted as special New York counsel for (i) PMCC Leasing Corporation ("PMCC") in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as owner trustee, PMCC, as owner participant, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as indenture trustee, pass through trustee and subordination agent, and (ii) Philip Morris Capital Corporation ("Philip Morris") in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is being furnished to you pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Participation Agreement.

               We have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (collectively, the "Owner Participant Documents") and the Guaranty. We have made such other and further investigations as we have deemed necessary or appropriate for purposes of this opinion. In our examination we have assumed, with your permission, and without independent investigation or inquiry, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

               With your permission, we have further assumed that (i) the Owner Participant Documents and the Guaranty have been duly authorized, executed and delivered by each of the parties thereto, (ii) the respective parties thereto have the power and authority to execute, deliver and perform the Owner Participant Documents and the Guaranty, (iii) the execution, delivery and performance of the Owner Participant Documents and the Guaranty by the parties thereto do not and will not violate the certificate of incorporation, by-laws or other organizations documents of any such party or any bond, debenture, note, mortgage, indenture, lease or other agreement or instrument to which any such party is a party or by which any such party is bound and does and will fully comply with all laws an regulations applicable to each such party and (iv) the Owner Participant Documents constitute valid, legal and binding obligations of the parties thereto (other than PMCC), enforceable against such parties (other than PMCC) in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that:

         1. The Participation Agreement and the Tax Indemnity Agreement constitute valid and legally binding obligations of PMCC enforceable against PMCC in accordance with their respective terms.

         2. The Guaranty constitutes a valid and legally binding obligation of Philip Morris enforceable against Philip Morris in accordance with its terms.

         3. The execution, delivery and performance by PMCC of the Owner Participant Documents will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over PMCC.

         4. The execution, delivery and performance by Philip Morris of the Guaranty will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over Philip Morris.

         5. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by PMCC for the execution, delivery and performance by PMCC of the Owner Participant Documents.

         6. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by Philip Morris for the execution, delivery and performance by Philip Morris of the Guaranty.

               Our opinions in paragraphs 1 and 2 are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York and express no opinion herein concerning any law other than the laws of the State of New York.

               This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied by you for any other purpose, or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except that the Owner Participant may furnish a copy of this opinion to a potential transferee or participant of the interest of such entity or otherwise as required by a governmental authority.


                                             Very truly yours,


                                             Simpson Thacher & Bartlett


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(b)


               [Letterhead of Philip Morris Capital Corporation]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               In my capacity as Assistant General Counsel and Assistant Secretary of Philip Morris Capital Corporation, a Delaware corporation, I have supervised corporate proceedings of (i) PMCC Leasing Corporation, a Delaware corporation (the "Owner Participant"), in connection with the Owner Participant's participation in the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among the Owner Participant, Federal Express Corporation, as Lessee; State Street Bank and Trust Company of Connecticut, National Association, except as otherwise stated, not in its individual capacity but solely as Owner Trustee; and First Security Bank, National Association not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, and (ii) Philip Morris Capital Corporation, a Delaware corporation (the "Guarantor"), in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is delivered pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein but not otherwise defined herein, shall have the respective meanings set forth in the Participation Agreement.

               In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (each such document to be hereafter referred to individually as an "Owner Participant Document" and collectively as the "Owner Participant Documents") and the Guaranty. I have also examined such corporate documents, records and instruments of the Owner Participant and the Guarantor as in my judgement are necessary or appropriate to enable me to render the opinions expressed below. In rendering such opinions, I have relied upon the representations and warranties contained in or made pursuant to the Owner Participant Documents and the Guaranty and have assumed the due authorization, execution and delivery of all documents and instruments by all parties thereto other than the Owner Participant.

               Based on the foregoing and subject to the qualifications and matters of reliance set forth herein, I am of the opinion that:

               1. The Owner Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Owner Participant Documents and to fulfill and comply with the terms, conditions and other provisions thereof.

               2. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Guaranty and to fulfill and comply with the terms, conditions and other provisions thereof.

               3. The Owner Participant Documents have been duly authorized by all necessary corporate action on the part of the Owner Participant, and have been duly executed and delivered by the Owner Participant.

               4. The Guaranty has been duly authorized by all necessary corporate action on the part of the Guarantor, and has been duly executed and delivered by the Guarantor.

               5. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Owner Participant of the Owner Participant Documents.

               6. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Guarantor of the Guaranty.

               7. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Owner Participant) pending or, to my knowledge, threatened against or affecting the Owner Participant or any property rights of the Owner Participant at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Owner Participant or its ability to perform its obligations under the Owner Participant Documents or which would affect the legality, validity or enforceability of such Owner Participant Documents.

               8. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Guarantor) pending or, to my knowledge, threatened against or affecting the Guarantor or any property rights of the Guarantor at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Guarantor or its ability to perform its obligations under the Guaranty or which would affect the legality, validity or enforceability of such Guaranty.

               9. Neither the execution and delivery of the Owner Participant Documents, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Owner Participant, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Owner Participant, (iii) the Certificate of Incorporation or Bylaws of the Owner Participant, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Owner Participant is now a party or by which the property of the Owner Participant may be bound.

               10. Neither the execution and delivery of the Guaranty, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Guarantor, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Guarantor, (iii) the Certificate of Incorporation or Bylaws of the Guarantor, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Guarantor is now a party or by which the property of the Guarantor may be bound.

               I am a member of the bar of the State of New York, and I do not purport to be conversant with, or to express any opinion herein concerning, the laws of any jurisdiction other than those of the State of New York and the United States of America and the General Corporation Law of the State of Delaware. In addition, I express no opinion concerning the laws of the State of New York, the United States of America or any other jurisdiction applicable to the offering or sale of securities. Further, I have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease.

               This opinion is solely for the benefit of the addresses hereof and their respective successors and assigns for use in connection with the transactions contemplated by the Owner Participant Documents and may not be relied upon by any other person or for any other purpose without my express written consent. This opinion may be relied upon by Messrs. Simpson, Thacher & Bartlett in rendering their opinion of even date herewith.


                                                   Very truly yours,


                                                   Nancy S. Rights

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(3)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N670FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement;

               (f)   The Certificates; and

               (g)   The French Pledge Agreement;

(each of the documents identified in paragraphs (a) through (g) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                            EXHIBIT A(4)(a)(i)


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this opinion to you in accordance with Section 4.01 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. To our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.

                                             Very truly yours,


                                             Bingham, Dana & Gould LLP


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b)   We have assumed without any independent investigation
         (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.

               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to
         (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that
         Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                         EXHIBIT A(4)(a)(ii)


                     [Letterhead of Bingham, Dana & Gould]

                                                              [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this Opinion to you in accordance with Section 4.02 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has or had, on the date of execution thereof, duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. The Owner Trustee has received such title to the Aircraft as has been conveyed to it subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Lease; and to our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(5)


                    [Letterhead of Ray, Quinney & Nebeker]


                                            [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N670FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement.
Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or
         (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(6)(a)


                       [Letterhead of Kredietbank N.V.]

                                               [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                             Very truly yours,

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

                                                               EXHIBIT A(6)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

                     Re:   Federal Express Corporation 1997-1
                           Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.

               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                       Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(7)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N670FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association ("SSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent); (ii) that certain Purchase Agreement Assignment (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Purchase Agreement Assignment") between Fed Ex, as Lessee and SSB, as Lessor; (iii) that certain Lease Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Lease") between SSB (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iv) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Trust Indenture") between SSB (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (v) that certain Trust Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Trust Agreement") between SSB (not in its individual capacity), as Owner Trustee and PMCC Leasing Corporation, as Trustor.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N670FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit F and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.

                                SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                             EXHIBIT A(8)


                        [Letterhead of Clifford Chance]

                                                          [Delivery Date]

To The Opinion Addressees referred to in Schedule A hereof

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               We are special French counsel for Airbus Industrie G.I.E. ("Airbus") and AVSA S.A.R.L. ("AVSA") and you have asked for our opinion in connection with certain transactions contemplated in the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee ("Federal Express"), PMCC Leasing Corporation, as Owner Participant ("Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, and relating to the Aircraft to be operated by Federal Express.

               This opinion is being delivered pursuant to Section 4.02(m)(x) of the Participation Agreement.

               Capitalized terms used in this opinion and not otherwise defined shall have the meaning assigned thereto in the Participation Agreement.

We have examined:

          (i) a copy of an Airbus A300-600R Freighter Purchase Agreement dated as of July 3, 1991 and made between AVSA and Federal Express with an executed Consent and Guaranty of Airbus of same date attached thereto, sent to us by facsimile by AINA Holdings Inc. ("AINA") on April 27, 1994;

         (ii) a copy sent to us by facsimile by Davis Polk & Wardwell on _________________ of an executed Purchase Agreement Assignment dated as of May 1, 1997 (the "Purchase Agreement Assignment") made between Federal Express and the Owner Trustee;

         (iii) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie Consent and Agreement to the Purchase Agreement Assignment;

         (iv) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated AVSA Consent and Agreement to the Purchase Agreement Assignment;

          (v) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Warranty Bill of Sale, relating to the Aircraft and transferring title therein from AVSA to the Owner Trustee ("AVSA Warranty Bill of Sale");

         (vi) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie G.I.E. Warranty, in favour of the Participants (the "Airbus Warranty") warranting AVSA's Warranty Bill of Sale;

         (vii) a copy sent to us by facsimile by AVSA on _________________ of an undated FAA Bill of Sale executed by AVSA in favour of the Owner Trustee;

         (viii) a copy sent to us by facsimile by AVSA on May 3, 1995 of an executed power of attorney dated September 1, 1994 appointing Messrs. John Leahy and Michel Dechelotte, acting singly, as attorneys-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (ix) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing J.C Mauries as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (x) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing Xavier de Rouville as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (xi) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Michele Lascaux and Mr. Etienne O. de Coninck, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA; and

         (xii) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Marie-Pierre Merle-Beral and Michele Lascaux, Messrs. Jacques Debeaulieu, Sylvain Lebeuf, Philippe Martin, Rainer von Borstel and Alain Rochet, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA.

(the documents referred to in paragraphs (i) to (xii) being referred to herein as the "Documents").

               Based on the foregoing, and such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, and assuming the Documents to have been duly executed by the parties thereto (other than Airbus and AVSA), the genuineness of all signatures and the completeness and conformity to the originals of all documents supplied to us as copies or as facsimiles, we are of the opinion that, subject to the qualifications set out below:

         1. Airbus is a groupement d'interet economique duly organized and existing under the laws of the French Republic, and has the power and authority to carry on its business as now conducted. The present members of Airbus are (i) Aerospatiale, Societe Nationale Industrielle, (ii) Daimler-Benz Aerospace Airbus GmbH, (iii) British Aerospace (Operations) Ltd. and (iv) Construcciones Aeronauticas S.A., and each of such corporations is, without the need to proceed against any collateral security for the indebtedness of Airbus or to take any other legal action or process (except for service on Airbus by huissier of notice to perform and subsequent failure by Airbus to do so), jointly and severally liable with the other members for the debts of Airbus arising out of obligations contracted by Airbus while such corporation is a member of Airbus.

         2. AVSA is a societe a responsabilite limitee duly established and existing under the laws of the French Republic and has the power and authority to carry on its business as now conducted.

         3. Each of Airbus and AVSA has full power and authority to enter into and to execute, deliver and perform its obligations under those of the Documents to which it is a party; such obligations are legal, valid and binding upon them respectively, are enforceable in accordance with their respective terms and rank pari passu with the other unsecured obligations of Airbus or AVSA, as the case may be.

         4. All actions, authorizations, approvals, consents, conditions and things required at law to be taken, fulfilled and done to authorize the execution, delivery and performance by Airbus and AVSA of those of the Documents to which they respectively are party have been taken, obtained, fulfilled and done; and no consents under any exchange control, laws, rules or regulations of the French Republic are necessary in connection therewith.

         5. Neither the execution and delivery and performance of the Documents to which Airbus and AVSA respectively are a party, nor the consummation of the transactions contemplated thereby, contravenes or violates any law, governmental rule or regulation applicable to or binding on Airbus or AVSA.

         6. The choice of the laws of the State of New York to govern the Documents (which are expressed to be so governed) is valid under the laws of the French Republic, and a French court would uphold such choice of law in any suit on the Documents brought in a French court.

         7. Under the laws of the French Republic, Airbus and AVSA are subject to private commercial law and to suit, and neither Airbus nor AVSA, nor their respective properties have any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), except that:

               (a) to the extent that Airbus or AVSA occupies or possesses any property by virtue of any license or grant from the French State, such property and the title of Airbus or AVSA thereto may be immune from suit or execution on the grounds of sovereignty, and

               (b) suit and execution against Airbus and AVSA or their respective property may be affected by action taken by the French public authorities in the interests of national defence or on the occurrence of exceptional circumstances of paramount importance to the national interest of France, as such concept is understood under the Constitution, laws and regulations of France.

         8. No French value added tax is due upon the transfer of title of the Aircraft from AVSA to State Street Bank and Trust
               Company of Connecticut, National Association as Owner
               Trustee.

         9. In connection with the obligations of Airbus and AVSA under the Documents, this opinion must be read subject to the following qualifications and observations as to French law:

               (a) the remedy of specific performance may not be available in a French court;

               (b) the enforcement against Airbus of any of the Documents to which it is a party may be limited by applicable bankruptcy, insolvency, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, as such laws are applied to Airbus. The enforcement against AVSA of any of the Documents to which it is a party may be limited by such laws, as such laws are applied to AVSA. The enforcement against any member of Airbus of any obligation of Airbus contained in the Documents may be limited by such laws, as such laws are applied to such member;

               (c) in respect of payment obligations, a French court has power under Article 1244-1 of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor;

               (d) in order to ensure the validity as against third parties of the assignment made in the Purchase Agreement Assignment, it is necessary that notice of such assignment be served on Airbus and AVSA by "huissier" in accordance with the provisions of Article 1690 of the French Civil Code;

               (e) in the event of any proceedings being brought in a French court in respect of a monetary obligation expressed to be payable in a currency other than French Francs, a French court would probably give judgment expressed as an order to pay, not such currency, but its French Franc equivalent at the time of payment or enforcement of judgment. With respect to a bankruptcy, insolvency, liquidation, moratorium, reorganization, reconstruction or similar proceedings, French law may require that all claims or debts be converted into French Francs at an exchange rate determined by the court at a date related thereto, such as the date of commencement of a winding-up;

               (f) a determination or certificate as to any matter provided for in the Documents might be held by a French court not to be final, conclusive or binding, if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith;

               (g) claims may become barred by effluxion of time or may be or become subject to defence of set-off or counterclaim;

               (h) provisions in any Document providing that it or any other Documents may be amended or varied or any provision thereof waived only by an instrument in writing may not be effective;

               (i) a French court may stay proceedings if concurrent proceedings are being brought elsewhere;

               (j) we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator or a creditor; and

               (k) our opinion as to the enforceability of the Documents relates only to their enforceability in France in circumstances where the competent French court has and accepts jurisdiction. The term "enforceability" refers to the legal character of the obligations assumed by the parties under the documents, i.e., that they are of a character which French law enforces or recognizes. It does not mean that the Documents will be enforced in all circumstances or in foreign jurisdictions or by or against third parties or that any particular remedy will be available.

               (l) Article 899 of the French Tax Code provides that agreements evidencing an undertaking to pay a sum of money are subject to stamp tax ("droit de timbre") of a nominal amount if made in the French Republic, if made in a foreign country, such agreements are subject to a stamp tax of a nominal amount before certain use thereof can be made in the French Republic (Article 897 of the French Tax Code). However non-payment of such stamp tax does not affect the legality, validity or enforceability of the agreements.

               In rendering the foregoing opinions, we have assumed that the Documents (expressed to be governed by New York law) constitute the legal, valid and binding obligations of the parties under New York law.

               We are qualified as French Avocats.

               No opinion is expressed herein as to laws other than the laws of the French Republic as of the date hereof. This opinion is for your use and that of no one else, and is limited to (i) the matters specifically mentioned herein, and (ii) the purpose set out above.


                                                   Very truly yours,


                                                   Clifford Chance

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(9)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N670FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), PMCC Leasing Corporation, as Owner Participant (the "Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a)   AC Form 8050-2 Aircraft Bill of Sale dated
                     _____________ (the "FAA Bill of Sale") from AVSA, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration
                     Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations together with Affidavit of the Owner Participant dated _____________ (the "Owner
                     Participant Affidavit") attached thereto, which Owner Trustee Affidavit with the Owner Participant Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Trust Agreement") between the Owner Participant and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N670FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N670FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No.
                     1 (Federal Express Corporation Trust No. N670FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C.
                     Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust
                     Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participant of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participant, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participant Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.



                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm

                                                               Annex I

                              Certain Definitions

                        Airframe, Engines and Aircraft

               One (1) Airbus Industrie A300F4-605R aircraft bearing manufacturer's serial number 777 and U.S. Registration No. N670FE (the "Airframe") and two (2) General Electric CF6-80C2-A5F aircraft engines bearing manufacturer's serial numbers ___-___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").

                            Confidential Omissions

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]


                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]


                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]


                                   EXHIBIT E

          [FORM OF PURCHASE AGREEMENT ASSIGNMENT, AIRBUS CONSENT AND
                                 AVSA CONSENT]

             [See Exhibit B to Lease Agreement under Exhibit 4.e]


                                   EXHIBIT F

            [FORM OF ENGINE WARRANTY ASSIGNMENT AND ENGINE CONSENT]


             [See Exhibit C to Lease Agreement under Exhibit 4.e]


                                  EXHIBIT G-1

                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                     BENEFICIAL INTEREST TRANSFER AGREEMENT (this "Document"), dated as of _______ __, ____, between ______________, a ______________
corporation ("Transferor") and ______________, a ______________ corporation ("Transferee").

                            W I T N E S S E T H :

                     WHEREAS, the parties hereto desire to effect (a) the transfer by Transferor to Transferee of all of the rights, title and interest of Transferor in and to its interest (the "Beneficial Interest") under the Trust Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (as heretofore amended, the "Trust Agreement"), between Transferor and State Street Bank and Trust Company of Connecticut, National Association, and the Lessor's Estate created thereunder, and all of Transferor's rights and obligations under the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Owner Trustee, PMCC Leasing Corporation, as Owner Participant, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent, and under the other Operative Agreements and (b) the acceptance by Transferee of such transfer and the assumption by Transferee of such obligations of Transferor thereunder; and

                     WHEREAS, Section 7.03(d) of the Participation Agreement permits such transfer and assumption upon satisfaction of certain conditions heretofore or concurrently herewith being observed;

                     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Participation Agreement.

                     2. Transfer. Transferor does hereby sell, convey, assign, transfer and set over, unto Transferee, as of the Effective Time (as defined below), all of Transferor's present and future right, title and interest in and to (a) all of the Beneficial Interest and (b) all of the Owner Participant's rights and obligations under the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and any proceeds therefrom, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of Transferor as have arisen or accrued to Transferor prior to the Effective Time (including without limitation, the right to receive any amounts due or accrued to Transferor under the Operative Agreements as of a time prior to the Effective Time and the right to receive any indemnity payment pursuant to the Participation Agreement or the Tax Indemnity Agreement, with respect to events occurring prior to such time); all of the foregoing that is being transferred under this paragraph 2, the "Transferred Interest".

                     3. Assumption. Transferee hereby accepts the transfer of the Transferred Interest and, for the benefit of Transferor and the other parties to the Participation Agreement, assumes and undertakes and agrees to perform and discharge all of the duties and obligations of Transferor with respect to the Transferred Interest whenever and wherever accrued (other than duties and obligations of Transferor required to be performed by it on or prior to the Effective Time). Transferee hereby confirms that, from and after the Effective Time, Transferee (a) shall be deemed, to the extent set forth in
Section 2 hereof, the "Owner Participant" party to the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and (b) shall be bound by all of the terms of the Operative Agreements to the extent the same relate to the Transferred Interest.

                     4. Release of Transferor. At the Effective Time, Transferor shall be relieved of all of its duties and obligations with respect to the Transferred Interest under the Operative Agreements, provided, however, that Transferor shall in no event be released from any such duty or obligations arising or relating to any event occurring prior to the Effective Time, or on account of any breach by Transferor of any of its representations, warranties, covenants or obligations set forth in the Operative Agreements, or for any fraudulent or willful misconduct engaged in by it prior to the Effective Time, or from any obligation that relates to any indemnity claimed by Transferor or any Lessor's Lien attributable to Transferor.

                     5. Fees and Expenses. The fees, expenses and charges of the parties to the Participation Agreement incurred in connection with the transfer effected hereby shall be for the account of [specify
Transferor/Transferee].

                     6. Payments. Transferor hereby covenants and agrees to pay over to Transferee, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid on account of the Transferred Interest to or for the benefit of Transferor, and Transferee hereby covenants and agrees to pay over to Transferor, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of Transferee that are not attributable to the Transferred Interest and to which Transferor is otherwise entitled.

                     7. Investment Purpose. Transferee hereby represents and warrants that, as of the date hereof, it is acquiring the Transferred Interest for its account with no present intention of distributing such Transferred Interest or any part thereof in any manner which would violate the Securities Act of 1933, as amended, but without prejudice, however, to the right of Transferee at all times to sell or otherwise dispose of all or any part of such Transferred Interest in compliance with Section 7.03(d) of the Participation Agreement.

                     8. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that as of the Effective
Time:

               (a) Organization and Power. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions").

               (b) Authorization, Execution and Validity. This Agreement has been duly authorized, executed and delivered by Transferor and constitutes the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

               (c) Conflict. The execution, delivery and performance by Transferor of this Agreement and compliance by Transferor with all of the provisions hereof do not contravene any regulation or any order of any governmental authority applicable to or binding on Transferor, or contravene the provisions, or constitute a default by Transferor under, its certificate of incorporation or by-laws or any indenture, mortgage, contract or other agreement or instrument to which Transferor is a party or by which Transferor or any of its Properties is bound or affected.

               (d) Consents. No consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice or the taking of any other action with respect to, any governmental authority on the part of Transferor is required in connection with the execution, delivery and performance by Transferor of this Agreement.

               (e) Litigation. There are no proceedings pending or, to the knowledge of Transferor, threatened against Transferor before any governmental authority that would materially and adversely affect the ability of Transferor to consummate the Transactions.

               (f) No Liens. The Trust Estate is free of Lessor's Liens attributable to Transferor.

               (g) Compliance with Operative Agreements. Transferor has fully performed all of its obligations under the Participation Agreement and under each other Operative Agreement which obligations by their terms are required to be satisfied or performed prior to the Effective Time or prior to the consummation of the Transactions.

               (h) Default. As a result of the transfer effected hereby, no Indenture Default attributable to the Owner Participant or the Owner Trustee has occurred and is continuing.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft.

                     9. Representations and Warranties of Transferee. Transferee represents and warrants to Transferor and to the other parties to the Participation Agreement that as of the Effective Time:

               (a) Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of [ ], has the full corporate power, authority and legal right to carry on its business as now conducted, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions");

               (b) Transferee has full corporate power, authority and legal right to execute, deliver and enter into this Agreement and the other Operative Agreements and full corporate power and authority to perform its obligations thereunder, and such execution, delivery and performance do not and will not contravene any applicable law or any order of any governmental authority applicable to or binding on the Transferee, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon the property of the Transferee under, its articles of incorporation or by-laws or any material indenture, mortgage, contract or other agreement or instrument to which the Transferee is a party or by which it or any of its property may be bound or affected;

               (c) the execution, delivery and performance of this Agreement by the Transferee (i) has been duly authorized by all necessary corporate action and (ii) does not require any approval of the shareholders of the Transferee or any approval or consent of, or notice to, any trustee or holders of any indebtedness or obligation of the Transferee, except for such approvals and consents as have already been obtained;

               (d) this Agreement has been duly executed and delivered by the Transferee, and constitutes the legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;

               (e) there are no proceedings or actions pending or, to the knowledge of the Transferee, threatened against the Transferee before any governmental authority in which there is a reasonable probability of an adverse determination that individually or in the aggregate would materially and adversely impair the ability of the Transferee to perform its obligations under this Agreement or the Operative Agreements, or which involve the Transactions or question the validity of any Operative Agreement to which the Owner Participant is a party or any action taken or to be taken pursuant thereto; and the Transferee is not in default with respect to any order of any governmental authority which involves the Transactions or the default under which would materially and adversely affect the ability of the Transferee to perform its obligations under this Agreement or any of the Operative Agreements;

               (f) no consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority is required under any law for the execution and delivery by the Transferee of this Agreement, or the carrying out by the Transferee of any of the Transactions, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken;

               (g) the Lessor's Estate is free of any Lessor's Liens attributable to the Transferee;

               (h) the Transferee, upon execution of this Agreement, will not be in default under any of the Operative Agreements;

               (i) no part of the funds to be used by it to acquire the interests acquired by the Owner Participant under the Participation Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

               (j) Transferee is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Certificate Holder, for any Taxes that may be imposed on such Holder as a result of its failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and it shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country;

               (k) [After giving effect to a voting trust or similar agreement(*), Transferee is a Citizen of the United States] [applicable if Aircraft is registered in the United States or is proposed to be so registered]

------------
(*) Such voting trust or similar agreement must be reasonably satisfactory to the Lessor and the Indenture Trustee.

               (l) On and as of the Effective Date, the representations and warranties of the Owner Participant in Article 7 of the Participation Agreement are true and correct as to the Transferee; and

               (m) Transferee satisfies the conditions applicable to a transferee of the Beneficial Interest set forth in Section 7.03(d) of the Participation Agreement, including without limitation, the condition set forth in the last sentence thereof [and to the extent the same has been requested by the Lessee or the Indenture Trustee, Transferee has heretofore provided to the Lessee and the Indenture Trustee its most recent audited financial statements, which show a consolidated tangible net worth or combined capital and surplus of at least $75,000,000] [remove bracketed language if an Owner Participant Guaranty is provided].

               (n) the Transferee has, independently and without reliance upon any other party (including without limitation the Transferor) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and the Transferee has established adequate means of obtaining from Lessee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Lessee.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of it under applicable aviation law.

                     10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. 11. Effectiveness. This Agreement shall be effective upon the mutual execution and delivery of this Agreement (the "Effective Time").

                     12. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart.

                     13. Beneficiaries. Each of the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee, together with their respective successors and permitted assigns, is and shall be deemed a third party beneficiary of this Agreement entitled to enforce this Agreement directly and in its own name and enforce any rights or claims of the parties hereto.

                     14. Further Assurances. Each party agrees that from time to time after the Effective Time, it shall execute and deliver or cause to be executed and delivered such instruments, documents and papers, and take all such further action as may be reasonably required in order to consummate fully the purposes of this Agreement and to implement the transactions contemplated hereby.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            [TRANSFEROR]


                            By:___________________________
                               Name:
                               Title:



                           [TRANSFEREE]


                            By:___________________________
                               Name:
                               Title:



                                  EXHIBIT G-2


                      FORM OF OWNER PARTICIPANT GUARANTY


                     TRANSFEREE'S PARENT GUARANTY, dated as of ___________ __, ____, (this "Guaranty") by ____________________, a ___________
corporation (the "Guarantor"), to State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity and as Owner Trustee, First Security Bank, National Association, as Indenture Trustee and Pass Through Trustee, and Federal Express Corporation, as Lessee (collectively, together with their successors and assigns and the holders from time to time of the Certificates, the "Beneficiaries").

                             W I T N E S S E T H :

                     WHEREAS, ___________, a ____________ corporation (the
"Transferor"), is party to the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual, except as otherwise stated therein, but solely as Owner Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent; and

                     WHEREAS, the Transferor wishes to transfer, among other things, all of the rights, title and interest of the Transferor in and to the Beneficial Interest under the Trust Agreement and the Lessor's Estate created thereunder, and all of the Transferor's rights and obligations under the Participation Agreement, the Trust Agreement and the other Operative Agreements to __________________, a _______________
[corporation] (together with its successors and assigns, the "Transferee"), a subsidiary of the Guarantor, pursuant to the Beneficial Interest Transfer Agreement, dated as of the date hereof (the "Transfer Agreement"), between the Transferor and the Transferee; and

                     WHEREAS, the terms of the Participation Agreement provide that the aforementioned transfer is conditioned upon the execution and delivery of this Guaranty by the Guarantor;

                     NOW, THEREFORE, in order that the Transferor may make the aforementioned transfer to the Transferee, the Guarantor hereby agrees with and for the benefit of the Beneficiaries as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Participation Agreement or the Transfer Agreement.

                     2. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely surety, to the Beneficiaries the prompt and complete payment by the Transferee when due of all payment obligations of the Transferee under the Operative Agreements without offset or deduction and the timely performance of all other obligations of the Transferee thereunder (such payment and other obligations, the "Obligations"), and the Guarantor further agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) that may be paid or incurred by the Beneficiaries in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty.

                     The Guarantor will not exercise any rights that it may now or hereafter acquire against Transferee that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty, the Transferred Interest or the Operative Agreements, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against Transferee or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Transferee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations have been performed in full and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the final payment in full in cash of the Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of any Beneficiary and shall forthwith be paid to such Beneficiary to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Operative Agreements, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising.

                     3. No Subrogation. Notwithstanding anything to the contrary in this Guaranty, the Guarantor hereby agrees not to assert any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, under common law or otherwise) of any Beneficiary against the Transferee for the payment of the Obligations until all of the Obligations shall have been satisfied by payment and performance in full.

                     4.  Amendments with Respect to the Obligations;
Waiver of Rights. The Guarantor shall remain fully obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment or performance of any of the Obligations made by any Beneficiary may be rescinded by such party and any of the obligations continued, and the Obligations, may, from time to time, in whole or part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary and any Operative Agreement may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof from time to time. When making any demand hereunder against the Guarantor, a Beneficiary may, but shall be under no obligation to, make a similar demand on the Transferee, and any failure by a Beneficiary to make any such demand or to collect any payments from the Transferee or any release of the Transferee shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Beneficiary against the Guarantor. For the purposes hereof, "demand" shall include the commencement and continuance of any legal proceedings. The Guarantor represents and warrants that it is the parent of the Transferee, and agrees that its obligations hereunder shall continue unimpaired, even if the Guarantor is no longer an Affiliate of the Transferee.

                     5. Guaranty Absolute and Unconditional. The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the terms of the Transfer Agreement and the Operative Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations or any other obligations of any other party, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether the Transferee or any other party is joined in any such action or actions. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Transferee or the Guarantor and any Beneficiary shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives, to the fullest extent permitted by applicable law, diligence, presentment, promptness, protest, mitigation of damages by the Beneficiaries demand for payment and notice of default or nonpayment to or upon the Transferee or the Guarantor with respect to the Obligations. The Guarantor further waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future. The Guarantor understands and agrees that, to the fullest extent permitted by applicable law, this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance (and not merely of collectibility) without regard to:

               (a) the validity, regularity or enforceability of the Transfer Agreement, any Operative Agreement, or any of the Obligations at any time or from time to time held by any Beneficiary;

               (b) any defense, set-off, rebate, adjustment, withholding, deduction or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Transferee against any Beneficiary or any agreement or instrument relating thereto or;

               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations or any other obligations of any other party under the Transfer Agreement, the Operative Agreements, or any other amendment or waiver of or any consent to departure from the Transfer Agreement or other Operative Agreements;

               (d) any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

               (e) any change, restructuring or termination of the corporate structure or existence of the Guarantor or the Transferee or any of the Affiliates of either;

               (f) any defect in the title, condition, design, operation or fitness of, or any interference with the operation, use or possession of, the Aircraft;

               (g) any failure to establish, perfect or preserve title to or any security interest in or to the Aircraft or any other collateral security for the Obligations; or

               (h) any other circumstance whatsoever or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

               When pursuing its rights and remedies hereunder against the Guarantor, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Transferee for the Obligations, and any failure by any Beneficiary to pursue such other rights or remedies or to collect any payments from the Transferee, or any release of the Transferee, shall not, to the fullest extent permitted by applicable law, relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Beneficiary against the Guarantor. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (x) the date that all of the Obligations are satisfied by payment and performance in full and (y) the date that all right, title and interest of the Transferee shall have been transferred to a Person meeting the requirements of Section 7.03(d) of the Participation Agreement in accordance with said section; provided that this Guaranty shall remain in full force and effect with respect to obligations relating to the period prior to such transfer.

                     6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Beneficiary upon the insolvency, bankruptcy dissolution, liquidation or reorganization of the Transferee or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Transferee or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made and the Guarantor agrees that it will indemnify any such Beneficiary on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) by such Beneficiary in connection with such rescission or restoration.

                     7. Payments. The Guarantor hereby guarantees that payments hereunder shall be paid without set-off, counterclaim, deduction, rebate, adjustment or withholding, and shall be made in U.S. Dollars in immediately available funds.

                     8. Representations and Warranties. The Guarantor hereby represents and warrants that:

               (a) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Transferee is currently a subsidiary of the Guarantor;

               (b) the Guarantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

               (c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally;

               (d) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or contractual obligation of the Guarantor or any of its constitutive documents;

               (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

               (f) the Guarantor is a [a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent)] of not less than $75,000,000 [and has, if the same have been requested by the Lessee or the Indenture Trustee, heretofore furnished to the Lessee and the Indenture Trustee copies of its most recent audited financial statements];

               (g) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived; and

               (h) the Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from Transferee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Transferee.

                     9. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                     10.  Jurisdiction;  Waiver of Jury Trial, Etc.

                     (a)  The Guarantor hereby irrevocably and
unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in the courts of any jurisdiction.

                     (b) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                     11. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                     12. No Waiver; Cumulative Remedies. No Beneficiary shall by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Beneficiary, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right power or privilege. A waiver by a Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                     13. Amendments and Waivers. None of the terms or provisions of this Guaranty may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and each Beneficiary.

                     14. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Beneficiaries and their respective successors and permitted assigns but Guarantor may not assign this Guaranty without prior written consent of the Beneficiaries except to an assignee making, as of the date of such assignment, (i) representations and warranties substantially similar to those contained in Section 8 hereof and (ii) a representation that it is a U.S. citizen, unless, in the case of the preceding clause (ii) any of (a) the aircraft is not then registered in the United States nor contemplated to be so registered or (b) a voting trust or similar arrangement reasonably satisfactory to the Beneficiaries is in place with respect to such registration or (c) it is not necessary for the Guarantor to be a U.S. citizen in order for the aircraft to remain registered in the United States.

                     15. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                     16. Notices. All notices, requests and demands to or upon the Guarantor or any Beneficiary to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, when delivered by hand or by mail, upon receipt, or, when delivered by facsimile transmission, upon being sent and confirmed, addressed (a) in the case of the Guarantor, to the Guarantor at its office at [_________________________________], and (b) in the case of any Beneficiary, to such Beneficiary at the address provided for such Beneficiary in or pursuant to the Participation Agreement.

            IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.



                                          [NAME OF GUARANTOR]


                                          _________________________________
                                          Name:
                                          Title:


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee

                           PMCC LEASING CORPORATION,
                               Owner Participant

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

              LEVERAGED LEASE OF ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 778, REGISTRATION NO. N671FE


                               TABLE OF CONTENTS

                                                                          Page


Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  4
   Section 2.02.  Certificates.............................................  5
   Section 2.03.  Owner Participant's Instructions to Owner Trustee........  5
   Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent, Stipulated
                  Loss Values and Termination Values.......................  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  6
   Section 3.03.  Owner Participant's Instructions to Owner Trustee........  9
   Section 3.04.  Transaction Costs........................................  9
   Section 3.05.  Postponement of Delivery Date............................  9
   Section 3.06.  Closing.................................................. 11

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 11
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 20
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 28

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 28

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 29
   Section 6.02.  Offering by Lessee....................................... 35
   Section 6.03.  Certain Covenants of Lessee.............................. 35
   Section 6.04.  Survival of Representations and Warranties............... 43

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 43
   Section 7.02.  Citizenship.............................................. 44
   Section 7.03.  Representations, Warranties and Covenants of Owner
                  Participant.............................................. 45
   Section 7.04.  Representations, Covenants and Warranties of SSB and the
                  Owner Trustee............................................ 50
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 52
   Section 7.06.  Indenture Trustee's Notice of Default.................... 54
   Section 7.07.  Releases from Indenture.................................. 54
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 54
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 54
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 55
   Section 7.11.  Lessee's Assumption of the Certificates.................. 55
   Section 7.12.  Indebtedness of Owner Trustee............................ 57
   Section 7.13.  Compliance with Trust Agreement, Etc..................... 58
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 58

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 60
   Section 8.02.  After-Tax Basis.......................................... 65
   Section 8.03.  Time of Payment.......................................... 66
   Section 8.04.  Contests................................................. 66
   Section 8.05.  Refunds.................................................. 69
   Section 8.06.  Lessee's Reports......................................... 69
   Section 8.07.  Survival of Obligations.................................. 70
   Section 8.08.  Payment of Taxes......................................... 70
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 70
   Section 8.10.  Special Indemnity........................................ 70

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 71
   Section 9.02.  After-Tax Basis.......................................... 74
   Section 9.03.  Subrogation.............................................. 75
   Section 9.04.  Notice and Payment....................................... 75
   Section 9.05.  Refunds.................................................. 75
   Section 9.06.  Defense of Claims........................................ 76
   Section 9.07.  Survival of Obligations.................................. 77
   Section 9.08.  Effect of Other Indemnities.............................. 77
   Section 9.09.  Interest................................................. 77
   Section 9.10.  Special Indemnity........................................ 78

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 78

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 80

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of the Owner Participant.................... 82
   Section 12.02.  Interest of Holders of Certificates..................... 82

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 82
   Section 13.02.  Further Assurances...................................... 83
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgment.......................................... 83

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 83

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 84
   Section 15.02.  Reoptimization.......................................... 88

                                  ARTICLE 16

                                  [RESERVED]

                                  ARTICLE 17

                                 MISCELLANEOUS

   Section 17.01.  Owner for Federal Tax Purposes.......................... 89
   Section 17.02.  Collateral Account...................................... 89
   Section 17.03.  Counterparts............................................ 90
   Section 17.04.  No Oral Modifications................................... 90
   Section 17.05.  Captions................................................ 91
   Section 17.06.  Successors and Assigns.................................. 91
   Section 17.07.  Concerning the Owner Trustee, Indenture Trustee and the
                   Pass Through Trustee.................................... 91
   Section 17.08.  Severability............................................ 92
   Section 17.09.  Public Release of Information........................... 92
   Section 17.10.  Certain Limitations on Reorganization................... 92
   Section 17.11.  GOVERNING LAW........................................... 93
   Section 17.12.  Section 1110 Compliance................................. 93
   Section 17.13.  Reliance of Liquidity Providers......................... 93

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 93

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
SCHEDULE IV            Debt Portion
EXHIBIT A(1)(a)(i)     Opinion of Lessee's Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)    Opinion of Lessee's Counsel
                       (Delivery Date)
EXHIBIT A(1)(b)(i)     Opinion of Lessee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)    Opinion of Lessee's Special Counsel
                       (Delivery Date)
EXHIBIT A(2)(a)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Special Counsel
EXHIBIT A(2)(b)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Counsel
EXHIBIT A(3)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(4)(a)(i)     Opinion of Owner Trustee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(4)(a)(ii)    Opinion of Owner Trustee's Special Counsel
                       (Delivery Date)
EXHIBIT A(5)           Opinion of Pass Through Trustee's and Subordination
                       Agent's Special Counsel
EXHIBIT A(6)(a)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(6)(b)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(7)           Opinion of Engine Manufacturer's Counsel
EXHIBIT A(8)           Opinion of Manufacturer's and AVSA's Counsel
EXHIBIT A(9)           Opinion of Special Aviation Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement
EXHIBIT E              Form of Purchase Agreement Assignment, Consent and
                       Agreement, AVSA Consent and Agreement
EXHIBIT F              Form of Engine Warranty Assignment and Engine Consent
EXHIBIT G-1            Form of Assignment and Assumption Agreement
EXHIBIT G-2            Form of Owner Participant Guaranty

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO.
N671FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee"), PMCC LEASING CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Owner Participant"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Owner Participant has entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the benefit of the Owner Participant on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Owner Participant:

         (a)   on the Delivery Date, to purchase the Aircraft from AVSA;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments, (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture;

         (d) on the Certificate Closing Date, to execute and deliver the Purchase Agreement Assignment, whereby the Lessee assigns to the Owner Trustee the right to purchase the Aircraft from AVSA and certain of the Lessee's rights and interests under the Purchase Agreement and the Consent and Guaranty to the extent that the same relate to the Aircraft (except to the extent reserved in said Purchase Agreement Assignment), which Purchase Agreement Assignment is to include as an annex a Consent and Agreement executed by the Manufacturer and the AVSA Consent and Agreement executed by AVSA, said Purchase Agreement Assignment, Consent and Agreement and AVSA Consent and Agreement to be substantially in the form of Exhibit E hereto; and

         (e) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit F hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty, the Owner Trustee will purchase, and receive title to, the Aircraft from AVSA and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless otherwise specifically provided herein, the definitions set forth in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Owner Participant will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         Section 2.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the issuance of Certificates in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the action specified in Section 1.01 (other than clauses (a) and (c)) of the Trust Agreement and confirmation that all conditions to closing in respect of the Certificate Closing Date set forth in Section 4.01 (but not Section 4.02) hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 2.04. Pre-Delivery Date Adjustments to Basic Rent, Stipulated Loss Values and Termination Values. On or prior to the Delivery Date, the percentages for Basic Rent referred to in Schedule II of the Lease and the percentages for Stipulated Loss Value and Termination Value in
Schedule III and Schedule IV, respectively, of the Lease shall be adjusted (upward or downward), subject to the procedures set forth in Section 3.04 of the Lease and the minimum values established by Section 3.05 of the Lease and the definitions of Stipulated Loss Value and Termination Value, to reflect changes in the pricing assumptions with respect to (i) the Delivery Date being other than June 20, 1997, (ii) a different rate of interest or amortization schedule assumed by the Owner Participant in calculating such percentages from that assumed by the Owner Participant in originally calculating such percentages, (iii) Transaction Costs being other than as assumed in Section
10.01 hereof, (iv) any change in the length of the Basic Term (but in no event shall the Term exceed 23.25 years) and (v) a Change in Tax Law which occurs after the date of the execution of this Agreement but on or prior to the Delivery Date. Notwithstanding anything herein to the contrary, the Lessee shall have no obligation to enter into the transaction contemplated by this Agreement other than with respect to Transaction Costs as described in Section
2.03 below and its obligation to purchase the Aircraft as provided in Section 3.05(a) hereof if, as a result of a Change in Tax Law after the date of execution of this Agreement but on or prior to the Delivery Date, the Net Present Value of Rents is increased by 100 basis points or more.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participant's Commitment, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) the Owner Participant agrees to participate in the Lessor's payment of the Purchase Price by making an investment in the beneficial ownership of the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement II, (iii) subject to the proviso to this Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) pursuant to the Purchase Agreement as assigned pursuant to the Purchase Agreement Assignment, AVSA shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Purchase Agreement Assignment of the Lessee's right to purchase the Aircraft for the remaining balance due under the Purchase Agreement and for the transfer of title to the Aircraft from AVSA to the Owner Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery Date: (A) by the Owner Trustee to AVSA, an amount equal to the remaining balance due to AVSA under the Purchase Agreement for the Aircraft, as evidenced by the Invoice, or if the proviso to this Section 3.02(a) is applicable, such amount as it shall have received from the Owner Participant not to exceed such remaining balance due to AVSA, (B) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price (or if the proviso to this Section 3.02(a) is applicable, the amount received from the Owner Participant) minus the cash payment to AVSA pursuant to clause (A) above and (C) by the Indenture
Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt
Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made, (3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall instead pay to AVSA any balance of the Purchase Price remaining after payment to AVSA by the Owner Trustee as contemplated by clause (A) above and the Indenture Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture all amounts then held in the Collateral Account.

         (b) Payment of Commitment. The Owner Participant agrees with the Lessee and only with the Lessee on behalf of the Owner Trustee, subject to the terms and conditions of this Agreement, to make the amount of its Commitment available for and on account of the Owner Trustee on the Delivery Date specified in the Delivery Notice pursuant to Section 3.03 hereof by wire transfer, initiated by 10:00 a.m. (New York City time on such day) of such amount in immediately available funds, to the Owner Trustee for deposit in its
account at State Street Bank and Trust Company, Boston,   Massachusetts, ABA
No. 011-000-028, A/C No. 9900-314-7, Attention: Christy O'Connor, Re: FedEx Equity Payments Account. The amount of the Owner Participant's Commitment shall be held for the account of the Owner Participant by the Owner Trustee until released by the Owner Participant or its special counsel at closing or until returned to the Owner Participant in accordance with Section 3.02(c) hereof.

         (c) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, the Owner Participant shall have no obligation to make any portion of such Debt Portion available or to increase the amount of its Commitment, and the obligations of the Owner Participant shall remain subject to the terms and conditions of this Agreement, until no later than September 30, 1997.

         (ii) Subject to the provisions of Section 3.05 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause the Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to the Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to such Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by the Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to the Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participant may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but the Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until September 30, 1997, whereupon the Owner Participant's Commitment hereunder shall terminate. On such third Business Day (or such earlier date) or September 30, 1997, as the case may be, or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participant, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participant at the Debt Rate, such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participant in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participant after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(c). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the release of its Commitment in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the actions specified in Sections 1.01(a) and (c) of the Trust Agreement and confirmation that all conditions to closing set forth in
Section 4.02 hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 3.04. Transaction Costs. If the transactions contemplated by this Article 3 are consummated, as and when any portion of Transaction Costs becomes due and payable, the Owner Participant shall, as soon as practicable upon receipt of bills or invoices for the amounts payable make such payments or, if the Lessee shall have already made such payment, shall reimburse the Lessee therefor or shall, as soon as practicable, furnish the Owner Trustee funds sufficient to, and the Owner Trustee shall, as soon as practicable, make payment of such portion to the Person or Persons entitled to payment upon presentation to the Owner Trustee of bills or invoices for the amount of such payment. If such transactions are not consummated, the Lessee shall pay or cause to be paid all the Transaction Costs; provided, however that if the failure of such transactions to be consummated is due to (i) a failure of the Owner Participant to obtain investment approval to proceed with the transaction contemplated hereby, (ii) a failure to negotiate the Operative Agreements in good faith by the Owner Participant or (iii) a wrongful act by the Owner Participant, the Lessee shall have no obligation to pay those costs and expenses incurred directly by the Owner Participant in connection with the transactions contemplated by this Agreement described in Sections 10.01(a)(i) and (xi) hereof, but the Lessee shall be obligated to pay all other Transaction Costs.

         Section 3.05. Postponement of Delivery Date. (a) If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date for a period of not more than five (5) Business Days, but in no event later than September 30, 1997. If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available in accordance with the terms of Section 3.02 hereof on such postponed Delivery Date, (i) if the Owner Participant fails to make available its Commitment in breach of its obligations under this Agreement, the Lessee shall cause the Owner Participant to assign to another equity investor identified by the Lessee its interest in the Lessor's Estate pursuant to Section 7.03(d) hereof and (ii) if no such equity investor is identified, or if such equity investor fails to close such transactions, or if the Owner Participant fails to make available its Commitment for any other reason than as specified in clause (i) above, the Owner Participant's interest in the Lessor's Estate shall be automatically conveyed to the Lessee without any further action, and the parties hereto shall take such actions as may be advisable or necessary to give effect to such conveyance. From and after any such conveyance, the Owner Participant's obligations hereunder and under the other Operative Agreements shall cease. The exception to the Lessee's indemnity set forth in clause (viii) of Section 9.01(b) hereof shall not be applicable to any such conveyance other than a conveyance pursuant to clause (i) above. For the avoidance of doubt, it is understood and agreed that if for any reason other than the failure of the Manufacturer or AVSA to deliver the Aircraft, the Lessee does not enter into the Lease Supplement with the Owner Trustee on or prior to the Cut-Off Date, the Indenture Trustee and the Pass Through Trustee agree that the Lessee shall purchase the Aircraft and assume all of the obligations of the Owner Trustee under the Certificates upon satisfaction of the requirements set forth in Section 4.02 hereof, as the same may be modified by the provisions of Section 7.11 hereof and as otherwise necessary to reflect a full recourse secured aircraft financing of the Lessee. If the Lessee has identified an equity investor under the circumstances set forth in clause (i) above, the Owner Participant agrees to assign its interest in the Lessor's Estate as provided in said clause
(i). In case of any such conveyance pursuant to said clause (i) (but subject to the satisfaction of the conditions precedent specified herein), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (i) in the case of the Indenture Trustee and the Pass Through Trustee, as a result of a failure of the Manufacturer or AVSA to deliver the Aircraft, or (ii) in the case of the Owner Participant, for any reason, then, in such event, the Owner Trustee shall not purchase the Aircraft from AVSA, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of the Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to pay any Transaction Costs as provided in
Section 3.04 hereof (to the extent such section is applicable) and to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(c) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.05(a) hereof, if the Lessee gives the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.06. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. (i) On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series and Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture.
   The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act, and (ii) on the Certificate Closing Date, the "Certificates" (as defined in each of the Related Indentures) have been duly issued and delivered by the "Owner Trustee" (as defined in each of the Related Indentures) to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) in the case of the Owner Participant only, the Tax Indemnity Agreement;

         (iv)  the Purchase Agreement and the Consent and Guaranty;

         (v) the Purchase Agreement Assignment and the French Pledge Agreement with respect thereto;

         (vi)  the GTA;

         (vii) the Trust Agreement;

         (viii) the Ancillary Agreement I;

         (ix)  the Ancillary Agreement II;

         (x)   the Owner Participant Guaranty;

         (xi)  the Intercreditor Agreement; and

         (xii) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Owner Participant, the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of the Owner Participant, the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, the Owner Participant, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Tax Indemnity Agreement, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the articles of incorporation and bylaws of the Owner Participant and the Owner Participant Guarantor, certified by the Secretary or an Assistant Secretary of the Owner Participant or the Owner Participant Guarantor as of the Certificate Closing Date, and a copy of the resolutions of the board of directors of the Owner Participant, certified as such as of the Certificate Closing Date by such Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which the Owner Participant is or is to be a party and each other document to be executed and delivered by the Owner Participant in connection with the transactions contemplated hereby, and a copy of the resolutions of the board of directors of the Owner Participant Guarantor, certified as such as of the Certificate Closing Date by the Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant Guarantor of the Owner Participant Guaranty and the other Operative Agreements to which such Owner Participant Guarantor is or is to be a party and each other document to be executed and delivered by the Owner Participant Guarantor in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the articles of association and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (vi) a copy of the articles of association and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vii) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant as the Indenture Trustee, the Pass Through Trustee or the Owner Participant may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from (i) the Owner Participant, signed by a duly authorized officer of the Owner Participant dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (j) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of SSB and FSB, respectively, dated the Certificate Closing Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens.

         (k) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Simpson Thacher & Bartlett, special counsel for the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(a) hereto and the General Counsel's Office of the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(b) hereto, each addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(3) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(5) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(6)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(6)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (l) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (m) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (n) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (o) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full.

         (p) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (q) Section 131.3 of the New York State Banking Law Filing. SSB shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the Certificate Closing Date and on or prior to the Delivery Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the Lease Supplement shall be delivered to the Indenture Trustee):

         (i)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (ii) an Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (iii) the Invoice;

         (iv) AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

         (v)   the Consent and Agreement and the AVSA Consent and Agreement;
               and

         (vi)  the Engine Warranty Assignment and the Engine Consent.

         (d) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) counsel for the Engine Manufacturer, in the form of Exhibit A(7) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Clifford Chance, special counsel for AVSA and the Manufacturer, in the form of Exhibit A(8) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(9) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) in the case of the Owner Participant only, Simpson Thacher & Bartlett, tax counsel to the Owner Participant, addressed to the Owner Participant, with respect to certain tax matters.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of AVSA's FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) AVSA's FAA Bill of Sale, the Lease and Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. A UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee) and shall have been duly filed in the State of Tennessee.

         (g) Payments. The Owner Participant shall have made available its Commitment to the Owner Trustee and the other payments contemplated by
   Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participant shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participant (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participant to the effect, among other things, that on the Delivery Date:

            (i) (A) the estimated fair market value of the Aircraft net of any cost to the Owner Participant or the Owner Trustee of return at the end of the Basic Term and any Fixed Renewal Term (determined without including in such value any increase or decrease for inflation or deflation during the Term) is equal to or greater than 20% of the Purchase Price for the Aircraft and (B) at least 20% of the useful economic life of the Aircraft will be remaining at the end of the Basic Term and any Fixed Renewal Term;

            (ii) the estimated useful life of the Aircraft is at least 133% of the Basic Term and any Fixed Renewal Term;

            (iii) the Purchase Price of the Aircraft is no greater than the fair market value of the Aircraft on the Delivery Date;

            (iv) on the Delivery Date, the Aircraft will not require any modifications, improvements or additions in order to be rendered complete for its intended purpose by the Lessee;

            (v) the amount payable by the Lessee upon the exercise of its purchase option pursuant to Section 4.02(a)(F) of the Lease equals or exceeds the currently estimated Fair Market Value of the Aircraft on such date (taking into account inflation or deflation to such date); and

            (vi) the Aircraft is not limited use property.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participant of its equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease (assuming, for this purpose, that the provisions of Article 16 of the Lease had become operative on the Certificate Closing Date and not the Delivery Date) or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participant, signed by a duly authorized officer of (i) the Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of SSB and FSB, respectively, dated the Delivery Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account or if the proviso to Section 3.02(a) is applicable, then the Lessee shall have made the payment required to be made to AVSA pursuant to such proviso.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with such Lease Supplement, the Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and
(iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i), (j),
(k)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(v) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless any such representation is specifically made as of one date):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Consent and Agreement, the AVSA Consent and Agreement, the Engine Consent and the Consent and Guaranty) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of AVSA's FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participant true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as defined at the end of this Section 6.01(m)) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the Pension Benefit Guaranty Corporation (together with any successor agency or instrumentality thereto, the "PBGC") pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as defined at the end of this Section 6.01(m)) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code;

   as used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is maintained, or contributed to, by the Lessee or any ERISA Affiliate, and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of the Owner Participant or for the Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by AVSA to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in default in the performance of any term or condition of the Purchase Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment and the GTA and the aggregate amount of loans shall not exceed the Debt Portion;

         (v) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (w) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participant and no more than 15 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the Indenture, the Indenture and Security Agreement Supplement, the Tax Indemnity Agreement, the Lease and the Lease Supplement
   and the other Operative Agreements to which it is a party.   Without
   limiting the generality of this Section 6.03(a), the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary, or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b) From and after the Delivery Date, the Lessee shall maintain the certificates referred to in Section 7.01 of the Lease and shall cause the Aircraft to be duly registered, and at all times to remain duly registered, in the name of the Owner Trustee, under the Transportation Code, and shall furnish to the Owner Trustee such information as may be required to enable the Owner Trustee to make application for such registration; provided, however, that the Owner Participant, the Owner Trustee and the Indenture Trustee agree that if at any time after December 31, 2004, so long as no Event of Default shall have occurred and be continuing, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate under the laws of such jurisdiction of reregistration, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations (and which is not then experiencing war or substantial civil unrest), the Owner Participant, the Owner Trustee and the Indenture Trustee upon receipt by the Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances or such opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, the Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received:

         (i) assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (C) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry, that the rights of the Owner Trustee in and to the Aircraft will not be impaired in such new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (D) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required) and
         (y)(i) if such change in registration is made other than in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (E) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (F) that the Lessee shall have effected or caused to be effected at the Lessee's own cost and expense all recordings and filings that are required to perfect the Lien of the Indenture;

            (G) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participant, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participant only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry;

            (H) that such change will not result in the imposition of, or increase in the amount of, any Tax (which, for this purpose, includes the loss of any tax benefits assumed by the Owner Participant to be available to it based upon the assumptions set forth in Section 2 of the Tax Indemnity Agreement) for which the Lessee has not agreed to indemnify the Owner Participant to its reasonable satisfaction, the Indenture Trustee, the Pass Through Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate;

            (I) that any value added tax, customs duty, tariff or similar governmental charge relating to the change in jurisdiction of registration of the Aircraft shall have been paid in full or adequately provided for by the Lessee to the satisfaction of the Owner Trustee, the Indenture Trustee and the Owner Participant;

            (J) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

            (K) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

            (L) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

            (M) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority; and

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and the Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participant, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participant, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(D)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than tort liability which might reasonably have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Trustee, the Owner Participant and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction will not impair the rights of the Lessor in and to the Aircraft or under the Lease and (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participant covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

            (G) to such further effect with respect to such other matters as the Owner Participant, the Owner Trustee, or the Indenture Trustee may reasonably request; and

            (H) the Lien of the Indenture continues to constitute a first priority, duly perfected Lien on the Aircraft.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participant such information as may be required to enable the Owner Trustee and the Owner Participant timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participant under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, AVSA's FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, AVSA's FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participant and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture Trustee:
   (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or the Owner Participant.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, the Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person, and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company (or Person which acquires by conveyance, transfer or lease the assets of the Lessee) is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become the Lessee hereunder in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to the Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to the Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all reports and statements furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

            (F) from time to time, such other financial information as the Lessor, the Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an employee reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and
6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the delivery of the Aircraft and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. (a) [Reserved]

         (b) Owner Participant. The Owner Participant represents and warrants that its interest in the Lessor's Estate and the Trust Agreement is being acquired by it for its own account and not with a view to resale or distribution thereof; provided, however, that the disposition by the Owner Participant of its interest in the Lessor's Estate and the Trust Agreement shall, subject to the terms and provisions of Section 7.03(d) hereof (except as provided in clause (ii) of Section 3.05(a) hereof), at all times be within its control and the foregoing representation shall not limit the Owner Participant's right to transfer or sell such interests pursuant to the terms of this Agreement. Neither the Owner Participant nor anyone authorized to act on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or in any similar security, for sale to, or solicited any offer to acquire any of the same from, anyone. The Owner Participant further represents and warrants that neither it nor anyone authorized to act on its behalf has made or will make any offer, solicitation or sale of any interest in the Lessor's Estate or the Trust Agreement in violation of the provisions of Section 5 of the Securities Act of 1933, as amended. No representation in this Section 7.01(b) shall include any action or inaction of the Lessee, First Chicago Leasing Corporation, the Subordination Agent, the Underwriters or any Affiliates of any thereof whether or not such action or inaction is purportedly on behalf of the Owner Trustee, the Owner Participant or any of their Affiliates.

         Section 7.02. Citizenship. (a) Generally. Each of the Owner Trustee, in its individual capacity and as Trustee, and the Owner Participant severally represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Participant or the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee, the Indenture Trustee and the Owner Participant hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Participant or the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time on or after the Delivery Date it shall have actual knowledge that it has ceased to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or the Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or the Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         (c) Owner Participant. The Owner Participant agrees, solely for the benefit of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee, that if at any time on or after the Delivery Date when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) either it shall cease to be, or an event which has been publicly disclosed has occurred of which the Owner Participant has knowledge and which will cause the Owner Participant to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then the Owner Participant shall give notice thereof to the Lessee, the Owner Trustee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 20 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft. It is agreed that the Owner Participant shall be liable to pay promptly on request (A) to each of the other parties hereto any actual damages (but not consequential damages) suffered by any such other party to the extent the same shall result from the representation and warranty of the Owner Participant in the first sentence of Section 7.02(a) hereof proving to be untrue as of the Delivery Date; and (B) to the Lessee, the Indenture Trustee or the Pass Through Trustee for any damages actually (but not consequentially) incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of the Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section 7.02(c); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against the Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the Owner Participant, to cooperate with the Owner Participant in complying with its obligations under the provisions of the first sentence of this Section 7.02(c), but without any obligation on the part of such other party to take any action believed by it in good faith to be unreasonably burdensome to such party or materially adverse to its business interests.

         Section 7.03. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article 7, the Owner Participant represents and warrants on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party have been duly authorized by all necessary corporate action on its part and, assuming the accuracy of the Lessee's representations in Section 6.01(o) hereof, do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) based on the representations, warranties and covenants contained in Sections 6.01(m)(viii), 6.02 and 7.09 hereof and compliance with Section 10.06 of the Indenture, neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement and the Trust Agreement and the other Operative Agreements to which it is party have been or on the Certificate Closing Date will be duly executed and delivered by the Owner Participant and constitute or on the Certificate Closing Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement or the other Operative Agreements to which it is a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code; and

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) on the Certificate Closing Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section 7.03(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section 7.03(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date (or upon the direction of the Lessee if Section 3.05(a)(i) hereof shall be applicable), and subject to the conditions set forth in this
Section 7.03(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant and any Owner Participant Guarantor shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument substantially in the form attached hereto as Exhibit G-1 to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty substantially in the form of Exhibit G-2 attached hereto of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and (c) provide representations substantially similar to those contained in Sections 7.02(a) and 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements in the manner set forth in the form attached as Exhibit G-1. A transferee hereunder shall be (i) a "U.S. Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) and such transferee shall be personally liable for any debt service to the extent that its receipt of rentals is reduced by reason of any withholding Taxes that result from such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with
Section 10.06 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section 7.03(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.04. Representations, Covenants and Warranties of SSB and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, SSB represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 750 Main Street, Hartford, Connecticut 06013, Attention: Corporate Trust Department and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Owner Participant) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor SSB's performance of or compliance with any of the terms and provisions thereof will violate any Federal or Connecticut law or regulation governing SSB's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by SSB in its individual capacity, constitute the legal, valid and binding obligation of SSB in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by SSB in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on SSB in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against SSB before any court or administrative agency which would materially and adversely affect the ability of SSB, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and the Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of SSB in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Connecticut governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to SSB in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by AVSA, the Aircraft shall be free of Lessor's Liens attributable to SSB in its individual capacity and SSB in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. SSB, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. SSB, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. SSB, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, the Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of SSB to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (d) Securities Act. None of SSB, the Owner Trustee or any Person authorized by either of them to act on its behalf has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither SSB, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give the Owner Participant notice of any Default or Event of Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and the Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and the Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release upon written notice from the Lessee to make such request.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) nor any Person lawfully claiming through the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) shall interfere with the Lessee's right quietly to enjoy the Aircraft during the Term without hindrance or disturbance by the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be).

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Participant, the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participant, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens attributable to the Owner Trustee) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Lessee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11 releasing the Owner Participant and the Owner Trustee from all obligations in respect of the Certificates, the Indenture, this Agreement and the other Operative Agreements, except any obligations relating to the period prior to such assumption and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Holders and the Indenture Trustee, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Certificate Closing Date or the Delivery Date, as the case may be, with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participant in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13. Compliance with Trust Agreement, Etc. Each of the Owner Participant, SSB and the Owner Trustee agrees with the Lessee, the Indenture Trustee and the Pass Through Trustee that so long as the Lien of the Indenture shall be in effect it will (i) comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, the noncompliance with which would materially adversely affect any such party and (ii) not take any action, or cause any action to be taken, to amend, modify or supplement any other provision of the Trust Agreement in a manner that would materially adversely affect any such party without the prior written consent of such party. The Owner Trustee confirms for the benefit of the Lessee, the Indenture Trustee and the Pass Through Trustee that it will comply with the provisions of Article 2 of the Trust Agreement. Notwithstanding anything else to the contrary in the Trust Agreement, so long as the Lease remains in effect, the Owner Participant agrees not to terminate or revoke the trust created by the Trust Agreement without the consent of the Lessee. If and so long as the Indenture shall not have been discharged the consent of the Indenture Trustee shall also be required prior to any termination or revocation of such trust and in addition, the Owner Participant will, at the Lessee's expense, promptly and duly execute and deliver to the Indenture Trustee such documents and assurances including, without limitation, conveyances, financing statements and continuation statements with respect to financing statements and take such further action as the Indenture Trustee may from time to time reasonably request and furnish in order to protect the rights and remedies created or intended to be created in favor of the Indenture Trustee under the Indenture and to create for the benefit of the Certificate Holders a valid first priority Lien with respect to, and a first and prior perfected security interest in, the Trust Indenture Estate.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with the Owner Participant, the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise upon or with respect to any Operative Agreement, any payments thereunder or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to any Operative Agreement, any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements;

         (v) the principal or interest or other amounts payable with respect to the Certificates;

         (vi) the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization, or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii) any assumption by the Lessee pursuant to Section 7.11 of this Agreement and Section 2.12 of the Indenture;

         (viii)  the Aircraft, the Airframe, any Engine or any Part; or

         (ix) the rentals (including Basic Rent, Renewal Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the Operative Agreements, and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with
   Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than the Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith and (ii) in the case of the Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii),
   (iii), (iv), (vii), (ix); and 7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or the Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate (not including any transfers of any Certificates pursuant to Section 15.01(a) hereof) or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or the Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part,
   (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section
   10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision;

         (vii) Taxes imposed on the Owner Participant for which the Lessee is obligated to indemnify the Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of the Owner Participant or the Owner Trustee that is not a U.S. Person or an Indemnitee as of the date hereof under the Operative Agreements (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Certificate Closing Date is an Indemnitee (for purposes of this clause (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) that occurs after the Lease has been declared in default or if such transfer or disposition is pursuant to the exercise of remedies under Article 17 of the Lease, (B) which is an actual or deemed transfer pursuant to Section 7.11 hereof or as a consequence of a Refinancing under Section 15.01 hereof, or any actual or deemed transfer of a Certificate that as part of a Refinancing under Section 15.01 hereof is not retired, but only to the extent the Taxes attributable to such transfer exceed the amount of Taxes that would have been imposed on such transferor if the debt had instead been retired, (C) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (D) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (E) in the case of the Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien; and

         (xii) Any Taxes imposed on the Owner Participant arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Loan Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Loan Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from or reduction in the rate of withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or Owner Participant for any withholding tax, the Lessee will indemnify the Owner Trustee and the Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any such Taxes required to be withheld and any interest and penalties with respect thereto, along with any other costs (including reasonable attorney's fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this
Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced
(including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not the Owner Participant, the Owner Participant and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if permitted by law. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this
Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or Owner Participant is the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participant. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participant within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.

         Section 8.10.  Special Indemnity.  Notwithstanding anything in this
Article 8 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.

                                   ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i) or Article 15 hereof) of every kind and nature, including without limitation Make-Whole Premium (unless excluded pursuant to Section 3.03 of the Lease) (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement (including, without limitation, the execution, delivery and performance hereof by the Owner Participant prior to the delivery of the Aircraft), the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Pass Through Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever, including, without limitation, any passengers, shippers or other Persons wherever located, and claims relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulation;

         (iii) the manufacture, design, sale, return, purchase, acceptance, rejection, delivery, non-delivery, condition, repair, modification, servicing, rebuilding, airworthiness, registration, reregistration, import, export, performance, non-performance, lease, sublease, transfer, merchantability, fitness for use, alteration, substitution or replacement of any Airframe, Engine, or Part under the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part including, without limitation, latent and other defects, whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of the Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee to the extent it:

         (i) would not have occurred but for the willful misconduct or gross negligence of such Indemnitee;

         (ii) after the Delivery Date, is in respect of the Aircraft, and is attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (unless the Aircraft is being returned at such time, in which case after return of physical possession; provided that if the Lease has been terminated pursuant to
   Article 17 thereof, the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be exercising remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease (subject to the foregoing proviso if the Lessor has terminated the Lease pursuant to Article 17 of the Lease) but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) is a cost or expense required to be paid by the Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement and for which the Lessee is not otherwise obligated to reimburse the Owner Participant, directly or indirectly pursuant to the terms of this Agreement or such other Operative Agreement;

         (v) would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Purchase Agreement Assignment, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default by the Lessee of any of its obligations under the Operative Agreements or by another Indemnitee of any of the foregoing;

         (vi)  [reserved];

         (vii) is, in the case of the Owner Participant, Lessor's Liens to the extent attributable to the Owner Participant; in the case of the Owner Trustee, Lessor's Liens to the extent attributable to the Owner Trustee; in the case of SSB, Lessor's Liens to the extent attributable to SSB; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) is, in the case of the Owner Participant or the Owner Trustee, attributable to the offer or sale by such Indemnitee after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (x) in connection with a Refinancing, (y) as a result of the occurrence of an Event of Default provided that either the Lease has been declared in default or the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (z) in connection with the Lessee's exercise of its early termination option under Article 10 of the Lease or its purchase options under Article 4 of the Lease or in connection with Article 11 of the Lease;

         (ix) is an Expense arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as an Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 hereof without regard to Section 8.01(b) hereof.

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has received notice for which the Lessee is, or may be, liable under this Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or (b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be, but without regard to Section 8.01(b) hereof, other than Section 8.01(b)(v) hereof.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Payment Default or Event of Default shall have occurred and be continuing or shall arise at any time during the claim and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any such claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent (A) such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel or on the grounds that such proceeding involves the potential imposition of criminal liability on such Indemnitee or (B) such proceeding will involve any material danger of the sale, forfeiture or loss of, or the creation of any Lien on the Aircraft or the Trust Estate (unless the Lessee posts a bond or other security reasonably acceptable in form and substance to such Indemnitee) or involve any material risk of civil liability to such Indemnitee for which it is not indemnified hereunder. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, to the extent that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06.
No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which the Lessee has not agreed to discharge or with respect to which the Lessee has not agreed to indemnify such Indemnitee to such Indemnitee's satisfaction or which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities after the expiration or other termination of the Lease, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing (or fairly attributable to the Lessee's acts or omissions) prior to such termination or expiration or incurred in the process of (i) the return or disposition of the Aircraft under
Article 12 or Article 17 of the Lease, or (ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.

         Section 9.09. Interest. The Lessee will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Article 9 until the same shall be paid, at the Past Due Rate.

         Section 9.10.  Special Indemnity.  Notwithstanding anything in this
Article 9 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. The Owner Participant shall pay (or reimburse the Lessee if the Lessee shall have previously made such payment) all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for the Owner Participant;
(ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Subordination Agent, the Pass Through Trustee, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses (including computer time-sharing charges) of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of the Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participant; (xii) reimbursement to the Owner Participant, the Owner Participant Guarantor, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement;
(xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of SSB, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participant. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participant under this Agreement (1) to the extent incurred specifically with respect to the Owner Participant, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participant, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through
Certificates.

         The Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participant pursuant to the preceding paragraph is 1.16% of the Purchase Price (the "Estimated Expense Amount"). Transaction Costs shall be paid in the manner provided in Section 3.04 hereof.

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, the Owner Participant, Owner Participant Guaranty, the Indenture Trustee, the Subordination Agent, the Liquidity Providers and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom, or (b) the enforcement of the obligations of the Lessee hereunder or under the other Operative Agreements, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, supplement, waiver or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Purchase Agreement Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement (including any adjustment pursuant to Section 3.04 of the Lease) or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses incurred in connection with the offer, sale or other transfer (whether pursuant to Section 7.03(d) hereof or otherwise) by the Owner Participant after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest or the Trust Agreement or any similar interest (and the Owner Participant shall be responsible for all such fees and expenses), unless such offer, sale or transfer shall occur (A) after the Lease has been declared in default or if the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (B) in connection with the termination of the Lease or action or direction of the Lessee pursuant to Section 4.02, Article 10 or Article 11 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.


                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by the Owner Participant, and a successor Owner Trustee may be appointed and a Person may become Owner Trustee under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance reasonably satisfactory to the Lessee, the Owner Participant, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in
   Section 7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.

         (c) Appointment. For so long as the Aircraft remains registered under the Transportation Code, the Owner Participant agrees to appoint promptly a successor Owner Trustee meeting the requirements of Section 11.01(b) hereof in the event the Owner Participant has knowledge that the Owner Trustee at any time shall not be a Citizen of the United States.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of the Owner Participant. The Owner Participant shall have no obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Indenture, the Trust Agreement, the Tax Indemnity Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Lease or any other Operative Agreement to which the Owner Participant is a party and the Owner Participant shall not be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall the Owner
Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Indenture, the Intercreditor Agreement or the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture, the Trust Agreement, the Intercreditor Agreement or the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02. Further Assurances. The Lessee hereby confirms to the Owner Participant its covenants set forth in and obligations under the Lease. The Lessee agrees that, except as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and the Owner Participant and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and the Owner Participant a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgment. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participant to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Boulevard, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile
   (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or the Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, telephone (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to the Owner Participant;

         (c) If to the Owner Participant, to its office at 200 First Stamford Place, Stamford, Connecticut 06902, Attention: Vice President Leasing with a copy to Director, Portfolio Administration, telephone (914) 335-5000, facsimile 914 335-8301, or to such other address as the Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee;

         (d) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant; and

         (e) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request the Owner Participant to participate in up to two refinancings in whole but not in part, of the Certificates prior to the end of the Basic Term (a "Refinancing"). Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as the Owner Participant is satisfied there is no foreign currency risk to it), and shall be on terms that do not materially adversely affect the Owner Participant. The Owner Participant agrees to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify the Owner Participant and shall not include any financial statements of the Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participant in a manner satisfactory to it for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless the Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing and the Owner Participant shall have been provided such longer period as it shall have required for a reasonable opportunity to review the relevant documentation and the Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to the Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to the Owner Participant, nor shall its rights against all other parties taken as a whole be adversely affected compared to such rights in effect under the Operative Agreements prior to such proposed Refinancing.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participant and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent and setting forth Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participant shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participant by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction.

         (d) Without the prior written consent of the Owner Participant, which consent may be withheld in its sole discretion, no such refinancing shall (1) cause the aggregate principal amount of the indebtedness to be substituted for the Certificates to exceed the aggregate principal amount of the then outstanding Certificates, (2) cause the weighted average life of such indebtedness to be different by more than 6 months than the remaining weighted average life of the then outstanding Certificates, or
(3) cause the date of maturity of such indebtedness to be later than the date of maturity of the Certificates being refinanced.

         (e) Each party agrees to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participant, direction to the Owner Trustee by the Owner Participant to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participant from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to such Owner Participant, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participant), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of the Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to the Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing;

           (viii) In the event the Lessee shall not prohibit the purchase of the Refinancing loan certificates by, or with the assets of, an employee benefit plan, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan or individual retirement account, which is subject to Section 4975(c) of the Code, (individually or collectively, an "ERISA Plan"), the Lessee will permit the placement of the Refinancing loan certificates with an ERISA Plan only if either (A) if such placement is in the form of pass through certificates, the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates represents to the Lessee that it has a prohibited transaction exemption from the U.S. Department of Labor with respect to pass through certificates (such as Prohibited Transaction Exemption 89-88 or any other comparable exemption) or (B) purchasers of the Refinancing loan certificates provide a representation (which may be in the form of a deemed representation) regarding their source of funds used in acquiring the Refinancing loan certificates and, if such purchasers represent that they are using funds of an ERISA Plan in acquiring the Refinancing loan certificates, such purchasers further represent that (1) either they are relying on a prohibited transaction exemption from the U.S. Department of Labor with respect to their purchase and holding of the Refinancing loan certificates and they provide representations regarding the satisfaction of the relevant conditions of such an exemption or (2) their purchase and holding of the Refinancing loan certificates will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The reliance on any such exemption will not be conditional on the Owner Participant's representation concerning its party in interest or other status with respect to ERISA Plans. If neither exemption referred to in clause (A) or (B) of this paragraph (viii) is valid or applicable in any respect to the purchase and holding of the Refinancing loan certificates, or if the representation in clause (B) of this paragraph (viii) that such purchase and holding will not constitute a non-exempt prohibited transaction is not correct, whichever is applicable, then the Lessee shall indemnify the Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses resulting from any "prohibited transaction", within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code, occurring with respect to the placement of the Refinancing loan certificates with, or the holding of the Refinancing loan certificates by, any ERISA Plan with respect to which the Owner Participant is a party in interest, within the meaning of
   Section 3(14) of ERISA, or a disqualified person, within the meaning of
   Section 4975 of the Code, provided, however, that if the Lessee shall fail to obtain either of the representations set forth in clause (A) or
   (B) of this paragraph (viii), such indemnity shall not be subject to the exceptions set forth under Sections 8.01(b)(xii)(A) and (B) and 9.01(b)(ix)(A) and (B) hereof; and

         (ix) The Lessee shall pay all costs and expenses (including legal fees) incurred in connection with any proposed or actually consummated Refinancing.

         Section 15.02. Reoptimization. (a) If a Change in Tax Rate occurs prior to the end of the Basic Term, then, subject to the terms and conditions of this Section 15.02 and Section 3.04 of the Lease, the Owner Participant may, upon 30 days' prior notice to the Lessee, the Indenture Trustee, the Owner Trustee and the Holders, elect to modify the schedule of payments of principal of the certificates issued ("Refinancing Certificates") in connection with any Refinancing using private debt (not including debt issued pursuant to an exemption from registration under the Securities Act relying on Rule 144A promulgated thereunder but otherwise marketed in a manner substantially similar to securities registered under the Securities Act, and not including debt issued in connection with any offering of securities registered under the Securities Act) due on each remaining Rent Payment Date on or commencing on the Rent Payment Date next succeeding the date mutually agreed to by the Owner Participant, the Lessee and the Indenture Trustee on which the Owner Participant shall make such modification (the "Reoptimization Date"). Promptly after making such modification, the Owner Participant shall furnish each party hereto written notice of the amounts so recalculated.

         (b) Adjustments to Refinancing Certificates. On the Reoptimization Date, subject to the satisfaction on or before the Reoptimization Date of the conditions set forth in Section 15.02(c), the Owner Trustee will issue and deliver and the Indenture Trustee will authenticate, and each holder of a Refinancing Certificate will accept delivery of, a new Refinancing Certificate or Refinancing Certificates (in replacement of each Refinancing Certificate then held by such holder, which Refinancing Certificates shall be surrendered to the Indenture Trustee for cancellation) containing such changed principal installments (expressed as a percentage of the original principal amount of such Refinancing Certificate) as shall have been recalculated by the Owner Participant, but in the same principal amount as, and containing terms identical to, except as otherwise contemplated by Section 15.02(d) hereof, the Refinancing Certificates originally issued in connection with the Operative Agreements.

         (c) Conditions to the Obligations of the Holders of the Refinancing Certificates on the Reoptimization Date. The obligation of each holder of a Refinancing Certificate to accept delivery of a new Refinancing Certificate on the Reoptimization Date, and to surrender on such Reoptimization Date any Refinancing Certificate then held by it, is subject to the following conditions precedent having been satisfied on or before the Reoptimization
Date:

         (i) the requirements of Section 15.02(d) hereof shall have been satisfied;


         (ii) the following documents, in form and substance satisfactory to such Holder, shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect: (A) if the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term have been changed, an amendment to the Lease, dated the Reoptimization Date, (B) an amendment to the Indenture setting forth any changed repayment schedule to the Refinancing Certificates, dated the Reoptimization Date and duly filed (or in the process of being so duly filed) for recordation with the Aeronautics Authority and (C) replacement Refinancing Certificates; and

         (iii) in connection with any Reoptimization the Owner Participant shall pay or agree to pay all reasonable costs and expenses incurred by the Lessee, the Owner Trustee, the Indenture Trustee and each Holder of a Refinancing Certificate (including, without limitation, reasonable legal fees and expenses) in connection with any such reoptimization.

         (d)  Payment Schedules.  Except as otherwise provided in this
Section 15.02 as long as the Refinancing Certificates remain outstanding, the payment schedules for the Refinancing Certificates shall not be modified.


                                  ARTICLE 16

                                  [RESERVED]


                                  ARTICLE 17

                                 MISCELLANEOUS

         Section 17.01. Owner for Federal Tax Purposes. It is hereby agreed between the Owner Participant and the Lessee (but the Lessee makes no representation to such effect) that it is the intent of the parties for Federal, state, local and foreign income tax purposes that the Owner Participant will be treated as the owner of the Aircraft and the Lessee will be treated as the lessee of the Aircraft.

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under
Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of each of the Pass Through Trustee and the Subordination Agent, in its capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, including without limitation each Holder of a Certificate, the Owner Participant and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, Indenture Trustee and the Pass Through Trustee. Each of SSB and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of SSB, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither SSB, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of SSB and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds,
(e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, the Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to the Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to the Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by the Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of the Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which the Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. The parties hereto agree that the transactions contemplated by the Operative Agreements are expressly intended to be, shall be and should be construed so as to be entitled to the benefits and protection of Section 1110 of the Bankruptcy Code.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of the Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to the Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER PARTICIPANT:

                                 PMCC LEASING CORPORATION


                                 By:__________________________________________
                                    Name:  Joan D. Woodroof
                                    Title: Manager, Structured Finance



                                 OWNER TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION,
                                 not in its individual capacity,
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name:  Paul D. Allen
                                    Title: Vice President


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President

                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N671FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2017
      Principal Amount:    $33,352,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N671FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2018
      Principal Amount:    $12,507,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N671FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2014
      Principal Amount:    $16,458,000

                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N671FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N671FE and Manufacturer's serial number 778, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N671FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N671FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on September 20, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N671FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  September 18, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N671FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N671FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N672FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. September 20, 2020 and each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2015, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST


            Australia                            Luxembourg

            Austria                              Netherlands

            Belgium                              New Zealand

            Canada                               Norway

            Denmark                              Philippines

            Finland                              Portugal

            France                               Republic of China (Taiwan)

            Germany                              Singapore

            Greece                               Sweden

            Iceland                              Switzerland

            Ireland                              Thailand

            Japan                                United Kingdom

                                SCHEDULE IV

                               DEBT PORTION




Debt Portion                                                       $62,317,000
------------

                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                          [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W. Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof; (D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one Airbus A300F4-605R Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A



Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(a)


                  [Letterhead of Simpson Thacher & Bartlett]


                                                    [Certificate Closing Date]


To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We have acted as special New York counsel for (i) PMCC Leasing Corporation ("PMCC") in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as owner trustee, PMCC, as owner participant, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as indenture trustee, pass through trustee and subordination agent, and (ii) Philip Morris Capital Corporation ("Philip Morris") in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is being furnished to you pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Participation Agreement.

               We have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (collectively, the "Owner Participant Documents") and the Guaranty. We have made such other and further investigations as we have deemed necessary or appropriate for purposes of this opinion. In our examination we have assumed, with your permission, and without independent investigation or inquiry, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

               With your permission, we have further assumed that (i) the Owner Participant Documents and the Guaranty have been duly authorized, executed and delivered by each of the parties thereto, (ii) the respective parties thereto have the power and authority to execute, deliver and perform the Owner Participant Documents and the Guaranty, (iii) the execution, delivery and performance of the Owner Participant Documents and the Guaranty by the parties thereto do not and will not violate the certificate of incorporation, by-laws or other organizations documents of any such party or any bond, debenture, note, mortgage, indenture, lease or other agreement or instrument to which any such party is a party or by which any such party is bound and does and will fully comply with all laws an regulations applicable to each such party and (iv) the Owner Participant Documents constitute valid, legal and binding obligations of the parties thereto (other than PMCC), enforceable against such parties (other than PMCC) in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that:

         1. The Participation Agreement and the Tax Indemnity Agreement constitute valid and legally binding obligations of PMCC enforceable against PMCC in accordance with their respective terms.

         2. The Guaranty constitutes a valid and legally binding obligation of Philip Morris enforceable against Philip Morris in accordance with its terms.

         3. The execution, delivery and performance by PMCC of the Owner Participant Documents will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over PMCC.

         4. The execution, delivery and performance by Philip Morris of the Guaranty will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over Philip Morris.

         5. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by PMCC for the execution, delivery and performance by PMCC of the Owner Participant Documents.

         6. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by Philip Morris for the execution, delivery and performance by Philip Morris of the Guaranty.

               Our opinions in paragraphs 1 and 2 are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York and express no opinion herein concerning any law other than the laws of the State of New York.

               This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied by you for any other purpose, or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except that the Owner Participant may furnish a copy of this opinion to a potential transferee or participant of the interest of such entity or otherwise as required by a governmental authority.


                                             Very truly yours,


                                             Simpson Thacher & Bartlett

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(b)


               [Letterhead of Philip Morris Capital Corporation]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               In my capacity as Assistant General Counsel and Assistant Secretary of Philip Morris Capital Corporation, a Delaware corporation, I have supervised corporate proceedings of (i) PMCC Leasing Corporation, a Delaware corporation (the "Owner Participant"), in connection with the Owner Participant's participation in the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among the Owner Participant, Federal Express Corporation, as Lessee; State Street Bank and Trust Company of Connecticut, National Association, except as otherwise stated, not in its individual capacity but solely as Owner Trustee; and First Security Bank, National Association not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, and (ii) Philip Morris Capital Corporation, a Delaware corporation (the "Guarantor"), in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is delivered pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein but not otherwise defined herein, shall have the respective meanings set forth in the Participation Agreement.

               In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (each such document to be hereafter referred to individually as an "Owner Participant Document" and collectively as the "Owner Participant Documents") and the Guaranty. I have also examined such corporate documents, records and instruments of the Owner Participant and the Guarantor as in my judgement are necessary or appropriate to enable me to render the opinions expressed below. In rendering such opinions, I have relied upon the representations and warranties contained in or made pursuant to the Owner Participant Documents and the Guaranty and have assumed the due authorization, execution and delivery of all documents and instruments by all parties thereto other than the Owner Participant.

               Based on the foregoing and subject to the qualifications and matters of reliance set forth herein, I am of the opinion that:

               1. The Owner Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Owner Participant Documents and to fulfill and comply with the terms, conditions and other provisions thereof.

               2. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Guaranty and to fulfill and comply with the terms, conditions and other provisions thereof.

               3. The Owner Participant Documents have been duly authorized by all necessary corporate action on the part of the Owner Participant, and have been duly executed and delivered by the Owner Participant.

               4. The Guaranty has been duly authorized by all necessary corporate action on the part of the Guarantor, and has been duly executed and delivered by the Guarantor.

               5. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Owner Participant of the Owner Participant Documents.

               6. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Guarantor of the Guaranty.

               7. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Owner Participant) pending or, to my knowledge, threatened against or affecting the Owner Participant or any property rights of the Owner Participant at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Owner Participant or its ability to perform its obligations under the Owner Participant Documents or which would affect the legality, validity or enforceability of such Owner Participant Documents.

               8. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Guarantor) pending or, to my knowledge, threatened against or affecting the Guarantor or any property rights of the Guarantor at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Guarantor or its ability to perform its obligations under the Guaranty or which would affect the legality, validity or enforceability of such Guaranty.

               9. Neither the execution and delivery of the Owner Participant Documents, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Owner Participant, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Owner Participant, (iii) the Certificate of Incorporation or Bylaws of the Owner Participant, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Owner Participant is now a party or by which the property of the Owner Participant may be bound.

               10. Neither the execution and delivery of the Guaranty, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Guarantor, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Guarantor, (iii) the Certificate of Incorporation or Bylaws of the Guarantor, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Guarantor is now a party or by which the property of the Guarantor may be bound.

               I am a member of the bar of the State of New York, and I do not purport to be conversant with, or to express any opinion herein concerning, the laws of any jurisdiction other than those of the State of New York and the United States of America and the General Corporation Law of the State of Delaware. In addition, I express no opinion concerning the laws of the State of New York, the United States of America or any other jurisdiction applicable to the offering or sale of securities. Further, I have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease.

               This opinion is solely for the benefit of the addresses hereof and their respective successors and assigns for use in connection with the transactions contemplated by the Owner Participant Documents and may not be relied upon by any other person or for any other purpose without my express written consent. This opinion may be relied upon by Messrs. Simpson, Thacher & Bartlett in rendering their opinion of even date herewith.


                                                   Very truly yours,


                                                   Nancy S. Rights

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(3)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N671FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement;

               (f)   The Certificates; and

               (g)   The French Pledge Agreement;

(each of the documents identified in paragraphs (a) through (g) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                            EXHIBIT A(4)(a)(i)


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 between
State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this opinion to you in accordance with Section 4.01 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. To our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.

                                             Very truly yours,


                                             Bingham, Dana & Gould LLP

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019




                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b)   We have assumed without any independent investigation
         (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.

               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to
         (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that
         Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP




                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                         EXHIBIT A(4)(a)(ii)


                     [Letterhead of Bingham, Dana & Gould]

                                                              [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No.N671FE) dated as of May 1, 1997 between
State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this Opinion to you in accordance with Section 4.02 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has or had, on the date of execution thereof, duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. The Owner Trustee has received such title to the Aircraft as has been conveyed to it subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Lease; and to our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019
                                                          EXHIBIT A(5)


                    [Letterhead of Ray, Quinney & Nebeker]


                                            [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N671FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement.
Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or
         (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(6)(a)


                       [Letterhead of Kredietbank N.V.]

                                               [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                             Very truly yours,

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

                                                               EXHIBIT A(6)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

                     Re:   Federal Express Corporation 1997-1
                           Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.

               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                       Very truly yours,

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(7)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N671FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association ("SSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent); (ii) that certain Purchase Agreement Assignment (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Purchase Agreement Assignment") between Fed Ex, as Lessee and SSB, as Lessor; (iii) that certain Lease Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Lease") between SSB (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iv) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Trust Indenture") between SSB (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (v) that certain Trust Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Trust Agreement") between SSB (not in its individual capacity), as Owner Trustee and PMCC Leasing Corporation, as Trustor.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N671FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit F and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.

                                SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019





                                                             EXHIBIT A(8)


                        [Letterhead of Clifford Chance]

                                                          [Delivery Date]

To The Opinion Addressees referred to in Schedule A hereof

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               We are special French counsel for Airbus Industrie G.I.E. ("Airbus") and AVSA S.A.R.L. ("AVSA") and you have asked for our opinion in connection with certain transactions contemplated in the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee ("Federal Express"), PMCC Leasing Corporation, as Owner Participant ("Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, and relating to the Aircraft to be operated by Federal Express.

               This opinion is being delivered pursuant to Section 4.02(m)(x) of the Participation Agreement.

               Capitalized terms used in this opinion and not otherwise defined shall have the meaning assigned thereto in the Participation Agreement.

We have examined:

          (i) a copy of an Airbus A300-600R Freighter Purchase Agreement dated as of July 3, 1991 and made between AVSA and Federal Express with an executed Consent and Guaranty of Airbus of same date attached thereto, sent to us by facsimile by AINA Holdings Inc. ("AINA") on April 27, 1994;

         (ii) a copy sent to us by facsimile by Davis Polk & Wardwell on _________________ of an executed Purchase Agreement Assignment dated as of May 1, 1997 (the "Purchase Agreement Assignment") made between Federal Express and the Owner Trustee;

         (iii) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie Consent and Agreement to the Purchase Agreement Assignment;

         (iv) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated AVSA Consent and Agreement to the Purchase Agreement Assignment;

          (v) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Warranty Bill of Sale, relating to the Aircraft and transferring title therein from AVSA to the Owner Trustee ("AVSA Warranty Bill of Sale");

         (vi) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie G.I.E. Warranty, in favour of the Participants (the "Airbus Warranty") warranting AVSA's Warranty Bill of Sale;

         (vii) a copy sent to us by facsimile by AVSA on _________________ of an undated FAA Bill of Sale executed by AVSA in favour of the Owner Trustee;

         (viii) a copy sent to us by facsimile by AVSA on May 3, 1995 of an executed power of attorney dated September 1, 1994 appointing Messrs. John Leahy and Michel Dechelotte, acting singly, as attorneys-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (ix) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing J.C Mauries as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (x) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing Xavier de Rouville as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (xi) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Michele Lascaux and Mr. Etienne O. de Coninck, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA; and

         (xii) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Marie-Pierre Merle-Beral and Michele Lascaux, Messrs. Jacques Debeaulieu, Sylvain Lebeuf, Philippe Martin, Rainer von Borstel and Alain Rochet, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA.

(the documents referred to in paragraphs (i) to (xii) being referred to herein as the "Documents").

               Based on the foregoing, and such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, and assuming the Documents to have been duly executed by the parties thereto (other than Airbus and AVSA), the genuineness of all signatures and the completeness and conformity to the originals of all documents supplied to us as copies or as facsimiles, we are of the opinion that, subject to the qualifications set out below:

         1. Airbus is a groupement d'interet economique duly organized and existing under the laws of the French Republic, and has the power and authority to carry on its business as now conducted. The present members of Airbus are (i) Aerospatiale, Societe Nationale Industrielle, (ii) Daimler-Benz Aerospace Airbus GmbH, (iii) British Aerospace (Operations) Ltd. and (iv) Construcciones Aeronauticas S.A., and each of such corporations is, without the need to proceed against any collateral security for the indebtedness of Airbus or to take any other legal action or process (except for service on Airbus by huissier of notice to perform and subsequent failure by Airbus to do so), jointly and severally liable with the other members for the debts of Airbus arising out of obligations contracted by Airbus while such corporation is a member of Airbus.

         2. AVSA is a societe a responsabilite limitee duly established and existing under the laws of the French Republic and has the power and authority to carry on its business as now conducted.

         3. Each of Airbus and AVSA has full power and authority to enter into and to execute, deliver and perform its obligations under those of the Documents to which it is a party; such obligations are legal, valid and binding upon them respectively, are enforceable in accordance with their respective terms and rank pari passu with the other unsecured obligations of Airbus or AVSA, as the case may be.

         4. All actions, authorizations, approvals, consents, conditions and things required at law to be taken, fulfilled and done to authorize the execution, delivery and performance by Airbus and AVSA of those of the Documents to which they respectively are party have been taken, obtained, fulfilled and done; and no consents under any exchange control, laws, rules or regulations of the French Republic are necessary in connection therewith.

         5. Neither the execution and delivery and performance of the Documents to which Airbus and AVSA respectively are a party, nor the consummation of the transactions contemplated thereby, contravenes or violates any law, governmental rule or regulation applicable to or binding on Airbus or AVSA.

         6. The choice of the laws of the State of New York to govern the Documents (which are expressed to be so governed) is valid under the laws of the French Republic, and a French court would uphold such choice of law in any suit on the Documents brought in a French court.

         7. Under the laws of the French Republic, Airbus and AVSA are subject to private commercial law and to suit, and neither Airbus nor AVSA, nor their respective properties have any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), except that:

               (a) to the extent that Airbus or AVSA occupies or possesses any property by virtue of any license or grant from the French State, such property and the title of Airbus or AVSA thereto may be immune from suit or execution on the grounds of sovereignty, and

               (b) suit and execution against Airbus and AVSA or their respective property may be affected by action taken by the French public authorities in the interests of national defence or on the occurrence of exceptional circumstances of paramount importance to the national interest of France, as such concept is understood under the Constitution, laws and regulations of France.

         8. No French value added tax is due upon the transfer of title of the Aircraft from AVSA to State Street Bank and Trust
               Company of Connecticut, National Association as Owner
               Trustee.

         9. In connection with the obligations of Airbus and AVSA under the Documents, this opinion must be read subject to the following qualifications and observations as to French law:

               (a) the remedy of specific performance may not be available in a French court;

               (b) the enforcement against Airbus of any of the Documents to which it is a party may be limited by applicable bankruptcy, insolvency, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, as such laws are applied to Airbus. The enforcement against AVSA of any of the Documents to which it is a party may be limited by such laws, as such laws are applied to AVSA. The enforcement against any member of Airbus of any obligation of Airbus contained in the Documents may be limited by such laws, as such laws are applied to such member;

               (c) in respect of payment obligations, a French court has power under Article 1244-1 of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor;

               (d) in order to ensure the validity as against third parties of the assignment made in the Purchase Agreement Assignment, it is necessary that notice of such assignment be served on Airbus and AVSA by "huissier" in accordance with the provisions of Article 1690 of the French Civil Code;

               (e) in the event of any proceedings being brought in a French court in respect of a monetary obligation expressed to be payable in a currency other than French Francs, a French court would probably give judgment expressed as an order to pay, not such currency, but its French Franc equivalent at the time of payment or enforcement of judgment. With respect to a bankruptcy, insolvency, liquidation, moratorium, reorganization, reconstruction or similar proceedings, French law may require that all claims or debts be converted into French Francs at an exchange rate determined by the court at a date related thereto, such as the date of commencement of a winding-up;

               (f) a determination or certificate as to any matter provided for in the Documents might be held by a French court not to be final, conclusive or binding, if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith;

               (g) claims may become barred by effluxion of time or may be or become subject to defence of set-off or counterclaim;

               (h) provisions in any Document providing that it or any other Documents may be amended or varied or any provision thereof waived only by an instrument in writing may not be effective;

               (i) a French court may stay proceedings if concurrent proceedings are being brought elsewhere;

               (j) we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator or a creditor; and

               (k) our opinion as to the enforceability of the Documents relates only to their enforceability in France in circumstances where the competent French court has and accepts jurisdiction. The term "enforceability" refers to the legal character of the obligations assumed by the parties under the documents, i.e., that they are of a character which French law enforces or recognizes. It does not mean that the Documents will be enforced in all circumstances or in foreign jurisdictions or by or against third parties or that any particular remedy will be available.

               (l) Article 899 of the French Tax Code provides that agreements evidencing an undertaking to pay a sum of money are subject to stamp tax ("droit de timbre") of a nominal amount if made in the French Republic, if made in a foreign country, such agreements are subject to a stamp tax of a nominal amount before certain use thereof can be made in the French Republic (Article 897 of the French Tax Code). However non-payment of such stamp tax does not affect the legality, validity or enforceability of the agreements.

               In rendering the foregoing opinions, we have assumed that the Documents (expressed to be governed by New York law) constitute the legal, valid and binding obligations of the parties under New York law.

               We are qualified as French Avocats.

               No opinion is expressed herein as to laws other than the laws of the French Republic as of the date hereof. This opinion is for your use and that of no one else, and is limited to (i) the matters specifically mentioned herein, and (ii) the purpose set out above.


                                                   Very truly yours,


                                                   Clifford Chance

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(9)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N671FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), PMCC Leasing Corporation, as Owner Participant (the "Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a)   AC Form 8050-2 Aircraft Bill of Sale dated
                     _____________ (the "FAA Bill of Sale") from AVSA, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration
                     Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations together with Affidavit of the Owner Participant dated _____________ (the "Owner
                     Participant Affidavit") attached thereto, which Owner Trustee Affidavit with the Owner Participant Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Trust Agreement") between the Owner Participant and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N671FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N671FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No.
                     1 (Federal Express Corporation Trust No. N671FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C.
                     Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust
                     Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participant of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participant, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participant Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.



                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm




                                                               Annex I

                              Certain Definitions

                        Airframe, Engines and Aircraft

               One (1) Airbus Industrie A300F4-605R aircraft bearing manufacturer's serial number 778 and U.S. Registration No. N671FE (the "Airframe") and two (2) General Electric CF6-80C2-A5F aircraft engines bearing manufacturer's serial numbers ___-___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").

                            Confidential Omissions

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.
                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]


                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]


                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]


                                   EXHIBIT E

          [FORM OF PURCHASE AGREEMENT ASSIGNMENT, AIRBUS CONSENT AND
                                 AVSA CONSENT]

             [See Exhibit B to Lease Agreement under Exhibit 4.e]


                                   EXHIBIT F

            [FORM OF ENGINE WARRANTY ASSIGNMENT AND ENGINE CONSENT]

             [See Exhibit C to Lease Agreement under Exhibit 4.e]


                                  EXHIBIT G-1

                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                     BENEFICIAL INTEREST TRANSFER AGREEMENT (this "Document"), dated as of _______ __, ____, between ______________, a ______________
corporation ("Transferor") and ______________, a ______________ corporation ("Transferee").

                            W I T N E S S E T H :

                     WHEREAS, the parties hereto desire to effect (a) the transfer by Transferor to Transferee of all of the rights, title and interest of Transferor in and to its interest (the "Beneficial Interest") under the Trust Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (as heretofore amended, the "Trust Agreement"), between Transferor and State Street Bank and Trust Company of Connecticut, National Association, and the Lessor's Estate created thereunder, and all of Transferor's rights and obligations under the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Owner Trustee, PMCC Leasing Corporation, as Owner Participant, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent, and under the other Operative Agreements and (b) the acceptance by Transferee of such transfer and the assumption by Transferee of such obligations of Transferor thereunder; and

                     WHEREAS, Section 7.03(d) of the Participation Agreement permits such transfer and assumption upon satisfaction of certain conditions heretofore or concurrently herewith being observed;

                     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Participation Agreement.

                     2. Transfer. Transferor does hereby sell, convey, assign, transfer and set over, unto Transferee, as of the Effective Time (as defined below), all of Transferor's present and future right, title and interest in and to (a) all of the Beneficial Interest and (b) all of the Owner Participant's rights and obligations under the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and any proceeds therefrom, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of Transferor as have arisen or accrued to Transferor prior to the Effective Time (including without limitation, the right to receive any amounts due or accrued to Transferor under the Operative Agreements as of a time prior to the Effective Time and the right to receive any indemnity payment pursuant to the Participation Agreement or the Tax Indemnity Agreement, with respect to events occurring prior to such time); all of the foregoing that is being transferred under this paragraph 2, the "Transferred Interest".

                     3. Assumption. Transferee hereby accepts the transfer of the Transferred Interest and, for the benefit of Transferor and the other parties to the Participation Agreement, assumes and undertakes and agrees to perform and discharge all of the duties and obligations of Transferor with respect to the Transferred Interest whenever and wherever accrued (other than duties and obligations of Transferor required to be performed by it on or prior to the Effective Time). Transferee hereby confirms that, from and after the Effective Time, Transferee (a) shall be deemed, to the extent set forth in
Section 2 hereof, the "Owner Participant" party to the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and (b) shall be bound by all of the terms of the Operative Agreements to the extent the same relate to the Transferred Interest.

                     4. Release of Transferor. At the Effective Time, Transferor shall be relieved of all of its duties and obligations with respect to the Transferred Interest under the Operative Agreements, provided, however, that Transferor shall in no event be released from any such duty or obligations arising or relating to any event occurring prior to the Effective Time, or on account of any breach by Transferor of any of its representations, warranties, covenants or obligations set forth in the Operative Agreements, or for any fraudulent or willful misconduct engaged in by it prior to the Effective Time, or from any obligation that relates to any indemnity claimed by Transferor or any Lessor's Lien attributable to Transferor.

                     5. Fees and Expenses. The fees, expenses and charges of the parties to the Participation Agreement incurred in connection with the transfer effected hereby shall be for the account of [specify
Transferor/Transferee].

                     6. Payments. Transferor hereby covenants and agrees to pay over to Transferee, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid on account of the Transferred Interest to or for the benefit of Transferor, and Transferee hereby covenants and agrees to pay over to Transferor, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of Transferee that are not attributable to the Transferred Interest and to which Transferor is otherwise entitled.

                     7. Investment Purpose. Transferee hereby represents and warrants that, as of the date hereof, it is acquiring the Transferred Interest for its account with no present intention of distributing such Transferred Interest or any part thereof in any manner which would violate the Securities Act of 1933, as amended, but without prejudice, however, to the right of Transferee at all times to sell or otherwise dispose of all or any part of such Transferred Interest in compliance with Section 7.03(d) of the Participation Agreement.

                     8. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that as of the Effective
Time:

               (a) Organization and Power. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions").

               (b) Authorization, Execution and Validity. This Agreement has been duly authorized, executed and delivered by Transferor and constitutes the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

               (c) Conflict. The execution, delivery and performance by Transferor of this Agreement and compliance by Transferor with all of the provisions hereof do not contravene any regulation or any order of any governmental authority applicable to or binding on Transferor, or contravene the provisions, or constitute a default by Transferor under, its certificate of incorporation or by-laws or any indenture, mortgage, contract or other agreement or instrument to which Transferor is a party or by which Transferor or any of its Properties is bound or affected.

               (d) Consents. No consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice or the taking of any other action with respect to, any governmental authority on the part of Transferor is required in connection with the execution, delivery and performance by Transferor of this Agreement.

               (e) Litigation. There are no proceedings pending or, to the knowledge of Transferor, threatened against Transferor before any governmental authority that would materially and adversely affect the ability of Transferor to consummate the Transactions.

               (f) No Liens. The Trust Estate is free of Lessor's Liens attributable to Transferor.

               (g) Compliance with Operative Agreements. Transferor has fully performed all of its obligations under the Participation Agreement and under each other Operative Agreement which obligations by their terms are required to be satisfied or performed prior to the Effective Time or prior to the consummation of the Transactions.

               (h) Default. As a result of the transfer effected hereby, no Indenture Default attributable to the Owner Participant or the Owner Trustee has occurred and is continuing.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft.

                     9. Representations and Warranties of Transferee. Transferee represents and warrants to Transferor and to the other parties to the Participation Agreement that as of the Effective Time:

               (a) Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of [ ], has the full corporate power, authority and legal right to carry on its business as now conducted, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions");

               (b) Transferee has full corporate power, authority and legal right to execute, deliver and enter into this Agreement and the other Operative Agreements and full corporate power and authority to perform its obligations thereunder, and such execution, delivery and performance do not and will not contravene any applicable law or any order of any governmental authority applicable to or binding on the Transferee, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon the property of the Transferee under, its articles of incorporation or by-laws or any material indenture, mortgage, contract or other agreement or instrument to which the Transferee is a party or by which it or any of its property may be bound or affected;

               (c) the execution, delivery and performance of this Agreement by the Transferee (i) has been duly authorized by all necessary corporate action and (ii) does not require any approval of the shareholders of the Transferee or any approval or consent of, or notice to, any trustee or holders of any indebtedness or obligation of the Transferee, except for such approvals and consents as have already been obtained;

               (d) this Agreement has been duly executed and delivered by the Transferee, and constitutes the legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;

               (e) there are no proceedings or actions pending or, to the knowledge of the Transferee, threatened against the Transferee before any governmental authority in which there is a reasonable probability of an adverse determination that individually or in the aggregate would materially and adversely impair the ability of the Transferee to perform its obligations under this Agreement or the Operative Agreements, or which involve the Transactions or question the validity of any Operative Agreement to which the Owner Participant is a party or any action taken or to be taken pursuant thereto; and the Transferee is not in default with respect to any order of any governmental authority which involves the Transactions or the default under which would materially and adversely affect the ability of the Transferee to perform its obligations under this Agreement or any of the Operative Agreements;

               (f) no consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority is required under any law for the execution and delivery by the Transferee of this Agreement, or the carrying out by the Transferee of any of the Transactions, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken;

               (g) the Lessor's Estate is free of any Lessor's Liens attributable to the Transferee;

               (h) the Transferee, upon execution of this Agreement, will not be in default under any of the Operative Agreements;

               (i) no part of the funds to be used by it to acquire the interests acquired by the Owner Participant under the Participation Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

               (j) Transferee is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Certificate Holder, for any Taxes that may be imposed on such Holder as a result of its failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and it shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country;

               (k) [After giving effect to a voting trust or similar agreement(*), Transferee is a Citizen of the United States] [applicable if Aircraft is registered in the United States or is proposed to be so registered]

------------
(*) Such voting trust or similar agreement must be reasonably satisfactory to the Lessor and the Indenture Trustee.

               (l) On and as of the Effective Date, the representations and warranties of the Owner Participant in Article 7 of the Participation Agreement are true and correct as to the Transferee; and

               (m) Transferee satisfies the conditions applicable to a transferee of the Beneficial Interest set forth in Section 7.03(d) of the Participation Agreement, including without limitation, the condition set forth in the last sentence thereof [and to the extent the same has been requested by the Lessee or the Indenture Trustee, Transferee has heretofore provided to the Lessee and the Indenture Trustee its most recent audited financial statements, which show a consolidated tangible net worth or combined capital and surplus of at least $75,000,000] [remove bracketed language if an Owner Participant Guaranty is provided].

               (n) the Transferee has, independently and without reliance upon any other party (including without limitation the Transferor) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and the Transferee has established adequate means of obtaining from Lessee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Lessee.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of it under applicable aviation law.

                     10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. 11. Effectiveness. This Agreement shall be effective upon the mutual execution and delivery of this Agreement (the "Effective Time").

                     12. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart.

                     13. Beneficiaries. Each of the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee, together with their respective successors and permitted assigns, is and shall be deemed a third party beneficiary of this Agreement entitled to enforce this Agreement directly and in its own name and enforce any rights or claims of the parties hereto.

                     14. Further Assurances. Each party agrees that from time to time after the Effective Time, it shall execute and deliver or cause to be executed and delivered such instruments, documents and papers, and take all such further action as may be reasonably required in order to consummate fully the purposes of this Agreement and to implement the transactions contemplated hereby.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            [TRANSFEROR]


                            By:___________________________
                               Name:
                               Title:



                           [TRANSFEREE]


                            By:___________________________
                               Name:
                               Title:



                                  EXHIBIT G-2

                      FORM OF OWNER PARTICIPANT GUARANTY


                     TRANSFEREE'S PARENT GUARANTY, dated as of ___________ __, ____, (this "Guaranty") by ____________________, a ___________
corporation (the "Guarantor"), to State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity and as Owner Trustee, First Security Bank, National Association, as Indenture Trustee and Pass Through Trustee, and Federal Express Corporation, as Lessee (collectively, together with their successors and assigns and the holders from time to time of the Certificates, the "Beneficiaries").

                             W I T N E S S E T H :

                     WHEREAS, ___________, a ____________ corporation (the
"Transferor"), is party to the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual, except as otherwise stated therein, but solely as Owner Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent; and

                     WHEREAS, the Transferor wishes to transfer, among other things, all of the rights, title and interest of the Transferor in and to the Beneficial Interest under the Trust Agreement and the Lessor's Estate created thereunder, and all of the Transferor's rights and obligations under the Participation Agreement, the Trust Agreement and the other Operative Agreements to __________________, a _______________
[corporation] (together with its successors and assigns, the "Transferee"), a subsidiary of the Guarantor, pursuant to the Beneficial Interest Transfer Agreement, dated as of the date hereof (the "Transfer Agreement"), between the Transferor and the Transferee; and

                     WHEREAS, the terms of the Participation Agreement provide that the aforementioned transfer is conditioned upon the execution and delivery of this Guaranty by the Guarantor;

                     NOW, THEREFORE, in order that the Transferor may make the aforementioned transfer to the Transferee, the Guarantor hereby agrees with and for the benefit of the Beneficiaries as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Participation Agreement or the Transfer Agreement.

                     2. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely surety, to the Beneficiaries the prompt and complete payment by the Transferee when due of all payment obligations of the Transferee under the Operative Agreements without offset or deduction and the timely performance of all other obligations of the Transferee thereunder (such payment and other obligations, the "Obligations"), and the Guarantor further agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) that may be paid or incurred by the Beneficiaries in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty.

                     The Guarantor will not exercise any rights that it may now or hereafter acquire against Transferee that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty, the Transferred Interest or the Operative Agreements, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against Transferee or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Transferee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations have been performed in full and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the final payment in full in cash of the Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of any Beneficiary and shall forthwith be paid to such Beneficiary to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Operative Agreements, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising.

                     3. No Subrogation. Notwithstanding anything to the contrary in this Guaranty, the Guarantor hereby agrees not to assert any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, under common law or otherwise) of any Beneficiary against the Transferee for the payment of the Obligations until all of the Obligations shall have been satisfied by payment and performance in full.

                     4.  Amendments with Respect to the Obligations;
Waiver of Rights. The Guarantor shall remain fully obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment or performance of any of the Obligations made by any Beneficiary may be rescinded by such party and any of the obligations continued, and the Obligations, may, from time to time, in whole or part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary and any Operative Agreement may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof from time to time. When making any demand hereunder against the Guarantor, a Beneficiary may, but shall be under no obligation to, make a similar demand on the Transferee, and any failure by a Beneficiary to make any such demand or to collect any payments from the Transferee or any release of the Transferee shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Beneficiary against the Guarantor. For the purposes hereof, "demand" shall include the commencement and continuance of any legal proceedings. The Guarantor represents and warrants that it is the parent of the Transferee, and agrees that its obligations hereunder shall continue unimpaired, even if the Guarantor is no longer an Affiliate of the Transferee.

                     5. Guaranty Absolute and Unconditional. The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the terms of the Transfer Agreement and the Operative Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations or any other obligations of any other party, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether the Transferee or any other party is joined in any such action or actions. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Transferee or the Guarantor and any Beneficiary shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives, to the fullest extent permitted by applicable law, diligence, presentment, promptness, protest, mitigation of damages by the Beneficiaries demand for payment and notice of default or nonpayment to or upon the Transferee or the Guarantor with respect to the Obligations. The Guarantor further waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future. The Guarantor understands and agrees that, to the fullest extent permitted by applicable law, this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance (and not merely of collectibility) without regard to:

               (a) the validity, regularity or enforceability of the Transfer Agreement, any Operative Agreement, or any of the Obligations at any time or from time to time held by any Beneficiary;

               (b) any defense, set-off, rebate, adjustment, withholding, deduction or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Transferee against any Beneficiary or any agreement or instrument relating thereto or;

               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations or any other obligations of any other party under the Transfer Agreement, the Operative Agreements, or any other amendment or waiver of or any consent to departure from the Transfer Agreement or other Operative Agreements;

               (d) any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

               (e) any change, restructuring or termination of the corporate structure or existence of the Guarantor or the Transferee or any of the Affiliates of either;

               (f) any defect in the title, condition, design, operation or fitness of, or any interference with the operation, use or possession of, the Aircraft;

               (g) any failure to establish, perfect or preserve title to or any security interest in or to the Aircraft or any other collateral security for the Obligations; or

               (h) any other circumstance whatsoever or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

               When pursuing its rights and remedies hereunder against the Guarantor, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Transferee for the Obligations, and any failure by any Beneficiary to pursue such other rights or remedies or to collect any payments from the Transferee, or any release of the Transferee, shall not, to the fullest extent permitted by applicable law, relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Beneficiary against the Guarantor. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (x) the date that all of the Obligations are satisfied by payment and performance in full and (y) the date that all right, title and interest of the Transferee shall have been transferred to a Person meeting the requirements of Section 7.03(d) of the Participation Agreement in accordance with said section; provided that this Guaranty shall remain in full force and effect with respect to obligations relating to the period prior to such transfer.

                     6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Beneficiary upon the insolvency, bankruptcy dissolution, liquidation or reorganization of the Transferee or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Transferee or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made and the Guarantor agrees that it will indemnify any such Beneficiary on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) by such Beneficiary in connection with such rescission or restoration.

                     7. Payments. The Guarantor hereby guarantees that payments hereunder shall be paid without set-off, counterclaim, deduction, rebate, adjustment or withholding, and shall be made in U.S. Dollars in immediately available funds.

                     8. Representations and Warranties. The Guarantor hereby represents and warrants that:

               (a) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Transferee is currently a subsidiary of the Guarantor;

               (b) the Guarantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

               (c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally;

               (d) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or contractual obligation of the Guarantor or any of its constitutive documents;

               (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

               (f) the Guarantor is a [a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent)] of not less than $75,000,000 [and has, if the same have been requested by the Lessee or the Indenture Trustee, heretofore furnished to the Lessee and the Indenture Trustee copies of its most recent audited financial statements];

               (g) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived; and

               (h) the Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from Transferee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Transferee.

                     9. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                     10.  Jurisdiction;  Waiver of Jury Trial, Etc.

                     (a)  The Guarantor hereby irrevocably and
unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in the courts of any jurisdiction.

                     (b) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                     11. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                     12. No Waiver; Cumulative Remedies. No Beneficiary shall by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Beneficiary, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right power or privilege. A waiver by a Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                     13. Amendments and Waivers. None of the terms or provisions of this Guaranty may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and each Beneficiary.

                     14. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Beneficiaries and their respective successors and permitted assigns but Guarantor may not assign this Guaranty without prior written consent of the Beneficiaries except to an assignee making, as of the date of such assignment, (i) representations and warranties substantially similar to those contained in Section 8 hereof and (ii) a representation that it is a U.S. citizen, unless, in the case of the preceding clause (ii) any of (a) the aircraft is not then registered in the United States nor contemplated to be so registered or (b) a voting trust or similar arrangement reasonably satisfactory to the Beneficiaries is in place with respect to such registration or (c) it is not necessary for the Guarantor to be a U.S. citizen in order for the aircraft to remain registered in the United States.

                     15. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                     16. Notices. All notices, requests and demands to or upon the Guarantor or any Beneficiary to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, when delivered by hand or by mail, upon receipt, or, when delivered by facsimile transmission, upon being sent and confirmed, addressed (a) in the case of the Guarantor, to the Guarantor at its office at [_________________________________], and (b) in the case of any Beneficiary, to such Beneficiary at the address provided for such Beneficiary in or pursuant to the Participation Agreement.

            IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.



                                          [NAME OF GUARANTOR]


                                          _________________________________
                                          Name:
                                          Title:


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee

                           PMCC LEASING CORPORATION,
                               Owner Participant

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

              LEVERAGED LEASE OF ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 779, REGISTRATION NO. N672FE


                               TABLE OF CONTENTS

                                                                          Page


Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  4
   Section 2.02.  Certificates.............................................  5
   Section 2.03.  Owner Participant's Instructions to Owner Trustee........  5
   Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent, Stipulated
                  Loss Values and Termination Values.......................  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  6
   Section 3.03.  Owner Participant's Instructions to Owner Trustee........  9
   Section 3.04.  Transaction Costs........................................  9
   Section 3.05.  Postponement of Delivery Date............................  9
   Section 3.06.  Closing.................................................. 11

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 11
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 20
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 28

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 28

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 29
   Section 6.02.  Offering by Lessee....................................... 35
   Section 6.03.  Certain Covenants of Lessee.............................. 35
   Section 6.04.  Survival of Representations and Warranties............... 43

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 43
   Section 7.02.  Citizenship.............................................. 44
   Section 7.03.  Representations, Warranties and Covenants of Owner
                  Participant.............................................. 45
   Section 7.04.  Representations, Covenants and Warranties of SSB and the
                  Owner Trustee............................................ 50
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 52
   Section 7.06.  Indenture Trustee's Notice of Default.................... 54
   Section 7.07.  Releases from Indenture.................................. 54
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 54
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 54
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 55
   Section 7.11.  Lessee's Assumption of the Certificates.................. 55
   Section 7.12.  Indebtedness of Owner Trustee............................ 57
   Section 7.13.  Compliance with Trust Agreement, Etc..................... 58
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 58

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 60
   Section 8.02.  After-Tax Basis.......................................... 65
   Section 8.03.  Time of Payment.......................................... 66
   Section 8.04.  Contests................................................. 66
   Section 8.05.  Refunds.................................................. 69
   Section 8.06.  Lessee's Reports......................................... 69
   Section 8.07.  Survival of Obligations.................................. 70
   Section 8.08.  Payment of Taxes......................................... 70
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 70
   Section 8.10.  Special Indemnity........................................ 70

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 71
   Section 9.02.  After-Tax Basis.......................................... 74
   Section 9.03.  Subrogation.............................................. 75
   Section 9.04.  Notice and Payment....................................... 75
   Section 9.05.  Refunds.................................................. 75
   Section 9.06.  Defense of Claims........................................ 76
   Section 9.07.  Survival of Obligations.................................. 77
   Section 9.08.  Effect of Other Indemnities.............................. 77
   Section 9.09.  Interest................................................. 77
   Section 9.10.  Special Indemnity........................................ 78

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 78

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 80

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of the Owner Participant.................... 82
   Section 12.02.  Interest of Holders of Certificates..................... 82

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 82
   Section 13.02.  Further Assurances...................................... 83
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgment.......................................... 83

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 83

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 84
   Section 15.02.  Reoptimization.......................................... 88

                                  ARTICLE 16

                                  [RESERVED]

                                  ARTICLE 17

                                 MISCELLANEOUS

   Section 17.01.  Owner for Federal Tax Purposes.......................... 89
   Section 17.02.  Collateral Account...................................... 89
   Section 17.03.  Counterparts............................................ 90
   Section 17.04.  No Oral Modifications................................... 90
   Section 17.05.  Captions................................................ 91
   Section 17.06.  Successors and Assigns.................................. 91
   Section 17.07.  Concerning the Owner Trustee, Indenture Trustee and the
                   Pass Through Trustee.................................... 91
   Section 17.08.  Severability............................................ 92
   Section 17.09.  Public Release of Information........................... 92
   Section 17.10.  Certain Limitations on Reorganization................... 92
   Section 17.11.  GOVERNING LAW........................................... 93
   Section 17.12.  Section 1110 Compliance................................. 93
   Section 17.13.  Reliance of Liquidity Providers......................... 93

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 93

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
SCHEDULE IV            Debt Portion
EXHIBIT A(1)(a)(i)     Opinion of Lessee's Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)    Opinion of Lessee's Counsel
                       (Delivery Date)
EXHIBIT A(1)(b)(i)     Opinion of Lessee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)    Opinion of Lessee's Special Counsel
                       (Delivery Date)
EXHIBIT A(2)(a)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Special Counsel
EXHIBIT A(2)(b)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Counsel
EXHIBIT A(3)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(4)(a)(i)     Opinion of Owner Trustee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(4)(a)(ii)    Opinion of Owner Trustee's Special Counsel
                       (Delivery Date)
EXHIBIT A(5)           Opinion of Pass Through Trustee's and Subordination
                       Agent's Special Counsel
EXHIBIT A(6)(a)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(6)(b)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(7)           Opinion of Engine Manufacturer's Counsel
EXHIBIT A(8)           Opinion of Manufacturer's and AVSA's Counsel
EXHIBIT A(9)           Opinion of Special Aviation Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement
EXHIBIT E              Form of Purchase Agreement Assignment, Consent and
                       Agreement, AVSA Consent and Agreement
EXHIBIT F              Form of Engine Warranty Assignment and Engine Consent
EXHIBIT G-1            Form of Assignment and Assumption Agreement
EXHIBIT G-2            Form of Owner Participant Guaranty

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO.
N672FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee"), PMCC LEASING CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Owner Participant"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Owner Participant has entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the benefit of the Owner Participant on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Owner Participant:

         (a)   on the Delivery Date, to purchase the Aircraft from AVSA;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments, (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture;

         (d) on the Certificate Closing Date, to execute and deliver the Purchase Agreement Assignment, whereby the Lessee assigns to the Owner Trustee the right to purchase the Aircraft from AVSA and certain of the Lessee's rights and interests under the Purchase Agreement and the Consent and Guaranty to the extent that the same relate to the Aircraft (except to the extent reserved in said Purchase Agreement Assignment), which Purchase Agreement Assignment is to include as an annex a Consent and Agreement executed by the Manufacturer and the AVSA Consent and Agreement executed by AVSA, said Purchase Agreement Assignment, Consent and Agreement and AVSA Consent and Agreement to be substantially in the form of Exhibit E hereto; and

         (e) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit F hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty, the Owner Trustee will purchase, and receive title to, the Aircraft from AVSA and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless otherwise specifically provided herein, the definitions set forth in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Owner Participant will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         Section 2.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the issuance of Certificates in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the action specified in Section 1.01 (other than clauses (a) and (c)) of the Trust Agreement and confirmation that all conditions to closing in respect of the Certificate Closing Date set forth in Section 4.01 (but not Section 4.02) hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 2.04. Pre-Delivery Date Adjustments to Basic Rent, Stipulated Loss Values and Termination Values. On or prior to the Delivery Date, the percentages for Basic Rent referred to in Schedule II of the Lease and the percentages for Stipulated Loss Value and Termination Value in
Schedule III and Schedule IV, respectively, of the Lease shall be adjusted (upward or downward), subject to the procedures set forth in Section 3.04 of the Lease and the minimum values established by Section 3.05 of the Lease and the definitions of Stipulated Loss Value and Termination Value, to reflect changes in the pricing assumptions with respect to (i) the Delivery Date being other than August 19, 1997, (ii) a different rate of interest or amortization schedule assumed by the Owner Participant in calculating such percentages from that assumed by the Owner Participant in originally calculating such percentages, (iii) Transaction Costs being other than as assumed in Section
10.01 hereof, (iv) any change in the length of the Basic Term (but in no event shall the Term exceed 23.25 years) and (v) a Change in Tax Law which occurs after the date of the execution of this Agreement but on or prior to the Delivery Date. Notwithstanding anything herein to the contrary, the Lessee shall have no obligation to enter into the transaction contemplated by this Agreement other than with respect to Transaction Costs as described in Section
2.03 below and its obligation to purchase the Aircraft as provided in Section 3.05(a) hereof if, as a result of a Change in Tax Law after the date of execution of this Agreement but on or prior to the Delivery Date, the Net Present Value of Rents is increased by 100 basis points or more.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participant's Commitment, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) the Owner Participant agrees to participate in the Lessor's payment of the Purchase Price by making an investment in the beneficial ownership of the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement II, (iii) subject to the proviso to this Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) pursuant to the Purchase Agreement as assigned pursuant to the Purchase Agreement Assignment, AVSA shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Purchase Agreement Assignment of the Lessee's right to purchase the Aircraft for the remaining balance due under the Purchase Agreement and for the transfer of title to the Aircraft from AVSA to the Owner Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery Date: (A) by the Owner Trustee to AVSA, an amount equal to the remaining balance due to AVSA under the Purchase Agreement for the Aircraft, as evidenced by the Invoice, or if the proviso to this Section 3.02(a) is applicable, such amount as it shall have received from the Owner Participant not to exceed such remaining balance due to AVSA, (B) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price (or if the proviso to this Section 3.02(a) is applicable, the amount received from the Owner Participant) minus the cash payment to AVSA pursuant to clause (A) above and (C) by the Indenture
Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt
Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made, (3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall instead pay to AVSA any balance of the Purchase Price remaining after payment to AVSA by the Owner Trustee as contemplated by clause (A) above and the Indenture Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture all amounts then held in the Collateral Account.

         (b) Payment of Commitment. The Owner Participant agrees with the Lessee and only with the Lessee on behalf of the Owner Trustee, subject to the terms and conditions of this Agreement, to make the amount of its Commitment available for and on account of the Owner Trustee on the Delivery Date specified in the Delivery Notice pursuant to Section 3.03 hereof by wire transfer, initiated by 10:00 a.m. (New York City time on such day) of such amount in immediately available funds, to the Owner Trustee for deposit in its
account at State Street Bank and Trust Company, Boston,   Massachusetts, ABA
No. 011-000-028, A/C No. 9900-314-7, Attention: Christy O'Connor, Re: FedEx Equity Payments Account. The amount of the Owner Participant's Commitment shall be held for the account of the Owner Participant by the Owner Trustee until released by the Owner Participant or its special counsel at closing or until returned to the Owner Participant in accordance with Section 3.02(c) hereof.

         (c) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, the Owner Participant shall have no obligation to make any portion of such Debt Portion available or to increase the amount of its Commitment, and the obligations of the Owner Participant shall remain subject to the terms and conditions of this Agreement, until no later than September 30, 1997.

         (ii) Subject to the provisions of Section 3.05 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause the Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to the Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to such Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by the Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to the Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participant may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but the Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until September 30, 1997, whereupon the Owner Participant's Commitment hereunder shall terminate. On such third Business Day (or such earlier date) or September 30, 1997, as the case may be, or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participant, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participant at the Debt Rate, such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participant in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participant after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(c). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the release of its Commitment in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the actions specified in Sections 1.01(a) and (c) of the Trust Agreement and confirmation that all conditions to closing set forth in
Section 4.02 hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 3.04. Transaction Costs. If the transactions contemplated by this Article 3 are consummated, as and when any portion of Transaction Costs becomes due and payable, the Owner Participant shall, as soon as practicable upon receipt of bills or invoices for the amounts payable make such payments or, if the Lessee shall have already made such payment, shall reimburse the Lessee therefor or shall, as soon as practicable, furnish the Owner Trustee funds sufficient to, and the Owner Trustee shall, as soon as practicable, make payment of such portion to the Person or Persons entitled to payment upon presentation to the Owner Trustee of bills or invoices for the amount of such payment. If such transactions are not consummated, the Lessee shall pay or cause to be paid all the Transaction Costs; provided, however that if the failure of such transactions to be consummated is due to (i) a failure of the Owner Participant to obtain investment approval to proceed with the transaction contemplated hereby, (ii) a failure to negotiate the Operative Agreements in good faith by the Owner Participant or (iii) a wrongful act by the Owner Participant, the Lessee shall have no obligation to pay those costs and expenses incurred directly by the Owner Participant in connection with the transactions contemplated by this Agreement described in Sections 10.01(a)(i) and (xi) hereof, but the Lessee shall be obligated to pay all other Transaction Costs.

         Section 3.05. Postponement of Delivery Date. (a) If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date for a period of not more than five (5) Business Days, but in no event later than September 30, 1997. If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available in accordance with the terms of Section 3.02 hereof on such postponed Delivery Date, (i) if the Owner Participant fails to make available its Commitment in breach of its obligations under this Agreement, the Lessee shall cause the Owner Participant to assign to another equity investor identified by the Lessee its interest in the Lessor's Estate pursuant to Section 7.03(d) hereof and (ii) if no such equity investor is identified, or if such equity investor fails to close such transactions, or if the Owner Participant fails to make available its Commitment for any other reason than as specified in clause (i) above, the Owner Participant's interest in the Lessor's Estate shall be automatically conveyed to the Lessee without any further action, and the parties hereto shall take such actions as may be advisable or necessary to give effect to such conveyance. From and after any such conveyance, the Owner Participant's obligations hereunder and under the other Operative Agreements shall cease. The exception to the Lessee's indemnity set forth in clause (viii) of Section 9.01(b) hereof shall not be applicable to any such conveyance other than a conveyance pursuant to clause (i) above. For the avoidance of doubt, it is understood and agreed that if for any reason other than the failure of the Manufacturer or AVSA to deliver the Aircraft, the Lessee does not enter into the Lease Supplement with the Owner Trustee on or prior to the Cut-Off Date, the Indenture Trustee and the Pass Through Trustee agree that the Lessee shall purchase the Aircraft and assume all of the obligations of the Owner Trustee under the Certificates upon satisfaction of the requirements set forth in Section 4.02 hereof, as the same may be modified by the provisions of Section 7.11 hereof and as otherwise necessary to reflect a full recourse secured aircraft financing of the Lessee. If the Lessee has identified an equity investor under the circumstances set forth in clause (i) above, the Owner Participant agrees to assign its interest in the Lessor's Estate as provided in said clause
(i). In case of any such conveyance pursuant to said clause (i) (but subject to the satisfaction of the conditions precedent specified herein), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (i) in the case of the Indenture Trustee and the Pass Through Trustee, as a result of a failure of the Manufacturer or AVSA to deliver the Aircraft, or (ii) in the case of the Owner Participant, for any reason, then, in such event, the Owner Trustee shall not purchase the Aircraft from AVSA, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of the Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to pay any Transaction Costs as provided in
Section 3.04 hereof (to the extent such section is applicable) and to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(c) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.05(a) hereof, if the Lessee gives the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.06. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. (i) On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series and Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture.
   The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act, and (ii) on the Certificate Closing Date, the "Certificates" (as defined in each of the Related Indentures) have been duly issued and delivered by the "Owner Trustee" (as defined in each of the Related Indentures) to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) in the case of the Owner Participant only, the Tax Indemnity Agreement;

         (iv)  the Purchase Agreement and the Consent and Guaranty;

         (v) the Purchase Agreement Assignment and the French Pledge Agreement with respect thereto;

         (vi)  the GTA;

         (vii) the Trust Agreement;

         (viii) the Ancillary Agreement I;

         (ix)  the Ancillary Agreement II;

         (x)   the Owner Participant Guaranty;

         (xi)  the Intercreditor Agreement; and

         (xii) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Owner Participant, the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of the Owner Participant, the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, the Owner Participant, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Tax Indemnity Agreement, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the articles of incorporation and bylaws of the Owner Participant and the Owner Participant Guarantor, certified by the Secretary or an Assistant Secretary of the Owner Participant or the Owner Participant Guarantor as of the Certificate Closing Date, and a copy of the resolutions of the board of directors of the Owner Participant, certified as such as of the Certificate Closing Date by such Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which the Owner Participant is or is to be a party and each other document to be executed and delivered by the Owner Participant in connection with the transactions contemplated hereby, and a copy of the resolutions of the board of directors of the Owner Participant Guarantor, certified as such as of the Certificate Closing Date by the Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant Guarantor of the Owner Participant Guaranty and the other Operative Agreements to which such Owner Participant Guarantor is or is to be a party and each other document to be executed and delivered by the Owner Participant Guarantor in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the articles of association and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (vi) a copy of the articles of association and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vii) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant as the Indenture Trustee, the Pass Through Trustee or the Owner Participant may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from (i) the Owner Participant, signed by a duly authorized officer of the Owner Participant dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (j) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of SSB and FSB, respectively, dated the Certificate Closing Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens.

         (k) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Simpson Thacher & Bartlett, special counsel for the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(a) hereto and the General Counsel's Office of the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(b) hereto, each addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(3) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(5) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(6)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(6)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (l) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (m) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (n) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (o) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full.

         (p) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (q) Section 131.3 of the New York State Banking Law Filing. SSB shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the Certificate Closing Date and on or prior to the Delivery Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the Lease Supplement shall be delivered to the Indenture Trustee):

         (i)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (ii) an Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (iii) the Invoice;

         (iv) AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

         (v)   the Consent and Agreement and the AVSA Consent and Agreement;
               and

         (vi)  the Engine Warranty Assignment and the Engine Consent.

         (d) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) counsel for the Engine Manufacturer, in the form of Exhibit A(7) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Clifford Chance, special counsel for AVSA and the Manufacturer, in the form of Exhibit A(8) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(9) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) in the case of the Owner Participant only, Simpson Thacher & Bartlett, tax counsel to the Owner Participant, addressed to the Owner Participant, with respect to certain tax matters.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of AVSA's FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) AVSA's FAA Bill of Sale, the Lease and Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. A UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee) and shall have been duly filed in the State of Tennessee.

         (g) Payments. The Owner Participant shall have made available its Commitment to the Owner Trustee and the other payments contemplated by
   Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participant shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participant (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participant to the effect, among other things, that on the Delivery Date:

            (i) (A) the estimated fair market value of the Aircraft net of any cost to the Owner Participant or the Owner Trustee of return at the end of the Basic Term and any Fixed Renewal Term (determined without including in such value any increase or decrease for inflation or deflation during the Term) is equal to or greater than 20% of the Purchase Price for the Aircraft and (B) at least 20% of the useful economic life of the Aircraft will be remaining at the end of the Basic Term and any Fixed Renewal Term;

            (ii) the estimated useful life of the Aircraft is at least 133% of the Basic Term and any Fixed Renewal Term;

            (iii) the Purchase Price of the Aircraft is no greater than the fair market value of the Aircraft on the Delivery Date;

            (iv) on the Delivery Date, the Aircraft will not require any modifications, improvements or additions in order to be rendered complete for its intended purpose by the Lessee;

            (v) the amount payable by the Lessee upon the exercise of its purchase option pursuant to Section 4.02(a)(F) of the Lease equals or exceeds the currently estimated Fair Market Value of the Aircraft on such date (taking into account inflation or deflation to such date); and

            (vi) the Aircraft is not limited use property.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participant of its equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease (assuming, for this purpose, that the provisions of Article 16 of the Lease had become operative on the Certificate Closing Date and not the Delivery Date) or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participant, signed by a duly authorized officer of (i) the Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of SSB and FSB, respectively, dated the Delivery Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account or if the proviso to Section 3.02(a) is applicable, then the Lessee shall have made the payment required to be made to AVSA pursuant to such proviso.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with such Lease Supplement, the Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and
(iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i), (j),
(k)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(v) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless any such representation is specifically made as of one date):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Consent and Agreement, the AVSA Consent and Agreement, the Engine Consent and the Consent and Guaranty) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of AVSA's FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participant true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as defined at the end of this Section 6.01(m)) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the Pension Benefit Guaranty Corporation (together with any successor agency or instrumentality thereto, the "PBGC") pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as defined at the end of this Section 6.01(m)) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code;

   as used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is maintained, or contributed to, by the Lessee or any ERISA Affiliate, and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of the Owner Participant or for the Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by AVSA to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in default in the performance of any term or condition of the Purchase Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment and the GTA and the aggregate amount of loans shall not exceed the Debt Portion;

         (v) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (w) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participant and no more than 15 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the Indenture, the Indenture and Security Agreement Supplement, the Tax Indemnity Agreement, the Lease and the Lease Supplement
   and the other Operative Agreements to which it is a party.   Without
   limiting the generality of this Section 6.03(a), the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary, or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b) From and after the Delivery Date, the Lessee shall maintain the certificates referred to in Section 7.01 of the Lease and shall cause the Aircraft to be duly registered, and at all times to remain duly registered, in the name of the Owner Trustee, under the Transportation Code, and shall furnish to the Owner Trustee such information as may be required to enable the Owner Trustee to make application for such registration; provided, however, that the Owner Participant, the Owner Trustee and the Indenture Trustee agree that if at any time after December 31, 2004, so long as no Event of Default shall have occurred and be continuing, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate under the laws of such jurisdiction of reregistration, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations (and which is not then experiencing war or substantial civil unrest), the Owner Participant, the Owner Trustee and the Indenture Trustee upon receipt by the Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances or such opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, the Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received:

         (i) assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (C) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry, that the rights of the Owner Trustee in and to the Aircraft will not be impaired in such new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (D) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required) and
         (y)(i) if such change in registration is made other than in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (E) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (F) that the Lessee shall have effected or caused to be effected at the Lessee's own cost and expense all recordings and filings that are required to perfect the Lien of the Indenture;

            (G) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participant, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participant only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry;

            (H) that such change will not result in the imposition of, or increase in the amount of, any Tax (which, for this purpose, includes the loss of any tax benefits assumed by the Owner Participant to be available to it based upon the assumptions set forth in Section 2 of the Tax Indemnity Agreement) for which the Lessee has not agreed to indemnify the Owner Participant to its reasonable satisfaction, the Indenture Trustee, the Pass Through Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate;

            (I) that any value added tax, customs duty, tariff or similar governmental charge relating to the change in jurisdiction of registration of the Aircraft shall have been paid in full or adequately provided for by the Lessee to the satisfaction of the Owner Trustee, the Indenture Trustee and the Owner Participant;

            (J) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

            (K) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

            (L) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

            (M) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority; and

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and the Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participant, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participant, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(D)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than tort liability which might reasonably have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Trustee, the Owner Participant and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction will not impair the rights of the Lessor in and to the Aircraft or under the Lease and (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participant covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

            (G) to such further effect with respect to such other matters as the Owner Participant, the Owner Trustee, or the Indenture Trustee may reasonably request; and

            (H) the Lien of the Indenture continues to constitute a first priority, duly perfected Lien on the Aircraft.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participant such information as may be required to enable the Owner Trustee and the Owner Participant timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participant under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, AVSA's FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, AVSA's FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participant and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture Trustee:
   (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or the Owner Participant.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, the Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person, and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company (or Person which acquires by conveyance, transfer or lease the assets of the Lessee) is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become the Lessee hereunder in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to the Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to the Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all reports and statements furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

            (F) from time to time, such other financial information as the Lessor, the Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an employee reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and
6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the delivery of the Aircraft and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. (a) [Reserved]

         (b) Owner Participant. The Owner Participant represents and warrants that its interest in the Lessor's Estate and the Trust Agreement is being acquired by it for its own account and not with a view to resale or distribution thereof; provided, however, that the disposition by the Owner Participant of its interest in the Lessor's Estate and the Trust Agreement shall, subject to the terms and provisions of Section 7.03(d) hereof (except as provided in clause (ii) of Section 3.05(a) hereof), at all times be within its control and the foregoing representation shall not limit the Owner Participant's right to transfer or sell such interests pursuant to the terms of this Agreement. Neither the Owner Participant nor anyone authorized to act on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or in any similar security, for sale to, or solicited any offer to acquire any of the same from, anyone. The Owner Participant further represents and warrants that neither it nor anyone authorized to act on its behalf has made or will make any offer, solicitation or sale of any interest in the Lessor's Estate or the Trust Agreement in violation of the provisions of Section 5 of the Securities Act of 1933, as amended. No representation in this Section 7.01(b) shall include any action or inaction of the Lessee, First Chicago Leasing Corporation, the Subordination Agent, the Underwriters or any Affiliates of any thereof whether or not such action or inaction is purportedly on behalf of the Owner Trustee, the Owner Participant or any of their Affiliates.

         Section 7.02. Citizenship. (a) Generally. Each of the Owner Trustee, in its individual capacity and as Trustee, and the Owner Participant severally represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Participant or the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee, the Indenture Trustee and the Owner Participant hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Participant or the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time on or after the Delivery Date it shall have actual knowledge that it has ceased to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or the Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or the Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         (c) Owner Participant. The Owner Participant agrees, solely for the benefit of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee, that if at any time on or after the Delivery Date when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) either it shall cease to be, or an event which has been publicly disclosed has occurred of which the Owner Participant has knowledge and which will cause the Owner Participant to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then the Owner Participant shall give notice thereof to the Lessee, the Owner Trustee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 20 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft. It is agreed that the Owner Participant shall be liable to pay promptly on request (A) to each of the other parties hereto any actual damages (but not consequential damages) suffered by any such other party to the extent the same shall result from the representation and warranty of the Owner Participant in the first sentence of Section 7.02(a) hereof proving to be untrue as of the Delivery Date; and (B) to the Lessee, the Indenture Trustee or the Pass Through Trustee for any damages actually (but not consequentially) incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of the Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section 7.02(c); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against the Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the Owner Participant, to cooperate with the Owner Participant in complying with its obligations under the provisions of the first sentence of this Section 7.02(c), but without any obligation on the part of such other party to take any action believed by it in good faith to be unreasonably burdensome to such party or materially adverse to its business interests.

         Section 7.03. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article 7, the Owner Participant represents and warrants on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party have been duly authorized by all necessary corporate action on its part and, assuming the accuracy of the Lessee's representations in Section 6.01(o) hereof, do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) based on the representations, warranties and covenants contained in Sections 6.01(m)(viii), 6.02 and 7.09 hereof and compliance with Section 10.06 of the Indenture, neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement and the Trust Agreement and the other Operative Agreements to which it is party have been or on the Certificate Closing Date will be duly executed and delivered by the Owner Participant and constitute or on the Certificate Closing Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement or the other Operative Agreements to which it is a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code; and

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) on the Certificate Closing Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section 7.03(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section 7.03(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date (or upon the direction of the Lessee if Section 3.05(a)(i) hereof shall be applicable), and subject to the conditions set forth in this
Section 7.03(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant and any Owner Participant Guarantor shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument substantially in the form attached hereto as Exhibit G-1 to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty substantially in the form of Exhibit G-2 attached hereto of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and (c) provide representations substantially similar to those contained in Sections 7.02(a) and 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements in the manner set forth in the form attached as Exhibit G-1. A transferee hereunder shall be (i) a "U.S. Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) and such transferee shall be personally liable for any debt service to the extent that its receipt of rentals is reduced by reason of any withholding Taxes that result from such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with
Section 10.06 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section 7.03(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.04. Representations, Covenants and Warranties of SSB and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, SSB represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 750 Main Street, Hartford, Connecticut 06013, Attention: Corporate Trust Department and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Owner Participant) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor SSB's performance of or compliance with any of the terms and provisions thereof will violate any Federal or Connecticut law or regulation governing SSB's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by SSB in its individual capacity, constitute the legal, valid and binding obligation of SSB in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by SSB in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on SSB in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against SSB before any court or administrative agency which would materially and adversely affect the ability of SSB, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and the Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of SSB in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Connecticut governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to SSB in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by AVSA, the Aircraft shall be free of Lessor's Liens attributable to SSB in its individual capacity and SSB in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. SSB, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. SSB, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. SSB, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, the Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of SSB to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (d) Securities Act. None of SSB, the Owner Trustee or any Person authorized by either of them to act on its behalf has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither SSB, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give the Owner Participant notice of any Default or Event of Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and the Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and the Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release upon written notice from the Lessee to make such request.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) nor any Person lawfully claiming through the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) shall interfere with the Lessee's right quietly to enjoy the Aircraft during the Term without hindrance or disturbance by the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be).

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Participant, the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participant, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens attributable to the Owner Trustee) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Lessee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11 releasing the Owner Participant and the Owner Trustee from all obligations in respect of the Certificates, the Indenture, this Agreement and the other Operative Agreements, except any obligations relating to the period prior to such assumption and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Holders and the Indenture Trustee, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Certificate Closing Date or the Delivery Date, as the case may be, with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participant in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13. Compliance with Trust Agreement, Etc. Each of the Owner Participant, SSB and the Owner Trustee agrees with the Lessee, the Indenture Trustee and the Pass Through Trustee that so long as the Lien of the Indenture shall be in effect it will (i) comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, the noncompliance with which would materially adversely affect any such party and (ii) not take any action, or cause any action to be taken, to amend, modify or supplement any other provision of the Trust Agreement in a manner that would materially adversely affect any such party without the prior written consent of such party. The Owner Trustee confirms for the benefit of the Lessee, the Indenture Trustee and the Pass Through Trustee that it will comply with the provisions of Article 2 of the Trust Agreement. Notwithstanding anything else to the contrary in the Trust Agreement, so long as the Lease remains in effect, the Owner Participant agrees not to terminate or revoke the trust created by the Trust Agreement without the consent of the Lessee. If and so long as the Indenture shall not have been discharged the consent of the Indenture Trustee shall also be required prior to any termination or revocation of such trust and in addition, the Owner Participant will, at the Lessee's expense, promptly and duly execute and deliver to the Indenture Trustee such documents and assurances including, without limitation, conveyances, financing statements and continuation statements with respect to financing statements and take such further action as the Indenture Trustee may from time to time reasonably request and furnish in order to protect the rights and remedies created or intended to be created in favor of the Indenture Trustee under the Indenture and to create for the benefit of the Certificate Holders a valid first priority Lien with respect to, and a first and prior perfected security interest in, the Trust Indenture Estate.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with the Owner Participant, the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise upon or with respect to any Operative Agreement, any payments thereunder or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to any Operative Agreement, any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements;

         (v) the principal or interest or other amounts payable with respect to the Certificates;

         (vi) the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization, or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii) any assumption by the Lessee pursuant to Section 7.11 of this Agreement and Section 2.12 of the Indenture;

         (viii)  the Aircraft, the Airframe, any Engine or any Part; or

         (ix) the rentals (including Basic Rent, Renewal Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the Operative Agreements, and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with
   Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than the Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith and (ii) in the case of the Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii),
   (iii), (iv), (vii), (ix); and 7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or the Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate (not including any transfers of any Certificates pursuant to Section 15.01(a) hereof) or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or the Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part,
   (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section
   10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision;

         (vii) Taxes imposed on the Owner Participant for which the Lessee is obligated to indemnify the Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of the Owner Participant or the Owner Trustee that is not a U.S. Person or an Indemnitee as of the date hereof under the Operative Agreements (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Certificate Closing Date is an Indemnitee (for purposes of this clause (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) that occurs after the Lease has been declared in default or if such transfer or disposition is pursuant to the exercise of remedies under Article 17 of the Lease, (B) which is an actual or deemed transfer pursuant to Section 7.11 hereof or as a consequence of a Refinancing under Section 15.01 hereof, or any actual or deemed transfer of a Certificate that as part of a Refinancing under Section 15.01 hereof is not retired, but only to the extent the Taxes attributable to such transfer exceed the amount of Taxes that would have been imposed on such transferor if the debt had instead been retired, (C) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (D) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (E) in the case of the Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien; and

         (xii) Any Taxes imposed on the Owner Participant arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Loan Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Loan Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from or reduction in the rate of withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or Owner Participant for any withholding tax, the Lessee will indemnify the Owner Trustee and the Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any such Taxes required to be withheld and any interest and penalties with respect thereto, along with any other costs (including reasonable attorney's fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this
Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced
(including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not the Owner Participant, the Owner Participant and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if permitted by law. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this
Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or Owner Participant is the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participant. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participant within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.

         Section 8.10.  Special Indemnity.  Notwithstanding anything in this
Article 8 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.

                                   ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i) or Article 15 hereof) of every kind and nature, including without limitation Make-Whole Premium (unless excluded pursuant to Section 3.03 of the Lease) (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement (including, without limitation, the execution, delivery and performance hereof by the Owner Participant prior to the delivery of the Aircraft), the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Pass Through Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever, including, without limitation, any passengers, shippers or other Persons wherever located, and claims relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulation;

         (iii) the manufacture, design, sale, return, purchase, acceptance, rejection, delivery, non-delivery, condition, repair, modification, servicing, rebuilding, airworthiness, registration, reregistration, import, export, performance, non-performance, lease, sublease, transfer, merchantability, fitness for use, alteration, substitution or replacement of any Airframe, Engine, or Part under the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part including, without limitation, latent and other defects, whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of the Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee to the extent it:

         (i) would not have occurred but for the willful misconduct or gross negligence of such Indemnitee;

         (ii) after the Delivery Date, is in respect of the Aircraft, and is attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (unless the Aircraft is being returned at such time, in which case after return of physical possession; provided that if the Lease has been terminated pursuant to
   Article 17 thereof, the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be exercising remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease (subject to the foregoing proviso if the Lessor has terminated the Lease pursuant to Article 17 of the Lease) but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) is a cost or expense required to be paid by the Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement and for which the Lessee is not otherwise obligated to reimburse the Owner Participant, directly or indirectly pursuant to the terms of this Agreement or such other Operative Agreement;

         (v) would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Purchase Agreement Assignment, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default by the Lessee of any of its obligations under the Operative Agreements or by another Indemnitee of any of the foregoing;

         (vi)  [reserved];

         (vii) is, in the case of the Owner Participant, Lessor's Liens to the extent attributable to the Owner Participant; in the case of the Owner Trustee, Lessor's Liens to the extent attributable to the Owner Trustee; in the case of SSB, Lessor's Liens to the extent attributable to SSB; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) is, in the case of the Owner Participant or the Owner Trustee, attributable to the offer or sale by such Indemnitee after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (x) in connection with a Refinancing, (y) as a result of the occurrence of an Event of Default provided that either the Lease has been declared in default or the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (z) in connection with the Lessee's exercise of its early termination option under Article 10 of the Lease or its purchase options under Article 4 of the Lease or in connection with Article 11 of the Lease;

         (ix) is an Expense arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as an Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 hereof without regard to Section 8.01(b) hereof.

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has received notice for which the Lessee is, or may be, liable under this Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or (b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be, but without regard to Section 8.01(b) hereof, other than Section 8.01(b)(v) hereof.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Payment Default or Event of Default shall have occurred and be continuing or shall arise at any time during the claim and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any such claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent (A) such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel or on the grounds that such proceeding involves the potential imposition of criminal liability on such Indemnitee or (B) such proceeding will involve any material danger of the sale, forfeiture or loss of, or the creation of any Lien on the Aircraft or the Trust Estate (unless the Lessee posts a bond or other security reasonably acceptable in form and substance to such Indemnitee) or involve any material risk of civil liability to such Indemnitee for which it is not indemnified hereunder. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, to the extent that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06.
No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which the Lessee has not agreed to discharge or with respect to which the Lessee has not agreed to indemnify such Indemnitee to such Indemnitee's satisfaction or which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities after the expiration or other termination of the Lease, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing (or fairly attributable to the Lessee's acts or omissions) prior to such termination or expiration or incurred in the process of (i) the return or disposition of the Aircraft under
Article 12 or Article 17 of the Lease, or (ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.

         Section 9.09. Interest. The Lessee will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Article 9 until the same shall be paid, at the Past Due Rate.

         Section 9.10.  Special Indemnity.  Notwithstanding anything in this
Article 9 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. The Owner Participant shall pay (or reimburse the Lessee if the Lessee shall have previously made such payment) all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for the Owner Participant;
(ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Subordination Agent, the Pass Through Trustee, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses (including computer time-sharing charges) of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of the Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participant; (xii) reimbursement to the Owner Participant, the Owner Participant Guarantor, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement;
(xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of SSB, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participant. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participant under this Agreement (1) to the extent incurred specifically with respect to the Owner Participant, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participant, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through
Certificates.

         The Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participant pursuant to the preceding paragraph is 1.15% of the Purchase Price (the "Estimated Expense Amount"). Transaction Costs shall be paid in the manner provided in Section 3.04 hereof.

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, the Owner Participant, Owner Participant Guaranty, the Indenture Trustee, the Subordination Agent, the Liquidity Providers and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom, or (b) the enforcement of the obligations of the Lessee hereunder or under the other Operative Agreements, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, supplement, waiver or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Purchase Agreement Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement (including any adjustment pursuant to Section 3.04 of the Lease) or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses incurred in connection with the offer, sale or other transfer (whether pursuant to Section 7.03(d) hereof or otherwise) by the Owner Participant after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest or the Trust Agreement or any similar interest (and the Owner Participant shall be responsible for all such fees and expenses), unless such offer, sale or transfer shall occur (A) after the Lease has been declared in default or if the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (B) in connection with the termination of the Lease or action or direction of the Lessee pursuant to Section 4.02, Article 10 or Article 11 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.


                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by the Owner Participant, and a successor Owner Trustee may be appointed and a Person may become Owner Trustee under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance reasonably satisfactory to the Lessee, the Owner Participant, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in
   Section 7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.

         (c) Appointment. For so long as the Aircraft remains registered under the Transportation Code, the Owner Participant agrees to appoint promptly a successor Owner Trustee meeting the requirements of Section 11.01(b) hereof in the event the Owner Participant has knowledge that the Owner Trustee at any time shall not be a Citizen of the United States.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of the Owner Participant. The Owner Participant shall have no obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Indenture, the Trust Agreement, the Tax Indemnity Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Lease or any other Operative Agreement to which the Owner Participant is a party and the Owner Participant shall not be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall the Owner
Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Indenture, the Intercreditor Agreement or the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture, the Trust Agreement, the Intercreditor Agreement or the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02. Further Assurances. The Lessee hereby confirms to the Owner Participant its covenants set forth in and obligations under the Lease. The Lessee agrees that, except as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and the Owner Participant and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and the Owner Participant a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgment. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participant to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Boulevard, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile
   (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or the Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, telephone (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to the Owner Participant;

         (c) If to the Owner Participant, to its office at 200 First Stamford Place, Stamford, Connecticut 06902, Attention: Vice President Leasing with a copy to Director, Portfolio Administration, telephone (914) 335-5000, facsimile 914 335-8301, or to such other address as the Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee;

         (d) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant; and

         (e) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request the Owner Participant to participate in up to two refinancings in whole but not in part, of the Certificates prior to the end of the Basic Term (a "Refinancing"). Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as the Owner Participant is satisfied there is no foreign currency risk to it), and shall be on terms that do not materially adversely affect the Owner Participant. The Owner Participant agrees to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify the Owner Participant and shall not include any financial statements of the Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participant in a manner satisfactory to it for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless the Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing and the Owner Participant shall have been provided such longer period as it shall have required for a reasonable opportunity to review the relevant documentation and the Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to the Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to the Owner Participant, nor shall its rights against all other parties taken as a whole be adversely affected compared to such rights in effect under the Operative Agreements prior to such proposed Refinancing.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participant and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent and setting forth Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participant shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participant by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction.

         (d) Without the prior written consent of the Owner Participant, which consent may be withheld in its sole discretion, no such refinancing shall (1) cause the aggregate principal amount of the indebtedness to be substituted for the Certificates to exceed the aggregate principal amount of the then outstanding Certificates, (2) cause the weighted average life of such indebtedness to be different by more than 6 months than the remaining weighted average life of the then outstanding Certificates, or
(3) cause the date of maturity of such indebtedness to be later than the date of maturity of the Certificates being refinanced.

         (e) Each party agrees to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participant, direction to the Owner Trustee by the Owner Participant to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participant from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to such Owner Participant, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participant), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of the Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to the Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing;

           (viii) In the event the Lessee shall not prohibit the purchase of the Refinancing loan certificates by, or with the assets of, an employee benefit plan, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan or individual retirement account, which is subject to Section 4975(c) of the Code, (individually or collectively, an "ERISA Plan"), the Lessee will permit the placement of the Refinancing loan certificates with an ERISA Plan only if either (A) if such placement is in the form of pass through certificates, the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates represents to the Lessee that it has a prohibited transaction exemption from the U.S. Department of Labor with respect to pass through certificates (such as Prohibited Transaction Exemption 89-88 or any other comparable exemption) or (B) purchasers of the Refinancing loan certificates provide a representation (which may be in the form of a deemed representation) regarding their source of funds used in acquiring the Refinancing loan certificates and, if such purchasers represent that they are using funds of an ERISA Plan in acquiring the Refinancing loan certificates, such purchasers further represent that (1) either they are relying on a prohibited transaction exemption from the U.S. Department of Labor with respect to their purchase and holding of the Refinancing loan certificates and they provide representations regarding the satisfaction of the relevant conditions of such an exemption or (2) their purchase and holding of the Refinancing loan certificates will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The reliance on any such exemption will not be conditional on the Owner Participant's representation concerning its party in interest or other status with respect to ERISA Plans. If neither exemption referred to in clause (A) or (B) of this paragraph (viii) is valid or applicable in any respect to the purchase and holding of the Refinancing loan certificates, or if the representation in clause (B) of this paragraph (viii) that such purchase and holding will not constitute a non-exempt prohibited transaction is not correct, whichever is applicable, then the Lessee shall indemnify the Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses resulting from any "prohibited transaction", within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code, occurring with respect to the placement of the Refinancing loan certificates with, or the holding of the Refinancing loan certificates by, any ERISA Plan with respect to which the Owner Participant is a party in interest, within the meaning of
   Section 3(14) of ERISA, or a disqualified person, within the meaning of
   Section 4975 of the Code, provided, however, that if the Lessee shall fail to obtain either of the representations set forth in clause (A) or
   (B) of this paragraph (viii), such indemnity shall not be subject to the exceptions set forth under Sections 8.01(b)(xii)(A) and (B) and 9.01(b)(ix)(A) and (B) hereof; and

         (ix) The Lessee shall pay all costs and expenses (including legal fees) incurred in connection with any proposed or actually consummated Refinancing.

         Section 15.02. Reoptimization. (a) If a Change in Tax Rate occurs prior to the end of the Basic Term, then, subject to the terms and conditions of this Section 15.02 and Section 3.04 of the Lease, the Owner Participant may, upon 30 days' prior notice to the Lessee, the Indenture Trustee, the Owner Trustee and the Holders, elect to modify the schedule of payments of principal of the certificates issued ("Refinancing Certificates") in connection with any Refinancing using private debt (not including debt issued pursuant to an exemption from registration under the Securities Act relying on Rule 144A promulgated thereunder but otherwise marketed in a manner substantially similar to securities registered under the Securities Act, and not including debt issued in connection with any offering of securities registered under the Securities Act) due on each remaining Rent Payment Date on or commencing on the Rent Payment Date next succeeding the date mutually agreed to by the Owner Participant, the Lessee and the Indenture Trustee on which the Owner Participant shall make such modification (the "Reoptimization Date"). Promptly after making such modification, the Owner Participant shall furnish each party hereto written notice of the amounts so recalculated.

         (b) Adjustments to Refinancing Certificates. On the Reoptimization Date, subject to the satisfaction on or before the Reoptimization Date of the conditions set forth in Section 15.02(c), the Owner Trustee will issue and deliver and the Indenture Trustee will authenticate, and each holder of a Refinancing Certificate will accept delivery of, a new Refinancing Certificate or Refinancing Certificates (in replacement of each Refinancing Certificate then held by such holder, which Refinancing Certificates shall be surrendered to the Indenture Trustee for cancellation) containing such changed principal installments (expressed as a percentage of the original principal amount of such Refinancing Certificate) as shall have been recalculated by the Owner Participant, but in the same principal amount as, and containing terms identical to, except as otherwise contemplated by Section 15.02(d) hereof, the Refinancing Certificates originally issued in connection with the Operative Agreements.

         (c) Conditions to the Obligations of the Holders of the Refinancing Certificates on the Reoptimization Date. The obligation of each holder of a Refinancing Certificate to accept delivery of a new Refinancing Certificate on the Reoptimization Date, and to surrender on such Reoptimization Date any Refinancing Certificate then held by it, is subject to the following conditions precedent having been satisfied on or before the Reoptimization
Date:

         (i) the requirements of Section 15.02(d) hereof shall have been satisfied;


         (ii) the following documents, in form and substance satisfactory to such Holder, shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect: (A) if the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term have been changed, an amendment to the Lease, dated the Reoptimization Date, (B) an amendment to the Indenture setting forth any changed repayment schedule to the Refinancing Certificates, dated the Reoptimization Date and duly filed (or in the process of being so duly filed) for recordation with the Aeronautics Authority and (C) replacement Refinancing Certificates; and

         (iii) in connection with any Reoptimization the Owner Participant shall pay or agree to pay all reasonable costs and expenses incurred by the Lessee, the Owner Trustee, the Indenture Trustee and each Holder of a Refinancing Certificate (including, without limitation, reasonable legal fees and expenses) in connection with any such reoptimization.

         (d)  Payment Schedules.  Except as otherwise provided in this
Section 15.02 as long as the Refinancing Certificates remain outstanding, the payment schedules for the Refinancing Certificates shall not be modified.


                                  ARTICLE 16

                                  [RESERVED]


                                  ARTICLE 17

                                 MISCELLANEOUS

         Section 17.01. Owner for Federal Tax Purposes. It is hereby agreed between the Owner Participant and the Lessee (but the Lessee makes no representation to such effect) that it is the intent of the parties for Federal, state, local and foreign income tax purposes that the Owner Participant will be treated as the owner of the Aircraft and the Lessee will be treated as the lessee of the Aircraft.

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under
Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of each of the Pass Through Trustee and the Subordination Agent, in its capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, including without limitation each Holder of a Certificate, the Owner Participant and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, Indenture Trustee and the Pass Through Trustee. Each of SSB and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of SSB, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither SSB, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of SSB and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds,
(e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, the Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to the Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to the Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by the Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of the Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which the Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. The parties hereto agree that the transactions contemplated by the Operative Agreements are expressly intended to be, shall be and should be construed so as to be entitled to the benefits and protection of Section 1110 of the Bankruptcy Code.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of the Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to the Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER PARTICIPANT:

                                 PMCC LEASING CORPORATION


                                 By:__________________________________________
                                    Name:  Joan D. Woodroof
                                    Title: Manager, Structured Finance



                                 OWNER TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION,
                                 not in its individual capacity,
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name:  Paul D. Allen
                                    Title: Vice President


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President

                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N672FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2018
      Principal Amount:    $33,374,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N672FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2018
      Principal Amount:    $12,515,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N672FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2014
      Principal Amount:    $16,095,000


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N672FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N672FE and Manufacturer's serial number 779, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N672FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N672FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on November 19, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N672FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  November 17, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N672FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N672FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N673FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. November 19, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2014, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST


            Australia                            Luxembourg

            Austria                              Netherlands

            Belgium                              New Zealand

            Canada                               Norway

            Denmark                              Philippines

            Finland                              Portugal

            France                               Republic of China (Taiwan)

            Germany                              Singapore

            Greece                               Sweden

            Iceland                              Switzerland

            Ireland                              Thailand

            Japan                                United Kingdom


                                SCHEDULE IV

                               DEBT PORTION




Debt Portion                                                       $61,984,000
------------

                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                          [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N671FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof; (D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one Airbus A300F4-605R Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A



Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(a)


                  [Letterhead of Simpson Thacher & Bartlett]


                                                    [Certificate Closing Date]


To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               We have acted as special New York counsel for (i) PMCC Leasing Corporation ("PMCC") in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as owner trustee, PMCC, as owner participant, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as indenture trustee, pass through trustee and subordination agent, and (ii) Philip Morris Capital Corporation ("Philip Morris") in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is being furnished to you pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Participation Agreement.

               We have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (collectively, the "Owner Participant Documents") and the Guaranty. We have made such other and further investigations as we have deemed necessary or appropriate for purposes of this opinion. In our examination we have assumed, with your permission, and without independent investigation or inquiry, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

               With your permission, we have further assumed that (i) the Owner Participant Documents and the Guaranty have been duly authorized, executed and delivered by each of the parties thereto, (ii) the respective parties thereto have the power and authority to execute, deliver and perform the Owner Participant Documents and the Guaranty, (iii) the execution, delivery and performance of the Owner Participant Documents and the Guaranty by the parties thereto do not and will not violate the certificate of incorporation, by-laws or other organizations documents of any such party or any bond, debenture, note, mortgage, indenture, lease or other agreement or instrument to which any such party is a party or by which any such party is bound and does and will fully comply with all laws an regulations applicable to each such party and (iv) the Owner Participant Documents constitute valid, legal and binding obligations of the parties thereto (other than PMCC), enforceable against such parties (other than PMCC) in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that:

         1. The Participation Agreement and the Tax Indemnity Agreement constitute valid and legally binding obligations of PMCC enforceable against PMCC in accordance with their respective terms.

         2. The Guaranty constitutes a valid and legally binding obligation of Philip Morris enforceable against Philip Morris in accordance with its terms.

         3. The execution, delivery and performance by PMCC of the Owner Participant Documents will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over PMCC.

         4. The execution, delivery and performance by Philip Morris of the Guaranty will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over Philip Morris.

         5. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by PMCC for the execution, delivery and performance by PMCC of the Owner Participant Documents.

         6. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by Philip Morris for the execution, delivery and performance by Philip Morris of the Guaranty.

               Our opinions in paragraphs 1 and 2 are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York and express no opinion herein concerning any law other than the laws of the State of New York.

               This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied by you for any other purpose, or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except that the Owner Participant may furnish a copy of this opinion to a potential transferee or participant of the interest of such entity or otherwise as required by a governmental authority.


                                             Very truly yours,


                                             Simpson Thacher & Bartlett

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(b)


               [Letterhead of Philip Morris Capital Corporation]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               In my capacity as Assistant General Counsel and Assistant Secretary of Philip Morris Capital Corporation, a Delaware corporation, I have supervised corporate proceedings of (i) PMCC Leasing Corporation, a Delaware corporation (the "Owner Participant"), in connection with the Owner Participant's participation in the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among the Owner Participant, Federal Express Corporation, as Lessee; State Street Bank and Trust Company of Connecticut, National Association, except as otherwise stated, not in its individual capacity but solely as Owner Trustee; and First Security Bank, National Association not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, and (ii) Philip Morris Capital Corporation, a Delaware corporation (the "Guarantor"), in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is delivered pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein but not otherwise defined herein, shall have the respective meanings set forth in the Participation Agreement.

               In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (each such document to be hereafter referred to individually as an "Owner Participant Document" and collectively as the "Owner Participant Documents") and the Guaranty. I have also examined such corporate documents, records and instruments of the Owner Participant and the Guarantor as in my judgement are necessary or appropriate to enable me to render the opinions expressed below. In rendering such opinions, I have relied upon the representations and warranties contained in or made pursuant to the Owner Participant Documents and the Guaranty and have assumed the due authorization, execution and delivery of all documents and instruments by all parties thereto other than the Owner Participant.

               Based on the foregoing and subject to the qualifications and matters of reliance set forth herein, I am of the opinion that:

               1. The Owner Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Owner Participant Documents and to fulfill and comply with the terms, conditions and other provisions thereof.

               2. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Guaranty and to fulfill and comply with the terms, conditions and other provisions thereof.

               3. The Owner Participant Documents have been duly authorized by all necessary corporate action on the part of the Owner Participant, and have been duly executed and delivered by the Owner Participant.

               4. The Guaranty has been duly authorized by all necessary corporate action on the part of the Guarantor, and has been duly executed and delivered by the Guarantor.

               5. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Owner Participant of the Owner Participant Documents.

               6. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Guarantor of the Guaranty.

               7. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Owner Participant) pending or, to my knowledge, threatened against or affecting the Owner Participant or any property rights of the Owner Participant at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Owner Participant or its ability to perform its obligations under the Owner Participant Documents or which would affect the legality, validity or enforceability of such Owner Participant Documents.

               8. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Guarantor) pending or, to my knowledge, threatened against or affecting the Guarantor or any property rights of the Guarantor at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Guarantor or its ability to perform its obligations under the Guaranty or which would affect the legality, validity or enforceability of such Guaranty.

               9. Neither the execution and delivery of the Owner Participant Documents, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Owner Participant, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Owner Participant, (iii) the Certificate of Incorporation or Bylaws of the Owner Participant, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Owner Participant is now a party or by which the property of the Owner Participant may be bound.

               10. Neither the execution and delivery of the Guaranty, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Guarantor, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Guarantor, (iii) the Certificate of Incorporation or Bylaws of the Guarantor, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Guarantor is now a party or by which the property of the Guarantor may be bound.

               I am a member of the bar of the State of New York, and I do not purport to be conversant with, or to express any opinion herein concerning, the laws of any jurisdiction other than those of the State of New York and the United States of America and the General Corporation Law of the State of Delaware. In addition, I express no opinion concerning the laws of the State of New York, the United States of America or any other jurisdiction applicable to the offering or sale of securities. Further, I have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease.

               This opinion is solely for the benefit of the addresses hereof and their respective successors and assigns for use in connection with the transactions contemplated by the Owner Participant Documents and may not be relied upon by any other person or for any other purpose without my express written consent. This opinion may be relied upon by Messrs. Simpson, Thacher & Bartlett in rendering their opinion of even date herewith.


                                                   Very truly yours,


                                                   Nancy S. Rights

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019



                                                                  EXHIBIT A(3)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N672FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement;

               (f)   The Certificates; and

               (g)   The French Pledge Agreement;

(each of the documents identified in paragraphs (a) through (g) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019
                                                            EXHIBIT A(4)(a)(i)


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N6720FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this opinion to you in accordance with Section 4.01 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. To our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.

                                             Very truly yours,


                                             Bingham, Dana & Gould LLP

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019




                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b)   We have assumed without any independent investigation
         (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.

               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to
         (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that
         Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP




                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                         EXHIBIT A(4)(a)(ii)


                     [Letterhead of Bingham, Dana & Gould]

                                                              [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this Opinion to you in accordance with Section 4.02 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has or had, on the date of execution thereof, duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. The Owner Trustee has received such title to the Aircraft as has been conveyed to it subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Lease; and to our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019
                                                          EXHIBIT A(5)


                    [Letterhead of Ray, Quinney & Nebeker]


                                            [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N672FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement.
Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or
         (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019
                                                          EXHIBIT A(6)(a)


                       [Letterhead of Kredietbank N.V.]

                                               [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                             Very truly yours,

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

                                                               EXHIBIT A(6)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

                     Re:   Federal Express Corporation 1997-1
                           Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.

               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                       Very truly yours,

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(7)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N672FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association ("SSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent); (ii) that certain Purchase Agreement Assignment (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Purchase Agreement Assignment") between Fed Ex, as Lessee and SSB, as Lessor; (iii) that certain Lease Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Lease") between SSB (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iv) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Trust Indenture") between SSB (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (v) that certain Trust Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Trust Agreement") between SSB (not in its individual capacity), as Owner Trustee and PMCC Leasing Corporation, as Trustor.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N672FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit F and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.

                                SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                             EXHIBIT A(8)


                        [Letterhead of Clifford Chance]

                                                          [Delivery Date]

To The Opinion Addressees referred to in Schedule A hereof

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               We are special French counsel for Airbus Industrie G.I.E. ("Airbus") and AVSA S.A.R.L. ("AVSA") and you have asked for our opinion in connection with certain transactions contemplated in the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee ("Federal Express"), PMCC Leasing Corporation, as Owner Participant ("Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, and relating to the Aircraft to be operated by Federal Express.

               This opinion is being delivered pursuant to Section 4.02(m)(x) of the Participation Agreement.

               Capitalized terms used in this opinion and not otherwise defined shall have the meaning assigned thereto in the Participation Agreement.

We have examined:

          (i) a copy of an Airbus A300-600R Freighter Purchase Agreement dated as of July 3, 1991 and made between AVSA and Federal Express with an executed Consent and Guaranty of Airbus of same date attached thereto, sent to us by facsimile by AINA Holdings Inc. ("AINA") on April 27, 1994;

         (ii) a copy sent to us by facsimile by Davis Polk & Wardwell on _________________ of an executed Purchase Agreement Assignment dated as of May 1, 1997 (the "Purchase Agreement Assignment") made between Federal Express and the Owner Trustee;

         (iii) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie Consent and Agreement to the Purchase Agreement Assignment;

         (iv) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated AVSA Consent and Agreement to the Purchase Agreement Assignment;

          (v) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Warranty Bill of Sale, relating to the Aircraft and transferring title therein from AVSA to the Owner Trustee ("AVSA Warranty Bill of Sale");

         (vi) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie G.I.E. Warranty, in favour of the Participants (the "Airbus Warranty") warranting AVSA's Warranty Bill of Sale;

         (vii) a copy sent to us by facsimile by AVSA on _________________ of an undated FAA Bill of Sale executed by AVSA in favour of the Owner Trustee;

         (viii) a copy sent to us by facsimile by AVSA on May 3, 1995 of an executed power of attorney dated September 1, 1994 appointing Messrs. John Leahy and Michel Dechelotte, acting singly, as attorneys-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (ix) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing J.C Mauries as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (x) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing Xavier de Rouville as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (xi) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Michele Lascaux and Mr. Etienne O. de Coninck, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA; and

         (xii) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Marie-Pierre Merle-Beral and Michele Lascaux, Messrs. Jacques Debeaulieu, Sylvain Lebeuf, Philippe Martin, Rainer von Borstel and Alain Rochet, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA.

(the documents referred to in paragraphs (i) to (xii) being referred to herein as the "Documents").

               Based on the foregoing, and such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, and assuming the Documents to have been duly executed by the parties thereto (other than Airbus and AVSA), the genuineness of all signatures and the completeness and conformity to the originals of all documents supplied to us as copies or as facsimiles, we are of the opinion that, subject to the qualifications set out below:

         1. Airbus is a groupement d'interet economique duly organized and existing under the laws of the French Republic, and has the power and authority to carry on its business as now conducted. The present members of Airbus are (i) Aerospatiale, Societe Nationale Industrielle, (ii) Daimler-Benz Aerospace Airbus GmbH, (iii) British Aerospace (Operations) Ltd. and (iv) Construcciones Aeronauticas S.A., and each of such corporations is, without the need to proceed against any collateral security for the indebtedness of Airbus or to take any other legal action or process (except for service on Airbus by huissier of notice to perform and subsequent failure by Airbus to do so), jointly and severally liable with the other members for the debts of Airbus arising out of obligations contracted by Airbus while such corporation is a member of Airbus.

         2. AVSA is a societe a responsabilite limitee duly established and existing under the laws of the French Republic and has the power and authority to carry on its business as now conducted.

         3. Each of Airbus and AVSA has full power and authority to enter into and to execute, deliver and perform its obligations under those of the Documents to which it is a party; such obligations are legal, valid and binding upon them respectively, are enforceable in accordance with their respective terms and rank pari passu with the other unsecured obligations of Airbus or AVSA, as the case may be.

         4. All actions, authorizations, approvals, consents, conditions and things required at law to be taken, fulfilled and done to authorize the execution, delivery and performance by Airbus and AVSA of those of the Documents to which they respectively are party have been taken, obtained, fulfilled and done; and no consents under any exchange control, laws, rules or regulations of the French Republic are necessary in connection therewith.

         5. Neither the execution and delivery and performance of the Documents to which Airbus and AVSA respectively are a party, nor the consummation of the transactions contemplated thereby, contravenes or violates any law, governmental rule or regulation applicable to or binding on Airbus or AVSA.

         6. The choice of the laws of the State of New York to govern the Documents (which are expressed to be so governed) is valid under the laws of the French Republic, and a French court would uphold such choice of law in any suit on the Documents brought in a French court.

         7. Under the laws of the French Republic, Airbus and AVSA are subject to private commercial law and to suit, and neither Airbus nor AVSA, nor their respective properties have any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), except that:

               (a) to the extent that Airbus or AVSA occupies or possesses any property by virtue of any license or grant from the French State, such property and the title of Airbus or AVSA thereto may be immune from suit or execution on the grounds of sovereignty, and

               (b) suit and execution against Airbus and AVSA or their respective property may be affected by action taken by the French public authorities in the interests of national defence or on the occurrence of exceptional circumstances of paramount importance to the national interest of France, as such concept is understood under the Constitution, laws and regulations of France.

         8. No French value added tax is due upon the transfer of title of the Aircraft from AVSA to State Street Bank and Trust
               Company of Connecticut, National Association as Owner
               Trustee.

         9. In connection with the obligations of Airbus and AVSA under the Documents, this opinion must be read subject to the following qualifications and observations as to French law:

               (a) the remedy of specific performance may not be available in a French court;

               (b) the enforcement against Airbus of any of the Documents to which it is a party may be limited by applicable bankruptcy, insolvency, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, as such laws are applied to Airbus. The enforcement against AVSA of any of the Documents to which it is a party may be limited by such laws, as such laws are applied to AVSA. The enforcement against any member of Airbus of any obligation of Airbus contained in the Documents may be limited by such laws, as such laws are applied to such member;

               (c) in respect of payment obligations, a French court has power under Article 1244-1 of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor;

               (d) in order to ensure the validity as against third parties of the assignment made in the Purchase Agreement Assignment, it is necessary that notice of such assignment be served on Airbus and AVSA by "huissier" in accordance with the provisions of Article 1690 of the French Civil Code;

               (e) in the event of any proceedings being brought in a French court in respect of a monetary obligation expressed to be payable in a currency other than French Francs, a French court would probably give judgment expressed as an order to pay, not such currency, but its French Franc equivalent at the time of payment or enforcement of judgment. With respect to a bankruptcy, insolvency, liquidation, moratorium, reorganization, reconstruction or similar proceedings, French law may require that all claims or debts be converted into French Francs at an exchange rate determined by the court at a date related thereto, such as the date of commencement of a winding-up;

               (f) a determination or certificate as to any matter provided for in the Documents might be held by a French court not to be final, conclusive or binding, if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith;

               (g) claims may become barred by effluxion of time or may be or become subject to defence of set-off or counterclaim;

               (h) provisions in any Document providing that it or any other Documents may be amended or varied or any provision thereof waived only by an instrument in writing may not be effective;

               (i) a French court may stay proceedings if concurrent proceedings are being brought elsewhere;

               (j) we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator or a creditor; and

               (k) our opinion as to the enforceability of the Documents relates only to their enforceability in France in circumstances where the competent French court has and accepts jurisdiction. The term "enforceability" refers to the legal character of the obligations assumed by the parties under the documents, i.e., that they are of a character which French law enforces or recognizes. It does not mean that the Documents will be enforced in all circumstances or in foreign jurisdictions or by or against third parties or that any particular remedy will be available.

               (l) Article 899 of the French Tax Code provides that agreements evidencing an undertaking to pay a sum of money are subject to stamp tax ("droit de timbre") of a nominal amount if made in the French Republic, if made in a foreign country, such agreements are subject to a stamp tax of a nominal amount before certain use thereof can be made in the French Republic (Article 897 of the French Tax Code). However non-payment of such stamp tax does not affect the legality, validity or enforceability of the agreements.

               In rendering the foregoing opinions, we have assumed that the Documents (expressed to be governed by New York law) constitute the legal, valid and binding obligations of the parties under New York law.

               We are qualified as French Avocats.

               No opinion is expressed herein as to laws other than the laws of the French Republic as of the date hereof. This opinion is for your use and that of no one else, and is limited to (i) the matters specifically mentioned herein, and (ii) the purpose set out above.


                                                   Very truly yours,


                                                   Clifford Chance

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(9)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N672FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), PMCC Leasing Corporation, as Owner Participant (the "Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a)   AC Form 8050-2 Aircraft Bill of Sale dated
                     _____________ (the "FAA Bill of Sale") from AVSA, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration
                     Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations together with Affidavit of the Owner Participant dated _____________ (the "Owner
                     Participant Affidavit") attached thereto, which Owner Trustee Affidavit with the Owner Participant Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Trust Agreement") between the Owner Participant and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N672FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N672FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No.
                     1 (Federal Express Corporation Trust No. N672FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C.
                     Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust
                     Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participant of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participant, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participant Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.



                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm




                                                               Annex I

                              Certain Definitions

                        Airframe, Engines and Aircraft

               One (1) Airbus Industrie A300F4-605R aircraft bearing manufacturer's serial number 779 and U.S. Registration No. N672FE (the "Airframe") and two (2) General Electric CF6-80C2-A5F aircraft engines bearing manufacturer's serial numbers ___-___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").

                            Confidential Omissions

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.
                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]


                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]


                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]


                                   EXHIBIT E

          [FORM OF PURCHASE AGREEMENT ASSIGNMENT, AIRBUS CONSENT AND
                                 AVSA CONSENT]

             [See Exhibit B to Lease Agreement under Exhibit 4.e]


                                   EXHIBIT F

            [FORM OF ENGINE WARRANTY ASSIGNMENT AND ENGINE CONSENT]

             [See Exhibit C to Lease Agreement under Exhibit 4.e]


                                  EXHIBIT G-1

                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                     BENEFICIAL INTEREST TRANSFER AGREEMENT (this "Document"), dated as of _______ __, ____, between ______________, a ______________
corporation ("Transferor") and ______________, a ______________ corporation ("Transferee").

                            W I T N E S S E T H :

                     WHEREAS, the parties hereto desire to effect (a) the transfer by Transferor to Transferee of all of the rights, title and interest of Transferor in and to its interest (the "Beneficial Interest") under the Trust Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (as heretofore amended, the "Trust Agreement"), between Transferor and State Street Bank and Trust Company of Connecticut, National Association, and the Lessor's Estate created thereunder, and all of Transferor's rights and obligations under the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Owner Trustee, PMCC Leasing Corporation, as Owner Participant, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent, and under the other Operative Agreements and (b) the acceptance by Transferee of such transfer and the assumption by Transferee of such obligations of Transferor thereunder; and

                     WHEREAS, Section 7.03(d) of the Participation Agreement permits such transfer and assumption upon satisfaction of certain conditions heretofore or concurrently herewith being observed;

                     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Participation Agreement.

                     2. Transfer. Transferor does hereby sell, convey, assign, transfer and set over, unto Transferee, as of the Effective Time (as defined below), all of Transferor's present and future right, title and interest in and to (a) all of the Beneficial Interest and (b) all of the Owner Participant's rights and obligations under the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and any proceeds therefrom, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of Transferor as have arisen or accrued to Transferor prior to the Effective Time (including without limitation, the right to receive any amounts due or accrued to Transferor under the Operative Agreements as of a time prior to the Effective Time and the right to receive any indemnity payment pursuant to the Participation Agreement or the Tax Indemnity Agreement, with respect to events occurring prior to such time); all of the foregoing that is being transferred under this paragraph 2, the "Transferred Interest".

                     3. Assumption. Transferee hereby accepts the transfer of the Transferred Interest and, for the benefit of Transferor and the other parties to the Participation Agreement, assumes and undertakes and agrees to perform and discharge all of the duties and obligations of Transferor with respect to the Transferred Interest whenever and wherever accrued (other than duties and obligations of Transferor required to be performed by it on or prior to the Effective Time). Transferee hereby confirms that, from and after the Effective Time, Transferee (a) shall be deemed, to the extent set forth in
Section 2 hereof, the "Owner Participant" party to the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and (b) shall be bound by all of the terms of the Operative Agreements to the extent the same relate to the Transferred Interest.

                     4. Release of Transferor. At the Effective Time, Transferor shall be relieved of all of its duties and obligations with respect to the Transferred Interest under the Operative Agreements, provided, however, that Transferor shall in no event be released from any such duty or obligations arising or relating to any event occurring prior to the Effective Time, or on account of any breach by Transferor of any of its representations, warranties, covenants or obligations set forth in the Operative Agreements, or for any fraudulent or willful misconduct engaged in by it prior to the Effective Time, or from any obligation that relates to any indemnity claimed by Transferor or any Lessor's Lien attributable to Transferor.

                     5. Fees and Expenses. The fees, expenses and charges of the parties to the Participation Agreement incurred in connection with the transfer effected hereby shall be for the account of [specify
Transferor/Transferee].

                     6. Payments. Transferor hereby covenants and agrees to pay over to Transferee, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid on account of the Transferred Interest to or for the benefit of Transferor, and Transferee hereby covenants and agrees to pay over to Transferor, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of Transferee that are not attributable to the Transferred Interest and to which Transferor is otherwise entitled.

                     7. Investment Purpose. Transferee hereby represents and warrants that, as of the date hereof, it is acquiring the Transferred Interest for its account with no present intention of distributing such Transferred Interest or any part thereof in any manner which would violate the Securities Act of 1933, as amended, but without prejudice, however, to the right of Transferee at all times to sell or otherwise dispose of all or any part of such Transferred Interest in compliance with Section 7.03(d) of the Participation Agreement.

                     8. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that as of the Effective
Time:

               (a) Organization and Power. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions").

               (b) Authorization, Execution and Validity. This Agreement has been duly authorized, executed and delivered by Transferor and constitutes the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

               (c) Conflict. The execution, delivery and performance by Transferor of this Agreement and compliance by Transferor with all of the provisions hereof do not contravene any regulation or any order of any governmental authority applicable to or binding on Transferor, or contravene the provisions, or constitute a default by Transferor under, its certificate of incorporation or by-laws or any indenture, mortgage, contract or other agreement or instrument to which Transferor is a party or by which Transferor or any of its Properties is bound or affected.

               (d) Consents. No consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice or the taking of any other action with respect to, any governmental authority on the part of Transferor is required in connection with the execution, delivery and performance by Transferor of this Agreement.

               (e) Litigation. There are no proceedings pending or, to the knowledge of Transferor, threatened against Transferor before any governmental authority that would materially and adversely affect the ability of Transferor to consummate the Transactions.

               (f) No Liens. The Trust Estate is free of Lessor's Liens attributable to Transferor.

               (g) Compliance with Operative Agreements. Transferor has fully performed all of its obligations under the Participation Agreement and under each other Operative Agreement which obligations by their terms are required to be satisfied or performed prior to the Effective Time or prior to the consummation of the Transactions.

               (h) Default. As a result of the transfer effected hereby, no Indenture Default attributable to the Owner Participant or the Owner Trustee has occurred and is continuing.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft.

                     9. Representations and Warranties of Transferee. Transferee represents and warrants to Transferor and to the other parties to the Participation Agreement that as of the Effective Time:

               (a) Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of [ ], has the full corporate power, authority and legal right to carry on its business as now conducted, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions");

               (b) Transferee has full corporate power, authority and legal right to execute, deliver and enter into this Agreement and the other Operative Agreements and full corporate power and authority to perform its obligations thereunder, and such execution, delivery and performance do not and will not contravene any applicable law or any order of any governmental authority applicable to or binding on the Transferee, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon the property of the Transferee under, its articles of incorporation or by-laws or any material indenture, mortgage, contract or other agreement or instrument to which the Transferee is a party or by which it or any of its property may be bound or affected;

               (c) the execution, delivery and performance of this Agreement by the Transferee (i) has been duly authorized by all necessary corporate action and (ii) does not require any approval of the shareholders of the Transferee or any approval or consent of, or notice to, any trustee or holders of any indebtedness or obligation of the Transferee, except for such approvals and consents as have already been obtained;

               (d) this Agreement has been duly executed and delivered by the Transferee, and constitutes the legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;

               (e) there are no proceedings or actions pending or, to the knowledge of the Transferee, threatened against the Transferee before any governmental authority in which there is a reasonable probability of an adverse determination that individually or in the aggregate would materially and adversely impair the ability of the Transferee to perform its obligations under this Agreement or the Operative Agreements, or which involve the Transactions or question the validity of any Operative Agreement to which the Owner Participant is a party or any action taken or to be taken pursuant thereto; and the Transferee is not in default with respect to any order of any governmental authority which involves the Transactions or the default under which would materially and adversely affect the ability of the Transferee to perform its obligations under this Agreement or any of the Operative Agreements;

               (f) no consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority is required under any law for the execution and delivery by the Transferee of this Agreement, or the carrying out by the Transferee of any of the Transactions, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken;

               (g) the Lessor's Estate is free of any Lessor's Liens attributable to the Transferee;

               (h) the Transferee, upon execution of this Agreement, will not be in default under any of the Operative Agreements;

               (i) no part of the funds to be used by it to acquire the interests acquired by the Owner Participant under the Participation Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

               (j) Transferee is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Certificate Holder, for any Taxes that may be imposed on such Holder as a result of its failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and it shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country;

               (k) [After giving effect to a voting trust or similar agreement(*), Transferee is a Citizen of the United States] [applicable if Aircraft is registered in the United States or is proposed to be so registered]

------------
(*) Such voting trust or similar agreement must be reasonably satisfactory to the Lessor and the Indenture Trustee.

               (l) On and as of the Effective Date, the representations and warranties of the Owner Participant in Article 7 of the Participation Agreement are true and correct as to the Transferee; and

               (m) Transferee satisfies the conditions applicable to a transferee of the Beneficial Interest set forth in Section 7.03(d) of the Participation Agreement, including without limitation, the condition set forth in the last sentence thereof [and to the extent the same has been requested by the Lessee or the Indenture Trustee, Transferee has heretofore provided to the Lessee and the Indenture Trustee its most recent audited financial statements, which show a consolidated tangible net worth or combined capital and surplus of at least $75,000,000] [remove bracketed language if an Owner Participant Guaranty is provided].

               (n) the Transferee has, independently and without reliance upon any other party (including without limitation the Transferor) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and the Transferee has established adequate means of obtaining from Lessee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Lessee.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of it under applicable aviation law.

                     10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. 11. Effectiveness. This Agreement shall be effective upon the mutual execution and delivery of this Agreement (the "Effective Time").

                     12. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart.

                     13. Beneficiaries. Each of the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee, together with their respective successors and permitted assigns, is and shall be deemed a third party beneficiary of this Agreement entitled to enforce this Agreement directly and in its own name and enforce any rights or claims of the parties hereto.

                     14. Further Assurances. Each party agrees that from time to time after the Effective Time, it shall execute and deliver or cause to be executed and delivered such instruments, documents and papers, and take all such further action as may be reasonably required in order to consummate fully the purposes of this Agreement and to implement the transactions contemplated hereby.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            [TRANSFEROR]


                            By:___________________________
                               Name:
                               Title:



                           [TRANSFEREE]


                            By:___________________________
                               Name:
                               Title:


                                  EXHIBIT G-2


                      FORM OF OWNER PARTICIPANT GUARANTY


                     TRANSFEREE'S PARENT GUARANTY, dated as of ___________ __, ____, (this "Guaranty") by ____________________, a ___________
corporation (the "Guarantor"), to State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity and as Owner Trustee, First Security Bank, National Association, as Indenture Trustee and Pass Through Trustee, and Federal Express Corporation, as Lessee (collectively, together with their successors and assigns and the holders from time to time of the Certificates, the "Beneficiaries").

                             W I T N E S S E T H :

                     WHEREAS, ___________, a ____________ corporation (the
"Transferor"), is party to the Participation Agreement (Federal Express Corporation Trust No. N672FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual, except as otherwise stated therein, but solely as Owner Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent; and

                     WHEREAS, the Transferor wishes to transfer, among other things, all of the rights, title and interest of the Transferor in and to the Beneficial Interest under the Trust Agreement and the Lessor's Estate created thereunder, and all of the Transferor's rights and obligations under the Participation Agreement, the Trust Agreement and the other Operative Agreements to __________________, a _______________
[corporation] (together with its successors and assigns, the "Transferee"), a subsidiary of the Guarantor, pursuant to the Beneficial Interest Transfer Agreement, dated as of the date hereof (the "Transfer Agreement"), between the Transferor and the Transferee; and

                     WHEREAS, the terms of the Participation Agreement provide that the aforementioned transfer is conditioned upon the execution and delivery of this Guaranty by the Guarantor;

                     NOW, THEREFORE, in order that the Transferor may make the aforementioned transfer to the Transferee, the Guarantor hereby agrees with and for the benefit of the Beneficiaries as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Participation Agreement or the Transfer Agreement.

                     2. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely surety, to the Beneficiaries the prompt and complete payment by the Transferee when due of all payment obligations of the Transferee under the Operative Agreements without offset or deduction and the timely performance of all other obligations of the Transferee thereunder (such payment and other obligations, the "Obligations"), and the Guarantor further agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) that may be paid or incurred by the Beneficiaries in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty.

                     The Guarantor will not exercise any rights that it may now or hereafter acquire against Transferee that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty, the Transferred Interest or the Operative Agreements, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against Transferee or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Transferee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations have been performed in full and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the final payment in full in cash of the Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of any Beneficiary and shall forthwith be paid to such Beneficiary to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Operative Agreements, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising.

                     3. No Subrogation. Notwithstanding anything to the contrary in this Guaranty, the Guarantor hereby agrees not to assert any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, under common law or otherwise) of any Beneficiary against the Transferee for the payment of the Obligations until all of the Obligations shall have been satisfied by payment and performance in full.

                     4.  Amendments with Respect to the Obligations;
Waiver of Rights. The Guarantor shall remain fully obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment or performance of any of the Obligations made by any Beneficiary may be rescinded by such party and any of the obligations continued, and the Obligations, may, from time to time, in whole or part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary and any Operative Agreement may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof from time to time. When making any demand hereunder against the Guarantor, a Beneficiary may, but shall be under no obligation to, make a similar demand on the Transferee, and any failure by a Beneficiary to make any such demand or to collect any payments from the Transferee or any release of the Transferee shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Beneficiary against the Guarantor. For the purposes hereof, "demand" shall include the commencement and continuance of any legal proceedings. The Guarantor represents and warrants that it is the parent of the Transferee, and agrees that its obligations hereunder shall continue unimpaired, even if the Guarantor is no longer an Affiliate of the Transferee.

                     5. Guaranty Absolute and Unconditional. The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the terms of the Transfer Agreement and the Operative Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations or any other obligations of any other party, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether the Transferee or any other party is joined in any such action or actions. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Transferee or the Guarantor and any Beneficiary shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives, to the fullest extent permitted by applicable law, diligence, presentment, promptness, protest, mitigation of damages by the Beneficiaries demand for payment and notice of default or nonpayment to or upon the Transferee or the Guarantor with respect to the Obligations. The Guarantor further waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future. The Guarantor understands and agrees that, to the fullest extent permitted by applicable law, this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance (and not merely of collectibility) without regard to:

               (a) the validity, regularity or enforceability of the Transfer Agreement, any Operative Agreement, or any of the Obligations at any time or from time to time held by any Beneficiary;

               (b) any defense, set-off, rebate, adjustment, withholding, deduction or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Transferee against any Beneficiary or any agreement or instrument relating thereto or;

               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations or any other obligations of any other party under the Transfer Agreement, the Operative Agreements, or any other amendment or waiver of or any consent to departure from the Transfer Agreement or other Operative Agreements;

               (d) any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

               (e) any change, restructuring or termination of the corporate structure or existence of the Guarantor or the Transferee or any of the Affiliates of either;

               (f) any defect in the title, condition, design, operation or fitness of, or any interference with the operation, use or possession of, the Aircraft;

               (g) any failure to establish, perfect or preserve title to or any security interest in or to the Aircraft or any other collateral security for the Obligations; or

               (h) any other circumstance whatsoever or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

               When pursuing its rights and remedies hereunder against the Guarantor, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Transferee for the Obligations, and any failure by any Beneficiary to pursue such other rights or remedies or to collect any payments from the Transferee, or any release of the Transferee, shall not, to the fullest extent permitted by applicable law, relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Beneficiary against the Guarantor. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (x) the date that all of the Obligations are satisfied by payment and performance in full and (y) the date that all right, title and interest of the Transferee shall have been transferred to a Person meeting the requirements of Section 7.03(d) of the Participation Agreement in accordance with said section; provided that this Guaranty shall remain in full force and effect with respect to obligations relating to the period prior to such transfer.

                     6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Beneficiary upon the insolvency, bankruptcy dissolution, liquidation or reorganization of the Transferee or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Transferee or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made and the Guarantor agrees that it will indemnify any such Beneficiary on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) by such Beneficiary in connection with such rescission or restoration.

                     7. Payments. The Guarantor hereby guarantees that payments hereunder shall be paid without set-off, counterclaim, deduction, rebate, adjustment or withholding, and shall be made in U.S. Dollars in immediately available funds.

                     8. Representations and Warranties. The Guarantor hereby represents and warrants that:

               (a) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Transferee is currently a subsidiary of the Guarantor;

               (b) the Guarantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

               (c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally;

               (d) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or contractual obligation of the Guarantor or any of its constitutive documents;

               (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

               (f) the Guarantor is a [a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent)] of not less than $75,000,000 [and has, if the same have been requested by the Lessee or the Indenture Trustee, heretofore furnished to the Lessee and the Indenture Trustee copies of its most recent audited financial statements];

               (g) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived; and

               (h) the Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from Transferee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Transferee.

                     9. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                     10.  Jurisdiction;  Waiver of Jury Trial, Etc.

                     (a)  The Guarantor hereby irrevocably and
unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in the courts of any jurisdiction.

                     (b) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                     11. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                     12. No Waiver; Cumulative Remedies. No Beneficiary shall by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Beneficiary, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right power or privilege. A waiver by a Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                     13. Amendments and Waivers. None of the terms or provisions of this Guaranty may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and each Beneficiary.

                     14. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Beneficiaries and their respective successors and permitted assigns but Guarantor may not assign this Guaranty without prior written consent of the Beneficiaries except to an assignee making, as of the date of such assignment, (i) representations and warranties substantially similar to those contained in Section 8 hereof and (ii) a representation that it is a U.S. citizen, unless, in the case of the preceding clause (ii) any of (a) the aircraft is not then registered in the United States nor contemplated to be so registered or (b) a voting trust or similar arrangement reasonably satisfactory to the Beneficiaries is in place with respect to such registration or (c) it is not necessary for the Guarantor to be a U.S. citizen in order for the aircraft to remain registered in the United States.

                     15. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                     16. Notices. All notices, requests and demands to or upon the Guarantor or any Beneficiary to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, when delivered by hand or by mail, upon receipt, or, when delivered by facsimile transmission, upon being sent and confirmed, addressed (a) in the case of the Guarantor, to the Guarantor at its office at [_________________________________], and (b) in the case of any Beneficiary, to such Beneficiary at the address provided for such Beneficiary in or pursuant to the Participation Agreement.

            IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.



                                          [NAME OF GUARANTOR]


                                          _________________________________
                                          Name:
                                          Title:


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee

                           PMCC LEASING CORPORATION,
                               Owner Participant

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

              LEVERAGED LEASE OF ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 780, REGISTRATION NO. N673FE


                               TABLE OF CONTENTS

                                                                          Page


Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  4
   Section 2.02.  Certificates.............................................  5
   Section 2.03.  Owner Participant's Instructions to Owner Trustee........  5
   Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent, Stipulated
                  Loss Values and Termination Values.......................  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  6
   Section 3.03.  Owner Participant's Instructions to Owner Trustee........  9
   Section 3.04.  Transaction Costs........................................  9
   Section 3.05.  Postponement of Delivery Date............................  9
   Section 3.06.  Closing.................................................. 11

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 11
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 20
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 28

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 29

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 29
   Section 6.02.  Offering by Lessee....................................... 35
   Section 6.03.  Certain Covenants of Lessee.............................. 36
   Section 6.04.  Survival of Representations and Warranties............... 43

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 44
   Section 7.02.  Citizenship.............................................. 44
   Section 7.03.  Representations, Warranties and Covenants of Owner
                  Participant.............................................. 45
   Section 7.04.  Representations, Covenants and Warranties of SSB and the
                  Owner Trustee............................................ 50
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 53
   Section 7.06.  Indenture Trustee's Notice of Default.................... 54
   Section 7.07.  Releases from Indenture.................................. 54
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 54
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 54
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 55
   Section 7.11.  Lessee's Assumption of the Certificates.................. 56
   Section 7.12.  Indebtedness of Owner Trustee............................ 58
   Section 7.13.  Compliance with Trust Agreement, Etc..................... 58
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 58

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 60
   Section 8.02.  After-Tax Basis.......................................... 66
   Section 8.03.  Time of Payment.......................................... 66
   Section 8.04.  Contests................................................. 67
   Section 8.05.  Refunds.................................................. 69
   Section 8.06.  Lessee's Reports......................................... 69
   Section 8.07.  Survival of Obligations.................................. 70
   Section 8.08.  Payment of Taxes......................................... 70
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 70
   Section 8.10.  Special Indemnity........................................ 71

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 71
   Section 9.02.  After-Tax Basis.......................................... 75
   Section 9.03.  Subrogation.............................................. 75
   Section 9.04.  Notice and Payment....................................... 75
   Section 9.05.  Refunds.................................................. 76
   Section 9.06.  Defense of Claims........................................ 76
   Section 9.07.  Survival of Obligations.................................. 77
   Section 9.08.  Effect of Other Indemnities.............................. 77
   Section 9.09.  Interest................................................. 78
   Section 9.10.  Special Indemnity........................................ 78

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 78

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 81

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of the Owner Participant.................... 82
   Section 12.02.  Interest of Holders of Certificates..................... 82

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 83
   Section 13.02.  Further Assurances...................................... 83
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgment.......................................... 83

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 83

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 85
   Section 15.02.  Reoptimization.......................................... 88

                                  ARTICLE 16

                                  [RESERVED]

                                  ARTICLE 17

                                 MISCELLANEOUS

   Section 17.01.  Owner for Federal Tax Purposes.......................... 90
   Section 17.02.  Collateral Account...................................... 90
   Section 17.03.  Counterparts............................................ 91
   Section 17.04.  No Oral Modifications................................... 91
   Section 17.05.  Captions................................................ 91
   Section 17.06.  Successors and Assigns.................................. 91
   Section 17.07.  Concerning the Owner Trustee, Indenture Trustee and the
                   Pass Through Trustee.................................... 92
   Section 17.08.  Severability............................................ 92
   Section 17.09.  Public Release of Information........................... 92
   Section 17.10.  Certain Limitations on Reorganization................... 93
   Section 17.11.  GOVERNING LAW........................................... 93
   Section 17.12.  Section 1110 Compliance................................. 93
   Section 17.13.  Reliance of Liquidity Providers......................... 93

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 94

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
SCHEDULE IV            Debt Portion
EXHIBIT A(1)(a)(i)     Opinion of Lessee's Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)    Opinion of Lessee's Counsel
                       (Delivery Date)
EXHIBIT A(1)(b)(i)     Opinion of Lessee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)    Opinion of Lessee's Special Counsel
                       (Delivery Date)
EXHIBIT A(2)(a)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Special Counsel
EXHIBIT A(2)(b)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Counsel
EXHIBIT A(3)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(4)(a)(i)     Opinion of Owner Trustee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(4)(a)(ii)    Opinion of Owner Trustee's Special Counsel
                       (Delivery Date)
EXHIBIT A(5)           Opinion of Pass Through Trustee's and Subordination
                       Agent's Special Counsel
EXHIBIT A(6)(a)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(6)(b)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(7)           Opinion of Engine Manufacturer's Counsel
EXHIBIT A(8)           Opinion of Manufacturer's and AVSA's Counsel
EXHIBIT A(9)           Opinion of Special Aviation Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement
EXHIBIT E              Form of Purchase Agreement Assignment, Consent and
                       Agreement, AVSA Consent and Agreement
EXHIBIT F              Form of Engine Warranty Assignment and Engine Consent
EXHIBIT G-1            Form of Assignment and Assumption Agreement
EXHIBIT G-2            Form of Owner Participant Guaranty

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO.
N673FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee"), PMCC LEASING CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Owner Participant"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Owner Participant has entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the benefit of the Owner Participant on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Owner Participant:

         (a)   on the Delivery Date, to purchase the Aircraft from AVSA;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments, (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture;

         (d) on the Certificate Closing Date, to execute and deliver the Purchase Agreement Assignment, whereby the Lessee assigns to the Owner Trustee the right to purchase the Aircraft from AVSA and certain of the Lessee's rights and interests under the Purchase Agreement and the Consent and Guaranty to the extent that the same relate to the Aircraft (except to the extent reserved in said Purchase Agreement Assignment), which Purchase Agreement Assignment is to include as an annex a Consent and Agreement executed by the Manufacturer and the AVSA Consent and Agreement executed by AVSA, said Purchase Agreement Assignment, Consent and Agreement and AVSA Consent and Agreement to be substantially in the form of Exhibit E hereto; and

         (e) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit F hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty, the Owner Trustee will purchase, and receive title to, the Aircraft from AVSA and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless otherwise specifically provided herein, the definitions set forth in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Owner Participant will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         Section 2.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the issuance of Certificates in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the action specified in Section 1.01 (other than clauses (a) and (c)) of the Trust Agreement and confirmation that all conditions to closing in respect of the Certificate Closing Date set forth in Section 4.01 (but not Section 4.02) hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent,
Stipulated Loss Values and Termination Values. On or prior to the Delivery Date, the percentages for Basic Rent referred to in Schedule II of the Lease and the percentages for Stipulated Loss Value and Termination Value in
Schedule III and Schedule IV, respectively, of the Lease shall be adjusted (upward or downward), subject to the procedures set forth in Section 3.04 of the Lease and the minimum values established by Section 3.05 of the Lease and the definitions of Stipulated Loss Value and Termination Value, to reflect changes in the pricing assumptions with respect to (i) the Delivery Date being other than September 11, 1997, (ii) a different rate of interest or amortization schedule assumed by the Owner Participant in calculating such percentages from that assumed by the Owner Participant in originally calculating such percentages, (iii) Transaction Costs being other than as assumed in Section
10.01 hereof, (iv) any change in the length of the Basic Term (but in no event shall the Term exceed 23.25 years) and (v) a Change in Tax Law which occurs after the date of the execution of this Agreement but on or prior to the Delivery Date. Notwithstanding anything herein to the contrary, the Lessee shall have no obligation to enter into the transaction contemplated by this Agreement other than with respect to Transaction Costs as described in Section
2.03 below and its obligation to purchase the Aircraft as provided in Section 3.05(a) hereof if, as a result of a Change in Tax Law after the date of execution of this Agreement but on or prior to the Delivery Date, the Net Present Value of Rents is increased by 100 basis points or more.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participant's Commitment, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) the Owner Participant agrees to participate in the Lessor's payment of the Purchase Price by making an investment in the beneficial ownership of the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement II, (iii) subject to the proviso to this Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) pursuant to the Purchase Agreement as assigned pursuant to the Purchase Agreement Assignment, AVSA shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Purchase Agreement Assignment of the Lessee's right to purchase the Aircraft for the remaining balance due under the Purchase Agreement and for the transfer of title to the Aircraft from AVSA to the Owner Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery Date: (A) by the Owner Trustee to AVSA, an amount equal to the remaining balance due to AVSA under the Purchase Agreement for the Aircraft, as evidenced by the Invoice, or if the proviso to this Section 3.02(a) is applicable, such amount as it shall have received from the Owner Participant not to exceed such remaining balance due to AVSA, (B) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price (or if the proviso to this Section 3.02(a) is applicable, the amount received from the Owner Participant) minus the cash payment to AVSA pursuant to clause (A) above and (C) by the Indenture
Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt
Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made, (3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall instead pay to AVSA any balance of the Purchase Price remaining after payment to AVSA by the Owner Trustee as contemplated by clause (A) above and the Indenture Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture all amounts then held in the Collateral Account.

         (b) Payment of Commitment. The Owner Participant agrees with the Lessee and only with the Lessee on behalf of the Owner Trustee, subject to the terms and conditions of this Agreement, to make the amount of its Commitment available for and on account of the Owner Trustee on the Delivery Date specified in the Delivery Notice pursuant to Section 3.03 hereof by wire transfer, initiated by 10:00 a.m. (New York City time on such day) of such amount in immediately available funds, to the Owner Trustee for deposit in its
account at State Street Bank and Trust Company, Boston,   Massachusetts, ABA
No. 011-000-028, A/C No. 9900-314-7, Attention: Christy O'Connor, Re: FedEx Equity Payments Account. The amount of the Owner Participant's Commitment shall be held for the account of the Owner Participant by the Owner Trustee until released by the Owner Participant or its special counsel at closing or until returned to the Owner Participant in accordance with Section 3.02(c) hereof.

         (c) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, the Owner Participant shall have no obligation to make any portion of such Debt Portion available or to increase the amount of its Commitment, and the obligations of the Owner Participant shall remain subject to the terms and conditions of this Agreement, until no later than September 30, 1997 (provided, however, if the Delivery Date for the Aircraft is subsequent to the delivery date for the aircraft bearing manufacturer's serial number 781 (and the actual delivery date for that aircraft is on or prior to September 30, 1997) then the foregoing date shall be December 31, 1997).

         (ii) Subject to the provisions of Section 3.05 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause the Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to the Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to such Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by the Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to the Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participant may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but the Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until September 30, 1997, or, in the circumstances set forth in the proviso in paragraph (c)(i) above, December
31, 1997, whereupon the Owner Participant's Commitment hereunder shall terminate. On such third Business Day (or such earlier date) or September
30, 1997 or December 31, 1997, as the case may be, or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participant, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participant at the Debt Rate, such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participant in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participant after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(c). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the release of its Commitment in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the actions specified in Sections 1.01(a) and (c) of the Trust Agreement and confirmation that all conditions to closing set forth in
Section 4.02 hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 3.04. Transaction Costs. If the transactions contemplated by this Article 3 are consummated, as and when any portion of Transaction Costs becomes due and payable, the Owner Participant shall, as soon as practicable upon receipt of bills or invoices for the amounts payable make such payments or, if the Lessee shall have already made such payment, shall reimburse the Lessee therefor or shall, as soon as practicable, furnish the Owner Trustee funds sufficient to, and the Owner Trustee shall, as soon as practicable, make payment of such portion to the Person or Persons entitled to payment upon presentation to the Owner Trustee of bills or invoices for the amount of such payment. If such transactions are not consummated, the Lessee shall pay or cause to be paid all the Transaction Costs; provided, however that if the failure of such transactions to be consummated is due to (i) a failure of the Owner Participant to obtain investment approval to proceed with the transaction contemplated hereby, (ii) a failure to negotiate the Operative Agreements in good faith by the Owner Participant or (iii) a wrongful act by the Owner Participant, the Lessee shall have no obligation to pay those costs and expenses incurred directly by the Owner Participant in connection with the transactions contemplated by this Agreement described in Sections 10.01(a)(i) and (xi) hereof, but the Lessee shall be obligated to pay all other Transaction Costs.

         Section 3.05. Postponement of Delivery Date. (a) If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date for a period of not more than five (5) Business Days, but in no event later than September 30, 1997 or December 31, 1997, as the case may be. If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available in accordance with the terms of Section
3.02 hereof on such postponed Delivery Date, (i) if the Owner Participant fails to make available its Commitment in breach of its obligations under this Agreement, the Lessee shall cause the Owner Participant to assign to another equity investor identified by the Lessee its interest in the Lessor's Estate pursuant to Section 7.03(d) hereof and (ii) if no such equity investor is identified, or if such equity investor fails to close such transactions, or if the Owner Participant fails to make available its Commitment for any other reason than as specified in clause (i) above, the Owner Participant's interest in the Lessor's Estate shall be automatically conveyed to the Lessee without any further action, and the parties hereto shall take such actions as may be advisable or necessary to give effect to such conveyance. From and after any such conveyance, the Owner
Participant's obligations hereunder and under the other Operative
Agreements shall cease. The exception to the Lessee's indemnity set forth in clause (viii) of Section 9.01(b) hereof shall not be applicable to any such conveyance other than a conveyance pursuant to clause (i) above. For the avoidance of doubt, it is understood and agreed that if for any reason other than the failure of the Manufacturer or AVSA to deliver the Aircraft, the Lessee does not enter into the Lease Supplement with the Owner Trustee on or prior to the Cut-Off Date, the Indenture Trustee and the Pass Through Trustee agree that the Lessee shall purchase the Aircraft and assume all of the obligations of the Owner Trustee under the Certificates upon satisfaction of the requirements set forth in Section 4.02 hereof, as the same may be modified by the provisions of Section 7.11 hereof and as otherwise necessary to reflect a full recourse secured aircraft financing of the Lessee. If the Lessee has identified an equity investor under the circumstances set forth in clause (i) above, the Owner Participant agrees to assign its interest in the Lessor's Estate as provided in said clause
(i). In case of any such conveyance pursuant to said clause (i) (but subject to the satisfaction of the conditions precedent specified herein), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (i) in the case of the Indenture Trustee and the Pass Through Trustee, as a result of a failure of the Manufacturer or AVSA to deliver the Aircraft, or (ii) in the case of the Owner Participant, for any reason, then, in such event, the Owner Trustee shall not purchase the Aircraft from AVSA, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of the Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to pay any Transaction Costs as provided in
Section 3.04 hereof (to the extent such section is applicable) and to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(c) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.05(a) hereof, if the Lessee gives the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.06. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. (i) On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series and Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture.
   The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act, and (ii) on the Certificate Closing Date, the "Certificates" (as defined in each of the Related Indentures) have been duly issued and delivered by the "Owner Trustee" (as defined in each of the Related Indentures) to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) in the case of the Owner Participant only, the Tax Indemnity Agreement;

         (iv)  the Purchase Agreement and the Consent and Guaranty;

         (v) the Purchase Agreement Assignment and the French Pledge Agreement with respect thereto;

         (vi)  the GTA;

         (vii) the Trust Agreement;

         (viii) the Ancillary Agreement I;

         (ix)  the Ancillary Agreement II;

         (x)   the Owner Participant Guaranty;

         (xi)  the Intercreditor Agreement; and

         (xii) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Owner Participant, the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of the Owner Participant, the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, the Owner Participant, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Tax Indemnity Agreement, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the articles of incorporation and bylaws of the Owner Participant and the Owner Participant Guarantor, certified by the Secretary or an Assistant Secretary of the Owner Participant or the Owner Participant Guarantor as of the Certificate Closing Date, and a copy of the resolutions of the board of directors of the Owner Participant, certified as such as of the Certificate Closing Date by such Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which the Owner Participant is or is to be a party and each other document to be executed and delivered by the Owner Participant in connection with the transactions contemplated hereby, and a copy of the resolutions of the board of directors of the Owner Participant Guarantor, certified as such as of the Certificate Closing Date by the Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant Guarantor of the Owner Participant Guaranty and the other Operative Agreements to which such Owner Participant Guarantor is or is to be a party and each other document to be executed and delivered by the Owner Participant Guarantor in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the articles of association and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (vi) a copy of the articles of association and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vii) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant as the Indenture Trustee, the Pass Through Trustee or the Owner Participant may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from (i) the Owner Participant, signed by a duly authorized officer of the Owner Participant dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (j) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of SSB and FSB, respectively, dated the Certificate Closing Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens.

         (k) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Simpson Thacher & Bartlett, special counsel for the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(a) hereto and the General Counsel's Office of the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(b) hereto, each addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(3) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(5) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(6)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(6)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (l) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (m) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (n) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (o) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full.

         (p) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (q) Section 131.3 of the New York State Banking Law Filing. SSB shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the Certificate Closing Date and on or prior to the Delivery Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the Lease Supplement shall be delivered to the Indenture Trustee):

         (i)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (ii) an Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (iii) the Invoice;

         (iv) AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

         (v)   the Consent and Agreement and the AVSA Consent and Agreement;
               and

         (vi)  the Engine Warranty Assignment and the Engine Consent.

         (d) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) counsel for the Engine Manufacturer, in the form of Exhibit A(7) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Clifford Chance, special counsel for AVSA and the Manufacturer, in the form of Exhibit A(8) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(9) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) in the case of the Owner Participant only, Simpson Thacher & Bartlett, tax counsel to the Owner Participant, addressed to the Owner Participant, with respect to certain tax matters.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of AVSA's FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) AVSA's FAA Bill of Sale, the Lease and Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. A UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee) and shall have been duly filed in the State of Tennessee.

         (g) Payments. The Owner Participant shall have made available its Commitment to the Owner Trustee and the other payments contemplated by
   Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participant shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participant (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participant to the effect, among other things, that on the Delivery Date:

            (i) (A) the estimated fair market value of the Aircraft net of any cost to the Owner Participant or the Owner Trustee of return at the end of the Basic Term and any Fixed Renewal Term (determined without including in such value any increase or decrease for inflation or deflation during the Term) is equal to or greater than 20% of the Purchase Price for the Aircraft and (B) at least 20% of the useful economic life of the Aircraft will be remaining at the end of the Basic Term and any Fixed Renewal Term;

            (ii) the estimated useful life of the Aircraft is at least 133% of the Basic Term and any Fixed Renewal Term;

            (iii) the Purchase Price of the Aircraft is no greater than the fair market value of the Aircraft on the Delivery Date;

            (iv) on the Delivery Date, the Aircraft will not require any modifications, improvements or additions in order to be rendered complete for its intended purpose by the Lessee;

            (v) the amount payable by the Lessee upon the exercise of its purchase option pursuant to Section 4.02(a)(F) of the Lease equals or exceeds the currently estimated Fair Market Value of the Aircraft on such date (taking into account inflation or deflation to such date); and

            (vi) the Aircraft is not limited use property.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participant of its equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease (assuming, for this purpose, that the provisions of Article 16 of the Lease had become operative on the Certificate Closing Date and not the Delivery Date) or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participant, signed by a duly authorized officer of (i) the Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of SSB and FSB, respectively, dated the Delivery Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account or if the proviso to Section 3.02(a) is applicable, then the Lessee shall have made the payment required to be made to AVSA pursuant to such proviso.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with such Lease Supplement, the Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and
(iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i), (j),
(k)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(v) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless any such representation is specifically made as of one date):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Consent and Agreement, the AVSA Consent and Agreement, the Engine Consent and the Consent and Guaranty) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of AVSA's FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participant true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as defined at the end of this Section 6.01(m)) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the Pension Benefit Guaranty Corporation (together with any successor agency or instrumentality thereto, the "PBGC") pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as defined at the end of this Section 6.01(m)) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code;

   as used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is maintained, or contributed to, by the Lessee or any ERISA Affiliate, and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of the Owner Participant or for the Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by AVSA to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in default in the performance of any term or condition of the Purchase Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment and the GTA and the aggregate amount of loans shall not exceed the Debt Portion;

         (v) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (w) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participant and no more than 15 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the Indenture, the Indenture and Security Agreement Supplement, the Tax Indemnity Agreement, the Lease and the Lease Supplement
   and the other Operative Agreements to which it is a party.   Without
   limiting the generality of this Section 6.03(a), the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary, or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b) From and after the Delivery Date, the Lessee shall maintain the certificates referred to in Section 7.01 of the Lease and shall cause the Aircraft to be duly registered, and at all times to remain duly registered, in the name of the Owner Trustee, under the Transportation Code, and shall furnish to the Owner Trustee such information as may be required to enable the Owner Trustee to make application for such registration; provided, however, that the Owner Participant, the Owner Trustee and the Indenture Trustee agree that if at any time after December 31, 2004, so long as no Event of Default shall have occurred and be continuing, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate under the laws of such jurisdiction of reregistration, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations (and which is not then experiencing war or substantial civil unrest), the Owner Participant, the Owner Trustee and the Indenture Trustee upon receipt by the Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances or such opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, the Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received:

         (i) assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (C) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry, that the rights of the Owner Trustee in and to the Aircraft will not be impaired in such new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (D) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required) and
         (y)(i) if such change in registration is made other than in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (E) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (F) that the Lessee shall have effected or caused to be effected at the Lessee's own cost and expense all recordings and filings that are required to perfect the Lien of the Indenture;

            (G) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participant, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participant only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry;

            (H) that such change will not result in the imposition of, or increase in the amount of, any Tax (which, for this purpose, includes the loss of any tax benefits assumed by the Owner Participant to be available to it based upon the assumptions set forth in Section 2 of the Tax Indemnity Agreement) for which the Lessee has not agreed to indemnify the Owner Participant to its reasonable satisfaction, the Indenture Trustee, the Pass Through Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate;

            (I) that any value added tax, customs duty, tariff or similar governmental charge relating to the change in jurisdiction of registration of the Aircraft shall have been paid in full or adequately provided for by the Lessee to the satisfaction of the Owner Trustee, the Indenture Trustee and the Owner Participant;

            (J) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

            (K) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

            (L) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

            (M) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority; and

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and the Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participant, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participant, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(D)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than tort liability which might reasonably have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Trustee, the Owner Participant and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction will not impair the rights of the Lessor in and to the Aircraft or under the Lease and (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participant covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

            (G) to such further effect with respect to such other matters as the Owner Participant, the Owner Trustee, or the Indenture Trustee may reasonably request; and

            (H) the Lien of the Indenture continues to constitute a first priority, duly perfected Lien on the Aircraft.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participant such information as may be required to enable the Owner Trustee and the Owner Participant timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participant under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, AVSA's FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, AVSA's FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participant and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture Trustee:
   (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or the Owner Participant.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, the Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person, and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company (or Person which acquires by conveyance, transfer or lease the assets of the Lessee) is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become the Lessee hereunder in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to the Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to the Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all reports and statements furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

            (F) from time to time, such other financial information as the Lessor, the Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an employee reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and
6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the delivery of the Aircraft and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. (a) [Reserved]

         (b) Owner Participant. The Owner Participant represents and warrants that its interest in the Lessor's Estate and the Trust Agreement is being acquired by it for its own account and not with a view to resale or distribution thereof; provided, however, that the disposition by the Owner Participant of its interest in the Lessor's Estate and the Trust Agreement shall, subject to the terms and provisions of Section 7.03(d) hereof (except as provided in clause (ii) of Section 3.05(a) hereof), at all times be within its control and the foregoing representation shall not limit the Owner Participant's right to transfer or sell such interests pursuant to the terms of this Agreement. Neither the Owner Participant nor anyone authorized to act on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or in any similar security, for sale to, or solicited any offer to acquire any of the same from, anyone. The Owner Participant further represents and warrants that neither it nor anyone authorized to act on its behalf has made or will make any offer, solicitation or sale of any interest in the Lessor's Estate or the Trust Agreement in violation of the provisions of Section 5 of the Securities Act of 1933, as amended. No representation in this Section 7.01(b) shall include any action or inaction of the Lessee, First Chicago Leasing Corporation, the Subordination Agent, the Underwriters or any Affiliates of any thereof whether or not such action or inaction is purportedly on behalf of the Owner Trustee, the Owner Participant or any of their Affiliates.

         Section 7.02. Citizenship. (a) Generally. Each of the Owner Trustee, in its individual capacity and as Trustee, and the Owner Participant severally represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Participant or the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee, the Indenture Trustee and the Owner Participant hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Participant or the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time on or after the Delivery Date it shall have actual knowledge that it has ceased to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or the Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or the Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         (c) Owner Participant. The Owner Participant agrees, solely for the benefit of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee, that if at any time on or after the Delivery Date when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) either it shall cease to be, or an event which has been publicly disclosed has occurred of which the Owner Participant has knowledge and which will cause the Owner Participant to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then the Owner Participant shall give notice thereof to the Lessee, the Owner Trustee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 20 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft. It is agreed that the Owner Participant shall be liable to pay promptly on request (A) to each of the other parties hereto any actual damages (but not consequential damages) suffered by any such other party to the extent the same shall result from the representation and warranty of the Owner Participant in the first sentence of Section 7.02(a) hereof proving to be untrue as of the Delivery Date; and (B) to the Lessee, the Indenture Trustee or the Pass Through Trustee for any damages actually (but not consequentially) incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of the Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section 7.02(c); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against the Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the Owner Participant, to cooperate with the Owner Participant in complying with its obligations under the provisions of the first sentence of this Section 7.02(c), but without any obligation on the part of such other party to take any action believed by it in good faith to be unreasonably burdensome to such party or materially adverse to its business interests.

         Section 7.03. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article 7, the Owner Participant represents and warrants on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party have been duly authorized by all necessary corporate action on its part and, assuming the accuracy of the Lessee's representations in Section 6.01(o) hereof, do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) based on the representations, warranties and covenants contained in Sections 6.01(m)(viii), 6.02 and 7.09 hereof and compliance with Section 10.06 of the Indenture, neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement and the Trust Agreement and the other Operative Agreements to which it is party have been or on the Certificate Closing Date will be duly executed and delivered by the Owner Participant and constitute or on the Certificate Closing Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement or the other Operative Agreements to which it is a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code; and

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) on the Certificate Closing Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section 7.03(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section 7.03(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date (or upon the direction of the Lessee if Section 3.05(a)(i) hereof shall be applicable), and subject to the conditions set forth in this
Section 7.03(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant and any Owner Participant Guarantor shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument substantially in the form attached hereto as Exhibit G-1 to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty substantially in the form of Exhibit G-2 attached hereto of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and (c) provide representations substantially similar to those contained in Sections 7.02(a) and 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements in the manner set forth in the form attached as Exhibit G-1. A transferee hereunder shall be (i) a "U.S. Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) and such transferee shall be personally liable for any debt service to the extent that its receipt of rentals is reduced by reason of any withholding Taxes that result from such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with
Section 10.06 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section 7.03(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.04. Representations, Covenants and Warranties of SSB and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, SSB represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 750 Main Street, Hartford, Connecticut 06013, Attention: Corporate Trust Department and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Owner Participant) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor SSB's performance of or compliance with any of the terms and provisions thereof will violate any Federal or Connecticut law or regulation governing SSB's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by SSB in its individual capacity, constitute the legal, valid and binding obligation of SSB in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by SSB in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on SSB in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against SSB before any court or administrative agency which would materially and adversely affect the ability of SSB, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and the Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of SSB in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Connecticut governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to SSB in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by AVSA, the Aircraft shall be free of Lessor's Liens attributable to SSB in its individual capacity and SSB in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. SSB, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. SSB, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. SSB, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, the Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of SSB to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (d) Securities Act. None of SSB, the Owner Trustee or any Person authorized by either of them to act on its behalf has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither SSB, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give the Owner Participant notice of any Default or Event of Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and the Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and the Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release upon written notice from the Lessee to make such request.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) nor any Person lawfully claiming through the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) shall interfere with the Lessee's right quietly to enjoy the Aircraft during the Term without hindrance or disturbance by the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be).

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Participant, the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participant, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens attributable to the Owner Trustee) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Lessee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11 releasing the Owner Participant and the Owner Trustee from all obligations in respect of the Certificates, the Indenture, this Agreement and the other Operative Agreements, except any obligations relating to the period prior to such assumption and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Holders and the Indenture Trustee, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Certificate Closing Date or the Delivery Date, as the case may be, with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participant in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13. Compliance with Trust Agreement, Etc. Each of the Owner Participant, SSB and the Owner Trustee agrees with the Lessee, the Indenture Trustee and the Pass Through Trustee that so long as the Lien of the Indenture shall be in effect it will (i) comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, the noncompliance with which would materially adversely affect any such party and (ii) not take any action, or cause any action to be taken, to amend, modify or supplement any other provision of the Trust Agreement in a manner that would materially adversely affect any such party without the prior written consent of such party. The Owner Trustee confirms for the benefit of the Lessee, the Indenture Trustee and the Pass Through Trustee that it will comply with the provisions of Article 2 of the Trust Agreement. Notwithstanding anything else to the contrary in the Trust Agreement, so long as the Lease remains in effect, the Owner Participant agrees not to terminate or revoke the trust created by the Trust Agreement without the consent of the Lessee. If and so long as the Indenture shall not have been discharged the consent of the Indenture Trustee shall also be required prior to any termination or revocation of such trust and in addition, the Owner Participant will, at the Lessee's expense, promptly and duly execute and deliver to the Indenture Trustee such documents and assurances including, without limitation, conveyances, financing statements and continuation statements with respect to financing statements and take such further action as the Indenture Trustee may from time to time reasonably request and furnish in order to protect the rights and remedies created or intended to be created in favor of the Indenture Trustee under the Indenture and to create for the benefit of the Certificate Holders a valid first priority Lien with respect to, and a first and prior perfected security interest in, the Trust Indenture Estate.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with the Owner Participant, the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise upon or with respect to any Operative Agreement, any payments thereunder or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to any Operative Agreement, any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements;

         (v) the principal or interest or other amounts payable with respect to the Certificates;

         (vi) the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization, or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii) any assumption by the Lessee pursuant to Section 7.11 of this Agreement and Section 2.12 of the Indenture;

         (viii)  the Aircraft, the Airframe, any Engine or any Part; or

         (ix) the rentals (including Basic Rent, Renewal Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the Operative Agreements, and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with
   Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than the Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith and (ii) in the case of the Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii),
   (iii), (iv), (vii), (ix); and 7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or the Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate (not including any transfers of any Certificates pursuant to Section 15.01(a) hereof) or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or the Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part,
   (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section
   10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision;

         (vii) Taxes imposed on the Owner Participant for which the Lessee is obligated to indemnify the Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of the Owner Participant or the Owner Trustee that is not a U.S. Person or an Indemnitee as of the date hereof under the Operative Agreements (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Certificate Closing Date is an Indemnitee (for purposes of this clause (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) that occurs after the Lease has been declared in default or if such transfer or disposition is pursuant to the exercise of remedies under Article 17 of the Lease, (B) which is an actual or deemed transfer pursuant to Section 7.11 hereof or as a consequence of a Refinancing under Section 15.01 hereof, or any actual or deemed transfer of a Certificate that as part of a Refinancing under Section 15.01 hereof is not retired, but only to the extent the Taxes attributable to such transfer exceed the amount of Taxes that would have been imposed on such transferor if the debt had instead been retired, (C) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (D) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (E) in the case of the Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien; and

         (xii) Any Taxes imposed on the Owner Participant arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Loan Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Loan Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from or reduction in the rate of withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or Owner Participant for any withholding tax, the Lessee will indemnify the Owner Trustee and the Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any such Taxes required to be withheld and any interest and penalties with respect thereto, along with any other costs (including reasonable attorney's fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this
Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced
(including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not the Owner Participant, the Owner Participant and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if permitted by law. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this
Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or Owner Participant is the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participant. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participant within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.

         Section 8.10.  Special Indemnity.  Notwithstanding anything in this
Article 8 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.

                                   ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i) or Article 15 hereof) of every kind and nature, including without limitation Make-Whole Premium (unless excluded pursuant to Section 3.03 of the Lease) (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement (including, without limitation, the execution, delivery and performance hereof by the Owner Participant prior to the delivery of the Aircraft), the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Pass Through Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever, including, without limitation, any passengers, shippers or other Persons wherever located, and claims relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulation;

         (iii) the manufacture, design, sale, return, purchase, acceptance, rejection, delivery, non-delivery, condition, repair, modification, servicing, rebuilding, airworthiness, registration, reregistration, import, export, performance, non-performance, lease, sublease, transfer, merchantability, fitness for use, alteration, substitution or replacement of any Airframe, Engine, or Part under the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part including, without limitation, latent and other defects, whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of the Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee to the extent it:

         (i) would not have occurred but for the willful misconduct or gross negligence of such Indemnitee;

         (ii) after the Delivery Date, is in respect of the Aircraft, and is attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (unless the Aircraft is being returned at such time, in which case after return of physical possession; provided that if the Lease has been terminated pursuant to
   Article 17 thereof, the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be exercising remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease (subject to the foregoing proviso if the Lessor has terminated the Lease pursuant to Article 17 of the Lease) but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) is a cost or expense required to be paid by the Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement and for which the Lessee is not otherwise obligated to reimburse the Owner Participant, directly or indirectly pursuant to the terms of this Agreement or such other Operative Agreement;

         (v) would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Purchase Agreement Assignment, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default by the Lessee of any of its obligations under the Operative Agreements or by another Indemnitee of any of the foregoing;

         (vi)  [reserved];

         (vii) is, in the case of the Owner Participant, Lessor's Liens to the extent attributable to the Owner Participant; in the case of the Owner Trustee, Lessor's Liens to the extent attributable to the Owner Trustee; in the case of SSB, Lessor's Liens to the extent attributable to SSB; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) is, in the case of the Owner Participant or the Owner Trustee, attributable to the offer or sale by such Indemnitee after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (x) in connection with a Refinancing, (y) as a result of the occurrence of an Event of Default provided that either the Lease has been declared in default or the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (z) in connection with the Lessee's exercise of its early termination option under Article 10 of the Lease or its purchase options under Article 4 of the Lease or in connection with Article 11 of the Lease;

         (ix) is an Expense arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as an Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 hereof without regard to Section 8.01(b) hereof.

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has received notice for which the Lessee is, or may be, liable under this Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or (b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be, but without regard to Section 8.01(b) hereof, other than Section 8.01(b)(v) hereof.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Payment Default or Event of Default shall have occurred and be continuing or shall arise at any time during the claim and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any such claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent (A) such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel or on the grounds that such proceeding involves the potential imposition of criminal liability on such Indemnitee or (B) such proceeding will involve any material danger of the sale, forfeiture or loss of, or the creation of any Lien on the Aircraft or the Trust Estate (unless the Lessee posts a bond or other security reasonably acceptable in form and substance to such Indemnitee) or involve any material risk of civil liability to such Indemnitee for which it is not indemnified hereunder. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, to the extent that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06.
No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which the Lessee has not agreed to discharge or with respect to which the Lessee has not agreed to indemnify such Indemnitee to such Indemnitee's satisfaction or which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities after the expiration or other termination of the Lease, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing (or fairly attributable to the Lessee's acts or omissions) prior to such termination or expiration or incurred in the process of (i) the return or disposition of the Aircraft under
Article 12 or Article 17 of the Lease, or (ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.

         Section 9.09. Interest. The Lessee will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Article 9 until the same shall be paid, at the Past Due Rate.

         Section 9.10.  Special Indemnity.  Notwithstanding anything in this
Article 9 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. The Owner Participant shall pay (or reimburse the Lessee if the Lessee shall have previously made such payment) all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for the Owner Participant;
(ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Subordination Agent, the Pass Through Trustee, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses (including computer time-sharing charges) of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of the Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participant; (xii) reimbursement to the Owner Participant, the Owner Participant Guarantor, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement;
(xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of SSB, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participant. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participant under this Agreement (1) to the extent incurred specifically with respect to the Owner Participant, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participant, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through
Certificates.

         The Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participant pursuant to the preceding paragraph is 1.15% of the Purchase Price (the "Estimated Expense Amount"). Transaction Costs shall be paid in the manner provided in Section 3.04 hereof.

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, the Owner Participant, Owner Participant Guaranty, the Indenture Trustee, the Subordination Agent, the Liquidity Providers and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom, or (b) the enforcement of the obligations of the Lessee hereunder or under the other Operative Agreements, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, supplement, waiver or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Purchase Agreement Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement (including any adjustment pursuant to Section 3.04 of the Lease) or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses incurred in connection with the offer, sale or other transfer (whether pursuant to Section 7.03(d) hereof or otherwise) by the Owner Participant after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest or the Trust Agreement or any similar interest (and the Owner Participant shall be responsible for all such fees and expenses), unless such offer, sale or transfer shall occur (A) after the Lease has been declared in default or if the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (B) in connection with the termination of the Lease or action or direction of the Lessee pursuant to Section 4.02, Article 10 or Article 11 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.


                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by the Owner Participant, and a successor Owner Trustee may be appointed and a Person may become Owner Trustee under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance reasonably satisfactory to the Lessee, the Owner Participant, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in
   Section 7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.

         (c) Appointment. For so long as the Aircraft remains registered under the Transportation Code, the Owner Participant agrees to appoint promptly a successor Owner Trustee meeting the requirements of Section 11.01(b) hereof in the event the Owner Participant has knowledge that the Owner Trustee at any time shall not be a Citizen of the United States.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of the Owner Participant. The Owner Participant shall have no obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Indenture, the Trust Agreement, the Tax Indemnity Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Lease or any other Operative Agreement to which the Owner Participant is a party and the Owner Participant shall not be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall the Owner
Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Indenture, the Intercreditor Agreement or the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture, the Trust Agreement, the Intercreditor Agreement or the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02. Further Assurances. The Lessee hereby confirms to the Owner Participant its covenants set forth in and obligations under the Lease. The Lessee agrees that, except as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and the Owner Participant and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and the Owner Participant a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgment. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participant to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Boulevard, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile
   (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or the Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, telephone (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to the Owner Participant;

         (c) If to the Owner Participant, to its office at 200 First Stamford Place, Stamford, Connecticut 06902, Attention: Vice President Leasing with a copy to Director, Portfolio Administration, telephone (914) 335-5000, facsimile 914 335-8301, or to such other address as the Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee;

         (d) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant; and

         (e) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request the Owner Participant to participate in up to two refinancings in whole but not in part, of the Certificates prior to the end of the Basic Term (a "Refinancing"). Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as the Owner Participant is satisfied there is no foreign currency risk to it), and shall be on terms that do not materially adversely affect the Owner Participant. The Owner Participant agrees to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify the Owner Participant and shall not include any financial statements of the Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participant in a manner satisfactory to it for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless the Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing and the Owner Participant shall have been provided such longer period as it shall have required for a reasonable opportunity to review the relevant documentation and the Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to the Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to the Owner Participant, nor shall its rights against all other parties taken as a whole be adversely affected compared to such rights in effect under the Operative Agreements prior to such proposed Refinancing.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participant and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent and setting forth Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participant shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participant by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction.

         (d) Without the prior written consent of the Owner Participant, which consent may be withheld in its sole discretion, no such refinancing shall (1) cause the aggregate principal amount of the indebtedness to be substituted for the Certificates to exceed the aggregate principal amount of the then outstanding Certificates, (2) cause the weighted average life of such indebtedness to be different by more than 6 months than the remaining weighted average life of the then outstanding Certificates, or
(3) cause the date of maturity of such indebtedness to be later than the date of maturity of the Certificates being refinanced.

         (e) Each party agrees to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participant, direction to the Owner Trustee by the Owner Participant to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participant from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to such Owner Participant, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participant), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of the Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to the Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing;

           (viii) In the event the Lessee shall not prohibit the purchase of the Refinancing loan certificates by, or with the assets of, an employee benefit plan, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan or individual retirement account, which is subject to Section 4975(c) of the Code, (individually or collectively, an "ERISA Plan"), the Lessee will permit the placement of the Refinancing loan certificates with an ERISA Plan only if either (A) if such placement is in the form of pass through certificates, the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates represents to the Lessee that it has a prohibited transaction exemption from the U.S. Department of Labor with respect to pass through certificates (such as Prohibited Transaction Exemption 89-88 or any other comparable exemption) or (B) purchasers of the Refinancing loan certificates provide a representation (which may be in the form of a deemed representation) regarding their source of funds used in acquiring the Refinancing loan certificates and, if such purchasers represent that they are using funds of an ERISA Plan in acquiring the Refinancing loan certificates, such purchasers further represent that (1) either they are relying on a prohibited transaction exemption from the U.S. Department of Labor with respect to their purchase and holding of the Refinancing loan certificates and they provide representations regarding the satisfaction of the relevant conditions of such an exemption or (2) their purchase and holding of the Refinancing loan certificates will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The reliance on any such exemption will not be conditional on the Owner Participant's representation concerning its party in interest or other status with respect to ERISA Plans. If neither exemption referred to in clause (A) or (B) of this paragraph (viii) is valid or applicable in any respect to the purchase and holding of the Refinancing loan certificates, or if the representation in clause (B) of this paragraph (viii) that such purchase and holding will not constitute a non-exempt prohibited transaction is not correct, whichever is applicable, then the Lessee shall indemnify the Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses resulting from any "prohibited transaction", within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code, occurring with respect to the placement of the Refinancing loan certificates with, or the holding of the Refinancing loan certificates by, any ERISA Plan with respect to which the Owner Participant is a party in interest, within the meaning of
   Section 3(14) of ERISA, or a disqualified person, within the meaning of
   Section 4975 of the Code, provided, however, that if the Lessee shall fail to obtain either of the representations set forth in clause (A) or
   (B) of this paragraph (viii), such indemnity shall not be subject to the exceptions set forth under Sections 8.01(b)(xii)(A) and (B) and 9.01(b)(ix)(A) and (B) hereof; and

         (ix) The Lessee shall pay all costs and expenses (including legal fees) incurred in connection with any proposed or actually consummated Refinancing.

         Section 15.02. Reoptimization. (a) If a Change in Tax Rate occurs prior to the end of the Basic Term, then, subject to the terms and conditions of this Section 15.02 and Section 3.04 of the Lease, the Owner Participant may, upon 30 days' prior notice to the Lessee, the Indenture Trustee, the Owner Trustee and the Holders, elect to modify the schedule of payments of principal of the certificates issued ("Refinancing Certificates") in connection with any Refinancing using private debt (not including debt issued pursuant to an exemption from registration under the Securities Act relying on Rule 144A promulgated thereunder but otherwise marketed in a manner substantially similar to securities registered under the Securities Act, and not including debt issued in connection with any offering of securities registered under the Securities Act) due on each remaining Rent Payment Date on or commencing on the Rent Payment Date next succeeding the date mutually agreed to by the Owner Participant, the Lessee and the Indenture Trustee on which the Owner Participant shall make such modification (the "Reoptimization Date"). Promptly after making such modification, the Owner Participant shall furnish each party hereto written notice of the amounts so recalculated.

         (b) Adjustments to Refinancing Certificates. On the Reoptimization Date, subject to the satisfaction on or before the Reoptimization Date of the conditions set forth in Section 15.02(c), the Owner Trustee will issue and deliver and the Indenture Trustee will authenticate, and each holder of a Refinancing Certificate will accept delivery of, a new Refinancing Certificate or Refinancing Certificates (in replacement of each Refinancing Certificate then held by such holder, which Refinancing Certificates shall be surrendered to the Indenture Trustee for cancellation) containing such changed principal installments (expressed as a percentage of the original principal amount of such Refinancing Certificate) as shall have been recalculated by the Owner Participant, but in the same principal amount as, and containing terms identical to, except as otherwise contemplated by Section 15.02(d) hereof, the Refinancing Certificates originally issued in connection with the Operative Agreements.

         (c) Conditions to the Obligations of the Holders of the Refinancing Certificates on the Reoptimization Date. The obligation of each holder of a Refinancing Certificate to accept delivery of a new Refinancing Certificate on the Reoptimization Date, and to surrender on such Reoptimization Date any Refinancing Certificate then held by it, is subject to the following conditions precedent having been satisfied on or before the Reoptimization
Date:

         (i) the requirements of Section 15.02(d) hereof shall have been satisfied;


         (ii) the following documents, in form and substance satisfactory to such Holder, shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect: (A) if the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term have been changed, an amendment to the Lease, dated the Reoptimization Date, (B) an amendment to the Indenture setting forth any changed repayment schedule to the Refinancing Certificates, dated the Reoptimization Date and duly filed (or in the process of being so duly filed) for recordation with the Aeronautics Authority and (C) replacement Refinancing Certificates; and

         (iii) in connection with any Reoptimization the Owner Participant shall pay or agree to pay all reasonable costs and expenses incurred by the Lessee, the Owner Trustee, the Indenture Trustee and each Holder of a Refinancing Certificate (including, without limitation, reasonable legal fees and expenses) in connection with any such reoptimization.

         (d)  Payment Schedules.  Except as otherwise provided in this
Section 15.02 as long as the Refinancing Certificates remain outstanding, the payment schedules for the Refinancing Certificates shall not be modified.


                                  ARTICLE 16

                                  [RESERVED]


                                  ARTICLE 17

                                 MISCELLANEOUS

         Section 17.01. Owner for Federal Tax Purposes. It is hereby agreed between the Owner Participant and the Lessee (but the Lessee makes no representation to such effect) that it is the intent of the parties for Federal, state, local and foreign income tax purposes that the Owner Participant will be treated as the owner of the Aircraft and the Lessee will be treated as the lessee of the Aircraft.

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under
Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of each of the Pass Through Trustee and the Subordination Agent, in its capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, including without limitation each Holder of a Certificate, the Owner Participant and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, Indenture Trustee and the Pass Through Trustee. Each of SSB and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of SSB, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither SSB, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of SSB and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds,
(e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, the Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to the Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to the Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by the Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of the Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which the Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. The parties hereto agree that the transactions contemplated by the Operative Agreements are expressly intended to be, shall be and should be construed so as to be entitled to the benefits and protection of Section 1110 of the Bankruptcy Code.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of the Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to the Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER PARTICIPANT:

                                 PMCC LEASING CORPORATION


                                 By:__________________________________________
                                    Name:  Joan D. Woodroof
                                    Title: Manager, Structured Finance



                                 OWNER TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION,
                                 not in its individual capacity,
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name:  Paul D. Allen
                                    Title: Vice President


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President


                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N673FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2018
      Principal Amount:    $33,382,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N673FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2018
      Principal Amount:    $12,408,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N673FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2014
      Principal Amount:    $16,023,000


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N673FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N673FE and Manufacturer's serial number 780, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N673FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N673FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on December 11, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N673FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 10, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N673FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N673FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N674FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. December 11, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2016, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST


            Australia                            Luxembourg

            Austria                              Netherlands

            Belgium                              New Zealand

            Canada                               Norway

            Denmark                              Philippines

            Finland                              Portugal

            France                               Republic of China (Taiwan)

            Germany                              Singapore

            Greece                               Sweden

            Iceland                              Switzerland

            Ireland                              Thailand

            Japan                                United Kingdom


                                SCHEDULE IV

                               DEBT PORTION




Debt Portion                                                       $61,813,000
------------

                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                          EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                          [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn

                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof; (D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one Airbus A300F4-605R Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A



Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                               EXHIBIT A(2)(a)


                  [Letterhead of Simpson Thacher & Bartlett]


                                                    [Certificate Closing Date]


To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We have acted as special New York counsel for (i) PMCC Leasing Corporation ("PMCC") in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as owner trustee, PMCC, as owner participant, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as indenture trustee, pass through trustee and subordination agent, and (ii) Philip Morris Capital Corporation ("Philip Morris") in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is being furnished to you pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Participation Agreement.

               We have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (collectively, the "Owner Participant Documents") and the Guaranty. We have made such other and further investigations as we have deemed necessary or appropriate for purposes of this opinion. In our examination we have assumed, with your permission, and without independent investigation or inquiry, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

               With your permission, we have further assumed that (i) the Owner Participant Documents and the Guaranty have been duly authorized, executed and delivered by each of the parties thereto, (ii) the respective parties thereto have the power and authority to execute, deliver and perform the Owner Participant Documents and the Guaranty, (iii) the execution, delivery and performance of the Owner Participant Documents and the Guaranty by the parties thereto do not and will not violate the certificate of incorporation, by-laws or other organizations documents of any such party or any bond, debenture, note, mortgage, indenture, lease or other agreement or instrument to which any such party is a party or by which any such party is bound and does and will fully comply with all laws an regulations applicable to each such party and (iv) the Owner Participant Documents constitute valid, legal and binding obligations of the parties thereto (other than PMCC), enforceable against such parties (other than PMCC) in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that:

         1. The Participation Agreement and the Tax Indemnity Agreement constitute valid and legally binding obligations of PMCC enforceable against PMCC in accordance with their respective terms.

         2. The Guaranty constitutes a valid and legally binding obligation of Philip Morris enforceable against Philip Morris in accordance with its terms.

         3. The execution, delivery and performance by PMCC of the Owner Participant Documents will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over PMCC.

         4. The execution, delivery and performance by Philip Morris of the Guaranty will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over Philip Morris.

         5. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by PMCC for the execution, delivery and performance by PMCC of the Owner Participant Documents.

         6. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by Philip Morris for the execution, delivery and performance by Philip Morris of the Guaranty.

               Our opinions in paragraphs 1 and 2 are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York and express no opinion herein concerning any law other than the laws of the State of New York.

               This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied by you for any other purpose, or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except that the Owner Participant may furnish a copy of this opinion to a potential transferee or participant of the interest of such entity or otherwise as required by a governmental authority.


                                             Very truly yours,


                                             Simpson Thacher & Bartlett

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(b)


               [Letterhead of Philip Morris Capital Corporation]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               In my capacity as Assistant General Counsel and Assistant Secretary of Philip Morris Capital Corporation, a Delaware corporation, I have supervised corporate proceedings of (i) PMCC Leasing Corporation, a Delaware corporation (the "Owner Participant"), in connection with the Owner Participant's participation in the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among the Owner Participant, Federal Express Corporation, as Lessee; State Street Bank and Trust Company of Connecticut, National Association, except as otherwise stated, not in its individual capacity but solely as Owner Trustee; and First Security Bank, National Association not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, and (ii) Philip Morris Capital Corporation, a Delaware corporation (the "Guarantor"), in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is delivered pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein but not otherwise defined herein, shall have the respective meanings set forth in the Participation Agreement.

               In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (each such document to be hereafter referred to individually as an "Owner Participant Document" and collectively as the "Owner Participant Documents") and the Guaranty. I have also examined such corporate documents, records and instruments of the Owner Participant and the Guarantor as in my judgement are necessary or appropriate to enable me to render the opinions expressed below. In rendering such opinions, I have relied upon the representations and warranties contained in or made pursuant to the Owner Participant Documents and the Guaranty and have assumed the due authorization, execution and delivery of all documents and instruments by all parties thereto other than the Owner Participant.

               Based on the foregoing and subject to the qualifications and matters of reliance set forth herein, I am of the opinion that:

               1. The Owner Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Owner Participant Documents and to fulfill and comply with the terms, conditions and other provisions thereof.

               2. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Guaranty and to fulfill and comply with the terms, conditions and other provisions thereof.

               3. The Owner Participant Documents have been duly authorized by all necessary corporate action on the part of the Owner Participant, and have been duly executed and delivered by the Owner Participant.

               4. The Guaranty has been duly authorized by all necessary corporate action on the part of the Guarantor, and has been duly executed and delivered by the Guarantor.

               5. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Owner Participant of the Owner Participant Documents.

               6. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Guarantor of the Guaranty.

               7. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Owner Participant) pending or, to my knowledge, threatened against or affecting the Owner Participant or any property rights of the Owner Participant at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Owner Participant or its ability to perform its obligations under the Owner Participant Documents or which would affect the legality, validity or enforceability of such Owner Participant Documents.

               8. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Guarantor) pending or, to my knowledge, threatened against or affecting the Guarantor or any property rights of the Guarantor at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Guarantor or its ability to perform its obligations under the Guaranty or which would affect the legality, validity or enforceability of such Guaranty.

               9. Neither the execution and delivery of the Owner Participant Documents, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Owner Participant, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Owner Participant, (iii) the Certificate of Incorporation or Bylaws of the Owner Participant, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Owner Participant is now a party or by which the property of the Owner Participant may be bound.

               10. Neither the execution and delivery of the Guaranty, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Guarantor, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Guarantor, (iii) the Certificate of Incorporation or Bylaws of the Guarantor, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Guarantor is now a party or by which the property of the Guarantor may be bound.

               I am a member of the bar of the State of New York, and I do not purport to be conversant with, or to express any opinion herein concerning, the laws of any jurisdiction other than those of the State of New York and the United States of America and the General Corporation Law of the State of Delaware. In addition, I express no opinion concerning the laws of the State of New York, the United States of America or any other jurisdiction applicable to the offering or sale of securities. Further, I have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease.

               This opinion is solely for the benefit of the addresses hereof and their respective successors and assigns for use in connection with the transactions contemplated by the Owner Participant Documents and may not be relied upon by any other person or for any other purpose without my express written consent. This opinion may be relied upon by Messrs. Simpson, Thacher & Bartlett in rendering their opinion of even date herewith.


                                                   Very truly yours,


                                                   Nancy S. Rights

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(3)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N673FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement;

               (f)   The Certificates; and

               (g)   The French Pledge Agreement;

(each of the documents identified in paragraphs (a) through (g) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(4)(a)(i)


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this opinion to you in accordance with Section 4.01 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. To our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.

                                             Very truly yours,


                                             Bingham, Dana & Gould LLP

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019




                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b)   We have assumed without any independent investigation
         (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.

               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to
         (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that
         Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP




                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019



                                                          Exhibit A(4)(a)(ii)

                     [Letterhead of Bingham, Dana & Gould]

                                                              [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this Opinion to you in accordance with Section 4.02 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has or had, on the date of execution thereof, duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. The Owner Trustee has received such title to the Aircraft as has been conveyed to it subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Lease; and to our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP





                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(5)


                    [Letterhead of Ray, Quinney & Nebeker]


                                            [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N673FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement.
Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or
         (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(6)(a)


                       [Letterhead of Kredietbank N.V.]

                                               [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                             Very truly yours,

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260


                                                               EXHIBIT A(6)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

                     Re:   Federal Express Corporation 1997-1
                           Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.

               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                       Very truly yours,





                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(7)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N673FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association ("SSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent); (ii) that certain Purchase Agreement Assignment (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Purchase Agreement Assignment") between Fed Ex, as Lessee and SSB, as Lessor; (iii) that certain Lease Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Lease") between SSB (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iv) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Trust Indenture") between SSB (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (v) that certain Trust Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Trust Agreement") between SSB (not in its individual capacity), as Owner Trustee and PMCC Leasing Corporation, as Trustor.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N673FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit F and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.

                                SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                             EXHIBIT A(8)


                        [Letterhead of Clifford Chance]

                                                          [Delivery Date]

To The Opinion Addressees referred to in Schedule A hereof

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               We are special French counsel for Airbus Industrie G.I.E. ("Airbus") and AVSA S.A.R.L. ("AVSA") and you have asked for our opinion in connection with certain transactions contemplated in the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee ("Federal Express"), PMCC Leasing Corporation, as Owner Participant ("Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, and relating to the Aircraft to be operated by Federal Express.

               This opinion is being delivered pursuant to Section 4.02(m)(x) of the Participation Agreement.

               Capitalized terms used in this opinion and not otherwise defined shall have the meaning assigned thereto in the Participation Agreement.

We have examined:

          (i) a copy of an Airbus A300-600R Freighter Purchase Agreement dated as of July 3, 1991 and made between AVSA and Federal Express with an executed Consent and Guaranty of Airbus of same date attached thereto, sent to us by facsimile by AINA Holdings Inc. ("AINA") on April 27, 1994;

         (ii) a copy sent to us by facsimile by Davis Polk & Wardwell on _________________ of an executed Purchase Agreement Assignment dated as of May 1, 1997 (the "Purchase Agreement Assignment") made between Federal Express and the Owner Trustee;

         (iii) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie Consent and Agreement to the Purchase Agreement Assignment;

         (iv) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated AVSA Consent and Agreement to the Purchase Agreement Assignment;

          (v) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Warranty Bill of Sale, relating to the Aircraft and transferring title therein from AVSA to the Owner Trustee ("AVSA Warranty Bill of Sale");

         (vi) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie G.I.E. Warranty, in favour of the Participants (the "Airbus Warranty") warranting AVSA's Warranty Bill of Sale;

         (vii) a copy sent to us by facsimile by AVSA on _________________ of an undated FAA Bill of Sale executed by AVSA in favour of the Owner Trustee;

         (viii) a copy sent to us by facsimile by AVSA on May 3, 1995 of an executed power of attorney dated September 1, 1994 appointing Messrs. John Leahy and Michel Dechelotte, acting singly, as attorneys-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (ix) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing J.C Mauries as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (x) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing Xavier de Rouville as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (xi) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Michele Lascaux and Mr. Etienne O. de Coninck, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA; and

         (xii) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Marie-Pierre Merle-Beral and Michele Lascaux, Messrs. Jacques Debeaulieu, Sylvain Lebeuf, Philippe Martin, Rainer von Borstel and Alain Rochet, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA.

(the documents referred to in paragraphs (i) to (xii) being referred to herein as the "Documents").

               Based on the foregoing, and such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, and assuming the Documents to have been duly executed by the parties thereto (other than Airbus and AVSA), the genuineness of all signatures and the completeness and conformity to the originals of all documents supplied to us as copies or as facsimiles, we are of the opinion that, subject to the qualifications set out below:

         1. Airbus is a groupement d'interet economique duly organized and existing under the laws of the French Republic, and has the power and authority to carry on its business as now conducted. The present members of Airbus are (i) Aerospatiale, Societe Nationale Industrielle, (ii) Daimler-Benz Aerospace Airbus GmbH, (iii) British Aerospace (Operations) Ltd. and (iv) Construcciones Aeronauticas S.A., and each of such corporations is, without the need to proceed against any collateral security for the indebtedness of Airbus or to take any other legal action or process (except for service on Airbus by huissier of notice to perform and subsequent failure by Airbus to do so), jointly and severally liable with the other members for the debts of Airbus arising out of obligations contracted by Airbus while such corporation is a member of Airbus.

         2. AVSA is a societe a responsabilite limitee duly established and existing under the laws of the French Republic and has the power and authority to carry on its business as now conducted.

         3. Each of Airbus and AVSA has full power and authority to enter into and to execute, deliver and perform its obligations under those of the Documents to which it is a party; such obligations are legal, valid and binding upon them respectively, are enforceable in accordance with their respective terms and rank pari passu with the other unsecured obligations of Airbus or AVSA, as the case may be.

         4. All actions, authorizations, approvals, consents, conditions and things required at law to be taken, fulfilled and done to authorize the execution, delivery and performance by Airbus and AVSA of those of the Documents to which they respectively are party have been taken, obtained, fulfilled and done; and no consents under any exchange control, laws, rules or regulations of the French Republic are necessary in connection therewith.

         5. Neither the execution and delivery and performance of the Documents to which Airbus and AVSA respectively are a party, nor the consummation of the transactions contemplated thereby, contravenes or violates any law, governmental rule or regulation applicable to or binding on Airbus or AVSA.

         6. The choice of the laws of the State of New York to govern the Documents (which are expressed to be so governed) is valid under the laws of the French Republic, and a French court would uphold such choice of law in any suit on the Documents brought in a French court.

         7. Under the laws of the French Republic, Airbus and AVSA are subject to private commercial law and to suit, and neither Airbus nor AVSA, nor their respective properties have any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), except that:

               (a) to the extent that Airbus or AVSA occupies or possesses any property by virtue of any license or grant from the French State, such property and the title of Airbus or AVSA thereto may be immune from suit or execution on the grounds of sovereignty, and

               (b) suit and execution against Airbus and AVSA or their respective property may be affected by action taken by the French public authorities in the interests of national defence or on the occurrence of exceptional circumstances of paramount importance to the national interest of France, as such concept is understood under the Constitution, laws and regulations of France.

         8. No French value added tax is due upon the transfer of title of the Aircraft from AVSA to State Street Bank and Trust
               Company of Connecticut, National Association as Owner
               Trustee.

         9. In connection with the obligations of Airbus and AVSA under the Documents, this opinion must be read subject to the following qualifications and observations as to French law:

               (a) the remedy of specific performance may not be available in a French court;

               (b) the enforcement against Airbus of any of the Documents to which it is a party may be limited by applicable bankruptcy, insolvency, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, as such laws are applied to Airbus. The enforcement against AVSA of any of the Documents to which it is a party may be limited by such laws, as such laws are applied to AVSA. The enforcement against any member of Airbus of any obligation of Airbus contained in the Documents may be limited by such laws, as such laws are applied to such member;

               (c) in respect of payment obligations, a French court has power under Article 1244-1 of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor;

               (d) in order to ensure the validity as against third parties of the assignment made in the Purchase Agreement Assignment, it is necessary that notice of such assignment be served on Airbus and AVSA by "huissier" in accordance with the provisions of Article 1690 of the French Civil Code;

               (e) in the event of any proceedings being brought in a French court in respect of a monetary obligation expressed to be payable in a currency other than French Francs, a French court would probably give judgment expressed as an order to pay, not such currency, but its French Franc equivalent at the time of payment or enforcement of judgment. With respect to a bankruptcy, insolvency, liquidation, moratorium, reorganization, reconstruction or similar proceedings, French law may require that all claims or debts be converted into French Francs at an exchange rate determined by the court at a date related thereto, such as the date of commencement of a winding-up;

               (f) a determination or certificate as to any matter provided for in the Documents might be held by a French court not to be final, conclusive or binding, if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith;

               (g) claims may become barred by effluxion of time or may be or become subject to defence of set-off or counterclaim;

               (h) provisions in any Document providing that it or any other Documents may be amended or varied or any provision thereof waived only by an instrument in writing may not be effective;

               (i) a French court may stay proceedings if concurrent proceedings are being brought elsewhere;

               (j) we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator or a creditor; and

               (k) our opinion as to the enforceability of the Documents relates only to their enforceability in France in circumstances where the competent French court has and accepts jurisdiction. The term "enforceability" refers to the legal character of the obligations assumed by the parties under the documents, i.e., that they are of a character which French law enforces or recognizes. It does not mean that the Documents will be enforced in all circumstances or in foreign jurisdictions or by or against third parties or that any particular remedy will be available.

               (l) Article 899 of the French Tax Code provides that agreements evidencing an undertaking to pay a sum of money are subject to stamp tax ("droit de timbre") of a nominal amount if made in the French Republic, if made in a foreign country, such agreements are subject to a stamp tax of a nominal amount before certain use thereof can be made in the French Republic (Article 897 of the French Tax Code). However non-payment of such stamp tax does not affect the legality, validity or enforceability of the agreements.

               In rendering the foregoing opinions, we have assumed that the Documents (expressed to be governed by New York law) constitute the legal, valid and binding obligations of the parties under New York law.

               We are qualified as French Avocats.

               No opinion is expressed herein as to laws other than the laws of the French Republic as of the date hereof. This opinion is for your use and that of no one else, and is limited to (i) the matters specifically mentioned herein, and (ii) the purpose set out above.


                                                   Very truly yours,


                                                   Clifford Chance

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(9)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N673FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), PMCC Leasing Corporation, as Owner Participant (the "Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a)   AC Form 8050-2 Aircraft Bill of Sale dated
                     _____________ (the "FAA Bill of Sale") from AVSA, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration
                     Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations together with Affidavit of the Owner Participant dated _____________ (the "Owner
                     Participant Affidavit") attached thereto, which Owner Trustee Affidavit with the Owner Participant Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Trust Agreement") between the Owner Participant and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N673FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N673FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No.
                     1 (Federal Express Corporation Trust No. N673FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C.
                     Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust
                     Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participant of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participant, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participant Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.



                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm




                                                               Annex I

                              Certain Definitions

                        Airframe, Engines and Aircraft

               One (1) Airbus Industrie A300F4-605R aircraft bearing manufacturer's serial number 777 and U.S. Registration No. N673FE (the "Airframe") and two (2) General Electric CF6-80C2-A5F aircraft engines bearing manufacturer's serial numbers ___-___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").

                            Confidential Omissions

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]


                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]


                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]


                                   EXHIBIT E

          [FORM OF PURCHASE AGREEMENT ASSIGNMENT, AIRBUS CONSENT AND
                                 AVSA CONSENT]

             [See Exhibit B to Lease Agreement under Exhibit 4.e]


                                   EXHIBIT F

            [FORM OF ENGINE WARRANTY ASSIGNMENT AND ENGINE CONSENT]

             [See Exhibit C to Lease Agreement under Exhibit 4.e]


                                  EXHIBIT G-1

                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                     BENEFICIAL INTEREST TRANSFER AGREEMENT (this "Document"), dated as of _______ __, ____, between ______________, a ______________
corporation ("Transferor") and ______________, a ______________ corporation ("Transferee").

                            W I T N E S S E T H :

                     WHEREAS, the parties hereto desire to effect (a) the transfer by Transferor to Transferee of all of the rights, title and interest of Transferor in and to its interest (the "Beneficial Interest") under the Trust Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (as heretofore amended, the "Trust Agreement"), between Transferor and State Street Bank and Trust Company of Connecticut, National Association, and the Lessor's Estate created thereunder, and all of Transferor's rights and obligations under the Participation Agreement (Federal Express Corporation Trust No. N673FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Owner Trustee, PMCC Leasing Corporation, as Owner Participant, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent, and under the other Operative Agreements and (b) the acceptance by Transferee of such transfer and the assumption by Transferee of such obligations of Transferor thereunder; and

                     WHEREAS, Section 7.03(d) of the Participation Agreement permits such transfer and assumption upon satisfaction of certain conditions heretofore or concurrently herewith being observed;

                     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Participation Agreement.

                     2. Transfer. Transferor does hereby sell, convey, assign, transfer and set over, unto Transferee, as of the Effective Time (as defined below), all of Transferor's present and future right, title and interest in and to (a) all of the Beneficial Interest and (b) all of the Owner Participant's rights and obligations under the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and any proceeds therefrom, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of Transferor as have arisen or accrued to Transferor prior to the Effective Time (including without limitation, the right to receive any amounts due or accrued to Transferor under the Operative Agreements as of a time prior to the Effective Time and the right to receive any indemnity payment pursuant to the Participation Agreement or the Tax Indemnity Agreement, with respect to events occurring prior to such time); all of the foregoing that is being transferred under this paragraph 2, the "Transferred Interest".

                     3. Assumption. Transferee hereby accepts the transfer of the Transferred Interest and, for the benefit of Transferor and the other parties to the Participation Agreement, assumes and undertakes and agrees to perform and discharge all of the duties and obligations of Transferor with respect to the Transferred Interest whenever and wherever accrued (other than duties and obligations of Transferor required to be performed by it on or prior to the Effective Time). Transferee hereby confirms that, from and after the Effective Time, Transferee (a) shall be deemed, to the extent set forth in
Section 2 hereof, the "Owner Participant" party to the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and (b) shall be bound by all of the terms of the Operative Agreements to the extent the same relate to the Transferred Interest.

                     4. Release of Transferor. At the Effective Time, Transferor shall be relieved of all of its duties and obligations with respect to the Transferred Interest under the Operative Agreements, provided, however, that Transferor shall in no event be released from any such duty or obligations arising or relating to any event occurring prior to the Effective Time, or on account of any breach by Transferor of any of its representations, warranties, covenants or obligations set forth in the Operative Agreements, or for any fraudulent or willful misconduct engaged in by it prior to the Effective Time, or from any obligation that relates to any indemnity claimed by Transferor or any Lessor's Lien attributable to Transferor.

                     5. Fees and Expenses. The fees, expenses and charges of the parties to the Participation Agreement incurred in connection with the transfer effected hereby shall be for the account of [specify
Transferor/Transferee].

                     6. Payments. Transferor hereby covenants and agrees to pay over to Transferee, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid on account of the Transferred Interest to or for the benefit of Transferor, and Transferee hereby covenants and agrees to pay over to Transferor, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of Transferee that are not attributable to the Transferred Interest and to which Transferor is otherwise entitled.

                     7. Investment Purpose. Transferee hereby represents and warrants that, as of the date hereof, it is acquiring the Transferred Interest for its account with no present intention of distributing such Transferred Interest or any part thereof in any manner which would violate the Securities Act of 1933, as amended, but without prejudice, however, to the right of Transferee at all times to sell or otherwise dispose of all or any part of such Transferred Interest in compliance with Section 7.03(d) of the Participation Agreement.

                     8. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that as of the Effective
Time:

               (a) Organization and Power. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions").

               (b) Authorization, Execution and Validity. This Agreement has been duly authorized, executed and delivered by Transferor and constitutes the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

               (c) Conflict. The execution, delivery and performance by Transferor of this Agreement and compliance by Transferor with all of the provisions hereof do not contravene any regulation or any order of any governmental authority applicable to or binding on Transferor, or contravene the provisions, or constitute a default by Transferor under, its certificate of incorporation or by-laws or any indenture, mortgage, contract or other agreement or instrument to which Transferor is a party or by which Transferor or any of its Properties is bound or affected.

               (d) Consents. No consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice or the taking of any other action with respect to, any governmental authority on the part of Transferor is required in connection with the execution, delivery and performance by Transferor of this Agreement.

               (e) Litigation. There are no proceedings pending or, to the knowledge of Transferor, threatened against Transferor before any governmental authority that would materially and adversely affect the ability of Transferor to consummate the Transactions.

               (f) No Liens. The Trust Estate is free of Lessor's Liens attributable to Transferor.

               (g) Compliance with Operative Agreements. Transferor has fully performed all of its obligations under the Participation Agreement and under each other Operative Agreement which obligations by their terms are required to be satisfied or performed prior to the Effective Time or prior to the consummation of the Transactions.

               (h) Default. As a result of the transfer effected hereby, no Indenture Default attributable to the Owner Participant or the Owner Trustee has occurred and is continuing.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft.

                     9. Representations and Warranties of Transferee. Transferee represents and warrants to Transferor and to the other parties to the Participation Agreement that as of the Effective Time:

               (a) Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of [ ], has the full corporate power, authority and legal right to carry on its business as now conducted, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions");

               (b) Transferee has full corporate power, authority and legal right to execute, deliver and enter into this Agreement and the other Operative Agreements and full corporate power and authority to perform its obligations thereunder, and such execution, delivery and performance do not and will not contravene any applicable law or any order of any governmental authority applicable to or binding on the Transferee, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon the property of the Transferee under, its articles of incorporation or by-laws or any material indenture, mortgage, contract or other agreement or instrument to which the Transferee is a party or by which it or any of its property may be bound or affected;

               (c) the execution, delivery and performance of this Agreement by the Transferee (i) has been duly authorized by all necessary corporate action and (ii) does not require any approval of the shareholders of the Transferee or any approval or consent of, or notice to, any trustee or holders of any indebtedness or obligation of the Transferee, except for such approvals and consents as have already been obtained;

               (d) this Agreement has been duly executed and delivered by the Transferee, and constitutes the legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;

               (e) there are no proceedings or actions pending or, to the knowledge of the Transferee, threatened against the Transferee before any governmental authority in which there is a reasonable probability of an adverse determination that individually or in the aggregate would materially and adversely impair the ability of the Transferee to perform its obligations under this Agreement or the Operative Agreements, or which involve the Transactions or question the validity of any Operative Agreement to which the Owner Participant is a party or any action taken or to be taken pursuant thereto; and the Transferee is not in default with respect to any order of any governmental authority which involves the Transactions or the default under which would materially and adversely affect the ability of the Transferee to perform its obligations under this Agreement or any of the Operative Agreements;

               (f) no consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority is required under any law for the execution and delivery by the Transferee of this Agreement, or the carrying out by the Transferee of any of the Transactions, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken;

               (g) the Lessor's Estate is free of any Lessor's Liens attributable to the Transferee;

               (h) the Transferee, upon execution of this Agreement, will not be in default under any of the Operative Agreements;

               (i) no part of the funds to be used by it to acquire the interests acquired by the Owner Participant under the Participation Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

               (j) Transferee is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Certificate Holder, for any Taxes that may be imposed on such Holder as a result of its failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and it shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country;

               (k) [After giving effect to a voting trust or similar agreement(*), Transferee is a Citizen of the United States] [applicable if Aircraft is registered in the United States or is proposed to be so registered]

------------
(*) Such voting trust or similar agreement must be reasonably satisfactory to the Lessor and the Indenture Trustee.

               (l) On and as of the Effective Date, the representations and warranties of the Owner Participant in Article 7 of the Participation Agreement are true and correct as to the Transferee; and

               (m) Transferee satisfies the conditions applicable to a transferee of the Beneficial Interest set forth in Section 7.03(d) of the Participation Agreement, including without limitation, the condition set forth in the last sentence thereof [and to the extent the same has been requested by the Lessee or the Indenture Trustee, Transferee has heretofore provided to the Lessee and the Indenture Trustee its most recent audited financial statements, which show a consolidated tangible net worth or combined capital and surplus of at least $75,000,000] [remove bracketed language if an Owner Participant Guaranty is provided].

               (n) the Transferee has, independently and without reliance upon any other party (including without limitation the Transferor) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and the Transferee has established adequate means of obtaining from Lessee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Lessee.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of it under applicable aviation law.

                     10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. 11. Effectiveness. This Agreement shall be effective upon the mutual execution and delivery of this Agreement (the "Effective Time").

                     12. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart.

                     13. Beneficiaries. Each of the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee, together with their respective successors and permitted assigns, is and shall be deemed a third party beneficiary of this Agreement entitled to enforce this Agreement directly and in its own name and enforce any rights or claims of the parties hereto.

                     14. Further Assurances. Each party agrees that from time to time after the Effective Time, it shall execute and deliver or cause to be executed and delivered such instruments, documents and papers, and take all such further action as may be reasonably required in order to consummate fully the purposes of this Agreement and to implement the transactions contemplated hereby.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            [TRANSFEROR]


                            By:___________________________
                               Name:
                               Title:



                           [TRANSFEREE]


                            By:___________________________
                               Name:
                               Title:


                                  EXHIBIT G-2


                      FORM OF OWNER PARTICIPANT GUARANTY


                     TRANSFEREE'S PARENT GUARANTY, dated as of ___________ __, ____, (this "Guaranty") by ____________________, a ___________
corporation (the "Guarantor"), to State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity and as Owner Trustee, First Security Bank, National Association, as Indenture Trustee and Pass Through Trustee, and Federal Express Corporation, as Lessee (collectively, together with their successors and assigns and the holders from time to time of the Certificates, the "Beneficiaries").

                             W I T N E S S E T H :

                     WHEREAS, ___________, a ____________ corporation (the
modified or supplemented from time to time, the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual, except as otherwise stated therein, but solely as Owner Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent; and

                     WHEREAS, the Transferor wishes to transfer, among other things, all of the rights, title and interest of the Transferor in and to the Beneficial Interest under the Trust Agreement and the Lessor's Estate created thereunder, and all of the Transferor's rights and obligations under the Participation Agreement, the Trust Agreement and the other Operative Agreements to __________________, a _______________
[corporation] (together with its successors and assigns, the "Transferee"), a subsidiary of the Guarantor, pursuant to the Beneficial Interest Transfer Agreement, dated as of the date hereof (the "Transfer Agreement"), between the Transferor and the Transferee; and

                     WHEREAS, the terms of the Participation Agreement provide that the aforementioned transfer is conditioned upon the execution and delivery of this Guaranty by the Guarantor;

                     NOW, THEREFORE, in order that the Transferor may make the aforementioned transfer to the Transferee, the Guarantor hereby agrees with and for the benefit of the Beneficiaries as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Participation Agreement or the Transfer Agreement.

                     2. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely surety, to the Beneficiaries the prompt and complete payment by the Transferee when due of all payment obligations of the Transferee under the Operative Agreements without offset or deduction and the timely performance of all other obligations of the Transferee thereunder (such payment and other obligations, the "Obligations"), and the Guarantor further agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) that may be paid or incurred by the Beneficiaries in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty.

                     The Guarantor will not exercise any rights that it may now or hereafter acquire against Transferee that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty, the Transferred Interest or the Operative Agreements, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against Transferee or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Transferee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations have been performed in full and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the final payment in full in cash of the Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of any Beneficiary and shall forthwith be paid to such Beneficiary to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Operative Agreements, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising.

                     3. No Subrogation. Notwithstanding anything to the contrary in this Guaranty, the Guarantor hereby agrees not to assert any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, under common law or otherwise) of any Beneficiary against the Transferee for the payment of the Obligations until all of the Obligations shall have been satisfied by payment and performance in full.

                     4.  Amendments with Respect to the Obligations;
Waiver of Rights. The Guarantor shall remain fully obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment or performance of any of the Obligations made by any Beneficiary may be rescinded by such party and any of the obligations continued, and the Obligations, may, from time to time, in whole or part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary and any Operative Agreement may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof from time to time. When making any demand hereunder against the Guarantor, a Beneficiary may, but shall be under no obligation to, make a similar demand on the Transferee, and any failure by a Beneficiary to make any such demand or to collect any payments from the Transferee or any release of the Transferee shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Beneficiary against the Guarantor. For the purposes hereof, "demand" shall include the commencement and continuance of any legal proceedings. The Guarantor represents and warrants that it is the parent of the Transferee, and agrees that its obligations hereunder shall continue unimpaired, even if the Guarantor is no longer an Affiliate of the Transferee.

                     5. Guaranty Absolute and Unconditional. The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the terms of the Transfer Agreement and the Operative Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations or any other obligations of any other party, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether the Transferee or any other party is joined in any such action or actions. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Transferee or the Guarantor and any Beneficiary shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives, to the fullest extent permitted by applicable law, diligence, presentment, promptness, protest, mitigation of damages by the Beneficiaries demand for payment and notice of default or nonpayment to or upon the Transferee or the Guarantor with respect to the Obligations. The Guarantor further waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future. The Guarantor understands and agrees that, to the fullest extent permitted by applicable law, this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance (and not merely of collectibility) without regard to:

               (a) the validity, regularity or enforceability of the Transfer Agreement, any Operative Agreement, or any of the Obligations at any time or from time to time held by any Beneficiary;

               (b) any defense, set-off, rebate, adjustment, withholding, deduction or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Transferee against any Beneficiary or any agreement or instrument relating thereto or;

               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations or any other obligations of any other party under the Transfer Agreement, the Operative Agreements, or any other amendment or waiver of or any consent to departure from the Transfer Agreement or other Operative Agreements;

               (d) any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

               (e) any change, restructuring or termination of the corporate structure or existence of the Guarantor or the Transferee or any of the Affiliates of either;

               (f) any defect in the title, condition, design, operation or fitness of, or any interference with the operation, use or possession of, the Aircraft;

               (g) any failure to establish, perfect or preserve title to or any security interest in or to the Aircraft or any other collateral security for the Obligations; or

               (h) any other circumstance whatsoever or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

               When pursuing its rights and remedies hereunder against the Guarantor, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Transferee for the Obligations, and any failure by any Beneficiary to pursue such other rights or remedies or to collect any payments from the Transferee, or any release of the Transferee, shall not, to the fullest extent permitted by applicable law, relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Beneficiary against the Guarantor. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (x) the date that all of the Obligations are satisfied by payment and performance in full and (y) the date that all right, title and interest of the Transferee shall have been transferred to a Person meeting the requirements of Section 7.03(d) of the Participation Agreement in accordance with said section; provided that this Guaranty shall remain in full force and effect with respect to obligations relating to the period prior to such transfer.

                     6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Beneficiary upon the insolvency, bankruptcy dissolution, liquidation or reorganization of the Transferee or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Transferee or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made and the Guarantor agrees that it will indemnify any such Beneficiary on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) by such Beneficiary in connection with such rescission or restoration.

                     7. Payments. The Guarantor hereby guarantees that payments hereunder shall be paid without set-off, counterclaim, deduction, rebate, adjustment or withholding, and shall be made in U.S. Dollars in immediately available funds.

                     8. Representations and Warranties. The Guarantor hereby represents and warrants that:

               (a) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Transferee is currently a subsidiary of the Guarantor;

               (b) the Guarantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

               (c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally;

               (d) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or contractual obligation of the Guarantor or any of its constitutive documents;

               (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

               (f) the Guarantor is a [a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent)] of not less than $75,000,000 [and has, if the same have been requested by the Lessee or the Indenture Trustee, heretofore furnished to the Lessee and the Indenture Trustee copies of its most recent audited financial statements];

               (g) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived; and

               (h) the Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from Transferee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Transferee.

                     9. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                     10.  Jurisdiction;  Waiver of Jury Trial, Etc.

                     (a)  The Guarantor hereby irrevocably and
unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in the courts of any jurisdiction.

                     (b) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                     11. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                     12. No Waiver; Cumulative Remedies. No Beneficiary shall by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Beneficiary, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right power or privilege. A waiver by a Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                     13. Amendments and Waivers. None of the terms or provisions of this Guaranty may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and each Beneficiary.

                     14. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Beneficiaries and their respective successors and permitted assigns but Guarantor may not assign this Guaranty without prior written consent of the Beneficiaries except to an assignee making, as of the date of such assignment, (i) representations and warranties substantially similar to those contained in Section 8 hereof and (ii) a representation that it is a U.S. citizen, unless, in the case of the preceding clause (ii) any of (a) the aircraft is not then registered in the United States nor contemplated to be so registered or (b) a voting trust or similar arrangement reasonably satisfactory to the Beneficiaries is in place with respect to such registration or (c) it is not necessary for the Guarantor to be a U.S. citizen in order for the aircraft to remain registered in the United States.

                     15. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                     16. Notices. All notices, requests and demands to or upon the Guarantor or any Beneficiary to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, when delivered by hand or by mail, upon receipt, or, when delivered by facsimile transmission, upon being sent and confirmed, addressed (a) in the case of the Guarantor, to the Guarantor at its office at [_________________________________], and (b) in the case of any Beneficiary, to such Beneficiary at the address provided for such Beneficiary in or pursuant to the Participation Agreement.

            IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.



                                          [NAME OF GUARANTOR]


                                          _________________________________
                                          Name:
                                          Title:


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee

                           PMCC LEASING CORPORATION,
                               Owner Participant

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

              LEVERAGED LEASE OF ONE AIRBUS A300F4-605R AIRCRAFT
                    SERIAL NO. 781, REGISTRATION NO. N674FE


                               TABLE OF CONTENTS

                                                                          Page


Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  4
   Section 2.02.  Certificates.............................................  5
   Section 2.03.  Owner Participant's Instructions to Owner Trustee........  5
   Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent, Stipulated
                  Loss Values and Termination Values.......................  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  6
   Section 3.03.  Owner Participant's Instructions to Owner Trustee........  9
   Section 3.04.  Transaction Costs........................................  9
   Section 3.05.  Postponement of Delivery Date............................  9
   Section 3.06.  Closing.................................................. 11

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 11
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 20
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 28

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 28

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 29
   Section 6.02.  Offering by Lessee....................................... 35
   Section 6.03.  Certain Covenants of Lessee.............................. 36
   Section 6.04.  Survival of Representations and Warranties............... 43

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 44
   Section 7.02.  Citizenship.............................................. 44
   Section 7.03.  Representations, Warranties and Covenants of Owner
                  Participant.............................................. 45
   Section 7.04.  Representations, Covenants and Warranties of SSB and the
                  Owner Trustee............................................ 50
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 53
   Section 7.06.  Indenture Trustee's Notice of Default.................... 54
   Section 7.07.  Releases from Indenture.................................. 54
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 54
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 54
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 55
   Section 7.11.  Lessee's Assumption of the Certificates.................. 56
   Section 7.12.  Indebtedness of Owner Trustee............................ 58
   Section 7.13.  Compliance with Trust Agreement, Etc..................... 58
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 58

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 60
   Section 8.02.  After-Tax Basis.......................................... 66
   Section 8.03.  Time of Payment.......................................... 66
   Section 8.04.  Contests................................................. 67
   Section 8.05.  Refunds.................................................. 69
   Section 8.06.  Lessee's Reports......................................... 69
   Section 8.07.  Survival of Obligations.................................. 70
   Section 8.08.  Payment of Taxes......................................... 70
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 70
   Section 8.10.  Special Indemnity........................................ 71

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 71
   Section 9.02.  After-Tax Basis.......................................... 75
   Section 9.03.  Subrogation.............................................. 75
   Section 9.04.  Notice and Payment....................................... 75
   Section 9.05.  Refunds.................................................. 75
   Section 9.06.  Defense of Claims........................................ 76
   Section 9.07.  Survival of Obligations.................................. 77
   Section 9.08.  Effect of Other Indemnities.............................. 77
   Section 9.09.  Interest................................................. 77
   Section 9.10.  Special Indemnity........................................ 78

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 78

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 80

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of the Owner Participant.................... 82
   Section 12.02.  Interest of Holders of Certificates..................... 82

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 82
   Section 13.02.  Further Assurances...................................... 83
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgment.......................................... 83

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 83

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 84
   Section 15.02.  Reoptimization.......................................... 88

                                  ARTICLE 16

                                  [RESERVED]

                                  ARTICLE 17

                                 MISCELLANEOUS

   Section 17.01.  Owner for Federal Tax Purposes.......................... 89
   Section 17.02.  Collateral Account...................................... 89
   Section 17.03.  Counterparts............................................ 90
   Section 17.04.  No Oral Modifications................................... 90
   Section 17.05.  Captions................................................ 91
   Section 17.06.  Successors and Assigns.................................. 91
   Section 17.07.  Concerning the Owner Trustee, Indenture Trustee and the
                   Pass Through Trustee.................................... 91
   Section 17.08.  Severability............................................ 92
   Section 17.09.  Public Release of Information........................... 92
   Section 17.10.  Certain Limitations on Reorganization................... 92
   Section 17.11.  GOVERNING LAW........................................... 93
   Section 17.12.  Section 1110 Compliance................................. 93
   Section 17.13.  Reliance of Liquidity Providers......................... 93

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 93

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
SCHEDULE IV            Debt Portion
EXHIBIT A(1)(a)(i)     Opinion of Lessee's Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)    Opinion of Lessee's Counsel
                       (Delivery Date)
EXHIBIT A(1)(b)(i)     Opinion of Lessee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)    Opinion of Lessee's Special Counsel
                       (Delivery Date)
EXHIBIT A(2)(a)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Special Counsel
EXHIBIT A(2)(b)        Opinion of Owner Participant's and Owner Participant
                       Guarantor's Counsel
EXHIBIT A(3)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(4)(a)(i)     Opinion of Owner Trustee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(4)(a)(ii)    Opinion of Owner Trustee's Special Counsel
                       (Delivery Date)
EXHIBIT A(5)           Opinion of Pass Through Trustee's and Subordination
                       Agent's Special Counsel
EXHIBIT A(6)(a)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(6)(b)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(7)           Opinion of Engine Manufacturer's Counsel
EXHIBIT A(8)           Opinion of Manufacturer's and AVSA's Counsel
EXHIBIT A(9)           Opinion of Special Aviation Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement
EXHIBIT E              Form of Purchase Agreement Assignment, Consent and
                       Agreement, AVSA Consent and Agreement
EXHIBIT F              Form of Engine Warranty Assignment and Engine Consent
EXHIBIT G-1            Form of Assignment and Assumption Agreement
EXHIBIT G-2            Form of Owner Participant Guaranty

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO.
N674FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee"), PMCC LEASING CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Owner Participant"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Owner Participant has entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the benefit of the Owner Participant on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Owner Participant:

         (a)   on the Delivery Date, to purchase the Aircraft from AVSA;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments, (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture;

         (d) on the Certificate Closing Date, to execute and deliver the Purchase Agreement Assignment, whereby the Lessee assigns to the Owner Trustee the right to purchase the Aircraft from AVSA and certain of the Lessee's rights and interests under the Purchase Agreement and the Consent and Guaranty to the extent that the same relate to the Aircraft (except to the extent reserved in said Purchase Agreement Assignment), which Purchase Agreement Assignment is to include as an annex a Consent and Agreement executed by the Manufacturer and the AVSA Consent and Agreement executed by AVSA, said Purchase Agreement Assignment, Consent and Agreement and AVSA Consent and Agreement to be substantially in the form of Exhibit E hereto; and

         (e) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit F hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty, the Owner Trustee will purchase, and receive title to, the Aircraft from AVSA and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless otherwise specifically provided herein, the definitions set forth in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Owner Participant will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         Section 2.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the issuance of Certificates in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the action specified in Section 1.01 (other than clauses (a) and (c)) of the Trust Agreement and confirmation that all conditions to closing in respect of the Certificate Closing Date set forth in Section 4.01 (but not Section 4.02) hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent,
Stipulated Loss Values and Termination Values. On or prior to the Delivery Date, the percentages for Basic Rent referred to in Schedule II of the Lease and the percentages for Stipulated Loss Value and Termination Value in
Schedule III and Schedule IV, respectively, of the Lease shall be adjusted (upward or downward), subject to the procedures set forth in Section 3.04 of the Lease and the minimum values established by Section 3.05 of the Lease and the definitions of Stipulated Loss Value and Termination Value, to reflect changes in the pricing assumptions with respect to (i) the Delivery Date being other than September 23, 1997, (ii) a different rate of interest or amortization schedule assumed by the Owner Participant in calculating such percentages from that assumed by the Owner Participant in originally calculating such percentages, (iii) Transaction Costs being other than as assumed in Section
10.01 hereof, (iv) any change in the length of the Basic Term (but in no event shall the Term exceed 23.25 years) and (v) a Change in Tax Law which occurs after the date of the execution of this Agreement but on or prior to the Delivery Date. Notwithstanding anything herein to the contrary, the Lessee shall have no obligation to enter into the transaction contemplated by this Agreement other than with respect to Transaction Costs as described in Section
2.03 below and its obligation to purchase the Aircraft as provided in Section 3.05(a) hereof if, as a result of a Change in Tax Law after the date of execution of this Agreement but on or prior to the Delivery Date, the Net Present Value of Rents is increased by 100 basis points or more.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participant's Commitment, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) the Owner Participant agrees to participate in the Lessor's payment of the Purchase Price by making an investment in the beneficial ownership of the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement II, (iii) subject to the proviso to this Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) pursuant to the Purchase Agreement as assigned pursuant to the Purchase Agreement Assignment, AVSA shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Purchase Agreement Assignment of the Lessee's right to purchase the Aircraft for the remaining balance due under the Purchase Agreement and for the transfer of title to the Aircraft from AVSA to the Owner Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery Date: (A) by the Owner Trustee to AVSA, an amount equal to the remaining balance due to AVSA under the Purchase Agreement for the Aircraft, as evidenced by the Invoice, or if the proviso to this Section 3.02(a) is applicable, such amount as it shall have received from the Owner Participant not to exceed such remaining balance due to AVSA, (B) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price (or if the proviso to this Section 3.02(a) is applicable, the amount received from the Owner Participant) minus the cash payment to AVSA pursuant to clause (A) above and (C) by the Indenture
Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt
Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made, (3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall instead pay to AVSA any balance of the Purchase Price remaining after payment to AVSA by the Owner Trustee as contemplated by clause (A) above and the Indenture Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture all amounts then held in the Collateral Account.

         (b) Payment of Commitment. The Owner Participant agrees with the Lessee and only with the Lessee on behalf of the Owner Trustee, subject to the terms and conditions of this Agreement, to make the amount of its Commitment available for and on account of the Owner Trustee on the Delivery Date specified in the Delivery Notice pursuant to Section 3.03 hereof by wire transfer, initiated by 10:00 a.m. (New York City time on such day) of such amount in immediately available funds, to the Owner Trustee for deposit in its
account at State Street Bank and Trust Company, Boston,   Massachusetts, ABA
No. 011-000-028, A/C No. 9900-314-7, Attention: Christy O'Connor, Re: FedEx Equity Payments Account. The amount of the Owner Participant's Commitment shall be held for the account of the Owner Participant by the Owner Trustee until released by the Owner Participant or its special counsel at closing or until returned to the Owner Participant in accordance with Section 3.02(c) hereof.

         (c) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, the Owner Participant shall have no obligation to make any portion of such Debt Portion available or to increase the amount of its Commitment, and the obligations of the Owner Participant shall remain subject to the terms and conditions of this Agreement, until no later than September 30, 1997 (provided, however, if the Delivery Date for the Aircraft is prior to the delivery date for the aircraft bearing manufacturer's serial number 780 then the foregoing date shall be September 30, 1997).

         (ii) Subject to the provisions of Section 3.05 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause the Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to the Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to such Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by the Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to the Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participant may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but the Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until December 31, 1997 (or, in the circumstances set forth in the proviso in paragraph (i) above, September
30, 1997), whereupon the Owner Participant's Commitment hereunder shall terminate. On such third Business Day (or such earlier date) or December
31, 1997 (or September 30, 1997, as the case may be), or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participant, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participant at the Debt Rate, such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participant in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participant after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(c). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Owner Participant's Instructions to Owner Trustee. The Owner Participant agrees that the release of its Commitment in accordance with the terms hereof shall constitute, without further act, authorization and direction by the Owner Participant to the Owner Trustee to take the actions specified in Sections 1.01(a) and (c) of the Trust Agreement and confirmation that all conditions to closing set forth in
Section 4.02 hereof were either met to the satisfaction of the Owner Participant or, if not so met, were in any event waived by it.

         Section 3.04. Transaction Costs. If the transactions contemplated by this Article 3 are consummated, as and when any portion of Transaction Costs becomes due and payable, the Owner Participant shall, as soon as practicable upon receipt of bills or invoices for the amounts payable make such payments or, if the Lessee shall have already made such payment, shall reimburse the Lessee therefor or shall, as soon as practicable, furnish the Owner Trustee funds sufficient to, and the Owner Trustee shall, as soon as practicable, make payment of such portion to the Person or Persons entitled to payment upon presentation to the Owner Trustee of bills or invoices for the amount of such payment. If such transactions are not consummated, the Lessee shall pay or cause to be paid all the Transaction Costs; provided, however that if the failure of such transactions to be consummated is due to (i) a failure of the Owner Participant to obtain investment approval to proceed with the transaction contemplated hereby, (ii) a failure to negotiate the Operative Agreements in good faith by the Owner Participant or (iii) a wrongful act by the Owner Participant, the Lessee shall have no obligation to pay those costs and expenses incurred directly by the Owner Participant in connection with the transactions contemplated by this Agreement described in Sections 10.01(a)(i) and (xi) hereof, but the Lessee shall be obligated to pay all other Transaction Costs.

         Section 3.05. Postponement of Delivery Date. (a) If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date for a period of not more than five (5) Business Days, but in no event later than September 30, 1997 or December 31, 1997, as the case may be. If the Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available in accordance with the terms of Section
3.02 hereof on such postponed Delivery Date, (i) if the Owner Participant fails to make available its Commitment in breach of its obligations under this Agreement, the Lessee shall cause the Owner Participant to assign to another equity investor identified by the Lessee its interest in the Lessor's Estate pursuant to Section 7.03(d) hereof and (ii) if no such equity investor is identified, or if such equity investor fails to close such transactions, or if the Owner Participant fails to make available its Commitment for any other reason than as specified in clause (i) above, the Owner Participant's interest in the Lessor's Estate shall be automatically conveyed to the Lessee without any further action, and the parties hereto shall take such actions as may be advisable or necessary to give effect to such conveyance. From and after any such conveyance, the Owner
Participant's obligations hereunder and under the other Operative
Agreements shall cease. The exception to the Lessee's indemnity set forth in clause (viii) of Section 9.01(b) hereof shall not be applicable to any such conveyance other than a conveyance pursuant to clause (i) above. For the avoidance of doubt, it is understood and agreed that if for any reason other than the failure of the Manufacturer or AVSA to deliver the Aircraft, the Lessee does not enter into the Lease Supplement with the Owner Trustee on or prior to the Cut-Off Date, the Indenture Trustee and the Pass Through Trustee agree that the Lessee shall purchase the Aircraft and assume all of the obligations of the Owner Trustee under the Certificates upon satisfaction of the requirements set forth in Section 4.02 hereof, as the same may be modified by the provisions of Section 7.11 hereof and as otherwise necessary to reflect a full recourse secured aircraft financing of the Lessee. If the Lessee has identified an equity investor under the circumstances set forth in clause (i) above, the Owner Participant agrees to assign its interest in the Lessor's Estate as provided in said clause
(i). In case of any such conveyance pursuant to said clause (i) (but subject to the satisfaction of the conditions precedent specified herein), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (i) in the case of the Indenture Trustee and the Pass Through Trustee, as a result of a failure of the Manufacturer or AVSA to deliver the Aircraft, or (ii) in the case of the Owner Participant, for any reason, then, in such event, the Owner Trustee shall not purchase the Aircraft from AVSA, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of the Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to pay any Transaction Costs as provided in
Section 3.04 hereof (to the extent such section is applicable) and to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(c) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.05(a) hereof, if the Lessee gives the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.06. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. (i) On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series and Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture.
   The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act, and (ii) on the Certificate Closing Date, the "Certificates" (as defined in each of the Related Indentures) have been duly issued and delivered by the "Owner Trustee" (as defined in each of the Related Indentures) to the Subordination Agent on behalf of the Pass Through Trustee for each Pass Through Trust.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) in the case of the Owner Participant only, the Tax Indemnity Agreement;

         (iv)  the Purchase Agreement and the Consent and Guaranty;

         (v) the Purchase Agreement Assignment and the French Pledge Agreement with respect thereto;

         (vi)  the GTA;

         (vii) the Trust Agreement;

         (viii) the Ancillary Agreement I;

         (ix)  the Ancillary Agreement II;

         (x)   the Owner Participant Guaranty;

         (xi)  the Intercreditor Agreement; and

         (xii) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Owner Participant, the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of the Owner Participant, the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, the Owner Participant, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Tax Indemnity Agreement, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the articles of incorporation and bylaws of the Owner Participant and the Owner Participant Guarantor, certified by the Secretary or an Assistant Secretary of the Owner Participant or the Owner Participant Guarantor as of the Certificate Closing Date, and a copy of the resolutions of the board of directors of the Owner Participant, certified as such as of the Certificate Closing Date by such Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which the Owner Participant is or is to be a party and each other document to be executed and delivered by the Owner Participant in connection with the transactions contemplated hereby, and a copy of the resolutions of the board of directors of the Owner Participant Guarantor, certified as such as of the Certificate Closing Date by the Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant Guarantor of the Owner Participant Guaranty and the other Operative Agreements to which such Owner Participant Guarantor is or is to be a party and each other document to be executed and delivered by the Owner Participant Guarantor in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the articles of association and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (vi) a copy of the articles of association and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vii) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant as the Indenture Trustee, the Pass Through Trustee or the Owner Participant may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from (i) the Owner Participant, signed by a duly authorized officer of the Owner Participant dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (j) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of SSB and FSB, respectively, dated the Certificate Closing Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens.

         (k) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Simpson Thacher & Bartlett, special counsel for the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(a) hereto and the General Counsel's Office of the Owner Participant and the Owner Participant Guarantor, in the form of Exhibit A(2)(b) hereto, each addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(3) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(5) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(6)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(6)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (l) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (m) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (n) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (o) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full.

         (p) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (q) Section 131.3 of the New York State Banking Law Filing. SSB shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the Certificate Closing Date and on or prior to the Delivery Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the Lease Supplement shall be delivered to the Indenture Trustee):

         (i)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (ii) an Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (iii) the Invoice;

         (iv) AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

         (v)   the Consent and Agreement and the AVSA Consent and Agreement;
               and

         (vi)  the Engine Warranty Assignment and the Engine Consent.

         (d) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) counsel for the Engine Manufacturer, in the form of Exhibit A(7) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Clifford Chance, special counsel for AVSA and the Manufacturer, in the form of Exhibit A(8) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(9) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) in the case of the Owner Participant only, Simpson Thacher & Bartlett, tax counsel to the Owner Participant, addressed to the Owner Participant, with respect to certain tax matters.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of AVSA's FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale and the Airbus Guaranty;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) AVSA's FAA Bill of Sale, the Lease and Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. A UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee) and shall have been duly filed in the State of Tennessee.

         (g) Payments. The Owner Participant shall have made available its Commitment to the Owner Trustee and the other payments contemplated by
   Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participant shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participant (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participant to the effect, among other things, that on the Delivery Date:

            (i) (A) the estimated fair market value of the Aircraft net of any cost to the Owner Participant or the Owner Trustee of return at the end of the Basic Term and any Fixed Renewal Term (determined without including in such value any increase or decrease for inflation or deflation during the Term) is equal to or greater than 20% of the Purchase Price for the Aircraft and (B) at least 20% of the useful economic life of the Aircraft will be remaining at the end of the Basic Term and any Fixed Renewal Term;

            (ii) the estimated useful life of the Aircraft is at least 133% of the Basic Term and any Fixed Renewal Term;

            (iii) the Purchase Price of the Aircraft is no greater than the fair market value of the Aircraft on the Delivery Date;

            (iv) on the Delivery Date, the Aircraft will not require any modifications, improvements or additions in order to be rendered complete for its intended purpose by the Lessee;

            (v) the amount payable by the Lessee upon the exercise of its purchase option pursuant to Section 4.02(a)(F) of the Lease equals or exceeds the currently estimated Fair Market Value of the Aircraft on such date (taking into account inflation or deflation to such date); and

            (vi) the Aircraft is not limited use property.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participant of its equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease (assuming, for this purpose, that the provisions of Article 16 of the Lease had become operative on the Certificate Closing Date and not the Delivery Date) or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participant and Owner Participant Guarantor. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participant, signed by a duly authorized officer of (i) the Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of SSB and FSB, respectively, dated the Delivery Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account or if the proviso to Section 3.02(a) is applicable, then the Lessee shall have made the payment required to be made to AVSA pursuant to such proviso.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of AVSA's FAA Bill of Sale, the Trust Agreement, the Lease (with such Lease Supplement, the Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and
(iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i), (j),
(k)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(v) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless any such representation is specifically made as of one date):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Consent and Agreement, the AVSA Consent and Agreement, the Engine Consent and the Consent and Guaranty) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of AVSA's FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participant true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as defined at the end of this Section 6.01(m)) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the Pension Benefit Guaranty Corporation (together with any successor agency or instrumentality thereto, the "PBGC") pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as defined at the end of this Section 6.01(m)) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code;

   as used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is maintained, or contributed to, by the Lessee or any ERISA Affiliate, and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of the Owner Participant or for the Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by AVSA to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in default in the performance of any term or condition of the Purchase Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment and the GTA and the aggregate amount of loans shall not exceed the Debt Portion;

         (v) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (w) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participant and no more than 15 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the Indenture, the Indenture and Security Agreement Supplement, the Tax Indemnity Agreement, the Lease and the Lease Supplement
   and the other Operative Agreements to which it is a party.   Without
   limiting the generality of this Section 6.03(a), the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary, or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b) From and after the Delivery Date, the Lessee shall maintain the certificates referred to in Section 7.01 of the Lease and shall cause the Aircraft to be duly registered, and at all times to remain duly registered, in the name of the Owner Trustee, under the Transportation Code, and shall furnish to the Owner Trustee such information as may be required to enable the Owner Trustee to make application for such registration; provided, however, that the Owner Participant, the Owner Trustee and the Indenture Trustee agree that if at any time after December 31, 2004, so long as no Event of Default shall have occurred and be continuing, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate under the laws of such jurisdiction of reregistration, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations (and which is not then experiencing war or substantial civil unrest), the Owner Participant, the Owner Trustee and the Indenture Trustee upon receipt by the Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances or such opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, the Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received:

         (i) assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (C) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry, that the rights of the Owner Trustee in and to the Aircraft will not be impaired in such new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (D) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required) and
         (y)(i) if such change in registration is made other than in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (E) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (F) that the Lessee shall have effected or caused to be effected at the Lessee's own cost and expense all recordings and filings that are required to perfect the Lien of the Indenture;

            (G) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participant, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participant only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry;

            (H) that such change will not result in the imposition of, or increase in the amount of, any Tax (which, for this purpose, includes the loss of any tax benefits assumed by the Owner Participant to be available to it based upon the assumptions set forth in Section 2 of the Tax Indemnity Agreement) for which the Lessee has not agreed to indemnify the Owner Participant to its reasonable satisfaction, the Indenture Trustee, the Pass Through Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate;

            (I) that any value added tax, customs duty, tariff or similar governmental charge relating to the change in jurisdiction of registration of the Aircraft shall have been paid in full or adequately provided for by the Lessee to the satisfaction of the Owner Trustee, the Indenture Trustee and the Owner Participant;

            (J) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

            (K) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

            (L) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

            (M) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority; and

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and the Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participant, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participant, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(D)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than tort liability which might reasonably have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Trustee, the Owner Participant and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction will not impair the rights of the Lessor in and to the Aircraft or under the Lease and (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participant covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

            (G) to such further effect with respect to such other matters as the Owner Participant, the Owner Trustee, or the Indenture Trustee may reasonably request; and

            (H) the Lien of the Indenture continues to constitute a first priority, duly perfected Lien on the Aircraft.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participant such information as may be required to enable the Owner Trustee and the Owner Participant timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participant under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, AVSA's FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, AVSA's FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participant and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture Trustee:
   (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or the Owner Participant.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, the Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person, and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company (or Person which acquires by conveyance, transfer or lease the assets of the Lessee) is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become the Lessee hereunder in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to the Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to the Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all reports and statements furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

            (F) from time to time, such other financial information as the Lessor, the Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an employee reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and
6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the delivery of the Aircraft and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. (a) [Reserved]

         (b) Owner Participant. The Owner Participant represents and warrants that its interest in the Lessor's Estate and the Trust Agreement is being acquired by it for its own account and not with a view to resale or distribution thereof; provided, however, that the disposition by the Owner Participant of its interest in the Lessor's Estate and the Trust Agreement shall, subject to the terms and provisions of Section 7.03(d) hereof (except as provided in clause (ii) of Section 3.05(a) hereof), at all times be within its control and the foregoing representation shall not limit the Owner Participant's right to transfer or sell such interests pursuant to the terms of this Agreement. Neither the Owner Participant nor anyone authorized to act on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or in any similar security, for sale to, or solicited any offer to acquire any of the same from, anyone. The Owner Participant further represents and warrants that neither it nor anyone authorized to act on its behalf has made or will make any offer, solicitation or sale of any interest in the Lessor's Estate or the Trust Agreement in violation of the provisions of Section 5 of the Securities Act of 1933, as amended. No representation in this Section 7.01(b) shall include any action or inaction of the Lessee, First Chicago Leasing Corporation, the Subordination Agent, the Underwriters or any Affiliates of any thereof whether or not such action or inaction is purportedly on behalf of the Owner Trustee, the Owner Participant or any of their Affiliates.

         Section 7.02. Citizenship. (a) Generally. Each of the Owner Trustee, in its individual capacity and as Trustee, and the Owner Participant severally represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Participant or the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee, the Indenture Trustee and the Owner Participant hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Participant or the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time on or after the Delivery Date it shall have actual knowledge that it has ceased to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or the Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or the Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         (c) Owner Participant. The Owner Participant agrees, solely for the benefit of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee, that if at any time on or after the Delivery Date when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) either it shall cease to be, or an event which has been publicly disclosed has occurred of which the Owner Participant has knowledge and which will cause the Owner Participant to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then the Owner Participant shall give notice thereof to the Lessee, the Owner Trustee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 20 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft. It is agreed that the Owner Participant shall be liable to pay promptly on request (A) to each of the other parties hereto any actual damages (but not consequential damages) suffered by any such other party to the extent the same shall result from the representation and warranty of the Owner Participant in the first sentence of Section 7.02(a) hereof proving to be untrue as of the Delivery Date; and (B) to the Lessee, the Indenture Trustee or the Pass Through Trustee for any damages actually (but not consequentially) incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of the Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section 7.02(c); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against the Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the Owner Participant, to cooperate with the Owner Participant in complying with its obligations under the provisions of the first sentence of this Section 7.02(c), but without any obligation on the part of such other party to take any action believed by it in good faith to be unreasonably burdensome to such party or materially adverse to its business interests.

         Section 7.03. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article 7, the Owner Participant represents and warrants on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party have been duly authorized by all necessary corporate action on its part and, assuming the accuracy of the Lessee's representations in Section 6.01(o) hereof, do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) based on the representations, warranties and covenants contained in Sections 6.01(m)(viii), 6.02 and 7.09 hereof and compliance with Section 10.06 of the Indenture, neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement and the Trust Agreement and the other Operative Agreements to which it is party have been or on the Certificate Closing Date will be duly executed and delivered by the Owner Participant and constitute or on the Certificate Closing Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement or the other Operative Agreements to which it is a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code; and

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) on the Certificate Closing Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section 7.03(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section 7.03(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date (or upon the direction of the Lessee if Section 3.05(a)(i) hereof shall be applicable), and subject to the conditions set forth in this
Section 7.03(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant and any Owner Participant Guarantor shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument substantially in the form attached hereto as Exhibit G-1 to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty substantially in the form of Exhibit G-2 attached hereto of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and (c) provide representations substantially similar to those contained in Sections 7.02(a) and 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements in the manner set forth in the form attached as Exhibit G-1. A transferee hereunder shall be (i) a "U.S. Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) and such transferee shall be personally liable for any debt service to the extent that its receipt of rentals is reduced by reason of any withholding Taxes that result from such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with
Section 10.06 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section 7.03(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.04. Representations, Covenants and Warranties of SSB and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, SSB represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 750 Main Street, Hartford, Connecticut 06013, Attention: Corporate Trust Department and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Owner Participant) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor SSB's performance of or compliance with any of the terms and provisions thereof will violate any Federal or Connecticut law or regulation governing SSB's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by SSB in its individual capacity, constitute the legal, valid and binding obligation of SSB in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by SSB in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on SSB in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against SSB before any court or administrative agency which would materially and adversely affect the ability of SSB, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and the Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of SSB in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Connecticut governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to SSB in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by AVSA, the Aircraft shall be free of Lessor's Liens attributable to SSB in its individual capacity and SSB in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. SSB, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. SSB, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. SSB, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, the Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of SSB to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (d) Securities Act. None of SSB, the Owner Trustee or any Person authorized by either of them to act on its behalf has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither SSB, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give the Owner Participant notice of any Default or Event of Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and the Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and the Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release upon written notice from the Lessee to make such request.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) nor any Person lawfully claiming through the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be) shall interfere with the Lessee's right quietly to enjoy the Aircraft during the Term without hindrance or disturbance by the Owner Participant (or the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be).

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Participant, the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participant, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens attributable to the Owner Trustee) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Lessee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11 releasing the Owner Participant and the Owner Trustee from all obligations in respect of the Certificates, the Indenture, this Agreement and the other Operative Agreements, except any obligations relating to the period prior to such assumption and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Holders and the Indenture Trustee, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Certificate Closing Date or the Delivery Date, as the case may be, with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participant in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13. Compliance with Trust Agreement, Etc. Each of the Owner Participant, SSB and the Owner Trustee agrees with the Lessee, the Indenture Trustee and the Pass Through Trustee that so long as the Lien of the Indenture shall be in effect it will (i) comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, the noncompliance with which would materially adversely affect any such party and (ii) not take any action, or cause any action to be taken, to amend, modify or supplement any other provision of the Trust Agreement in a manner that would materially adversely affect any such party without the prior written consent of such party. The Owner Trustee confirms for the benefit of the Lessee, the Indenture Trustee and the Pass Through Trustee that it will comply with the provisions of Article 2 of the Trust Agreement. Notwithstanding anything else to the contrary in the Trust Agreement, so long as the Lease remains in effect, the Owner Participant agrees not to terminate or revoke the trust created by the Trust Agreement without the consent of the Lessee. If and so long as the Indenture shall not have been discharged the consent of the Indenture Trustee shall also be required prior to any termination or revocation of such trust and in addition, the Owner Participant will, at the Lessee's expense, promptly and duly execute and deliver to the Indenture Trustee such documents and assurances including, without limitation, conveyances, financing statements and continuation statements with respect to financing statements and take such further action as the Indenture Trustee may from time to time reasonably request and furnish in order to protect the rights and remedies created or intended to be created in favor of the Indenture Trustee under the Indenture and to create for the benefit of the Certificate Holders a valid first priority Lien with respect to, and a first and prior perfected security interest in, the Trust Indenture Estate.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with the Owner Participant, the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise upon or with respect to any Operative Agreement, any payments thereunder or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to any Operative Agreement, any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements;

         (v) the principal or interest or other amounts payable with respect to the Certificates;

         (vi) the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization, or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii) any assumption by the Lessee pursuant to Section 7.11 of this Agreement and Section 2.12 of the Indenture;

         (viii)  the Aircraft, the Airframe, any Engine or any Part; or

         (ix) the rentals (including Basic Rent, Renewal Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the Operative Agreements, and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with
   Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than the Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith and (ii) in the case of the Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii),
   (iii), (iv), (vii), (ix); and 7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or the Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate (not including any transfers of any Certificates pursuant to Section 15.01(a) hereof) or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or the Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part,
   (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section
   10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision;

         (vii) Taxes imposed on the Owner Participant for which the Lessee is obligated to indemnify the Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of the Owner Participant or the Owner Trustee that is not a U.S. Person or an Indemnitee as of the date hereof under the Operative Agreements (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Certificate Closing Date is an Indemnitee (for purposes of this clause (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) that occurs after the Lease has been declared in default or if such transfer or disposition is pursuant to the exercise of remedies under Article 17 of the Lease, (B) which is an actual or deemed transfer pursuant to Section 7.11 hereof or as a consequence of a Refinancing under Section 15.01 hereof, or any actual or deemed transfer of a Certificate that as part of a Refinancing under Section 15.01 hereof is not retired, but only to the extent the Taxes attributable to such transfer exceed the amount of Taxes that would have been imposed on such transferor if the debt had instead been retired, (C) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (D) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (E) in the case of the Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien; and

         (xii) Any Taxes imposed on the Owner Participant arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Loan Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Taxes incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Loan Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from or reduction in the rate of withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or Owner Participant for any withholding tax, the Lessee will indemnify the Owner Trustee and the Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any such Taxes required to be withheld and any interest and penalties with respect thereto, along with any other costs (including reasonable attorney's fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this
Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced
(including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not the Owner Participant, the Owner Participant and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if permitted by law. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this
Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or Owner Participant is the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participant. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participant within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.

         Section 8.10.  Special Indemnity.  Notwithstanding anything in this
Article 8 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.

                                   ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i) or Article 15 hereof) of every kind and nature, including without limitation Make-Whole Premium (unless excluded pursuant to Section 3.03 of the Lease) (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement (including, without limitation, the execution, delivery and performance hereof by the Owner Participant prior to the delivery of the Aircraft), the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Pass Through Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever, including, without limitation, any passengers, shippers or other Persons wherever located, and claims relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulation;

         (iii) the manufacture, design, sale, return, purchase, acceptance, rejection, delivery, non-delivery, condition, repair, modification, servicing, rebuilding, airworthiness, registration, reregistration, import, export, performance, non-performance, lease, sublease, transfer, merchantability, fitness for use, alteration, substitution or replacement of any Airframe, Engine, or Part under the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part including, without limitation, latent and other defects, whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of the Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee to the extent it:

         (i) would not have occurred but for the willful misconduct or gross negligence of such Indemnitee;

         (ii) after the Delivery Date, is in respect of the Aircraft, and is attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (unless the Aircraft is being returned at such time, in which case after return of physical possession; provided that if the Lease has been terminated pursuant to
   Article 17 thereof, the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be exercising remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease (subject to the foregoing proviso if the Lessor has terminated the Lease pursuant to Article 17 of the Lease) but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) is a cost or expense required to be paid by the Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement and for which the Lessee is not otherwise obligated to reimburse the Owner Participant, directly or indirectly pursuant to the terms of this Agreement or such other Operative Agreement;

         (v) would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Purchase Agreement Assignment, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default by the Lessee of any of its obligations under the Operative Agreements or by another Indemnitee of any of the foregoing;

         (vi)  [reserved];

         (vii) is, in the case of the Owner Participant, Lessor's Liens to the extent attributable to the Owner Participant; in the case of the Owner Trustee, Lessor's Liens to the extent attributable to the Owner Trustee; in the case of SSB, Lessor's Liens to the extent attributable to SSB; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) is, in the case of the Owner Participant or the Owner Trustee, attributable to the offer or sale by such Indemnitee after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (x) in connection with a Refinancing, (y) as a result of the occurrence of an Event of Default provided that either the Lease has been declared in default or the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (z) in connection with the Lessee's exercise of its early termination option under Article 10 of the Lease or its purchase options under Article 4 of the Lease or in connection with Article 11 of the Lease;

         (ix) is an Expense arising under or in connection with any prohibited transaction, within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code ("Prohibited Transaction"); provided, however, that in the event any prohibited transaction arises which is not exempt under any class prohibited transaction exemption or any individual or statutory prohibited transaction exemption (individually or collectively, a "PTE") then the indemnity provided for herein shall extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction arising out of the purchase or holding of any Certificates by an employee benefit plan subject to Title I of ERISA or by a plan subject to Section 4975 of the Code (individually or collectively, an "ERISA Plan") with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person,within the meaning of Section 4975 of the Code, except, however, that such Indemnity shall not extend to any Expenses incurred by the Owner Participant (or any Affiliate thereof) as the result of any Prohibited Transaction occurring with respect to the purchase or holding of any Certificates (A) over which purchase or holding the Owner Participant (or an Affiliate thereof) has discretion or control (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an ERISA Plan with respect to which the Owner Participant (or any Affiliate thereof) is a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as an Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 hereof without regard to Section 8.01(b) hereof.

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has received notice for which the Lessee is, or may be, liable under this Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or (b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be, but without regard to Section 8.01(b) hereof, other than Section 8.01(b)(v) hereof.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Payment Default or Event of Default shall have occurred and be continuing or shall arise at any time during the claim and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any such claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent (A) such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel or on the grounds that such proceeding involves the potential imposition of criminal liability on such Indemnitee or (B) such proceeding will involve any material danger of the sale, forfeiture or loss of, or the creation of any Lien on the Aircraft or the Trust Estate (unless the Lessee posts a bond or other security reasonably acceptable in form and substance to such Indemnitee) or involve any material risk of civil liability to such Indemnitee for which it is not indemnified hereunder. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, to the extent that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06.
No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which the Lessee has not agreed to discharge or with respect to which the Lessee has not agreed to indemnify such Indemnitee to such Indemnitee's satisfaction or which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities after the expiration or other termination of the Lease, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing (or fairly attributable to the Lessee's acts or omissions) prior to such termination or expiration or incurred in the process of (i) the return or disposition of the Aircraft under
Article 12 or Article 17 of the Lease, or (ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.

         Section 9.09. Interest. The Lessee will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Article 9 until the same shall be paid, at the Past Due Rate.

         Section 9.10.  Special Indemnity.  Notwithstanding anything in this
Article 9 to the contrary, the Lessee shall hold the Owner Participant harmless on an After-Tax Basis from any Taxes or losses arising from or in connection with the transactions contemplated by Section 17.02 hereof.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. The Owner Participant shall pay (or reimburse the Lessee if the Lessee shall have previously made such payment) all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for the Owner Participant;
(ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Subordination Agent, the Pass Through Trustee, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses (including computer time-sharing charges) of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of the Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participant; (xii) reimbursement to the Owner Participant, the Owner Participant Guarantor, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement;
(xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of SSB, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participant. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participant under this Agreement (1) to the extent incurred specifically with respect to the Owner Participant, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participant, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through
Certificates.

         The Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participant pursuant to the preceding paragraph is 1.15% of the Purchase Price (the "Estimated Expense Amount"). Transaction Costs shall be paid in the manner provided in Section 3.04 hereof.

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, the Owner Participant, Owner Participant Guaranty, the Indenture Trustee, the Subordination Agent, the Liquidity Providers and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom, or (b) the enforcement of the obligations of the Lessee hereunder or under the other Operative Agreements, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, supplement, waiver or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Purchase Agreement Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement (including any adjustment pursuant to Section 3.04 of the Lease) or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses incurred in connection with the offer, sale or other transfer (whether pursuant to Section 7.03(d) hereof or otherwise) by the Owner Participant after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest or the Trust Agreement or any similar interest (and the Owner Participant shall be responsible for all such fees and expenses), unless such offer, sale or transfer shall occur (A) after the Lease has been declared in default or if the transfer is pursuant to the exercise of remedies under Article 17 of the Lease or (B) in connection with the termination of the Lease or action or direction of the Lessee pursuant to Section 4.02, Article 10 or Article 11 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.


                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by the Owner Participant, and a successor Owner Trustee may be appointed and a Person may become Owner Trustee under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance reasonably satisfactory to the Lessee, the Owner Participant, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Purchase Agreement Assignment, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in
   Section 7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.

         (c) Appointment. For so long as the Aircraft remains registered under the Transportation Code, the Owner Participant agrees to appoint promptly a successor Owner Trustee meeting the requirements of Section 11.01(b) hereof in the event the Owner Participant has knowledge that the Owner Trustee at any time shall not be a Citizen of the United States.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of the Owner Participant. The Owner Participant shall have no obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Indenture, the Trust Agreement, the Tax Indemnity Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Lease or any other Operative Agreement to which the Owner Participant is a party and the Owner Participant shall not be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall the Owner
Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Purchase Agreement Assignment, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Indenture, the Intercreditor Agreement or the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture, the Trust Agreement, the Intercreditor Agreement or the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02. Further Assurances. The Lessee hereby confirms to the Owner Participant its covenants set forth in and obligations under the Lease. The Lessee agrees that, except as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and the Owner Participant and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and the Owner Participant a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgment. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participant to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Boulevard, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile
   (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participant;

         (b) If to the Lessor or the Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, telephone (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to the Owner Participant;

         (c) If to the Owner Participant, to its office at 200 First Stamford Place, Stamford, Connecticut 06902, Attention: Vice President Leasing with a copy to Director, Portfolio Administration, telephone (914) 335-5000, facsimile 914 335-8301, or to such other address as the Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee;

         (d) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participant; and

         (e) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request the Owner Participant to participate in up to two refinancings in whole but not in part, of the Certificates prior to the end of the Basic Term (a "Refinancing"). Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as the Owner Participant is satisfied there is no foreign currency risk to it), and shall be on terms that do not materially adversely affect the Owner Participant. The Owner Participant agrees to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify the Owner Participant and shall not include any financial statements of the Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participant in a manner satisfactory to it for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless the Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing and the Owner Participant shall have been provided such longer period as it shall have required for a reasonable opportunity to review the relevant documentation and the Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to the Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to the Owner Participant, nor shall its rights against all other parties taken as a whole be adversely affected compared to such rights in effect under the Operative Agreements prior to such proposed Refinancing.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participant and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent and setting forth Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participant shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participant by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction.

         (d) Without the prior written consent of the Owner Participant, which consent may be withheld in its sole discretion, no such refinancing shall (1) cause the aggregate principal amount of the indebtedness to be substituted for the Certificates to exceed the aggregate principal amount of the then outstanding Certificates, (2) cause the weighted average life of such indebtedness to be different by more than 6 months than the remaining weighted average life of the then outstanding Certificates, or
(3) cause the date of maturity of such indebtedness to be later than the date of maturity of the Certificates being refinanced.

         (e) Each party agrees to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participant, direction to the Owner Trustee by the Owner Participant to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participant from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to such Owner Participant, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participant), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of the Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to the Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing;

           (viii) In the event the Lessee shall not prohibit the purchase of the Refinancing loan certificates by, or with the assets of, an employee benefit plan, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan or individual retirement account, which is subject to Section 4975(c) of the Code, (individually or collectively, an "ERISA Plan"), the Lessee will permit the placement of the Refinancing loan certificates with an ERISA Plan only if either (A) if such placement is in the form of pass through certificates, the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates represents to the Lessee that it has a prohibited transaction exemption from the U.S. Department of Labor with respect to pass through certificates (such as Prohibited Transaction Exemption 89-88 or any other comparable exemption) or (B) purchasers of the Refinancing loan certificates provide a representation (which may be in the form of a deemed representation) regarding their source of funds used in acquiring the Refinancing loan certificates and, if such purchasers represent that they are using funds of an ERISA Plan in acquiring the Refinancing loan certificates, such purchasers further represent that (1) either they are relying on a prohibited transaction exemption from the U.S. Department of Labor with respect to their purchase and holding of the Refinancing loan certificates and they provide representations regarding the satisfaction of the relevant conditions of such an exemption or (2) their purchase and holding of the Refinancing loan certificates will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The reliance on any such exemption will not be conditional on the Owner Participant's representation concerning its party in interest or other status with respect to ERISA Plans. If neither exemption referred to in clause (A) or (B) of this paragraph (viii) is valid or applicable in any respect to the purchase and holding of the Refinancing loan certificates, or if the representation in clause (B) of this paragraph (viii) that such purchase and holding will not constitute a non-exempt prohibited transaction is not correct, whichever is applicable, then the Lessee shall indemnify the Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses resulting from any "prohibited transaction", within the meaning of Section 406 of ERISA or
   Section 4975(c)(1) of the Code, occurring with respect to the placement of the Refinancing loan certificates with, or the holding of the Refinancing loan certificates by, any ERISA Plan with respect to which the Owner Participant is a party in interest, within the meaning of
   Section 3(14) of ERISA, or a disqualified person, within the meaning of
   Section 4975 of the Code, provided, however, that if the Lessee shall fail to obtain either of the representations set forth in clause (A) or
   (B) of this paragraph (viii), such indemnity shall not be subject to the exceptions set forth under Sections 8.01(b)(xii)(A) and (B) and 9.01(b)(ix)(A) and (B) hereof; and

         (ix) The Lessee shall pay all costs and expenses (including legal fees) incurred in connection with any proposed or actually consummated Refinancing.

         Section 15.02. Reoptimization. (a) If a Change in Tax Rate occurs prior to the end of the Basic Term, then, subject to the terms and conditions of this Section 15.02 and Section 3.04 of the Lease, the Owner Participant may, upon 30 days' prior notice to the Lessee, the Indenture Trustee, the Owner Trustee and the Holders, elect to modify the schedule of payments of principal of the certificates issued ("Refinancing Certificates") in connection with any Refinancing using private debt (not including debt issued pursuant to an exemption from registration under the Securities Act relying on Rule 144A promulgated thereunder but otherwise marketed in a manner substantially similar to securities registered under the Securities Act, and not including debt issued in connection with any offering of securities registered under the Securities Act) due on each remaining Rent Payment Date on or commencing on the Rent Payment Date next succeeding the date mutually agreed to by the Owner Participant, the Lessee and the Indenture Trustee on which the Owner Participant shall make such modification (the "Reoptimization Date"). Promptly after making such modification, the Owner Participant shall furnish each party hereto written notice of the amounts so recalculated.

         (b) Adjustments to Refinancing Certificates. On the Reoptimization Date, subject to the satisfaction on or before the Reoptimization Date of the conditions set forth in Section 15.02(c), the Owner Trustee will issue and deliver and the Indenture Trustee will authenticate, and each holder of a Refinancing Certificate will accept delivery of, a new Refinancing Certificate or Refinancing Certificates (in replacement of each Refinancing Certificate then held by such holder, which Refinancing Certificates shall be surrendered to the Indenture Trustee for cancellation) containing such changed principal installments (expressed as a percentage of the original principal amount of such Refinancing Certificate) as shall have been recalculated by the Owner Participant, but in the same principal amount as, and containing terms identical to, except as otherwise contemplated by Section 15.02(d) hereof, the Refinancing Certificates originally issued in connection with the Operative Agreements.

         (c) Conditions to the Obligations of the Holders of the Refinancing Certificates on the Reoptimization Date. The obligation of each holder of a Refinancing Certificate to accept delivery of a new Refinancing Certificate on the Reoptimization Date, and to surrender on such Reoptimization Date any Refinancing Certificate then held by it, is subject to the following conditions precedent having been satisfied on or before the Reoptimization
Date:

         (i) the requirements of Section 15.02(d) hereof shall have been satisfied;


         (ii) the following documents, in form and substance satisfactory to such Holder, shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect: (A) if the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term have been changed, an amendment to the Lease, dated the Reoptimization Date, (B) an amendment to the Indenture setting forth any changed repayment schedule to the Refinancing Certificates, dated the Reoptimization Date and duly filed (or in the process of being so duly filed) for recordation with the Aeronautics Authority and (C) replacement Refinancing Certificates; and

         (iii) in connection with any Reoptimization the Owner Participant shall pay or agree to pay all reasonable costs and expenses incurred by the Lessee, the Owner Trustee, the Indenture Trustee and each Holder of a Refinancing Certificate (including, without limitation, reasonable legal fees and expenses) in connection with any such reoptimization.

         (d)  Payment Schedules.  Except as otherwise provided in this
Section 15.02 as long as the Refinancing Certificates remain outstanding, the payment schedules for the Refinancing Certificates shall not be modified.


                                  ARTICLE 16

                                  [RESERVED]


                                  ARTICLE 17

                                 MISCELLANEOUS

         Section 17.01. Owner for Federal Tax Purposes. It is hereby agreed between the Owner Participant and the Lessee (but the Lessee makes no representation to such effect) that it is the intent of the parties for Federal, state, local and foreign income tax purposes that the Owner Participant will be treated as the owner of the Aircraft and the Lessee will be treated as the lessee of the Aircraft.

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under
Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of each of the Pass Through Trustee and the Subordination Agent, in its capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, including without limitation each Holder of a Certificate, the Owner Participant and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, Indenture Trustee and the Pass Through Trustee. Each of SSB and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of SSB, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither SSB, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of SSB and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds,
(e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, the Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to the Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participant on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to the Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by the Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of the Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which the Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. The parties hereto agree that the transactions contemplated by the Operative Agreements are expressly intended to be, shall be and should be construed so as to be entitled to the benefits and protection of Section 1110 of the Bankruptcy Code.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of the Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to the Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER PARTICIPANT:

                                 PMCC LEASING CORPORATION


                                 By:__________________________________________
                                    Name:  Joan D. Woodroof
                                    Title: Manager, Structured Finance



                                 OWNER TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION,
                                 not in its individual capacity,
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name:  Paul D. Allen
                                    Title: Vice President


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President


                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N674FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2018
      Principal Amount:    $33,382,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N674FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2018
      Principal Amount:    $12,430,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N674FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2014
      Principal Amount:    $16,023,000


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N674FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment to be received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment to be received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Airbus Guaranty. The Guaranty to be dated the Delivery Date executed by the Manufacturer and guaranteeing AVSA's Warranty Bill of Sale.

         Aircraft. The Airframe to be sold by AVSA to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with two Engines (whether either is an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the Airbus A300F4-605R airframe bearing FAA Registration Number N674FE and Manufacturer's serial number 781, together with two General Electric CF6-80C2-A5F engines.

         Airframe. The Airbus A300F4-605R aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N674FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N674FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with an abbreviated report to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Assignment and Assumption Agreement. Any agreement delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         AVSA. AVSA S.A.R.L., a societe a responsabilite limitee, organized and existing under the laws of France.

         AVSA Consent and Agreement. The Consent and Agreement dated as of May 1, 1997, executed by AVSA.

         AVSA's FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by AVSA in favor of the Owner Trustee and to be dated the Delivery Date.

         AVSA's Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by AVSA as owner of the Aircraft in favor of the Owner Trustee and to be dated the Delivery Date.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on December 23, 2020, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant under the Trust Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N674FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participant or the Lessee has notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to the Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Consent and Agreement. The Consent and Agreement dated as of May 1, 1997 executed by the Manufacturer.

         Consent and Guaranty. The Consent and Guaranty of the Manufacturer attached to the Purchase Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 22, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by AVSA to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the two General Electric CF6-80C2-A5F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or 12.02 of
the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, both Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. As defined in Section 8.01(b)(xii) of the Participation Agreement.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) for a period in excess of 60 days due to theft or disappearance or such longer period, not to exceed 180 days from the end of such initial 60-day period, if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such theft or disappearance constitutes an Event of Loss pursuant to (i)(B) or (ii) hereof) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all Airbus A300-600 series aircraft equipped with engines of the same make and model as the Engines for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twenty-four (24) consecutive months or until the end of the Term, if earlier. The date of such Event of Loss shall be (s) the 61st day or the 241st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term or the Lessee's abandonment of diligent efforts to recover such property, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 12 month or 24 month period, referred to in clause (iv) above (or if earlier, the end of the Term or abandonment of the Lessee's efforts to restore the normal use of the Aircraft). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity, expense, reimbursement or other payments paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any other Operative Agreement or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with
Section 13.05 of the Lease but not required under Article 13 of the Lease,
(iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any purchase price paid to the Owner Participant for its interest in the Trust Estate pursuant to Section 7.03(d) of the Participation Agreement, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above and (viii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (v) and (vii) above (except with respect to interest attributable to payments referred to in clause (vi) above).

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease (when it shall be determined based upon the actual condition and location of the Aircraft), it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) 50% of the average actual semi-annual Basic Rent payable during the Basic Term.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FPO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         French Pledge Agreement. The French Pledge Agreement dated as of May 1, 1997 between the Owner Trustee and the Indenture Trustee.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Owner Participant Guarantor and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N674FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity in respect of which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice.  The invoice for the Aircraft given by AVSA to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N674FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof and which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement, or
(iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant or any interests of the Owner Participant unless all Certificates then outstanding shall be held by the Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer. Airbus Industrie G.I.E., a groupement d'interet economique formed under the laws of France.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which are severable from the Aircraft in accordance with clauses (ii) and (iii) of the proviso to Section 9.02(b) of the Lease and the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, AVSA's FAA Bill of Sale, AVSA's Warranty Bill of Sale, the Airbus Guaranty, the Purchase Agreement, the Purchase Agreement Assignment, the GTA, the Engine Warranty Assignment, the French Pledge Agreement, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Consent and Agreement, the AVSA Consent and Agreement, the Consent and Guaranty (to the extent assigned by the Purchase Agreement Assignment), the Engine Consent, the Tax Indemnity Agreement, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and any Assignment and Assumption Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The trustor originally named in the Trust Agreement and any successor thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Philip Morris Capital Corporation, a Delaware corporation, and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Certificate Closing Date by the Owner Participant Guarantor in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee, and any guaranty delivered in compliance with Section 7.03(d) of the Participation Agreement.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor.  The provider of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages, as the case may be, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. The proposed date of termination of the Lease as specified by the Lessee in its notice given pursuant to Section 10.01 thereof.

         Purchase Agreement. The Airbus A300-600R Freighter Purchase Agreement, dated as of July 3, 1991 between AVSA and the Lessee, including all exhibits, appendices and letter agreements attached thereto as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only to the extent that the foregoing relates to the Aircraft and to the extent assigned pursuant to the Purchase Agreement Assignment.

         Purchase Agreement Assignment. The Purchase Agreement Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Purchase Price.  Has the meaning specified in Ancillary Agreement II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Related Indentures. Collectively, the Trust Indenture and Security Agreement for each of Federal Express Corporation Trust Nos. N670FE, N671FE, N672FE, N673FE, N583FE and N584FE, each dated as of May 1, 1997, between the Owner Trustee and the Indenture Trustee, the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N581FE, dated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee, and the Trust Indenture and Security Agreement for Federal Express Corporation Trust No. N587FE, dated as of December 1, 1996, as amended and restated as of May 1, 1997, between Wilmington Trust Company, as owner trustee and the Indenture Trustee.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. December 23, 2020 and each January 15 and July 15 commencing on January 15, 1998.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-A5F engine (or an engine of the same or another manufacturer) of equal or greater value, airworthiness, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-A5F engine, such replacement engine must then be commonly used in the commercial aviation industry on Airbus A300-600 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Stipulated Loss Value is to be calculated with reference to any such date; provided that if amounts in respect of Stipulated Loss Value are payable under the Operative Agreements after the Stipulated Loss Determination Date in respect of which such Stipulated Loss Value was determined, the Lessor shall be compensated during the period from the Stipulated Loss Determination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, FPO Price and amounts calculated by reference to Termination Value, any amounts of Make-Whole Premium payable under the Indenture to the extent provided in Section 3.03 of the Lease, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after December 31, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on July 15, 2017, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent
Payment Date that is on or after the seventh anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, the last day of the Basic Term.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent through such date and, accordingly, no further accrual or credit shall be required through such date whenever Termination Value is to be calculated with reference to any such date; provided that if amounts in respect of Termination Value are payable under the Operative Agreements after the Termination Date in respect of which such Termination Value was determined, the Lessor shall be compensated during the period from the Termination Date to such payment date in accordance with the provisions of the Operative Agreements.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST


            Australia                            Luxembourg

            Austria                              Netherlands

            Belgium                              New Zealand

            Canada                               Norway

            Denmark                              Philippines

            Finland                              Portugal

            France                               Republic of China (Taiwan)

            Germany                              Singapore

            Greece                               Sweden

            Iceland                              Switzerland

            Ireland                              Thailand

            Japan                                United Kingdom



                                SCHEDULE IV

                               DEBT PORTION




Debt Portion                                                      $61,835,000
------------

                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn


                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                          EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                          [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W.  Hearn


                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                          EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one Airbus A300F4-605R Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof; (D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one Airbus A300F4-605R Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) AVSA's FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell

                                  SCHEDULE A



Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                               EXHIBIT A(2)(a)


                  [Letterhead of Simpson Thacher & Bartlett]


                                                    [Certificate Closing Date]


To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We have acted as special New York counsel for (i) PMCC Leasing Corporation ("PMCC") in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as owner trustee, PMCC, as owner participant, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as indenture trustee, pass through trustee and subordination agent, and (ii) Philip Morris Capital Corporation ("Philip Morris") in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is being furnished to you pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Participation Agreement.

               We have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (collectively, the "Owner Participant Documents") and the Guaranty. We have made such other and further investigations as we have deemed necessary or appropriate for purposes of this opinion. In our examination we have assumed, with your permission, and without independent investigation or inquiry, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

               With your permission, we have further assumed that (i) the Owner Participant Documents and the Guaranty have been duly authorized, executed and delivered by each of the parties thereto, (ii) the respective parties thereto have the power and authority to execute, deliver and perform the Owner Participant Documents and the Guaranty, (iii) the execution, delivery and performance of the Owner Participant Documents and the Guaranty by the parties thereto do not and will not violate the certificate of incorporation, by-laws or other organizations documents of any such party or any bond, debenture, note, mortgage, indenture, lease or other agreement or instrument to which any such party is a party or by which any such party is bound and does and will fully comply with all laws an regulations applicable to each such party and (iv) the Owner Participant Documents constitute valid, legal and binding obligations of the parties thereto (other than PMCC), enforceable against such parties (other than PMCC) in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that:

         1. The Participation Agreement and the Tax Indemnity Agreement constitute valid and legally binding obligations of PMCC enforceable against PMCC in accordance with their respective terms.

         2. The Guaranty constitutes a valid and legally binding obligation of Philip Morris enforceable against Philip Morris in accordance with its terms.

         3. The execution, delivery and performance by PMCC of the Owner Participant Documents will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over PMCC.

         4. The execution, delivery and performance by Philip Morris of the Guaranty will not result in any violation of any Federal or New York statute or any order, rule or regulation issued pursuant to any New York or Federal statute by any New York or Federal Court or governmental agency or body having jurisdiction over Philip Morris.

         5. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by PMCC for the execution, delivery and performance by PMCC of the Owner Participant Documents.

         6. No consent, approval, authorization, order, registration, filing or qualification under any Federal or New York statute is required to be obtained by Philip Morris for the execution, delivery and performance by Philip Morris of the Guaranty.

               Our opinions in paragraphs 1 and 2 are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York and express no opinion herein concerning any law other than the laws of the State of New York.

               This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied by you for any other purpose, or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except that the Owner Participant may furnish a copy of this opinion to a potential transferee or participant of the interest of such entity or otherwise as required by a governmental authority.


                                             Very truly yours,


                                             Simpson Thacher & Bartlett


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                               EXHIBIT A(2)(b)


               [Letterhead of Philip Morris Capital Corporation]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               In my capacity as Assistant General Counsel and Assistant Secretary of Philip Morris Capital Corporation, a Delaware corporation, I have supervised corporate proceedings of (i) PMCC Leasing Corporation, a Delaware corporation (the "Owner Participant"), in connection with the Owner Participant's participation in the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among the Owner Participant, Federal Express Corporation, as Lessee; State Street Bank and Trust Company of Connecticut, National Association, except as otherwise stated, not in its individual capacity but solely as Owner Trustee; and First Security Bank, National Association not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, and (ii) Philip Morris Capital Corporation, a Delaware corporation (the "Guarantor"), in connection with the transactions contemplated by the Owner Participant Guaranty (the "Guaranty"), dated as of May 1, 1997 from Philip Morris to each of the beneficiaries named therein. This opinion is delivered pursuant to Section 4.01(k)(ii) of the Participation Agreement. Capitalized terms used herein but not otherwise defined herein, shall have the respective meanings set forth in the Participation Agreement.

               In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II (each such document to be hereafter referred to individually as an "Owner Participant Document" and collectively as the "Owner Participant Documents") and the Guaranty. I have also examined such corporate documents, records and instruments of the Owner Participant and the Guarantor as in my judgement are necessary or appropriate to enable me to render the opinions expressed below. In rendering such opinions, I have relied upon the representations and warranties contained in or made pursuant to the Owner Participant Documents and the Guaranty and have assumed the due authorization, execution and delivery of all documents and instruments by all parties thereto other than the Owner Participant.

               Based on the foregoing and subject to the qualifications and matters of reliance set forth herein, I am of the opinion that:

               1. The Owner Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Owner Participant Documents and to fulfill and comply with the terms, conditions and other provisions thereof.

               2. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power, authority and legal right to carry on its business as now conducted, and is duly authorized and empowered to execute and deliver the Guaranty and to fulfill and comply with the terms, conditions and other provisions thereof.

               3. The Owner Participant Documents have been duly authorized by all necessary corporate action on the part of the Owner Participant, and have been duly executed and delivered by the Owner Participant.

               4. The Guaranty has been duly authorized by all necessary corporate action on the part of the Guarantor, and has been duly executed and delivered by the Guarantor.

               5. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Owner Participant of the Owner Participant Documents.

               6. No filing with, notice to, or authorization or approval from any governmental or public body or authority is required under the laws of the State of New York, the laws of the United States of America, or the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Guarantor of the Guaranty.

               7. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Owner Participant) pending or, to my knowledge, threatened against or affecting the Owner Participant or any property rights of the Owner Participant at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Owner Participant or its ability to perform its obligations under the Owner Participant Documents or which would affect the legality, validity or enforceability of such Owner Participant Documents.

               8. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Guarantor) pending or, to my knowledge, threatened against or affecting the Guarantor or any property rights of the Guarantor at law or in equity or before any commission or other administrative agency which, either individually or in the aggregate, could materially and adversely affect the condition, financial or otherwise, of the Guarantor or its ability to perform its obligations under the Guaranty or which would affect the legality, validity or enforceability of such Guaranty.

               9. Neither the execution and delivery of the Owner Participant Documents, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Owner Participant, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Owner Participant, (iii) the Certificate of Incorporation or Bylaws of the Owner Participant, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Owner Participant is now a party or by which the property of the Owner Participant may be bound.

               10. Neither the execution and delivery of the Guaranty, the consummation of the transactions therein contemplated nor the fulfillment of or compliance with the terms, conditions and other provisions thereof will conflict with, or result in any breach of, any of the terms, conditions or provisions of (i) any law or regulation binding upon the Guarantor, (ii) any order, injunction or decree of any court or governmental instrumentality binding upon the Guarantor, (iii) the Certificate of Incorporation or Bylaws of the Guarantor, or (iv) any bond, debenture, note, mortgage indenture or other agreement or instrument to which the Guarantor is now a party or by which the property of the Guarantor may be bound.

               I am a member of the bar of the State of New York, and I do not purport to be conversant with, or to express any opinion herein concerning, the laws of any jurisdiction other than those of the State of New York and the United States of America and the General Corporation Law of the State of Delaware. In addition, I express no opinion concerning the laws of the State of New York, the United States of America or any other jurisdiction applicable to the offering or sale of securities. Further, I have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease.

               This opinion is solely for the benefit of the addresses hereof and their respective successors and assigns for use in connection with the transactions contemplated by the Owner Participant Documents and may not be relied upon by any other person or for any other purpose without my express written consent. This opinion may be relied upon by Messrs. Simpson, Thacher & Bartlett in rendering their opinion of even date herewith.


                                                   Very truly yours,


                                                   Nancy S. Rights


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(3)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N674FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement;

               (f)   The Certificates; and

               (g)   The French Pledge Agreement;

(each of the documents identified in paragraphs (a) through (g) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(4)(a)(i)


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this opinion to you in accordance with Section 4.01 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. To our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.

                                             Very truly yours,


                                             Bingham, Dana & Gould LLP


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019




                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b)   We have assumed without any independent investigation
         (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.

               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to
         (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that
         Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP




                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                         EXHIBIT A(4)(a)(ii)


                     [Letterhead of Bingham, Dana & Gould]

                                                              [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 between State Street and PMCC Leasing Corporation, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this Opinion to you in accordance with Section 4.02 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has or had, on the date of execution thereof, duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. The Owner Trustee has received such title to the Aircraft as has been conveyed to it subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Lease; and to our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019



                                                          EXHIBIT A(5)


                    [Letterhead of Ray, Quinney & Nebeker]


                                            [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one Airbus A300F4-605R aircraft bearing U.S. Registration No. N674FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement.
Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or
         (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                          EXHIBIT A(6)(a)


                       [Letterhead of Kredietbank N.V.]

                                               [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                             Very truly yours,

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

                                                               EXHIBIT A(6)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

                     Re:   Federal Express Corporation 1997-1
                           Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.

               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                       Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(7)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N674FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association ("SSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent); (ii) that certain Purchase Agreement Assignment (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Purchase Agreement Assignment") between Fed Ex, as Lessee and SSB, as Lessor; (iii) that certain Lease Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Lease") between SSB (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iv) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Trust Indenture") between SSB (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (v) that certain Trust Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Trust Agreement") between SSB (not in its individual capacity), as Owner Trustee and PMCC Leasing Corporation, as Trustor.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N674FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit F and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers two GE CF6-80C2-A5F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.

                                SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                             EXHIBIT A(8)


                        [Letterhead of Clifford Chance]

                                                          [Delivery Date]

To The Opinion Addressees referred to in Schedule A hereof

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               We are special French counsel for Airbus Industrie G.I.E. ("Airbus") and AVSA S.A.R.L. ("AVSA") and you have asked for our opinion in connection with certain transactions contemplated in the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee ("Federal Express"), PMCC Leasing Corporation, as Owner Participant ("Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, and relating to the Aircraft to be operated by Federal Express.

               This opinion is being delivered pursuant to Section 4.02(m)(x) of the Participation Agreement.

               Capitalized terms used in this opinion and not otherwise defined shall have the meaning assigned thereto in the Participation Agreement.

We have examined:

          (i) a copy of an Airbus A300-600R Freighter Purchase Agreement dated as of July 3, 1991 and made between AVSA and Federal Express with an executed Consent and Guaranty of Airbus of same date attached thereto, sent to us by facsimile by AINA Holdings Inc. ("AINA") on April 27, 1994;

         (ii) a copy sent to us by facsimile by Davis Polk & Wardwell on _________________ of an executed Purchase Agreement Assignment dated as of May 1, 1997 (the "Purchase Agreement Assignment") made between Federal Express and the Owner Trustee;

         (iii) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie Consent and Agreement to the Purchase Agreement Assignment;

         (iv) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated AVSA Consent and Agreement to the Purchase Agreement Assignment;

          (v) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Warranty Bill of Sale, relating to the Aircraft and transferring title therein from AVSA to the Owner Trustee ("AVSA Warranty Bill of Sale");

         (vi) a copy sent to us by facsimile by AVSA on _________________ of an executed but undated Airbus Industrie G.I.E. Warranty, in favour of the Participants (the "Airbus Warranty") warranting AVSA's Warranty Bill of Sale;

         (vii) a copy sent to us by facsimile by AVSA on _________________ of an undated FAA Bill of Sale executed by AVSA in favour of the Owner Trustee;

         (viii) a copy sent to us by facsimile by AVSA on May 3, 1995 of an executed power of attorney dated September 1, 1994 appointing Messrs. John Leahy and Michel Dechelotte, acting singly, as attorneys-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (ix) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing J.C Mauries as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (x) a copy sent to us by facsimile by AVSA on September 15, 1995 of an executed power of attorney dated August 16, 1995 appointing Xavier de Rouville as attorney-in-fact of Mr. Jean Pierson, Managing Director ("Administrateur Gerant") of Airbus;

         (xi) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Michele Lascaux and Mr. Etienne O. de Coninck, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA; and

         (xii) a copy sent to us by courier by AVSA on September 15, 1995 of an executed power of attorney dated August 1, 1995 appointing Ms. Marie-Pierre Merle-Beral and Michele Lascaux, Messrs. Jacques Debeaulieu, Sylvain Lebeuf, Philippe Martin, Rainer von Borstel and Alain Rochet, acting singly, as attorneys-in-fact of Mr. Christophe Mourey, Chief Executive Officer ("Gerant") of AVSA.

(the documents referred to in paragraphs (i) to (xii) being referred to herein as the "Documents").

               Based on the foregoing, and such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, and assuming the Documents to have been duly executed by the parties thereto (other than Airbus and AVSA), the genuineness of all signatures and the completeness and conformity to the originals of all documents supplied to us as copies or as facsimiles, we are of the opinion that, subject to the qualifications set out below:

         1. Airbus is a groupement d'interet economique duly organized and existing under the laws of the French Republic, and has the power and authority to carry on its business as now conducted. The present members of Airbus are (i) Aerospatiale, Societe Nationale Industrielle, (ii) Daimler-Benz Aerospace Airbus GmbH, (iii) British Aerospace (Operations) Ltd. and (iv) Construcciones Aeronauticas S.A., and each of such corporations is, without the need to proceed against any collateral security for the indebtedness of Airbus or to take any other legal action or process (except for service on Airbus by huissier of notice to perform and subsequent failure by Airbus to do so), jointly and severally liable with the other members for the debts of Airbus arising out of obligations contracted by Airbus while such corporation is a member of Airbus.

         2. AVSA is a societe a responsabilite limitee duly established and existing under the laws of the French Republic and has the power and authority to carry on its business as now conducted.

         3. Each of Airbus and AVSA has full power and authority to enter into and to execute, deliver and perform its obligations under those of the Documents to which it is a party; such obligations are legal, valid and binding upon them respectively, are enforceable in accordance with their respective terms and rank pari passu with the other unsecured obligations of Airbus or AVSA, as the case may be.

         4. All actions, authorizations, approvals, consents, conditions and things required at law to be taken, fulfilled and done to authorize the execution, delivery and performance by Airbus and AVSA of those of the Documents to which they respectively are party have been taken, obtained, fulfilled and done; and no consents under any exchange control, laws, rules or regulations of the French Republic are necessary in connection therewith.

         5. Neither the execution and delivery and performance of the Documents to which Airbus and AVSA respectively are a party, nor the consummation of the transactions contemplated thereby, contravenes or violates any law, governmental rule or regulation applicable to or binding on Airbus or AVSA.

         6. The choice of the laws of the State of New York to govern the Documents (which are expressed to be so governed) is valid under the laws of the French Republic, and a French court would uphold such choice of law in any suit on the Documents brought in a French court.

         7. Under the laws of the French Republic, Airbus and AVSA are subject to private commercial law and to suit, and neither Airbus nor AVSA, nor their respective properties have any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), except that:

               (a) to the extent that Airbus or AVSA occupies or possesses any property by virtue of any license or grant from the French State, such property and the title of Airbus or AVSA thereto may be immune from suit or execution on the grounds of sovereignty, and

               (b) suit and execution against Airbus and AVSA or their respective property may be affected by action taken by the French public authorities in the interests of national defence or on the occurrence of exceptional circumstances of paramount importance to the national interest of France, as such concept is understood under the Constitution, laws and regulations of France.

         8. No French value added tax is due upon the transfer of title of the Aircraft from AVSA to State Street Bank and Trust
               Company of Connecticut, National Association as Owner
               Trustee.

         9. In connection with the obligations of Airbus and AVSA under the Documents, this opinion must be read subject to the following qualifications and observations as to French law:

               (a) the remedy of specific performance may not be available in a French court;

               (b) the enforcement against Airbus of any of the Documents to which it is a party may be limited by applicable bankruptcy, insolvency, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, as such laws are applied to Airbus. The enforcement against AVSA of any of the Documents to which it is a party may be limited by such laws, as such laws are applied to AVSA. The enforcement against any member of Airbus of any obligation of Airbus contained in the Documents may be limited by such laws, as such laws are applied to such member;

               (c) in respect of payment obligations, a French court has power under Article 1244-1 of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor;

               (d) in order to ensure the validity as against third parties of the assignment made in the Purchase Agreement Assignment, it is necessary that notice of such assignment be served on Airbus and AVSA by "huissier" in accordance with the provisions of Article 1690 of the French Civil Code;

               (e) in the event of any proceedings being brought in a French court in respect of a monetary obligation expressed to be payable in a currency other than French Francs, a French court would probably give judgment expressed as an order to pay, not such currency, but its French Franc equivalent at the time of payment or enforcement of judgment. With respect to a bankruptcy, insolvency, liquidation, moratorium, reorganization, reconstruction or similar proceedings, French law may require that all claims or debts be converted into French Francs at an exchange rate determined by the court at a date related thereto, such as the date of commencement of a winding-up;

               (f) a determination or certificate as to any matter provided for in the Documents might be held by a French court not to be final, conclusive or binding, if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith;

               (g) claims may become barred by effluxion of time or may be or become subject to defence of set-off or counterclaim;

               (h) provisions in any Document providing that it or any other Documents may be amended or varied or any provision thereof waived only by an instrument in writing may not be effective;

               (i) a French court may stay proceedings if concurrent proceedings are being brought elsewhere;

               (j) we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator or a creditor; and

               (k) our opinion as to the enforceability of the Documents relates only to their enforceability in France in circumstances where the competent French court has and accepts jurisdiction. The term "enforceability" refers to the legal character of the obligations assumed by the parties under the documents, i.e., that they are of a character which French law enforces or recognizes. It does not mean that the Documents will be enforced in all circumstances or in foreign jurisdictions or by or against third parties or that any particular remedy will be available.

               (l) Article 899 of the French Tax Code provides that agreements evidencing an undertaking to pay a sum of money are subject to stamp tax ("droit de timbre") of a nominal amount if made in the French Republic, if made in a foreign country, such agreements are subject to a stamp tax of a nominal amount before certain use thereof can be made in the French Republic (Article 897 of the French Tax Code). However non-payment of such stamp tax does not affect the legality, validity or enforceability of the agreements.

               In rendering the foregoing opinions, we have assumed that the Documents (expressed to be governed by New York law) constitute the legal, valid and binding obligations of the parties under New York law.

               We are qualified as French Avocats.

               No opinion is expressed herein as to laws other than the laws of the French Republic as of the date hereof. This opinion is for your use and that of no one else, and is limited to (i) the matters specifically mentioned herein, and (ii) the purpose set out above.


                                                   Very truly yours,


                                                   Clifford Chance

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                                                  EXHIBIT A(9)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N674FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), PMCC Leasing Corporation, as Owner Participant (the "Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a)   AC Form 8050-2 Aircraft Bill of Sale dated
                     _____________ (the "FAA Bill of Sale") from AVSA, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration
                     Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations together with Affidavit of the Owner Participant dated _____________ (the "Owner
                     Participant Affidavit") attached thereto, which Owner Trustee Affidavit with the Owner Participant Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Trust Agreement") between the Owner Participant and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N674FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N674FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No.
                     1 (Federal Express Corporation Trust No. N674FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C.
                     Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust
                     Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participant of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participant, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participant Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.



                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm




                                                               Annex I

                              Certain Definitions

                        Airframe, Engines and Aircraft

               One (1) Airbus Industrie A300F4-605R aircraft bearing manufacturer's serial number 777 and U.S. Registration No. N674FE (the "Airframe") and two (2) General Electric CF6-80C2-A5F aircraft engines bearing manufacturer's serial numbers ___-___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").

                            Confidential Omissions

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.

                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participant

PMCC Leasing Corporation
200 First Stamford Place
Stamford, Connecticut 06902

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]


                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]


                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]


                                   EXHIBIT E

          [FORM OF PURCHASE AGREEMENT ASSIGNMENT, AIRBUS CONSENT AND
                                 AVSA CONSENT]

             [See Exhibit B to Lease Agreement under Exhibit 4.e]


                                   EXHIBIT F

            [FORM OF ENGINE WARRANTY ASSIGNMENT AND ENGINE CONSENT]

             [See Exhibit C to Lease Agreement under Exhibit 4.e]


                                  EXHIBIT G-1

                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                     BENEFICIAL INTEREST TRANSFER AGREEMENT (this "Document"), dated as of _______ __, ____, between ______________, a ______________
corporation ("Transferor") and ______________, a ______________ corporation ("Transferee").

                            W I T N E S S E T H :

                     WHEREAS, the parties hereto desire to effect (a) the transfer by Transferor to Transferee of all of the rights, title and interest of Transferor in and to its interest (the "Beneficial Interest") under the Trust Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (as heretofore amended, the "Trust Agreement"), between Transferor and State Street Bank and Trust Company of Connecticut, National Association, and the Lessor's Estate created thereunder, and all of Transferor's rights and obligations under the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Owner Trustee, PMCC Leasing Corporation, as Owner Participant, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual capacity, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent, and under the other Operative Agreements and (b) the acceptance by Transferee of such transfer and the assumption by Transferee of such obligations of Transferor thereunder; and

                     WHEREAS, Section 7.03(d) of the Participation Agreement permits such transfer and assumption upon satisfaction of certain conditions heretofore or concurrently herewith being observed;

                     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Participation Agreement.

                     2. Transfer. Transferor does hereby sell, convey, assign, transfer and set over, unto Transferee, as of the Effective Time (as defined below), all of Transferor's present and future right, title and interest in and to (a) all of the Beneficial Interest and (b) all of the Owner Participant's rights and obligations under the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and any proceeds therefrom, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of Transferor as have arisen or accrued to Transferor prior to the Effective Time (including without limitation, the right to receive any amounts due or accrued to Transferor under the Operative Agreements as of a time prior to the Effective Time and the right to receive any indemnity payment pursuant to the Participation Agreement or the Tax Indemnity Agreement, with respect to events occurring prior to such time); all of the foregoing that is being transferred under this paragraph 2, the "Transferred Interest".

                     3. Assumption. Transferee hereby accepts the transfer of the Transferred Interest and, for the benefit of Transferor and the other parties to the Participation Agreement, assumes and undertakes and agrees to perform and discharge all of the duties and obligations of Transferor with respect to the Transferred Interest whenever and wherever accrued (other than duties and obligations of Transferor required to be performed by it on or prior to the Effective Time). Transferee hereby confirms that, from and after the Effective Time, Transferee (a) shall be deemed, to the extent set forth in
Section 2 hereof, the "Owner Participant" party to the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements and (b) shall be bound by all of the terms of the Operative Agreements to the extent the same relate to the Transferred Interest.

                     4. Release of Transferor. At the Effective Time, Transferor shall be relieved of all of its duties and obligations with respect to the Transferred Interest under the Operative Agreements, provided, however, that Transferor shall in no event be released from any such duty or obligations arising or relating to any event occurring prior to the Effective Time, or on account of any breach by Transferor of any of its representations, warranties, covenants or obligations set forth in the Operative Agreements, or for any fraudulent or willful misconduct engaged in by it prior to the Effective Time, or from any obligation that relates to any indemnity claimed by Transferor or any Lessor's Lien attributable to Transferor.

                     5. Fees and Expenses. The fees, expenses and charges of the parties to the Participation Agreement incurred in connection with the transfer effected hereby shall be for the account of [specify
Transferor/Transferee].

                     6. Payments. Transferor hereby covenants and agrees to pay over to Transferee, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid on account of the Transferred Interest to or for the benefit of Transferor, and Transferee hereby covenants and agrees to pay over to Transferor, if and when received following the Effective Time, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of Transferee that are not attributable to the Transferred Interest and to which Transferor is otherwise entitled.

                     7. Investment Purpose. Transferee hereby represents and warrants that, as of the date hereof, it is acquiring the Transferred Interest for its account with no present intention of distributing such Transferred Interest or any part thereof in any manner which would violate the Securities Act of 1933, as amended, but without prejudice, however, to the right of Transferee at all times to sell or otherwise dispose of all or any part of such Transferred Interest in compliance with Section 7.03(d) of the Participation Agreement.

                     8. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that as of the Effective
Time:

               (a) Organization and Power. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions").

               (b) Authorization, Execution and Validity. This Agreement has been duly authorized, executed and delivered by Transferor and constitutes the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

               (c) Conflict. The execution, delivery and performance by Transferor of this Agreement and compliance by Transferor with all of the provisions hereof do not contravene any regulation or any order of any governmental authority applicable to or binding on Transferor, or contravene the provisions, or constitute a default by Transferor under, its certificate of incorporation or by-laws or any indenture, mortgage, contract or other agreement or instrument to which Transferor is a party or by which Transferor or any of its Properties is bound or affected.

               (d) Consents. No consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice or the taking of any other action with respect to, any governmental authority on the part of Transferor is required in connection with the execution, delivery and performance by Transferor of this Agreement.

               (e) Litigation. There are no proceedings pending or, to the knowledge of Transferor, threatened against Transferor before any governmental authority that would materially and adversely affect the ability of Transferor to consummate the Transactions.

               (f) No Liens. The Trust Estate is free of Lessor's Liens attributable to Transferor.

               (g) Compliance with Operative Agreements. Transferor has fully performed all of its obligations under the Participation Agreement and under each other Operative Agreement which obligations by their terms are required to be satisfied or performed prior to the Effective Time or prior to the consummation of the Transactions.

               (h) Default. As a result of the transfer effected hereby, no Indenture Default attributable to the Owner Participant or the Owner Trustee has occurred and is continuing.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft.

                     9. Representations and Warranties of Transferee. Transferee represents and warrants to Transferor and to the other parties to the Participation Agreement that as of the Effective Time:

               (a) Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of [ ], has the full corporate power, authority and legal right to carry on its business as now conducted, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated hereby and in the other Operative Agreements (the "Transactions");

               (b) Transferee has full corporate power, authority and legal right to execute, deliver and enter into this Agreement and the other Operative Agreements and full corporate power and authority to perform its obligations thereunder, and such execution, delivery and performance do not and will not contravene any applicable law or any order of any governmental authority applicable to or binding on the Transferee, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon the property of the Transferee under, its articles of incorporation or by-laws or any material indenture, mortgage, contract or other agreement or instrument to which the Transferee is a party or by which it or any of its property may be bound or affected;

               (c) the execution, delivery and performance of this Agreement by the Transferee (i) has been duly authorized by all necessary corporate action and (ii) does not require any approval of the shareholders of the Transferee or any approval or consent of, or notice to, any trustee or holders of any indebtedness or obligation of the Transferee, except for such approvals and consents as have already been obtained;

               (d) this Agreement has been duly executed and delivered by the Transferee, and constitutes the legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;

               (e) there are no proceedings or actions pending or, to the knowledge of the Transferee, threatened against the Transferee before any governmental authority in which there is a reasonable probability of an adverse determination that individually or in the aggregate would materially and adversely impair the ability of the Transferee to perform its obligations under this Agreement or the Operative Agreements, or which involve the Transactions or question the validity of any Operative Agreement to which the Owner Participant is a party or any action taken or to be taken pursuant thereto; and the Transferee is not in default with respect to any order of any governmental authority which involves the Transactions or the default under which would materially and adversely affect the ability of the Transferee to perform its obligations under this Agreement or any of the Operative Agreements;

               (f) no consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority is required under any law for the execution and delivery by the Transferee of this Agreement, or the carrying out by the Transferee of any of the Transactions, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken;

               (g) the Lessor's Estate is free of any Lessor's Liens attributable to the Transferee;

               (h) the Transferee, upon execution of this Agreement, will not be in default under any of the Operative Agreements;

               (i) no part of the funds to be used by it to acquire the interests acquired by the Owner Participant under the Participation Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

               (j) Transferee is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Certificate Holder, for any Taxes that may be imposed on such Holder as a result of its failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and it shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country;

               (k) [After giving effect to a voting trust or similar agreement(*), Transferee is a Citizen of the United States] [applicable if Aircraft is registered in the United States or is proposed to be so registered]

------------
(*) Such voting trust or similar agreement must be reasonably satisfactory to the Lessor and the Indenture Trustee.

               (l) On and as of the Effective Date, the representations and warranties of the Owner Participant in Article 7 of the Participation Agreement are true and correct as to the Transferee; and

               (m) Transferee satisfies the conditions applicable to a transferee of the Beneficial Interest set forth in Section 7.03(d) of the Participation Agreement, including without limitation, the condition set forth in the last sentence thereof [and to the extent the same has been requested by the Lessee or the Indenture Trustee, Transferee has heretofore provided to the Lessee and the Indenture Trustee its most recent audited financial statements, which show a consolidated tangible net worth or combined capital and surplus of at least $75,000,000] [remove bracketed language if an Owner Participant Guaranty is provided].

               (n) the Transferee has, independently and without reliance upon any other party (including without limitation the Transferor) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and the Transferee has established adequate means of obtaining from Lessee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Lessee.

               Notwithstanding the foregoing or anything else contained in this Agreement, it makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of it under applicable aviation law.

                     10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. 11. Effectiveness. This Agreement shall be effective upon the mutual execution and delivery of this Agreement (the "Effective Time").

                     12. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart.

                     13. Beneficiaries. Each of the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee, together with their respective successors and permitted assigns, is and shall be deemed a third party beneficiary of this Agreement entitled to enforce this Agreement directly and in its own name and enforce any rights or claims of the parties hereto.

                     14. Further Assurances. Each party agrees that from time to time after the Effective Time, it shall execute and deliver or cause to be executed and delivered such instruments, documents and papers, and take all such further action as may be reasonably required in order to consummate fully the purposes of this Agreement and to implement the transactions contemplated hereby.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            [TRANSFEROR]


                            By:___________________________
                               Name:
                               Title:



                           [TRANSFEREE]


                            By:___________________________
                               Name:
                               Title:


                                  EXHIBIT G-2


                      FORM OF OWNER PARTICIPANT GUARANTY


                     TRANSFEREE'S PARENT GUARANTY, dated as of ___________ __, ____, (this "Guaranty") by ____________________, a ___________
corporation (the "Guarantor"), to State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity and as Owner Trustee, First Security Bank, National Association, as Indenture Trustee and Pass Through Trustee, and Federal Express Corporation, as Lessee (collectively, together with their successors and assigns and the holders from time to time of the Certificates, the "Beneficiaries").

                             W I T N E S S E T H :

                     WHEREAS, ___________, a ____________ corporation (the
"Transferor"), is party to the Participation Agreement (Federal Express Corporation Trust No. N674FE), dated as of May 1, 1997 (as amended, modified or supplemented from time to time, the "Participation Agreement"), among Federal Express Corporation, as Lessee, PMCC Leasing Corporation, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual, except as otherwise stated therein, but solely as Owner Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Indenture Trustee, First Security Bank, National Association, not in its individual, except as otherwise stated therein, but solely as Pass Through Trustee and First Security Bank, National Association, as Subordination Agent; and

                     WHEREAS, the Transferor wishes to transfer, among other things, all of the rights, title and interest of the Transferor in and to the Beneficial Interest under the Trust Agreement and the Lessor's Estate created thereunder, and all of the Transferor's rights and obligations under the Participation Agreement, the Trust Agreement and the other Operative Agreements to __________________, a _______________
[corporation] (together with its successors and assigns, the "Transferee"), a subsidiary of the Guarantor, pursuant to the Beneficial Interest Transfer Agreement, dated as of the date hereof (the "Transfer Agreement"), between the Transferor and the Transferee; and

                     WHEREAS, the terms of the Participation Agreement provide that the aforementioned transfer is conditioned upon the execution and delivery of this Guaranty by the Guarantor;

                     NOW, THEREFORE, in order that the Transferor may make the aforementioned transfer to the Transferee, the Guarantor hereby agrees with and for the benefit of the Beneficiaries as follows:

                     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Participation Agreement or the Transfer Agreement.

                     2. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely surety, to the Beneficiaries the prompt and complete payment by the Transferee when due of all payment obligations of the Transferee under the Operative Agreements without offset or deduction and the timely performance of all other obligations of the Transferee thereunder (such payment and other obligations, the "Obligations"), and the Guarantor further agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) that may be paid or incurred by the Beneficiaries in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty.

                     The Guarantor will not exercise any rights that it may now or hereafter acquire against Transferee that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty, the Transferred Interest or the Operative Agreements, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against Transferee or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Transferee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations have been performed in full and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the final payment in full in cash of the Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of any Beneficiary and shall forthwith be paid to such Beneficiary to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Operative Agreements, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising.

                     3. No Subrogation. Notwithstanding anything to the contrary in this Guaranty, the Guarantor hereby agrees not to assert any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, under common law or otherwise) of any Beneficiary against the Transferee for the payment of the Obligations until all of the Obligations shall have been satisfied by payment and performance in full.

                     4.  Amendments with Respect to the Obligations;
Waiver of Rights. The Guarantor shall remain fully obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment or performance of any of the Obligations made by any Beneficiary may be rescinded by such party and any of the obligations continued, and the Obligations, may, from time to time, in whole or part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary and any Operative Agreement may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof from time to time. When making any demand hereunder against the Guarantor, a Beneficiary may, but shall be under no obligation to, make a similar demand on the Transferee, and any failure by a Beneficiary to make any such demand or to collect any payments from the Transferee or any release of the Transferee shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Beneficiary against the Guarantor. For the purposes hereof, "demand" shall include the commencement and continuance of any legal proceedings. The Guarantor represents and warrants that it is the parent of the Transferee, and agrees that its obligations hereunder shall continue unimpaired, even if the Guarantor is no longer an Affiliate of the Transferee.

                     5. Guaranty Absolute and Unconditional. The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the terms of the Transfer Agreement and the Operative Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations or any other obligations of any other party, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether the Transferee or any other party is joined in any such action or actions. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Transferee or the Guarantor and any Beneficiary shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives, to the fullest extent permitted by applicable law, diligence, presentment, promptness, protest, mitigation of damages by the Beneficiaries demand for payment and notice of default or nonpayment to or upon the Transferee or the Guarantor with respect to the Obligations. The Guarantor further waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future. The Guarantor understands and agrees that, to the fullest extent permitted by applicable law, this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance (and not merely of collectibility) without regard to:

               (a) the validity, regularity or enforceability of the Transfer Agreement, any Operative Agreement, or any of the Obligations at any time or from time to time held by any Beneficiary;

               (b) any defense, set-off, rebate, adjustment, withholding, deduction or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Transferee against any Beneficiary or any agreement or instrument relating thereto or;

               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations or any other obligations of any other party under the Transfer Agreement, the Operative Agreements, or any other amendment or waiver of or any consent to departure from the Transfer Agreement or other Operative Agreements;

               (d) any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

               (e) any change, restructuring or termination of the corporate structure or existence of the Guarantor or the Transferee or any of the Affiliates of either;

               (f) any defect in the title, condition, design, operation or fitness of, or any interference with the operation, use or possession of, the Aircraft;

               (g) any failure to establish, perfect or preserve title to or any security interest in or to the Aircraft or any other collateral security for the Obligations; or

               (h) any other circumstance whatsoever or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

               When pursuing its rights and remedies hereunder against the Guarantor, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Transferee for the Obligations, and any failure by any Beneficiary to pursue such other rights or remedies or to collect any payments from the Transferee, or any release of the Transferee, shall not, to the fullest extent permitted by applicable law, relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Beneficiary against the Guarantor. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (x) the date that all of the Obligations are satisfied by payment and performance in full and (y) the date that all right, title and interest of the Transferee shall have been transferred to a Person meeting the requirements of Section 7.03(d) of the Participation Agreement in accordance with said section; provided that this Guaranty shall remain in full force and effect with respect to obligations relating to the period prior to such transfer.

                     6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Beneficiary upon the insolvency, bankruptcy dissolution, liquidation or reorganization of the Transferee or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Transferee or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made and the Guarantor agrees that it will indemnify any such Beneficiary on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) by such Beneficiary in connection with such rescission or restoration.

                     7. Payments. The Guarantor hereby guarantees that payments hereunder shall be paid without set-off, counterclaim, deduction, rebate, adjustment or withholding, and shall be made in U.S. Dollars in immediately available funds.

                     8. Representations and Warranties. The Guarantor hereby represents and warrants that:

               (a) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Transferee is currently a subsidiary of the Guarantor;

               (b) the Guarantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

               (c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally;

               (d) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or contractual obligation of the Guarantor or any of its constitutive documents;

               (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

               (f) the Guarantor is a [a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent)] of not less than $75,000,000 [and has, if the same have been requested by the Lessee or the Indenture Trustee, heretofore furnished to the Lessee and the Indenture Trustee copies of its most recent audited financial statements];

               (g) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived; and

               (h) the Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from Transferee on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of Transferee.

                     9. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                     10.  Jurisdiction;  Waiver of Jury Trial, Etc.

                     (a)  The Guarantor hereby irrevocably and
unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in the courts of any jurisdiction.

                     (b) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty, the Transfer Agreement or any Operative Agreement to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                     11. Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                     12. No Waiver; Cumulative Remedies. No Beneficiary shall by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Beneficiary, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right power or privilege. A waiver by a Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                     13. Amendments and Waivers. None of the terms or provisions of this Guaranty may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and each Beneficiary.

                     14. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Beneficiaries and their respective successors and permitted assigns but Guarantor may not assign this Guaranty without prior written consent of the Beneficiaries except to an assignee making, as of the date of such assignment, (i) representations and warranties substantially similar to those contained in Section 8 hereof and (ii) a representation that it is a U.S. citizen, unless, in the case of the preceding clause (ii) any of (a) the aircraft is not then registered in the United States nor contemplated to be so registered or (b) a voting trust or similar arrangement reasonably satisfactory to the Beneficiaries is in place with respect to such registration or (c) it is not necessary for the Guarantor to be a U.S. citizen in order for the aircraft to remain registered in the United States.

                     15. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                     16. Notices. All notices, requests and demands to or upon the Guarantor or any Beneficiary to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, when delivered by hand or by mail, upon receipt, or, when delivered by facsimile transmission, upon being sent and confirmed, addressed (a) in the case of the Guarantor, to the Guarantor at its office at [_________________________________], and (b) in the case of any Beneficiary, to such Beneficiary at the address provided for such Beneficiary in or pursuant to the Participation Agreement.

            IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.



                                          [NAME OF GUARANTOR]


                                          _________________________________
                                          Name:
                                          Title:


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee

                             AMSOUTH LEASING, LTD.
                                      and
                           BTM FUNDING CORPORATION,
                              Owner Participants

                           WILMINGTON TRUST COMPANY,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

           LEVERAGED LEASE OF ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48419, REGISTRATION NO. N581FE


                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----

Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  3
   Section 2.02.  Certificates.............................................  5
   Section 2.03.  Owner Participants' Instructions to Owner Trustee........  5
   Section 2.04.  Pre-Delivery Date Adjustments to Basic Rent, Stipulated
                  Loss Values, Termination Values and EBO Price............  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  6
   Section 3.03.  Owner Participants' Instructions to Owner Trustee........  8
   Section 3.04.  Transaction Costs........................................  9
   Section 3.05.  Postponement of Delivery Date............................  9
   Section 3.06.  Closing.................................................. 10

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 11
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 20
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 27

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 27

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 28
   Section 6.02.  Offering by Lessee....................................... 34
   Section 6.03.  Certain Covenants of Lessee.............................. 34
   Section 6.04.  Survival of Representations and Warranties............... 42

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 42
   Section 7.02.  Citizenship.............................................. 43
   Section 7.03.  Representations, Warranties and Covenants of Owner
                  Participants............................................. 44
   Section 7.04.  Representations, Covenants and Warranties of WTC and the
                  Owner Trustee............................................ 47
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 50
   Section 7.06.  Indenture Trustee's Notice of Default.................... 52
   Section 7.07.  Releases from Indenture.................................. 52
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 52
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 52
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 53
   Section 7.11.  Lessee's Assumption of the Certificates.................. 53
   Section 7.12.  Indebtedness of Owner Trustee............................ 56
   Section 7.13.  Compliance with Trust Agreement, Etc..................... 56
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 56

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 58
   Section 8.02.  After-Tax Basis.......................................... 63
   Section 8.03.  Time of Payment.......................................... 64
   Section 8.04.  Contests................................................. 64
   Section 8.05.  Refunds.................................................. 66
   Section 8.06.  Lessee's Reports......................................... 66
   Section 8.07.  Survival of Obligations.................................. 67
   Section 8.08.  Payment of Taxes......................................... 67
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 67

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 68
   Section 9.02.  After-Tax Basis.......................................... 71
   Section 9.03.  Subrogation.............................................. 72
   Section 9.04.  Notice and Payment....................................... 72
   Section 9.05.  Refunds.................................................. 72
   Section 9.06.  Defense of Claims........................................ 73
   Section 9.07.  Survival of Obligations.................................. 74
   Section 9.08.  Effect of Other Indemnities.............................. 74
   Section 9.09.  Interest................................................. 74

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 74

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 77

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of the Owner Participants................... 79
   Section 12.02.  Interest of Holders of Certificates..................... 79

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 79
   Section 13.02.  Further Assurances...................................... 80
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgment.......................................... 80

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 80

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 81
   Section 15.02.  Reoptimization.......................................... 84

                                  ARTICLE 16

                                  [RESERVED]

                                    ARTICLE 17

                                  MISCELLANEOUS

   Section 17.01.  [Reserved].............................................. 86
   Section 17.02.  Collateral Account...................................... 86
   Section 17.03.  Counterparts............................................ 87
   Section 17.04.  No Oral Modifications................................... 87
   Section 17.05.  Captions................................................ 87
   Section 17.06.  Successors and Assigns.................................. 87
   Section 17.07.  Concerning the Owner Trustee, Indenture Trustee and the
                   Pass Through Trustee.................................... 87
   Section 17.08.  Severability............................................ 88
   Section 17.09.  Public Release of Information........................... 88
   Section 17.10.  Certain Limitations on Reorganization................... 88
   Section 17.11.  GOVERNING LAW........................................... 89
   Section 17.12.  Section 1110 Compliance................................. 89
   Section 17.13.  Reliance of Liquidity Providers......................... 89

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 90


SCHEDULE I           Certificate Information
SCHEDULE II          Definitions
SCHEDULE III         Permitted Country List
SCHEDULE IV          Debt Portion
EXHIBIT A(1)(a)(i)   Opinion of Lessee's Counsel
                     (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)  Opinion of Lessee's Counsel
                     (Delivery Date)
EXHIBIT A(1)(b)(i)   Opinion of Lessee's Special Counsel
                     (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)  Opinion of Lessee's Special Counsel
                     (Delivery Date)
EXHIBIT A(2)(a)      Opinion of Owner Participants' and Owner Participant
                     Guarantor's Special Counsel
EXHIBIT A(2)(b)      Opinion of Owner Participant's and Owner Participant
                     Guarantor's Counsel
                     (AmSouth Leasing, Ltd. and AmSouth Bank of Alabama)
EXHIBIT A(2)(c)      Opinion of Owner Participant's Counsel
                     (BTM Funding Corporation)
EXHIBIT A(2)(d)      Opinion of Owner Participant Guarantor's Counsel
                     (Bank of Tokyo-Mitsubishi Trust Company)
EXHIBIT A(3)         Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(4)(a)(i)   Opinion of Owner Trustee's Special Counsel
                     (Certificate Closing Date)
EXHIBIT A(4)(a)(ii)  Opinion of Owner Trustee's Special Counsel
                     (Delivery Date)
EXHIBIT A(5)         Opinion of Pass Through Trustee's Special Counsel
EXHIBIT A(6)(a)      Opinion of Liquidity Provider's Counsel
EXHIBIT A(6)(b)      Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(7)         Opinion of Engine Manufacturer's Counsel
EXHIBIT A(8)         Opinion of Special Aviation Counsel
EXHIBIT B            Form of Lease Agreement
EXHIBIT C            Form of Indenture
EXHIBIT D            Form of Trust Agreement
EXHIBIT E            Form of Owner Participant Guaranty
EXHIBIT F            Form of Engine Warranty Assignment and Engine Consent

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee"), AMSOUTH LEASING, LTD., an Alabama limited partnership, and BTM FUNDING CORPORATION, a Massachusetts corporation (herein, individually, together with its successors and permitted assigns, each an "Owner Participant" and collectively together with their successors and permitted assigns, the "Owner Participants"), WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Owner Participants have entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the ratable benefit of the Owner Participants on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Owner Participants:

         (a)   on the Delivery Date, to purchase the Aircraft from the Lessee;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments, (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture;

         (d) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit F hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Engine Warranty Assignment and the Bills of Sale, the Owner Trustee will purchase, and receive title to, the Aircraft from the Lessee and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless otherwise specifically provided herein, the definitions set forth in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Owner Participants will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         Section 2.03. Owner Participants' Instructions to Owner Trustee. Each Owner Participant agrees that the issuance of Certificates in accordance with the terms hereof shall constitute, without further act, authorization and direction by such Owner Participant to the Owner Trustee to take the action specified in Section 1.01 (other than clauses (a) and (c)) of the Trust Agreement and confirmation that all conditions to closing in respect of the Certificate Closing Date set forth in Section 4.01 (but not Section 4.02) hereof were either met to the satisfaction of such Owner Participant or, if not so met, were in any event waived by it.

         Section 2.04. Pre-Delivery Date Adjustments to Basic Rent, Stipulated Loss Values, Termination Values and EBO Price. On or prior to the Delivery Date, the percentages for Basic Rent referred to in Schedule II of the Lease and for Stipulated Loss Value and Termination Value referred to in
Schedule III and Schedule IV, respectively, of the Lease and the EBO Price shall be adjusted (upward or downward), subject to the procedures set forth in
Section 3.04 of the Lease and the minimum values established by Section 3.05 of the Lease and the definitions of Stipulated Loss Value and Termination Value, to reflect changes in the pricing assumptions with respect to (i) the Delivery Date being other than June 6, 1997, (ii) a different rate of interest or amortization schedule assumed by the Owner Participants in calculating such percentages from that assumed by such Owner Participants in originally calculating such percentages, (iii) Transaction Costs being other than as assumed in Section 10.01 hereof, (iv) any change in the length of the Basic Term (but in no event shall the Term exceed 21.67 years) and (v) a Change in Tax Law which occurs after the date of the execution of this Agreement but on or prior to the Delivery Date.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participants, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participants' respective Commitments, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) each Owner Participant agrees, severally and not jointly, to participate in the Lessor's payment of the Purchase Price by making an investment in the beneficial ownership of the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement I, (iii) subject to the proviso to this
Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) the Lessee shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Modification Agreement of the Lessee's right to purchase the Aircraft and for the transfer of title to the Aircraft from the Lessee to the Owner Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery
Date: (A) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price, or such lesser amount referred to in the proviso to this Section 3.02(a), and (B) by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made, (3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall accept as payment of the Purchase Price by the Owner Trustee an amount equal to each Owner Participant's Commitment and the Indenture Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture all amounts then held in the Collateral Account.

         (b) Payment of Commitment. Each Owner Participant agrees, severally and not jointly, with the Lessee and only with the Lessee on behalf of the Owner Trustee, subject to the terms and conditions of this Agreement, to make the amount of its Commitment available for and on account of the Owner Trustee on the Delivery Date specified in the Delivery Notice pursuant to Section 3.03 hereof by wire transfer, initiated by 10:00 a.m. (New York City time on such day) of such amount in immediately available funds, to the Owner Trustee for deposit in its account at Wilmington Trust Company, Wilmington, Delaware, ABA No. 031-100092, A/C No. 42045-0, Attention: Christy O'Connor, Re: FedEx
Equity Payments Account. The amount of each Owner Participant's Commitment shall be held for the account of the applicable Owner Participant by the Owner Trustee until released by such Owner Participant or its special counsel at closing or until returned to such Owner Participant in accordance with Section 3.02(c) hereof.

         (c) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, neither Owner Participant shall have any obligation to make any portion of such Debt Portion available or to increase the amount of its respective Commitment, but the obligations of each Owner Participant shall nevertheless remain subject to the terms and conditions of this Agreement.

         (ii) Subject to the provisions of Section 3.05 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause each Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to such Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to each Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by each Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to such Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participants may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but each Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until the Cut-Off Date, whereupon the Owner Participants' Commitment hereunder shall terminate. On such third Business Day (or such earlier date) or the Cut-Off Date, as the case may be, or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participants, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participants at the full-term implicit lease rate (which rate shall not be less than each Owner Participant's cost of funds), such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participants in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participants after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(c). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Owner Participants' Instructions to Owner Trustee. Each Owner Participant agrees that the release of its respective Commitment in accordance with the terms hereof shall constitute, without further act, authorization and direction by such Owner Participant to the Owner Trustee to take the actions specified in Sections 1.01(a) and (c) of the Trust Agreement and confirmation that all conditions to closing set forth in Section 4.02 hereof were either met to the satisfaction of such Owner Participant or, if not so met, were in any event waived by it.

         Section 3.04. Transaction Costs. If the transactions contemplated by this Article 3 are consummated, as and when any portion of Transaction Costs becomes due and payable, each Owner Participant shall, as soon as practicable upon receipt of bills or invoices for the amounts payable make such payments or, if the Lessee shall have already made such payment, shall reimburse the Lessee therefor or shall, as soon as practicable, furnish the Owner Trustee funds sufficient to, and the Owner Trustee shall, as soon as practicable, make payment of such portion to the Person or Persons entitled to payment upon presentation to the Owner Trustee of bills or invoices for the amount of such payment. If such transactions are not consummated, the Lessee shall pay or cause to be paid all the Transaction Costs; provided, however that if the failure of such transactions to be consummated is due to (i) a failure of the Owner Participants to obtain investment approval to proceed with the transactions contemplated hereby, (ii) a failure to negotiate the Operative Agreements in good faith by the Owner Participants or (iii) a wrongful act by the Owner Participant, the Lessee shall have no obligation to pay those costs and expenses incurred directly by the Owner Participants in connection with the transactions contemplated by this Agreement described in Sections 10.01(a)(i) and (xi) hereof, but the Lessee shall be obligated to pay all other Transaction Costs.

         Section 3.05. Postponement of Delivery Date. (a) If an Owner Participant shall for any reason fail or refuse to make the full amount of its respective Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date to a date not later than the Cut-Off Date. If an Owner Participant shall for any reason fail or refuse to make the full amount of its respective Commitment available in accordance with the terms of Section 3.02 hereof on such postponed Delivery Date, the Lessee shall cause such Owner Participant to assign its interest in the Lessor's Estate to another equity investor identified by the Lessee (which may include the other Owner Participant if such Owner Participant is ready, willing and able to acquire such defaulting Owner Participant's interest) pursuant to Section 7.03(d) hereof. From and after any such conveyance, the transferring Owner Participant's obligations hereunder and under the other Operative Agreements shall cease. If the Lessee has identified an equity investor under the circumstances set forth above, each Owner Participant (or the defaulting Owner Participant in the case of a transfer to the other Owner Participant) agrees to assign its interest in the Lessor's Estate as provided above. In case of any such conveyance (but subject to the satisfaction of the conditions precedent specified herein), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (including by reason of the Aircraft not being completed and delivered, an Owner Participant's failure to make the full amount of its Commitment available in accordance with the terms of Section
3.02 hereof and no transferee Owner Participant having been identified pursuant to Section 3.05(a) hereof), then, in such event, the Owner Trustee shall not purchase the Aircraft from the Lessee, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of each Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to pay any Transaction Costs as provided in Section 3.04 hereof (to the extent such section is applicable) and to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(c) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.05(a) hereof, if the Lessee gives the Owner Participants, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.06. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, each Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of Pass Through Trustee for each Pass Through Trust, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series and Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture. The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participants or their special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participants, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participants, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participants, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participants (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent or the Owner Participants, as the case may be, of such documents shall have been delivered to the Owner Participants, the Lessee, the Indenture
   Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) in the case of the Owner Participants only, its respective Tax Indemnity Agreement;

         (iv)  each Owner Participant Guaranty;

         (v)   the Modification Agreement;

         (vi)  the GTA;

         (vii) the Trust Agreement;

         (viii) the Ancillary Agreement I;

         (ix)  the Intercreditor Agreement; and

         (x) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Owner Participants, the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Delaware, and all other actions shall have been taken which, in the opinion of the Owner Participants, the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, each Owner Participant, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Tax Indemnity Agreements, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the articles of incorporation and bylaws of each Owner Participant and the Owner Participant Guarantor, certified by the Secretary or an Assistant Secretary of such Owner Participant or the Owner Participant Guarantor as of the Certificate Closing Date, a copy of the resolutions of the board of directors of each Owner Participant, certified as such as of the Certificate Closing Date by such Secretary or an Assistant Secretary, authorizing the execution and delivery by such Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which such Owner Participant is or is to be a party and each other document to be executed and delivered by the Owner Participant in connection with the transactions contemplated hereby, and a copy of the resolutions of the board of directors of the Owner Participant Guarantor, certified as such as of the Certificate Closing Date by the Secretary or an Assistant Secretary, authorizing the execution and delivery by the Owner Participant Guarantor of the Owner Participant Guaranty and the other Operative Agreements to which such Owner Participant Guarantor is or is to be a party and each other document to be executed and delivered by the Owner Participant Guarantor in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participants) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participants) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the articles of association and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participants) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (vi) a copy of the articles of association and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vii) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participants as the Indenture Trustee, the Pass Through Trustee or the Owner Participants may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and each Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreements) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 or the unaudited consolidated financial statements of the Lessee as of February 28, 1997 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Officer's Certificate of Owner Participants and Owner Participant Guarantor. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from (i) each Owner Participant, signed by a duly authorized officer of such Owner Participant dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of such Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to such Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of such Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default;

   and (ii) from each Owner Participant Guarantor, signed by a duly authorized officer of such Owner Participant Guarantor dated the Certificate Closing Date, stating that the representations and warranties of such Owner Participant Guarantor contained in its Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (j) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of WTC and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of WTC and FSB, respectively, dated the Certificate Closing Date, stating with respect to WTC and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of WTC in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of WTC in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or WTC and no Indenture Trustee's Liens.

         (k) Legal Opinions. Each Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participants, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, each Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Chadbourne & Parke LLP, special counsel for the Owner Participants and the Owner Participant Guarantors, in the form of Exhibit A(2)(a) hereto, Berkowitz, Lefkovits, Isom & Kushner, a Professional Corporation, counsel for AmSouth Leasing, Ltd. and AmSouth Bank of Alabama, in the form of Exhibit A(2)(b) hereto, Philip Sternstein, counsel for BTM Funding Corporation, in the form of Exhibit A(2)(c) hereto, and Robert Hand, Vice President and General Counsel for Bank of Tokyo-Mitsubishi Trust Company, in the form of Exhibit A(2)(d) hereto, each addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(3) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Morris, James, Hitchens & Williams, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(i) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (vi) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(5) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vii) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(6)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(6)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (l) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (m) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (n) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement.

         (o) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (p) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (q) Section 131.3 of the New York State Banking Law Filing. WTC shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, each Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the date which is two days prior to the Certificate Closing Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the each Owner Participants or their special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for such Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for each Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for each Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and each Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or each Owner Participant, as the case may be, of such documents shall have been delivered to each Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the Lease Supplement shall be delivered to the Indenture Trustee):

         (i)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (ii) an Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (iii) the Invoice;

         (iv)  the Bills of Sale.

         (v)   the Engine Warranty Assignment; and

         (vi)  the Engine Consent.

         (d) Legal Opinions. The Owner Participants, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participants, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, each Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Morris, James, Hitchens & Williams, special counsel for the Owner Trustee, in the form of Exhibit A(4)(a)(ii) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) counsel for the Engine Manufacturer, in the form of Exhibit A(7) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(8) hereto and addressed to the Underwriters, each Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vi) in the case of an Owner Participant only, Chadbourne & Parke LLP, tax counsel to the Owner Participants, addressed to such Owner Participant, with respect to certain tax matters.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participants, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participants, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of the FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participants created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include the Bills of Sale;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) the FAA Bill of Sale, the Lease and Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. A UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee) and shall have been duly filed in the State of Tennessee.

         (g) Payments. Each Owner Participant, severally and not jointly, shall have made available its Commitment to the Owner Trustee and the other payments contemplated by Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participants shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participants (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participants.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and each Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and each Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participants of their equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participants, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreements) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 or the unaudited consolidated financial statements of the Lessee as of February 28, 1997 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participants. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participants, signed by a duly authorized officer of such Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of an Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participants exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participants, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participants, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of WTC and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participants, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participants, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participants, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participants, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of WTC and FSB, respectively, dated the Delivery Date, stating with respect to WTC and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of WTC in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of WTC in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or WTC and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of the FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participants, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of the FAA Bill of Sale, the Trust Agreement, the Lease (with such Lease Supplement, the Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and
(iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i), (j),
(k)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(v) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to each Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless otherwise specified herein):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Engine Consent which will be executed on or prior to the Delivery Date) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of the FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participants created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participants true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as defined at the end of this Section 6.01(m)) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the Pension Benefit Guaranty Corporation (together with any successor agency or instrumentality thereto, the "PBGC") pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as defined at the end of this Section 6.01(m)) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code;

   as used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is maintained, or contributed to, by the Lessee or any ERISA Affiliate, and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of any Owner Participant or for any Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by the Lessee to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in default in the performance of any term or condition of the Engine Warranty Assignment and the GTA and the aggregate amount of loans shall not exceed the Debt Portion;

         (v) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (w) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participants and no more than 10 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participants, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participants shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Indenture, the Tax Indemnity Agreements, the Lease and the other Operative Agreements to which it is a party. Without limiting the generality of this Section 6.03(a), the Lessee will take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary, or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b) From and after the Delivery Date, the Lessee shall maintain the certificates referred to in Section 7.01 of the Lease and shall cause the Aircraft to be duly registered, and at all times to remain duly registered, in the name of the Owner Trustee, under the Transportation Code; provided, however, that the Owner Participants, the Owner Trustee and the Indenture Trustee agree that, so long as no Default or Event of Default shall have occurred and be continuing, if at any time after December 31, 2003 the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country in which a sublessee could be located under the provisions of Section 7.02(a)(i) of the Lease with which the United States then maintains normal and full diplomatic relations, upon receipt by each Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, none of them shall unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances or such opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, each Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received:

         (i) assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (C) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry, that the rights of the Owner Trustee in and to the Aircraft will not be impaired in such new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (D) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required), and
         (y)(i) if such change in registration is made other than in connection with a sublease, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under
         Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (E) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (F) that the Lessee shall have effected or caused to be effected at the Lessee's own cost and expense all recordings and filings that are required to perfect the Lien of the Indenture;

            (G) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participants, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participants only) the Tax Indemnity Agreements, afford each such party substantially the same protection as provided prior to such change of registry;

            (H) that such change will not result in the imposition of, or increase in the amount of, any Tax for which the Lessee has not agreed to indemnify the Owner Participants, the Indenture Trustee, the Pass Through Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate;

            (I) that any value added tax, customs duty, tariff or similar governmental charge relating to the change in jurisdiction of registration of the Aircraft shall have been paid in full or adequately provided for by the Lessee to the satisfaction of the Owner Trustee, the Indenture Trustee and the Owner Participants;

            (J) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participants, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses; and

            (K) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and each Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participants, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participants, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(D)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than tort liability which might have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Participants and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to each Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction will not impair the rights of the Lessor in and to the Aircraft and (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participants covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft; and

            (G) to such further effect with respect to such other matters as any Owner Participant, the Owner Trustee, or the Indenture Trustee may reasonably request.

         If following any reregistration of the Aircraft, the Aircraft is located outside the United States, the Lessee shall have thirty (30) days to relocate the Aircraft within the United States and, if unable to do so, shall pay the reasonable incremental out-of-pocket costs of the Lessor, the Owner Participants or their authorized representatives incurred in connection with any inspection or appraisal required or permitted under the Operative Agreements. Such obligation shall apply only with respect to one inspection or appraisal in any calendar year unless an Event of Default shall have occurred and be continuing.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participants such information as may be required to enable the Owner Trustee and the Owner Participants timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participants under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, the FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, the FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participants, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participants and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture
   Trustee: (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its reasonable, good faith business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Indenture Trustee, the Owner Participants and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, any Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to any Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to any Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person, and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become such in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to any Owner Participant and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to any Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all regular and periodic reports furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Lessee obtaining actual knowledge of any condition or event which constitutes a Default or any officer of the Lessee obtaining knowledge of any condition or event which constitutes an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto; and

            (F) from time to time, such other financial information as the Lessor, any Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, any Owner Participant, the Pass Through Trustee and the Indenture Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an employee reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review of, the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and 6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. (a) [Reserved.]

         (b) Owner Participants. Each Owner Participant severally (and not jointly) represents and warrants that its interest in the Lessor's Estate and the Trust Agreement was acquired by it for its own account and not with a view to resale or distribution thereof; provided, however, that the disposition by each Owner Participant of its interest in the Lessor's Estate and the Trust Agreement shall, subject to the terms and provisions of Article 5 of the Trust Agreement, at all times be within its control and the foregoing representation shall not limit each Owner Participant's right to transfer or sell such interests pursuant to the terms of this Agreement. Each Owner Participant severally (and not jointly) nor anyone else authorized to act on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or in any similar security, for sale to, or solicited any offer to acquire any of the same from, anyone. Each Owner Participant further represents and warrants that neither it nor anyone authorized to act on its behalf has made or will make any offer, solicitation or sale of any interest in the Lessor's Estate or the Trust Agreement in violation of the provisions of Section 5 of the Securities Act of 1933, as amended. No representation in this Section 7.01(b) shall include any action or inaction of the Lessee, First Chicago Leasing Corporation, the Subordination Agent, the Underwriters or any Affiliate of any thereof whether or not purportedly on behalf of the Owner Trustee, the Owner Participants or any of their Affiliates.

         (c) Owner Trustee. The Owner Trustee represents and warrants, both in its individual capacity and as trustee, that neither it nor anyone acting on its behalf (i) has directly or indirectly offered or will directly or indirectly offer any interest in the Lessor's Estate, or in any similar security, for sale to, or solicited any offer to acquire any of the same from anyone (other than the Owner Participants) and (ii) except as contemplated in
Section 8.02(a) of the Indenture, shall own Certificates.

         Section 7.02. Citizenship. (a) Generally. The Owner Trustee, in its individual capacity and as Trustee, represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee, the Indenture Trustee and the Owner Participants hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time it shall have actual knowledge that it has ceased to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or any Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or the Owner Participants. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         (c) Owner Participants. Each Owner Participant severally (and not jointly) represents, warrants and covenants that (i) although it is not a Citizen of the United States, it has entered into the Trust Agreement, pursuant to which it has transferred to the Owner Trustee by virtue of Section
6.13 thereof, to the extent set forth therein, the power to manage and control the ownership and operation of the Aircraft to ensure, as more fully set forth therein, that such ownership and operation of the Aircraft will be controlled by the Owner Trustee and that such Owner Participant shall have no power to influence or limit the exercise of the Owner Trustee's authority in respect thereof under Section 6.13 of the Trust Agreement; (ii) each Owner Participant agrees not to amend the provisions of Section 6.13 of the Trust Agreement;
(iii) if both Owner Participants shall become Citizens of the United States, their obligations not to amend Section 6.13 of the Trust Agreement shall cease, except that such Section 6.13 may not be terminated unless prior thereto the Lessee and, so long as the Indenture remains in effect, the Indenture Trustee receives an affidavit of citizenship from both Owner Participants; and (iv) if either Owner Participant fails with respect to its obligations above or in Section 6.13 of the Trust Agreement and, as a result of such failure, the Aircraft is subject to deregistration under the Transportation Code, such Owner Participant shall promptly at its own expense comply with any of clauses (x), (y) or (z) of the next sentence. If either Owner Participant shall, at any time when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States and both Owner Participants have become Citizens of the United States, (i) cease to be, or believe itself likely to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then such Owner Participant shall give notice thereof to the Lessee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 15 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain the United States registration, of the Aircraft. It is agreed that the Owner Participants shall be liable to pay promptly on request to the Lessee, the Indenture Trustee and the Pass Through Trustee for any damages actually incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of any Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section 7.02(c). Each party hereto agrees, upon the request and at the sole expense of the Owner Participants, to cooperate with each Owner Participant in complying with its obligations under the provisions of the first sentence of this Section 7.02(c).

         Section 7.03. Representations, Warranties and Covenants of Owner Participants. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article 7, each Owner Participant severally (and not jointly) represents and warrants on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a limited partnership or a corporation, as the case may be, duly organized and validly existing in good standing under the laws of the State of Alabama or Massachusetts, as the case may be, and it has full power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreements, the Trust Agreement and the other Operative Agreements to which it is party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party have been duly authorized by all necessary corporate action on its part and, assuming the accuracy of the Lessee's representations in Section 6.01(o) hereof, do not require any governmental approvals that would be required to be obtained by such Owner Participant;

         (iii) based on the representations, warranties and covenants contained in Sections 6.01(m)(viii), 6.02 and 7.09 hereof and compliance with Section 10.06 of the Indenture, neither the execution, delivery or performance by such Owner Participant of this Agreement, the Tax Indemnity Agreement, and the Trust Agreement and the other Operative Agreements to which it is party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to such Owner Participant or the charter documents, as amended, or bylaws, as amended, of such Owner Participant or any order, writ, injunction or decree of any court or governmental authority against such Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which such Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement and the Trust Agreement and the other Operative Agreements to which it is party have been or on the Certificate Closing Date will be duly executed and delivered by such Owner Participant and constitute or on the Certificate Closing Date will constitute the legal, valid and binding obligation of such Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) to the best of its knowledge, it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which such Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of such Owner Participant or an adverse effect on the ability of such Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of such Owner Participant, threatened actions, suits, investigations or proceedings against such Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of such Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party and such Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement or the other Operative Agreements to which it is a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by such Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by such Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code; and

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country.

         Notwithstanding the foregoing or anything else contained in this Agreement, such Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, other than such laws, rules or regulations relating to the citizenship requirements of such Owner Participant under applicable aviation law.

       (b) Lessor's Liens. Each Owner Participant severally (and not jointly) represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) on the Certificate Closing Date. Each Owner Participant severally (and not jointly) agrees with and for the benefit of the Lessee, the Indenture Trustee, the other Owner Participant and the Pass Through Trustee that such Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to such Owner Participant, any Lessor's Lien attributable to such Owner Participant (or an Affiliate thereof), provided, however, that such Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by such Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Indemnity for Lessor's Liens. Each Owner Participant severally (and not jointly) agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, the other Owner Participant and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee or the Pass Through Trustee as the result of the failure of such Owner Participant to discharge and satisfy any Lessor's Liens attributable to such Owner Participant (or an Affiliate thereof) and required to be discharged as described in Section 7.03(b) hereof.

         (d) Assignment of Interests of Owner Participants. Each Owner Participant severally (and not jointly) agrees that it will not assign, convey or otherwise transfer any of its right, title or interest in and to the Operative Agreements or the Lessor's Estate except in accordance with the provisions of Article 5 of the Trust Agreement, as in effect on the date hereof or as amended in accordance with the terms of the Operative Agreements.

         (e) Actions with Respect to Lessor's Estate, Etc. Each Owner Participant severally (and not jointly) agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.04. Representations, Covenants and Warranties of WTC and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, WTC represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

            (i) it is a banking corporation duly organized and validly existing in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention:
   Corporate Trust Administration and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Owner Participants) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by WTC, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by WTC, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor WTC's performance of or compliance with any of the terms and provisions thereof will violate any State of Delaware or any political division thereof, or Federal law or regulation governing WTC's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by WTC in its individual capacity, constitute the legal, valid and binding obligation of WTC in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by WTC in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on WTC in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against WTC before any court or administrative agency which would materially and adversely affect the ability of WTC, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and each Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of WTC in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Delaware governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to WTC in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by the Lessee, the Aircraft shall be free of Lessor's Liens attributable to WTC in its individual capacity and WTC in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. WTC, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. WTC, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. WTC, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, each Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participants, the Pass Through Trustee or the Owner Trustee as a result of the failure of WTC to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (d) Securities Act. None of WTC, the Owner Trustee or any Person authorized by either of them to act on its behalf has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither WTC, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Owner Participants, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, the Owner Participants, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give each Owner Participant notice of any Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and each Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and each Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Owner Participants, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither such Owner Participant (or the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be) nor any Person lawfully claiming through such Owner Participant (or the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be) shall interfere with the Lessee's right quietly to enjoy the Aircraft during the Term without hindrance or disturbance by such Owner Participant (or the Owner Trustee, the Indenture Trustee or the Pass Through Trustee as the case may be), provided, however, that the Lessor shall not be liable for any act or omission of the Indenture Trustee or any other Person claiming through the Indenture Trustee.

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each Owner Participant, the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Subordination Agent (in its individual capacity or trust capacity) and the Indenture Trustee (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participants, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D), (E) or (F) of the Lease, and so long as no Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to
Section 4.02(a)(A), (D), (E) or (F) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11 releasing the Owner Participants and the Owner Trustee from all obligations in respect of the Certificates, the Indenture and all other Operative Agreements except any obligations which shall have arisen (or with respect to events which shall have occurred) prior to such assumption and take all such other actions as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Indenture Trustee and the Holders, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture
   Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Certificate Closing Date or the Delivery Date, as the case may be, with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause
   (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Owner Participants, the Owner Trustee and the Indenture Trustee in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreements) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreements) and all necessary or appropriate activity related thereto.

         Section 7.13. Compliance with Trust Agreement, Etc. Each of the Owner Participants, WTC and the Owner Trustee agrees with the Lessee, the Indenture Trustee and the Pass Through Trustee that so long as the Lien of the Indenture shall be in effect it will (i) comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, the noncompliance with which would materially adversely affect any such party and (ii) not take any action, or cause any action to be taken, to amend, modify or supplement any provision of the Trust Agreement in a manner that would adversely affect any such party without the prior written consent of such party. The Owner Trustee confirms for the benefit of the Lessee, the Indenture Trustee and the Pass Through Trustee that it will comply with the provisions of Article 2 of the Trust Agreement. Notwithstanding anything else to the contrary in the Trust Agreement, so long as the Lease remains in effect, the Owner Participants agree not to terminate or revoke the trust created by the Trust Agreement without the consent of the Lessee and (so long as the Indenture shall not have been discharged) the Indenture Trustee.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with either Owner Participant, the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of each Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part, the Lessor's Estate, the Trust Indenture Estate, Rent or otherwise), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority, upon or with respect to, based upon or measured by:

         (i)   the Aircraft, the Airframe, any Engine or any Part;

         (ii) the location, replacement, conditioning, refinancing, control, purchase, registration, reregistration, repossession, improvement, maintenance, redelivery, manufacture, acquisition, purchase, financing, mortgaging, ownership, acceptance, rejection, delivery, non-delivery, leasing, subleasing, transport, insuring, inspection, registration, assembly, abandonment, preparation, installment, possession, use, operation, return, presence, storage, repair, transfer of title, modification, rebuilding, import, export, alteration, addition, replacement, assignment, overhaul, transfer of registration or registration, imposition of any lien, sale or other disposition of the Aircraft, Airframe, any Engine or any Part thereof or interest therein;

         (iii) the rentals (including Basic Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements or from the purchase, financing, ownership, delivery, leasing, possession, use, operation, return, storage, transfer of title, sale or other disposition of the Aircraft, the Airframe or any part thereof or interest therein;

         (iv)  any or all of the Operative Agreements;

         (v) the Property, or the income or other proceeds received with respect to the Property, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (vi) otherwise with respect to or by reason of the transactions described in or contemplated by the Operative Agreements;

         (vii) the payment of the principal or interest or other amounts payable with respect to the Certificates;

         (viii) the Certificates or the Pass Through Certificates or the issuance, acquisition, or refinancing thereof or the beneficial interests in the Lessor's Estate or the creation thereof under the Trust Agreement; or

         (ix) any assumption by the Lessee pursuant to Section 7.11 of this Agreement and Section 2.12 of the Indenture.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value added (but only to the extent such value added tax is in the nature of an income tax), capital, franchise, net worth or conduct of business or other similarly-based Taxes of such Indemnitee (other than any Taxes in the nature of sales, use, transfer, excise, rental, license, ad valorem, property or other similarly based Taxes) (the "Income Taxes"); provided, however that the provisions of this paragraph (b)(i) shall not exclude from the indemnity described in Section 8.01(a) hereof, any Income Taxes to the extent such Income Taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such Income Taxes but for, or would be subject to such Income Taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes arising out of or measured by acts, omissions, events or periods of time (or any combination of the foregoing) which occur after (and are not attributable to acts, omissions or events occurring contemporaneously with or prior to) (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the Operative Agreements (and the Certificates in the case of the Indenture Trustee or the Trust Indenture Estate if the Lessee shall have assumed the Certificates pursuant to Section 7.11 of this Agreement), and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, except that, notwithstanding anything in this Section 8.01(b) to the contrary, Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default shall not be excluded from the indemnity described in
   Section 8.01(a) hereof;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith (unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on the Owner Trustee or any Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate, other than (A) Taxes that result from transfers or dispositions which occur while an Event of Default under the Lease has occurred and is continuing at the time of such transfer or disposition or (B) Taxes that result from any transfer or disposition pursuant to the terms of the Lease;

         (vii) Taxes imposed on any Owner Participant for which the Lessee is obligated to indemnify such Owner Participant pursuant to the Tax Indemnity Agreements;

         (viii) Notwithstanding anything herein to the contrary, Taxes imposed on a successor, assign or other transferee (including, without limitation, a transferee which is a new lending office of an original Indemnitee) of any entity or Person which on the Certificate Closing Date is an Indemnitee (for purposes of this clause (vii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part thereof, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it); provided, however, that the exclusion provided by this clause (vii) shall not apply in the case of a succession, assignment or other transfer (1) while an Event of Default under the Lease or the Indenture has occurred and is continuing; (2) required by any provision of the Operative Agreements (other than pursuant to Section 7.02 hereof) or (3) in the case of any Owner Participant, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x)   any Taxes which have been included in the Purchase Price;

         (xi) any Taxes which would not have been imposed but for a Lessor's Lien with respect to any Owner Participant or an Indenture Trustee's Lien with respect to the Indenture Trustee;

         (xii) any Taxes imposed on any Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant as the result of any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Pass Through Certificate (or any funded participation therein) (i) over which purchase or holding such Owner Participant or any Affiliate thereof has discretion or control (other than in the capacity of a directed trustee or custodian), or (ii) by an employee benefit plan, within the meaning of Section 3(3) of ERISA, or individual retirement account or plan subject to Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) has the power, directly or indirectly, to appoint or terminate, or to negotiate the terms of the management agreement with, the person or persons having discretion or control (other than in the capacity of a directed trustee or custodian), over such purchase or holding; and

         (xiii) Taxes imposed by any jurisdiction to the extent they would have been imposed on the Lessor or any Owner Participant for activities in such jurisdiction unrelated to the transactions contemplated by the Operative Agreements.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from or reduction in the rate of withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or the Owner Participants for any withholding tax, the Lessee will indemnify the Owner Trustee and the Owner Participants (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any such Taxes required to be withheld and any interest and penalties with respect thereto, along with any other costs (including reasonable attorney's fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Tax not been incurred. If any Indemnitee actually realizes a permanent tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreements and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such permanent tax benefit plus any other permanent tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and
(y) the amount of the payment made under Sections 8.01 and 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under Sections 8.01 and 8.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments pursuant to Section 8.01); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is disallowed or reduced in a taxable year subsequent to the year of such payment (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any requests for information from any taxing authority relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this
Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice. The Indemnitee shall in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, contest (or, at the Indemnitee's option, require the Lessee to contest in the name of the Lessee, if permitted by law) the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall determine the manner in which to contest such Taxes, and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that if the Indemnitee determines in its sole discretion that such participation will not adversely affect such Indemnitee's contest of any Taxes not indemnified hereunder, the Lessee shall have the right to participate in such contest, including, among other rights, the right to attend governmental or judicial conferences (to the extent unrelated issues are not discussed) concerning such claim and the right to review and approve all submissions to any governmental or other authority insofar as they relate to the Tax for which indemnification is sought. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on demand and on an After-Tax Basis for any liability or reasonable expense which such Indemnitee may incur as a result of contesting such Taxes including without limitation (y) reasonable attorneys' and accountants' fees and (z) the amount of any interest, penalty or additions to tax which may ultimately be payable as the result of contesting such Taxes, (ii) delivered to the Indemnitee a written acknowledgment of the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful and of the inapplicability of any exclusion or defenses thereto, provided, however, that such acknowledgement shall not preclude the Lessee from raising defenses to liability under this Agreement if a decision in such contest is rendered which clearly articulates the cause of such Tax and the cause, as so articulated, is not one for which the Lessee is responsible to pay an indemnity hereunder,
(iii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements. In no event shall such Indemnitee be required or the Lessee permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received an opinion of independent tax counsel, at the Lessee's expense, selected by such Indemnitee and reasonably satisfactory to the Lessee ("Tax Counsel") to the effect that a reasonable basis exists for contesting such claim, (ii) such Indemnitee shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance and (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received, at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel, to the effect that the applicable circumstances or law has changed and, in light thereof, there is substantial authority within the meaning of Section 6662(d) of the Code, as interpreted by the Treasury regulations thereunder, or under similar principles of state or foreign law (as the case may be) for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee is at least $50,000.

         The Indemnitee shall not appeal any judicial decision unless it receives an opinion of independent tax counsel, at the Lessee's sole expense, selected by such Indemnitee and reasonably satisfactory to the Lessee to the effect that a reasonable basis continues to exist for the Indemnitee's position.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) reasonable expenses not previously reimbursed,
(y) all payments then due to such Indemnitee under this Article 8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 8 and (b) to the extent that the amount of such payment would exceed (i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any obligation of the Lessee under this
Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreements) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns. The Lessee shall hold the Indemnitee harmless from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or the Owner Participants are the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease and the position thereunder of the Owner Trustee and the Owner Participants. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participants within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. If, for any reason, Lessee is required to make any payment with respect to any Taxes imposed on any Indemnitee in respect of the transactions contemplated by the Operative Agreements or on the Aircraft, the Airframe, the Engines, the Parts of any part thereof, which Taxes are not the responsibility of the Lessee with respect to such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.


                                   ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages (including if, as a result of an Indenture Event of Default described in Section 7.01(a)(i) of the Indenture, the Indenture Trustee shall have sold all or any portion of the Indenture Estate and the proceeds thereof were less than an amount equal to accrued and unpaid Basic Rent on the date of sale plus the Stipulated Loss Value as of such date, damages equal to such shortfall together with interest thereon to the extent permitted by law at the Debt Rate until such shortfall is paid in full), penalties, claims, actions, suits, costs, disbursements and expenses (including reasonable legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i) or Article 15 hereof) of every kind and nature (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement, the Lease, the Indenture, the Pass Through Agreement, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Bills of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, use, non-use, maintenance, storage, overhaul, delivery, non-delivery, control, repair or testing is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever, including, without limitation, any passengers, shippers or other Persons wherever located, and claims relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulation;

         (iii) the manufacture, design, sale, return, purchase, acceptance, rejection, delivery, non-delivery, condition, repair, modification, servicing, rebuilding, airworthiness, registration, reregistration, import, export, performance, non-performance, lease, sublease, transfer, merchantability, fitness for use, alteration, substitution or replacement of any Airframe, Engine, or Part under the Lease, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part including, without limitation, latent and other defects, whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreements);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of any Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee to the extent it:

         (i) would not have occurred but for the willful misconduct or gross negligence of such Indemnitee;

         (ii) after the Delivery Date, is in respect of the Aircraft, and is attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or leased under the Lease or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term and any holdover period under Section 12.05 of the Lease (other than pursuant to Article 17 of the Lease, in which case the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be entitled to exercise remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term and any holdover period under
   Section 12.05 of the Lease, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreements;

         (iv) is a cost or expense required to be paid by such Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement (other than such Owner Participant's obligations under Section 6.01 of the Trust Agreement) and for which the Lessee is not otherwise obligated to reimburse such Owner Participant, directly or indirectly;

         (v) would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default of any of the foregoing by the Lessee or another Indemnitee;

         (vi)  [reserved];

         (vii) in the case of any Owner Participant, Lessor's Liens to the extent attributable to such Owner Participant; in the case of the Owner Trustee, Lessor's Liens to the extent attributable to the Owner Trustee; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) is in the case of any Owner Participant or the Owner Trustee, to the extent attributable to the offer or sale by such Indemnitee after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (w) in connection with a Refinancing, (x) as a result of exercise of remedies under Article 17 of the Lease, (y) during a period when an Event of Loss has occurred or (z) in connection with the termination of the Lease or action or direction of the Lessee pursuant to the Lease; or

         (ix) which is incurred by any Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant, as the result of any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Pass Through Certificate (i) over which purchase or holding such Owner Participant or any Affiliate thereof has discretion or control (other than in the capacity of a directed trustee or custodian), or (ii) by an employee benefit plan, within the meaning of
   Section 3(3) of ERISA, or individual retirement account or plan subject to
   Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) has the power, directly or indirectly, to appoint or terminate, or to negotiate the terms of the management agreement with, the person or persons having discretion or control (other than in the capacity of a directed trustee or custodian), over such purchase or holding.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreements and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as an Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 hereof without regard to Section 8.01(b) hereof.

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has knowledge for which the Lessee is, or may be, liable under this
Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or (b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Event of Default shall have occurred and be continuing and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, provided that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06. No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreements, the Trust Agreement, the Indenture, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing (or fairly attributable to the Lessee's acts or omissions) prior to or incurred in the process of (i) the return or disposition of the Aircraft under Article 12 or Article 17 of the Lease, or
(ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.

         Section 9.09. Interest. The Lessee will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Article 9 until the same shall be paid, at the Past Due Rate.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. The Owner Participants shall pay (or reimburse the Lessee if the Lessee shall have previously made such payment) all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for each Owner Participant; (ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Subordination Agent, the Pass Through Trustee, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement;
(vi) the fees, if any, incurred in printing the Pass Through Certificates;
(vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses (including computer time-sharing charges) of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of each Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participants; (xii) reimbursement to each Owner Participant, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement; (xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of WTC, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participants. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participants under this Agreement (1) to the extent incurred specifically with respect to the Owner Participants, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participants, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through Certificates.

         Each Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participants pursuant to the preceding paragraph is 1.33% of the Purchase Price (the "Estimated Expense Amount"); provided, however, that in no event shall the sum of (i) each Owner Participant's Commitment,
(ii) the Transaction Costs to be paid by the Owner Participants pursuant to
Section 2.03 hereof, and (iii) the Transaction Costs to be paid by the Owner Participant pursuant to Section 10.01 hereof exceed, in the aggregate, $10,546,625 for each Owner Participant, unless otherwise agreed by such Owner Participant. To the extent that the payment by each Owner Participant of Transaction Costs would cause the sum described in the immediately preceding sentence to exceed $10,546,625, the Lessee shall be obligated to pay the Transaction Costs constituting the First Chicago Leasing Corporation fee and the Davis Polk & Wardwell fee to the extent of such excess and the Owner Participants shall have no obligation to pay such excess.

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, the Owner Participants, the Owner Participant Guarantors, the Indenture Trustee, the Subordination Agent, the Liquidity Providers and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom,
   (b) the enforcement of the obligations of the Lessee hereunder or under the other Operative Agreements and the enforcement of this Section 10.01, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents, including without limitation, any amendment, supplement, waiver or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreements or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses incurred in connection with the offer, sale or other transfer (whether pursuant to Article 5 of the Trust Agreement or otherwise) by the Owner Participants or the Owner Trustee after the Certificate Closing Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (and the Owner Participants shall be severally (not jointly) responsible to the extent of their respective Equity Percentage for all such fees and expenses, unless relating to any such transfer by an Owner Participant in which case such Owner Participant shall be solely responsible for making such payments), unless such offer, sale or transfer shall occur (A) during a period when an Event of Default has occurred and is continuing under the Lease, (B) during a period following an Event of Loss or (C) in connection with the termination of the Lease or action or direction of the Lessee pursuant to Section 4.02 or Article 10 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.


                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by a Majority in Interest of Owner Participants, and a successor Owner Trustee may be appointed and a Person may become Owner Trustee under the Trust Agreement only in accordance with the provisions of
Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and
(c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i)   Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance satisfactory to the Lessee, the Owner Participants, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in Section
   7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.

         (c) Appointment. For so long as the Aircraft remains registered under the Transportation Code, the Owner Participants agree to appoint promptly a successor Owner Trustee meeting the requirements of Section 11.01(b) hereof in the event any Owner Participant has knowledge that the Owner Trustee at any time shall not be a Citizen of the United States.

         (d) Revocation. The Owner Participants agree not to revoke and terminate the Trust Agreement except in accordance with Section 4.01(a) of the Trust Agreement, as in effect on the date hereof or as amended in accordance with the terms of the Operative Agreements.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of the Owner Participants. Each Owner Participant shall have no obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Trust Agreement, the Tax Indemnity Agreements or any other Operative Agreement to which such Owner Participant is a party, and neither Owner Participant shall be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall any Owner Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Trust Agreement, the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of, the terms of the Trust Agreement, the Indenture, the Intercreditor Agreement, the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture, the Trust Agreement, the Intercreditor Agreement or the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02. Further Assurances. The Lessee hereby confirms to each Owner Participant its covenants set forth in and obligations under the Lease. The Lessee agrees that, except as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and the Owner Participants and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and the Owner Participants a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgment. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participants to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail and (c) if given by FedEx service (or, if a Default or Event of Default shall have occurred and be continuing, by other comparable courier service), when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Drive, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participants;

         (b) If to the Lessor or the Owner Trustee, to its office at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001,
   Attention: Corporate Trust Administration, telephone (302) 651-1000, facsimile (302) 651-8882; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to the Owner Participants;

         (c) (i) If to AmSouth Leasing, Ltd., to its office c/o AmSouth Leasing Corporation, at 1900 Fifth Avenue North, 8th Floor, Birmingham, Alabama 35203, Attention: President, Telephone: (205) 326-5789, Facsimile:
   (205) 307-4124, or to such other address as such Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee and (i) If to BTM Funding Corporation, to its office c/o BTM Capital Corporation, at 125 Summer Street, Boston, Massachusetts 02110, Attention:
   Senior Vice President, Telephone: (617) 573-9000, Facsimile: (617) 345-5153, or to such other address as such Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee;

         (d) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participants; and

         (e) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request the Owner
Participants to participate in up to three refinancings, in whole but not in part, of the Certificates prior to the end of the Basic Term (a
"Refinancing"), provided, that, such Refinancing may not occur prior to the fifth anniversary of the Refunding Date. Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as there is no foreign currency risk to the Owner Participants), and shall be on terms that do not materially adversely affect such Owner Participant. Each Owner Participant agrees to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the consent of the applicable Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify such Owner Participant and shall not include any financial statements of such Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participants for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless each Owner Participant shall have received at least 10 Business Days' prior written notice of the closing date of such Refinancing, each Owner Participant shall have been provided such longer period required for a reasonable opportunity to review the relevant documentation and each Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to such Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to such Owner Participant.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participants and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent, Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participants shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participants by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium and any other premiums or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction, except to the extent of amounts included in Transaction Costs and payable by the Owner Participants as provided herein.

         (d) Each party agrees to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participants, direction to the Owner Trustee by the Owner Participants to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participants from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to the Owner Participants, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participants), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of each Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to each Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing; and

         (viii) The documentation relating to such Refinancing shall permit the Lessee to place the Refinancing loan certificates with an ERISA Plan. The Lessee shall not indemnify any Owner Participant, or any of such Owner Participant's Affiliates, assigns, officers, directors, employees, agents and servants, for any Taxes, within the meaning of Section 8 hereof, or Expenses, within the meaning of Section 9 hereof, arising under or in connection with any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, if the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates has an exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code with respect to pass through certificates, such as Prohibited Transaction Exemption 90-24 or any other comparable exemption, unless such exemption is not available or is not valid with respect to such Refinancing loan certificates. If such exemption is not available or is not valid, then the Lessee shall indemnify such Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses arising under or in connection with any "prohibited transaction", within the meaning of Section 406 of ERISA or Section 4975 of the Code, resulting from such placement.

         Section 15.02. Reoptimization. (a) If a Change in Tax Rate occurs prior to the end of the Basic Term, then, subject to the terms and conditions of this Section 15.02 and Section 3.04 of the Lease, the Owner Participants may, upon 30 days' prior notice to the Lessee, the Indenture Trustee, the Owner Trustee and the Holders, elect to modify the schedule of payments of principal of the certificates issued ("Refinancing Certificates") in connection with any Refinancing using private debt (not including debt issued pursuant to an exemption from registration under the Securities Act relying on Rule 144A promulgated thereunder but otherwise marketed in a manner substantially similar to securities registered under the Securities Act, and not including debt issued in connection with any offering of securities registered under the Securities Act) due on each remaining Rent Payment Date on or commencing on the Rent Payment Date next succeeding the date mutually agreed to by the Owner Participants, the Lessee and the Indenture Trustee on which the Owner Participants shall make such modification (the "Reoptimization Date"). Promptly after making such modification, the Owner Participants shall furnish each party hereto written notice of the amounts so recalculated.

         (b) Adjustments to Refinancing Certificates. On the Reoptimization Date, subject to the satisfaction on or before the Reoptimization Date of the conditions set forth in Section 15.02(c), the Owner Trustee will issue and deliver and the Indenture Trustee will authenticate, and each holder of a Refinancing Certificate will accept delivery of, a new Refinancing Certificate or Refinancing Certificates (in replacement of each Refinancing Certificate then held by such holder, which Refinancing Certificates shall be surrendered to the Indenture Trustee for cancellation) containing such changed principal installments (expressed as a percentage of the original principal amount of such Refinancing Certificate) as shall have been recalculated by the Owner Participants, but in the same principal amount as, and containing terms identical to, except as otherwise contemplated by Section 15.02(d) hereof, the Refinancing Certificates originally issued in connection with the Operative Agreements.

         (c) Conditions to the Obligations of the Holders of the Refinancing Certificates on the Reoptimization Date. The obligation of each holder of a Refinancing Certificate to accept delivery of a new Refinancing Certificate on the Reoptimization Date, and to surrender on such Reoptimization Date any Refinancing Certificate then held by it, is subject to the following conditions precedent having been satisfied on or before the Reoptimization
Date:

         (i) the requirements of Section 15.02(d) hereof shall have been satisfied;

         (ii) the following documents, in form and substance satisfactory to such Holder, shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect: (A) if the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term have been changed, an amendment to the Lease, dated the Reoptimization Date, (B) an amendment to the Indenture setting forth any changed repayment schedule to the Refinancing Certificates, dated the Reoptimization Date and duly filed (or in the process of being so duly filed) for recordation with the Aeronautics Authority and (C) replacement Refinancing Certificates; and

         (iii) in connection with any Reoptimization each Owner Participant shall pay or agree to pay severally (not jointly) its Equity Percentage of all reasonable costs and expenses incurred by the Lessee, the Owner Trustee, the Indenture Trustee and each Holder of a Refinancing Certificate (including, without limitation, reasonable legal fees and expenses) in connection with any such reoptimization.

         (d)   Payment Schedules.  Except as otherwise provided in this Section
15.02 as long as the Refinancing Certificates remain outstanding, the payment schedules for the Refinancing Certificates shall not be modified.


                                  ARTICLE 16

                                  [RESERVED]


                                    ARTICLE 17

                                  MISCELLANEOUS

         Section 17.01.  [Reserved].

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of each of the Pass Through Trustee and the Subordination Agent, in its capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, each Owner Participant and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed), the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, Indenture Trustee and the Pass Through Trustee. Each of WTC and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of WTC, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither WTC, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of WTC and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds, (e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, any Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to any Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participants on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to such Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by such Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if such Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of any Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which such Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. The parties hereto agree that the transactions contemplated by the Operative Agreements are expressly intended to be, shall be and should be construed so as to be entitled to the benefits and protection of Section 1110 of the Bankruptcy Code.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners, auditors, insurance regulators, accountants or similar regulatory authorities, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements, (v) to a subsidiary or Affiliate of the parties hereto,
(vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective party making such assignment an agreement in writing to be bound by the provisions of this
Section 18.01 or (vii) in the case of any Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to such Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                      Name:  Robert D. Henning
                                      Title: Assistant Treasurer and Managing
                                             Director - Structured Finance



                                 OWNER PARTICIPANTS:

                                 AMSOUTH LEASING, LTD.

                                 By:  AmSouth Leasing Corporation,
                                        as General Partner


                                 By:__________________________________________
                                      Name:  Charles F. Kiser
                                      Title: President



                                 BTM FUNDING CORPORATION


                                 By:__________________________________________
                                      Name:
                                      Title:




                                 OWNER TRUSTEE:

                                 WILMINGTON TRUST COMPANY,
                                 not in its individual capacity
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                      Name:  Donald G. MacKelcan
                                      Title: Assistant Vice President



                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                      Name:  Greg A. Hawley
                                      Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                      Name:  Greg A. Hawley
                                      Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                      Name:  Greg A. Hawley
                                      Title: Vice President


                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N581FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2017
      Principal Amount:    $35,615,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N581FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2013
      Principal Amount:    $13,210,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N581FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2009
      Principal Amount:    $13,008,000


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N581FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Section 13.01(c)(i) of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavit.  The affidavit of citizenship of the Owner Trustee.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of an Owner Participant and WTC shall not be deemed to be an Affiliate of any of the Owner Trustee, the Lessor or such Owner Participant. Neither Owner Participant, by virtue of its status or the agreements in respect thereof, shall be deemed an "Affiliate" of the other Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person (the "Original Payment") shall be supplemented by a further payment to such Person so that the sum of the two payments shall be equal to the Original Payment, after taking into account (x) all Taxes that would result from the receipt or accrual of such payments and (y) any reduction in Taxes that would result from such increased Taxes. In the case of amounts payable to the Lessor, the Owner Participants, or any corporate Affiliate of an Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.05 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N581FE and Manufacturer's serial number 48419, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participants.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N581FE), dated the Certificate Closing Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participants (with a copy of the fair market value letter to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to
Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on January 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participants under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Wilmington, Delaware.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N581FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Law. Any change to the Code or the Treasury regulations promulgated thereunder or the publication of any revenue ruling, revenue procedure or any informational release by the Internal Revenue Service or the Department of Treasury either of which would change or would allow a change in the tax assumptions or structure upon which the lease economics were based, provided that the Owner Participants or the Lessee have notified the other party of such change in writing prior to the Delivery Date.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to an Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participants' participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.02(a)(iv) of the Lease.

         Cut-Off Date.  September 4, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.05(c) of the Participation Agreement.

         EBO Price. Has the meaning set forth in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.02(c), 10.03, 11.03, 11.04 or
12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         Equity Percentage. For any Owner Participants, the fractional interest, expressed as a percentage, of such Owner Participant's interest in the Beneficial Interest, calculated by dividing the Commitment of such Owner Participant (or of such Owner Participant's predecessor in interest) paid on the Delivery Date by the aggregate of the Commitments paid by all of the Owner Participants on the Delivery Date. As to AmSouth Leasing Ltd., such Equity Percentage shall be 50% and as to BTM Funding Corporation, such Equity Percentage shall be 50%.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use
(A) for a period in excess of 30 days due to theft or disappearance or such longer period not to exceed 60 days from the end of such initial 30-day period if and so long as the location of such property is known to the Lessee and the Lessee is diligently pursuing recovery of such property, or to the end of the Term, if less (unless such loss constitutes an Event of Loss under clause (ii) of this definition) or (B) for a period in excess of 60 days due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government or instrumentality or agency of any such foreign government, for a period in excess of 180 days (or such shorter period ending on the earlier of the expiration of the Term or on the date on which an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss shall occur) or (B) by the Government for a period extending beyond the Term, provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of six months (or the date of return of the Aircraft, if shorter, so long as the Lessor receives at least six months notice of such date of return) beyond the end of the Term in the event that the Aircraft, the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; and (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited by virtue of a condition affecting all McDonnell Douglas MD-11 series aircraft equipped with engines of the same make and model as the Engines for a period of six (6) consecutive months, unless the Lessee, prior to the expiration of such six (6) month period, shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use of the Aircraft or the Airframe shall have been prohibited for a period of twelve (12) consecutive months, unless the Lessee, prior to the expiration of such twelve (12) month period shall have conformed at least one McDonnell Douglas MD-11 series aircraft (but not necessarily the Aircraft or the Airframe) to the requirements of any such law, rule, regulation, order, or other action and shall have commenced regular commercial use and shall be diligently carrying forward, on a non-discriminatory basis, all steps necessary or desirable to permit the normal use of the Aircraft by the Lessee. The date of such Event of Loss shall be (s) the 31st day or the 91st day, as the case may be, following loss of such property or its use due to theft or disappearance (or the end of the Term, if earlier); (t) the 61st day following the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (u) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (v) the date of any condemnation, confiscation, seizure or requisition of title of such property; (w) the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government referred to in clause (iii)(2)(A) above (or the end of the Term or the date of any insurance settlement described therein, if earlier than such 181st day); (x) the last day of the Term in the case of requisition for use of such property by the Government; (y) the last day of the 6 month or 12 month period, referred to in clause (iv) above. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments (and interest thereon to the extent provided in the Operative Agreements) paid or payable by the Lessee in respect of any Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to the Participation Agreement or any indemnity hereafter granted to any Owner Participant or the Owner Trustee in its individual capacity pursuant to the Lease or the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by any Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by any Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreements, (v) any amounts payable by the Lessee to any Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) the payment of incremental out-of-pocket expenses of the Owner Trustee, each Owner
Participant or their respective authorized representatives payable by the Lessee under Section 6.03(b) of the Participation Agreement or Section 14.01 of the Lease following any reregistration of the Aircraft and (vii) proceeds of, and any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vii) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease. Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming that the Aircraft (or other property) is unencumbered by the Lease. Unless otherwise provided in the applicable provisions of any Operative Agreement, in such determination it shall be assumed that the Aircraft is in the condition required under the Lease in the case of return of the Aircraft pursuant to Article 12 of the Lease; provided that in connection with any determination pursuant to or for the purposes of
Article 17 of the Lease, the Aircraft shall be appraised on an "as is, where is" basis. Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of WTC, in its individual capacity and as Owner Trustee and Lessor, each Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, each Owner Participant Guarantor, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N581FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N581FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, any Ancillary Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee in its individual capacity, any Owner Participant or the Indenture Trustee) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to any Owner Participant, to the Indenture Trustee, to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement), and all other property of the Owner Trustee purportedly subjected to the Lien of the Indenture by the Granting Clause thereof; provided that in no event shall "Lessor's Estate" include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, or any Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct or expressly prohibited under the Operative Agreements and any act or omission of any Owner Participant which is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, any Owner Participant, Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Participation Agreement by reason of Section 8.01(b) or 9.01(b) thereof or which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreements, or (iv) claims against the Lessor or any Owner Participant arising from the voluntary transfer by the Lessor or any Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft pursuant to Section 4.02(a) or Article 7, 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or any Owner Participant or any interests of such Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Majority in Interest of Owner Participants. As of a particular date of determination, the Owner Participants holding more than 50% of the Beneficial Interest.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate equal to the Debt Rate per annum compounded semi-annually.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, each Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, the Tax Indemnity Agreements, each Liquidity Facility, the Collateral Account Control Agreement and the Intercreditor Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant or Owner Participants. The trustors originally named in the Trust Agreement and any successors thereto, and any Person to which any Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. AmSouth Bank of Alabama, in respect of AmSouth Leasing Ltd., and Bank of Tokyo-Mitsubishi Trust Company, in respect of BTM Funding Corp., and any other provider of an Owner Participant Guaranty.

         Owner Participant Guaranty. Each Owner Participant Guaranty dated the Certificate Closing Date, substantially in the form of Exhibit E to the Participation Agreement.

         Owner Trustee. WTC, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owners' Economic Return. The Owner Participants' anticipated net after-tax book yield and aggregate after-tax cash during the Basic Term utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participants in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and the EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participants, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participants or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  Has the meaning specified in Ancillary Agreement I.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. One or more terms with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. Each January 15 and July 15 commencing on July 15, 1997.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of the same or of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of any Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent.   First Security Bank, National Association, a
national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreements or any Ancillary Agreement or any other Operative Agreement to WTC, the Lessor, the Owner Participants, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreements or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

         Tax. Shall have the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreements. Each of the Tax Indemnity Agreements (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Lessee, the Lessor and each Owner Participant.

         Term. The Basic Term of the lease for the Aircraft under the Lease and, if renewed pursuant to Section 4.01 of the Lease, each Renewal Term for the Aircraft for which the Lease is renewed, or such earlier date on which the Lease is terminated pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after July 15, 2004 in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease, the Rent Payment Date falling on January 15, 2012 or January 15, 2017, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the eighth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2015.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997, among the Owner Participants and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participants expressly reserved to the Owner Trustee or the Owner Participants pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.

         WTC.  Wilmington Trust Company, a Delaware banking corporation.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST



            Australia                               Malaysia

            Austria                                 Mexico

            Belgium                                 Netherlands

            Canada                                  New Zealand

            Denmark                                 Norway

            Finland                                 Philippines

            France                                  Singapore

            Germany                                 Spain

            Iceland                                 Sweden

            Ireland                                 Switzerland

            Japan                                   United Kingdom

            Luxembourg


                                SCHEDULE IV

                               DEBT PORTION


Debt Portion                                                       $61,833,000


                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, AmSouth Leasing, Ltd. and BTM Funding Corporation, as
Owner Participants, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to
Section 4.01(k)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W. Hearn


                                  SCHEDULE A


Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                           EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                               [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, AmSouth Leasing, Ltd. and BTM Funding Corporation, as
Owner Participants, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to
Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) the FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.



                                                   George W. Hearn


                                  SCHEDULE A


Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, AmSouth Leasing, Ltd. and BTM Funding Corporation, as Owner Participants, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture
Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof;
(D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Owner Participants under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by Wilmington Trust Company in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that Wilmington Trust Company has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether Wilmington Trust Company is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participants in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, AmSouth Leasing, Ltd. and BTM Funding Corporation, as Owner Participants, Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one McDonnell Douglas MD-11F Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) the FAA Bill of Sale, (B) the Trust Agreement,
(C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through
Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participants under the Trust Agreement in and to the properties which are part of the Trust Indenture
Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by Wilmington Trust Company in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that Wilmington Trust Company has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether Wilmington Trust Company is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participants under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative
Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participants in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under
Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                               EXHIBIT A(2)(a)


                      [Letterhead of Chadbourne & Parke]


                                                    [Certificate Closing Date]


To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as special counsel to AmSouth Leasing, Ltd. and BTM Funding Corporation (collectively, the "Owner Participants") and to AmSouth Bank of Alabama and BTM Capital Corporation (collectively, the "Guarantors"), in connection with the transactions contemplated by (a) the Participation Agreement (Federal Express Corporation Trust No. N670FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, the Owner Participants, Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, (b) the Owner Participant Guaranty dated as of May 28, 1997 (the "AmSouth Guaranty") from AmSouth Bank of Alabama to each of the beneficiaries named therein and (c) the Owner Participant Guaranty dated as of May 28, 1997 (the "BTM Guaranty"; the AmSouth Guaranty and the BTM Guaranty are collectively referred to herein as the "Guaranties") from BTM Funding Corporation to each of the beneficiaries named therein.

               This opinion is being delivered pursuant to Section 4.01(m)(ii) of the Participation Agreement. Capitalized terms used but not defined herein shall have the meanings specified in Schedule II to the Participation Agreement.

               As such counsel, we have examined the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Ancillary Agreement I and the Guaranties and have examined and relied upon the representations and warranties as to factual matters contained therein and upon the originals or copies, certified to our satisfaction, of such records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.


               The Participation Agreement, the Tax Indemnity Agreement and the Ancillary Agreement I are sometimes referred to collectively as the "Owner Participant Documents".

               Based on and in reliance upon the foregoing, we are of the opinion that:

               1. Assuming the due authorization, execution and delivery thereof by the parties thereto, the Owner Participant Documents constitute the legal, valid and binding obligations of each Owner Participant, enforceable against each Owner Participant in accordance with their respective terms.

               2. Assuming the due authorization, execution and delivery thereof by the Guarantors, the Guaranties constitute the legal, valid and binding obligations of the Guarantors, enforceable against each Guarantors in accordance with their respective terms.

               3. No approval, consent, notice to, or filing or registration with any United States federal or New York regulatory body is necessary in connection with the execution and delivery and, on the date hereof, the performance by each Owner Participant of or compliance by each Owner Participants with any of the provisions of the Owner Participant Documents or the Trust Agreement, the failure of which to obtain would have a material adverse effect upon the ability of any Owner Participant to enter into and perform its obligations under the Owner Participant Documents.

               4. No approval, consent, notice to, or filing or registration with any United States federal or New York regulatory body is necessary in connection with the execution and delivery and, on the date hereof, the performance by each Guarantor of or compliance by each Guarantor with any of the provisions of the Guaranties, the failure of which to obtain would have a material adverse effect upon the ability of any Guarantor to enter into and perform its obligations under the Guaranties.

               5. Neither the execution and delivery of the Owner Participant Documents or the Trust Agreement by or on behalf of any Owner Participant, nor the consummation by any Owner Participant of any of the transactions contemplated thereby, violates any law, governmental rule or regulation of the State of New York or the Federal government of the United States or any governmental subdivision thereof.

               6. Neither the execution and delivery of the Guaranties by or on behalf of any Guarantor, nor the consummation by any Guarantor of any of the transactions contemplated thereby, violates any law, governmental rule or regulation of the State of New York or the Federal government of the United States or any governmental subdivision thereof.

               Our opinions in paragraphs 1 and 2 are subject to and limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (ii) general principles of equity whether considered in a proceeding at law or in equity.

               We do not purport to express any opinion herein concerning any laws other than the laws of the State of New York and the laws of the United States. No opinion is expressed herein as to matters governed by (i) any federal or state securities laws, (ii) any federal or state banking laws,
(iii) any federal or state tax laws, or (iv) the Federal Aviation Act.

               This opinion is being delivered pursuant to the Participation Agreement for your sole benefit and the benefit of your permitted successors and assign, and no other person or entity shall be entitled to rely upon this opinion without our express written consent. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


                                             Very truly yours,


                                             Chadbourne & Parke LLP


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019



                                                               EXHIBIT A(2)(b)


              [Letterhead of Berkowitz, Lefovits, Isom & Kushner]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as counsel to AmSouth Leasing, Ltd., an Alabama limited partnership (the "Company"), AmSouth Leasing Corporation, an Alabama corporation, sole general partner of the Company (the "General Partner") and AmSouth Bank of Alabama, an Alabama banking corporation (the "Owner
Participant Guarantor"), in connection with the transactions contemplated by
(i) the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee (the "Lessee"), the Company and BTM Funding
Corporation, as Owner Participants, Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"), and First Security Bank, National Association, as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee (the "Pass Through Trustee") and Subordination Agent (the "Subordination Agent"), (ii) the Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of
May 1, 1997 (the "Trust Agreement"), by and between the Company, BTM Funding Corporation, as an Owner Participant and the Owner Trustee, (iii) the Tax Indemnity Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Tax Indemnity Agreement"), by and between the Company, the Lessor and the Lessee, and (iv) the Guaranty Agreement, dated as of May 1, 1997 (the "Guaranty"), by the Owner Participant Guarantor to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Subordination Agent. This opinion is delivered pursuant to Section
4.01(k)(ii) of the Participation Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the respective defined meanings set forth in the Participation Agreement.

               In connection with the opinions herein, we have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Ancillary Agreement I, the Tax Indemnity Agreement (collectively, the "Owner Participant Documents") and the Guaranty. We have further examined and relied upon the accuracy of original, certified, conformed, photographic or telecopied copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents (other than those of officers and directors of the Company and Owner Participant Guarantor) and the conformity to such original documents of all copies submitted to me as certified, conformed, photographic or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, we have assumed the same to have been properly given and to be accurate. As to various questions of fact material to our opinions, we have relied solely upon the accuracy of the statements, representations and warranties made in the Owner Participant Documents and the Guaranty. We have assumed, except with regard to the Company and the Owner Participant Guarantor, that the Owner Participant Documents and the Guaranty have been duly authorized, executed and delivered by the respective parties thereto and that they constitute the legal, valid and binding obligations of each other party thereto enforceable against each such party in accordance with their respective terms.

               Based upon the foregoing, I advise you that, in my opinion:

               1. The Company is a limited partnership duly organized and validly existing under the laws of the State of Alabama, and has the full power, authority and legal right to carry on its present business and operations, to own or lease its properties and enter into and to carry out the transactions contemplated by the Owner Participant Documents. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Owner Participant Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama as aa Alabama banking corporation and has the full corporate power and authority to execute, deliver and perform the terms of the Guaranty;

               2. The Company has duly authorized, executed and delivered the Owner Participant Documents and each of the Owner Participant Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by the exercise of judicial discretion in the granting of equitable remedies. The Owner Participant Guarantor has duly authorized, executed and delivered the Guaranty and the Guaranty constitutes the legal, valid and binding obligation of the Owner Participant Guarantor, enforceable against the Owner Participant Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by the exercise of judicial discretion in the granting of equitable remedies;

               3. None of the execution, delivery or performance by the Company of the Owner Participant Documents, nor the compliance with the terms and provisions thereof by the Company (a) requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking or any other action with respect to any governmental authority or agency of the State of Alabama or of the federal government of the United States; or (b) violates any law, governmental rule or regulation of the State of Alabama or of the federal government of the United
         States or any governmental authority or agency thereof; or (c) results in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Company; or (d) to the best of my knowledge is in violation of any judgment or order applicable to or binding upon the Company or its properties, or would violate or (except as contemplated by the Participation Agreement, the Trust Agreement and the Tax Indemnity Agreement) would subject the Trust Estate to any lien under any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or contract or any other agreement or instrument to which the Company is a party or by which the Company is bound. Neither the execution, delivery or performance by the Owner Participant Guarantor of the Guaranty nor the compliance with the terms and provisions thereof by the Owner Participant Guarantor (a) requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking or any other action with respect to any governmental authority or agency of the State of Alabama or of the federal government of the United States; or (b) violates any law, governmental rule or regulation of the State of Alabama or of the federal government of the United States or any governmental authority or agency thereof; or (c) results in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Owner Participant Guarantor; or
         (d) to the best of my knowledge is in violation of any judgment or order applicable to or binding upon the Owner Participant Guarantor or its properties, or would violate the provisions of, or constitute a default under, any indenture, mortgage, contract or other agreement to which the Owner Participant Guarantor is a party or by which the Owner Participant Guarantor or any of its property may be bound, and do not require approval of the shareholders of the Owner Participant Guarantor or the approval or consent of any trustee or holder of indebtedness of the Owner Participant Guarantor; and

               4. There are no actions, suits, investigations or proceedings pending or, to the best of my knowledge without independent investigation, threatened against or affecting the Company or the Owner Participant Guarantor in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of the Company to perform its obligations under the Owner Participant Documents or the Guaranty, as the case may be, and we are not aware of any pending or threatened actions or proceedings before any court, administrative agency or tribunal involving the Company or the Owner Participant Guarantor in connection with the transactions contemplated by any of the Owner Participant Documents or the Guaranty, as the case may be.

               We are authorized to practice law in the State of Alabama and do not hold ourselves out as an expert on the law of any state other than the State of Alabama. Consequently, the foregoing opinions are limited to the federal laws of the United States of America and the laws of the State of Alabama, and we express no opinion as to the laws of any other state or jurisdiction. Further, we have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease, and we express no opinion as to securities laws.

               This opinion is furnished by us at your request for your sole benefit, and we agree that you and your successors and permitted assigns may rely on the opinions expressed herein. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

                                                   Very truly yours,


                                                   Berkowitz, Lefkovits,
                                                   Isom & Kushner


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019



                                                               EXHIBIT A(2)(c)


                    [Letterhead of BTM Funding Corporation]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               I have acted as counsel to BTM Funding Corporation (the "Company"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee (the "Lessee"), the Company and AmSouth Leasing, Ltd., as Owner Participants, Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"), and First Security Bank, National Association, as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee (the "Pass Through Trustee") and Subordination Agent (the "Subordination Agent"), (ii) the Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Trust Agreement"), by and between the Company, AmSouth Leasing, Ltd., as an Owner Participant and the Owner Trustee, (iii) the Tax Indemnity Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Tax Indemnity Agreement"), by and between the Company, the Lessor and the Lessee. This opinion is delivered pursuant to Section 4.01(k)(ii) of the Participation Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the respective defined meanings set forth in the Participation Agreement.

               In connection with the opinions herein, I have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Ancillary Agreement I and the Tax Indemnity Agreement (collectively, the "Owner Participant Documents"). I have further examined and relied upon the accuracy of original, certified, conformed, photographic or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents (other than those of officers and directors of the Company) and the conformity to such original documents of all copies submitted to me as certified, conformed, photographic or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to my opinions, I have relied solely upon the accuracy of the statements, representations and warranties made in the Owner Participant Documents. I have assumed, except with regard to the Company, that the Owner Participant Documents have been duly authorized, executed and delivered by the respective parties thereto and that they constitute the legal, valid and binding obligations of each other party thereto enforceable against each such party in accordance with their respective terms.

               Based upon the foregoing, I advise you that, in my opinion:

               1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Massachusetts, and has the full power, authority and legal right to carry on its present business and operations, to own or lease its properties and enter into and to carry out the transactions contemplated by the Owner Participant Documents;

               2. The Company has duly authorized, executed and delivered the Owner Participant Documents and each of the Owner Participant Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by the exercise of judicial discretion in the granting of equitable remedies;

               3. None of the execution, delivery or performance by the Company of the Owner Participant Documents, nor the compliance with the terms and provisions thereof by the Company (a) requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking or any other action with respect to any governmental authority or agency of the State of Massachusetts or of the federal government of the United States; or (b) violates any law, governmental rule or regulation of the State of Massachusetts or of the federal government of the United States or any governmental authority or agency thereof; or (c) results in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Company; or (d) to the best of my knowledge is in violation of any judgment or order applicable to or binding upon the Company or its properties, or would violate or (except as contemplated by the Participation Agreement, the Trust Agreement and the Tax Indemnity Agreement) would subject the Trust Estate to any lien under any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or contract or any other agreement or instrument to which the Company is a party or by which the Company is bound; and

               4. There are no actions, suits, investigations or proceedings pending or, to the best of my knowledge without independent investigation, threatened against or affecting the Company in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of the Company to perform its obligations under the Owner Participant Documents, and I are not aware of any pending or threatened actions or proceedings before any court, administrative agency or tribunal involving the Company in connection with the transactions contemplated by any of the Owner Participant Documents.

               I are authorized to practice law in the State of Massachusetts and do not hold myself out as an expert on the law of any state other than the State of Massachusetts. Consequently, the foregoing opinions are limited to the federal laws of the United States of America and the laws of the State of Massachusetts, and I express no opinion as to the laws of any other state or jurisdiction. Further, I have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease, and I express no opinion as to securities laws.

               This opinion is furnished by me at your request for your sole benefit, and I agree that you and your successors and permitted assigns may rely on the opinions expressed herein. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation for any purpose without my prior written consent.


                                                   Very truly yours,


                                                   Nancy S. Rights


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019



                                                               EXHIBIT A(2)(d)


                    [Letterhead of BTM Capital Corporation]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               I have acted as counsel to BTM Capital Corporation (the "Owner Participant Guarantor"), in connection with the transactions contemplated by
(i) the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee (the "Lessee"), BTM Funding Corporation and BTM Funding Corporation, as Owner Participants, Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"), and First Security Bank, National Association, as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee (the "Pass Through Trustee") and Subordination Agent (the "Subordination Agent") and (ii) the Guaranty Agreement, dated as of May 1, 1997 (the "Guaranty"), by the Owner Participant Guarantor to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Subordination Agent. This opinion is delivered pursuant to Section 4.01(k)(ii) of the Participation Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the respective defined meanings set forth in the Participation Agreement.

               In connection with the opinions herein, I have examined executed counterparts of the Participation Agreement and the Guaranty. I have further examined and relied upon the accuracy of original, certified, conformed, photographic or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents (other than those of officers and directors of the Owner Participant Guarantor) and the conformity to such original documents of all copies submitted to me as certified, conformed, photographic or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to my opinions, I have relied solely upon the accuracy of the statements, representations and warranties made in the Guaranty.

               Based upon the foregoing, I advise you that, in my opinion:

               1. The Owner Participant Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has the full corporate power and authority to execute, deliver and perform the terms of the Guaranty;

               2. The Owner Participant Guarantor has duly authorized, executed and delivered the Guaranty and the Guaranty constitutes the legal, valid and binding obligation of the Owner Participant Guarantor, enforceable against the Owner Participant Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by the exercise of judicial discretion in the granting of equitable remedies;

               3. Neither the execution, delivery or performance by the Owner Participant Guarantor of the Guaranty nor the compliance with the terms and provisions thereof by the Owner Participant Guarantor (a) requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking or any other action with respect to any governmental authority or agency of the State of Massachusetts or of the federal government of the United States; or (b) violates any law, governmental rule or regulation of the State of Massachusetts or of the federal government of the United States or any governmental authority or agency thereof; or (c) results in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Owner Participant Guarantor; or (d) to the best of my knowledge is in violation of any judgment or order applicable to or binding upon the Owner Participant Guarantor or its properties, or would violate the provisions of, or constitute a default under, any indenture, mortgage, contract or other agreement to which the Owner Participant Guarantor is a party or by which the Owner Participant Guarantor or any of its property may be bound, and do not require approval of the shareholders of the Owner Participant Guarantor or the approval or consent of any trustee or holder of indebtedness of the Owner Participant Guarantor; and

               4. There are no actions, suits, investigations or proceedings pending or, to the best of my knowledge without independent investigation, threatened against or affecting the Owner Participant Guarantor in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of the Owner Participant Guarantor to perform its obligations under the Guaranty and I are not aware of any pending or threatened actions or proceedings before any court, administrative agency or tribunal involving the Owner Participant Guarantor in connection with the transactions contemplated by any of the Guaranty.

               I are authorized to practice law in the State of Massachusetts and do not hold myself out as an expert on the law of any state other than the State of Massachusetts. Consequently, the foregoing opinions are limited to the federal laws of the United States of America and the laws of the State of Massachusetts, and I express no opinion as to the laws of any other state or jurisdiction. Further, I have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease, and I express no opinion as to securities laws.

               This opinion is furnished by me at your request for your sole benefit, and I agree that you and your successors and permitted assigns may rely on the opinions expressed herein. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation for any purpose without my prior written consent.



                                                   Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260


Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(3)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, AmSouth Leasing, Ltd. and BTM Funding Corporation, as Owner Participants, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. N581FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement; and

               (f)   The Certificates;

(each of the documents identified in paragraphs (a) through (f) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Owner Participants to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Owner Participants of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.


                                                   Very truly yours,

                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(4)(a)(i)


                         [Letterhead of Morris, James]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as special counsel to Wilmington Trust Company, a Delaware banking corporation ("Wilmington Trust"), in connection with the Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Trust Agreement"), among Wilmington Trust Company and AmSouth Leasing, Ltd, and BTM Funding Corporation (the "Owner Participants"). Pursuant to the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee (the "Lessee"), the Owner Participants, First Security Bank, National Association, as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent, and Wilmington Trust, not in its individual capacity except as specifically set forth therein but solely as Owner Trustee (the "Owner Trustee") under the Trust Agreement, financing is being provided for the acquisition of one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. N581FE (the "Aircraft"). This opinion is furnished pursuant to Section 4.01(k)(i) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in or by reference in Schedule II to the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   the Ancillary Agreement I;

               (b)   the Collateral Account Control Agreement;

               (c)   the Engine Warranty Assignment;

               (d)   the Indenture;


               (e)   the Lease;

               (f)   the Participation Agreement;

               (g)   the Trust Agreement;

               (h) the Tax Indemnity Agreement; (each of the documents identified in paragraphs (a) through (h) being collectively referred to as the "Owner Trustee Documents"); and

               (i)   The Certificate being issued today (the "Certificate").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Owner Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. Wilmington Trust has been duly incorporated and is validly existing as a Delaware banking corporation in good standing under the laws of the State of Delaware, is a Citizen of the United States, and each of Wilmington Trust and the Owner Trustee, as the case may be, has full corporate power, authority and legal right to execute, deliver and perform each of the Owner Trustee Documents and to issue, execute, deliver and perform the Loan Certificate.

               2. Each of Wilmington Trust and the Owner Trustee, as the case may be, has duly authorized, executed and delivered each Owner Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Owner Trustee (and, to the extent set forth in the respective Owner Trustee Document, of Wilmington Trust) enforceable against the Owner Trustee (and, to the extent set forth in the respective Owner Trustee Document, against Wilmington Trust) in accordance with its terms; and the Trust Agreement constitutes a legal, valid and binding obligation of the Owner Participants enforceable against the Owner Participants in accordance with its terms. The Loan Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Loan Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               3. To our knowledge, there exist no Liens affecting the title of the Owner Trustee to the Lessor's Estate resulting from claims against Wilmington Trust not related to the ownership of the Lessor's Estate or the administration of the Lessor's Estate or any other transaction pursuant to the Indenture or any document included in the Trust Indenture Estate.

               4. All the properties which are part of the Trust Indenture Estate have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate, and the beneficial interest of the Owner Participants under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the holder(s) of the Loan Certificate(s) issued and to be issued under the Indenture.

               5. To the extent that the Uniform Commercial Code of the State of Delaware (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease, the Lease Supplement and the Participation Agreement), which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Delaware such security interest, except for the filing of a UCC financing statement in the office of the Secretary of State of the State of Delaware with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               6. The Trust Agreement duly creates a legal and valid trust under Delaware law, the trust created by the Trust Agreement has been duly created and exists for the benefit of the Owner Participants, and the Trust Agreement creates for the benefit of the Owner Participants the interest in the properties referred to in Section
         1.02 of the Trust Agreement which the Trust Agreement by its terms purports to create, which interest is subject and subordinate to the security interests created by the Indenture to the extent provided in the Indenture.

               7. Neither the authorization, execution and delivery by the Owner Trustee or Wilmington Trust, as the case may be, of the Owner Trustee Documents, nor the issuance, execution and delivery by the Owner Trustee of the Loan Certificate nor the fulfillment or compliance by the Owner Trustee or Wilmington Trust with the respective terms and provisions thereof nor the consummation of any of the transactions by the Owner Trustee or Wilmington Trust, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Delaware or the United States of America governing the banking or trust powers of Wilmington Trust.

               8. Assuming that (i) the Aircraft is not used in Delaware and is not physically located in Delaware at the commencement or termination of the Term or during such Term, (ii) in connection with any sale of the Aircraft, such Aircraft will not be physically delivered in Delaware to a buyer nor be shipped from a point within Delaware to a buyer, and (iii) the trust created by the Trust Agreement is treated as a grantor trust for federal income tax purposes within the contemplation of Sections 671 through 678 of the Internal Revenue Code of 1986, there are no fees, taxes, or other charges (except taxes imposed on fees payable to the Owner Trustee) payable to the State of Delaware or any political subdivision thereof in connection with the execution, delivery or performance by the Owner Trustee, the Indenture Trustee, the Lessee or any Participant, as the case may be, of the Owner Trustee Documents or in connection with the making by each Owner Participant of its respective investment in the Aircraft or its acquisition of the beneficial interest in the Lessor's Estate or in connection with the issuance and acquisition of the Loan Certificate, and neither the Owner Trustee, the Lessor's Estate nor the trust created by the Trust Agreement will be subject to any fee, tax or other governmental charge (except taxes on fees payable to the Owner Trustee) under the laws of the State of Delaware or any political subdivision thereof on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Lessor's Estate solely by reason of the creation or continued existence of the trust under the terms of the Trust Agreement pursuant to the laws of the State of Delaware or the Owner Trustee's performance of its duties under the Trust Agreement.

               9. The execution, delivery and performance by the Owner Trustee or Wilmington Trust, as the case may be, of each of the Owner Trustee Documents and the issuance, execution, delivery and performance of the Loan Certificate by the Owner Trustee are not in violation of the charter or by-laws of Wilmington Trust or of any law, governmental rule, or regulation of the State of Delaware or the United States of America governing the banking or trust powers of Wilmington Trust or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Delaware or the United States of America relating to the banking or trust powers of Wilmington Trust.

               10. There is no fee, tax or other governmental charge under the laws of the State of Delaware or any political subdivision thereof in existence on the date hereof on, based on or measured by any payments under the Loan Certificate or the beneficial interests in the Lessor's Estate, by reason of the creation of the trust under the Trust Agreement, pursuant to the laws of the State of Delaware or the Owner Trustee's performance of its duties under the Trust Agreement, within the State of Delaware, which would not have been imposed if Wilmington Trust did not have its principal place of business and did not perform its obligations under the Owner Trustee Documents in the State of Delaware.

               11. Under 6 Del.C. c. 13 or any other similar law of the State of Delaware relating to fraudulent conveyances, no filing, recording or publication is necessary or appropriate to protect the interest of (i) the Owner Trustee as Lessor or owner with respect to the Aircraft and (ii) the Indenture Trustee as secured party under the Indenture against claims of creditors of the Owner Trustee resulting from the sale and leaseback of the Aircraft pursuant to the Bills of Sale and the Lease.

               13. Neither a Delaware court nor a federal court applying federal law or Delaware law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participants to terminate the Trust Agreement, except in accordance with the Owner Trustee Documents or with the consent of the Indenture Trustee, until the Lien of the Indenture on the Trust Indenture Estate has not been released and until payment in full of the principal of, and premium, if any and interest on, the Loan Certificate.

               14. Under the laws of the State of Delaware, as long as the Trust Agreement has not been terminated in accordance with its terms or with the consent of the Indenture Trustee, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively, the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the rights of such Owner Participant under the Trust Agreement or in the Trust Estate, and may not through the enforcement of such Creditor's rights, acquire any greater rights than the rights of such Owner Participant with respect to the Trust Agreement or the Trust Estate.

               15. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting Wilmington Trust or the Owner Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of Wilmington Trust or the Owner Trustee, as the case may be, to perform its obligations under any of the Owner Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving Wilmington Trust or the Owner Trustee, as the case may be, in connection with the transactions contemplated by any of the Owner Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. The foregoing opinions are limited to the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust and the laws of the State of Delaware, except that the opinion set forth in paragraph 13 above is limited to the laws of the State of Delaware and Title 11 of the United States Code entitled "Bankruptcy", and the opinion set forth in paragraph 14 above is limited to the laws of the State of Delaware. In addition, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended (except with respect to the opinion set forth in paragraph 1 above concerning the citizenship of Wilmington Trust), (iii) the Federal Communication Act of 1934, as amended, or (iv) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability of the Loan Certificate and the other Owner Trustee Documents expressed to be governed by laws other than the laws of the State of Delaware, we have assumed that the Loan Certificate and such Owner Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion).

               B. The foregoing opinions regarding enforceability of any document or instrument are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust and the Owner Trustee) of the Owner Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed the due authentication of the Loan Certificate by the Indenture Trustee.

               E. We have assumed that all signatures (other than those of the Owner Trustee or Wilmington Trust) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               F. We do not purport to be experts in respect of, or express any opinion concerning, aviation law or other laws, rules or regulations applicable to the aircraft in general.

               G. We have made no investigation of, and we express no opinion concerning, the nature of the title to any part of the Lessor's Estate or the priority of any mortgage or security interest.

               H. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               I. The opinions set forth in paragraphs 13 and 14 above are subject to applicable fraudulent conveyance laws and principles of equity (regardless of whether considered or applied in a proceeding in equity or at law) and should be interpreted in accordance with Special Report by the TriBar Opinion Committee, Opinions in the Bankruptcy Context: Rating Agency, Structural Financing and Chapter 11 Transactions, 46 Bus.Law. 717 (1991).

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent, except that the law firm of Davis Polk & Wardwell may rely on this opinion in connection with the rendering of its opinion dated the date hereof in connection with the financing described herein.


                                       Very truly yours,


                                       Morris, James Hitchens & Williams



                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019




                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b) We have assumed without any independent investigation (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.



               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in
         Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                       Bingham, Dana & Gould LLP


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                          EXHIBIT A(4)(a)(ii)


                         [Letterhead of Morris, James]

                                                               [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as special counsel to Wilmington Trust Company, a Delaware banking corporation ("Wilmington Trust"), in connection with the Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Trust Agreement"), among Wilmington Trust Company and AmSouth Leasing, Ltd, and BTM Funding Corporation (the "Owner Participants"). Pursuant to the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee (the "Lessee"), the Owner Participants, First Security Bank, National Association, as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent, and Wilmington Trust, not in its individual capacity except as specifically set forth therein but solely as Owner Trustee (the "Owner Trustee") under the Trust Agreement, financing is being provided for the acquisition of one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. N581FE (the "Aircraft"). This opinion is furnished pursuant to Section 4.01(k)(i) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in or by reference in Schedule II to the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   the Ancillary Agreement I;

               (b)   the Collateral Account Control Agreement;

               (c)   the Engine Warranty Assignment;

               (d)   the Indenture;

               (e)   the Indenture and Security Agreement Supplement;

               (f)   the Lease;

               (g)   the Lease Supplement;

               (h)   the Participation Agreement;

               (i)   the Trust Agreement;

               (j) the Tax Indemnity Agreement; (each of the documents identified in paragraphs (a) through (j) being collectively referred to as the "Owner Trustee Documents"); and

               (k) the Certificate issued on the Certificate Closing Date (the "Certificate").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Owner Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. Wilmington Trust has been duly incorporated and is validly existing as a Delaware banking corporation in good standing under the laws of the State of Delaware, is a Citizen of the United States, and each of Wilmington Trust and the Owner Trustee, as the case may be, has full corporate power, authority and legal right to execute, deliver and perform each of the Owner Trustee Documents and to issue, execute, deliver and perform the Loan Certificate.

               2. The Owner Trustee has the power and authority to accept title to and delivery of the Aircraft, and a representative of the Owner Trustee has been duly authorized to accept title to and delivery of the Aircraft on behalf of the Owner Trustee.

               3. Each of Wilmington Trust and the Owner Trustee, as the case may be, has duly authorized, executed and delivered each Owner Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Owner Trustee (and, to the extent set forth in the respective Owner Trustee Document, of Wilmington Trust) enforceable against the Owner Trustee (and, to the extent set forth in the respective Owner Trustee Document, against Wilmington Trust) in accordance with its terms; and the Trust Agreement constitutes a legal, valid and binding obligation of the Owner Participants enforceable against the Owner Participants in accordance with its terms. The Loan Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Loan Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. The Owner Trustee received from the Lessee such title to the Aircraft as the Lessee conveyed to the Owner Trustee, subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Indenture Supplement; and to our knowledge, there exist no Liens affecting the title of the Owner Trustee to the Lessor's Estate resulting from claims against Wilmington Trust not related to the ownership of the Lessor's Estate or the administration of the Lessor's Estate or any other transaction pursuant to the Indenture or any document included in the Trust Indenture Estate.

               5. All the properties which are part of the Trust Indenture Estate have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate, and the beneficial interest of the Owner Participants under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the holder(s) of the Loan Certificate(s) issued and to be issued under the Indenture.

               6. To the extent that the Uniform Commercial Code of the State of Delaware (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease, the Lease Supplement and the Participation Agreement), which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Delaware such security interest, except for the filing of a UCC financing statement in the office of the Secretary of State of the State of Delaware with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. The Trust Agreement duly creates a legal and valid trust under Delaware law, the trust created by the Trust Agreement has been duly created and exists for the benefit of the Owner Participants, and the Trust Agreement creates for the benefit of the Owner Participants the interest in the properties referred to in Section
         1.02 of the Trust Agreement which the Trust Agreement by its terms purports to create, which interest is subject and subordinate to the security interests created by the Indenture to the extent provided in the Indenture.

               8. Neither the authorization, execution and delivery by the Owner Trustee or Wilmington Trust, as the case may be, of the Owner Trustee Documents, nor the issuance, execution and delivery by the Owner Trustee of the Loan Certificate nor the fulfillment or compliance by the Owner Trustee or Wilmington Trust with the respective terms and provisions thereof nor the consummation of any of the transactions by the Owner Trustee or Wilmington Trust, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Delaware or the United States of America governing the banking or trust powers of Wilmington Trust.

               9. Assuming that (i) the Aircraft is not used in Delaware and is not physically located in Delaware at the commencement or termination of the Term or during such Term, (ii) in connection with any sale of the Aircraft, such Aircraft will not be physically delivered in Delaware to a buyer nor be shipped from a point within Delaware to a buyer, and (iii) the trust created by the Trust Agreement is treated as a grantor trust for federal income tax purposes within the contemplation of Sections 671 through 678 of the Internal Revenue Code of 1986, there are no fees, taxes, or other charges (except taxes imposed on fees payable to the Owner Trustee) payable to the State of Delaware or any political subdivision thereof in connection with the execution, delivery or performance by the Owner Trustee, the Indenture Trustee, the Lessee or any Participant, as the case may be, of the Owner Trustee Documents or in connection with the making by each Owner Participant of its respective investment in the Aircraft or its acquisition of the beneficial interest in the Lessor's Estate or in connection with the issuance and acquisition of the Loan Certificate, and neither the Owner Trustee, the Lessor's Estate nor the trust created by the Trust Agreement will be subject to any fee, tax or other governmental charge (except taxes on fees payable to the Owner Trustee) under the laws of the State of Delaware or any political subdivision thereof on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Lessor's Estate solely by reason of the creation or continued existence of the trust under the terms of the Trust Agreement pursuant to the laws of the State of Delaware or the Owner Trustee's performance of its duties under the Trust Agreement.

               10. The execution, delivery and performance by the Owner Trustee or Wilmington Trust, as the case may be, of each of the Owner Trustee Documents and the issuance, execution, delivery and performance of the Loan Certificate by the Owner Trustee are not in violation of the charter or by-laws of Wilmington Trust or of any law, governmental rule, or regulation of the State of Delaware or the United States of America governing the banking or trust powers of Wilmington Trust or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Delaware or the United States of America relating to the banking or trust powers of Wilmington Trust.

               11. There is no fee, tax or other governmental charge under the laws of the State of Delaware or any political subdivision thereof in existence on the date hereof on, based on or measured by any payments under the Loan Certificate or the beneficial interests in the Lessor's Estate, by reason of the creation of the trust under the Trust Agreement, pursuant to the laws of the State of Delaware or the Owner Trustee's performance of its duties under the Trust Agreement, within the State of Delaware, which would not have been imposed if Wilmington Trust did not have its principal place of business and did not perform its obligations under the Owner Trustee Documents in the State of Delaware.

               12. Under 6 Del.C. c. 13 or any other similar law of the State of Delaware relating to fraudulent conveyances, no filing, recording or publication is necessary or appropriate to protect the interest of (i) the Owner Trustee as Lessor or owner with respect to the Aircraft and (ii) the Indenture Trustee as secured party under the Indenture against claims of creditors of the Owner Trustee resulting from the sale and leaseback of the Aircraft pursuant to the Bills of Sale and the Lease.

               13. Neither a Delaware court nor a federal court applying federal law or Delaware law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participants to terminate the Trust Agreement, except in accordance with the Owner Trustee Documents or with the consent of the Indenture Trustee, until the Lien of the Indenture on the Trust Indenture Estate has not been released and until payment in full of the principal of, and premium, if any and interest on, the Loan Certificate.

               14. Under the laws of the State of Delaware, as long as the Trust Agreement has not been terminated in accordance with its terms or with the consent of the Indenture Trustee, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively, the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the rights of such Owner Participant under the Trust Agreement or in the Trust Estate, and may not through the enforcement of such Creditor's rights, acquire any greater rights than the rights of such Owner Participant with respect to the Trust Agreement or the Trust Estate.

               15. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting Wilmington Trust or the Owner Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of Wilmington Trust or the Owner Trustee, as the case may be, to perform its obligations under any of the Owner Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving Wilmington Trust or the Owner Trustee, as the case may be, in connection with the transactions contemplated by any of the Owner Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. The foregoing opinions are limited to the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust and the laws of the State of Delaware, except that the opinion set forth in paragraph 13 above is limited to the laws of the State of Delaware and Title 11 of the United States Code entitled "Bankruptcy", and the opinion set forth in paragraph 14 above is limited to the laws of the State of Delaware. In addition, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended (except with respect to the opinion set forth in paragraph 1 above concerning the citizenship of Wilmington Trust), (iii) the Federal Communication Act of 1934, as amended, or (iv) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability of the Loan Certificate and the other Owner Trustee Documents expressed to be governed by laws other than the laws of the State of Delaware, we have assumed that the Loan Certificate and such Owner Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion).

               B. The foregoing opinions regarding enforceability of any document or instrument are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust and the Owner Trustee) of the Owner Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. The opinion set forth in paragraph 1 above concerning the citizenship of Wilmington Trust is based upon the facts contained in an affidavit of Wilmington Trust, made by its ______________, the facts set forth in which we have not independently verified.

               E. We have assumed the due authentication of the Loan Certificate by the Indenture Trustee.

               F. We have assumed that all signatures (other than those of the Owner Trustee or Wilmington Trust) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               G. We do not purport to be experts in respect of, or express any opinion concerning, aviation law or other laws, rules or regulations applicable to the aircraft in general.

               H. We have made no investigation of, and we express no opinion concerning, the nature of the title to any part of the Lessor's Estate or the priority of any mortgage or security interest.

               I. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               J. The opinions set forth in paragraphs 13 and 14 above are subject to applicable fraudulent conveyance laws and principles of equity (regardless of whether considered or applied in a proceeding in equity or at law) and should be interpreted in accordance with Special Report by the TriBar Opinion Committee, Opinions in the Bankruptcy Context: Rating Agency, Structural Financing and Chapter 11 Transactions, 46 Bus.Law. 717 (1991).

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent, except that the law firm of Davis Polk & Wardwell may rely on this opinion in connection with the rendering of its opinion dated the date hereof in connection with the financing described herein.


                                       Very truly yours,


                                       Morris, James Hitchens & Williams


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(5)


                    [Letterhead of Ray, Quinney & Nebeker]


                                                   [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, AmSouth Leasing, Ltd. and BTM Funding Corporation, as Owner Participants, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. N581FE (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee
         Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.

                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                               EXHIBIT A(6)(a)


                       [Letterhead of Kredietbank N.V.]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                             Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260



                                                               EXHIBIT A(6)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.


               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                       Very truly yours,




                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(7)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N581FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), AmSouth Leasing, Ltd. and BTM Funding Corporation, as Owner Participants, Wilmington Trust Company ("WTC") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent);
(ii) that certain Lease Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Lease") between WTC (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iii) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Trust Indenture") between WTC (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (iv) that certain Trust Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Trust Agreement") between WTC (not in its individual capacity), as Owner Trustee and AmSouth Leasing, Ltd. and BTM Funding Corporation, as Trustors.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N581FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit F and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers three GE CF6-80C2-D1F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(9)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N581FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N581FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), AmSouth Leasing, Ltd. and BTM Funding Corporation, as Owner Participants (the "Owner Participants"), Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:

               (a) AC Form 8050-2 Aircraft Bill of Sale dated _____________ (the "FAA Bill of Sale") from the Lessee, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations , which Owner Trustee Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (the "Trust Agreement") among the Owner Participants and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N581FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N581FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No. 1 (Federal Express Corporation Trust No. N581FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except
                     (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and
                     (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C.
                     Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participants of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participants, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participants Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.


                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm


                                                               Annex I

                              Certain Definitions

                        Airframe, Engines and Aircraft

               One (1) McDonnell Douglas MD-11F aircraft bearing manufacturer's serial number 48419 and U.S. Registration No. N581FE (the "Airframe") and three (3) General Electric CF6-80C2-D1F aircraft engines bearing manufacturer's serial numbers ___-___, ___-___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").


                            Confidential Omissions

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.




                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Owner Participants

AmSouth Leasing, Ltd.
c/o AmSouth Leasing Corporation
1900 Fifth Avenue North, 8th Floor
Birmingham, Alabama 35203

BTM Funding Corporation
c/o BTM Capital Corporation
125 Summer Street
Boston, Massachusetts 02110

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019



                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]



                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]



                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]



                                   EXHIBIT E

                     [FORM OF OWNER PARTICIPANT GUARANTY]

                               [See Exhibit 4.g]



                                   EXHIBIT F

            [FORM OF ENGINE WARRANTY ASSIGNMENT AND ENGINE CONSENT]

             [See Exhibit B to Lease Agreement under Exhibit 4.e]


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                     Lessee and Initial Owner Participant

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

           LEVERAGED LEASE OF ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48421, REGISTRATION NO. N1752K


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  3
   Section 2.02.  (a) Certificates.........................................  4
   (b) Transfer of Beneficial Interest.....................................  5
   Section 2.03.  Amendments on Delivery Date or Transfer Date.............  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  7
   Section 3.03.  Postponement of Delivery Date............................  9
   Section 3.04.  Closing.................................................. 10

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 10
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 17
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 26

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 26

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 27
   Section 6.02.  Offering by Lessee....................................... 33
   Section 6.03.  Certain Covenants of Lessee.............................. 33
   Section 6.04.  Survival of Representations and Warranties............... 41

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 41
   Section 7.02.  Citizenship.............................................. 42
   Section 7.03.  Concerning Assignment of Interests of Owner Participant.. 42
   Section 7.04.  Representations, Covenants and Warranties of SSB and the
                  Owner Trustee............................................ 42
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 45
   Section 7.06.  Indenture Trustee's Notice of Default.................... 46
   Section 7.07.  Releases from Indenture.................................. 46
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 47
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 47
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 48
   Section 7.11.  Lessee's Assumption of the Certificates.................. 48
   Section 7.12.  Indebtedness of Owner Trustee............................ 50
   Section 7.13.  Reserved................................................. 50
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 50

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 52
   Section 8.02.  After-Tax Basis.......................................... 57
   Section 8.03.  Time of Payment.......................................... 58
   Section 8.04.  Contests................................................. 58
   Section 8.05.  Refunds.................................................. 61
   Section 8.06.  Lessee's Reports......................................... 61
   Section 8.07.  Survival of Obligations.................................. 62
   Section 8.08.  Payment of Taxes......................................... 62
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 62

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 63
   Section 9.02.  After-Tax Basis.......................................... 66
   Section 9.03.  Subrogation.............................................. 67
   Section 9.04.  Notice and Payment....................................... 67
   Section 9.05.  Refunds.................................................. 67
   Section 9.06.  Defense of Claims........................................ 68
   Section 9.07.  Survival of Obligations.................................. 68
   Section 9.08.  Effect of Other Indemnities.............................. 69

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 69

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 72

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of Owner Participant........................ 73
   Section 12.02.  Interest of Holders of Certificates..................... 73

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 73
   Section 13.02.  Further Assurances...................................... 74
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgement......................................... 74

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 74

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 75

                                  ARTICLE 17

                                 MISCELLANEOUS

   Section 17.01.  Reserved................................................ 79
   Section 17.02.  Collateral Account...................................... 79
   Section 17.03.  Counterparts............................................ 80
   Section 17.04.  No Oral Modifications................................... 80
   Section 17.05.  Captions................................................ 80
   Section 17.06.  Successors and Assigns.................................. 80
   Section 17.07.  Concerning the Owner Trustee, the Indenture Trustee
                   and the Pass Through Trustee............................ 81
   Section 17.08.  Severability............................................ 81
   Section 17.09.  Public Release of Information........................... 81
   Section 17.10.  Certain Limitations on Reorganization................... 81
   Section 17.11.  GOVERNING LAW........................................... 82
   Section 17.12.  Section 1110 Compliance................................. 82
   Section 17.13.  Reliance of Liquidity Providers......................... 82

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 83

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
SCHEDULE IV            Debt Portion
SCHEDULE V             Mandatory Document Terms
SCHEDULE VI            Mandatory Economic Terms
EXHIBIT A(1)(a)(i)     Opinion of Lessee's Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)    Opinion of Lessee's Counsel
                       (Delivery Date)
EXHIBIT A(1)(b)(i)     Opinion of Lessee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)    Opinion of Lessee's Special Counsel
                       (Delivery Date)
EXHIBIT A(2)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(3)(a)(i)     Opinion of Owner Trustee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(3)(a)(ii)    Opinion of Owner Trustee's Special Counsel
                       (Delivery Date)
EXHIBIT A(4)           Opinion of Pass Through Trustee's and Subordination
                       Agent's Special Counsel
EXHIBIT A(5)(a)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(5)(b)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(6)           Opinion of Engine Manufacturer's Counsel
EXHIBIT A(7)           Opinion of Special Aviation Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement
EXHIBIT E              Form of Engine Warranty Assignment and Engine Consent

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee" and the "Initial Owner Participant"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Initial Owner Participant has entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the benefit of the Initial Owner Participant on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to Subordination Agent on behalf of the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Initial Owner Participant:

         (a)   on the Delivery Date, to purchase the Aircraft from the Lessee;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments,
   (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture; and

         (d) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit E hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Engine Warranty Assignment and the Bills of Sale, the Owner Trustee will purchase, and receive title to, the Aircraft from the Lessee and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the terms defined in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. (a) Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Initial Owner Participant will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         (b) Transfer of Beneficial Interest. If on a date prior to the Delivery Date, the Lessee shall have identified one or more Owner Participants ready, willing and able to acquire the Beneficial Interest of the Initial Owner Participant in consideration for such Owner Participant's or Owner Participants' agreement to participate in the Lessor's payment of the Purchase Price for the Aircraft on the Delivery Date, the Initial Owner Participant shall transfer its Beneficial Interest to such Owner Participant or Owner Participants on such date (the "Transfer Date"). On the Transfer Date, the document amendments contemplated by Section 2.03(a) hereof (subject to the limitations set forth in such Section) shall be effected and such amended documents delivered.

         Section 2.03. Amendments on Delivery Date or Transfer Date. (a) Amendment and Restatement of Certain Documents. Upon any transfer by the Initial Owner Participant of its Beneficial Interest on the Delivery Date (as contemplated by Section 3.02(a) hereof (or, if earlier, the Transfer Date), the parties hereto shall enter into amendments and restatements of the Trust Agreement, the Lease, the Indenture and this Agreement, which amendments and restatements shall reflect such changes as shall have been requested by the Owner Participant, agreed to by the Lessee and, if modified in any material respect, as to which Rating Agency Confirmation shall have been obtained from each Rating Agency by the Lessee (to be delivered by the Lessee to the Pass Through Trustee on or before the Delivery Date or the Transfer Date, as the case may be); provided, however, that in any event such amended and restated documents shall not vary the Mandatory Economic Terms and shall contain the Mandatory Document Terms.

         The Lessee agrees to furnish to each Liquidity Provider and to Milbank, Tweed, Hadley & McCloy (the initial Liquidity Provider's special New York counsel) at its New York office, attention: Drew S. Fine, as soon as practicable but in no event less than 7 Business Days prior to the estimated Delivery Date (or, if earlier, the estimated Transfer Date), true and complete copies of drafts of any such amended and restated Participation Agreement, amended and restated Lease Agreement and amended and restated Indenture. The Lessee further agrees to furnish to each Liquidity Provider and to the counsel identified in the preceding sentence (i) each and every subsequent draft of such documents and (ii) promptly following the execution thereof, true and complete copies of such documents.


         (b) Amendments to Certain Schedules. The percentages of Basic Rent, Stipulated Loss Value and Termination Value set forth on Schedules II, III and IV, respectively, of the Lease, the EBO Price and the schedule of principal payments on the Certificates set forth in Section 6.06 of the Indenture and
Schedule I to each Certificate on the Certificate Closing Date have been calculated based upon a hypothetical owner's economic return and certain assumptions regarding the Delivery Date, Transaction Costs, tax law, Basic
Term and certain other items (the "Assumptions"). If the Initial Owner Participant transfers its Beneficial Interest to one or more Owner
Participants on the Delivery Date (as contemplated by Section 3.02(a) hereof (or, if earlier, the Transfer Date), then, no later than 20 days following the Delivery Date (the "Reoptimization Date"), the Owner Trustee may elect to amend such Schedules to reflect the actual Owner's or Owners' Economic Return and any changes to the Assumptions. In connection with any such amendments, the Owner Trustee may prepay on the Reoptimization Date part of the Series C Certificates. On the Reoptimization Date the Owner Trustee shall deliver and the Subordination Agent on behalf of the Pass Through Trustee of each Pass Through Trust shall accept delivery of an amended Schedule I to each Certificate containing such changed principal installments.

            The Owner Trustee will give not less than 10 days' notice of the Reoptimization Date. Any amendments to the Indenture and such Schedules shall not vary the Mandatory Economic Terms and on the Reoptimization Date the Lessee shall deliver a certificate to the Pass Through Trustee and the Liquidity Providers signed by the Vice President and Treasurer or any other authorized officer of the Lessee certifying to such effect. If the Reoptimization Date occurs later than the Delivery Date, the Lessee shall cause any required filing and recording of the affected documents with the Aeronautics Authority to be effected on the Reoptimization Date.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participant's Commitment, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) unless previously transferred on the Transfer Date, the Initial Owner Participant agrees to transfer its Beneficial Interest to the Owner Participant in consideration for the Owner Participant's participation in the Lessor's payment of the Purchase Price through an investment in the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement I, (iii) subject to the proviso to this Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) the Lessee shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Modification Agreement of any warranties thereunder, the transfer by the Initial Owner Participant to the Owner Participant of its Beneficial Interest and the transfer of title to the Aircraft from the Lessee to the Owner
Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery Date: (A) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price, or such lesser amount referred to in the proviso to this Section 3.02(a), and (B) by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made,
(3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall accept as payment of the Purchase Price by the Owner Trustee an amount equal to the Owner Participant's Commitment and the Indenture
Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture of all amounts then held in the Collateral Account.

         (b) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, the Owner Participant shall have no obligation to make any portion of such Debt Portion available or to increase the amount of its Commitment, but the obligations of the Owner Participant shall nevertheless remain subject to the terms and conditions of this Agreement.



         (ii) Subject to the provisions of Section 3.03 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause the Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to the Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to such Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by the Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to the Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participant may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but the Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until the Cut-Off Date, whereupon the Owner Participant's Commitment hereunder shall terminate. On such third Business
Day (or such earlier date) or the Cut-Off Date, as the case may be, or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participant, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participant at the Debt Rate, such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participant in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participant after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(b). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Postponement of Delivery Date. (a) If no Owner Participant has committed to participate in the transactions contemplated to occur on the Scheduled Delivery Date or if an Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date to a date not later than the Cut-Off Date. If no Owner Participant has committed to participate or an Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available in accordance with the terms of Section 3.02 hereof on such postponed Delivery Date, the Lessee shall endeavor during such period to identify another equity investor to whom it can assign its Beneficial Interest. If the Lessee identifies an equity investor, the Lessee shall assign its interest in the Lessor's Estate as provided above. In case of any such conveyance (but subject to the satisfaction of the conditions precedent specified in an amendment hereto), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (including by reason of the Aircraft not being completed and delivered, there being no Owner Participant committed to participate in the transactions contemplated to occur on the Delivery Date or by reason of an Owner Participant's failure to make the full amount of its Commitment available in accordance with the terms of Section 3.02 hereof and no transferee Owner Participant having been identified pursuant to Section 3.03(a) hereof), then, in such event, the Owner Trustee shall not purchase the Aircraft from the Lessee, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of the Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in
Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(b) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.03(a) hereof, if the Lessee gives the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.04. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, the Lessee, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series, Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture. The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Initial Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal for such Initial Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, as the case may be, of such documents shall have been delivered to the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) the Modification Agreement;

         (iv)  the GTA;

         (v)   the Trust Agreement;

         (vi)  the Intercreditor Agreement; and

         (vii) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the certificate of incorporation and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the certificate of incorporation and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the certificate of incorporation and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vi) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee as the Indenture Trustee or the Pass Through Trustee may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 or the unaudited consolidated financial statements of the Lessee as of February 28, 1997 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of SSB and FSB, respectively, dated the Certificate Closing Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens.

         (j) Legal Opinions. The Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(2) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(3)(a)(i) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(4) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vi) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(5)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(5)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (n) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full.

         (o) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (p) Section 131.3 of the New York State Banking Law Filing. SSB shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the date which is two days prior to the Certificate Closing Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the amended and restated Lease (whether delivered on the Transfer Date or the Delivery Date), the Lease Supplement and the Ancillary Agreement I shall be delivered to the Indenture Trustee):

         (i)   this Agreement, as amended and restated as of the Delivery Date;

         (ii)  the Lease, as amended and restated as of the Delivery Date;

         (iii) the Trust Agreement, as amended and restated as of the Delivery Date;

         (iv)  the Indenture, as amended and restated as of the Delivery Date;

         (v)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (vi) the Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (vii) in the case of the Owner Participant only, the Tax Indemnity Agreement (unless delivered on the Transfer Date);

         (viii) the Ancillary Agreement I;

         (ix)  the Invoice;

         (x)   the Engine Warranty Assignment;

         (xi)  the Engine Consent; and

         (xii) the Bills of Sale;

   unless, in the case of each of the documents listed in clauses (i) through
   (iv) above they shall have been amended and restated as of and delivered on the Transfer Date.

         (d) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Bingham, Dana & Gould, special counsel for the Owner Trustee, in the form of Exhibit A(3)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Special counsel for the Owner Participant, and in-house counsel for the Owner Participant, each addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) counsel for the Engine Manufacturer, in the form of Exhibit A(6) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vi) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(7) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of the FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include the Bills of Sale;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) the FAA Bill of Sale, the amended and restated Lease and the Lease Supplement covering the Aircraft, the amended and restated Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the amended and restated Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. (i) a form UCC-3 financing statement to amend and restate each financing statement referred to in Section 4.01(f) hereof shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee as secured party, and a form UCC-1 financing statement covering all the security interests (and other interests) created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and concurrently with the transactions contemplated on the Delivery Date such UCC-3 financing statement and UCC-1 financing statement shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of special counsel for the Pass Through Trustee or for the Underwriters, are necessary or desirable to maintain the perfection of the security interest created by or pursuant to the Granting Clause of the Indenture, and (ii) a UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee), and shall have been duly filed in the State of Tennessee.

         (g) Payments. The Owner Participant shall have made available its Commitment to the Owner Trustee and the other payments contemplated by
   Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participant shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participant (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participant to the effect, among other things, that on the Delivery Date:

            (i) (A) the estimated fair market value of the Aircraft net of any cost to the Owner Participant or the Owner Trustee of return at the end of the Basic Term and any Fixed Renewal Term (determined without including in such value any increase or decrease for inflation or deflation during the Term) is equal to or greater than 20% of the Purchase Price for the Aircraft and (B) at least 20% of the useful economic life of the Aircraft will be remaining at the end of the Basic Term and any Fixed Renewal Term;

            (ii) the estimated useful life of the Aircraft is at least 133% of the Basic Term and any Fixed Renewal Term;

            (iii) the Purchase Price of the Aircraft is no greater than the fair market value of the Aircraft on the Delivery Date;

            (iv) on the Delivery Date, the Aircraft will not require any modifications, improvements or additions in order to be rendered complete for its intended purpose by the Lessee;

            (v) the amount payable by the Lessee upon the exercise of its purchase option pursuant to Section 4.02(a)(F) of the Lease equals or exceeds the currently estimated Fair Market Value of the Aircraft on such date (taking into account inflation or deflation to such date); and

            (vi) the Aircraft is not limited use property.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participant of its equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 or the unaudited consolidated financial statements of the Lessee as of February 28, 1997 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participant. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participant, signed by a duly authorized officer of the Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of SSB and FSB, respectively, dated the Delivery Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.

         (r) Officer's Certificate of Lessee Regarding Mandatory Economic Terms and Mandatory Document Terms. On the Delivery Date, or if earlier, the Transfer Date, in connection with the amendments contemplated by Section 2.03(a) hereof, the Lessee shall have delivered a certificate to the Pass Through Trustee and the Liquidity Providers signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee stating that (i) the Operative Agreements which are amended and restated as of the Delivery Date or the Transfer Date, as the case may be, do not vary the Mandatory Economic Terms and contain the Mandatory Document Terms and (ii) any substantive modification of such documents from those in effect on the Certificate Closing Date does not materially and adversely affect the Holders of Pass Through Certificates and each Liquidity Provider and such certification shall be true and correct.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of the FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of the FAA Bill of Sale, the amended and restated Trust Agreement, the amended and restated Lease (with such Lease Supplement, the amended and restated Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the amended and restated Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and (iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i),
(j)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(vi) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless otherwise specified herein):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Engine Consent which will be executed on or prior to the Delivery Date) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of the FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participant true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as hereinafter defined) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the PBGC (as hereinafter defined) pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as hereinafter defined) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code.

   As used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is (or, solely for purposes of clause (i) of this Section 6.01(m), within the preceding 5 calendar years has been) maintained, or contributed to, by the Lessee or any ERISA Affiliate; the term "PBGC" means Pension Benefit Guaranty Corporation and any successor agency or instrumentality thereto; and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of the Owner Participant or for the Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by the Lessee to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (v) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service;

         (w) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in material default in the performance of any term or condition of the Engine Warranty Assignment, the Modification Agreement and the GTA; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participant and no more than 25 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Lease and the other Operative Agreements to which
   it is a party.   Without limiting the generality of this Section 6.03(a),
   the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b)   The Lessee shall maintain the certificates referred to in
   Section 7.01 of the Lease and shall cause the Aircraft to remain duly registered, in the name of the Owner Trustee, under the Transportation Code; provided, however, that the Owner Participant, the Owner Trustee and the Indenture Trustee agree that, so long as no Default or Event of Default shall have occurred and be continuing, if, at any time after the eighth anniversary of the Delivery Date, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations, the Owner Participant, the Owner Trustee and the Indenture Trustee upon receipt by each Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances and opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, each Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received, all at the Lessee's cost and expense:

         (i)  assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (C) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required), and
         (y)(i) if such change in registration is made at the request of the Lessee or an Affiliate thereof, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under
         Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (D) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (E) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

            (F) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participant, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participant only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry and if the sublessee, if any, is a government or governmental body, such sublessee shall have effectively waived any rights to sovereign immunity;

            (G) that such change will not result in the imposition of, or increase in the amount of, any Tax for which the Lessee is not required to indemnify the Owner Participant, the Indenture Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate pursuant to Article 8 hereof or for which the Lessee has not agreed to indemnify such parties in a manner satisfactory to such parties;

            (H) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

            (I) that the Lessee shall maintain the registration of the Aircraft under the laws of such country unless and until the registration of the Aircraft is changed as provided herein, and shall cause to be done at all times all other acts (including, if applicable, the filing, recording and delivery of any document or instrument and the payment of any sum) necessary or, by reference to prudent industry practice in such country, advisable in order to create, preserve and protect the interests of the Lessor and the Indenture Trustee as against the Lessee or any third parties in such jurisdiction;

            (J) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

            (K) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority;

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and the Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participant, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participant, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(C)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than such tort liability which might have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Trustee, the Owner Participant and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction (i) will not impair the rights of the Lessor in and to the Aircraft and (ii) (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participant covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

            (G) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (H) that the rights of the Lessor in and to the Aircraft will not be impaired in such new jurisdiction of registry; and

            (I) to such further effect with respect to such other matters as any Owner Participant, the Owner Trustee or the Indenture Trustee may reasonably request.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participant such information as may be required to enable the Owner Trustee and the Owner Participant timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participant under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, the FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, the FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participant and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture Trustee:
   (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or any Owner Participant or the ability of the Lessee to perform its obligations under the Operative Agreements.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, the Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person (except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally), and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to a Default not capable of cure within the applicable grace period therefor or an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become the Lessee hereunder in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to the Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to the Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all regular and periodic reports furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

            (F) promptly, notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings affecting the Lessee, which in each case specified above, if adversely determined, would, in the Lessee's reasonable judgment, materially impair the ability of the Lessee to perform its obligations under the Operative Agreements or consummate the transactions contemplated hereby and thereby; and

            (G) from time to time, such other financial information as the Lessor, any Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an officer reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and 6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the delivery of the Aircraft and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. Owner Trustee. The Owner Trustee represents and warrants, both in its individual capacity and as trustee, that neither it nor anyone authorized to act on its behalf (i) has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person (other than the Initial Owner Participant and the Owner Participant) and (ii) except as contemplated in Section 8.02(a) of the Indenture, shall own Certificates.

         Section 7.02. Citizenship. (a) Generally. The Owner Trustee, in its individual capacity and as Trustee, represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee and the Indenture Trustee hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time on or after the Delivery Date it shall cease to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or any Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or any Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         Section 7.03. Concerning Assignment of Interests of Owner Participant. In connection with the transfer by an Owner Participant to a transferee Owner Participant, the Owner Trustee, the Lessee and the Indenture Trustee shall be entitled to receive an opinion or opinions of counsel reasonably satisfactory to each of them to the effect that the obligations of such transferee under the Operative Agreements are legal, valid, binding and enforceable in accordance with their terms, subject to customary exceptions, and that such transfer will not be required to be registered under applicable securities laws.

         Section 7.04. Representations, Covenants and Warranties of SSB and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, SSB represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporate Trust Department and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Initial Owner Participant) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor SSB's performance of or compliance with any of the terms and provisions thereof will violate any Federal or Connecticut law or regulation governing SSB's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by SSB in its individual capacity, constitute the legal, valid and binding obligation of SSB in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by SSB in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on SSB in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against SSB before any court or administrative agency which would materially and adversely affect the ability of SSB, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and the Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of SSB in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Connecticut governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to SSB in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by the Lessee, the Aircraft shall be free of Lessor's Liens attributable to SSB in its individual capacity and SSB in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. SSB, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. SSB, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. SSB, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, any Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, any Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of SSB to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither SSB, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, any Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, any Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give the Owner Participant notice of any Payment Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and the Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and the Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be, nor any Person lawfully claiming through the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be, shall interfere with the Lessee's right to quietly enjoy the Aircraft during the Term without hindrance or disturbance by the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be, provided, however, that the Owner Trustee shall not be liable for any act or omission of the Indenture Trustee or the Pass Through Trustee or any other Person claiming through the Indenture Trustee or the Pass Through Trustee.

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participants, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Default or Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to
Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Owner Trustee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11, such documentation shall become effective and the Owner Participants and the Owner Trustee shall be released from all obligations in respect of the Certificates, the Indenture, this Agreement and all other Operative Agreements, except any obligations which shall have arisen (or with respect to events which shall have occurred) prior to such assumption, and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Indenture Trustee and the Holders, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture
   Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Delivery Date with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participants in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13.  Reserved.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents
Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:


         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to any Operative Agreement, any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements;

         (v) the principal or interest or other amounts payable with respect to the Certificates;

         (vi) the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii)  [reserved];

         (viii)  the Aircraft, the Airframe, any Engine or any Part; or

         (ix) the rentals (including Basic Rent, Renewal Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the other Operative Agreements, and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than the Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith and (ii) in the case of the Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii),
   (iii), (iv), (vii), (ix); and 7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or the Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or the Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part, (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section 10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision;

         (vii) Taxes imposed on the Owner Participant for which the Lessee is obligated to indemnify the Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of the Owner Participant or the Owner Trustee that is not a U.S. Person or of any other original Indemnitee (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Certificate Closing Date is an Indemnitee (for purposes of this clause
   (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) while an Event of Default under the Lease has occurred and is continuing at the time of such transfer or disposition, (B) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (C) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (D) in the case of the Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien;

         (xii) Taxes imposed on the Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant as the result of any prohibited transaction, within the meaning of Section 406 of ERISA and Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Loan Certificate (A) in connection with which purchase or holding such Owner Participant or any Affiliate thereof is acting as the investment manager, advisor or discretionary trustee and is making or directing such purchase or holding (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an employee benefit plan, within the meaning of Section 3(3) of ERISA, or a plan subject to Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) is the "plan sponsor" within the meaning of Section 3(16)(B) of ERISA; and

         (xiii) Taxes imposed on the Lessor or on any Owner Participant by any jurisdiction that would have been imposed on the Lessor or such Owner Participant for activities in such jurisdiction unrelated to the transactions contemplated by the Operative Agreements to the extent imposed on such unrelated activities.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or Owner Participant for or on account of any amount required to be withheld from a payment in respect of a Certificate, the Lessee will indemnify (after taking into account any payments made by a Holder to or for the benefit of the Owner Participant or the Owner Trustee pursuant to the preceding sentence) the Owner Trustee and the Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any Taxes required to be withheld and any interest, penalties and additions to tax with respect thereto, along with any other costs (including attorneys' fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax
Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not the Owner Participant, the Owner Participant and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if such contest by the Lessee (x) is permitted by law, (y) is conducted entirely at the expense of Lessee and in a manner that will not result in any unindemnified cost, Tax or risk to the Indemnitee and (z) satisfies the condition of clause (ii) of this sentence. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or Owner Participant is the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participant. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participant within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.




                                  ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages (including if, as a result of an Indenture Event of Default described in Section 7.01(a)(i) of the Indenture, the Indenture Trustee shall have sold all or any portion of the Indenture Estate and the proceeds thereof were less than an amount equal to accrued and unpaid Basic Rent on the date of sale plus the Stipulated Loss Value as of such date, damages equal to such shortfall together with interest thereon to the extent permitted by law at the Debt Rate until such shortfall is paid in full), penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i)) of every kind and nature (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement, the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Pass Through Agreement, the Bills of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, ownership, use, non-use, maintenance, storage, delivery, non-delivery, control, testing, overhaul or repair of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, ownership, use, non-use, maintenance, storage, delivery, non-delivery, control, testing, overhaul or repair is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever and claims relating to any laws, rules or regulations;

         (iii) the manufacture, design, purchase, condition, repair, modification, airworthiness, return, lease, sale, acceptance, rejection, servicing, rebuilding, registration, alteration, merchantability, substitution, replacement, fitness for use, transfer or sublease of any Airframe, Engine, or Part under the Lease, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part, latent or other defects whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of the Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee:

         (i) to the extent attributable to the willful misconduct or gross negligence of such Indemnitee;

         (ii) in respect of the Aircraft to the extent attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or leased under the Lease or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (other than pursuant to Article 17 of the Lease, in which case the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be entitled to exercise remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) which is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) which is a cost or expense expressly required to be paid by any Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement;

         (v) to the extent that such Expenses would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Engine Warranty Assignment, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default of any of the foregoing by the Lessee or another Indemnitee;

         (vi)  [Reserved];

         (vii) in the case of any Owner Participant, Lessor's Liens to the extent attributable to such Owner Participant; in the case of SSB, Lessor's Liens to the extent attributable to SSB; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) in the case of any Owner Participant or the Owner Trustee, to the extent attributable to the offer or sale by such Indemnitee after the Delivery Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (w) in connection with a Refinancing, (x) during a period when an Event of Default has occurred and is continuing, (y) during a period when an Event of Loss has occurred or (z) in connection with the termination of the Lease or action or direction of the Lessee pursuant to
   Section 4.02 of the Lease or Article 10 of the Lease; or

         (ix) in the case of any Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant, as the result of any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Loan Certificate (or any funded participation therein) (i) over which purchase or holding such Owner Participant or any Affiliate thereof (other than in the capacity of a directed trustee or custodian or similar nondiscretionary capacity) has discretion or control, or (ii) by an employee benefit plan, within the meaning of Section 3(3) of ERISA, or individual retirement account or plan subject to Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) is a "plan sponsor", within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as any Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of
Section 8.01 hereof (without regard to Section 8.01(b)(i), (iii) or (viii) hereof).

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has knowledge for which the Lessee is, or may be, liable under this
Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default, Bankruptcy Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee, within ten (10) Business Days of receipt thereof by such Indemnitee, the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income Tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or
(b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or Tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Event of Default shall have occurred and be continuing and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, provided that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06. No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing prior to or incurred in the process of (i) the return or disposition of the Aircraft under Article 12 or Article 17 of the Lease, or
(ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. Except as otherwise provided in any amendment to this Agreement, the Lessee (or the Owner Participant following a transfer of the Initial Owner Participant's Beneficial Interest) shall pay all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for any Owner Participant;
(ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of the Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participant; (xii) reimbursement to the Owner Participant, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement; (xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of SSB, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participant. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participant under this Agreement (1) to the extent incurred specifically with respect to the Owner Participant, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participant, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through Certificates.

         The Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participant pursuant to the preceding paragraph is 1.44% of the Purchase Price (the "Estimated Expense Amount").

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, any Owner Participant, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or (b) the negotiation of any restructuring or "work-out" (whether or not consummated), or the obligations of the Lessee hereunder or under the other Operative Agreements and the enforcement of this Section 10.01, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, waiver, modification or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Engine Warranty Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses of the other parties hereto incurred in connection with the offer, sale or other transfer (whether pursuant to Article 5 of the Trust Agreement or otherwise) by the Owner Participant or the Owner Trustee after the Refunding Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest, the Trust Agreement or any similar interest (and the Owner Participant shall be responsible for all such fees and expenses), unless such offer, sale or transfer shall occur (A) during a period when an Event of Default has occurred and is continuing under the Lease, (B) during a period following an Event of Loss, (C) in connection with the termination of the Lease or (D) as a result of an action or direction of the Lessee pursuant to Section 4.02 or Article 8, 9 or 10 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.



                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by the applicable Owner Participant, and a successor Owner Trustee may be appointed under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance satisfactory to the Lessee, the Owner Participant, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in Section 7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of Owner Participant. No Owner Participant shall have any obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Indenture, the Trust Agreement, the Tax Indemnity Agreement, the Bills of Sale, the Lease or any other Operative Agreement to which the Owner Participant is a party and no Owner Participant shall be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall the Owner Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Indenture, the Intercreditor Agreement and the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture or the Trust Agreement, the Intercreditor Agreement and the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02.  Further Assurances.   The Lessee agrees that, except
as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and any Owner Participant and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and any Owner Participant a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgement. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participant to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail, and (c) if given by FedEx service or other means, when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Boulevard, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile
   (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and any Owner Participant;



         (b) If to the Lessor or the Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, telephone (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to any Owner Participant;

         (c) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and any Owner Participant; and

         (d) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request an Owner Participant to participate in up to two refinancings in whole but not in part, of the Certificates prior to the end of the Basic Term (a "Refinancing"). Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as the Owner Participant is satisfied there is no foreign currency risk to it), and shall be on terms that do not materially adversely affect the Owner Participant. The Owner Participant will agree to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify the Owner Participant and shall not include any financial statements of the Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participant in a manner satisfactory to it for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless the Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing and the Owner Participant shall have been provided such longer period as it shall have required for a reasonable opportunity to review the relevant documentation and the Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to the Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to the Owner Participant, nor shall its rights against all other parties taken as a whole be adversely affected compared to such rights in effect under the Operative Agreements prior to such proposed Refinancing.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participant and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent and setting forth Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participant shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participant by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction.

         (d) Without the prior written consent of the Owner Participant, which consent may be withheld in its sole discretion, no such refinancing shall (1) cause the aggregate principal amount of the indebtedness to be substituted for the Certificates to exceed the aggregate principal amount of the then outstanding Certificates, (2) cause the weighted average life of such indebtedness to be different by more than 6 months than the remaining weighted average life of the then outstanding Certificates, or (3) cause the date of maturity of such indebtedness to be later than the date of maturity of the Certificates being refinanced.

         (e) Each party will agree to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participant, direction to the Owner Trustee by the Owner Participant to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participant from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to such Owner Participant, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participant), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of the Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to the Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing;

           (viii) In the event the Lessee shall not prohibit the purchase of the Refinancing loan certificates by, or with the assets of, an employee benefit plan, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan or individual retirement account, which is subject to Section 4975(c) of the Code, (individually or collectively, an "ERISA Plan"), the Lessee will permit the placement of the Refinancing loan certificates with an ERISA Plan only if either (A) if such placement is in the form of pass through certificates, the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates represents to the Lessee that it has a prohibited transaction exemption from the U.S. Department of Labor with respect to pass through certificates (such as Prohibited Transaction Exemption 89-88 or any other comparable exemption) or (B) purchasers of the Refinancing loan certificates provide a representation (which may be in the form of a deemed representation) regarding their source of funds used in acquiring the Refinancing loan certificates and, if such purchasers represent that they are using funds of an ERISA Plan in acquiring the Refinancing loan certificates, such purchasers further represent that (1) either they are relying on a prohibited transaction exemption from the U.S. Department of Labor with respect to their purchase and holding of the Refinancing loan certificates and they provide representations regarding the satisfaction of the relevant conditions of such an exemption or (2) their purchase and holding of the Refinancing loan certificates will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The reliance on any such exemption will not be conditional on the Owner Participant's representation concerning its party in interest or other status with respect to ERISA Plans. If neither exemption referred to in clause (A) or (B) of this paragraph (viii) is valid or applicable in any respect to the purchase and holding of the Refinancing loan certificates, or if the representation in clause (B) of this paragraph (viii) that such purchase and holding will not constitute a non-exempt prohibited transaction is not correct, whichever is applicable, then the Lessee shall indemnify the Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses resulting from any "prohibited transaction", within the meaning of
   Section 406 of ERISA or Section 4975(c)(1) of the Code, occurring with respect to the placement of the Refinancing loan certificates with, or the holding of the Refinancing loan certificates by, any ERISA Plan with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person, within the meaning of Section 4975 of the Code, provided, however, that if the Lessee shall fail to obtain either of the representations set forth in clause (A) or (B) of this paragraph (viii), such indemnity shall not be subject to the exceptions set forth under Sections 8.01(b)(xii)(A) and (B) and 9.01(b)(ix)(A) and (B) hereof; and

         (ix) The Lessee shall pay all costs and expenses (including legal fees) incurred in connection with any proposed or actually consummated Refinancing.


                                  ARTICLE 16

                                  [RESERVED]


                                  ARTICLE 17

                                 MISCELLANEOUS

         Section 17.01.  Reserved.

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of the Pass Through Trustee and the Subordination Agent, in its respective capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture and Section
2.03 hereof, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, the Indenture Trustee and the Pass Through Trustee. Each of SSB and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of SSB, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither SSB, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of SSB and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds, (e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, the Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to the Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by an Owner Participant on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to the Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by the Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of the Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which the Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Agreement and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code from time to time with respect to the right to repossess the Airframe, the Engines and any Parts as provided herein, and in any circumstances where more than one construction of the terms and conditions of this Agreement is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of any Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to the Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                      Name: Robert D. Henning
                                      Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 INITIAL OWNER PARTICIPANT:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION,
                                 not in its individual capacity,
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name:  Paul D. Allen
                                    Title: Vice President


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President


                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N583FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2016
      Principal Amount:    $34,220,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N583FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2016
      Principal Amount:    $12,811,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N583FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2009
      Principal Amount:    $13,988,000


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.03 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N1752K (currently anticipated to be changed to N583FE) and Manufacturer's serial number 48421, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N583FE), dated the Delivery Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with a copy of the conclusions to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on March 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant (or the Initial Owner Participant, as the case may be) under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N583FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  December 15, 1997.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.03(c) of the Participation Agreement.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to Section 7.01(e), Article 9 or Section 11.03(a) of the Lease, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to the Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses
(i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N583FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Initial Owner Participant. Federal Express Corporation, a Delaware corporation.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N583FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, the Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Mandatory Document Terms. The terms set forth on Schedule V to the Participation Agreement.

         Mandatory Economic Terms. The terms set forth on Schedule VI to the Participation Agreement.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The Person to whom on the Delivery Date (or, if earlier, the Transfer Date) the Initial Owner Participant shall transfer its Beneficial Interest pursuant to Section 3.02 of the Participation Agreement and any successors thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
I.

         Rating Agencies. Collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Pass Through Certificates and which shall then be rating the Pass Through Certificates. The initial Rating Agencies will be Moody's and S&P.

         Rating Agency Confirmation. With respect to any Operative Agreement that is to be modified in any material respect on the Delivery Date or the Transfer Date, if applicable, a written confirmation from each of the Rating Agencies that the use of such Operative Agreement with such modifications would not result in (i) a reduction of the rating for any Class of Pass Through Certificates below the then current rating for such Class of Pass Through Certificates or (ii) a withdrawal or suspension of the rating of any Class of Pass Through Certificates.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. March 15, 2019 and each January 15 and July 15 commencing on January 15, 1998, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning set forth in Section 2.03(b) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to SSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on January 15, 2012 or January 15, 2017, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transfer Date. Has the meaning set forth in Section 2.02(b) of the Participation Agreement.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST


                Australia                      Luxembourg

                Austria                        Netherlands

                Belgium                        New Zealand

                Canada                         Norway

                Denmark                        Philippines

                Finland                        Portugal

                France                         Republic of China (Taiwan)

                Germany                        Singapore

                Greece                         Sweden

                Iceland                        Switzerland

                Ireland                        Thailand

                Japan                          United Kingdom


                                SCHEDULE IV

                               DEBT PORTION


Debt Portion                                                       $61,019,000
------------


                                  SCHEDULE V

                           MANDATORY DOCUMENT TERMS


   Any amendment and restatement of the Operative Agreements on the Delivery Date or, if earlier, the Transfer Date:

         1. May not modify in any material adverse respect the Granting Clause of the Indenture so as to deprive the Holders of a first priority security interest in and mortgage lien on the Aircraft and the Lease or to eliminate any of the obligations secured thereby or otherwise modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Article II, V or VI or Section 7.01, 7.02, 7.10, 7.11, 9.08,
               13.01, 13.02, 13.07 or 15.04 or Article VIII of the Indenture;

         2. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 3.05, 3.06, 11.03(a)(x), 13.01(c)(i), the second sentence of
               19.01, 20.01, 22.01, 22.03, 26.03, 27.01 or 27.02 of the Lease
               or otherwise modify the terms of the Lease so as to deprive the Indenture Trustee of rights expressly granted to the "Indenture Trustee" therein;

         3. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 4.02(e), 4.02(f), 17.02, 17.11, 17.12 or 17.13 of the
               Participation Agreement or of the provisions of Section 4.01(j) of the Participation Agreement so as to eliminate the requirement to deliver to the Indenture Trustee the legal opinions to be provided to such Persons thereunder (recognizing that the lawyers rendering such opinions may be changed) or of the provisions of Section 6.03(b) of the Participation
               Agreement as regards the rights of the Indenture Trustee thereunder or otherwise modify the terms of the Participation Agreement to deprive the Subordination Agent, the Liquidity Providers or the Indenture Trustee of any indemnity or right of reimbursement in its favor for Expenses or Taxes;.

         4. May not modify in any material adverse respect as regards the interests of the holders of the Pass Through Certificates, the Subordination Agent, the Liquidity Providers or the Indenture Trustee, the definition of "Make-Whole Premium" or "Supplemental Rent" in Schedule II to the Participation Agreement; and

         5. Shall contain representations and warranties of the Owner Participant substantially similar to those set forth on Exhibit A attached hereto.

               Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Holders, the Subordination Agent, the Liquidity Providers, the Indenture Trustee or the holders of the Pass Through Certificates.

                                                                     Exhibit A
                                                                            to
                                                                    Schedule V

         Section ____. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article __, the Owner Participant represents and warrants that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of ________ and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been duly authorized by all necessary corporate action on its part and do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been or on the Delivery Date will be duly executed and delivered by the Owner Participant and constitute or on the Delivery Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights
   (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under any of the Operative Agreements to which it is or is to be a party, and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement or the other Operative Agreements to which it is or is to be a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Loan Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Loan Certificate Holder, for any Taxes that may be imposed on such Holder as a result of the Owner Participant's failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and the Owner Participant shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country;

         (x) it has a consolidated tangible net worth of not less than $75,000,000; and

         (xi) it is or will be a Citizen of the United States on the Delivery Date or will have in place arrangements which enable the Aircraft to qualify for registration in the United States.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate, and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to it (or an Affiliate thereof) on the [Transfer Date][Delivery Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Loan Participants and any subsequent Holders of the Loan Certificates that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section ____(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section ____(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date, and subject to the conditions set forth in this Section ____(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and (c) provide representations substantially similar to those contained in Section 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements. A transferee hereunder shall be (i) a "U.S. Person" as defined in
Section 7701(a)(30) of the Code (or any successor provision thereto) and if the transferee shall cease to be such a "U.S. Person" then each Certificate Holder shall be provided an indemnity in form and substance satisfactory to each such Certificate Holder for any Taxes that may be imposed on such Certificate Holders (currently or in the future) due to such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to
Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with Section 2.18 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section ____(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         (f) Citizenship. The Owner Participant agrees, solely for the benefit of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee, that if at any time on or after the Delivery Date when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) either it shall cease to be, or an event which has been publicly disclosed has occurred of which the Owner Participant has knowledge and which will cause the Owner Participant to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then the Owner Participant shall give notice thereof to the Lessee, the Owner Trustee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 20 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft. It is agreed that the Owner Participant shall be liable to pay promptly on request (A) to each of the other parties hereto any actual damages (but not consequential damages) suffered by any such other party to the extent the same shall result from the representation and warranty of the Owner Participant in the first sentence of Section _____ hereof proving to be untrue as of the Delivery Date; and (B) to the Lessee, the Indenture Trustee or the Pass Through Trustee for any damages actually (but not consequentially) incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of the Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section _____(f); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against the Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the Owner Participant, to cooperate with the Owner Participant in complying with its obligations under the provisions of the first sentence of this Section _____(f), but without any obligation on the part of such other party to take any action believed by it in good faith to be unreasonably burdensome to such party or materially adverse to its business interests.


                                  SCHEDULE VI

                           MANDATORY ECONOMIC TERMS

Certificates


Loan to Aircraft Value Ratio on any July 15 Payment Date (with the value of the Aircraft set forth in the Prospectus Supplement (as defined in the Pass Through Agreement) in "Description of the Equipment Trust Certificates - Loan to Value Ratios of Equipment Trust Certificates") shall be as follows:

               Series A:   not in excess of 40.0%
               Series B:   not in excess of 55.0%
               Series C:   not in excess of 75.0%

Average Life:

   The average life may not be more than 14.5 years in the case of the Series A Certificates and 13.0 in the case of the Series B Certificates and in the case of the Series C Certificates may not be so great as to cause the average life of the Pass Through Certificates, 1997-1-C, to be more than
   10.0 years (but in each case may be decreased by any amount).

Final Maturity Date:

               Series A:   may not be extended beyond January 15, 2018
               Series B:   may not be extended beyond January 15, 2018
               Series C:   may not be extended beyond January 15, 2014

Debt Rate (computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears) shall be as follows:

               Series A:   7.50%
               Series B:   7.52%
               Series C:   7.65%

Past Due Rate:             Debt Rate plus 2% per annum.

Payment Dates:             January 15 and July 15.

Make-Whole Premium:        As provided in Article V of the Indenture.

Redemption and Purchase:   As provided in the Indenture.

Lease

Term: The Basic Term shall expire by its terms on or after final maturity date of the Series A Certificates.

Rent Payment Dates:        January 15 and July 15.

Minimum Rent:              Basic Rent due and payable on each Payment Date
                           shall be at least sufficient to pay in full, as of such Payment Date (assuming timely payment of the Certificates prior to such Date), the aggregate principal amount of scheduled installments due on the Certificates outstanding on such Payment Date.

Supplemental Rent:         Shall be sufficient to cover the sums described in
                           the definition of such term in Schedule II to the Participation Agreement.

Stipulated Loss Value:     At all times shall be equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Stipulated
                           Loss Value may not be modified.

Termination Value:         At all times shall be equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Termination
                           Value Date may not be modified.

All-risk hull insurance:   Shall not be less than Stipulated Loss Value,
                           subject to Lessee's right to self-insure on terms no more favorable to Lessee in any material respect than those set forth in Article 13 of the Lease.

Minimum Liability
Insurance Amount:          $300,000,000.

Past Due Rate:             As set forth in the definition thereof in Schedule
                           II to the Participation Agreement.


Participation Agreement

The Indenture Trustee, the Subordination Agent and the Liquidity Providers indemnified against Expenses and Taxes to the extent set forth in Articles 8 and 9 of the Participation Agreement as in effect on the Certificate Closing Date.


                                  SCHEDULE V

                           MANDATORY DOCUMENT TERMS


   Any amendment and restatement of the Operative Agreements on the Delivery Date or, if earlier, the Transfer Date:

         1. May not modify in any material adverse respect the Granting Clause of the Indenture so as to deprive the Holders of a first priority security interest in and mortgage lien on the Aircraft and the Lease or to eliminate any of the obligations secured thereby or otherwise modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Article II, V or VI or Section 7.01, 7.02, 7.10, 7.11, 9.08,
               13.01, 13.02, 13.07 or 15.04 or Article VIII of the Indenture;

         2. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 3.05, 3.06, 11.03(a)(x), 13.01(c)(i), the second sentence of 19.01, 20.01, 22.01, 22.03, 26.03, 27.01 or
               27.02 of the Lease or otherwise modify the terms of the Lease so as to deprive the Indenture Trustee of rights expressly granted to the "Indenture Trustee" therein;

         3. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 4.02(e), 4.02(f), 17.02, 17.11, 17.12 or 17.13 of
               the Participation Agreement or of the provisions of Section 4.01(j) of the Participation Agreement so as to eliminate the requirement to deliver to the Indenture Trustee the legal opinions to be provided to such Persons thereunder (recognizing that the lawyers rendering such opinions may be changed) or of the provisions of Section 6.03(b) of the Participation Agreement as regards the rights of the Indenture Trustee thereunder or otherwise modify the terms of the Participation Agreement to deprive the Subordination Agent, the Liquidity Providers or the Indenture Trustee of any indemnity or right of reimbursement in its favor for Expenses or Taxes;.

         4. May not modify in any material adverse respect as regards the interests of the holders of the Pass Through Certificates, the Subordination Agent, the Liquidity Providers or the Indenture Trustee, the definition of "Make-Whole Premium" or "Supplemental Rent" in Schedule II to the Participation Agreement; and

         5. Shall contain representations and warranties of the Owner Participant substantially similar to those set forth on Exhibit A attached hereto.

               Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Holders, the Subordination Agent, the Liquidity Providers, the Indenture Trustee or the holders of the Pass Through Certificates.



                                                                  Exhibit A
                                                                         to
                                                                 Schedule V

         Section ____. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article __, the Owner Participant represents and warrants that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of ________ and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been duly authorized by all necessary corporate action on its part and do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been or on the Delivery Date will be duly executed and delivered by the Owner Participant and constitute or on the Delivery Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under any of the Operative Agreements to which it is or is to be a party, and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement or the other Operative Agreements to which it is or is to be a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Loan Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Loan Certificate Holder, for any Taxes that may be imposed on such Holder as a result of the Owner Participant's failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and the Owner Participant shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country; and

         (x) it has a consolidated tangible net worth of not less than $75,000,000.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate, and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to it (or an Affiliate thereof) on the Delivery Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Loan Participants and any subsequent Holders of the Loan Certificates that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section ____(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section ____(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date, and subject to the conditions set forth in this Section ____(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or
(B) an unconditional guaranty of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and
(c) provide representations substantially similar to those contained in
Section 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements. A transferee hereunder shall be (i) a "U.S. Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) and if the transferee shall cease to be such a "U.S. Person" then such transferee shall promptly transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to the Trust Agreement, the Lessor's Estate and this Agreement and meanwhile (A) each Loan Certificate Holder shall be provided an indemnity in form and substance satisfactory to each such Loan Certificate Holder, for any Taxes that may be imposed on such Loan Certificate Holder (currently or in the future) due to such transferee's failure to be such a "U.S. Person" and (B) such transferee shall be personally liable for any debt service to the extent that its receipt of rentals is reduced by reason of any withholding Taxes that result from such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with Section 2.18 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section 7.03(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.


                                  SCHEDULE VI

                           MANDATORY ECONOMIC TERMS



Certificates


Loan to Aircraft Value Ratio on any July 15 Payment Date (with the value of the Aircraft set forth in the Prospectus Supplement in "Equipment Trust Certificates and the Aircraft" under the column "Appraised Value"):

               Series A:   not in excess of 40.0%
               Series B:   not in excess of 55.0%
               Series C:   not in excess of 75.0%

Average Life (in years):

   The average life may not be more than 14.5 years in the case of the Series A Certificates and 13.0 in the case of the Series B Certificates and in the case of the Series C Certificates may not be so great as to cause the average life of the Pass Through Certificates, 1997-1-C, to be more than 10.0 years (but in each case may be decreased by any amount).

Final Maturity Date:

               Series A:   may not be extended beyond January 15, 2018
               Series B:   may not be extended beyond January 15, 2018
               Series C:   may not be extended beyond January 15, 2014

Debt Rate (computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears):

               Series A:   7.50%
               Series B:   7.52%
               Series C:   7.65%

Past Due Rate:             Debt Rate plus 2% per annum.

Payment Dates:             January 15 and July 15.

Make-Whole Premiums:       as provided in Article V of the Indenture.

Redemption and Purchase:   as provided in the Indenture.

Lease

Term: The Basic Term shall expire by its terms on or after final maturity date of the Series A Certificates.

Lease Payment Dates:       January 15 and July 15.

Minimum Rent:              Basic Rent due and payable on each Payment Date
                           shall be at least sufficient to pay in full, as of such Payment Date (assuming timely payment of the Certificates prior to such Date), the aggregate principal amount of scheduled installments due on the Certificates outstanding on such Payment Date.

Supplemental Rent:         Sufficient to cover the sums described in the
                           definition of such term in Schedule II to the Participation Agreement.

Stipulated Loss Value:     At all times equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Stipulated
                           Loss Value.

Termination Value:         At all times equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Termination
                           Value Date.

All-risk hull insurance:   Not less than Stipulated Loss Value, subject to
                           Lessee's right to self-insure on terms no more favorable to Lessee in any material respect than those set forth in Article 13 of the Lease.

Minimum Liability
Insurance Amount:          $___________.

Past Due Rate:             As set forth in the definition thereof in Schedule
                           II to the Participation Agreement.


Participation Agreement

The Indenture Trustee, the Subordination Agent and the Liquidity Providers indemnified against Expenses and Taxes to the extent set forth in Articles 8 and 9 of the Participation Agreement as in effect on the Certificate Closing Date.

                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee and Initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to
Section 4.01(j)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W. Hearn


                                  SCHEDULE A
                                  ----------

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                           EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                               [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, ____________________, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) the FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W. Hearn


                                  SCHEDULE A
                                  ----------

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                            EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee and Initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture
Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof;
(D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Initial Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Initial Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260




Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, _________________, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one McDonnell Douglas MD-11F Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) the FAA Bill of Sale, (B) the Trust Agreement,
(C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through
Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture
Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative
Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under
Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260




Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                                  EXHIBIT A(2)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee and Initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. 1752K (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement; and

               (f)   The Certificates.

(each of the documents identified in paragraphs (a) through (g) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Initial Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Initial Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.




                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(3)(a)(i)


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 between State Street and Federal Express Corporation, as Initial Owner Participant ("Initial Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Initial Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this opinion to you in accordance with Section 4.01 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Initial Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Initial Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Initial Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Initial Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Initial Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Initial Owner Participant and that the Initial Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Initial Owner Participant, enforceable against the Initial Owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Initial Owner Participant as provided therein and creates for the benefit of the Initial Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Initial Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Initial Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. To our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Initial Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Initial Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Initial Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.

                                             Very truly yours,


                                                   Bingham, Dana & Gould LLP


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260



Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019




                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b) We have assumed without any independent investigation (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.

               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in
         Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                                   Bingham, Dana & Gould LLP


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                          EXHIBIT A(3)(a)(ii)


                     [Letterhead of Bingham, Dana & Gould]

                                                               [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 between State Street and ___________________, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this Opinion to you in accordance with Section 4.02 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has or had, on the date of execution thereof, duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. The Owner Trustee has received such title to the Aircraft as has been conveyed to it subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Lease; and to our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.


                                       Very truly yours,


                                                   Bingham, Dana & Gould LLP


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                                  EXHIBIT A(4)


                    [Letterhead of Ray, Quinney & Nebeker]


                                                   [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee and initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. N1752K (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee
         Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                               EXHIBIT A(5)(a)


                       [Letterhead of Kredietbank N.V.]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                                   Very truly yours,


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260



                                                               EXHIBIT A(5)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.

               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                                   Very truly yours,


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(6)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N583FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), ____________________, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association ("SSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent); (ii) that certain Lease Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Lease") between SSB (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iii) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Trust Indenture") between SSB (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (iv) that certain Trust Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Trust Agreement") between SSB (not in its individual capacity), as Owner Trustee and Federal Express Corporation, as Trustor.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N583FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit E and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers three GE CF6-80C2-D1F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                                  EXHIBIT A(7)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N583FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), _________________, as Owner Participant (the "Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a) AC Form 8050-2 Aircraft Bill of Sale dated _____________ (the "FAA Bill of Sale") from the Lessee, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations together with Affidavit of the Owner Participant dated _____________ (the "Owner Participant Affidavit") attached thereto, which Owner Trustee Affidavit with the Owner Participant Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Trust Agreement") between the Owner Participant and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N583FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N583FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No. 1 (Federal Express Corporation Trust No. N583FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except
                     (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and
                     (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C.
                     Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participant of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participant, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participant Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.


                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm


                                                               Annex I

                              Certain Definitions
                              -------------------

                        Airframe, Engines and Aircraft
                        ------------------------------

               One (1) McDonnell Douglas MD-11F aircraft bearing manufacturer's serial number 48421 and U.S. Registration No. 1752K (the "Airframe") and three (3) General Electric CF6-80C2-D1F aircraft engines bearing manufacturer's serial numbers ___-___, ___=___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").


                            Confidential Omissions
                            ----------------------

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.




                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]


                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]


                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]


                                   EXHIBIT E

                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-D1F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers ___-___, ___-___ and ___-___, respectively.

   D. Replacement Engine means each of the CF6-80C2-D1F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997, (the "Lease") between State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.

                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                     2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
         (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to First Security Bank, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

         In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

         Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                     3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                     4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                     5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


General Electric Company


_____________________________
Name:
Title:



Federal Express Corporation


_____________________________
Name:    Robert D. Henning
Title:    Assistant Treasurer and
          Managing Director -
          Structured Finance



State Street Bank and Trust Company
of Connecticut, National Association
not in its individual capacity,
but solely as Owner Trustee


_____________________________
Name:    Paul D. Allen
Title:   Vice President


                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N583FE)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Lease Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and State Street Bank and Trust Company of Connecticut, National Association, as Lessor (as in effect from time to time, the "Lease") and (ii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N583FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee").
The Lease covers three GE CF6-80C2-D1F series engines bearing Engine Manufacturer's serial numbers ___-___, ___-___ and ___-___, respectively, (the "Engines") as installed on the McDonnell Douglas MD-11F series aircraft bearing Manufacturer's serial number 48421 (the "Aircraft"). In connection with such Lease, reference is made to the General Terms
Agreement No. 6-9034 dated as of July 3, 1991, between the Engine
Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-D1F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain McDonnell
Douglas MD-11F series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight
(Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


General Electric Company



______________________________
Name:
Title:


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)

                            Dated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                     Lessee and Initial Owner Participant

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent

                        ______________________________

           LEVERAGED LEASE OF ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48436, REGISTRATION NO. N17685D


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Initial Recitals...........................................................  1

                                   ARTICLE 1

   DEFINITIONS.............................................................  3

                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

   Section 2.01.  Transfer of Funds........................................  3
   Section 2.02.  (a) Certificates.........................................  4
   (b) Transfer of Beneficial Interest.....................................  5
   Section 2.03.  Amendments on Delivery Date or Transfer Date.............  5

                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

   Section 3.01.  Lessee's Notice of Delivery Date.........................  6
   Section 3.02.  Commitments to Participate in Purchase Price.............  7
   Section 3.03.  Postponement of Delivery Date............................  9
   Section 3.04.  Closing.................................................. 10

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent (Certificate Closing Date).......... 10
   Section 4.02.  Conditions Precedent (Delivery Date)..................... 17
   Section 4.03.  Opinion of Special Aviation Counsel Upon Registration.... 26

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 26

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 27
   Section 6.02.  Offering by Lessee....................................... 33
   Section 6.03.  Certain Covenants of Lessee.............................. 33
   Section 6.04.  Survival of Representations and Warranties............... 41

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 41
   Section 7.02.  Citizenship.............................................. 42
   Section 7.03.  Concerning Assignment of Interests of Owner Participant.. 42
   Section 7.04.  Representations, Covenants and Warranties of SSB and the
                  Owner Trustee............................................ 42
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 45
   Section 7.06.  Indenture Trustee's Notice of Default.................... 46
   Section 7.07.  Releases from Indenture.................................. 46
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 47
   Section 7.09.  Pass Through Trustee's Representations and Warranties.... 47
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 48
   Section 7.11.  Lessee's Assumption of the Certificates.................. 48
   Section 7.12.  Indebtedness of Owner Trustee............................ 50
   Section 7.13.  Reserved................................................. 50
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 50

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 52
   Section 8.02.  After-Tax Basis.......................................... 57
   Section 8.03.  Time of Payment.......................................... 58
   Section 8.04.  Contests................................................. 58
   Section 8.05.  Refunds.................................................. 61
   Section 8.06.  Lessee's Reports......................................... 61
   Section 8.07.  Survival of Obligations.................................. 62
   Section 8.08.  Payment of Taxes......................................... 62
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 62

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 63
   Section 9.02.  After-Tax Basis.......................................... 66
   Section 9.03.  Subrogation.............................................. 67
   Section 9.04.  Notice and Payment....................................... 67
   Section 9.05.  Refunds.................................................. 67
   Section 9.06.  Defense of Claims........................................ 68
   Section 9.07.  Survival of Obligations.................................. 68
   Section 9.08.  Effect of Other Indemnities.............................. 69

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 69

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 72

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

   Section 12.01.  Liabilities of Owner Participant........................ 73
   Section 12.02.  Interest of Holders of Certificates..................... 73

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 73
   Section 13.02.  Further Assurances...................................... 74
   Section 13.03.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgement......................................... 74

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 74

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 75

                                  ARTICLE 17

                                 MISCELLANEOUS

   Section 17.01.  Reserved................................................ 79
   Section 17.02.  Collateral Account...................................... 79
   Section 17.03.  Counterparts............................................ 80
   Section 17.04.  No Oral Modifications................................... 80
   Section 17.05.  Captions................................................ 80
   Section 17.06.  Successors and Assigns.................................. 80
   Section 17.07.  Concerning the Owner Trustee, the Indenture Trustee
                   and the Pass Through Trustee............................ 81
   Section 17.08.  Severability............................................ 81
   Section 17.09.  Public Release of Information........................... 81
   Section 17.10.  Certain Limitations on Reorganization................... 81
   Section 17.11.  GOVERNING LAW........................................... 82
   Section 17.12.  Section 1110 Compliance................................. 82
   Section 17.13.  Reliance of Liquidity Providers......................... 82

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 83

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
SCHEDULE IV            Debt Portion
SCHEDULE V             Mandatory Document Terms
SCHEDULE VI            Mandatory Economic Terms
EXHIBIT A(1)(a)(i)     Opinion of Lessee's Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(a)(ii)    Opinion of Lessee's Counsel
                       (Delivery Date)
EXHIBIT A(1)(b)(i)     Opinion of Lessee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(1)(b)(ii)    Opinion of Lessee's Special Counsel
                       (Delivery Date)
EXHIBIT A(2)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(3)(a)(i)     Opinion of Owner Trustee's Special Counsel
                       (Certificate Closing Date)
EXHIBIT A(3)(a)(ii)    Opinion of Owner Trustee's Special Counsel
                       (Delivery Date)
EXHIBIT A(4)           Opinion of Pass Through Trustee's and Subordination
                       Agent's Special Counsel
EXHIBIT A(5)(a)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(5)(b)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT A(6)           Opinion of Engine Manufacturer's Counsel
EXHIBIT A(7)           Opinion of Special Aviation Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement
EXHIBIT E              Form of Engine Warranty Assignment and Engine Consent

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE) dated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee" and the "Initial Owner Participant"), STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof.

         WHEREAS, the Initial Owner Participant has entered into the Trust Agreement with the Owner Trustee in its individual capacity, substantially in the form of Exhibit D hereto, pursuant to which Trust Agreement the Owner Trustee agrees, among other things, to hold the Lessor's Estate for the benefit of the Initial Owner Participant on the terms specified in the Trust Agreement, subject to the Lien of the Indenture.

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto.

         WHEREAS, on the Certificate Closing Date, the Owner Trustee and the Indenture Trustee will enter into the Indenture for the benefit of the Pass Through Trustee, pursuant to which the Owner Trustee is issuing the Certificates to the Subordination Agent on behalf of the Pass Through Trustee as evidence of the loans made by the Pass Through Trustee to Subordination Agent on behalf of the Owner Trustee, the proceeds of which loans will be deposited by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account.

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement.

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts.

         WHEREAS, prior to the Delivery Date, the Certificates will be secured by the Liquid Collateral.

         WHEREAS, pursuant to the terms of the Trust Agreement, the Owner Trustee will be authorized and directed by the Initial Owner Participant:

         (a)   on the Delivery Date, to purchase the Aircraft from the Lessee;

         (b) on the Certificate Closing Date, to execute and deliver the Lease substantially in the form of Exhibit B hereto, pursuant to which, subject to the terms and conditions set forth in said Lease, the Owner Trustee agrees to lease to the Lessee, and the Lessee agrees to lease from the Owner Trustee, the Aircraft on the Delivery Date, such lease to be effected by the execution and delivery on the Delivery Date of a Lease Supplement, in the form of Exhibit A to the Lease, covering the Aircraft and incorporating by reference all of the terms of the Lease;

         (c) on the Certificate Closing Date, to execute and deliver the Indenture, substantially in the form of Exhibit C hereto, for the benefit of the Holders from time to time of the Certificates, pursuant to which the Owner Trustee agrees, among other things, (A) to deposit, mortgage and pledge with the Indenture Trustee, as part of the Trust Indenture Estate, all of the Lessor's Estate but not Excepted Payments,
   (B) on the Certificate Closing Date, to issue Certificates substantially in the form set forth in Exhibit B to the Indenture, the proceeds of the sale of which will be held by the Indenture Trustee on behalf of the Owner Trustee in the Collateral Account until released in accordance with the terms hereof and of the Indenture, and (C) on the Delivery Date, to execute and deliver the Indenture and Security Agreement Supplement, substantially in the form of Exhibit A to the Indenture, covering the Aircraft and supplementing the Indenture; and

         (d) on the Certificate Closing Date, to execute and deliver the Engine Warranty Assignment, whereby the Lessee assigns to the Owner Trustee certain of the Lessee's rights and interests under the GTA to the extent that the same relate to the Engines (except to the extent reserved in the Engine Warranty Assignment), which Engine Warranty Assignment is to include as an annex an Engine Consent executed by the Engine Manufacturer, said Engine Warranty Assignment and Engine Consent to be substantially in the form of Exhibit E hereto.

         WHEREAS, on the Delivery Date pursuant to and subject to the terms and conditions of this Agreement, the Engine Warranty Assignment and the Bills of Sale, the Owner Trustee will purchase, and receive title to, the Aircraft from the Lessee and lease the Aircraft to the Lessee pursuant to the Lease.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the terms defined in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                     ISSUANCE AND PURCHASE OF CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, on behalf of each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall purchase the Certificates specified for such Pass Through Trust on Schedule I hereto. For each Pass Through Trust, the Pass Through Trustee shall pay an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture. The aggregate amount payable by the Pass Through Trustee pursuant to this Section 2.01(b) shall be payable by wire transfer or intra-bank transfer to the Indenture Trustee on behalf of the Owner Trustee.

         (c) On the Certificate Closing Date, the Indenture Trustee shall, on behalf of the Owner Trustee, deposit, by wire transfer or intra-bank transfer, the amounts received by it pursuant to Section 2.01(b) hereof in the Collateral Account pursuant to the Indenture.

         (d) On the Certificate Closing Date concurrently with the events specified in Section 2.01(b) hereof, the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not parties thereto), the Lease (other than the Lease Supplement), the Indenture (other than the Indenture and Security Agreement Supplement), and the other documents listed in Section 4.01(d) hereof, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof.

         (e) The Closings shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         Section 2.02. (a) Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Certificate Closing Date, the Initial Owner Participant will instruct the Owner Trustee to execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificates specified for such Pass Through Trust on Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Certificate Closing Date and shall bear interest from the Certificate Closing Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.

         (b) Transfer of Beneficial Interest. If on a date prior to the Delivery Date, the Lessee shall have identified one or more Owner Participants ready, willing and able to acquire the Beneficial Interest of the Initial Owner Participant in consideration for such Owner Participant's or Owner Participants' agreement to participate in the Lessor's payment of the Purchase Price for the Aircraft on the Delivery Date, the Initial Owner Participant shall transfer its Beneficial Interest to such Owner Participant or Owner Participants on such date (the "Transfer Date"). On the Transfer Date, the document amendments contemplated by Section 2.03(a) hereof (subject to the limitations set forth in such Section) shall be effected and such amended documents delivered.

         Section 2.03. Amendments on Delivery Date or Transfer Date. (a) Amendment and Restatement of Certain Documents. Upon any transfer by the Initial Owner Participant of its Beneficial Interest on the Delivery Date (as contemplated by Section 3.02(a) hereof (or, if earlier, the Transfer Date), the parties hereto shall enter into amendments and restatements of the Trust Agreement, the Lease, the Indenture and this Agreement, which amendments and restatements shall reflect such changes as shall have been requested by the Owner Participant, agreed to by the Lessee and, if modified in any material respect, as to which Rating Agency Confirmation shall have been obtained from each Rating Agency by the Lessee (to be delivered by the Lessee to the Pass Through Trustee on or before the Delivery Date or the Transfer Date, as the case may be); provided, however, that in any event such amended and restated documents shall not vary the Mandatory Economic Terms and shall contain the Mandatory Document Terms.

         The Lessee agrees to furnish to each Liquidity Provider and to Milbank, Tweed, Hadley & McCloy (the initial Liquidity Provider's special New York counsel) at its New York office, attention: Drew S. Fine, as soon as practicable but in no event less than 7 Business Days prior to the estimated Delivery Date (or, if earlier, the estimated Transfer Date), true and complete copies of drafts of any such amended and restated Participation Agreement, amended and restated Lease Agreement and amended and restated Indenture. The Lessee further agrees to furnish to each Liquidity Provider and to the counsel identified in the preceding sentence (i) each and every subsequent draft of such documents and (ii) promptly following the execution thereof, true and complete copies of such documents.


         (b) Amendments to Certain Schedules. The percentages of Basic Rent, Stipulated Loss Value and Termination Value set forth on Schedules II, III and IV, respectively, of the Lease, the EBO Price and the schedule of principal payments on the Certificates set forth in Section 6.06 of the Indenture and
Schedule I to each Certificate on the Certificate Closing Date have been calculated based upon a hypothetical owner's economic return and certain assumptions regarding the Delivery Date, Transaction Costs, tax law, Basic
Term and certain other items (the "Assumptions"). If the Initial Owner Participant transfers its Beneficial Interest to one or more Owner
Participants on the Delivery Date (as contemplated by Section 3.02(a) hereof (or, if earlier, the Transfer Date), then, no later than 20 days following the Delivery Date (the "Reoptimization Date"), the Owner Trustee may elect to amend such Schedules to reflect the actual Owner's or Owners' Economic Return and any changes to the Assumptions. In connection with any such amendments, the Owner Trustee may prepay on the Reoptimization Date part of the Series C Certificates. On the Reoptimization Date the Owner Trustee shall deliver and the Subordination Agent on behalf of the Pass Through Trustee of each Pass Through Trust shall accept delivery of an amended Schedule I to each Certificate containing such changed principal installments.

            The Owner Trustee will give not less than 10 days' notice of the Reoptimization Date. Any amendments to the Indenture and such Schedules shall not vary the Mandatory Economic Terms and on the Reoptimization Date the Lessee shall deliver a certificate to the Pass Through Trustee and the Liquidity Providers signed by the Vice President and Treasurer or any other authorized officer of the Lessee certifying to such effect. If the Reoptimization Date occurs later than the Delivery Date, the Lessee shall cause any required filing and recording of the affected documents with the Aeronautics Authority to be effected on the Reoptimization Date.


                                   ARTICLE 3

                 PARTICIPATION IN INVESTMENT ON DELIVERY DATE;
                             DELIVERY OF AIRCRAFT

         Section 3.01. Lessee's Notice of Delivery Date. The Lessee agrees to give the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee at least three (3) Business Days' written or facsimile notice prior to the Delivery Date (which notice shall be effective only if received not later than 10:00 a.m. (New York City time) on the date that is at least three (3) Business Days prior to the Delivery Date), which Delivery Notice shall specify the amount of the Purchase Price, the amount of the Owner Participant's Commitment, the Debt Portion, the Delivery Date for the Aircraft, the serial number of the Airframe and each Engine, and the Aeronautics Authority registration number for the Aircraft.

         Section 3.02. Commitments to Participate in Purchase Price. (a) Participation in Purchase Price. Subject to the terms and conditions of this Agreement, on the Delivery Date, (i) subject to the proviso to this Section 3.02(a), the Indenture Trustee agrees to release the Debt Portion or such lesser amount as may then be held in the Collateral Account together with the Lessee Shortfall (as defined in clause (iii) below), if any, to the Owner Trustee for application to the Purchase Price as provided below, (ii) unless previously transferred on the Transfer Date, the Initial Owner Participant agrees to transfer its Beneficial Interest to the Owner Participant in consideration for the Owner Participant's participation in the Lessor's payment of the Purchase Price through an investment in the Lessor's Estate in an amount equal to the amount set forth in Ancillary Agreement I, (iii) subject to the proviso to this Section 3.02(a), the Lessee agrees to pay to the Indenture Trustee the excess, if any, of (I) the Debt Portion over (II) such amount as may then be held in the Collateral Account (the "Lessee Shortfall") as provided in Section 17.02(a) hereof, and (iv) the Lessee shall sell the Aircraft to the Owner Trustee and the Owner Trustee shall immediately thereafter lease the Aircraft to the Lessee pursuant to the Lease. In consideration for the assignment to the Owner Trustee by the Lessee under the Modification Agreement of any warranties thereunder, the transfer by the Initial Owner Participant to the Owner Participant of its Beneficial Interest and the transfer of title to the Aircraft from the Lessee to the Owner
Trustee, the following cash payments will be made by wire transfer of immediately available funds on the Delivery Date: (A) by the Owner Trustee to the Lessee, an amount equal to the Purchase Price, or such lesser amount referred to in the proviso to this Section 3.02(a), and (B) by the Indenture Trustee, on behalf of the Owner Trustee, to the Lessee the excess of any amounts as may then be held in the Collateral Account over the Debt Portion; provided, however, that if (1) the Delivery Date has been postponed, (2) the investments contemplated by Section 2.14(b) of the Indenture have been made,
(3) such investments do not mature on the rescheduled Delivery Date and (4) the Lessee elects not to break such investments, then the Indenture Trustee shall not release amounts in the Collateral Account to the Owner Trustee and the Lessee shall accept as payment of the Purchase Price by the Owner Trustee an amount equal to the Owner Participant's Commitment and the Indenture
Trustee shall pay to the Lessee at the end of the applicable investment period referred to in Section 2.14(b) of the Indenture of all amounts then held in the Collateral Account.

         (b) No Obligation to Increase Commitments; Delayed Delivery. (i) If the Indenture Trustee shall default in its obligation to make the amount of its Debt Portion available pursuant hereto, the Owner Participant shall have no obligation to make any portion of such Debt Portion available or to increase the amount of its Commitment, but the obligations of the Owner Participant shall nevertheless remain subject to the terms and conditions of this Agreement.



         (ii) Subject to the provisions of Section 3.03 hereof, if the closing of the transactions contemplated by the Operative Agreements shall not have been consummated by 2:00 p.m. (New York City time), or such earlier time as directed by the Lessee, on the Scheduled Delivery Date, the Owner Trustee shall, if instructed in writing by the Lessee, at the risk and expense of the Lessee, use its reasonable best efforts to cause the Owner Participant's Commitment to be invested and reinvested to the extent practicable at the direction received by it from the Lessee (with a copy to the Owner Participant), at the risk of the Lessee, in Permitted Investments consisting of either commercial paper or time deposits; provided, however, that in the absence of instructions by 2:00 p.m. (New York City time) the Owner Trustee shall use its reasonable best efforts to cause such amount or the proceeds thereof to be invested and reinvested to the extent practicable in overnight Eurodollar time deposits. Earnings on any such investments shall be applied to the Lessee's payment obligations, if any, to such Owner Participant pursuant to the next succeeding paragraph, and the balance, if any, of such earnings remaining after such application shall be paid in accordance with the Lessee's written instructions.

         If for any reason (i) the Operative Agreements shall not be executed and delivered by the respective parties thereto and/or the delayed Delivery Date shall not occur (whether by reason of a failure to meet a condition precedent thereto set forth in Article 4 hereof or otherwise) on or before the third Business Day after the Scheduled Delivery Date (or earlier if requested by the Owner Participant) or, if earlier, the Cut-Off Date, or (ii) the Lessee has notified the Owner Trustee (with a copy to the Owner Participant) prior to 2:00 p.m. (New York City time) on any date after the Scheduled Delivery Date that it does not intend to go forward to close the transactions contemplated hereby for such Delivery Date, the Owner Participant may cancel any funding arrangements made to fund its Commitment on the Scheduled Delivery Date but the Owner Participant's Commitment hereunder with respect to the Aircraft shall not be terminated thereby until the Cut-Off Date, whereupon the Owner Participant's Commitment hereunder shall terminate. On such third Business
Day (or such earlier date) or the Cut-Off Date, as the case may be, or the earliest practicable Business Day thereafter, the Owner Trustee shall return the amounts held by it hereunder to the Owner Participant, provided that the Owner Trustee shall have had a reasonable time to liquidate any Permitted Investments it has been authorized to invest in pursuant to the preceding paragraph and to obtain the proceeds therefrom in funds of the type originally received, and the Lessee shall pay interest on such funds to the Owner Participant at the Debt Rate, such interest to be payable for the period from and including such Scheduled Delivery Date to but excluding the date such funds are returned to the Owner Participant in accordance with the terms hereof; provided that if any such funds are returned to the Owner Participant after 2:00 p.m. (New York City time) on any such date, such funds shall be deemed for purposes of this paragraph to have been returned on the next succeeding Business Day.

         The Lessee shall reimburse the Owner Trustee on demand for any loss incurred by the Owner Trustee as a result of the investment of funds by the Owner Trustee in accordance with the terms of this Section 3.02(b). Further, the Lessee shall indemnify the Owner Trustee and hold it harmless from and against any cost or expense the Owner Trustee may incur as a result of any investment of funds or transfer of funds referred to herein in accordance with the terms hereof. The Owner Trustee shall not be liable for failure to invest such funds except as otherwise provided herein or for any losses incurred on such investments except for any losses arising out of its own gross negligence or willful misconduct.

         Section 3.03. Postponement of Delivery Date. (a) If no Owner Participant has committed to participate in the transactions contemplated to occur on the Scheduled Delivery Date or if an Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available on the Scheduled Delivery Date in accordance with the terms of Section 3.02 hereof, the Owner Trustee will promptly give each party confirmed facsimile notice thereof and the Lessee shall postpone the Delivery Date to a date not later than the Cut-Off Date. If no Owner Participant has committed to participate or an Owner Participant shall for any reason fail or refuse to make the full amount of its Commitment available in accordance with the terms of Section 3.02 hereof on such postponed Delivery Date, the Lessee shall endeavor during such period to identify another equity investor to whom it can assign its Beneficial Interest. If the Lessee identifies an equity investor, the Lessee shall assign its interest in the Lessor's Estate as provided above. In case of any such conveyance (but subject to the satisfaction of the conditions precedent specified in an amendment hereto), the Indenture Trustee shall release the Debt Portion or such lesser amount as may then be held in the Collateral Account for application to the payments contemplated in the last sentence of Section 3.02(a) hereof, subject to the proviso to Section 3.02(a) hereof.

         (b) Release of Obligations. If the Delivery Date has not occurred on or prior to the Cut-Off Date (including by reason of the Aircraft not being completed and delivered, there being no Owner Participant committed to participate in the transactions contemplated to occur on the Delivery Date or by reason of an Owner Participant's failure to make the full amount of its Commitment available in accordance with the terms of Section 3.02 hereof and no transferee Owner Participant having been identified pursuant to Section 3.03(a) hereof), then, in such event, the Owner Trustee shall not purchase the Aircraft from the Lessee, and the parties to the Operative Agreements shall have no further obligations or liabilities under any of said Operative Agreements with respect to the Aircraft, including the obligation of the Owner Participant to participate in the payment of the Purchase Price, and such documents shall terminate and have no further force or effect with respect to the Aircraft; provided, however, that the Lessee shall provide, no later than the Cut-Off Date, notice of prepayment to the Indenture Trustee and the Certificates shall be prepaid on the 15th day following the Cut-Off Date as provided in Section 6.02(a)(vi) of the Indenture and Section 17.02(c) hereof and provided further, that (i) the Lessee's obligation to indemnify such parties to the extent provided in such documents, shall not be diminished or modified in any respect and (ii) the obligations of the Owner Trustee, the Indenture Trustee and the Lessee to return funds and pay interest, costs, expenses and other amounts thereon or in respect thereof as provided in
Section 3.02 hereof shall continue.

         (c)  Optional Postponement.   Without limiting the provisions of
Section 3.02(b) hereof, the Scheduled Delivery Date may be postponed from time to time (but in no event shall the Delivery Date be later than the Cut-Off
Date) for any reason, other than pursuant to Section 3.03(a) hereof, if the Lessee gives the Owner Participant, the Indenture Trustee, the Owner Trustee and the Pass Through Trustee confirmed facsimile notice (or telephone notice followed by written confirmation) of such postponement and notice of the date to which the Delivery Date has been postponed, such notice of postponement to be received by each party no later than 11:00 a.m. (New York City time) on the Business Day preceding the Scheduled Delivery Date.

         Section 3.04. Closing. The closing with respect to the purchase and lease of the Aircraft on the Delivery Date shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent (Certificate Closing Date). The obligations of the Owner Trustee, the Lessee, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Certificate Closing Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Certificate Closing Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. On the Certificate Closing Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Certificate Closing Date and registered in the name of the Subordination Agent, in the principal amounts, Series, Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture. The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act.

         (b) Legal Investment. On the Certificate Closing Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Initial Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal for such Initial Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Certificate Closing Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Certificate Closing Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, as the case may be, of such documents shall have been delivered to the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) the Modification Agreement;

         (iv)  the GTA;

         (v)   the Trust Agreement;

         (vi)  the Intercreditor Agreement; and

         (vii) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Approvals. All approvals and consents of any trustees or holders of any indebtedness or obligations of the Lessee, which in the opinion of the Pass Through Trustee or the Indenture Trustee are required in connection with any transaction contemplated by this Agreement, shall have been duly obtained.

         (f) Financing Statements. Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) intended to be created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and such financing statements shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of the Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests.

         (g) Corporate Documents. Except when such Person is the delivering party, the Owner Trustee, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

            (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Certificate Closing Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Certificate Closing Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of this Agreement, the Lease, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

            (ii) a copy of the certificate of incorporation and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

            (iii) a copy of the articles of association and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

            (iv) a copy of the certificate of incorporation and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

            (v) a copy of the certificate of incorporation and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

            (vi) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee as the Indenture Trustee or the Pass Through Trustee may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Officer's Certificate of Lessee. On the Certificate Closing Date, the following statements shall be true, and the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Certificate Closing Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 or the unaudited consolidated financial statements of the Lessee as of February 28, 1997 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (i) Other Officer's Certificates. On the Certificate Closing Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of SSB and FSB, respectively, dated the Certificate Closing Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Certificate Closing Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens.

         (j) Legal Opinions. The Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Certificate Closing Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(i) hereto and addressed to the Underwriters, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(i) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(2) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Bingham, Dana & Gould LLP, special counsel for the Owner Trustee, in the form of Exhibit A(3)(a)(i) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(4) hereto and addressed to the Underwriters, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vi) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(5)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(5)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (n) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements referred to in subparagraph (f) of this Section 4.01, or in connection with the issuance of the Certificates shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Certificate Closing Date which are then due and payable shall have been duly paid in full.

         (o) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Certificate Closing Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Certificate Closing Date.

         (p) Section 131.3 of the New York State Banking Law Filing. SSB shall have delivered evidence of its filing made with the New York Superintendent of Banking pursuant to Section 131.3 of the New York State Banking Law.

         Section 4.02. Conditions Precedent (Delivery Date). Subject to the last paragraph of this Section 4.02, the obligations of the Owner Trustee, the Owner Participant, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Delivery Date are subject to the fulfillment to the satisfaction of each party (or waiver by such party), prior to or on the Delivery Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligation of any party):

         (a) Notice, Etc. Each party hereto shall have received a Delivery Notice pursuant to Section 3.01 hereof at least three (3) Business Days prior to the Delivery Date.

         (b) Legal Investment. No change shall have occurred after the date which is two days prior to the Certificate Closing Date in applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of the Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee or their special counsel, would make it illegal for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances shall have occurred which would otherwise make it illegal or otherwise in contravention of guidance issued by regulatory authorities for the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Delivery Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for the Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Delivery Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Documents. The documents referred to in Section 4.01(d) hereof shall each be in full force and effect and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant, as the case may be, of such documents shall have been delivered to the Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee (provided that the sole chattel-paper original of the amended and restated Lease (whether delivered on the Transfer Date or the Delivery Date), the Lease Supplement and the Ancillary Agreement I shall be delivered to the Indenture Trustee):

         (i)   this Agreement, as amended and restated as of the Delivery Date;

         (ii)  the Lease, as amended and restated as of the Delivery Date;

         (iii) the Trust Agreement, as amended and restated as of the Delivery Date;

         (iv)  the Indenture, as amended and restated as of the Delivery Date;

         (v)   the Lease Supplement covering the Aircraft, dated the Delivery
               Date;

         (vi) the Indenture and Security Agreement Supplement covering the Aircraft, dated the Delivery Date;

         (vii) in the case of the Owner Participant only, the Tax Indemnity Agreement (unless delivered on the Transfer Date);

         (viii) the Ancillary Agreement I;

         (ix)  the Invoice;

         (x)   the Engine Warranty Assignment;

         (xi)  the Engine Consent; and

         (xii) the Bills of Sale;

   unless, in the case of each of the documents listed in clauses (i) through
   (iv) above they shall have been amended and restated as of and delivered on the Transfer Date.

         (d) Legal Opinions. The Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to the Owner Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Delivery Date:

            (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

            (ii) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iii) Bingham, Dana & Gould, special counsel for the Owner Trustee, in the form of Exhibit A(3)(a)(ii) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (iv) Special counsel for the Owner Participant, and in-house counsel for the Owner Participant, each addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

            (v) counsel for the Engine Manufacturer, in the form of Exhibit A(6) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

            (vi) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(7) hereto and addressed to the Underwriters, the Owner Participant, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee.

         (e) Title, Airworthiness and Registration. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee shall have received evidence from the Lessee reasonably satisfactory to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee to the effect that:

            (i) the Owner Trustee has good and marketable title (subject to filing and recording of the FAA Bill of Sale with the Aeronautics Authority) to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement and the interest of the Certificate Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft, which evidence shall include the Bills of Sale;

            (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

            (iii) the FAA Bill of Sale, the amended and restated Lease and the Lease Supplement covering the Aircraft, the amended and restated Indenture and the Indenture and Security Agreement Supplement covering the Aircraft and the amended and restated Trust Agreement shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

            (iv) application to the Aeronautics Authority for registration of the Aircraft in the name of the Owner Trustee shall have been duly made and the Lessee shall have temporary or permanent authority to operate the Aircraft.

         (f) Financing Statements. (i) a form UCC-3 financing statement to amend and restate each financing statement referred to in Section 4.01(f) hereof shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee as secured party, and a form UCC-1 financing statement covering all the security interests (and other interests) created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and concurrently with the transactions contemplated on the Delivery Date such UCC-3 financing statement and UCC-1 financing statement shall have been duly filed or duly submitted for filing in the State of Connecticut, and all other actions shall have been taken which, in the opinion of special counsel for the Pass Through Trustee or for the Underwriters, are necessary or desirable to maintain the perfection of the security interest created by or pursuant to the Granting Clause of the Indenture, and (ii) a UCC notice filing describing the Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee), and shall have been duly filed in the State of Tennessee.

         (g) Payments. The Owner Participant shall have made available its Commitment to the Owner Trustee and the other payments contemplated by
   Section 3.02 hereof shall have been made.

         (h) Report of Aircraft Expert. The Owner Participant shall have received a report prepared by BK Associates, Inc. addressed to the Owner Participant (with an abbreviated report to the Lessee) which report shall be in form and substance satisfactory to the Owner Participant to the effect, among other things, that on the Delivery Date:

            (i) (A) the estimated fair market value of the Aircraft net of any cost to the Owner Participant or the Owner Trustee of return at the end of the Basic Term and any Fixed Renewal Term (determined without including in such value any increase or decrease for inflation or deflation during the Term) is equal to or greater than 20% of the Purchase Price for the Aircraft and (B) at least 20% of the useful economic life of the Aircraft will be remaining at the end of the Basic Term and any Fixed Renewal Term;

            (ii) the estimated useful life of the Aircraft is at least 133% of the Basic Term and any Fixed Renewal Term;

            (iii) the Purchase Price of the Aircraft is no greater than the fair market value of the Aircraft on the Delivery Date;

            (iv) on the Delivery Date, the Aircraft will not require any modifications, improvements or additions in order to be rendered complete for its intended purpose by the Lessee;

            (v) the amount payable by the Lessee upon the exercise of its purchase option pursuant to Section 4.02(a)(F) of the Lease equals or exceeds the currently estimated Fair Market Value of the Aircraft on such date (taking into account inflation or deflation to such date); and

            (vi) the Aircraft is not limited use property.

         (i) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participant to establish that the insurance required by Article 13 of the Lease is in effect.

         (j) Payment of Taxes. (A) All taxes, fees, charges, assessments, costs and other expenses then due and payable in connection with the execution, delivery, recording and filing of all financing statements and the documents and instruments referred to in subparagraphs (e) and (f) of this Section 4.02, or in connection with the purchase of the Aircraft by the Owner Trustee and the making by the Owner Participant of its equity investment shall have been duly paid or caused to be paid in full; and (B) all sales or use taxes and duties related to the consummation of the transactions contemplated by the Operative Agreements on the Delivery Date which are then due and payable shall have been duly paid in full.

         (k) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (l) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (m) Governmental Compliance. All appropriate action required to have been taken by the FAA, the SEC, or any governmental or political agency, subdivision or instrumentality of the United States, prior to the Delivery Date in connection with the transactions contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals (collectively "permits") of such entities required to be in effect on the Delivery Date in connection with the transactions contemplated by this Agreement shall have been issued, and all such permits shall be in full force and effect on the Delivery Date.

         (n) Officer's Certificate of Lessee. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Delivery Date, stating that:

            (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 or the unaudited consolidated financial statements of the Lessee as of February 28, 1997 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

            (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (o) Officer's Certificate of Owner Participant. On the Delivery Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from the Owner Participant, signed by a duly authorized officer of the Owner Participant dated the Delivery Date, stating that:

            (i) the representations and warranties of the Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement (excluding the Tax Indemnity Agreement) to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) no Lessor's Liens attributable to the Owner Participant exist; and

            (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or omission on the part of the Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default.

         (p) Other Officer's Certificates. On the Delivery Date, the following statements shall be true, and the Owner Participant, the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of SSB and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Indenture Trustee, the Owner Participant, the Pass Through Trustee and the Owner Trustee) signed by a duly authorized officer of SSB and FSB, respectively, dated the Delivery Date, stating with respect to SSB and the Owner Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

            (i) the representations and warranties of SSB in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Delivery Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

            (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of SSB in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

            (iii) there are no Lessor's Liens attributable to the Owner Trustee or SSB and no Indenture Trustee's Liens affecting the Trust Indenture Estate or the Lessor's Estate or any part thereof.

         (q) Release of Debt Portion. The Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.

         (r) Officer's Certificate of Lessee Regarding Mandatory Economic Terms and Mandatory Document Terms. On the Delivery Date, or if earlier, the Transfer Date, in connection with the amendments contemplated by Section 2.03(a) hereof, the Lessee shall have delivered a certificate to the Pass Through Trustee and the Liquidity Providers signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee stating that (i) the Operative Agreements which are amended and restated as of the Delivery Date or the Transfer Date, as the case may be, do not vary the Mandatory Economic Terms and contain the Mandatory Document Terms and (ii) any substantive modification of such documents from those in effect on the Certificate Closing Date does not materially and adversely affect the Holders of Pass Through Certificates and each Liquidity Provider and such certification shall be true and correct.

Notwithstanding anything else to the contrary in this Section 4.02, it shall not be a condition precedent to the obligations of the Indenture Trustee, the Pass Through Trustee or the Subordination Agent that the conditions in Section 4.02(n) and (o) be satisfied if the Lessee certifies that the failure to fulfill such condition precedent is not reasonably likely to materially adversely affect the holders of Pass Through Certificates and, in the event of such failure, there has been delivered to the Indenture Trustee written confirmation from both Moody's and S&P of the rating on any class of Pass Through Certificates.

         Section 4.03. Opinion of Special Aviation Counsel Upon Registration. Promptly upon the registration of the Aircraft and the filing and, where appropriate, recordation pursuant to the Transportation Code, of the FAA Bill of Sale, the Trust Agreement, the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), the Lessee shall cause Special Aviation Counsel to deliver to the Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to (i) the due registration of the Aircraft in the name of the Owner Trustee, (ii) the due recording pursuant to the Transportation Code of the FAA Bill of Sale, the amended and restated Trust Agreement, the amended and restated Lease (with such Lease Supplement, the amended and restated Indenture and such Indenture and Security Agreement Supplement attached as exhibits), and the amended and restated Indenture (with such Indenture and Security Agreement Supplement attached as an exhibit), and (iii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby on the Certificate Closing Date is subject to the conditions that, prior to or on the Certificate Closing Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (i),
(j)(ii)-(vi) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof, and the Lessee's obligation to participate in the transactions contemplated hereby on the Delivery Date, is subject to the conditions that, on or prior to the Delivery Date, the Lessee shall have received the documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (c) and (d)(ii)-(vi) of Section 4.02 hereof and the Indenture Trustee shall have released the Debt Portion from (or such lesser amount as may then be held in) the Collateral Account.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Certificate Closing Date and the Delivery Date (unless otherwise specified herein):

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered or, in the case of the Operative Agreements identified in
   Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by the Lessee and constitutes (or will constitute, as the case may be) the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.02(d)(iii) and 4.03 hereof and except for the filings referred to in Sections 4.01(f) and 4.02(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Certificate Closing Date or the Delivery Date, or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent (other than the Engine Consent which will be executed on or prior to the Delivery Date) or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code to be accomplished by filing with the FAA, of the FAA Bill of Sale, the Trust Agreement, the Affidavits and the Application, (B) the filing with and, where appropriate, recordation by the FAA pursuant to the Transportation Code of the Indenture, the Indenture and Security Agreement Supplement covering the Aircraft, the Lease and the Lease Supplement covering the Aircraft, (C) the filing of the financing statements referred to in Sections 4.01(f) and 4.02(f) hereof and (D)(x) on the Certificate Closing Date, the taking of possession by the Indenture Trustee of the Liquid Collateral and maintaining possession by the Indenture Trustee thereof as contemplated in
   Section 2.14(a) of the Indenture and (y) on the Delivery Date, the taking of possession by the Indenture Trustee of the original counterpart of the Lease and the Lease Supplement covering the Aircraft, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee has received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Lessee under the Lease and the Lease Supplement, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participant created by the Trust Agreement;

         (l) the Lessee has heretofore delivered to the Owner Participant true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m)  with respect to ERISA:

            (i) none of the Pension Plans (as hereinafter defined) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the PBGC (as hereinafter defined) pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as hereinafter defined) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

            (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

            (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

            (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

            (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

            (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under
         Section 515 of ERISA;

            (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

            (viii) assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code.

   As used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is (or, solely for purposes of clause (i) of this Section 6.01(m), within the preceding 5 calendar years has been) maintained, or contributed to, by the Lessee or any ERISA Affiliate; the term "PBGC" means Pension Benefit Guaranty Corporation and any successor agency or instrumentality thereto; and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n)  the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Sections 4.01(f), 4.02(e) and 4.02(f) hereof, no governmental approval of any kind is required of the Owner Participant or for the Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Delivery Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Delivery Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Delivery Date, all sales or use taxes relating to the sale of the Aircraft by the Lessee to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) on the Delivery Date, the Aircraft will be in such condition so as to enable the airworthiness certificate of such Aircraft to be in good standing under the Transportation Code; the Aircraft will have been duly certificated by the FAA as to type and airworthiness; there will be in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (v) on the Delivery Date, the Aircraft will, upon delivery, be fully equipped to operate in commercial service and will comply with all governmental requirements governing such service;

         (w) on the Certificate Closing Date and the Delivery Date, the Lessee shall not be in material default in the performance of any term or condition of the Engine Warranty Assignment, the Modification Agreement and the GTA; and

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof.

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participant and no more than 25 other accredited investors (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended).

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with the Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or the Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Lease and the other Operative Agreements to which
   it is a party.   Without limiting the generality of this Section 6.03(a),
   the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary or as requested by the Indenture Trustee and appropriate, to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b)   The Lessee shall maintain the certificates referred to in
   Section 7.01 of the Lease and shall cause the Aircraft to remain duly registered, in the name of the Owner Trustee, under the Transportation Code; provided, however, that the Owner Participant, the Owner Trustee and the Indenture Trustee agree that, so long as no Default or Event of Default shall have occurred and be continuing, if, at any time after the eighth anniversary of the Delivery Date, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations, the Owner Participant, the Owner Trustee and the Indenture Trustee upon receipt by each Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances and opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, each Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received, all at the Lessee's cost and expense:

         (i)  assurances satisfactory to them:

            (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

            (B) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

            (C) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required), and
         (y)(i) if such change in registration is made at the request of the Lessee or an Affiliate thereof, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under
         Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

            (D) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

            (E) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

            (F) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participant, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participant only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry and if the sublessee, if any, is a government or governmental body, such sublessee shall have effectively waived any rights to sovereign immunity;

            (G) that such change will not result in the imposition of, or increase in the amount of, any Tax for which the Lessee is not required to indemnify the Owner Participant, the Indenture Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate pursuant to Article 8 hereof or for which the Lessee has not agreed to indemnify such parties in a manner satisfactory to such parties;

            (H) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

            (I) that the Lessee shall maintain the registration of the Aircraft under the laws of such country unless and until the registration of the Aircraft is changed as provided herein, and shall cause to be done at all times all other acts (including, if applicable, the filing, recording and delivery of any document or instrument and the payment of any sum) necessary or, by reference to prudent industry practice in such country, advisable in order to create, preserve and protect the interests of the Lessor and the Indenture Trustee as against the Lessee or any third parties in such jurisdiction;

            (J) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

            (K) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority;

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and the Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

            (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

            (B) that it is not necessary for the Owner Participant, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

            (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participant, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(C)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

            (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than such tort liability which might have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Trustee, the Owner Participant and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

            (E) that the laws of such jurisdiction (i) will not impair the rights of the Lessor in and to the Aircraft and (ii) (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participant covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

            (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

            (G) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

            (H) that the rights of the Lessor in and to the Aircraft will not be impaired in such new jurisdiction of registry; and

            (I) to such further effect with respect to such other matters as any Owner Participant, the Owner Trustee or the Indenture Trustee may reasonably request.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participant such information as may be required to enable the Owner Trustee and the Owner Participant timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participant under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Delivery Date, the FAA Bill of Sale, the Lease, the Lease Supplement, the Trust Agreement, the Indenture and the Indenture and Security Agreement Supplement. The following documents shall be filed and, where appropriate, recorded on the Delivery Date with the Aeronautics Authority in the following order of priority: first, the FAA Bill of Sale, second, the Application, with the Trust Agreement and the Affidavits, third, the Indenture with the Indenture and Security Agreement Supplement attached thereto, and fourth, the Lease with the Lease Supplement, the Indenture and the Indenture and Security Agreement Supplement attached thereto.

         (e) The Lessee will furnish to the Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participant and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture Trustee:
   (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or any Owner Participant or the ability of the Lessee to perform its obligations under the Operative Agreements.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Owner Participant, the Indenture Trustee and the Owner Trustee all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, the Owner Participant and the Owner Trustee, (v) provides an opinion from outside counsel to the Lessee which counsel shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to the Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person (except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally), and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to a Default not capable of cure within the applicable grace period therefor or an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become the Lessee hereunder in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to the Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to the Owner Participant, the Lessor and the Indenture Trustee:

            (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

            (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

            (C) promptly upon their general transmission, copies of all regular and periodic reports furnished by the Lessee to its stockholders;

            (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

            (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

            (F) promptly, notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings affecting the Lessee, which in each case specified above, if adversely determined, would, in the Lessee's reasonable judgment, materially impair the ability of the Lessee to perform its obligations under the Operative Agreements or consummate the transactions contemplated hereby and thereby; and

            (G) from time to time, such other financial information as the Lessor, any Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an officer reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or any Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and 6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the delivery of the Aircraft and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. Owner Trustee. The Owner Trustee represents and warrants, both in its individual capacity and as trustee, that neither it nor anyone authorized to act on its behalf (i) has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person (other than the Initial Owner Participant and the Owner Participant) and (ii) except as contemplated in Section 8.02(a) of the Indenture, shall own Certificates.

         Section 7.02. Citizenship. (a) Generally. The Owner Trustee, in its individual capacity and as Trustee, represents and warrants that it is or will be a Citizen of the United States on the Delivery Date. If the Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee and the Indenture Trustee hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time on or after the Delivery Date it shall cease to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or any Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or any Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         Section 7.03. Concerning Assignment of Interests of Owner Participant. In connection with the transfer by an Owner Participant to a transferee Owner Participant, the Owner Trustee, the Lessee and the Indenture Trustee shall be entitled to receive an opinion or opinions of counsel reasonably satisfactory to each of them to the effect that the obligations of such transferee under the Operative Agreements are legal, valid, binding and enforceable in accordance with their terms, subject to customary exceptions, and that such transfer will not be required to be registered under applicable securities laws.

         Section 7.04. Representations, Covenants and Warranties of SSB and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, SSB represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) on the date hereof and as of the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporate Trust Department and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Initial Owner Participant) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its articles of association or by-laws; each of this Agreement and the other Operative Agreements to which it is or is to be a party has been duly authorized, and has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be duly executed and delivered by SSB, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor SSB's performance of or compliance with any of the terms and provisions thereof will violate any Federal or Connecticut law or regulation governing SSB's banking or trust powers;

         (iii) (A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by SSB in its individual capacity, constitute the legal, valid and binding obligation of SSB in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by SSB in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on SSB in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against SSB before any court or administrative agency which would materially and adversely affect the ability of SSB, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and the Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Operative Agreements to which it is or is to be a party, requires on the part of SSB in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Connecticut governmental authority or agency governing its banking or trust powers; and

         (vii) on the Certificate Closing Date, the proceeds arising from the issuance and sale of the Certificates shall be free of Lessor's Liens attributable to SSB in its individual capacity and on the Delivery Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by the Lessee, the Aircraft shall be free of Lessor's Liens attributable to SSB in its individual capacity and SSB in its individual capacity is a Citizen of the United States.

         (b) Lessor's Liens. SSB, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Certificate Closing Date or the Delivery Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. SSB, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. SSB, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, any Owner Participant and the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, any Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of SSB to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither SSB, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity (other than as the Pass Through Trustee) represents on the date hereof and as of the Certificate Closing Date and the Delivery Date as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Certificate Closing Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Certificate Closing Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement, and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered or, in the case of the Operative Agreements identified in Section 4.02(c) hereof, will on the Delivery Date be executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is (or will be, as the case may be), the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (iv) neither the execution and delivery by it of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers; and

         (v) on the Certificate Closing Date, the Indenture Trustee holds the Liquid Collateral on behalf of the Owner Trustee and on the Delivery Date, the Indenture Trustee will hold the original counterparts of the Lease and the Lease Supplement.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Certificate Closing Date or, as at and following the Delivery Date, the Aircraft. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, any Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, any Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give the Owner Participant notice of any Payment Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and the Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and the Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release.

         Section 7.08. Covenant of Quiet Enjoyment. Each of the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be, nor any Person lawfully claiming through the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be, shall interfere with the Lessee's right to quietly enjoy the Aircraft during the Term without hindrance or disturbance by the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be, provided, however, that the Owner Trustee shall not be liable for any act or omission of the Indenture Trustee or the Pass Through Trustee or any other Person claiming through the Indenture Trustee or the Pass Through Trustee.

         Section 7.09. Pass Through Trustee's Representations and Warranties. The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings, the delivery of the Aircraft and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participants, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Default or Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to
Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Owner Trustee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11, such documentation shall become effective and the Owner Participants and the Owner Trustee shall be released from all obligations in respect of the Certificates, the Indenture, this Agreement and all other Operative Agreements, except any obligations which shall have arisen (or with respect to events which shall have occurred) prior to such assumption, and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Indenture Trustee and the Holders, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture
   Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Delivery Date with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participants in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13.  Reserved.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents
Subordination Agent represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date, the Certificate Closing Date and the Delivery Date that:


         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to any Operative Agreement, any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements;

         (v) the principal or interest or other amounts payable with respect to the Certificates;

         (vi) the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii)  [reserved];

         (viii)  the Aircraft, the Airframe, any Engine or any Part; or

         (ix) the rentals (including Basic Rent, Renewal Rent and Supplemental Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05, 9.02 or 9.05 of this Agreement;

         (ii)  [Reserved];

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the other Operative Agreements, and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than the Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or any document delivered in connection therewith and (ii) in the case of the Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii),
   (iii), (iv), (vii), (ix); and 7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or the Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or the Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part, (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section 10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision;

         (vii) Taxes imposed on the Owner Participant for which the Lessee is obligated to indemnify the Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of the Owner Participant or the Owner Trustee that is not a U.S. Person or of any other original Indemnitee (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Certificate Closing Date is an Indemnitee (for purposes of this clause
   (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed and would have been indemnifiable pursuant to Section 8.01(a) hereof had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) while an Event of Default under the Lease has occurred and is continuing at the time of such transfer or disposition, (B) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (C) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (D) in the case of the Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien;

         (xii) Taxes imposed on the Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant as the result of any prohibited transaction, within the meaning of Section 406 of ERISA and Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Loan Certificate (A) in connection with which purchase or holding such Owner Participant or any Affiliate thereof is acting as the investment manager, advisor or discretionary trustee and is making or directing such purchase or holding (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an employee benefit plan, within the meaning of Section 3(3) of ERISA, or a plan subject to Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) is the "plan sponsor" within the meaning of Section 3(16)(B) of ERISA; and

         (xiii) Taxes imposed on the Lessor or on any Owner Participant by any jurisdiction that would have been imposed on the Lessor or such Owner Participant for activities in such jurisdiction unrelated to the transactions contemplated by the Operative Agreements to the extent imposed on such unrelated activities.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or Owner Participant for or on account of any amount required to be withheld from a payment in respect of a Certificate, the Lessee will indemnify (after taking into account any payments made by a Holder to or for the benefit of the Owner Participant or the Owner Trustee pursuant to the preceding sentence) the Owner Trustee and the Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any Taxes required to be withheld and any interest, penalties and additions to tax with respect thereto, along with any other costs (including attorneys' fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax
Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not the Owner Participant, the Owner Participant and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if such contest by the Lessee (x) is permitted by law, (y) is conducted entirely at the expense of Lessee and in a manner that will not result in any unindemnified cost, Tax or risk to the Indemnitee and (z) satisfies the condition of clause (ii) of this sentence. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or Owner Participant is the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participant. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participant within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by the Lessee with respect to such Taxes.




                                  ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages (including if, as a result of an Indenture Event of Default described in Section 7.01(a)(i) of the Indenture, the Indenture Trustee shall have sold all or any portion of the Indenture Estate and the proceeds thereof were less than an amount equal to accrued and unpaid Basic Rent on the date of sale plus the Stipulated Loss Value as of such date, damages equal to such shortfall together with interest thereon to the extent permitted by law at the Debt Rate until such shortfall is paid in full), penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements except as otherwise provided in Section 10.01(c)(i)) of every kind and nature (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) this Agreement, the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities, the Pass Through Agreement, the Bills of Sale or any other Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, ownership, use, non-use, maintenance, storage, delivery, non-delivery, control, testing, overhaul or repair of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, ownership, use, non-use, maintenance, storage, delivery, non-delivery, control, testing, overhaul or repair is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever and claims relating to any laws, rules or regulations;

         (iii) the manufacture, design, purchase, condition, repair, modification, airworthiness, return, lease, sale, acceptance, rejection, servicing, rebuilding, registration, alteration, merchantability, substitution, replacement, fitness for use, transfer or sublease of any Airframe, Engine, or Part under the Lease, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part, latent or other defects whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v)   the Collateral Account and the Liquid Collateral;

         (vi) the enforcement of the terms of the Operative Agreements and the administration of the Trust Indenture Estate; and

         (vii) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement and the Lessor's Estate, the Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Indenture, the Indenture and Security Agreement Supplement or the Trust Agreement and in the case of the Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee:

         (i) to the extent attributable to the willful misconduct or gross negligence of such Indemnitee;

         (ii) in respect of the Aircraft to the extent attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or leased under the Lease or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (other than pursuant to Article 17 of the Lease, in which case the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor or the Indenture Trustee shall be entitled to exercise remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease or the other Operative Agreements;

         (iii) which is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) which is a cost or expense expressly required to be paid by any Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement;

         (v) to the extent that such Expenses would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Engine Warranty Assignment, the Lease, the Indenture, the Trust Agreement or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default of any of the foregoing by the Lessee or another Indemnitee;

         (vi)  [Reserved];

         (vii) in the case of any Owner Participant, Lessor's Liens to the extent attributable to such Owner Participant; in the case of SSB, Lessor's Liens to the extent attributable to SSB; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) in the case of any Owner Participant or the Owner Trustee, to the extent attributable to the offer or sale by such Indemnitee after the Delivery Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (w) in connection with a Refinancing, (x) during a period when an Event of Default has occurred and is continuing, (y) during a period when an Event of Loss has occurred or (z) in connection with the termination of the Lease or action or direction of the Lessee pursuant to
   Section 4.02 of the Lease or Article 10 of the Lease; or

         (ix) in the case of any Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant, as the result of any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Loan Certificate (or any funded participation therein) (i) over which purchase or holding such Owner Participant or any Affiliate thereof (other than in the capacity of a directed trustee or custodian or similar nondiscretionary capacity) has discretion or control, or (ii) by an employee benefit plan, within the meaning of Section 3(3) of ERISA, or individual retirement account or plan subject to Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) is a "plan sponsor", within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as any Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of
Section 8.01 hereof (without regard to Section 8.01(b)(i), (iii) or (viii) hereof).

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has knowledge for which the Lessee is, or may be, liable under this
Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default, Bankruptcy Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee, within ten (10) Business Days of receipt thereof by such Indemnitee, the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income Tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or
(b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or Tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Event of Default shall have occurred and be continuing and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, provided that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06. No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing prior to or incurred in the process of (i) the return or disposition of the Aircraft under Article 12 or Article 17 of the Lease, or
(ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. Except as otherwise provided in any amendment to this Agreement, the Lessee (or the Owner Participant following a transfer of the Initial Owner Participant's Beneficial Interest) shall pay all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby on the Certificate Closing Date and the Delivery Date: (i) the fees and expenses of counsel for any Owner Participant;
(ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; (x) the fees and expenses of First Chicago Leasing Corporation; (xi) the reasonable out-of-pocket expenses of the Owner Participant, including, without limitation, any amounts paid in connection with any appraisal report prepared on behalf of the Owner Participant; (xii) reimbursement to the Owner Participant, the Owner Trustee, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee for any and all fees, expenses and disbursements of the character referred to above or otherwise incurred in connection with the negotiation, preparation, execution and delivery, filing and recording of the Operative Agreements and the documents contemplated thereby, including, without limitation, travel expenses and disbursements which shall have been paid by such party; (xiii) printing and duplicating expenses and all fees, taxes and other charges payable in connection with the recording or filing on or before the Delivery Date of the instruments described in this Agreement; (xiv) initial fees, initial expenses, initial disbursements and the initial costs of distributing the Certificates (but not the continuing fees, expenses, disbursements and costs of distribution) of SSB, as lessor under the Lease and as Owner Trustee under the Trust Agreement and with respect to the administration of the Lease and the Lessor's Estate, of the Indenture Trustee as trustee under the Indenture with respect to the administration of the Trust Indenture Estate and of the Subordination Agent acting under the Intercreditor Agreement; and (xv) any other amounts approved by the Lessee and the Owner Participant. The fees and expenses described in clauses (ii) through (x) of this paragraph shall be allocable to the Owner Participant under this Agreement (1) to the extent incurred specifically with respect to the Owner Participant, and (2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Participant, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through Certificates.

         The Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by the Owner Participant pursuant to the preceding paragraph is 1.46% of the Purchase Price (the "Estimated Expense Amount").

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, any Owner Participant, the Indenture Trustee, the Subordination Agent, each Liquidity Provider and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or (b) the negotiation of any restructuring or "work-out" (whether or not consummated), or the obligations of the Lessee hereunder or under the other Operative Agreements and the enforcement of this Section 10.01, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, waiver, modification or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Engine Warranty Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses of the other parties hereto incurred in connection with the offer, sale or other transfer (whether pursuant to Article 5 of the Trust Agreement or otherwise) by the Owner Participant or the Owner Trustee after the Refunding Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest, the Trust Agreement or any similar interest (and the Owner Participant shall be responsible for all such fees and expenses), unless such offer, sale or transfer shall occur (A) during a period when an Event of Default has occurred and is continuing under the Lease, (B) during a period following an Event of Loss, (C) in connection with the termination of the Lease or (D) as a result of an action or direction of the Lessee pursuant to Section 4.02 or Article 8, 9 or 10 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.



                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by the applicable Owner Participant, and a successor Owner Trustee may be appointed under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance satisfactory to the Lessee, the Owner Participant, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in Section 7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANT AND HOLDERS

         Section 12.01. Liabilities of Owner Participant. No Owner Participant shall have any obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Indenture, the Trust Agreement, the Tax Indemnity Agreement, the Bills of Sale, the Lease or any other Operative Agreement to which the Owner Participant is a party and no Owner Participant shall be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall the Owner Participant as such be liable to the Lessee, nor shall the Owner Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Trust Agreement, the Engine Warranty Assignment, any other Operative Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Indenture, the Intercreditor Agreement and the Liquidity Facilities and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Indenture, the Intercreditor Agreement and the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture or the Trust Agreement, the Intercreditor Agreement and the Liquidity Facilities shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02.  Further Assurances.   The Lessee agrees that, except
as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and any Owner Participant and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and any Owner Participant a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. Pass Through Trustee's and Subordination Agent's Acknowledgement. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participant to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail, and (c) if given by FedEx service or other means, when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Boulevard, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile
   (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and any Owner Participant;



         (b) If to the Lessor or the Owner Trustee, to it c/o State Street Bank and Trust Company, Two International Place, 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, telephone (617) 664-5526, facsimile (617) 664-5371; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to any Owner Participant;

         (c) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and any Owner Participant; and

         (d) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request an Owner Participant to participate in up to two refinancings in whole but not in part, of the Certificates prior to the end of the Basic Term (a "Refinancing"). Such Refinancings may be placed in either the private or public markets and shall be denominated in United States dollars (or in any other foreign currency so long as the Owner Participant is satisfied there is no foreign currency risk to it), and shall be on terms that do not materially adversely affect the Owner Participant. The Owner Participant will agree to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such Refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify the Owner Participant and shall not include any financial statements of the Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participant in a manner satisfactory to it for any liabilities under federal, state or foreign securities laws resulting from such offering. The aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless the Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing and the Owner Participant shall have been provided such longer period as it shall have required for a reasonable opportunity to review the relevant documentation and the Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to the Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to the Owner Participant, nor shall its rights against all other parties taken as a whole be adversely affected compared to such rights in effect under the Operative Agreements prior to such proposed Refinancing.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participant and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent and setting forth Stipulated Loss Values and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of this Agreement, the Lease and the Indenture.

         (c) Notwithstanding the foregoing, the Owner Participant shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participant by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium or other amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction.

         (d) Without the prior written consent of the Owner Participant, which consent may be withheld in its sole discretion, no such refinancing shall (1) cause the aggregate principal amount of the indebtedness to be substituted for the Certificates to exceed the aggregate principal amount of the then outstanding Certificates, (2) cause the weighted average life of such indebtedness to be different by more than 6 months than the remaining weighted average life of the then outstanding Certificates, or (3) cause the date of maturity of such indebtedness to be later than the date of maturity of the Certificates being refinanced.

         (e) Each party will agree to take or cause to be taken all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participant, direction to the Owner Trustee by the Owner Participant to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and breakage costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participant from independent tax counsel reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to such Owner Participant, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participant), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of the Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to the Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any breakage costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing;

           (viii) In the event the Lessee shall not prohibit the purchase of the Refinancing loan certificates by, or with the assets of, an employee benefit plan, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan or individual retirement account, which is subject to Section 4975(c) of the Code, (individually or collectively, an "ERISA Plan"), the Lessee will permit the placement of the Refinancing loan certificates with an ERISA Plan only if either (A) if such placement is in the form of pass through certificates, the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates represents to the Lessee that it has a prohibited transaction exemption from the U.S. Department of Labor with respect to pass through certificates (such as Prohibited Transaction Exemption 89-88 or any other comparable exemption) or (B) purchasers of the Refinancing loan certificates provide a representation (which may be in the form of a deemed representation) regarding their source of funds used in acquiring the Refinancing loan certificates and, if such purchasers represent that they are using funds of an ERISA Plan in acquiring the Refinancing loan certificates, such purchasers further represent that (1) either they are relying on a prohibited transaction exemption from the U.S. Department of Labor with respect to their purchase and holding of the Refinancing loan certificates and they provide representations regarding the satisfaction of the relevant conditions of such an exemption or (2) their purchase and holding of the Refinancing loan certificates will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The reliance on any such exemption will not be conditional on the Owner Participant's representation concerning its party in interest or other status with respect to ERISA Plans. If neither exemption referred to in clause (A) or (B) of this paragraph (viii) is valid or applicable in any respect to the purchase and holding of the Refinancing loan certificates, or if the representation in clause (B) of this paragraph (viii) that such purchase and holding will not constitute a non-exempt prohibited transaction is not correct, whichever is applicable, then the Lessee shall indemnify the Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses resulting from any "prohibited transaction", within the meaning of
   Section 406 of ERISA or Section 4975(c)(1) of the Code, occurring with respect to the placement of the Refinancing loan certificates with, or the holding of the Refinancing loan certificates by, any ERISA Plan with respect to which the Owner Participant is a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person, within the meaning of Section 4975 of the Code, provided, however, that if the Lessee shall fail to obtain either of the representations set forth in clause (A) or (B) of this paragraph (viii), such indemnity shall not be subject to the exceptions set forth under Sections 8.01(b)(xii)(A) and (B) and 9.01(b)(ix)(A) and (B) hereof; and

         (ix) The Lessee shall pay all costs and expenses (including legal fees) incurred in connection with any proposed or actually consummated Refinancing.


                                  ARTICLE 16

                                  [RESERVED]


                                  ARTICLE 17

                                 MISCELLANEOUS

         Section 17.01.  Reserved.

         Section 17.02. Collateral Account. (a) The Indenture Trustee shall notify the Owner Trustee and the Lessee of any losses incurred on the Specified Investments in the Collateral Account promptly upon the realization thereof, as well as any fees, commissions and other costs, Taxes (other than income taxes) and expenses, if any, incurred by the Indenture Trustee in connection with its administration of the Collateral Account (collectively, "Losses"). Promptly upon receipt of such notification but, in any event, no later than the earlier of the Delivery Date (or, if later, the last day of any investment period referred to in Section 2.14(b) of the Indenture during which the Delivery Date occurs) and the 15th day after the Cut-Off Date, the Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee, for deposit into the Collateral Account, an amount equal to such Losses (net of any investment earnings).

         (b) The Lessee shall pay to the Indenture Trustee, on behalf of the Owner Trustee (A) on each Payment Date prior to the Delivery Date an amount equal to the aggregate amount of interest accrued on the Certificates from (and including) the Certificate Closing Date or previous Payment Date, as the case may be, to, but excluding, such Payment Date and (B) on the first Payment Date subsequent to the Delivery Date, interest accrued on the Certificates from and including the last Payment Date (or, if none, the Certificate Closing
Date), to, but excluding, the Delivery Date. In addition, the Lessee will pay to the Indenture Trustee on behalf of the Owner Trustee all amounts owed by the Owner Trustee pursuant to clause (b) of the last paragraph of Section 2.04 of the Indenture.

         (c) If the Aircraft has not been purchased by the Owner Trustee on the Delivery Date, the Lessee agrees to pay to the Indenture Trustee, on behalf of the Owner Trustee, on the 15th day following the Cut-Off Date the excess, if any, of the amounts payable under Section 6.02(b)(1) of the Indenture over the amounts released from the Collateral Account under Section 2.16 of the Indenture.

         (d) All amounts payable by the Lessee pursuant to this Section 17.02 shall be paid to the Indenture Trustee at its principal office at 79 South Main Street, Salt Lake City, Utah, 84111, Attention: Corporate Trust Department, or as the Indenture Trustee may otherwise direct within the United States, by wire transfer of immediately available funds in U.S. Dollars no later than 10:30 a.m., New York City time, on the due date of such payment.

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement.

         The consent of the Pass Through Trustee and the Subordination Agent, in its respective capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture and Section
2.03 hereof, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Subordination Agent and its successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, the Indenture Trustee and the Pass Through Trustee. Each of SSB and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of SSB, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither SSB, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of SSB and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds, (e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee and the Pass Through Trustee agree that, if (i) the Owner Trustee becomes or all or any part of the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to any such reorganization provisions, the Owner Participant is held to have recourse liability to the debtor, the Owner Trustee or the trustee of the debtor directly or indirectly on account of any amount payable as Make-Whole Premium, principal or interest on the Certificates, or any other amount payable on any Certificate that is provided in the Operative Agreements to be nonrecourse to the Owner Participant and (iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by an Owner Participant on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to the Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by the Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of the Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which the Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Agreement and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code from time to time with respect to the right to repossess the Airframe, the Engines and any Parts as provided herein, and in any circumstances where more than one construction of the terms and conditions of this Agreement is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of any Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to the Owner Participant, as the case may be.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                      Name: Robert D. Henning
                                      Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 INITIAL OWNER PARTICIPANT:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION,
                                 not in its individual capacity,
                                 except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name:  Paul D. Allen
                                    Title: Vice President


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President


                                SCHEDULE I

                          CERTIFICATE INFORMATION



1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N584FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2016
      Principal Amount:    $36,665,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N584FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2017
      Principal Amount:    $13,616,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N584FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2009
      Principal Amount:    $10,611,000


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affidavits. The affidavits of citizenship of the Owner Trustee and the Owner Participant.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of the Owner Participant.

         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participant, or any corporate Affiliate of the Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe to be sold by the Lessee to the Owner Trustee as provided in the Participation Agreement and to be leased under the Lease (or any permitted substitute airframe thereunder) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease. Prior to delivery of the initial Lease Supplement, references in the Operative Agreements (including Section 3.03 of the Participation Agreement) to Aircraft shall mean the McDonnell Douglas MD-11F airframe bearing FAA Registration Number N1768D (currently anticipated to be changed to N584FE) and Manufacturer's serial number 48436, together with three General Electric CF6-80C2-D1F engines.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) to be leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on or prior to the Delivery Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participant.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N584FE), dated the Delivery Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participant and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Application. The application for registration of the Aircraft with the FAA in the name of the Owner Trustee.

         Appraisal. The report prepared by BK Associates, Inc. and to be delivered to the Owner Participant (with a copy of the conclusions to the Lessee) on the Delivery Date pursuant to Section 4.02(h) of the Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on June 15, 2019, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participant (or the Initial Owner Participant, as the case may be) under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Boston, Massachusetts.

         Certificate Closing Date. The date of the closing with respect to the purchase of Certificates by the Pass Through Trustee contemplated by Section 2.01(b) of the Participation Agreement.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N584FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the acquisition of Certificates by the Pass Through Trustee.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Collateral Account. The deposit account established and maintained pursuant to Section 2.13 of the Indenture.

         Collateral Account Control Agreement. The Collateral Account Control Agreement dated as of May 1, 1997 among State Street Bank and Trust Company, the Indenture Trustee and the Owner Trustee.

         Commitment. The amount of the Owner Participant's participation in the Purchase Price required to be made available or paid as provided in
Section 3.02 of the Participation Agreement.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 750 Main Street, Hartford, Connecticut 06103, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participant and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Cut-Off Date.  April 15, 1998.

         Debt Portion. The amount specified as such on Schedule IV to the Participation Agreement.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date. The date on which the Aircraft is delivered and sold by the Lessee to the Lessor and leased by the Lessor to the Lessee under the Lease, which date shall also be the date of the initial Lease Supplement.

         Delivery Notice. Notice of the Aircraft's Delivery Date, given by the Lessee as provided in Section 3.01 of the Participation Agreement and including any notice with respect to a postponed Delivery Date given by the Lessee pursuant to Section 3.03(c) of the Participation Agreement.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Eligible Deposit Account. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also has a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution. A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of May 1, 1997, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 between the Lessor and the Lessee.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of the Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 or any indemnity hereafter granted to the Owner Participant or the Owner Trustee in its individual capacity pursuant to Section 7.01(e), Article 9 or Section 11.03(a) of the Lease, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by the Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of the Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to the Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses
(i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and to be dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement I.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of SSB, in its individual capacity and as Owner Trustee and Lessor, the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, the Owner Participant, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N584FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Initial Owner Participant. Federal Express Corporation, a Delaware corporation.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N584FE) to be dated the Delivery Date, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Collateral Account, the Liquid Collateral, the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or the Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, the Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of the Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or the Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or the Owner Participant arising from the voluntary transfer by the Lessor or the Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquid Collateral. All amounts and securities deposited from time to time in the Collateral Account and all the products, investments, earnings and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Losses. Has the meaning specified in Section 17.02(a) of the Participation Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or the Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Mandatory Document Terms. The terms set forth on Schedule V to the Participation Agreement.

         Mandatory Economic Terms. The terms set forth on Schedule VI to the Participation Agreement.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement, the Collateral Account Control Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant. The Person to whom on the Delivery Date (or, if earlier, the Transfer Date) the Initial Owner Participant shall transfer its Beneficial Interest pursuant to Section 3.02 of the Participation Agreement and any successors thereto, and any Person to which the Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Trustee. SSB, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owner's Economic Return. The Owner Participant's anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, among the Lessee, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participant, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or title to which remains vested in the Lessor pursuant to Article 8 of the Lease.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participant or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
I.

         Rating Agencies. Collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Pass Through Certificates and which shall then be rating the Pass Through Certificates. The initial Rating Agencies will be Moody's and S&P.

         Rating Agency Confirmation. With respect to any Operative Agreement that is to be modified in any material respect on the Delivery Date or the Transfer Date, if applicable, a written confirmation from each of the Rating Agencies that the use of such Operative Agreement with such modifications would not result in (i) a reduction of the rating for any Class of Pass Through Certificates below the then current rating for such Class of Pass Through Certificates or (ii) a withdrawal or suspension of the rating of any Class of Pass Through Certificates.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Regulation D. Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. June 15, 2019 and each January 15 and July 15 commencing on January 15, 1998, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning set forth in Section 2.03(b) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of the Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         Scheduled Delivery Date. The Delivery Date specified in the Delivery Notice pursuant to Section 3.01 of the Participation Agreement.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Specified Investments. Shall mean (a) direct obligations of the United States of America or obligations fully guaranteed by the United States of America; (b) commercial paper rated A-1/P-1 by S&P and Moody's, respectively or, if such ratings are unavailable, rated by any nationally recognized rating organization in the United States equal to the highest rating assigned by such rating organization; (c) investments in negotiable certificates of deposit, time deposits, banker's acceptances, commercial paper or other direct obligations of, or obligations guaranteed by, commercial banks organized under the laws of the United States or of any political subdivision thereof (or any U.S. branch of a foreign bank) with issuer ratings of at least B/C by Thomson Bankwatch, having maturities no later than 90 days following the date of such investment; (d) overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers; or
(e) overnight repurchase agreements with respect to the securities described in clause (a) above entered into with an office of a bank or trust company which is located in the United States of America or any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500 million.

         SSB. State Street Bank and Trust Company of Connecticut, National Association, a national banking association.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to SSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement, but excluding Basic Rent and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

          Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Lessee and the Owner Participant.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on June 15, 2011 or January 15, 2016, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transfer Date. Has the meaning set forth in Section 2.02(b) of the Participation Agreement.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, between the Owner Participant and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or the Owner Participant expressly reserved to the Owner Trustee or the Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and to be dated the Delivery Date.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST


                Australia                      Luxembourg

                Austria                        Netherlands

                Belgium                        New Zealand

                Canada                         Norway

                Denmark                        Philippines

                Finland                        Portugal

                France                         Republic of China (Taiwan)

                Germany                        Singapore

                Greece                         Sweden

                Iceland                        Switzerland

                Ireland                        Thailand

                Japan                          United Kingdom


                                SCHEDULE IV

                               DEBT PORTION


Debt Portion                                                       $60,892,000
------------


                                  SCHEDULE V

                           MANDATORY DOCUMENT TERMS


   Any amendment and restatement of the Operative Agreements on the Delivery Date or, if earlier, the Transfer Date:

         1. May not modify in any material adverse respect the Granting Clause of the Indenture so as to deprive the Holders of a first priority security interest in and mortgage lien on the Aircraft and the Lease or to eliminate any of the obligations secured thereby or otherwise modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Article II, V or VI or Section 7.01, 7.02, 7.10, 7.11, 9.08,
               13.01, 13.02, 13.07 or 15.04 or Article VIII of the Indenture;

         2. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 3.05, 3.06, 11.03(a)(x), 13.01(c)(i), the second sentence of
               19.01, 20.01, 22.01, 22.03, 26.03, 27.01 or 27.02 of the Lease
               or otherwise modify the terms of the Lease so as to deprive the Indenture Trustee of rights expressly granted to the "Indenture Trustee" therein;

         3. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 4.02(e), 4.02(f), 17.02, 17.11, 17.12 or 17.13 of the
               Participation Agreement or of the provisions of Section 4.01(j) of the Participation Agreement so as to eliminate the requirement to deliver to the Indenture Trustee the legal opinions to be provided to such Persons thereunder (recognizing that the lawyers rendering such opinions may be changed) or of the provisions of Section 6.03(b) of the Participation
               Agreement as regards the rights of the Indenture Trustee thereunder or otherwise modify the terms of the Participation Agreement to deprive the Subordination Agent, the Liquidity Providers or the Indenture Trustee of any indemnity or right of reimbursement in its favor for Expenses or Taxes;.

         4. May not modify in any material adverse respect as regards the interests of the holders of the Pass Through Certificates, the Subordination Agent, the Liquidity Providers or the Indenture Trustee, the definition of "Make-Whole Premium" or "Supplemental Rent" in Schedule II to the Participation Agreement; and

         5. Shall contain representations and warranties of the Owner Participant substantially similar to those set forth on Exhibit A attached hereto.

               Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Holders, the Subordination Agent, the Liquidity Providers, the Indenture Trustee or the holders of the Pass Through Certificates.

                                                                     Exhibit A
                                                                            to
                                                                    Schedule V

         Section ____. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article __, the Owner Participant represents and warrants that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of ________ and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been duly authorized by all necessary corporate action on its part and do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been or on the Delivery Date will be duly executed and delivered by the Owner Participant and constitute or on the Delivery Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights
   (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under any of the Operative Agreements to which it is or is to be a party, and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement or the other Operative Agreements to which it is or is to be a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Loan Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Loan Certificate Holder, for any Taxes that may be imposed on such Holder as a result of the Owner Participant's failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and the Owner Participant shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country;

         (x) it has a consolidated tangible net worth of not less than $75,000,000; and

         (xi) it is or will be a Citizen of the United States on the Delivery Date or will have in place arrangements which enable the Aircraft to qualify for registration in the United States.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate, and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to it (or an Affiliate thereof) on the [Transfer Date][Delivery Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Loan Participants and any subsequent Holders of the Loan Certificates that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section ____(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section ____(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date, and subject to the conditions set forth in this Section ____(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or (B) an unconditional guaranty of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and (c) provide representations substantially similar to those contained in Section 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements. A transferee hereunder shall be (i) a "U.S. Person" as defined in
Section 7701(a)(30) of the Code (or any successor provision thereto) and if the transferee shall cease to be such a "U.S. Person" then each Certificate Holder shall be provided an indemnity in form and substance satisfactory to each such Certificate Holder for any Taxes that may be imposed on such Certificate Holders (currently or in the future) due to such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to
Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with Section 2.18 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section ____(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         (f) Citizenship. The Owner Participant agrees, solely for the benefit of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee, that if at any time on or after the Delivery Date when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) either it shall cease to be, or an event which has been publicly disclosed has occurred of which the Owner Participant has knowledge and which will cause the Owner Participant to cease to be, a Citizen of the United States and (ii) the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then the Owner Participant shall give notice thereof to the Lessee, the Owner Trustee and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) immediately (and in any event within a period of 20 days) (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft. It is agreed that the Owner Participant shall be liable to pay promptly on request (A) to each of the other parties hereto any actual damages (but not consequential damages) suffered by any such other party to the extent the same shall result from the representation and warranty of the Owner Participant in the first sentence of Section _____ hereof proving to be untrue as of the Delivery Date; and (B) to the Lessee, the Indenture Trustee or the Pass Through Trustee for any damages actually (but not consequentially) incurred by the Lessee, the Indenture Trustee and the Pass Through Trustee as a result of the Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section _____(f); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against the Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the Owner Participant, to cooperate with the Owner Participant in complying with its obligations under the provisions of the first sentence of this Section _____(f), but without any obligation on the part of such other party to take any action believed by it in good faith to be unreasonably burdensome to such party or materially adverse to its business interests.


                                  SCHEDULE VI

                           MANDATORY ECONOMIC TERMS

Certificates


Loan to Aircraft Value Ratio on any July 15 Payment Date (with the value of the Aircraft set forth in the Prospectus Supplement (as defined in the Pass Through Agreement) in "Description of the Equipment Trust Certificates - Loan to Value Ratios of Equipment Trust Certificates") shall be as follows:

               Series A:   not in excess of 40.0%
               Series B:   not in excess of 55.0%
               Series C:   not in excess of 75.0%

Average Life:

   The average life may not be more than 14.5 years in the case of the Series A Certificates and 13.0 in the case of the Series B Certificates and in the case of the Series C Certificates may not be so great as to cause the average life of the Pass Through Certificates, 1997-1-C, to be more than
   10.0 years (but in each case may be decreased by any amount).

Final Maturity Date:

               Series A:   may not be extended beyond January 15, 2018
               Series B:   may not be extended beyond January 15, 2018
               Series C:   may not be extended beyond January 15, 2014

Debt Rate (computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears) shall be as follows:

               Series A:   7.50%
               Series B:   7.52%
               Series C:   7.65%

Past Due Rate:             Debt Rate plus 2% per annum.

Payment Dates:             January 15 and July 15.

Make-Whole Premium:        As provided in Article V of the Indenture.

Redemption and Purchase:   As provided in the Indenture.

Lease

Term: The Basic Term shall expire by its terms on or after final maturity date of the Series A Certificates.

Rent Payment Dates:        January 15 and July 15.

Minimum Rent:              Basic Rent due and payable on each Payment Date
                           shall be at least sufficient to pay in full, as of such Payment Date (assuming timely payment of the Certificates prior to such Date), the aggregate principal amount of scheduled installments due on the Certificates outstanding on such Payment Date.

Supplemental Rent:         Shall be sufficient to cover the sums described in
                           the definition of such term in Schedule II to the Participation Agreement.

Stipulated Loss Value:     At all times shall be equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Stipulated
                           Loss Value may not be modified.

Termination Value:         At all times shall be equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Termination
                           Value Date may not be modified.

All-risk hull insurance:   Shall not be less than Stipulated Loss Value,
                           subject to Lessee's right to self-insure on terms no more favorable to Lessee in any material respect than those set forth in Article 13 of the Lease.

Minimum Liability
Insurance Amount:          $300,000,000.

Past Due Rate:             As set forth in the definition thereof in Schedule
                           II to the Participation Agreement.


Participation Agreement

The Indenture Trustee, the Subordination Agent and the Liquidity Providers indemnified against Expenses and Taxes to the extent set forth in Articles 8 and 9 of the Participation Agreement as in effect on the Certificate Closing Date.


                                  SCHEDULE V

                           MANDATORY DOCUMENT TERMS


   Any amendment and restatement of the Operative Agreements on the Delivery Date or, if earlier, the Transfer Date:

         1. May not modify in any material adverse respect the Granting Clause of the Indenture so as to deprive the Holders of a first priority security interest in and mortgage lien on the Aircraft and the Lease or to eliminate any of the obligations secured thereby or otherwise modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Article II, V or VI or Section 7.01, 7.02, 7.10, 7.11, 9.08,
               13.01, 13.02, 13.07 or 15.04 or Article VIII of the Indenture;

         2. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 3.05, 3.06, 11.03(a)(x), 13.01(c)(i), the second sentence of 19.01, 20.01, 22.01, 22.03, 26.03, 27.01 or
               27.02 of the Lease or otherwise modify the terms of the Lease so as to deprive the Indenture Trustee of rights expressly granted to the "Indenture Trustee" therein;

         3. May not modify in any material adverse respect as regards the interests of the Holders, the Subordination Agent, the Liquidity Providers or the Indenture Trustee the provisions of Section 4.02(e), 4.02(f), 17.02, 17.11, 17.12 or 17.13 of
               the Participation Agreement or of the provisions of Section 4.01(j) of the Participation Agreement so as to eliminate the requirement to deliver to the Indenture Trustee the legal opinions to be provided to such Persons thereunder (recognizing that the lawyers rendering such opinions may be changed) or of the provisions of Section 6.03(b) of the Participation Agreement as regards the rights of the Indenture Trustee thereunder or otherwise modify the terms of the Participation Agreement to deprive the Subordination Agent, the Liquidity Providers or the Indenture Trustee of any indemnity or right of reimbursement in its favor for Expenses or Taxes;.

         4. May not modify in any material adverse respect as regards the interests of the holders of the Pass Through Certificates, the Subordination Agent, the Liquidity Providers or the Indenture Trustee, the definition of "Make-Whole Premium" or "Supplemental Rent" in Schedule II to the Participation Agreement; and

         5. Shall contain representations and warranties of the Owner Participant substantially similar to those set forth on Exhibit A attached hereto.

               Notwithstanding the foregoing, any such Mandatory Document Term may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Holders, the Subordination Agent, the Liquidity Providers, the Indenture Trustee or the holders of the Pass Through Certificates.


                                                                  Exhibit A
                                                                         to
                                                                 Schedule V

         Section ____. Representations, Warranties and Covenants of Owner Participant. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article __, the Owner Participant represents and warrants that:

         (i) it is a corporation duly incorporated and validly existing in good standing under the laws of the State of ________ and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been duly authorized by all necessary corporate action on its part and do not require any governmental approvals that would be required to be obtained by the Owner Participant;

         (iii) neither the execution, delivery or performance by the Owner Participant of this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to the Owner Participant or the charter documents, as amended, or bylaws, as amended, of the Owner Participant or any order, writ, injunction or decree of any court or governmental authority against the Owner Participant or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which it is or is to be a party have been or on the Delivery Date will be duly executed and delivered by the Owner Participant and constitute or on the Delivery Date will constitute the legal, valid and binding obligation of the Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Owner Participant or an adverse effect on the ability of the Owner Participant to perform its obligations under this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of the Owner Participant, threatened actions, suits, investigations or proceedings against the Owner Participant before any court, administrative agency or tribunal which are expected to materially adversely affect the ability of the Owner Participant to perform its obligations under any of the Operative Agreements to which it is or is to be a party, and the Owner Participant knows of no pending or threatened actions or proceedings before any court, administrative agency or tribunal involving it in connection with the transactions contemplated by the Operative Agreements;

         (vii) neither the execution and delivery by it of this Agreement, the Tax Indemnity Agreement, the Trust Agreement or the other Operative Agreements to which it is or is to be a party nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by the Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by the Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to the Agent and each Loan Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Loan Certificate Holder, for any Taxes that may be imposed on such Holder as a result of the Owner Participant's failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and the Owner Participant shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country; and

         (x) it has a consolidated tangible net worth of not less than $75,000,000.

       Notwithstanding the foregoing or anything else contained in this Agreement, the Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, including, without limitation, the airworthiness, value, condition, workmanship, design, patent or trademark infringement, operation, merchantability or fitness for use of the Aircraft, other than such laws, rules or regulations relating to the citizenship requirements of the Owner Participant under applicable aviation law.

       (b) Lessor's Liens. The Owner Participant further represents, warrants and covenants that there are no Lessor's Liens attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate, and that there will not be any Lessor's Lien attributable to it (or an Affiliate thereof) against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to it (or an Affiliate thereof) on the Delivery Date. The Owner Participant agrees with and for the benefit of the Lessee, the Owner Trustee, the Indenture Trustee and the Loan Participants and any subsequent Holders of the Loan Certificates that the Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or otherwise, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly after the same first becomes known to the Owner Participant, any Lessor's Lien against, on or with respect to the Aircraft or the Lessor's Estate or the Trust Indenture Estate attributable to the Owner Participant (or an Affiliate thereof), provided, however, that the Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by the Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Reimbursement. Without limiting any other rights the parties hereto may have as a result of any breach by the Owner Participant of its obligations in Section ____(b) hereof, the Owner Participant agrees to reimburse each other party hereto for all reasonable legal fees and expenses of counsel that may be incurred by any such party as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien in accordance with the terms of Section ____(b) hereof.

         (d) Assignment of Interests of Owner Participant. At any time after the Delivery Date, and subject to the conditions set forth in this Section ____(d), the Owner Participant may assign, convey or otherwise transfer to a single institutional investor or an Affiliate of an institutional investor all (but not less than all) of the Beneficial Interest, provided that it gives the Lessee and the Indenture Trustee at least 10 Business Days' notice of such assignment, conveyance or other transfer and provided further that the Owner Participant shall remain liable for all obligations of the Owner Participant under the Trust Agreement and the Operative Agreements to which the Owner Participant is a party to the extent (but only to the extent) relating to the period on or before the date of such transfer and provided that the transferee agrees by a written instrument to assume primary liability for all obligations as an Owner Participant under the Trust Agreement and the other Operative Agreements to which such Owner Participant is a party relating to the period after the date of transfer. Any such transferee shall (a) be (i) a bank, savings institution, finance company, leasing company or trust company, national banking association acting for its own account or in a fiduciary capacity as trustee or agent under any pension, retirement, profit sharing or similar trust or fund, insurance company, fraternal benefit society or corporation acting for its own account having a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (ii) a subsidiary of any Person described in clause (i) where such Person provides (A) support for the obligations assumed by such transferee subsidiary reasonably satisfactory to the Lessee, the Owner Trustee and the Indenture Trustee or
(B) an unconditional guaranty of such transferee subsidiary's obligations, or (iii) an Affiliate of the transferring Owner Participant, so long as such Affiliate has a combined capital and surplus (or, if applicable, consolidated tangible net worth or its equivalent) of not less than $75,000,000, (b) be legally capable of binding itself to the obligations of the Owner Participant and shall expressly agree to assume all obligations of the Owner Participant under the Trust Agreement and this Agreement and
(c) provide representations substantially similar to those contained in
Section 7.03(a) hereof. In the event of any such assignment, conveyance or transfer, the transferee shall become a party to the Trust Agreement and shall agree to be bound by all the terms of and will undertake all of the obligations of the Owner Participant contained in the Trust Agreement and the other Operative Agreements. A transferee hereunder shall be (i) a "U.S. Person" as defined in Section 7701(a)(30) of the Code (or any successor provision thereto) and if the transferee shall cease to be such a "U.S. Person" then such transferee shall promptly transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to the Trust Agreement, the Lessor's Estate and this Agreement and meanwhile (A) each Loan Certificate Holder shall be provided an indemnity in form and substance satisfactory to each such Loan Certificate Holder, for any Taxes that may be imposed on such Loan Certificate Holder (currently or in the future) due to such transferee's failure to be such a "U.S. Person" and (B) such transferee shall be personally liable for any debt service to the extent that its receipt of rentals is reduced by reason of any withholding Taxes that result from such transferee's failure to be such a "U.S. Person" and (ii) a Citizen of the United States or has established a voting trust, voting powers or other arrangement reasonably satisfactory to the Indenture Trustee and the Lessee to permit the Owner Trustee to be the registered owner of the Aircraft under the Transportation Code. A transferee hereunder shall not be, and in acquiring the Beneficial Interest shall not use the assets of, an employee benefit plan subject to Title I of ERISA or an individual retirement account or a plan subject to Section 4975 of the Code. Assuming the truth of the representations made in Sections 6.01(m) and 7.06 hereof and compliance with Section 2.18 of the Indenture, no such assignment, conveyance or transfer shall violate any provision of law or regulation or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise bound by any such assignment, conveyance or transfer unless and until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer. Upon any such disposition by the Owner Participant to a transferee as above provided, the transferee shall be deemed the "Owner Participant" or "Trustor" for all purposes of the Operative Agreements, and shall be deemed to have made all the payments previously made by its transferor and to have acquired the same interest in the Lessor's Estate as theretofore held by its transferor; and each reference therein to the "Owner Participant" or "Trustor" shall thereafter be deemed a reference to such transferee. Notwithstanding anything to the contrary contained in this Section 7.03(d), in no event shall the Owner Participant transfer its interest in the Beneficial Interest to any entity whose business is that of a nationwide or worldwide overnight or expedited delivery small package air courier, cargo or freight deliverer or which competes with the Lessee in such lines of business. The Lessee agrees that it will reasonably cooperate with the Owner Participant in effecting an assignment of the Owner Participant's interests including, without limitation, providing letters to any successor Owner Participant permitting such successor Owner Participant to rely on any opinions provided by the Lessee on the Delivery Date.

         (e) Actions with Respect to Lessor's Estate, Etc. The Owner Participant agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.



                                  SCHEDULE VI

                           MANDATORY ECONOMIC TERMS



Certificates


Loan to Aircraft Value Ratio on any July 15 Payment Date (with the value of the Aircraft set forth in the Prospectus Supplement in "Equipment Trust Certificates and the Aircraft" under the column "Appraised Value"):

               Series A:   not in excess of 40.0%
               Series B:   not in excess of 55.0%
               Series C:   not in excess of 75.0%

Average Life (in years):

   The average life may not be more than 14.5 years in the case of the Series A Certificates and 13.0 in the case of the Series B Certificates and in the case of the Series C Certificates may not be so great as to cause the average life of the Pass Through Certificates, 1997-1-C, to be more than 10.0 years (but in each case may be decreased by any amount).

Final Maturity Date:

               Series A:   may not be extended beyond January 15, 2018
               Series B:   may not be extended beyond January 15, 2018
               Series C:   may not be extended beyond January 15, 2014

Debt Rate (computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears):

               Series A:   7.50%
               Series B:   7.52%
               Series C:   7.65%

Past Due Rate:             Debt Rate plus 2% per annum.

Payment Dates:             January 15 and July 15.

Make-Whole Premiums:       as provided in Article V of the Indenture.

Redemption and Purchase:   as provided in the Indenture.

Lease

Term: The Basic Term shall expire by its terms on or after final maturity date of the Series A Certificates.

Lease Payment Dates:       January 15 and July 15.

Minimum Rent:              Basic Rent due and payable on each Payment Date
                           shall be at least sufficient to pay in full, as of such Payment Date (assuming timely payment of the Certificates prior to such Date), the aggregate principal amount of scheduled installments due on the Certificates outstanding on such Payment Date.

Supplemental Rent:         Sufficient to cover the sums described in the
                           definition of such term in Schedule II to the Participation Agreement.

Stipulated Loss Value:     At all times equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Stipulated
                           Loss Value.

Termination Value:         At all times equal to or greater than the
                           outstanding principal amount of the Certificates together with accrued interest thereon. The interest rate payable with respect to Termination
                           Value Date.

All-risk hull insurance:   Not less than Stipulated Loss Value, subject to
                           Lessee's right to self-insure on terms no more favorable to Lessee in any material respect than those set forth in Article 13 of the Lease.

Minimum Liability
Insurance Amount:          $300,000,000.

Past Due Rate:             As set forth in the definition thereof in Schedule
                           II to the Participation Agreement.

Participation Agreement

The Indenture Trustee, the Subordination Agent and the Liquidity Providers indemnified against Expenses and Taxes to the extent set forth in Articles 8 and 9 of the Participation Agreement as in effect on the Certificate Closing Date.

                                                            EXHIBIT A(1)(a)(i)


                        [Letterhead of Federal Express]

                                                    [Certificate Closing Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee and Initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to
Section 4.01(j)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, (i) executed counterparts of the Pass Through Agreement, the Series Supplements and the Operative Agreements to be delivered on the Certificate Closing Date (the "Certificate Closing Date Documents") and (ii) the forms of the Operative Agreements to be delivered on the Delivery Date. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Certificate Closing Date Documents, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Certificate Closing Date Documents, other than Federal, has full power, authority and legal right to enter into such Certificate Closing Date Documents and that each such Certificate Closing Date Document has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Certificate Closing Date Documents to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Certificate Closing Date Documents to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms. Each of the Certificate Closing Date Documents to which Federal is to be a party and which are to be executed on the Delivery Date has been duly authorized by Federal.

               4. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Certificate Closing Date Documents to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Certificate Closing Date and which shall have been accomplished on or prior to the Certificate Closing Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (ii) compliance with the securities laws of each applicable state, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Certificate Closing Date Documents.

               7. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               8. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               9. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Certificate Closing Date Documents to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Certificate Closing Date Documents, the governing law with respect to each of the Certificate Closing Date Documents is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W. Hearn


                                  SCHEDULE A
                                  ----------

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                           EXHIBIT A(1)(a)(ii)


                        [Letterhead of Federal Express]

                                                               [Delivery Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal, as Lessee, ____________________, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates were issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that were issued under the Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the certificate of incorporation or by-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which were or are required to be performed on or prior to the Delivery Date and which were or shall have been accomplished on or prior to the Delivery Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state and (iii) the filings and recordings referred to in paragraph 7 below, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the registration in the Owner Trustee's name of the Aircraft pursuant to the Transportation Code, and except for the filing and, where appropriate, recording, pursuant to the Transportation Code of (A) the FAA Bill of Sale, (B) the Trust Agreement, (C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the date hereof the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.


                                                   George W. Hearn


                                  SCHEDULE A
                                  ----------

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                            EXHIBIT A(1)(b)(i)


                     [Letterhead of Davis Polk & Wardwell]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee and Initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(k)(v) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of a portion of the Owner Trustee's payment of the Purchase Price of one McDonnell Douglas MD-11F Aircraft using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates will be issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Certificate Closing Date Documents") and the forms of the Operative Agreements to be delivered on the Delivery Date. We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. Assuming (i) the due authorization, execution and delivery of the Certificate Closing Date Documents by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Certificate Closing Date Documents, (iii) that the execution, delivery and performance of each of the Certificate Closing Date Documents by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Certificate Closing Date Document is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Certificate Closing Date Document in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture
Estate that it purports to create, except that no opinion is given with respect to perfection of such security interest on the date hereof; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby, except that no opinion is given with respect to perfection of such security interest on the date hereof;
(D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of the Initial Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.

               2. (a) Each of the Certificate Closing Date Documents to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express. Each of the Operative Agreements to which Federal Express is to be a party and which are to be delivered on the Delivery Date has been authorized by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Certificate Closing Date Documents to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 2(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Certificate Closing Date Documents.

               3. The execution, delivery and performance of the Certificate Closing Date Documents (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 3 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Certificate Closing Date Documents. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               4. It is not necessary, in connection with the creation of the beneficial interest of the Initial Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinion of George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware.

               (c) The opinion contained in paragraph 1(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                   Very truly yours,


                                                   Davis Polk & Wardwell


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260




Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                           EXHIBIT A(1)(b)(ii)


                     [Letterhead of Davis Polk & Wardwell]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express, as Lessee, _________________, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Owner Trustee, and First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.02(d)(ii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the financing on the Delivery Date of the Owner Trustee's payment of a portion of the Purchase Price of one McDonnell Douglas MD-11F Aircraft (the "Aircraft") using the proceeds from the public offering of the Pass Through Certificates. On the Certificate Closing Date, three Classes of Pass Through Certificates were issued by separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity issued under the Indenture. The Aircraft is to be leased to Federal Express by the Owner Trustee pursuant to the Lease and subjected to the Lien of the Indenture, and is to be delivered by the Owner Trustee to the Lessee on this date, and in connection with the delivery of the Aircraft, the Owner Trustee and Federal Express will execute and deliver the Lease Supplement, and the Owner Trustee will execute and deliver the Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. Subject to execution and delivery of the Lease Supplement and the Indenture and Security Agreement Supplement for the Aircraft and to the registration of the Aircraft with the FAA in the name of the Owner Trustee, the Lease, as supplemented, will create a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) the FAA Bill of Sale, (B) the Trust Agreement,
(C) the Lease (with the Lease Supplement covering the Aircraft, the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft attached as exhibits) and (D) the Indenture (with the Indenture and Security Agreement Supplement covering the Aircraft attached as an exhibit), pursuant to the Transportation Code, and assuming that at the time of such filing no other documents relating to the Aircraft have been filed pursuant to the Transportation Code.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents, (iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates issued under the Indenture in accordance with the terms of the Indenture, (v) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through
Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vi) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then: (A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that it purports to create; (C) the Certificates are legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and are entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; and (D) the beneficial interest of the Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture
Estate is subject, to the extent provided in the Indenture, as supplemented by the Indenture and Security Agreement Supplement, to the Lien of the Indenture in favor of the Holders. The opinions set forth in this paragraph 3 are subject to the due filing and recording, where appropriate, with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Transaction Agreements (other than the Certificates) by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statement referred to in Section 4.02(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties are subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture and Security Agreement Supplement, pursuant to the Granting Clause of the Indenture, creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Operative
Agreement to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under
Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.


                                                   Very truly yours,


                                                   Davis Polk & Wardwell


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260




Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                                  EXHIBIT A(2)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                    [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee and Initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. 1752K (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement; and

               (f)   The Certificates.

(each of the documents identified in paragraphs (a) through (g) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Initial Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Initial Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.




                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(3)(a)(i)


                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 between State Street and Federal Express Corporation, as Initial Owner Participant ("Initial Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Initial Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this opinion to you in accordance with Section 4.01 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Initial Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Initial Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Initial Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Initial Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Initial Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Initial Owner Participant and that the Initial Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Initial Owner Participant, enforceable against the Initial Owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Initial Owner Participant as provided therein and creates for the benefit of the Initial Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Initial Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Initial Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. To our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Initial Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Initial Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Initial Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.

                                             Very truly yours,


                                                   Bingham, Dana & Gould LLP


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

+J.P. Morgan & Co.
60 Wall Street
New York, New York 10260



Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019




                     [Letterhead of Bingham, Dana & Gould]

                                                    [Certificate Closing Date]

To Each of the Parties Listed on Schedule A Hereto

         Re: Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Indenture"), between First Security Bank, National Association (the "Indenture Trustee"), and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee")

Ladies and Gentlemen:

               We have acted as special Connecticut counsel to the Owner Trustee in connection with the Indenture and the Collateral Account Control Agreement dated as of May 1, 1997 (the "Control Agreement"), among the Owner Trustee, the Indenture Trustee and State Street Bank and Trust Company, as Custodian (the "Custodian").

               We are issuing this opinion solely in our capacity as counsel to the Owner Trustee under the circumstances set forth in this paragraph and solely as to the matters set forth herein. Pursuant to the Indenture, the Owner Trustee purports to grant to the Indenture Trustee a security interest, inter alia, in those securities and instruments, presently owned or hereafter acquired by the Owner Trustee, that are from time to time credited to an account numbered [*****] (the "Collateral Account") established by the Owner Trustee with the Custodian and which securities and instruments the Owner Trustee has directed the Custodian to identify on the books and records of the Custodian as being subject to a security interest in favor of the Indenture Trustee to secure the payment to the Indenture Trustee of the Owner Trustee's obligations (the "Obligations") under the Indenture. Those securities and instruments which the Owner Trustee has directed the Custodian to so identify on the books of the Custodian as being subject to such security interest, and which, at the time of reference thereto, have not been withdrawn from such identification or the Collateral Account, are hereinafter referred to, collectively, as the "Liquid Collateral." We have assumed with your permission for purposes of this opinion that the Liquid Collateral consists solely of (a) "securities", either "uncertificated securities" or "certificated securities", as each such term is defined in Section 8-102 of the Uniform Commercial Code as currently in effect in the State of Connecticut (the "Connecticut UCC"), (b) "instruments" (as such term is defined in Section 9-105(1)(i) of the Connecticut UCC) and (c) "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC).

               For purposes of this opinion, we have examined the Indenture, the Control Agreement and such other documents and instruments as are referred to as having been examined by us for purposes of our opinion letter dated May ___,1997, addressed to the parties listed on Schedule A hereto.

               As to all matters of fact, we have examined and have relied entirely upon the representations and warranties contained in and made pursuant to the Indenture and the Control Agreement, without any independent investigation of any kind.

               We have assumed the genuineness of all signatures (other than those on behalf of the Owner Trustee and the Custodian), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document (other than on behalf of the Owner Trustee and the Custodian).

               For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in the State of Connecticut and, where applicable, (i) the revised
Article 8 of the Uniform Commercial Code (with Conforming and Miscellaneous Amendments to Articles 1, 3, 4, 5, 9 and 10) 1994 Official Text (the "Revised
Article 8") and (ii) the federal laws of the United States of America, in each case without regard to choice of law. No opinion is given as to the choice of law which any tribunal may apply to the transactions referred to herein.

               Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

               (a) We have assumed without any independent investigation that each party to the transactions contemplated by the Indenture or the Control Agreement at all times relevant thereto (other than the Owner Trustee) was duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and had and has the full power, authority and legal right under its certificate of incorporation, articles of organization and other governing documents, corporate or other enterprise legislation and applicable laws, as the case may be, to execute and deliver and perform its obligations under all documents executed by it in connection with those transactions.

               (b) We have assumed without any independent investigation (i) the due authorization, execution and delivery of each of the Indenture and the Control Agreement by the Indenture Trustee, (ii) that the execution, delivery and performance by the Indenture Trustee of each of the Indenture and the Control Agreement does not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document, any order, judgment, arbitration award or stipulation, or any agreement, to which the Indenture Trustee is a party or is subject or by which any of the properties or assets of the Indenture Trustee is bound, (iii) that the Owner Trustee has received "value," as defined under the Connecticut UCC, for the incurrence of the Obligations, (iv) that, whenever the Custodian receives instructions from the Owner Trustee for the Custodian to note on its books and records that any securities or instruments credited to the Collateral Account are to be subject to a security interest in favor of the Indenture Trustee to secure the payment of the Obligations, such instructions will have been duly authorized by or on behalf of the Owner Trustee and (v) that, when the Indenture Trustee is to act in connection with any of the transactions contemplated by the Indenture, it is acting in its capacity as Indenture Trustee.

               (c) We have made no examination of, and no opinion is given herein as to, the Owner Trustee's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, the Liquid Collateral, other than the security interest in favor of the Indenture Trustee as contemplated by the Indenture and the Control Agreement, and have assumed that the Owner Trustee has, or at the time of any purported attachment of the security interest in the relevant Liquid Collateral will have, rights in the Liquid Collateral.

               (d) The perfection and the effect of perfection and non-perfection of a security interest in the Liquid Collateral that comprises "uncertificated securities" are, pursuant to Section 9-103(6) of the Connecticut UCC, and the effectiveness of registration by the issuer and the rights and duties of the issuer with respect to the registration of transfer, pledge or release of an "uncertificated security" are, pursuant to Section 8-106 of the Connecticut UCC, in each case, governed by the laws of the respective jurisdictions of organization of the issuer or issuers of such securities, including the conflict of laws rules of such jurisdictions. Therefore, we express no opinion with respect to such matters regarding "uncertificated securities" issued by issuers organized outside of the State of Connecticut other than book-entry Treasury securities referred to below.

               (e) We point out that, pursuant to Part 357 of Title 31 of the United States Code of Federal Regulations ("CFR"), with respect to United States "book-entry Treasury securities" maintained by a Federal Reserve Bank and, pursuant to other relevant sections of the CFR, with respect to various other securities issued or guaranteed by the federal government of the United States or an agency thereof or a corporation sponsored thereby and maintained by a Federal Reserve Bank, the perfection of security interests granted by commercial, non-governmental parties in book-entry Treasury securities, or such other federal securities, as the case may be, held in a securities account of a participant financial institution, such as the Custodian, maintaining such account with such Federal Reserve Bank, will be governed by the law of the jurisdiction determined in accordance with Section 357.11 of Title 31 of the CFR. If that jurisdiction has not adopted Revised Article 8, then such jurisdiction will be deemed to have adopted Revised Article 8 for purposes of determining the law governing such perfection. Accordingly, although Revised Article 8 has not been enacted by Connecticut as part of the Connecticut UCC, nevertheless, pursuant to Part 357 of Title 31 of the CFR, Revised Article 8 governs the perfection of a security interest in book-entry Treasury securities to the extent that Connecticut law would otherwise be applicable thereto.

               (f) We have also assumed that (i) any securities comprised in the Liquid Collateral and held by Depository Trust Company or another clearing corporation will be held by Depository Trust Company or such other clearing corporation for the direct account of the Custodian and not for the account of the Custodian through any other financial intermediary, (ii) any securities comprised in the Liquid Collateral and not constituting either (x) "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian physically holds the certificate or certificates evidencing solely such securities, or (y) "uncertificated securities" (as defined in Section 8-102 of the Connecticut UCC) for which the Custodian is the registered owner on the books of the issuer solely of such securities, will constitute, or will be held as part of, a fungible bulk of such "securities" that are registered in the name of the Custodian or are shown on the Custodian's account on the books of another financial intermediary, (iii) any "certificated securities" (as defined in Section 8-102 of the Connecticut UCC) comprised in the Collateral, if held directly by the Custodian, will be at all times in the physical possession of the Custodian, and any other "instruments" (as defined in Section 9-105(1)(i) of the Connecticut
         UCC) comprised in the Collateral will be at all times held directly by and in the physical possession of the Custodian, and (iv) any securities comprised in the Liquid Collateral consisting of "book-entry Treasury securities" or other uncertificated federal securities will be credited to a direct account of the Custodian with a Reserve Bank (as such term is defined in the relevant section of the CFR) and not for the account of the Custodian through a financial intermediary.

               (g) We do not express any opinion as to the attachment or perfection of any security interest in (i) any securities that are maintained with, or held on the system of, Cedel S.A., or any like maintenance, clearing or settlement system operating outside of the United States of America, (ii) any collateral of a type other than "securities" or "general intangibles" (as defined in Section 9-106 of the Connecticut UCC) or "instruments" (as defined in Section 9-105(1)(i) of the Connecticut UCC), (iii) the Collateral Account, to the extent that the Collateral Account constitutes an asset, other than general intangibles, separate from the property credited thereto, (iv) any Liquid Collateral which, at the time of reference thereto, is no longer identified as subject to a security interest in favor of the Indenture Trustee or has otherwise been withdrawn from the Collateral Account, or (v) any identifiable proceeds of any Liquid Collateral (A) following the lapse of the ten day period set forth in
         Section 9-306(3) of the Connecticut UCC, to the extent that such proceeds do not constitute securities, instruments or general intangibles in which a security interest is perfected in the manner contemplated by this opinion, as if such proceeds were original
         Liquid Collateral, (B) where such proceeds constitute securities and in which proceeds a security interest is not perfected in the manner contemplated by this opinion, as if such proceeds were original collateral, or (C) where the proceeds constitute collateral which is excluded from Article 8 or 9 of the Connecticut UCC.

               (h) We express no opinion as to the priority of such security interest over any other or competing interest in or claims against such Liquid Collateral.

               (i) We have assumed that (i) the Custodian, in the ordinary course of business, accepts for deposit securities as a service for its customers, maintains securities accounts in the names of such customers reflecting ownership of or interests in such securities, and, in regard to the transactions contemplated by the Indenture, is acting in such capacity, (ii) all securities from time to time credited to the Collateral Account and to be comprised in the Liquid Collateral will have been "transferred" (within the meaning of Section 8-313(1) of the Connecticut UCC) to the Custodian by the issuers or prior holders of such Liquid Collateral, (iii) the records of the Custodian indicate and will, at the time of reference thereto, indicate that the aggregate amount of each security comprised in the Liquid Collateral, together with all other such securities carried by the Custodian for its customers and for its proprietary account, is at least equal to the aggregate amount of such security carried by it for its customers and for its proprietary account, (iv) the books and records of the Custodian indicate and will, at the time of reference thereto, indicate that the securities to be comprised in the Liquid Collateral are registered on the books and records of the Custodian as being for the beneficial account of the Owner Trustee, subject to, as identified on such books and records, the security interest therein in favor of the Indenture Trustee, and (v) the Custodian has sent and, at the time of reference thereto, will have sent the confirmations of such entries and identifications to the Indenture Trustee and to Federal Express Corporation.

               (j) In so far as our opinion relates to the enforceability of any obligations of the Owner Trustee, the enforcement of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to (i) the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Owner Trustee under the Indenture or interests purported to be granted pursuant to the Indenture, (ii) the enforceability of any particular provision of the Indenture relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner) or (iii) the enforceability of any particular provision of the Indenture relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) the effect of suretyship defenses, or defenses in the nature thereof, with respect to obligations of any applicable guarantor, joint obligator or surety, (C) waivers of provisions which are not capable of waiver under Sections 1-102(3) and 9-501(3) of the Connecticut UCC, (D) the grant of powers of attorney to the Indenture Trustee, (E) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, (F) interest or other charges that may be usurious under applicable law, or (G) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations. However, notwithstanding the qualification set forth in the foregoing clause (ii), and excluding the parenthetical in that clause, subject to the other exceptions, qualifications and limitations set forth in this opinion (including the parenthetical in clause (ii) and subject to the fact that there may be economic consequences arising out of any procedural or other delay on account of the limitation or unenforceability of any particular provision of the Indenture relating to remedies after default, such limitation or unenforceability does not, in our judgment, render the provisions of the Indenture and the Control Agreement relating to remedies after default, taken as a whole, inadequate for the practical realization of the benefits of enforcement of a security interest in the Liquid Collateral following the receipt by the Custodian of an enforcement notice properly given under the Indenture and the Control Agreement by the Indenture Trustee to the Custodian with respect to such Liquid Collateral.

               (k) With respect to property as to which the security interest purported to be granted pursuant to the Indenture attaches after the date hereof, we call to your attention that Section 552 of the Bankruptcy Code limits the extent to which assets acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case. We further call to your attention that under Section 547 of the Bankruptcy Code, a security interest that attaches within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Indenture Trustee has, under the terms of the Connecticut UCC and, in the case of book-entry Treasury securities, under the CFR, a perfected security interest in the Liquid Collateral that constitutes "securities" (as such term is defined in Section 8-102 of the Connecticut UCC), or "instruments" (as defined in
         Section 9-105(1)(i) of the Connecticut UCC), and in the identifiable proceeds thereof to secure the payment of the Obligations.

               2. The Indenture creates, under the terms of the Connecticut UCC, a valid security interest in such of the Liquid Collateral that constitutes "general intangibles" (as such term is defined in Section 9-106 of the Connecticut UCC) and in the identifiable proceeds thereof to secure the payment of the Obligations. Upon the filing of a financing statement on form UCC-1 pursuant to the Connecticut UCC with the Secretary of State of the State of Connecticut naming the Owner Trustee as Debtor and the Indenture Trustee as Secured Party and accurately describing the Liquid Collateral and the Collateral Account, which filing has been duly effected, such security interest will be perfected (to the extent that the perfection of a security interest in the Liquid Collateral can be accomplished by the filing in Connecticut of financing statements under the Connecticut UCC).

               We point out that:

               (a) The effectiveness of a financing statement will lapse (i) on the expiration of a five-year period from their dates of filing, or (if later) five years from the last date as to which such financing statements were effective following the proper filing of continuation statements with respect thereto, unless continuation statements are filed within six months prior to the expiration of the applicable five-year period, (ii) with respect to general intangibles in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, for a period of more than four months after the debtor has changed its location from that jurisdiction to a new jurisdiction unless such security is perfected in the new jurisdiction within the earlier to occur of the end of such four month period or the date on which such financing statement would have otherwise lapsed, and (iii) with respect to "investment property," under and as defined in Revised Article 8, in which a security interest has been perfected by the filing of a financing statement in the jurisdiction of the location of the debtor, from the time that the debtor changes its location from that jurisdiction to a new jurisdiction unless such security interest is perfected in the new jurisdiction on or before the time of such change of location.

               (b) If any debtor changes its name, identity or corporate structure such that any financing statement becomes misleading, such financing statement will be ineffective to perfect a security interest in any collateral acquired by such debtor more than four months after such change.

               We assume no obligation to update this opinion as a result of any change in any fact, circumstance or statute or other rule of law occurring after the date hereof.

               This opinion is delivered to you solely in connection with the transactions referred to herein and for your sole use and no other person or entity may rely on this opinion without our express written consent.


                                       Very truly yours,


                                                   Bingham, Dana & Gould LLP


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                          EXHIBIT A(3)(a)(ii)


                     [Letterhead of Bingham, Dana & Gould]

                                                               [Delivery Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               We have acted as counsel to State Street Bank and Trust Company of Connecticut, National Association, a national banking association in its individual capacity ("State Street") and its capacity as Owner Trustee (the "Owner Trustee") under the Trust Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 between State Street and ___________________, as Owner Participant ("Owner Participant") (the "Trust Agreement") in connection with the transactions contemplated by that certain Participation Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation (the "Lessee"); the Owner Participant; and First Security Bank, National Association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent. Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in, or by reference to, the Participation Agreement.

               The Owner Trustee has requested that we deliver this Opinion to you in accordance with Section 4.02 of the Participation Agreement.

               Our representation of State Street has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Agreements and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations and certificates.

               We have examined each of the Operative Agreements to which State Street or the Owner Trustee, as applicable is a party (the "Owner Trustee Documents"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

               We have assumed the genuineness of all signatures (other than those on behalf of State Street and the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street and the Owner Trustee).

               When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm that signed this opinion, the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion and the partner of the firm responsible for State Street corporate trust matters, and without any special or additional investigation undertaken for the purposes of this opinion.

               Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Owner Trustee or the Owner Participant, as applicable, is subject to the following general qualifications:

                     (i) as to any agreement to which State Street or the Owner Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation or each other party thereto;

                     (ii) except as otherwise set forth in our opinions 13 and 14 below, the enforceability of any obligation of State Street, the Owner Trustee and the Owner Participant, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling, or other similar laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

                     (iii) no opinion is given herein as to the enforceability of any particular provision of any of the Owner Trustee Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind. However, we are of the opinion that, subject to the other limitations and qualifications contained in this opinion, the remedies provided in the Owner Trustee Documents, taken as a whole, are adequate for the realization of the principal benefits or security of said agreements (except for the economic consequences of procedural or other delay); and

                     (iv) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

               Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the internal substantive laws of the State of Connecticut and the Federal laws of the United States of America. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or the Engines.

               We have made no examination of, and no opinion is given herein as to the Owner Trustee's or Owner Participant's title to or other ownership rights in, or the existence of any liens, charges or encumbrances on, or adverse claims against, any of the Indenture Estate. We express no opinion as to the creation, attachment, perfection or priority of any mortgage, security interest or lien in any of the Indenture Estate.

               With your permission and without investigation, with respect to paragraphs 2, 3 and 4 below in connection with our opinion relating to the legality, validity, binding effect of the documents there referred to, to the extent that the laws of the State of Connecticut do not govern such documents, we have assumed that the laws of the jurisdictions whose laws govern such documents are not materially different from the internal substantive laws of the State of Connecticut.

               In rendering our opinion in paragraphs 12 and 13 below, we have assumed that the Owner Participant acquired its interest in the Trust Estate for fair consideration and in good faith without any intention to hinder, defraud or defraud or delay the Owner Participant's creditors.

               This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their respective successors and assigns in connection with the transactions contemplated by the Operative Agreements and may not be used or relied upon by any other person or for any other purpose.

               Based upon the foregoing, we are of the opinion that:

               1. State Street is a national banking association duly organized, validly existing and in good standing with the Comptroller of the Currency under the laws of the United States of America, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended and has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform its obligations under the Trust Agreement and, as Owner Trustee under the Trust Agreement, to execute, deliver and perform its obligations under the other Owner Trustee Agreements and to issue, execute, deliver and perform its obligations under the Certificate.

               2. State Street has or had, on the date of execution thereof, duly authorized, executed, and delivered the Participation Agreement and the Trust Agreement and the Participation Agreement and the Trust Agreement constitute the legal, valid and binding obligation of State Street, enforceable against it in its individual capacity in accordance with the terms thereof.

               3. The Owner Trustee is duly authorized under the Trust Agreement to execute, deliver and perform each of the Owner Trustee Agreements and each such Owner Trustee Agreement constitutes a legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms. The Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and assuming due authentication thereof by the Indenture Trustee, constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and that the Owner Participant has the requisite corporate power and authority to enter into and perform its obligations under the Trust Agreement, said Trust Agreement constitutes the legal, valid and binding obligation of the Owner Participant, enforceable against the owner Participant in accordance with the terms thereof.

               5. The Trust Agreement duly creates a legal and valid trust under Connecticut law; the trust created by the Trust Agreement exists for the benefit of the Owner Participant as provided therein and creates for the benefit of the Owner Participant the interest in the Trust Estate which the Trust Agreement by its terms purports to create, subject however to the provisions of, and the Liens created by, the Indenture and the Lease.

               6. To the extent that the Uniform Commercial Code of the State of Connecticut (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease and the Participation Agreement) which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Connecticut such security interest, except for the filing of a UCC financing statement complying with the formal requisites of Section 9-402 of the UCC in the office of the Division of Corporations and Commercial Code of the State of Connecticut with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. Neither the execution, delivery or performance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of the Certificates or the Owner Trustee Documents, the consummation by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated thereby nor the compliance by the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, with any of the terms and provisions thereof (i) requires any approval of its stockholders, any consent or approval of or the giving of notice to any trustees or holders of any indebtedness or obligations of it known to us, or (ii) violates its charter documents or by-laws, or contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any Lien (other than as permitted under the Operative Agreements) upon property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case, known to us to which it is a party or by which it is bound or contravenes any Connecticut or United States applicable law governing the banking or trust powers of the Owner Trustee, or any judgment or order in each case, known to us applicable to or binding on it.

               8. To our knowledge, there are no proceedings or actions pending or threatened against or affecting the Owner Trustee, in its individual capacity or as Owner Trustee, before any governmental authority which, individually or in the aggregate, if adversely determined, would materially and adversely affect the ability of the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, to enter into or to perform its obligations under the Owner Trustee Documents or the Certificate.

               9. No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut or United States governmental authority regulating the banking or trust powers of the Owner Trustee, in its individual capacity, is required for the execution and delivery of, or the carrying out by, the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated by the Owner Trustee Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

               10. There are no fees, taxes or other charges payable by the Owner Trustee, the Trust Estate or the trust created by the Trust Agreement imposed by the State of Connecticut or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by State Street, individually or as Owner Trustee, of the Owner Trust Documents (other than franchise or other taxes based on or measured by any fees or compensation received by State Street, acting as the Owner Trustee, for services rendered in connection with the transactions contemplated by the Operative Agreements) and, assuming that the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended, or will be otherwise ignored for Federal tax purposes, (i) such trust will not be subject to any fees, taxes or other charges imposed by the State of Connecticut or any political subdivision thereof based on income, receipts, value or otherwise, (ii) Holders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate and (iii) assuming the Owner Participant is not a Connecticut resident or otherwise subject to tax in Connecticut and further assuming that the assets of the trust created by the Trust Agreement are not deemed to be located in Connecticut, the Owner Participant will not be subject to any taxes imposed by the State of Connecticut or any political subdivision thereof solely as a result of being the beneficial owner of the trust created by the Trust Agreement.

               11. The Owner Trustee has received such title to the Aircraft as has been conveyed to it subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Lease; and to our knowledge, there exist no liens or encumbrances affecting the right, title and interest of the Owner Trustee in and to the Trust Estate resulting from claims against State Street not related to the ownership of the Trust Estate or any other transaction contemplated by the Operative Agreements.

               12. All the properties which are part of the Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture) have been pledged and mortgaged with the Indenture Trustee as part of the Indenture Estate, and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the liens of the Indenture in favor of the holders from time to time of the Certificate.

               13. Neither a Connecticut court nor a Federal court applying federal law or Connecticut law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participant to terminate the Trust Agreement, except as otherwise provided therein, until the Lien of the Indenture on the Indenture Estate has been released and until payment in full of the principal of, and premium, if any, and interest on, the Certificates and all other sums due the holders of the Certificates has been made.

               14. Under the laws of the State of Connecticut, as long as the Trust Agreement has not been terminated in accordance with its terms, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the beneficial interest of such person in the Trust Estate, and do not have, and may not through the enforcement of such Creditors' rights acquire, any other legal, valid, and enforceable claim or lien against the Trust Estate.


                                       Very truly yours,


                                                   Bingham, Dana & Gould LLP


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                                  EXHIBIT A(4)


                    [Letterhead of Ray, Quinney & Nebeker]


                                                   [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee and initial Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. N1752K (the "Aircraft") is being financed. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee
         Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                               EXHIBIT A(5)(a)


                       [Letterhead of Kredietbank N.V.]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                                   Very truly yours,


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260



                                                               EXHIBIT A(5)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                    [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.

               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and
         Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and
         Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Wilfred Kupers, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                                   Very truly yours,


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(6)


                     [Letter of General Electric Company]

                                                               [Delivery Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N584FE

         Reference is made to (i) that certain Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement") by and among Federal Express Corporation, as Lessee ("Fed Ex"), ____________________, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association ("SSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Owner Trustee), First Security Bank, National Association ("FSB") (not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent); (ii) that certain Lease Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Lease") between SSB (not in its individual capacity, but solely as Owner Trustee), as Lessor and Fed Ex, as Lessee; (iii) that certain Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Trust Indenture") between SSB (not in its individual capacity), as Owner Trustee and FSB (not in its individual capacity), as Indenture Trustee; and (iv) that certain Trust Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Trust Agreement") between SSB (not in its individual capacity), as Owner Trustee and Federal Express Corporation, as Trustor.

         I am an attorney employed by General Electric Company, a New York corporation (the "Engine Manufacturer") and as such have acted as counsel for the Engine Manufacturer in connection with the execution and delivery by the Engine Manufacturer of the Consent (the "Consent"), and the Engine Warranty Assignment (Federal Express Corporation Trust No. N584FE) (the "Engine Warranty Assignment"), each attached to the Participation Agreement as Exhibit E and dated as of May 1, 1997. The Consent and the Engine Warranty Assignment covers three GE CF6-80C2-D1F series engines bearing Engine Manufacturer's serial numbers ___-___ and ___-___, respectively. In this connection, I have, or an attorney under my supervision has, reviewed such documents as I have deemed necessary for the purpose of this opinion, including, but without limiting the generality of the foregoing, the General Terms Agreement No. 6-9034, dated as of July 3, 1991 between the Engine Manufacturer and Fed Ex (the "General Terms Agreement"), the Engine Product Support Plan forming a part thereof (the "Engine Product Support Plan"), the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         In making such examinations, I have relied upon the accuracy of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. As to various questions of fact material to such opinions, I have relied, when such relevant facts were not independently established by me, solely upon the accuracy of the statements, representations and warranties made in the Participation Agreement, the Purchase Agreement Assignment, the Lease, the Trust Indenture and the Trust Agreement.

         With your consent, and for the purposes of this opinion, I have assumed (other than with respect to the Engine Manufacturer), the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) each of the Participation Agreement, the Lease, the Trust Indenture, and the Trust Agreement have been duly and validly authorized, executed and delivered by all parties thereto and constitutes the legal, valid and binding obligations of each of such parties in accordance with the respective terms thereof; and

               (b) the respective parties to the Participation Agreement, the Lease, the Trust Indenture, and the Trust Agreement have obtained, and there are in full force and effect, any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity and binding effect or enforceability of the Consent and the Engine Warranty Assignment.

         Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and law as I have deemed necessary for purposes of this letter, it is my opinion that:

               (1) The Engine Manufacturer has the full corporate power, authority and the legal right to enter into and perform its obligations under the General Terms Agreement, the Consent and the Engine Warranty Assignment. The execution, delivery and performance by the Engine Manufacturer of each of the General Terms Agreement, the Consent and the Engine Warranty Assignment was duly authorized by all necessary corporate action on the part of the Engine Manufacturer.

               (2) Each of the General Terms Agreement, the Consent and Engine Warranty Assignment has been duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               (3) The Engine Product Support Plan insofar as it relates to the Engine Warranties (as such term is defined in the Engine Warranty Assignment), constitutes a legal, valid and binding obligation of the Engine Manufacturer, enforceable against the Engine Manufacturer in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equity principles.

               The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, but no opinion is expressed as to matters governed by the Transportation Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of aircraft. Further, no opinion is expressed as to title to any engines or other property.

               This opinion is furnished by me at your request for your sole benefit and no other person or entity shall be entitled to rely on this opinion without our express written consent. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                   Very truly yours,


                                                   David L. Lloyd, Jr.


                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant


                                                                  EXHIBIT A(7)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                              [Delivery Date]

To the Parties Named on Schedule A attached hereto

         Re:   Federal Express Corporation Trust No. N584FE

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.02(d)(iii) of the Participation Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as Lessee (the "Lessee"), _________________, as Owner Participant (the "Owner Participant"), State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee ("Owner Trustee"), First Security Bank, National Association, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee ("Indenture Trustee"), Pass Through Trustee and Subordination Agent, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a) AC Form 8050-2 Aircraft Bill of Sale dated _____________ (the "FAA Bill of Sale") from the Lessee, as seller, conveying title to the Airframe to the Owner Trustee, which FAA Bill of Sale was filed at ____ _.m., C._.T.;

               (b) AC Form 8050-1 Aircraft Registration Application dated _____________ (the "Aircraft Registration Application") by the Owner Trustee, as applicant, covering the Airframe, which Aircraft Registration Application was filed at ____ _.m., C._.T.;

               (c) Affidavit of the Owner Trustee dated _____________ (the "Owner Trustee Affidavit") pursuant to Section 47.7(c)(2)(ii) of Part 47 of the Federal Aviation Regulations together with Affidavit of the Owner Participant dated _____________ (the "Owner Participant Affidavit") attached thereto, which Owner Trustee Affidavit with the Owner Participant Affidavit attached was filed at ____ _.m., C._.T.;

               (d) executed counterpart of Trust Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Trust Agreement") between the Owner Participant and the Owner Trustee, which Trust Agreement was filed at ____ _.m., C._.T.;

               (e) executed counterpart of Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Trust Indenture") between the Owner Trustee and the Indenture Trustee, with executed counterpart of Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N584FE) dated _____________ (the "Trust Indenture Supplement") by the Owner Trustee, covering the Aircraft, attached thereto, which Trust Indenture with the Trust Indenture Supplement attached was filed at ____ _.m., C._.T.; and,

               (f) executed counterpart of Lease Agreement (Federal Express Corporation Trust No. N584FE) dated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, with executed counterparts of the following attached thereto: (i) Lease Supplement No. 1 (Federal Express Corporation Trust No. N584FE) dated _____________ (the "Lease Supplement") between the Owner Trustee, as lessor, and the Lessee, covering the Aircraft; (ii) the Trust Indenture; and (iii) the Trust Indenture Supplement, which Lease with the foregoing attachments (collectively, the "Lease Attachments") attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Trust Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

               1. the FAA Bill of Sale, the Trust Indenture with the Trust Indenture Supplement attached and the Lease with the Lease Attachments attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

               2. the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement are in due form for filing and have been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a) and Section 47.7(c) of the Federal Aviation Regulations;

               3.    the Airframe is eligible for registration under 49 U.S.C.
                     Section 44102 in the name of the Owner Trustee and the filing with the FAA of the FAA Bill of Sale, the Aircraft Registration Application, the Owner Trustee Affidavit with the Owner Participant Affidavit attached and the Trust Agreement will cause the FAA to register the Airframe, in due course, in the name of the Owner Trustee and to issue to the Owner Trustee an AC Form 8050-3 Certificate of Aircraft Registration for the Airframe, and the Airframe will be duly registered pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

               4. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except
                     (i) the security interest created by the Trust Indenture, as supplemented by the Trust Indenture Supplement, and
                     (ii) the rights of the parties under the Lease, as supplemented by the Lease Supplement;

               5. the rights of the Owner Trustee and the Lessee under the Lease, as supplemented by the Lease Supplement, with respect to the Aircraft, are perfected;

               6. the Trust Indenture, as supplemented by the Trust Indenture Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Lease and the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C.
                     Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

               7. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, as supplemented by the Lease Supplement, the Trust Indenture, as supplemented by the Trust Indenture Supplement, or the Trust Agreement except for such filings as are referred to above; and,

               8. neither the execution and delivery by the Owner Participant of the Participation Agreement or the Trust Agreement, nor other consummation of the transactions contemplated thereby by the Owner Participant, requires the consent or approval of, or the giving of notice to, or the registration of, or the taking of any other action in respect of the FAA, except (x) the registration of the Airframe, including the submission of the Aircraft Registration Application, the Owner Trustee Affidavit, the Owner Participant Affidavit and the Trust Agreement to the FAA and (y) the filings for recordation specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, possessory artisan's liens, or matters of which the parties had actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

               In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated _____________, a copy of which is attached hereto.


                                                   Very truly yours,


                                                   Robert M. Peregrin
                                                   For the Firm


                                                               Annex I

                              Certain Definitions
                              -------------------

                        Airframe, Engines and Aircraft
                        ------------------------------

               One (1) McDonnell Douglas MD-11F aircraft bearing manufacturer's serial number 48421 and U.S. Registration No. 1752K (the "Airframe") and three (3) General Electric CF6-80C2-D1F aircraft engines bearing manufacturer's serial numbers ___-___, ___=___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").


                            Confidential Omissions
                            ----------------------

               The Lease was filed with the FAA, with (i) the Basic Rent (Schedule II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV) and (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.




                                  SCHEDULE A
                                  ----------

Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019

Owner Participant

                                   EXHIBIT B

                           [FORM OF LEASE AGREEMENT]

                               [See Exhibit 4.e]


                                   EXHIBIT C

                              [FORM OF INDENTURE]

                              [See Exhibit 4.b.1]


                                   EXHIBIT D

                           [FORM OF TRUST AGREEMENT]

                               [See Exhibit 4.d]


                                   EXHIBIT E

                          ENGINE WARRANTY ASSIGNMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N584FE)

   Words and phrases appearing in this Engine Warranty Assignment (the "Assignment") shall have the respective meanings as defined below:

   A. General Terms Agreement means that agreement dated as of July 3, 1991, (the "GTA") by and between the Engine Manufacturer and Federal Express Corporation ("Fed Ex"), including the Engine Product Support Plan at Exhibit B, insofar as such Product Support Plan relates to the Engine Warranties (the "Product Support Plan"), but excluding any and all letter agreements attached thereto.

   B. Engine Warranties means the Engine Manufacturer's New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as set forth in the Engine Manufacturer's Product Support Plan which forms a part of the GTA, and as limited by the applicable terms of such GTA and Product Support Plan.

   C. Engine means each of the CF6-80C2-D1F series engines installed on the aircraft at the time of delivery to the Assignor, each bearing Engine Manufacturer's serial numbers ___-___, ___-___ and ___-___, respectively.

   D. Replacement Engine means each of the CF6-80C2-D1F series engines which are not subject to this Assignment and are a replacement or substitute for an Engine, excluding, however, any engines obtained from the Engine Manufacturer's lease pool which are installed on the aircraft for the limited purpose of permitting the continued operation of the aircraft during the period necessary to effect or complete repairs or overhaul of an Engine.

   E. Lease means the Lease Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997, (the "Lease") between State Street Bank and Trust Company of Connecticut, National Association (not in its individual capacity, but solely as Owner Trustee), as Lessor ("Lessor") and Fed Ex, as Lessee, as amended, modified or supplemented from time to time.

   All other capitalized terms used and not defined herein that are in the Lease shall, when used herein, have the meanings specified in the Lease.

                                       1

   Fed Ex, pursuant to the terms and conditions herein, hereby sells, assigns, transfers and sets over unto the Lessor all of its rights, claims and interests in and under the GTA and the Product Support Plan, as such apply to the Engines, to enforce in the Lessor's own name such rights as Fed Ex may have with respect to the Engine Warranties, to the extent the same relate to the Engines, and to retain any benefit resulting therefrom; provided, however, that there is reserved to Fed Ex all of its other rights, claims and interests under the GTA except as expressly stated above. Fed Ex shall, during the term of the Lease (but only so long as no Event of Default shall have occurred and be continuing), have the benefit of and shall be entitled to enforce (as it shall deem appropriate), either in its own name or (at the cost of Fed Ex) in the name of the Lessor for the use and benefit of Fed Ex, any and all Engine Warranties available to the Lessor under the GTA in respect of the Engines and each Part thereof, and the Lessor agrees (but only so long as no Event of Default shall have occurred and be continuing) at Fed Ex's expense to do, execute and deliver such further acts, deeds, matters or things as may be reasonably requested by Fed Ex and necessary to enable Fed Ex to obtain customary warranty services furnished for the Engines or any Part thereof pursuant to the Engine Warranties. Fed Ex shall, at the Lessor's expense, cooperate with the Lessor and take such action as the Lessor reasonably deems necessary to enable the Lessor to enforce such rights, claims and interests as assigned herein.

                                     2

   Notwithstanding anything in this Assignment or the Consent attached hereto and incorporated herein to the contrary, Fed Ex and the Lessor confirm expressly for the benefit of the Engine Manufacturer that:

   A. The Lessor agrees that it will not, without the prior written consent of the Engine Manufacturer, disclose, directly or indirectly, to any third party, any of the terms of the Engine Warranties disclosed to it by the Engine Manufacturer incident to effecting the assignment herein; provided, however, that (1) the Lessor may use, retain and disclose such information on a confidential basis to its special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants, (2) the Lessor may use, retain and disclose on a confidential basis such information to the Owner Participant, the Indenture Trustee, the Pass Through Trustee and any Certificate Holder, as the case may be, and their special counsel, independent insurance brokers, bank examiners or similar regulatory authorities, auditors and public accountants,
         (3) the Lessor may disclose such information as required by applicable laws, governmental regulations, subpoena, or other written demand under color of legal right, but it shall first, as soon as practicable upon receipt of such demand and to the extent permitted by applicable laws, furnish a copy thereof to Fed Ex and to the Engine Manufacturer, and the Lessor, to the extent permitted by applicable law, shall afford Fed Ex and the Engine Manufacturer reasonable opportunity, at the moving party's cost and expense, to obtain a protective order or other assurance reasonably satisfactory to the Engine Manufacturer of confidential treatment of the information required to be disclosed, (4) the Lessor may disclose such information as required to enforce its rights under the Engine Warranties assigned to it pursuant to this Assignment, and (5) the Lessor may disclose such information to any bona fide potential purchaser of the Aircraft and/or Engines or any beneficial interest therein (subject to the execution by such prospective purchaser of a written confidentiality statement setting forth the same or substantially similar terms as those referred to in this paragraph).

   B. Without in any way releasing Fed Ex from any of its duties or obligations under the GTA, the Lessor agrees that, insofar as the provisions of the GTA relate to the Engines, in exercising any rights under such Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA, including Article Eight (Limitation of Liability) and the Product Support Plan, shall apply to, and be binding upon, the Lessor to the same extent as Fed Ex.

   C. Insofar as the provisions of the GTA relate to the Engines, in exercising any rights under the Engine Warranties or in making any claim with respect thereto, the applicable terms and conditions of the GTA and the Product Support Plan or the Consent attached hereto and incorporated herein shall apply to, and be binding upon, the Lessor to the same extent as if named "Airline" therein. It is expressly agreed that Fed Ex shall at all times remain liable to the Engine Manufacturer under the GTA to perform all the duties and obligations of Fed Ex thereunder to the same extent as if this Assignment had not been executed. The performance by the Lessor of any of the rights assigned hereunder shall not release Fed Ex from any of its duties or obligations to the Engine Manufacturer under the GTA except to the extent that such exercise by the Lessor shall constitute performance of such duties and obligations.

   D. Nothing contained in this Assignment shall subject the Engine Manufacturer to any obligation or liability to which it would not otherwise be subject under the GTA or modify in any respect the Engine Manufacturer's contract rights thereunder, or subject the Engine Manufacturer to any multiple or duplicative liability or obligation under the GTA. The Engine Manufacturer recognizes and it is consented to by all parties to this Assignment that the Lessor shall collaterally assign its rights under the Lease and this Assignment and will mortgage the Aircraft and Engines, to First Security Bank, National Association, as Indenture Trustee under the Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (on the terms set forth therein); however, no further extension or assignment (except to a successor indenture trustee under such agreement) of any remaining Engine Warranties, including but not limited to extensions or assignments for security purposes, are permitted without the prior written consent of the Engine Manufacturer.

   E. Exclusive of the assignment noted in Section 2D above, the Engine Manufacturer shall not be deemed to have knowledge of any change in the authority of Fed Ex or the Lessor, as the case may be, to exercise the rights established hereunder until the Engine Manufacturer has received written notice thereof from the Indenture Trustee or the Lessor. Such notice shall be sent to: Commercial Contracts Director, GE Aircraft Engines, Mail Drop F17, One Neumann Way, Box 156301, Cincinnati, Ohio 45215-6301, facsimile: (513) 243-8068.

   F. This Assignment shall apply only in respect to each Engine and shall not extend to any replacement or substitute engine. If, during the term of this Assignment and the Lease, it becomes necessary to replace or substitute an Engine due to a Failure (as such term is defined in the Engine Product Support Plan, excluding normal wear, tear and deterioration which can be restored by overhaul and repair), damage or loss, the Assignor (or the Lessor) shall give the Engine Manufacturer written notice of such Failure, damage or loss. The notice shall include (i) a description of the event or circumstances which constitute a Failure, damage or loss, and (ii) the serial numbers of the (a) failed, damaged or lost Engine and (b) Replacement Engine and shall be sent to: Customer Support Manager, GE Aircraft Engines, 111 Merchant Street, Room 450, Cincinnati, Ohio 45246. The Engine Manufacturer shall not be deemed to have knowledge of the need for a replacement engine until it has received the aforementioned notice.

         In the event an Engine subject to this Assignment fails, is damaged or lost, and such Engine is replaced by a Replacement Engine, the Assignor and the Assignee shall, prior to, or contemporaneous with, the delivery of such Replacement Engine, obtain the written consent of the Engine Manufacturer (which it shall be obligated to give) that the Engine Warranties as set forth in the Engine Product Support Plan shall apply to such Replacement Engines. The Engine Manufacturer shall not incur any obligation or liability for a Replacement Engine under the Engine Warranties until the execution of the aforementioned consent.

   G. At any time and upon the written request of the Engine Manufacturer, Fed Ex and the Lessor shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action, at the expense of Fed Ex, as the Engine Manufacturer may reasonably request in order to obtain the full benefit of Fed Ex and the Lessor's agreement as set forth in this Assignment and the Consent attached hereto and incorporated herein.

         Any performance by the Engine Manufacturer that discharges its obligation under the Engine Warranties will satisfy the respective interests of Fed Ex and the Lessor. So long as the Engine Manufacturer acts in good faith in accordance with this Assignment, the Engine Manufacturer may rely conclusively on any notice given pursuant to this Assignment without inquiring as to the accuracy of, or the entitlement of the party to give, such notice.

                                     3

   The Engine Manufacturer shall reserve to Fed Ex all those rights, claims and interests, as and to the extent such relates to the purchase and operation of engines other than the Engines subject to the Assignment, as well as other matters not directly pertaining to the Engines, and Fed Ex will have or retain under the GTA such rights, claims and interest not expressly assigned to the Lessor hereunder.

                                     4

   The Engine Manufacturer warrants each new Reverser (as such is defined in the Engine Product Support Plan) installed on the Aircraft at the time of delivery to Fed Ex under the terms of the New Engine Warranty; however, administration of such New Engine Warranty, with respect to both installed and replacement Reversers, shall be performed by Martin Marietta.

                                     5

   If at some point in time, the Engine Manufacturer receives written notification from the Indenture Trustee or the Lessor that the Lessor is or becomes entitled to possession of the Engines, pursuant to an Event of Default or otherwise, and desires to sell or lease the Engines to a party who is not currently a party to a General Terms Agreement with the Engine Manufacturer, the Engine Manufacturer agrees if such agreement is permissible under applicable U.S. law, that it will offer to such purchaser or lessee, subject to the execution of an agreement to sell or lease such Engines, a General Terms Agreement on the Engine Manufacturer's standard terms and conditions. If, however, such purchaser or lessee is currently a party to a General Terms Agreement with the Engine Manufacturer, the remaining portion of the terms of such General Terms Agreement shall be extended to and apply to such subsequent purchase or lease; provided, however, that the written consent of the Engine Manufacturer to such an extension is obtained prior to the transaction's occurrence.

   This Assignment shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.

   In witness whereof, the parties hereto have caused this Engine Warranty Assignment to be duly executed and delivered as of the date hereof.


General Electric Company


_____________________________
Name:
Title:



Federal Express Corporation


_____________________________
Name:    Robert D. Henning
Title:    Assistant Treasurer and
          Managing Director -
          Structured Finance



State Street Bank and Trust Company
of Connecticut, National Association
not in its individual capacity,
but solely as Owner Trustee


_____________________________
Name:    Paul D. Allen
Title:   Vice President


                                    CONSENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N584E)


         The Engine Manufacturer, General Electric Company (the "Engine Manufacturer"), a New York corporation, hereby consents to the Engine Warranty Assignment attached hereto and acknowledges notice of (i) the Lease Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 and entered into by and between Fed Ex, as Lessee and State Street Bank and Trust Company of Connecticut, National Association, as Lessor (as in effect from time to time, the "Lease") and (ii) the Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N584FE), dated as of May 1, 1997 (the "Indenture"), between the Lessor and First Security Bank, National Association, as Indenture Trustee ("Indenture Trustee").
The Lease covers three GE CF6-80C2-D1F series engines bearing Engine Manufacturer's serial numbers ___-___, ___-___ and ___-___, respectively, (the "Engines") as installed on the McDonnell Douglas MD-11F series aircraft bearing Manufacturer's serial number 48436 (the "Aircraft"). In connection with such Lease, reference is made to the General Terms
Agreement No. 6-9034 dated as of July 3, 1991, between the Engine
Manufacturer and Fed Ex (the "General Terms Agreement"), under which the Engine Manufacturer agreed to support certain GE CF6-80C2-D1F series engines, including the Engines and spare parts therefor to be purchased by Fed Ex from the Engine Manufacturer, as installed on certain McDonnell
Douglas MD-11F series aircraft, including the Aircraft. Recognizing that the Lessor and Fed Ex have entered into the Lease which provides for the lease by the Lessor to Fed Ex of the Aircraft and Engines and that the Lessor has granted a security interest in the Engines and assigned certain of its rights under the Lease to the Indenture Trustee, the Engine Manufacturer agrees that in furtherance of the Lease, it will so support such Engines and spare parts therefor, subject to the applicable terms and conditions of the General Terms Agreement, including Article Eight
(Limitation of Liability).

         The Engine Manufacturer represents and warrants that:

         1. it is a corporation existing in good standing under the laws of the State of New York;

         2. the making and performance of this Consent in accordance with its terms has been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, does not require any shareholder approval and does not contravene its certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer;

         3. the making and performance of the Engine Warranties, as defined in the Engine Warranty Assignment attached hereto (the "Engine Warranties") in accordance with their terms have been duly authorized by all necessary corporate action on the part of the Engine Manufacturer, do not require any shareholder approval and do not contravene the Engine Manufacturer's certificate of incorporation or by-laws or any debenture, credit agreement or other contractual agreement to which the Engine Manufacturer is a party or by which it is bound or any law binding on the Engine Manufacturer; and

         4. the Engine Warranties constitute, as of the date on which they were made and at all times thereafter, and this Consent and the Engine Warranty Assignment attached hereto are, binding obligations of the Engine Manufacturer enforceable against the Engine Manufacturer in accordance with its terms subject to:

          (a) the limitation of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally; and

          (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         This Consent shall be governed by the laws of the State of New York, including all matters of construction, validity and performance, as applicable to contracts between citizens of that state to be performed wholly within that state, and without reference to conflicts of law principles.


General Electric Company



______________________________
Name:
Title:


                            PARTICIPATION AGREEMENT

                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)

                         Dated as of December 1, 1996

                    Amended and Restated as of May 1, 1997

                                     among

                         FEDERAL EXPRESS CORPORATION,
                                    Lessee

                         COMERICA LEASING CORPORATION
                                      and
                 NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,
                              Owner Participants

                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                           Original Loan Participant

                           WILMINGTON TRUST COMPANY,
                        Not in Its Individual Capacity
                         Except as Otherwise Expressly
                Set Forth Herein, but Solely as Owner Trustee,
                                 Owner Trustee

                     STATE STREET BANK AND TRUST COMPANY,
                          Original Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               Indenture Trustee

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             Pass Through Trustee

                                      and

                  FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                              Subordination Agent
                        ______________________________

           LEVERAGED LEASE OF ONE MCDONNELL DOUGLAS MD-11F AIRCRAFT
                   SERIAL NO. 48489, REGISTRATION NO. N587FE


                               TABLE OF CONTENTS

                                                                          Page

Initial Recitals...........................................................  1

                                   ARTICLE 1

                                  DEFINITIONS

                                   ARTICLE 2

   Section 2.01.  Transfer of Funds........................................  4
   Section 2.02.  Certificates.............................................  7

                                   ARTICLE 3

                EXTENT OF INTEREST OF ORIGINAL LOAN PARTICIPANT

   Section 3.01.  Extent of Interest of Original Loan Participant..........  7

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

   Section 4.01.  Conditions Precedent.....................................  7
   Section 4.02.  Opinion of Special Aviation Counsel...................... 17

                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

   Section 5.01.  Conditions Precedent to Lessee's Obligations............. 18

                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 6.01.  Lessee's Representations and Warranties.................. 18
   Section 6.02.  Offering by Lessee....................................... 24
   Section 6.03.  Certain Covenants of Lessee.............................. 24
   Section 6.04.  Survival of Representations and Warranties............... 32

                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

   Section 7.01.  Acquisitions and Offerings of Interests in Lessor's
                  Estate................................................... 33
   Section 7.02.  Citizenship, Etc......................................... 33
   Section 7.03.  Representations, Warranties and Covenants of Owner
                  Participants............................................. 35
   Section 7.04.  Representations, Covenants and Warranties of WTC and the
                  Owner Trustee............................................ 38
   Section 7.05.  Representations, Warranties and Covenants of the Indenture
                  Trustee.................................................. 41
   Section 7.06.  Indenture Trustee's Notice of Default.................... 42
   Section 7.07.  Releases from Indenture.................................. 42
   Section 7.08.  Covenant of Quiet Enjoyment.............................. 43
   Section 7.09. Original Loan Participant's, Original Indenture Trustee's and Pass Through Trustee's Representations and
                  Warranties............................................... 43
   Section 7.10.  Survival of Representations, Warranties and Covenants.... 44
   Section 7.11.  Lessee's Assumption of the Certificates.................. 44
   Section 7.12.  Indebtedness of Owner Trustee............................ 46
   Section 7.13.  Compliance with Trust Agreement, Etc..................... 47
   Section 7.14.  Subordination Agent's Representations, Warranties and
                  Covenants................................................ 47

                                   ARTICLE 8

                                     TAXES

   Section 8.01.  Lessee's Obligation to Pay Taxes......................... 49
   Section 8.02.  After-Tax Basis.......................................... 55
   Section 8.03.  Time of Payment.......................................... 56
   Section 8.04.  Contests................................................. 56
   Section 8.05.  Refunds.................................................. 58
   Section 8.06.  Lessee's Reports......................................... 59
   Section 8.07.  Survival of Obligations.................................. 60
   Section 8.08.  Payment of Taxes......................................... 60
   Section 8.09.  Reimbursements by Indemnitees Generally.................. 60

                                   ARTICLE 9

                               GENERAL INDEMNITY

   Section 9.01.  Generally................................................ 60
   Section 9.02.  After-Tax Basis.......................................... 64
   Section 9.03.  Subrogation.............................................. 64
   Section 9.04.  Notice and Payment....................................... 65
   Section 9.05.  Refunds.................................................. 65
   Section 9.06.  Defense of Claims........................................ 65
   Section 9.07.  Survival of Obligations.................................. 66
   Section 9.08.  Effect of Other Indemnities.............................. 66
   Section 9.09.  Interest................................................. 67

                                  ARTICLE 10

                               TRANSACTION COSTS

   Section 10.01.  Transaction Costs and Other Costs....................... 67

                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

   Section 11.01.  Appointment of Successor Owner Trustee.................. 70

                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANTS AND HOLDERS

   Section 12.01.  Liabilities of the Owner Participants................... 71
   Section 12.02.  Interest of Holders of Certificates..................... 71

                                  ARTICLE 13

                                OTHER DOCUMENTS

   Section 13.01.  Consent of Lessee to Other Documents.................... 71
   Section 13.02.  Further Assurances...................................... 72
   Section 13.03.  No Retroactive Application.............................. 72
   Section 13.04.  Pass Through Trustee's and Subordination Agent's
                   Acknowledgement......................................... 72

                                  ARTICLE 14

                                    NOTICES

   Section 14.01.  Notices................................................. 73

                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

   Section 15.01.  Refinancing............................................. 74
   Section 15.02.  Reoptimization.......................................... 77

                                  ARTICLE 16

                                  [RESERVED]

                                  ARTICLE 17

                                  MISCELLANEOUS

   Section 17.01.  Owner for Federal Tax Purposes.......................... 78
   Section 17.02.  [Reserved].............................................. 78
   Section 17.03.  Counterparts............................................ 79
   Section 17.04.  No Oral Modifications................................... 79
   Section 17.05.  Captions................................................ 79
   Section 17.06.  Successors and Assigns.................................. 79
   Section 17.07.  Concerning the Owner Trustee, Indenture Trustee and the
                   Pass Through Trustee.................................... 79
   Section 17.08.  Severability............................................ 80
   Section 17.09.  Public Release of Information........................... 80
   Section 17.10.  Certain Limitations on Reorganization................... 80
   Section 17.11.  GOVERNING LAW........................................... 81
   Section 17.12.  Section 1110 Compliance................................. 81
   Section 17.13.  Reliance of Liquidity Providers......................... 81

                                  ARTICLE 18

                                CONFIDENTIALITY

   Section 18.01.  Confidentiality......................................... 82

SCHEDULE I             Certificate Information
SCHEDULE II            Definitions
SCHEDULE III           Permitted Country List
EXHIBIT A(1)(a)        Opinion of Lessee's Counsel
EXHIBIT A(1)(b)        Opinion of Lessee's Special Counsel
EXHIBIT A(2)(a)        Opinion of Owner Participants' and Owner Participant
                       Guarantor's Special Counsel
EXHIBIT A(2)(b)        Opinion of Owner Participant's Counsel
                       (Comerica Leasing Corporation)
EXHIBIT A(2)(c)        Opinion of Owner Participant Guarantor's Counsel
                       (Comerica Bank)
EXHIBIT A(2)(d)        Opinion of Owner Participant's Counsel
                       (Norwest Bank Minnesota, National Association)
EXHIBIT A(3)           Opinion of Indenture Trustee's Special Counsel
EXHIBIT A(4)           Opinion of Special Aviation Counsel
EXHIBIT A(5)           Opinion of Owner Trustee's Special Counsel
EXHIBIT A(6)           Opinion of Pass Through Trustee's and the Subordination
                       Agent's Special Counsel
EXHIBIT A(7)(A)        Opinion of Liquidity Provider's Counsel
EXHIBIT A(7)(B)        Opinion of Liquidity Provider's Special Counsel
EXHIBIT B              Form of Lease Agreement
EXHIBIT C              Form of Indenture
EXHIBIT D              Form of Trust Agreement

                            PARTICIPATION AGREEMENT
                (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)

         PARTICIPATION AGREEMENT (FEDERAL EXPRESS CORPORATION TRUST NO.
N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997 (this "Agreement") among FEDERAL EXPRESS CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, the "Lessee"), COMERICA LEASING CORPORATION, a Michigan corporation (formerly known as CMCA Lease, Inc.), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association (herein, individually, together with its successors and permitted assigns, each an "Owner Participant" and collectively together with their successors and permitted assigns, the "Owner Participants"), MORGAN GUARANTY TRUST COMPANY OF NEW YORK, (together with its successors and permitted assigns, the "Original Loan Participant"), WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as otherwise expressly stated herein, but solely as owner trustee under the Trust Agreement referred to below (in such capacity as trustee, together with its successors and permitted assigns, the "Owner Trustee"), STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Original Indenture referred to below (in such capacity as trustee, the "Original Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as indenture trustee under the Indenture referred to below (in such capacity as successor to the Original Indenture Trustee, the "Indenture Trustee"), FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as pass through trustee of three separate Pass Through Trusts (in such capacity as trustee, together with its successors and permitted assigns, the "Pass Through Trustee") and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise expressly stated herein, but solely as subordination agent (in such capacity as trustee, together with its successors and permitted assigns, the "Subordination Agent").


                             W I T N E S S E T H :

         WHEREAS, the Lessee, the Owner Participants, the Owner Trustee, the Original Loan Participant and the Original Indenture Trustee entered into the Original Participation Agreement (such term, and all other terms not heretofore defined, shall have the meanings assigned thereto as provided in
Article 1 below), providing for the sale and lease of the Aircraft that was delivered on the Delivery Date;

         WHEREAS, concurrently with the execution and delivery of the Original Participation Agreement, the Owner Participants entered into the Original Trust Agreement relating to the Aircraft with WTC in its individual capacity, pursuant to which WTC agreed, among other things, to hold the Lessor's Estate in trust for the ratable benefit of the Owner Participants;

         WHEREAS, concurrently with the execution and delivery of the Original Participation Agreement, the Owner Trustee and the Original Indenture Trustee entered into the Original Indenture, for the benefit of the Original Loan Participant, pursuant to which the Owner Trustee issued to the Original Loan Participant the Original Loan Certificates as evidence of the loans made by the Original Loan Participant to the Owner Trustee, the proceeds of which were used by the Owner Trustee to pay a portion of the Purchase Price for the Aircraft;

         WHEREAS, concurrently with the execution and delivery of the Original Participation Agreement, the Owner Trustee and the Lessee entered into the Original Lease relating to the Aircraft, whereby, subject to the terms and conditions set forth in said Lease, the Owner Trustee agreed to lease the Aircraft to the Lessee, and the Lessee agreed to lease the Aircraft from the Owner Trustee, such lease of the Aircraft being evidenced by the execution and delivery of the Lease Supplement;

         WHEREAS, Article 15 of the Original Participation Agreement permits a Refinancing of the Original Loan Certificates subject to the satisfaction of the conditions specified in Section 15.01 thereof, and Section 3.04 of the Original Lease contemplates the adjustment of the percentages for Basic Rent, Stipulated Loss Value, EBO Price and Termination Value in the event of such a Refinancing, and the Lessee has requested that the Owner Trustee effect such a Refinancing and adjustment;

         WHEREAS, the Original Indenture Trustee wishes to resign as Indenture Trustee under the Operative Agreements, the parties hereto are willing to accept such resignation and First Security Bank, National Association is willing to become the Indenture Trustee;

         WHEREAS, in order to facilitate such Refinancing, the Lessee is concurrently entering into an Underwriting Agreement, which relates to three series of Pass Through Certificates that will be issued by the Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular Series and having a particular Maturity that will be issued under the Indenture;

         WHEREAS, on the Pass Through Closing Date, a closing will occur with respect to the public offering of the Pass Through Certificates issued by each Pass Through Trust, an allocable amount of the proceeds of which offering will be used by the Pass Through Trustee to purchase for each such Pass Through Trust the Certificates of the Series and Maturity applicable thereto, the proceeds of which purchase in turn will be applied to the Refinancing in full of the outstanding principal amount of the Original Loan Certificates;

         WHEREAS, the Lessee, the Owner Participants, the Owner Trustee, the Original Loan Participant and the Original Indenture Trustee have agreed, subject to the terms and conditions hereinafter provided, to amend and restate, and to add each of the Pass Through Trustee, the Indenture Trustee and the Subordination Agent as a party to, the Original Participation Agreement;

         WHEREAS, concurrently with the execution and delivery hereof, (i) Kredietbank N.V., acting through its New York Branch will enter into two revolving credit agreements (each, a "Liquidity Facility"), one for the benefit of the holders of Pass Through Certificates of each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, each Liquidity Provider and the Subordination Agent will enter into the Intercreditor Agreement;

         WHEREAS, the Certificates will be held by the Subordination Agent pursuant to the Intercreditor Agreement on behalf of the Pass Through Trustee for each of the Pass Through Trusts;

         WHEREAS, the Lessee, the Owner Participants, the Owner Trustee, the Original Loan Participant and the Indenture Trustee have agreed, to the extent they are parties thereto and, subject to the terms and conditions hereinafter provided, to amend and restate the Original Indenture, to amend and restate the Original Lease, to amend and restate the Original Ancillary Agreement I, to amend the Original Tax Indemnity Agreement and to amend and restate the Original Trust Agreement, each such amendment and restatement to be executed and delivered simultaneously with the purchase of the Certificates by the Pass Through Trustee for the Pass Through Trusts and the Refinancing in full of the Original Loan Certificates; and

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree, subject to the terms and conditions hereinafter provided, that the Original Participation Agreement be and the same is hereby amended and restated in its entirety as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         Unless the context otherwise requires, the terms defined in Schedule II hereto are incorporated herein for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms so defined.


                                   ARTICLE 2

                    ISSUANCE OF PASS THROUGH CERTIFICATES;
                   REFUNDING THE ORIGINAL LOAN CERTIFICATES

         Section 2.01.  Transfer of Funds.

         (a) On or before the Pass Through Closing Date, the Pass Through Trustee and the Lessee, in accordance with the Pass Through Agreement, shall enter into the Series Supplements, and, subject to the terms and conditions set forth therein, on the Pass Through Closing Date (i) the Lessee shall direct the Underwriters to execute a wire transfer or intra-bank transfer to the Pass Through Trustee in the amount of the total proceeds payable pursuant to the Underwriting Agreement with respect to the Pass Through Certificates and (ii) the Pass Through Trustee shall deliver the Pass Through Certificates to the Underwriters upon receipt by the Pass Through Trustee of such proceeds.

         (b) Subject to the satisfaction or waiver of the conditions set forth herein, on the Refunding Date the following events shall occur in the order set forth below:

         (i) the Lessee shall on behalf of the Owner Trustee execute a wire transfer or intra-bank transfer in favor of the Agent (as a prepayment of the portion of Basic Rent allocable to the period from the Closing Date through the Refunding Date) in the amount of all accrued and unpaid interest on the Original Loan Certificates to but excluding the Refunding Date, which transfer shall constitute the payment of all such accrued and unpaid interest;

         (ii) the Lessee shall on behalf of the Owner Trustee execute a wire transfer or intra-bank transfer in favor of the Agent as Supplemental Rent in the amount of any Breakage Costs required to be paid pursuant to the Original Indenture which transfer shall constitute the payment of all such Breakage Costs;

         (iii) for each Pass Through Trust, from an allocable amount of the proceeds of the sale of the related Pass Through Certificates, the Pass Through Trustee shall pay on behalf of the Owner Trustee in the manner specified in paragraph (iv) below, an amount equal to the principal amount of Certificates of the Series and Maturity that relates to such Pass Through Trust, which amounts in the aggregate shall equal the aggregate principal amount of the Certificates as specified in Section 2.04 of the Indenture;

         (iv) the aggregate amount payable by the Pass Through Trustee pursuant to paragraph (iii) above shall be payable by wire transfer or intra-bank transfer in favor of the Agent on behalf of the Owner Trustee in the amount of the outstanding principal amount of the Original Loan Certificates;

         (v) the Agent shall apply the amounts received by it under paragraphs
   (i), (ii) and (iv) of this subsection (b) to prepay the Original Loan Certificates in full in accordance with Sections 2.06 and 2.10 of the Original Indenture; and

         (vi) the Owner Trustee shall cause the Certificates to be delivered to the applicable Pass Through Trustee in accordance with Section 2.02 hereof.

         On the Refunding Date concurrently with the events specified in clauses (iii) through (v) of this Section 2.01(b), the parties hereto shall execute and deliver, to the extent they are parties thereto, and consent to the execution and delivery of (if they are not a party thereto), the Indenture, the Lease and the Trust Agreement, and the Owner Trustee shall execute and deliver to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate and deliver to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, upon the request of the Owner Trustee, the Certificates as provided in Section 2.02 hereof. Each Owner Participant hereby requests and directs the Owner Trustee to execute and deliver this Agreement and, subject to the terms hereof, to take the actions specified herein. The Original Loan Participant by its execution and delivery hereof, requests and directs the Indenture Trustee to execute and deliver this Agreement and concurrently with the events specified in clauses (iii) through (v) of this Section 2.01(b) and subject to the terms and conditions hereof to take the actions contemplated herein. The parties hereto, including, without limitation, the Original Loan Participant, confirm that, as provided in Section 2.06 of the Original Indenture, upon payment in full of the principal amount, Breakage Costs, if any, and interest on the Original Loan Certificates and all other sums then payable to the Original Loan Participant under the Original Agreements to the extent specified in subsection (c) below, the Original Loan Participant shall have no further interest in, or other right or obligation with respect to, the Trust Indenture Estate, the Original Agreements or the Operative Agreements (it being understood that the foregoing shall not limit or detract from any claim that the Original Loan Participant may have under Article 8 or 9 or Section 10.01(a)(ii) hereof or of the Original Participation Agreement) and, accordingly, have no obligation to, and will not attempt to direct any future actions of the Indenture Trustee with respect to the Trust Indenture Estate, provided that the rights and obligations of the Original Loan Participant shall, until the payment in full of such amounts to the Agent on behalf of the Original Loan Participant on the Refunding Date, be governed by the Original Participation Agreement and the other Operative Agreements contemplated thereby or in effect immediately prior to the effectiveness of this Agreement and shall, upon such payment and thereafter, be governed by this Agreement.
The Lessee hereby consents to the foregoing.

         (c) Not less than three (3) Business Days prior to the Refunding Date, the Agent on behalf of the Original Loan Participant shall give notice in writing to the parties hereto of the principal amount, Breakage Costs, if any, and interest on and all other amounts due on the Refunding Date under the Original Loan Certificates and all other sums payable on the Refunding Date to the Original Loan Participant under the Original Agreements, such notice to be deemed final and binding on the Original Loan Participant as to the respective amounts of principal, Breakage Costs, if any, and interest when given; provided that the expected Refunding Date, at the time such notice is given, is the same as the Refunding Date.

         (d) On the Refunding Date, subject to (i) the giving of the written notice referred to in Section 2.01(c) above to the Original Indenture Trustee and the Original Loan Participant, (ii) the receipt by the Original Loan Participant of the funds referred to in Section 2.01(b)(v) above and (iii) compliance with the provisions of Article 15 of the Original Participation Agreement and Section 2.10(c) of the Original Indenture (including the Refinancing in full of the Original Loan Certificates), the Original Loan Participant shall deliver the Original Loan Certificates to the Indenture Trustee for cancellation and delivery to the Owner Trustee.

         (e) The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the Refinancing of the Original Loan Certificates (together, the "Closings") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

         (f) All payments pursuant to this Section 2.01 shall be made in immediately available funds.

         (g) In the event that the Refunding Date and the actions contemplated to occur on such date pursuant to subsection (d) of this Section
2.01 do not occur on or before June 30, 1997, then the rights and obligations of the parties to the Original Participation Agreement, including, without limitation, the Original Loan Participant and the Original Indenture Trustee, shall be governed by the Original Participation Agreement and the other Operative Agreements contemplated thereby or in effect immediately prior to the effectiveness of this Agreement and this Agreement shall be of no further force and effect, except that the Lessee shall be obligated hereby to pay all fees and expenses of the Original Loan Participant, the Original Indenture Trustee, the Indenture Trustee, the Owner Participants, the Owner Trustee, the Pass Through Trustee and their respective counsel relating to the transactions contemplated hereby. Each of the parties hereto agrees to execute and deliver to the other parties such documents and instruments as may be necessary to give effect to the foregoing provisions of this subsection (g).

         Section 2.02. Certificates. Subject to the satisfaction or waiver of the conditions set forth herein, on the Refunding Date, the Owner Trustee shall execute and deliver to the Indenture Trustee, and the Indenture Trustee shall authenticate and deliver, upon the request of the Owner Trustee, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, the Certificate specified for such Pass Through Trust on
Schedule I attached hereto, which (i) shall be issued in the principal amount and in the Series and Maturity set forth for such Certificate in Schedule I hereto, (ii) shall bear interest at the interest rate set forth for such Certificate in Schedule I hereto, (iii) shall be issued in such form and on such terms as are specified in the Indenture, (iv) shall be dated and authenticated on the Refunding Date and shall bear interest from the Refunding Date and (v) shall be registered in the name of the Subordination Agent on behalf of the Pass Through Trustee for such Pass Through Trust.


                                   ARTICLE 3

                EXTENT OF INTEREST OF ORIGINAL LOAN PARTICIPANT

         Section 3.01. Extent of Interest of Original Loan Participant. Delivery of the Original Loan Certificates by the Original Loan Participant to the Indenture Trustee for cancellation on the Refunding Date shall be conclusive evidence of receipt by the Original Loan Participant of all amounts then due and payable to the Original Loan Participant in respect of principal of, Breakage Costs, if any, and interest on the Original Loan Certificates under the Original Agreements (it being understood that the foregoing shall not limit or detract from any claim the Original Loan Participant may have under Article 8 or 9 or Section 10.01(a)(ii) hereof or of the Original Participation Agreement).


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

         Section 4.01. Conditions Precedent. The obligations of the Owner Trustee, each Owner Participant, the Lessee, the Indenture Trustee, the Subordination Agent and the Pass Through Trustee on behalf of each Pass Through Trust to participate in the transactions contemplated hereby on the Refunding Date are subject to the fulfillment to the satisfaction of such party (or waiver by such party), prior to or on the Refunding Date, of the following conditions precedent (it being understood that receipt by the Lessee of any of the following documents shall not be a condition precedent to the obligations of any party):

         (a) Certificates. On the Refunding Date, there shall have been duly issued and delivered by the Owner Trustee to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, against payment therefor, a Certificate, substantially in the form set forth in Exhibit B to the Indenture, duly authenticated, dated the Refunding Date and registered in the name of the Subordination Agent, in the principal amounts, Series, Maturity, bearing the interest rate and the other economic terms specified in the Series Supplements and otherwise as provided in Section 2.04 of the Indenture. The Pass Through Certificates shall be registered under the Securities Act, any applicable state securities laws shall have been complied with, and the Pass Through Agreement shall have been qualified under the Trust Indenture Act.

         (b) Legal Investment. On the Refunding Date, no fact or condition shall exist under applicable laws or regulations, or interpretations of any such laws or regulations by applicable regulatory authorities, which, in the opinion of such Owner Participant or its special counsel, the Pass Through Trustee, the Subordination Agent or its special counsel or the Indenture Trustee or its special counsel, would make it illegal for such Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, and no change in circumstances outside the control of such Owner Participant shall have occurred which would otherwise make it illegal for such Owner Participant, the Lessee, the Owner Trustee, the Pass Through Trustee, the Subordination Agent or the Indenture Trustee, to participate in the transactions to be consummated on the Refunding Date; and no action or proceeding shall have been instituted nor shall governmental action before any court, governmental authority or agency be threatened which in the opinion of counsel for such Owner Participant, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is not frivolous, nor shall any order have been issued or proposed to be issued by any court, or governmental authority or agency, as of the Refunding Date, to set aside, restrain, enjoin or prevent the consummation of any of the transactions contemplated by this Agreement or by any of the other Operative Agreements.

         (c) Underwriters. The Underwriters shall have transferred the funds specified in Section 2.01(a) hereof and all conditions thereunder shall have been satisfied or waived.

         (d) Refunding Documents. This Agreement and the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and each Owner Participant (each acting directly or by authorization to its special counsel) and shall each be in full force and effect; there shall not have occurred any default thereunder, or any event which with the lapse of time or the giving of notice or both would be a default thereunder, and copies executed or certified as requested by the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent or any Owner Participant, as the case may be, of such documents shall have been delivered to each Owner Participant, the Lessee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee (provided that the sole chattel-paper original of each of the Lease, the Lease Supplement and each Ancillary Agreement amendatory of the Lease, shall be delivered to the Indenture Trustee):

         (i)   the Lease;

         (ii)  the Indenture;

         (iii) in the case of the Owner Participants only, Amendment No. 1 to the Original Tax Indemnity Agreement;

         (iv)  the Trust Agreement;

         (v)   the Ancillary Agreement I;

         (vi)  the Ancillary Agreement II;

         (vii)  the Owner Participant Guaranty;

         (viii) the Intercreditor Agreement; and

         (ix) the Liquidity Facility for each of the Pass Through Trusts for the Series A Certificates and the Series B Certificates.

         (e) Insurance. Each of the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participants shall have received such evidence as it deems appropriate, including, without limitation, an independent insurance broker's report, together with certificates of insurance from such broker, in form and substance satisfactory to the Indenture Trustee, the Pass Through Trustee, the Owner Trustee and the Owner Participants to establish that the insurance required by Article 13 of the Lease is in effect.

         (f) Financing Statements. (i) Uniform Commercial Code ("UCC") financing statements covering all the security interests (and other interests) created by or pursuant to the Granting Clause of the Original Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Original Loan Participant, and such financing statements shall have been duly filed in the State of Delaware; (ii) a form UCC-3 financing statement to amend and restate each financing statement referred to in the immediately preceding sentence shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee as secured party, and a form UCC-1 financing statement covering all the security interests (and other interests) created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner Trustee, as debtor, and by the Indenture Trustee, as secured party, for and on behalf of the Holders, and concurrently with the Refinancing of the Original Loan Certificates such UCC-3 financing statement and UCC-1 financing statement shall have been duly filed or duly submitted for filing in the State of Delaware, and all other actions shall have been taken which, in the opinion of special counsel for the Pass Through Trustee or for the Underwriters, are necessary or desirable to maintain the perfection of the security interest created by or pursuant to the Granting Clause of the Indenture;
   (iii) a UCC notice filing describing the Original Lease as a lease shall have been executed and delivered by the Owner Trustee, as lessor, and the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee), and shall have been duly filed in the State of Tennessee; and (iv) a form UCC-3 financing statement to amend and restate the UCC notice filing referred to in the immediately preceding clause (iii) shall have been executed and delivered by the Owner Trustee, as lessor, and by the Lessee, as lessee (which filing shall name the Indenture Trustee as assignee of the Owner Trustee), and such notice filing shall concurrently with the Refinancing of the Original Loan Certificates have been duly filed in the State of Tennessee, and all other actions shall have been taken which, in the opinion of the Owner Participants, Pass Through Trustee and the Underwriters, are necessary to perfect and protect such security interests and other interests created by or pursuant to the Granting Clause of the Indenture.

         (g) Corporate Documents. Except when such Person is the delivering party, each Owner Participant, the Owner Trustee, the Original Loan Participant, the Pass Through Trustee, the Lessee and the Indenture Trustee (acting directly or by authorization to its counsel) shall have received the following, in each case in form and substance satisfactory to it:

             (i) a copy of the certificate of incorporation and by-laws of the Lessee, certified by the Secretary or an Assistant Secretary of the Lessee as of the Refunding Date, and a copy of the minutes of the regular meeting of the board of directors of the Lessee, certified as such as of the Refunding Date by such Secretary or Assistant Secretary, duly authorizing the lease by the Lessee of the Aircraft under the Lease and the execution, delivery and performance by the Lessee of the Original Agreements to which it is a party, this Agreement, the Lease, the Tax Indemnity Agreement, the Pass Through Agreement, the Series Supplements, the other Operative Agreements to which the Lessee is or is to be a party and each other document to be executed and delivered by the Lessee in connection with the transactions contemplated hereby;

             (ii) a copy of the articles of incorporation or articles of association, as the case may be, and bylaws of each Owner Participant and the Owner Participant Guarantor, certified by the Secretary or an Assistant Secretary of such Owner Participant or the Owner Participant Guarantor as of the Refunding Date, and a copy of the resolutions of the board of directors of each Owner Participant, certified as such as of the Refunding Date by such Secretary or an Assistant Secretary, authorizing the execution and delivery by such Owner Participant of the Original Agreements to which it is a party, this Agreement, the Tax Indemnity Agreement, the Trust Agreement and the other Operative Agreements to which such Owner Participant is or is to be a party and each other document to be executed and delivered by such Owner Participant in connection with the transactions contemplated hereby;

             (iii) a copy of the articles of incorporation and by-laws and other instruments of the Owner Trustee, certified by the Secretary or an Assistant Secretary of the Owner Trustee as of the Refunding Date (or other like instruments satisfactory to the Lessee and each Owner Participant) and evidence authorizing the execution, delivery and performance by the Owner Trustee in its individual capacity or as Owner Trustee, as the case may be, of the Original Agreements to which it is a party, this Agreement, the Trust Agreement and each of the other Operative Agreements to which it is or is to be a party, whether in its individual capacity or as Owner Trustee, and each other document to be executed and delivered by the Owner Trustee in connection with the transactions contemplated hereby;

             (iv) a copy of the certificate of incorporation and by-laws and other instruments of the Indenture Trustee, certified by the Secretary or an Assistant Secretary of the Indenture Trustee as of the Refunding Date (or other like instruments satisfactory to the Lessee and each Owner Participant) and evidence authorizing the execution, delivery and performance by the Indenture Trustee of each of the Original Agreements to which it is party, this Agreement, the Indenture and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Indenture Trustee in connection with the transactions contemplated hereby;

             (v) a copy of the certificate of incorporation and by-laws and other instruments of the Pass Through Trustee, certified by the Secretary or an Assistant Secretary of the Pass Through Trustee as of the Refunding Date (or other like instruments satisfactory to the Lessee and each Owner Participant) and evidence authorizing the execution, delivery and performance by the Pass Through Trustee of this Agreement, the Pass Through Agreement, the Series Supplements and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Pass Through Trustee in connection with the transactions contemplated hereby;

             (vi) a copy of the articles of association and by-laws and other instruments of the Subordination Agent, certified by the Secretary or an Assistant Secretary of the Subordination Agent as of the Certificate Closing Date (or other like instruments satisfactory to the Lessee and the Owner Participant) and evidence authorizing the execution, delivery and performance by the Subordination Agent of this Agreement, the Intercreditor Agreement and each of the other Operative Agreements to which it is or is to be a party, and each other document to be executed and delivered by the Subordination Agent in connection with the transactions contemplated hereby; and

             (vii) such other documents, evidences, materials, and information with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Owner Participants and the Owner Participant Guarantor as the Indenture Trustee, the Pass Through Trustee or the Owner Participants may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement.

         (h) Title, Airworthiness and Registration. On the Refunding Date, the following statements shall be true, and each Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received evidence from the Lessee reasonably satisfactory to each such Person to the effect that:

             (i) the Owner Trustee has good and marketable title to the Aircraft, free and clear of Liens, except the rights of the Owner Trustee and the Lessee under the Lease and the Lease Supplement covering the Aircraft, the rights of the Indenture Trustee under the Indenture and the beneficial interest of the Owner Participants created by the Trust Agreement and the interest of the Holders created by the Indenture and the Indenture and Security Agreement Supplement covering the Aircraft;

             (ii) the Aircraft has been duly certificated by the Aeronautics Authority as to type and airworthiness in accordance with the terms of the Operative Agreements;

             (iii) the Lease, the Indenture and the Trust Agreement concurrently with the Refinancing of the Original Loan Certificates have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the Aeronautics Authority pursuant to the Transportation Code; and

             (iv)    the Aircraft is registered in the name of the Owner
         Trustee.

         (i) Officer's Certificate of Lessee. On the Refunding Date, the following statements shall be true, and each Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee shall have received a certificate signed by the Vice President and Treasurer or any other duly authorized officer of the Lessee, dated the Refunding Date, stating that:

             (i) the representations and warranties of the Lessee contained in the Operative Agreements to which it is a party (excluding the Tax Indemnity Agreement) and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Refunding Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

             (ii) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which such officer will make no certification concerning the liability of the Lessee (if any), or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, no material adverse change has occurred in the financial condition, business or operations of the Lessee from that shown in the audited financial statements of the Lessee as of May 31, 1996 or the unaudited consolidated financial statements of the Lessee as of February 28, 1997 and nothing has occurred which will, in the judgment of such officer, materially adversely affect the ability of the Lessee to carry on its business or to perform its obligations under this Agreement and each other Operative Agreement to which it is or is to be a party; and

             (iii) no event has occurred and is continuing, or would result from the purchase, sale, mortgage, or lease of the Aircraft, which constitutes an Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Airframe or any Engine, or a Default or an Event of Default under the Lease.

         (j) Officer's Certificates of Owner Participants and Owner Participant Guarantor. On the Refunding Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee and the Indenture Trustee shall have received a certificate from (i) each Owner Participant, signed by a duly authorized officer of such Owner Participant dated the Refunding Date, stating that:

             (i) the representations and warranties of such Owner Participant contained in this Agreement, the Trust Agreement and any other Operative Agreement to which it is a party and in any certificate delivered pursuant hereto or thereto, are true and correct on and as of the Refunding Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

             (ii) no Lessor's Liens attributable to such Owner Participant exist; and

             (iii) no event has occurred and is continuing which constitutes or, with notice or lapse of time or both would constitute, due to any action or inaction on the part of such Owner Participant, an Indenture Event of Default other than an Indenture Event of Default attributable to a Lease Event of Default;

   and (ii) from the Owner Participant Guarantor, signed by a duly authorized officer of the Owner Participant Guarantor dated the Refunding Date, stating that the representations and warranties of the Owner Participant Guarantor contained in the Owner Participant Guaranty and in any certificate delivered at the closing pursuant thereto are true and correct on and as of the Refunding Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date).

         (k) Other Officer's Certificates. On the Refunding Date, the following statements shall be true, and the Lessee, the Pass Through Trustee, the Owner Trustee, the Subordination Agent and the Indenture Trustee shall have received a certificate from each of WTC and the Owner Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), FSB and the Indenture Trustee (in the case of the Lessee, the Pass Through Trustee, the Subordination Agent and the Owner Trustee), FSB and the Pass Through Trustee (in the case of the Lessee, the Indenture Trustee, the Subordination Agent and the Owner Trustee) and FSB and the Subordination Agent (in the case of the Lessee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee), signed by a duly authorized officer of WTC and FSB, respectively, dated the Refunding Date, stating with respect to WTC and the Owner
   Trustee, with respect to FSB and the Indenture Trustee, with respect to FSB and the Pass Through Trustee or with respect to FSB and the Subordination Agent, as the case may be, that:

             (i) the representations and warranties of WTC in its individual capacity and as Owner Trustee, of FSB in its individual capacity and as Indenture Trustee, of FSB in its individual capacity and as Pass Through Trustee or of FSB in its individual capacity and as Subordination Agent contained in this Agreement, the Lease, the Trust Agreement and the Indenture and in any certificate delivered pursuant hereto or thereto are true and correct on and as of the Refunding Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such certificate shall state that such representations and warranties were true and correct on and as of such earlier date);

             (ii) to the best of its knowledge, no event has occurred and is continuing, which constitutes or which, but for the lapse of time or the giving of notice, or both, would constitute, due to any action or omission on the part of WTC in its individual capacity or as Owner Trustee, of FSB in its individual capacity or as Indenture Trustee, of FSB in its individual capacity or as Pass Through Trustee, an Event of Default or an Indenture Event of Default or of FSB in its individual capacity or as Subordination Agent, an Event of Default or an Indenture Event of Default; and

             (iii) there are no Lessor's Liens attributable to the Owner Trustee or WTC and no Indenture Trustee's Liens.

         (l) Legal Opinions. Each Owner Participant, the Agent, the Original Loan Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee (acting directly or by authorization to its special counsel) shall have received from the following counsel their respective legal opinions in each case satisfactory to each Owner Participant, the Agent, the Original Loan Participant, the Underwriters, the Lessee, the Owner Trustee, the Pass Through Trustee or the Indenture Trustee, as the case may be, as to scope and substance (and covering such other matters as the recipient may reasonably request) and dated the Refunding Date:

             (i) George W. Hearn, Vice President - Law of the Lessee, in the form of Exhibit A(1)(a) hereto and addressed to the Agent, the Original Loan Participant, the Underwriters, the Owner Participants, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Indenture Trustee;

             (ii) Winston & Strawn, special counsel for the Owner Participants and the Owner Participant Guarantor, in the form of Exhibit A(2)(a) hereto, Sotiroff & Abramczyk, P.C., counsel for Comerica Leasing Corporation, in the form of Exhibit A(2)(b) hereto, Gloria G. Freud, counsel for Comerica Bank, in the form of Exhibit A(2)(c) hereto, and Judy L. VanOsdel, Senior Counsel for Norwest Bank Minnesota, National Association, in the form of Exhibit A(2)(d) hereto, each addressed to the Agent, the Original Loan Participant, the Underwriters, the Owner Participants, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

             (iii) Ray, Quinney & Nebeker, special counsel for the Indenture Trustee, in the form of Exhibit A(3) hereto and addressed to the Agent, the Original Loan Participant, the Underwriters, the Owner Participants, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

             (iv) Daugherty, Fowler & Peregrin, special aviation counsel, in the form of Exhibit A(4) hereto and addressed to the Agent, the Original Loan Participant, the Underwriters, the Owner Participants, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

             (v) Morris, James, Hitchens & Williams, special counsel for the Owner Trustee, in the form of Exhibit A(5) hereto and addressed to the Agent, the Original Loan Participant, the Underwriters, the Owner Participants, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

             (vi) Davis Polk & Wardwell, special counsel for the Lessee, in the form of Exhibit A(1)(b) hereto addressed to the Agent, the Original Loan Participant, the Underwriters, the Owner Participants, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee;

             (vii) Ray, Quinney & Nebeker, special counsel for the Pass Through Trustee and the Subordination Agent, in the form of Exhibit A(6) hereto and addressed to the Agent, the Original Loan Participant, the Underwriters, the Owner Participants, the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, each Liquidity Provider and the Lessee; and

             (vi) Johan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., in the form of Exhibit A(7)(a) hereto, and Milbank, Tweed, Hadley & McCloy, special counsel for the Liquidity Providers, in the form of Exhibit A(7)(b) hereto, each addressed to the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Lessee.

         (m) No Indenture Event of Default. No Indenture Event of Default or Indenture Default has occurred and is continuing.

         (n) Event of Default; Default; Event of Loss. No Default or Event of Default under the Lease or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, shall have occurred or be in existence.

         (o) Cancellation. Following the Refinancing of the Original Loan Certificates, the Original Loan Certificates shall have been duly delivered by the Original Loan Participant to the Indenture Trustee for cancellation and delivery to the Owner Trustee.

         (p) Other Agreements. The Lessee and the Pass Through Trustee shall have entered into the Pass Through Agreement and the Series Supplements, all conditions to the effectiveness of each thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been issued pursuant to the Series Supplements. The Lessee and the Underwriters shall have entered into the Underwriting Agreement, all conditions to the effectiveness thereof shall have been satisfied or waived, and the Pass Through Certificates shall have been delivered pursuant to the Underwriting Agreement. All conditions to the effectiveness of each Liquidity Facility shall have been satisfied or waived.

         (q) Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition, business or operations of the Lessee from that set forth in its financial statements as of February 28, 1997 referred to in Section 6.01(l) hereof.

         Section 4.02. Opinion of Special Aviation Counsel. Promptly upon the filing and, where appropriate, recording of the documents specified in 4.01(h)(iii) hereof, pursuant to the Transportation Code the Lessee shall cause Special Aviation Counsel to deliver to each Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee an opinion as to
(i) the due recording of such documents and the documents identified in
Section 4.01(i) of the Original Participation Agreement and (ii), subject to customary qualifications, the lack of any intervening documents with respect to the Aircraft.


                                   ARTICLE 5

                 CONDITIONS PRECEDENT TO LESSEE'S OBLIGATIONS

         Section 5.01. Conditions Precedent to Lessee's Obligations. The Lessee's obligation to participate in the transactions contemplated hereby is subject to the conditions that, prior to or on the Refunding Date, the Lessee shall have received the certificates and other documents which are referred to in, or the opinions to be addressed to it under, as the case may be, paragraphs (d), (g)(ii)-(v), (h)(ii)-(iv), (j), (k) and (l)(ii), (iii), (iv),
(v), (vi) and (vii) of Section 4.01 hereof and the Underwriters shall have made available the amounts required to be paid by them pursuant to Section 2.01 hereof.


                                   ARTICLE 6

              LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 6.01. Lessee's Representations and Warranties. The Lessee represents and warrants to each Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee), each Liquidity Provider and the Indenture Trustee (in its individual capacity and as Indenture Trustee) that, on the date hereof and as of the Refunding Date:

         (a) the Lessee is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) in Memphis, Tennessee, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it has intrastate routes, or offices or major overhaul facilities or in which other activities of the Lessee require such qualification;

         (b) the Lessee has full power, authority and legal right to conduct its business and operations as currently conducted and to own or hold under lease its Properties and to enter into and perform its obligations under this Agreement, the Original Agreements to which it is a party, the other Operative Agreements to which it is a party, the Pass Through Agreement and the Series Supplements (the "Lessee Documents");

         (c) the Lessee is an "air carrier" within the meaning of the Transportation Code and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code and a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code holding an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect;

         (d) the Lessee possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents (collectively "permits") which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted and each such permit is in full force and effect;

         (e) the execution, delivery and performance of the Lessee Documents by the Lessee have been duly authorized by all necessary corporate action on the part of the Lessee and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of the Lessee, and each such document has been duly executed and delivered by the Lessee and constitutes the legal, valid and binding obligations of the Lessee enforceable against it in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (f) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body (other than the SEC) is required for the execution, delivery or performance by the Lessee of the Lessee Documents or for the use and maintenance of the Aircraft except for such registrations, applications and recordings referred to in the opinions of Special Aviation Counsel delivered or to be delivered pursuant to Sections 4.01(l)(iv) and 4.02 hereof and except for the filings referred to in
   Section 4.01(f) hereof, all of which shall have been duly obtained or made and shall be in full force and effect on and as of the Refunding Date or as contemplated by said Sections;

         (g) neither the execution, delivery or performance by the Lessee of the Lessee Documents nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of the Lessee or any order, writ, injunction or decree of any court or governmental authority against the Lessee or by which it or any of its Properties is bound or any indenture, mortgage or contract or other agreement or instrument to which the Lessee is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (h) there are no pending or, to the knowledge of the Lessee, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Lessee) against or affecting the Lessee or any of its Property before or by any court or administrative agency which (A) involve the Aircraft, (B) except for the matters described (i) under "Legal Proceedings" in the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in the Lessee's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (ii) in the Lessee's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the consolidated financial condition, business or operations of the Lessee, if adversely determined, would materially and adversely affect the consolidated financial condition, business or operations of the Lessee, or (C) if adversely determined would adversely affect the ability of the Lessee to perform its obligations under the Lessee Documents;

         (i) the Lessee has filed or caused to be filed all tax returns which are required to be filed and has paid or caused to be paid all taxes shown to be due and payable pursuant to such returns or pursuant to any assessment received by the Lessee (other than assessments the payment of which is being contested in good faith by the Lessee by appropriate proceedings that do not involve any material danger of sale, forfeiture or loss of the Aircraft or any part thereof), and the Lessee has no knowledge of any related actual or proposed deficiency or additional assessment which either in any case or in the aggregate would materially adversely affect the Lessee's consolidated financial condition (other than, in any such case, assessments, the payment of which is being contested in good faith by the Lessee, as to which no representation is made concerning the Lessee's liability (if any) or the effect of any adverse determination upon the Lessee's consolidated financial condition);

         (j) except for (A) the filing with and, where appropriate, recordation pursuant to the Transportation Code of the Indenture, the Trust Agreement and the Lease, (B) the filing of the financing statements referred to in Section 4.01(f) hereof and (C) the taking of possession by the Indenture Trustee of the original counterpart of the Lease and maintaining possession of the original counterpart of the Lease Supplement delivered on the Delivery Date, no further action, including any filing or recording of any document, is necessary or advisable in order (i) to establish the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties, or (ii) to perfect the first security interest in and mortgage Lien on the Trust Indenture Estate in favor of the Indenture Trustee;

         (k) on the Delivery Date, the Owner Trustee received good and marketable title to the Aircraft, free and clear of all Liens, except the rights of the Owner Trustee and the Lessee under the Original Lease, the rights of the Indenture Trustee under the Original Indenture, the beneficial interest of the Owner Participants created by the Original Trust Agreement and the interest of the Original Loan Participant created by the Original Indenture and the Indenture and Security Agreement Supplement covering the Aircraft;

         (l) the Lessee has heretofore delivered to the Owner Participants true and correct copies of the Lessee's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, and of the audited consolidated balance sheet of the Lessee for the fiscal year ended May 31, 1996 and the unaudited consolidated balance sheets of the Lessee as of August 31, 1996, November 30, 1996 and February 28, 1997, and the related consolidated statements of income, changes in common stockholders' investment and cash flows for the fiscal year and interim reporting periods ended on such dates, accompanied (except in the case of such interim reporting periods) by a report thereon containing opinions without qualification, except as therein noted, by Arthur Andersen LLP, independent public accountants; said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Lessee as of such dates and the results of its operations and cash flows for such periods and such Annual Report, Quarterly Reports and financial statements did not, as of their respective dates of filing with the SEC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading;

         (m) with respect to ERISA:

             (i) none of the Pension Plans (as hereinafter defined) nor their related trusts have been terminated in a distress termination pursuant to Section 4041(c) of ERISA or by the PBGC (as hereinafter defined) pursuant to Section 4042 of ERISA, nor have any actions been taken to so terminate any Pension Plan or related trust and neither the Lessee nor any ERISA Affiliate (as hereinafter defined) has incurred or could reasonably be expected to incur any material liability with respect to a Pension Plan under Section 4062, 4063, 4064 or 4069 of ERISA;

             (ii) there have been no "reportable events" (as such term is defined in Section 4043(b) of ERISA) with respect to any Pension Plan which have resulted or could reasonably be expected to result in any material liability of the Lessee or any ERISA Affiliate;

             (iii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Pension Plan, whether or not waived, nor has any request for a waiver under Section 412(d) of the Code been, or is reasonably likely to be, filed with respect to any of the Pension Plans;

             (iv) neither the Lessee nor any ERISA Affiliate has failed to make any contribution or payment to any Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code;

             (v) all Pension Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code;

             (vi) neither the Lessee nor any ERISA Affiliate has incurred or is reasonably likely to incur any material withdrawal liability pursuant to Section 4201 or 4204 of ERISA or any material liability under Section 515 of ERISA;

             (vii) to the best of the Lessee's knowledge, neither the Lessee nor any ERISA Affiliate has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject the Lessee to the tax or penalties on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA; and

             (viii)  assuming the truth of the representations contained in
         Section 7.09 hereof and compliance with Section 10.06 of the Indenture, the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not involve any transaction which is prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.
         No part of the funds to be used by the Lessee in satisfaction of its obligations under this Agreement or any other of the Operative Agreements to which the Lessee is a party or to which the Lessee is bound are the assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA, or any individual retirement account or an employee benefit plan subject to Section 4975 of the Code.

   As used in this Section 6.01(m), the term "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and which is (or, solely for purposes of clause (i) of this Section 6.01(m), within the preceding 5 calendar years has been) maintained, or contributed to, by the Lessee or any ERISA Affiliate; the term "PBGC" means Pension Benefit Guaranty Corporation and any successor agency or instrumentality thereto; and the term "ERISA Affiliate" means any entity which together with the Lessee would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

         (n) the Lessee is a Citizen of the United States;

         (o) except for the filings referred to in Section 4.01(f) hereof, no governmental approval of any kind is required of any Owner Participant or for any Owner Participant's execution of or performance under this Agreement or any agreement contemplated hereby by reason of any fact or circumstance of the Lessee, the nature of the Aircraft or the Lessee's proposed operations or use of the Aircraft;

         (p) on the Refunding Date, all premiums with respect to the insurance required to be provided by the Lessee on or prior to the Refunding Date under Article 13 of the Lease have been paid by the Lessee;

         (q) on the Refunding Date, all sales or use taxes relating to the sale of the Aircraft by the Lessee to the Owner Trustee which are then or were theretofore due shall have been paid;

         (r) the Lessee is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which the Lessee is a party or by which it or any of its Properties or assets may be bound, or in violation of any applicable law, which default or violation would have a material adverse effect on the financial condition, business or operations of the Lessee or its ability to perform any of its obligations under the Lessee Documents;

         (s) no Default or Event of Default or Event of Loss or event, which with the passage of time or if continued unremedied or unaltered would constitute an Event of Loss, has occurred or exists;

         (t) the Aircraft has been duly certificated by the FAA as to type and airworthiness; there is in effect with respect to the Aircraft a current and valid airworthiness certificate issued by the FAA pursuant to the Transportation Code; and there is no fact known to the Lessee which materially adversely affects the value, utility or condition of the Aircraft;

         (u) neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

         (v) the Aircraft is fully equipped to operate in commercial service and will comply with all governmental requirements governing such service;

         (w) on the Refunding Date, the Lessee shall not be in material default in the performance of any term or condition of the Engine Warranty Assignment, the Modification Agreement and the GTA;

         (x) there are no broker's or underwriter's fees payable on behalf of the Lessee in connection with the transactions contemplated in the Operative Agreements other than those of the Underwriters and First Chicago Leasing Corporation referred to in Article 10 hereof; and

         (y) the representations and warranties of the Lessee set forth in the Original Agreements to which it is a party were correct on and as of the Delivery Date (except to the extent such representations expressly related solely to a specified earlier date, in which case such warranties and representations were correct on and as of such earlier date).

         Section 6.02. Offering by Lessee. The Lessee represents and warrants that it has authorized no one to act on its behalf in connection with the offer or sale of any interest in the Lessor's Estate or the Trust Agreement other than First Chicago Leasing Corporation. Neither the Lessee nor, based on representations of First Chicago Leasing Corporation, anyone acting on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or similar interests, for sale to, or solicited any offer to acquire any of the same from, anyone other than the Owner Participants and no more than 6 other institutional investors.

         Section 6.03. Certain Covenants of Lessee. The Lessee covenants and agrees with each Owner Participant, the Owner Trustee (in its individual capacity and as Owner Trustee), the Pass Through Trustee (in its individual capacity and as Pass Through Trustee) and the Indenture Trustee (in its individual capacity and as Indenture Trustee) as follows:

         (a) The Lessee will cause to be done, executed, acknowledged and delivered at the Lessee's cost and expense all such further acts, conveyances and assurances as the Owner Trustee, the Indenture Trustee, the Pass Through Trustee or any Owner Participant shall reasonably require for accomplishing the purposes of this Agreement, the Trust Agreement, the Indenture, the Tax Indemnity Agreement, the Lease and the other Operative Agreements to which it is a party. Without limiting the generality of this
   Section 6.03(a), the Lessee will promptly take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the recording, filing, re-recording and re-filing of the Indenture, each Indenture and Security Agreement Supplement, the Lease, each Lease Supplement and any financing statements or other instruments as may be necessary or requested by the Indenture Trustee to maintain the perfection of the first security interest and the Lien created by the Indenture, and the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties or if the Lessee cannot take, or cause to be taken, such action, will furnish to the Indenture Trustee and the Owner Trustee timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable either of them to take such action at the Lessee's cost and expense in a timely manner.

         (b) The Lessee shall maintain the certificates referred to in Section
   7.01 of the Lease and shall cause the Aircraft to remain duly registered, in the name of the Owner Trustee, under the Transportation Code; provided, however, that the Owner Participants, the Owner Trustee and the Indenture Trustee agree that, so long as no Default or Event of Default shall have occurred and be continuing, if, at any time after the eighth anniversary of the Delivery Date, the Lessee has requested their consent to the registration of the Aircraft in the name of the Owner Trustee (or, if appropriate, in the name of the Lessee or a sublessee as a "lessee" or a "sublessee"), at the Lessee's expense, in a country listed in Schedule III hereto with which the United States then maintains normal diplomatic relations, the Owner Participants, the Owner Trustee and the Indenture Trustee, upon receipt by each Owner Participant, the Owner Trustee and the Indenture Trustee of the assurances and opinion described below, shall not unreasonably withhold their consent to such change in registration (it being agreed, without limitation, that the inability of the Lessee to deliver such assurances and opinion shall constitute reasonable grounds to withhold such consent).

         As a condition to any change in the registration of the Aircraft, each Owner Participant, the Owner Trustee in its individual and trust capacities, and the Indenture Trustee shall have received, all at the Lessee's cost and expense:

         (i)  assurances satisfactory to them:

             (A) to the effect that the insurance provisions of the Lease have been and will be complied with and are and shall be in full force and effect upon such change of registry;

             (B) that the Owner Trustee's right, title and interest in and to the Aircraft is recognized and fully enforceable in the new jurisdiction of registry and that the new jurisdiction of registry will give effect to the title and registry of the Aircraft therein substantially to the same extent as does the Government;

             (C) that such new country of registry (x) would provide substantially equivalent protection for the rights of owner participants, lessors or lenders in similar transactions as provided under United States law (except that, in the absence of restrictions under the laws of such country on rights and remedies of lessors and secured parties similar to those imposed by Sections 362 and 363 of the Bankruptcy Code, rights and remedies similar to those available under Section 1110 of the Bankruptcy Code shall not be required), and
         (y)(i) if such change in registration is made at the request of the Lessee or an Affiliate thereof, imposes maintenance standards at least comparable to those of the FAA, and (ii) if such change in registration is made in connection with a sublease permitted under
         Section 7.02(a)(i) of the Lease, imposes maintenance standards in conformity with those set forth in Section 7.02(a)(i) of the Lease;

             (D) that import and export certificates and any exchange permits necessary to allow all Rent and other payments provided for under the Lease, if required, shall have been procured at the Lessee's own cost and expense by the Lessee;

             (E) that duties and tariffs, if applicable, shall have been paid for by the Lessee;

             (F) to the effect that the original indemnities (and any additional indemnities for which the Lessee is then willing to enter into a binding agreement to indemnify) in favor of the Owner Participants, the Owner Trustee (in its individual capacity and as trustee under the Trust Agreement), the Indenture Trustee (in its individual capacity, and as trustee under the Indenture), the Pass Through Trustee (in its individual capacity, and as trustee under the Pass Through Agreement) and the other Indemnitees under this Agreement, the Indenture, the Pass Through Agreement and (in the case of the Owner Participants only) the Tax Indemnity Agreement, afford each such party substantially the same protection as provided prior to such change of registry and if the sublessee, if any, is a government or governmental body, such sublessee shall have effectively waived any rights to sovereign immunity;

             (G) that such change will not result in the imposition of, or increase in the amount of, any Tax for which the Lessee is not required to indemnify the Owner Participants, the Indenture Trustee, the Owner Trustee (or any successor, assign or Affiliate thereof) and the Trust Estate pursuant to Article 8 hereof or for which the Lessee has not agreed to indemnify such parties in a manner satisfactory to such parties;

             (H) of the payment by the Lessee of any reasonable fees and expenses of the Owner Participants, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee in connection with such change of registry, including any reasonable attorneys' fees and expenses;

             (I) that the Lessee shall maintain the registration of the Aircraft under the laws of such country unless and until the registration of the Aircraft is changed as provided herein, and shall cause to be done at all times all other acts (including, if applicable, the filing, recording and delivery of any document or instrument and the payment of any sum) necessary or, by reference to prudent industry practice in such country, advisable in order to create, preserve and protect the interests of the Lessor and the Indenture Trustee as against the Lessee or any third parties in such jurisdiction;

             (J) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft and the Trust Indenture Estate, that all recordings and filings required to so perfect the Lien of the Indenture have been duly effected, and that no Liens (except Liens permitted under Section 6.01 of the Lease) shall arise by reason of such registration; and

             (K) that appropriate deregistration powers of attorney in favor of the Owner Trustee and the Indenture Trustee have been executed and delivered by the Lessee and any sublessee and, if necessary or desirable for the effectiveness thereof, filed with the relevant aeronautics authority;

         (ii) a favorable opinion of counsel (reasonably satisfactory to the Owner Trustee, the Indenture Trustee and each Owner Participant) in the new jurisdiction of registry, addressed and reasonably satisfactory to such parties in scope, form and substance, to the effect:

             (A) that the terms (including, without limitation, the governing law, service-of-process and jurisdictional-submission provisions thereof) of the Lease and the Indenture are legal, valid, binding and enforceable in such jurisdiction against the Lessee, any sublessee, the Owner Trustee and the Indenture Trustee, respectively;

             (B) that it is not necessary for the Owner Participants, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee to register or qualify to do business or meet other requirements not already met in such jurisdiction in connection with the registration in the new jurisdiction (and the filing and/or recordation therein of the Indenture or the Lease) and the exercise of any rights or remedies with respect to the Aircraft pursuant to the Lease or the Indenture or in order to maintain such registration and the Lien of the Indenture;

             (C) that the courts of such jurisdiction would provide substantially equivalent protection to the Lessor, the Owner Participants, the Pass Through Trustee and the Indenture Trustee as provided under United States law (with the exception described in paragraph (b)(i)(C)(x) of this Section 6.03) in respect of the transactions contemplated hereby, including, without limitation, the remedies provided in the Indenture and the Lease;

             (D) that there is no tort liability of the beneficial owner, record owner, lessor or mortgagee of an aircraft not in possession thereof under the laws of such jurisdiction, other than such tort liability which might have been imposed on such owner, lessor or mortgagee under the laws of the United States or any state thereof (it being understood that, in the event such latter opinion cannot be given in a form satisfactory to the Owner Participants and the Indenture Trustee, such opinion shall be waived, if insurance reasonably satisfactory to each Owner Participant, the Indenture Trustee and the Owner Trustee, in its individual capacity, is provided, at the Lessee's expense, to cover such risk and the Lessee undertakes to keep such insurance in full force and effect);

             (E) that the laws of such jurisdiction (i) will not impair the rights of the Lessor in and to the Aircraft and (ii) (unless the Lessee shall have agreed to provide insurance reasonably satisfactory to the Indenture Trustee and the Owner Participants covering the risk of requisition of use of the Aircraft by the government of registry of the Aircraft) require fair compensation by the government of such jurisdiction payable in currency freely convertible into United States dollars for the loss of use of the Aircraft in the event of such requisition;

             (F) that the Owner Trustee's title to the Aircraft is recognized and fully enforceable in such jurisdiction, that such jurisdiction will give effect to the title of the Aircraft therein substantially to the same extent as does the Government, and that the Lien of the Indenture shall continue as a first priority, duly perfected lien on the Aircraft;

             (G) as to the continuation of the Lien of the Indenture as a first priority, duly perfected Lien on the Aircraft;

             (H) that the rights of the Lessor in and to the Aircraft will not be impaired in such new jurisdiction of registry; and

             (I) to such further effect with respect to such other matters as any Owner Participant, the Owner Trustee or the Indenture Trustee may reasonably request.

         (c) The Lessee shall promptly file any reports, or furnish to the Owner Trustee and the Owner Participants such information as may be required to enable the Owner Trustee and the Owner Participants timely to file any reports required to be filed by the Owner Trustee as the Lessor and the Owner Participants under the Lease with any governmental authority.

         (d) The Lessee will cause the Special Aviation Counsel to file, and where appropriate record, on the Refunding Date, the Lease, the Trust Agreement and the Indenture. The following documents shall be filed and, where appropriate, recorded on the Refunding Date with the Aeronautics Authority in the following order of priority: first, the Trust Agreement, second, the Indenture and third, the Lease with the Indenture attached thereto.

         (e) The Lessee will furnish to each Owner Participant, the Owner Trustee and the Indenture Trustee annually after the execution of this Agreement, by March 15 of each year, commencing with the year 1998, an opinion, reasonably satisfactory to the Owner Participants and the Indenture Trustee, of Special Aviation Counsel, or other counsel specified from time to time by the Lessee acceptable to the Lessor and the Indenture
   Trustee: (i) stating either (1) that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Lease, the Indenture, the Trust Agreement, and any supplements to any of them and any financing statements, continuation statements or other instruments, and all other action has been taken, as is necessary to maintain the Owner Trustee's title to and interest in the Aircraft and the Lessor's Estate as against the Lessee and any third parties and to maintain the perfection of the security interests created by said documents and reciting the details of such action, or (2) that in the opinion of such counsel no such action is necessary to maintain such title or the perfection of such security interests; (ii) specifying all other action which needs to be taken during the succeeding 14 months in order to maintain such title and the perfection of such security interests (which the Lessee agrees timely to take); and (iii) stating that the Owner Trustee is the owner of legal title to the Aircraft, and the Aircraft is free and clear of all Liens, except the security interest created by the Indenture and such as are permitted by the Lease and the Indenture.

         (f) The Lessee shall at all times maintain its corporate existence except as permitted by Section 6.03(g) hereof and all of its rights, privileges and franchises necessary in the normal conduct of its business, except for any corporate right, privilege or franchise (i) that it determines, in its business judgment, is no longer necessary or desirable in the conduct of its business and (ii) the loss of which will not materially adversely affect or diminish the rights of the Holders or any Owner Participant or the ability of the Lessee to perform its obligations under the Operative Agreements.

         (g) The Lessee shall not enter into any merger or consolidation, or convey, transfer or lease all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (i) is a domestic corporation organized and existing under the laws of the United States or a political subdivision thereof, (ii) is a Citizen of the United States, (iii) is a U.S. Air Carrier, (iv) expressly assumes by an instrument in writing in form and substance satisfactory to the Indenture Trustee, the Owner Trustee and each Owner Participant all of the Lessee's obligations hereunder and under the other Operative Agreements, and each other document contemplated hereby or thereby and the Lessee delivers such instrument to the Indenture Trustee, each Owner Participant and the Owner Trustee, (v) provides an opinion from counsel to the Lessee which counsel shall be reasonably satisfactory to each Owner Participant and the Indenture Trustee and which opinion shall be reasonably satisfactory to each Owner Participant and the Indenture Trustee, and an officer's certificate, each stating that such merger, consolidation, conveyance, transfer or lease and the instrument noted in clause (iv) above comply with this Section 6.03(g), that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person (except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally), and that all conditions precedent herein provided for relating to such transaction have been complied with, and (vi) immediately after such merger, consolidation or conveyance, transfer or lease, as the case may be, the surviving company is in compliance with all of the terms and conditions of this Agreement and the Lease and each other Operative Agreement and each other document contemplated hereby or thereby; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the same gives rise to a Default not capable of cure within the applicable grace period therefor or an Event of Default.

         Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this Section 6.03(g), the successor corporation formed by such consolidation or into which the Lessee is merged or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and the Lease and each other Operative Agreement and any other document contemplated hereby and thereby to which the Lessee is a party with the same effect as if such successor corporation had been named as the Lessee herein and therein. No such conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any successor corporation which shall theretofore have become such in the manner prescribed in this Section 6.03(g) from its liability hereunder or under the other Operative Agreements. Nothing contained herein shall permit any lease, sublease, or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Lease.

         (h) The Lessee agrees to give prompt written notice to each Owner Participant, the Owner Trustee and the Indenture Trustee of any change in the address of its chief executive office (as such term is used in Section 9-103(3) of the Tennessee Uniform Commercial Code) or of any change in its corporate name.

         (i) The Lessee agrees to furnish to each Owner Participant, the Lessor and the Indenture Trustee:

             (A) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a consolidated balance sheet as of the end of such fiscal year, and the related consolidated statements of income, common stockholders' equity, retained earnings and cash flows of the Lessee for the fiscal year then ended as prepared and certified by the Lessee's independent certified public accountants, including their opinion;

             (B) within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Lessee, a consolidated balance sheet of the Lessee prepared by it as of the close of the accounting period then ended, together with the related consolidated statements of income, retained earnings and cash flows for such accounting period certified by the chief accounting officer or a financial vice president of the Lessee;

             (C) promptly upon their general transmission, copies of all regular and periodic reports furnished by the Lessee to its stockholders;

             (D) promptly after filing with the SEC, copies of the Lessee's Annual Reports on Form 10-K (including all corresponding annual reports to shareholders), Quarterly Reports on Form 10-Q and, if requested, any registration statement or prospectus filed by the Lessee with any securities exchange or with the SEC;

             (E) promptly upon (and in any event within five (5) Business Days after) any officer of the Lessee obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, an officer's certificate specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto;

             (F) promptly, notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings affecting the Lessee, which in each case specified above, if adversely determined, would, in the Lessee's reasonable judgment, materially impair the ability of the Lessee to perform its obligations under the Operative Agreements or consummate the transactions contemplated hereby and thereby; and

             (G) from time to time, such other financial information as the Lessor, any Owner Participant or the Indenture Trustee may reasonably request.

         Concurrently with the delivery of the financial statements referred to in clause (A) above, the Lessee shall deliver to the Lessor, each Owner Participant, the Indenture Trustee and the Pass Through Trustee a certificate of the Lessee, signed by any one of the President, the Chief Financial Officer, the General Counsel, the Treasurer or the principal accounting officer of the Lessee, stating that the signer, or an officer reporting to same, is familiar with the relevant terms of this Agreement and the Lease and the signer has reviewed, or has caused to be made under such Person's supervision a review, of the activities of the Lessee and that, to the best of his or her knowledge, there does not exist any Default or Event of Default or if a Default or an Event of Default exists or did exist, specifying the nature thereof, the period of existence thereof and what action the Lessee has taken or proposes to take with respect thereto.

         Section 6.04. Survival of Representations and Warranties. The representations and warranties of the Lessee provided in Sections 6.01 and 6.02 hereof and in any other Operative Agreement shall survive the Closings hereunder and the expiration or other termination of this Agreement and the other Operative Agreements.


                                   ARTICLE 7

           OTHER PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 7.01. Acquisitions and Offerings of Interests in Lessor's Estate. (a) [Reserved]

         (b) Owner Participant. Each Owner Participant severally (and not jointly) represents and warrants that its interest in the Lessor's Estate and the Trust Agreement was acquired by it for its own account and not with a view to resale or distribution thereof; provided, however, that the disposition by each Owner Participant of its interest in the Lessor's Estate and the Trust Agreement shall, subject to the terms and provisions of Article 5 of the Trust Agreement, at all times be within its control and the foregoing representation shall neither expand nor limit such Owner Participant's right to transfer or sell such interests pursuant to the terms of this Agreement. Each Owner Participant severally (and not jointly) further represents and warrants that neither it nor anyone else authorized to act on its behalf has directly or indirectly offered any interest in the Lessor's Estate or the Trust Agreement, or in any similar security, for sale to, or solicited any offer to acquire any of the same from, anyone. Each Owner Participant severally (and not jointly) further represents and warrants that neither it nor anyone authorized to act on its behalf has made or will make any offer, solicitation or sale of any interest in the Lessor's Estate or the Trust Agreement in violation of the provisions of Section 5 of the Securities Act of 1933, as amended. No representation in this Section 7.01(b) shall include any action or inaction of the Lessee, First Chicago Leasing Corporation, the Subordination Agent, the Underwriters or any Affiliate of any thereof whether or not purportedly on behalf of the Owner Trustee, any Owner Participant or any of their Affiliates.

         (c) Owner Trustee. The Owner Trustee represents and warrants, both in its individual capacity and as trustee, that neither it nor anyone acting on its behalf (i) has directly or indirectly offered or will directly or indirectly offer any Certificates or any interest in the Lessor's Estate, or in any similar security, for sale to, or solicited any offer to acquire any of the same from anyone (other than an Owner Participant) and (ii) shall own Certificates.

         Section 7.02. Citizenship, Etc. (a) Generally. Each of the Owner Trustee, in its individual capacity and as Trustee, and each Owner Participant severally (and not jointly) represents and warrants that it is a Citizen of the United States on the Refunding Date. If any Owner Participant or the
Owner Trustee in its individual capacity does not comply with the requirements of this Section 7.02, the Owner Trustee, the Indenture Trustee and the Owner Participants hereby agree that a Default or an Event of Default shall not be deemed to have occurred and be continuing under the Lease due to non-compliance by the Lessee with the registration requirements in the Lease occasioned by the noncompliance of such Owner Participant or the Owner Trustee.

         (b) Owner Trustee. The Owner Trustee, in its individual capacity, covenants that if at any time it shall cease to be a Citizen of the United States, it will resign immediately as the Owner Trustee if such citizenship is necessary under the Transportation Code as in effect at such time or, if it is not necessary under the Transportation Code as in effect at such time, if it is informed in writing by the Lessee, the Indenture Trustee or any Owner Participant that such lack of United States citizenship would have any adverse effect on the Lessee, the Indenture Trustee, the Holders or any Owner Participant. The Owner Trustee, in its individual capacity, further covenants that if at any time it appears reasonably probable that it will cease to be a Citizen of the United States based on information that is (i) known to a Responsible Officer or (ii) generally known to the public, it will promptly so notify, to the extent permitted by law, all parties to this Agreement.

         (c) Owner Participant. Each Owner Participant severally (and not jointly) agrees, solely for the benefit of the Lessee, the Pass Through Trustee and the Indenture Trustee, that if at any time when the Aircraft is registered or the Lessee proposes to register the Aircraft in the United States (i) it shall fail to be a Citizen of the United States and the Aircraft shall or would therefore become ineligible for registration in the name of the Owner Trustee under the Transportation Code and regulations then applicable thereunder, then such Owner Participant shall give notice thereof to the Lessee, the other Owner Participant and the Indenture Trustee and shall (at its own expense and without any reimbursement or indemnification from the Lessee) promptly but in any event within a period of 15 days (x) effect a voting trust or other similar arrangement, (y) transfer in accordance with the terms of this Agreement and the Trust Agreement all its rights, title and interest in and to such Trust Agreement, the Lessor's Estate and this Agreement, or (z) take any other alternative action that would prevent any deregistration, or maintain or permit the United States registration, of the Aircraft; or (ii) it determines that there is a reasonable likelihood that it will in the future fail to qualify as a Citizen of the United States, and the Aircraft would as a result thereof become ineligible for registration in the name of the Owner Trustee under the Transportation Code, then such Owner Participant shall give notice of such determination to the Lessee, the other Owner Participant and the Indenture Trustee and shall (at its own expense and without reimbursement or indemnification from the Lessee and on such timetable as shall be reasonable under the circumstances and consistent with its obligations under this Section 7.02(c)) prepare such documentation and establish such procedures as shall be required to effect the voting trust, arrangements, transfer or other action referred to in the preceding clause (i) in each case to be effective on the date upon which such Owner Participant fails to qualify as a Citizen of the United States (but in no event later than (10) Business Days after such date) so as to prevent any deregistration of and to maintain or permit the registration of, the Aircraft. It is agreed that each Owner Participant shall be severally (but not jointly) liable to pay promptly on request (A) to each of the other parties hereto any damages actually incurred by any such other party as the result of the representation and warranty of such Owner Participant in the first sentence of Section 7.02(a) hereof proving to be untrue as of the Refunding Date; and (B) to the Lessee, the other Owner Participant, the Indenture Trustee or the Pass Through Trustee for any damages actually incurred by the Lessee, the other Owner Participant, the Indenture Trustee and the Pass Through Trustee as a result of such Owner Participant's failure to comply with its obligations pursuant to the first sentence of this Section 7.02(c); provided, that, the foregoing shall not restrict the Pass Through Trustee or the Indenture Trustee from asserting against such Owner Participant any damages actually incurred by the holders of any Pass Through Certificates. Each party hereto agrees, upon the request and at the sole expense of the applicable Owner Participant, to cooperate with such Owner Participant in making any filings required in order for such Owner Participant to comply with its obligations under the provisions of the first sentence of this Section 7.02(c), but without any obligation on the part of such other party to take any action believed by it in good faith to be burdensome to such party or adverse to its business interests.

         Section 7.03. Representations, Warranties and Covenants of Owner Participants. (a) Representations, Warranties and Covenants. In addition to and without limiting its other representations and warranties provided for in this Article 7, each Owner Participant severally (and not jointly) represents and warrants that, on the date hereof:

         (i) it is a corporation or national banking association, as the case may be, duly organized and validly existing in good standing under the laws of the State of Michigan or the United States of America, as the case may be, and it has full corporate power, authority and legal right to carry on its present business and operations, to own or lease its Properties and to enter into and to carry out the transactions contemplated by the Original Agreements to which it is a party, this Agreement, the Tax Indemnity Agreement, and the Trust Agreement;

         (ii) the execution, delivery and performance by it of the Original Agreements to which it is a party, this Agreement, the Tax Indemnity Agreement, and the Trust Agreement have been duly authorized by all necessary action on its part and, assuming the accuracy of the Lessee's representations in Section 6.01(o) hereof, do not require any governmental approvals that would be required to be obtained by such Owner Participant;

         (iii) based on the representations, warranties and covenants contained in Sections 6.01(m)(viii), 6.02 and 7.09 hereof and compliance with Section 10.06 of the Indenture, neither the execution, delivery or performance by such Owner Participant of the Original Agreements to which it is a party, this Agreement, the Tax Indemnity Agreement, and the Trust Agreement nor compliance with the terms and provisions hereof or thereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under any law, governmental rule or regulation applicable to such Owner Participant, or the charter documents, as amended, or bylaws, as amended, of such Owner Participant, or any order, writ, injunction or decree of any court or governmental authority against such Owner Participant, or by which it or any of its Properties are bound or any indenture, mortgage or contract or other agreement or instrument to which such Owner Participant is a party or by which it or any of its Properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any Lien upon any of its Properties;

         (iv) the Original Agreements to which it is a party, this Agreement, the Tax Indemnity Agreement and the Trust Agreement have been or on the Refunding Date will be duly executed and delivered by such Owner Participant and constitute or on the Refunding Date will constitute the legal, valid and binding obligation of such Owner Participant enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law);

         (v) it is not in default under any mortgage, deed of trust, indenture, lease or other instrument or agreement to which such Owner Participant is a party or by which it or any of its Properties may be bound, or in violation of any applicable law, which default or violation would have an adverse effect on the ability of such Owner Participant to perform its obligations under the Original Agreements to which it is a party, this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vi) there are no pending or, to the knowledge of such Owner Participant, threatened actions, suits, investigations or proceedings against or affecting such Owner Participant or any of its Property before or by any court or administrative agency which (A) involve the Aircraft or
   (B) if adversely determined would adversely affect the ability of such Owner Participant to perform its obligations under any of the Original Agreements to which it is a party, this Agreement and the other Operative Agreements to which it is or is to be a party;

         (vii) neither the execution and delivery by it of the Original Agreements to which it is a party, this Agreement or the other Operative Agreements to which it is nor the performance of its obligations hereunder or thereunder requires the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency that would be required to be obtained or taken by such Owner Participant except for filings contemplated by this Agreement;

         (viii) no part of the funds to be used by it to acquire the interests to be acquired by such Owner Participant under this Agreement constitutes assets (within the meaning of ERISA and any applicable rules and regulations) of any employee benefit plan subject to Title I of ERISA or of any plan or individual retirement account subject to Section 4975 of the Code;

         (ix) it is a "U.S. Person" as defined in Section 7701(a)(30) of the Code and is not a tax resident of another country and if it shall at any time cease to be such a "U.S. Person" or shall become a tax resident of another country, it shall furnish to each Certificate Holder an indemnity, in form and substance reasonably satisfactory to such Certificate Holder, for any Taxes that may be imposed on such Holder as a result of such Owner Participant's failure to be such a "U.S. Person" or as a result of its being a tax resident of another country, and such Owner Participant shall be personally liable for any debt service to the extent that the receipt of rentals is reduced by reason of any withholding Taxes that result from such failure to be such a "U.S. Person" or from being a tax resident of another country; and

         (x) the representations and warranties of such Owner Participant set forth in the Original Agreements to which it is a party were correct on and as of the Delivery Date (except to the extent such representations expressly related solely to a specified earlier date, in which case such warranties and representations were correct on and as of such earlier date).

         Notwithstanding the foregoing or anything else contained in this Agreement, such Owner Participant makes no representation or warranty in this Agreement with respect to laws, rules or regulations relating to aviation or to the nature or use of the equipment owned by the Owner Trustee, other than such laws, rules or regulations relating to the citizenship requirements of such Owner Participant under applicable aviation law and the other matters set forth in Section 7.02(c) hereof.

         (b) Lessor's Liens. Each Owner Participant severally (and not jointly) represents, warrants and covenants that there are no Lessor's Liens attributable to it or any of its Affiliates and that there will not be any Lessor's Lien attributable to it or any such Affiliate on the Refunding Date. Each Owner Participant severally (and not jointly) agrees with and for the benefit of the Lessee, the Indenture Trustee, the other Owner Participant, the Owner Trustee and the Pass Through Trustee that such Owner Participant will, at its own cost and expense, take such action as may be necessary (by bonding or other appropriate actions, so long as neither the Lessee's operation and use of the Aircraft nor the validity and priority of the Lien of the Indenture is impaired) to duly discharge and satisfy in full, promptly and in any event within 30 days after the same first becomes known to such Owner Participant, any Lessor's Lien attributable to such Owner Participant or any such Affiliate, provided, however, that such Owner Participant shall not be required to discharge or satisfy such Lessor's Lien which is being contested by such Owner Participant in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Aircraft or the Lessor's Estate or the Trust Indenture Estate or any interest in any thereof or otherwise materially adversely affect the validity or priority of the Lien of the Indenture.

         (c) Indemnity for Lessor's Liens. Each Owner Participant severally (and not jointly) agrees to indemnify and hold harmless the Lessee, the other Owner Participant, the Indenture Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee or the Pass Through Trustee as the result of the failure of such Owner Participant to discharge and satisfy any Lessor's Liens attributable to such Owner Participant or any of its Affiliates and required to be discharged as described in Section 7.03(b) hereof.

         (d) Assignment of Interests of Owner Participants. Each Owner Participant severally (and not jointly) agrees that it will not assign, convey or otherwise transfer any of its right, title or interest in and to the Operative Agreements or the Lessor's Estate except in accordance with the provisions of Article 5 of the Trust Agreement, as in effect on the date hereof or as amended in accordance with the terms of the Operative Agreements.

         (e) Actions with Respect to Lessor's Estate, Etc. Each Owner Participant severally (and not jointly) agrees that it will not take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.04. Representations, Covenants and Warranties of WTC and the Owner Trustee. (a) In addition to and without limiting its other representations and warranties provided for in this Article 7, WTC represents and warrants, in its individual capacity with respect to items (i), (ii),
(iii)(A), (iv), (v), (vi) and (vii) below, and as the Owner Trustee with respect to items (iii)(B) and (iv) that:

            (i) it is a banking corporation duly organized and validly existing in good standing under the laws of the State of Delaware with its principal place of business and chief executive office (as such terms are used in Article 9 of the Uniform Commercial Code) at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention:
   Corporate Trust Administration and has full corporate power and authority, in its individual capacity or (assuming the Trust Agreement has been duly authorized, executed and delivered by the Owner Participants) as the Owner Trustee, as the case may be, to carry on its business as now conducted, and to execute, deliver and perform this Agreement, the Original Agreements to which it is a party and the Operative Agreements to which it is or is to be a party;

         (ii) the execution, delivery and performance by WTC, either in its individual capacity or as the Owner Trustee, as the case may be, of this Agreement, the Original Agreements and the Operative Agreements to which it is or is to be party have been duly authorized by all necessary corporate action on its part, and do not contravene its certificate of incorporation or by-laws; each of this Agreement, the Original Agreements and the other Operative Agreements to which it is or is to be a party has been duly authorized, executed and delivered by WTC, either in its individual capacity or as the Owner Trustee, as the case may be, and neither the execution and delivery thereof nor WTC's performance of or compliance with any of the terms and provisions thereof will violate any State of Delaware or any political division thereof, or Federal law or regulation governing WTC's banking or trust powers;

         (iii)(A) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, and each of the Original Agreements to which it is a party does, to the extent each such document is entered into by WTC in its individual capacity, constitute the legal, valid and binding obligation of WTC in its individual capacity enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by WTC in its individual capacity of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on WTC in its individual capacity;

         (B) assuming due authorization, execution and delivery by each other party thereto, each of the Operative Agreements to which it is or is to be party when duly executed and delivered will, and each of the Original Agreements to which it is a party does, to the extent each such document is entered into by the Owner Trustee in its trust capacity, constitute the legal, valid and binding obligation of the Owner Trustee enforceable against it in such capacity in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law), and the performance by the Owner Trustee of any of its obligations thereunder does not contravene any lease, regulation or contractual restriction binding on the Owner Trustee;

         (iv) there are no pending or, to its knowledge, threatened actions or proceedings against WTC before any court or administrative agency which would materially and adversely affect the ability of WTC, either in its individual capacity or as the Owner Trustee, as the case may be, to perform its obligations under the Operative Agreements to which it is or is to be party;

         (v) it shall give the Lessee, the Indenture Trustee and each Owner Participant at least thirty (30) days' prior written notice in the event of any change in its chief executive office or name;

         (vi) neither the execution and delivery by it, either in its individual capacity or as the Owner Trustee, as the case may be, of any of the Original Agreements and the Operative Agreements to which it is or is to be a party, requires on the part of WTC in its individual capacity or any of its Affiliates the consent or approval of or the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or Delaware governmental authority or agency governing its banking or trust powers;

         (vii) on the Refunding Date the Owner Trustee shall be holding whatever title to the Aircraft as was conveyed to it by the Lessee on the Delivery Date, the Aircraft shall be free of Lessor's Liens attributable to WTC in its individual capacity and WTC in its individual capacity and as Owner Trustee is a Citizen of the United States; and

         (viii) the representations and warranties of the Owner Trustee set forth in the Original Agreements to which it is a party were correct on and as of the Delivery Date (except to the extent such representations expressly related solely to a specified earlier date, in which case such warranties and representations were correct on and as of such earlier date).

         (b) Lessor's Liens. WTC, in its individual capacity, further represents, warrants and covenants that there are no Lessor's Liens attributable to it in its individual capacity and that there will not be any such Lessor's Liens on the Refunding Date. The Owner Trustee, in its trust capacity, and at the cost and expense of the Lessee, covenants that it will in its trust capacity promptly, and in any event within 30 days after the same shall first become known to it, take such action as may be necessary to discharge duly any Lessor's Liens attributable to it in its trust capacity. WTC, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days after the same shall first become known to it, any Lessor's Liens attributable to it in its individual capacity which may arise at any time after the date of this Agreement.

         (c) Indemnity for Lessor's Liens. WTC, in its individual capacity, agrees to indemnify and hold harmless the Lessee, the Indenture Trustee, any Owner Participant, the Pass Through Trustee and the Owner Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, any Owner Participant, the Pass Through Trustee or the Owner Trustee as a result of the failure of WTC to discharge and satisfy any Lessor's Liens attributable to it in its individual capacity, as described in
Section 7.04(b) hereof.

         (d) Securities Act. None of WTC, the Owner Trustee or any Person authorized by either of them to act on its behalf has directly or indirectly offered or sold or will directly or indirectly offer or sell any interest in the Lessor's Estate, or in any similar security relating to the Lessor's Estate, or in any security the offering of which for purposes of the Securities Act of 1933, as amended, would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person.

         (e) Actions With Respect to Lessor's Estate, Etc. Neither WTC, in its individual capacity, nor the Owner Trustee will take any action to subject the Lessor's Estate or the trust established by the Trust Agreement, as debtor, to the reorganization or liquidation provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statute.

         Section 7.05. Representations, Warranties and Covenants of the Indenture Trustee. (a) The Indenture Trustee in its individual capacity represents as follows:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Indenture, this Agreement and the other Operative Agreements to which it is a party and to authenticate the Certificates to be delivered on the Refunding Date;

         (ii) the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, and the authentication of the Certificates to be delivered on the Refunding Date, have been duly authorized by all necessary corporate action on its part, and neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under, its articles of association or by-laws;

         (iii) each of the Indenture and this Agreement and the other Operative Agreements to which it is or is to be a party, has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is the legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights (regardless of whether enforceability is considered in a proceeding in equity or at law); and

         (iv) neither the execution and delivery by it of this Agreement and the other Operative Agreements to which it is or is to be a party, nor the performance by it of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal or state governmental authority or agency governing its banking and trust powers.

         (b) Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, further represents, warrants and covenants that there are no Indenture Trustee's Liens attributable to it in its individual capacity and that there will not be any Indenture Trustee's Liens on the Refunding Date. The Indenture Trustee, in its individual capacity, covenants and agrees that it will at its own expense take such action as may be necessary to duly discharge and satisfy in full, promptly, and in any event within 30 days, after the same shall first become known to it, any Indenture Trustee's Liens.

         (c) Indemnity for Indenture Trustee's Liens. The Indenture Trustee, in its individual capacity, agrees to indemnify and hold harmless the Lessee, any Owner Participant, the Owner Trustee and the Pass Through Trustee from and against any loss, cost, expense or damage which may be suffered by the Lessee, the Indenture Trustee, any Owner Participant, the Owner Trustee or the Pass Through Trustee as a result of the failure of the Indenture Trustee to discharge and satisfy any Indenture Trustee's Liens attributable to it in its individual capacity, as described in Section 7.05(b) hereof.

         Section 7.06. Indenture Trustee's Notice of Default. The Indenture Trustee agrees to give each Owner Participant notice of any Payment Default promptly upon a Responsible Officer of the Indenture Trustee having actual knowledge thereof.

         Section 7.07. Releases from Indenture. The Indenture Trustee covenants and agrees, for the benefit of the Lessee and each Owner Participant, to execute and deliver the instruments of release from the Lien of the Indenture which it is required to execute and deliver in accordance with the provisions of Article XIV of the Indenture, and each Owner Participant agrees, for the benefit of the Lessee, to cause the Owner Trustee to request the Indenture Trustee to execute and deliver such instruments of release.

         Section 7.08. Covenant of Quiet Enjoyment. Each Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee covenants and agrees as to itself only that, so long as no Event of Default under the Lease has occurred and is continuing, neither such Owner Participant (or the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be) nor any Person lawfully claiming through such Owner Participant (or the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be) shall interfere with the Lessee's right to quietly enjoy the Aircraft during the Term without hindrance or disturbance by such Owner Participant (or the Owner Trustee, the Indenture Trustee or the Pass Through Trustee, as the case may be), provided, however, that neither the Owner Participants nor the Owner Trustee shall be liable for any act or omission of the Indenture Trustee or the Pass Through Trustee or any other Person claiming through the Indenture Trustee or the Pass Through Trustee.

         Section 7.09. Original Loan Participant's, Original Indenture Trustee's and Pass Through Trustee's Representations and Warranties. (a) The Original Loan Participant represents and warrants that the representations and warranties made by it in Sections 7.01(a) and 7.06 of the Original Participation Agreement were correct on and as of the Delivery Date (except to the extent such representations expressly related solely to a specified earlier date, in which case such representations and warranties were correct on and as of such earlier date).

         (b) The Original Indenture Trustee represents and warrants that the representations and warranties made by it in Section 7.05 of the Original Participation Agreement were correct on and as of the Delivery Date (except to the extent such representations expressly related solely to a specified earlier date, in which case such representations and warranties were correct on and as of such earlier date).

         (c) The Pass Through Trustee, in its individual capacity (except with respect to clause (iii) below), represents and warrants as of the date hereof (except as otherwise provided), as of the Pass Through Closing Date and as of the Refunding Date that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the power and authority to enter into and perform its obligations under the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and this Agreement and to execute and authenticate the Pass Through Certificates to be delivered on the Pass Through Closing Date;

         (ii) the execution, delivery and performance of this Agreement, the Pass Through Agreement and the Series Supplements and the performance of its obligations hereunder and thereunder (including the execution and authentication of the Pass Through Certificates to be delivered on the Pass Through Closing Date) have been fully authorized by all necessary corporate action on its part, and, subject to (A) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (B) compliance with any applicable state securities laws and (C) the qualification of the Pass Through Agreement under the Trust Indenture Act, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; and

         (iii) each of this Agreement and the Pass Through Agreement has been, and as of the Pass Through Closing Date the Series Supplements will be, duly executed and delivered by it (in its individual and trust capacities) and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Pass Through Trustee (in its individual and trust capacities), enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 7.10. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Owner Trustee (in its individual or trust capacity), the Pass Through Trustee (in its individual or trust capacity), the Indenture Trustee (in its individual or trust capacity) and the Subordination Agent (in its individual or trust capacity) provided for in this Article 7, and their respective obligations under any and all of them, shall survive the Closings and the expiration or other termination of this Agreement, and the other Operative Agreements.

         Section 7.11. Lessee's Assumption of the Certificates. (a) Subject to compliance by the Lessee with all of its obligations under the Operative Agreements, each of the Owner Participants, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Lessee covenants and agrees that if the Lessee elects to terminate the Lease and to purchase the Aircraft pursuant to Section 4.02(a)(A), (D) or (E) of the Lease, and so long as no Default or Event of Default shall have occurred and be continuing then, upon compliance with the applicable provisions of said Section 4.02(a) of the Lease, the Owner Trustee will transfer to the Lessee, without recourse or warranty (except as to the absence of Lessor's Liens) but subject to the Lien of the Indenture, all of the Owner Trustee's right, title and interest in and to the Aircraft, and if the Lessee, in connection with such purchase, elects pursuant to
Section 4.02(a)(A), (D) or (E) of the Lease to assume the obligations of the Owner Trustee to the Indenture Trustee and the Holders under the Indenture, the Certificates and hereunder, then the Owner Trustee shall so notify the Indenture Trustee (such notice to be given at least 30 and not more than 60 days prior to the effective date of such assumption), and each of the parties shall execute and deliver appropriate documentation permitting the Lessee to assume such obligations on the basis of full recourse to the Lessee, maintaining for the benefit of the Holders the security interest in the Aircraft created by the Indenture, and upon compliance with the provisions of this Section 7.11, such documentation shall become effective and the Owner Participants and the Owner Trustee shall be released from all obligations in respect of the Certificates, the Indenture, this Agreement and all other Operative Agreements, except any obligations which shall have arisen (or with respect to events which shall have occurred) prior to such assumption, and take all such other actions, at the Lessee's expense, as are reasonably necessary to permit such assumption by the Lessee.

         (b)  In connection with such assumption:

         (i) the Lessee shall execute and deliver an instrument satisfactory in form and substance to the Indenture Trustee (A) pursuant to which the Lessee irrevocably and unconditionally assumes and undertakes, with full recourse to the Lessee, to pay, satisfy and discharge when and as due (at the stated maturity thereof, by acceleration or otherwise) the principal of, Make-Whole Premium, if any, interest and all other sums owing on all Outstanding Certificates (or on the Lessee's substituted obligations) in accordance with their terms and to punctually perform and observe all of the covenants and obligations hereunder and under the Indenture and the Certificates (as the same may be amended in connection with such assumption) to be performed or observed by the Owner Trustee and (B) which contains amendments to the Indenture, in form and substance satisfactory to the Indenture Trustee and the Holders, that incorporate therein such provisions from the Lease and this Agreement as may be appropriate, including, without limitation, events of default substantially identical in scope and effect to those set forth in the Lease and covenants substantially identical to the covenants of the Lessee hereunder and under the Lease;

         (ii) the instrument referred to in paragraph (i) of this Section 7.11(b), any Uniform Commercial Code financing statements relating thereto, and any other documents which shall be necessary (or reasonably requested by the Indenture Trustee) to establish the Lessee's title to and interest in the Aircraft or to reflect the substitution of the Lessee for the Owner Trustee under the Operative Agreements or to continue the perfection of the security interests in the Aircraft and the other rights, Property and interests included in the Trust Indenture Estate for the benefit of the Holders (or the Lessee's substituted obligations) shall be filed in such form, manner and places as are necessary or, in the reasonable opinion of the Indenture Trustee, advisable for such purpose;

         (iii) the Indenture Trustee shall have received an insurance report dated the effective date of such assumption of an independent insurance broker and certificates of insurance, each in form and substance satisfactory to the Indenture Trustee, as to the due compliance as of the effective date of such assumption with the terms of Article 13 of the Lease (as it relates to the Indenture Trustee) relating to the insurance with respect to the Aircraft;

         (iv) the Indenture Trustee shall have received evidence that as of the effectiveness of the assignment on the date of such assumption the Aircraft is free and clear of all Liens other than the Lien of the Indenture and other Permitted Liens;

         (v) the Indenture Trustee shall have received a certificate from the Lessee that no Event of Default shall have occurred and be continuing as of the effective date of such assumption; and

         (vi) the Indenture Trustee shall have received (A) from counsel for the Lessee (who may be the Lessee's General Counsel) a legal opinion, in form and substance satisfactory to the Indenture Trustee (w) with respect to the compliance of the assumption contemplated hereby with the terms, provisions and conditions hereof, (x) with respect to the due authorization, execution, delivery, validity and enforceability of the instrument referred to in paragraph (i) of this Section 7.11(b), (y) with respect to the continued perfection of the first and prior Lien and security interest in the Aircraft for the benefit of the Holders of the Certificates (or the Lessee's substituted obligations) referred to in paragraph (ii) of this Section 7.11(b) and (z) with respect to the continued availability of the benefits of Section 1110 of the Bankruptcy Code to the Indenture
   Trustee for the benefit of the Holders with respect to the Aircraft after giving effect to such assumption, (B) from counsel to the Indenture Trustee and Special Aviation Counsel, a legal opinion comparable to the respective opinions delivered on the Delivery Date with such changes therein as may be appropriate in light of such assumption, and (C) in the case of each opinion described in clause (A) or (B) above, covering such additional matters as the Indenture Trustee shall reasonably request.

         (c) The Lessee shall pay all reasonable expenses (including reasonable fees and expenses of counsel) of the Indenture Trustee, the Owner Trustee, the Pass Through Trustee and the Owner Participants in connection with such assumption.

         Section 7.12. Indebtedness of Owner Trustee. So long as the Indenture is in effect, the Owner Trustee, not in its individual capacity, but solely as trustee under the Trust Agreement, shall not incur any indebtedness for borrowed money except as expressly contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and shall not engage in any business or other activity other than the transactions contemplated herein or in any other Operative Agreement (excluding the Tax Indemnity Agreement) and all necessary or appropriate activity related thereto.

         Section 7.13. Compliance with Trust Agreement, Etc. Each of the Owner Participants, WTC and the Owner Trustee agrees with the Lessee, the Indenture Trustee and the Pass Through Trustee that so long as the Lien of the Indenture shall be in effect it will (i) comply with all of the terms of the Trust Agreement applicable to it in its respective capacity, the noncompliance with which would materially adversely affect any such party and (ii) not take any action, or cause any action to be taken, to amend, modify or supplement any other provision of the Trust Agreement in a manner that would adversely affect such party without the prior written consent of such party. The Owner Trustee confirms for the benefit of the Lessee, the Indenture Trustee and the Pass Through Trustee that it will comply with the provisions of Article 2 of the Trust Agreement. So long as the Lease or the Indenture remains in effect, the Owner Participants agree with the Lessee, the Owner Trustee and the Indenture Trustee not to terminate or revoke the trust created by the Trust Agreement without the consent of the Lessee (except in connection with the exercise of remedies pursuant to Article 17 of the Lease) or, if the Lien of the Indenture shall not have been discharged, the Indenture Trustee. The Owner Trustee and the Owner Participants agree that no co-trustee or separate trustee shall be appointed pursuant to Section 3.14 of the Trust Agreement if such appointment would adversely affect the priority of the Lien of the Indenture. The Indenture Trustee agrees that it shall not take any action under this Section 7.13 except as instructed pursuant to Section 8.01 of the Indenture.

         Section 7.14. Subordination Agent's Representations, Warranties and Covenants. (a) Representations and Warranties. The Subordination Agent represents and warrants as of the date hereof (except as otherwise provided) that:

         (i) it is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

         (ii) the execution, delivery and performance of this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement and the performance of its obligations hereunder and thereunder have been fully authorized by all necessary corporate action on its part, and, neither the execution and delivery thereof nor its performance of any of the terms and provisions thereof will violate any Federal or Utah law or regulation relating to its banking or trust powers or contravene or result in any breach of, or constitute any default under its articles of association, or bylaws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;

         (iii) each of this Agreement, the Liquidity Facilities and the Intercreditor Agreement has been duly executed and delivered by it and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto, is or will be, as the case may be, the legal, valid and binding obligation of the Subordination Agent, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Certificates other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

         (v) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

         (vi) the Subordination Agent has not directly or indirectly offered any Certificate for sale to any Person or solicited any offer to acquire any Certificates from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Certificate for sale to any Person, or to solicit any offer to acquire any Certificate from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

         (vii) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with either Owner Participant, the Owner Trustee, any Underwriter or the Lessee.

         (b) Covenants. (i) The Subordination Agent agrees not to amend any Liquidity Facility without the consent of the Lessee (so long as no Event of Default shall have occurred and be continuing) and of the Owner Participant (such consents not to be unreasonably withheld).

         (ii) In connection with the deposit in the applicable Cash Account of amounts drawn pursuant to any Downgrade Drawing under a Liquidity Facility, the Subordination Agent agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Lessee promptly following each Regular Distribution Date any Investment Earnings on the amount so deposited which remain after application of such Investment Earnings pursuant to Section 2.06 of such Liquidity Facility to the interest payable on such Downgrade Drawing under Section 3.07 of such Liquidity Facility. Capitalized terms used in this Section shall have the meanings specified in the Intercreditor Agreement.


                                   ARTICLE 8

                                     TAXES

         Section 8.01. Lessee's Obligation to Pay Taxes. (a) Generally. The Lessee agrees promptly to pay when due, and to indemnify and hold each Indemnitee harmless from all license, recording, documentary, registration and other fees and all taxes (including, without limitation, income, gross receipts, sales, rental, use, value added, property (tangible and intangible), ad valorem, excise and stamp taxes), fees, levies, imposts, recording duties, duties, charges, assessments or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax or interest thereon (individually, a "Tax," and collectively called "Taxes"), however imposed or asserted (whether imposed upon any Indemnitee, the Lessee, all or any part of the Aircraft, Airframe, any Engine or any Part or the Lessor's Estate, the Trust Indenture Estate, Rent, the Certificates or otherwise in connection therewith), by any Federal, state or local government or taxing authority in the United States, or by any government or taxing authority of a foreign country or of any political subdivision or taxing authority thereof or by a territory or possession of the United States or an international taxing authority relating to or measured by:

         (i) the construction, mortgaging, financing, refinancing, purchase, acceptance, rejection, delivery, nondelivery, transport, location, ownership, registration, reregistration, deregistration, insuring, assembly, possession, repossession, operation, use, non-use, condition, maintenance, repair, improvement, conversion, sale, return, abandonment, preparation, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, sub-subleasing, modification, alteration, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Aircraft, the Airframe, any Engine or any Part or any interest therein;

         (ii)  amounts payable under the Operative Agreements;

         (iii) the Property, or the income or other proceeds received with respect to the Property attributable to the transactions contemplated by the Operative Agreements, held by the Owner Trustee under the Trust Agreement or after an Event of Default under the Lease, or by the Indenture Trustee under the Indenture;

         (iv) otherwise with respect to the Operative Agreements or the Original Agreements or any interest therein or by reason of the transactions described in or contemplated by the Operative Agreements or the Original Agreements;

         (v) the principal or interest or other amounts payable with respect to the Original Loan Certificates, the Pass Through Certificates or the Certificates;

         (vi) the Original Loan Certificates, the Pass Through Certificates or the Certificates or the issuance, sale, acquisition, reoptimization or refinancing thereof or the beneficial interests in the Trust Estate or the Trust Indenture Estate or the creation thereof under the Trust Agreement or the Indenture, or the security interest created or perfected thereby or by any filing thereof;

         (vii) any assumption by the Lessee pursuant to Section 7.11 of this Agreement and Section 2.11 of the Indenture;

         (viii) the Aircraft, the Airframe, any Engine or any Part; or

         (ix)  the rentals (including Basic Rent, Renewal Rent and Supplemental
   Rent), receipts or earnings arising from the Operative Agreements.

         (b) Exceptions. The indemnity provided for in Section 8.01(a) shall not extend to any of the following:

         (i) With respect to an Indemnitee other than an Original Loan Participant, Taxes based upon, measured by or with respect to the net or gross income, items of tax preference or minimum tax or excess profits, receipts, value-added taxes, capital, franchise, net worth (whether denominated income, excise, capital stock, or doing business taxes) or other similarly-based taxes (other than sales, use, transfer, rental, ad valorem, stamp, property, or similar taxes) ("Income Taxes"), provided, however, that this clause (i) shall not exclude from the indemnity described in Section 8.01(a) above any such Income Taxes to the extent such taxes are imposed by any jurisdiction in which the Indemnitee would not be subject to such taxes but for, or would be subject to such taxes solely as a result of, (x) the operation, registration, location, presence, or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction or (y) the place of incorporation or principal office or the activities of the Lessee or any sublessee in such jurisdiction (it being understood that (A) any such indemnity would be payable only to the extent of the net harm incurred by the Indemnitee from such Income Taxes, taking into account any incremental current Tax benefit in another tax jurisdiction resulting from payment of such Income Taxes and (B) this sentence would require indemnification in a jurisdiction in which the Indemnitee is already subject to an Income Tax (an "Existing Income Tax") only if an event set forth in Clause (x) or (y) of this sentence causes the Indemnitee to be subject to an Income Tax in that jurisdiction (a "New Income Tax") other than an Existing Income Tax, and such New Income Tax would have been imposed even if the activities contemplated by the Operative Agreements or the Original Agreements were the Indemnitee's sole nexus to the jurisdiction); provided, further, that the provisions of this paragraph (b)(i) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) hereof any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements or the Original Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02, 8.05,
   9.02 or 9.05 of this Agreement;

         (ii) With respect to an Original Loan Participant, Income Taxes (other than in the case of a Non-U.S. Person, U.S. federal withholding taxes on amounts payable with respect to such Original Loan Participant's Loan Certificate) except to the extent such Income Tax is imposed (including by way of increase) by any jurisdiction in which the Indemnitee is subject to tax (A) on or with respect to any gain resulting from the assumption of any Loan Certificate by the Lessee, (B) as a result of the operation, registration, location, presence, basing or use of the Aircraft, Airframe, any Engine or any Part thereof, in such jurisdiction (it being understood that (I) the incremental Income Taxes described in this clause
   (B) shall not include any U.S. Federal income taxes and (II) that to the extent such incremental Income Taxes give rise to any incremental current Tax benefit in another tax jurisdiction, that such incremental benefit shall offset and decrease the incremental Income Taxes determined under this clause (B)) or (C) solely as a result of the place of incorporation, principal office, corporate domicile or the activities of the Lessor, any Owner Participant, the Owner Trustee, the Indenture Trustee, the Lessee or any sublessee in such jurisdiction (it being understood that to the extent that any Income Taxes described under this clause (C) give rise to any incremental current Tax benefit in another tax jurisdiction or another tax period, that such incremental Tax benefit shall offset and decrease the Income Taxes determined under this clause (C)); provided, however, that the provisions of this paragraph (b)(ii) relating to Income Taxes shall not exclude from the indemnity described in Section 8.01(a) any Income Taxes for which the Lessee would be required to indemnify an Indemnitee (x) so that any payment under the Operative Agreements, otherwise required to be made on an After-Tax Basis, is made on an After-Tax Basis or (y) pursuant to the last sentence of Section 8.02 of this Agreement;

         (iii) Taxes imposed with respect to the Aircraft and arising out of or measured by acts, omissions, events or periods (or any combination of the foregoing) which occur after the later of (A) the payment in full of all amounts payable by the Lessee pursuant to and in accordance with the Operative Agreements, or the earlier discharge in full of the Lessee's payment obligations under and in accordance with the Lease and the other Operative Agreements (and the Original Loan Certificates in the case of an Original Loan Participant, the Indenture Trustee or the Trust Indenture Estate if the Lessee shall have assumed the Certificates pursuant to
   Section 7.11 of this Agreement), and (B) the earliest of (x) the expiration of the Term of the Lease and return of the Aircraft in accordance with
   Article 12 of the Lease, (y) the termination of the Lease in accordance with the applicable provisions of the Lease and return of the Aircraft in accordance with the Lease, or (z) the termination of the Lease in accordance with the applicable provisions of the Lease and the transfer of all right, title and interest in the Aircraft to the Lessee pursuant to its exercise of any of its purchase options set forth in Section 4.02(a) of the Lease, provided that this exclusion (iii) shall not apply in respect of any payment made after the dates set forth in clauses (A) and (B) above unless such payment is made with respect to any event or circumstance occurring on, with or prior to such return or transfer or period prior to such return or transfer, or Taxes incurred in connection with the exercise of any remedies pursuant to Article 17 of the Lease following the occurrence of an Event of Default;

         (iv) As to the Owner Trustee, Taxes imposed against the Owner Trustee upon or with respect to any fees for services rendered in its capacity as Owner Trustee under the Original Trust Agreement or the Trust Agreement or, as to the Indenture Trustee, Taxes imposed against the Indenture Trustee upon or with respect to any fees received by it for services rendered in its capacity as Indenture Trustee under the Original Indenture or the Indenture;

         (v) Taxes imposed on an Indemnitee that would not have been imposed but for the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct not actually committed by but instead imputed to such Indemnitee by reason of such Indemnitee's participation in the transactions contemplated by the Operative Agreements or the Original Agreements) or the breach by such Indemnitee of: (i) in the case of an Indemnitee other than any Owner Participant, any representation, warranty or covenant contained in the Operative Agreements or the Original Agreements or any document delivered in connection therewith and (ii) in the case of any Owner Participant, the representations or covenants in Sections 7.02(a), (c); 7.03(a)(i), (ii), (iii), (iv), (vii), (ix); and
   7.03(b), (c), (d), (e) of this Agreement (in either case unless attributable to a breach of representation, warranty or covenant of the Lessee);

         (vi) Taxes imposed on, and not collected by withholding from payments of Rent, the Owner Trustee or any Owner Participant or any successor, assign or Affiliate thereof which became payable by reason of any voluntary or involuntary transfer or disposition by such Indemnitee subsequent to the Delivery Date, including revocation of the Trust, of any interest in some or all of the Aircraft, Airframe, Engines or Parts thereof or its interest in the Lessor's Estate (not including any transfers of any Loan Certificates pursuant to Section 15.01(a) hereof) or a disposition in connection with a bankruptcy or similar proceedings involving either the Lessor or any Owner Participant other than (A) transfers resulting from a loss, substitution or modification of the Aircraft, Engines or any Part,
   (B) any transfer of the Aircraft, Engines or any Part (in each case other than at Fair Market Value) to the Lessee or other person in possession thereof, (C) transfers attributable to an Event of Default or (D) a transfer pursuant to the Lessee's exercise of its rights under Section
   10.01 of the Lease; the parties agree to cooperate to minimize any such Taxes covered by this provision; provided that no Indemnitee shall be required to take any action that, in its good faith judgment, could result in any adverse consequences to such Indemnitee;

         (vii) Taxes imposed on any Owner Participant for which the Lessee is obligated to indemnify such Owner Participant pursuant to the Tax Indemnity Agreement;

         (viii) Taxes imposed on a successor, assign or other transferee of any Owner Participant or the Owner Trustee that is not a U.S. Person or of any other original Indemnitee (including, without limitation, a transferee which is a new lending office of an original Indemnitee) which on the Delivery Date is an Indemnitee (for purposes of this clause (viii), an "original Indemnitee") or such original Indemnitee to the extent that such Taxes exceed the amount of Taxes that would have been imposed (in the case of a Loan Participant, immediately after giving effect to such succession, assignment or other transfer) and would have been indemnifiable pursuant to
   Section 8.01(a) had there not been a succession, assignment or other transfer by such original Indemnitee of any such interest of such Indemnitee in the Aircraft or any Part, any interest in or under any Operative Agreement, or any proceeds thereunder (it being understood that for purposes of determining the amount of indemnification that would have been due to such original Indemnitee with respect to a net income Tax, it shall be assumed that such original Indemnitee would be subject to taxation on its income at the highest marginal statutory rate applicable to it), provided, however, that the exclusion provided by this clause (viii) shall not apply in the case of a succession, transfer or disposition (A) while an Event of Default under the Lease has occurred and is continuing at the time of such transfer or disposition, (B) which is an actual or deemed transfer pursuant to Section 7.11 hereof or Section 2.13, 2.15, 2.16, 2.17 or 2.18 of the Indenture or as a consequence of a Refinancing under Section 15.01 hereof, or any actual or deemed transfer of a Loan Certificate that as part of a Refinancing under Section 15.01 hereof is not retired, but only to the extent the Taxes attributable to such transfer exceed the amount of Taxes that would have been imposed on such transferor if the debt had instead been retired, (C) to the extent necessary to make payments with respect to such Taxes on an After-Tax Basis, (D) to the extent such Taxes are directly attributable to the failure of the Lessee to take administrative actions as have been reasonably requested of it in writing in a timely manner and which will result in no after-tax cost or expense to the Lessee or (E) in the case of any Owner Participant or the Lessor, to any Tax other than an Income Tax;

         (ix)  [Reserved];

         (x) Any Taxes which have been included in the Purchase Price and which have been paid to the applicable taxing authorities;

         (xi) Any Taxes which would not have been imposed but for a Lessor's Lien or an Indenture Trustee's Lien;

         (xii) Taxes imposed on any Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant as the result of any prohibited transaction, within the meaning of Section 406 of ERISA and Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Loan Certificate (A) in connection with which purchase or holding such Owner Participant or any Affiliate thereof is acting as the investment manager, advisor or discretionary trustee and is making or directing such purchase or holding (other than in the capacity of a custodian, directed trustee or other similar nondiscretionary capacity), or (B) by an employee benefit plan, within the meaning of Section 3(3) of ERISA, or a plan subject to Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) is the "plan sponsor" within the meaning of Section 3(16)(B) of ERISA, provided, however, that in the event of a Refinancing of the Certificates described in Section 15.01(d)(viii) hereof, the exception under this clause (xii) shall not be applicable and in place thereof the exception described in Section 15.01(d)(viii) hereof to the indemnity provided for in Section 8.01(a) hereof shall be applicable; and

         (xiii) Taxes imposed on the Lessor or on any Owner Participant by any jurisdiction that would have been imposed on the Lessor or such Owner Participant for activities in such jurisdiction unrelated to the transactions contemplated by the Operative Agreements to the extent imposed on such unrelated activities.

         (c) Withholding. The Pass Through Trustee shall withhold any Taxes required to be withheld on payments to any holder of a Pass Through Certificate who is a Non-U.S. Person except to the extent that such a holder of a Pass Through Certificate has furnished evidence to the Pass Through Trustee sufficient under applicable law to entitle such holder of a Pass Through Certificate to any exemption from withholding on interest claimed by such holder of a Pass Through Certificate. The Indenture Trustee shall withhold any Taxes required to be withheld on any payment to a Holder pursuant to Section 5.09 of the Indenture. If the Indenture Trustee or the Pass Through Trustee fails to withhold a Tax required to be withheld with respect to any Holder of a Certificate or any holder of a Pass Through Certificate or any claim is otherwise asserted by a taxing authority against the Owner Trustee or any Owner Participant or any of their Affiliates for or on account of any amount required to be withheld from a payment in respect of a Certificate or a Pass Through Certificate, the Lessee will indemnify the Owner Trustee and each Owner Participant (without regard to the exclusions set forth in Section 8.01(b) hereof) on an After-Tax Basis against any Taxes required to be withheld and any interest, penalties and additions to tax with respect thereto, along with any other costs (including attorneys' fees) incurred in connection with any such claim. The Indenture Trustee or the Pass Through Trustee, as the case may be, in its individual capacity (and without recourse to the Trust Indenture Estate), shall indemnify the Lessee on an After-Tax Basis for any payment the Lessee shall have made pursuant to the preceding sentence.

         Section 8.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Tax indemnified against under Section 8.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax
Basis, to the same position such party would have been in had such Tax not been incurred, provided that the calculation of any additional amounts owing to any Indemnitee as a result of the Lessee's obligation to indemnify on an After-Tax Basis shall be made without regard to the exclusions set forth in
Section 8.01(b). If any Indemnitee actually realizes a tax benefit by reason of the payment of any Tax paid or indemnified against by the Lessee, such Indemnitee shall promptly pay to the Lessee, to the extent such tax benefit was not previously taken into account in computing such payment, but not before the Lessee shall have made all payments then due to such Indemnitee under this Agreement, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such tax benefit plus any other tax benefit actually realized by such Indemnitee that would not have been realized but for any payment made by such Indemnitee pursuant to this sentence and not already paid to the Lessee, and (y) the amount of the payment made under Section 8.01 hereof and this Section 8.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore required to be made under this Section 8.02 and Sections 8.01 and 8.05 hereof (and the excess, if any, of the amount described in clause (x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to Section 8.01 hereof); provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence as long as an Event of Default shall have occurred and be continuing under the Lease. The Lessee shall reimburse on an After-Tax Basis such Indemnitee (and without regard to Section 8.01(b) hereof, except for clause (v) thereof) for any payment of a tax benefit pursuant to the preceding sentence (or a tax benefit otherwise taken into account in calculating the Lessee's indemnity obligation hereunder) to the extent that such tax benefit is subsequently disallowed or reduced (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired).

         Section 8.03. Time of Payment. Any amount payable to an Indemnitee pursuant to this Article 8 shall be paid promptly, but in any event within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that in the case of amounts which are being contested by the Lessee in good faith or by the Indemnitee in either case pursuant to Section 8.04 hereof, such amount shall be payable within 30 days after the time such contest is finally resolved.

         Section 8.04. Contests. If a written claim is made against any Indemnitee for Taxes with respect to which the Lessee is liable for a payment or indemnity hereunder, such Indemnitee shall promptly (but in any event within 30 days of receipt thereof) give the Lessee notice in writing of such claim and shall furnish the Lessee with copies of any written requests for information sent to such Indemnitee (and not the Lessee) from any taxing authority to the extent relating to such Taxes with respect to which the Lessee may be required to indemnify hereunder and with respect to which it would be necessary or beneficial to have information provided by the Lessee; provided, however, that the failure of an Indemnitee to give such notice or furnish such copy shall not terminate any of the rights of such Indemnitee under this Article 8, except to the extent that the Lessee's contest rights have been materially and adversely impaired by the failure to provide such notice or copy. The Lessee may, at its option, contest in its own name or, if required by law, require the Indemnitee to contest in good faith, with due diligence and at the Lessee's expense, if timely requested in writing by the Lessee, the validity, applicability or amount of such Taxes by:

         (i) resisting payment thereof if lawful and practicable or not paying the same except under protest if protest is necessary and proper in each case so long as non-payment will not result in a material risk of the sale, forfeiture or loss of, or the creation of a Lien other than a Lessor's Lien on the Aircraft, Airframe or any Engine or any risk of criminal liability; or

         (ii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

Notwithstanding the foregoing, the Lessee shall not be permitted or entitled to contest any such Tax in its own name unless the Tax is reflected in a report or a return of the Lessee or raised in an audit or other proceeding of the Lessee and the Lessee is allowed to directly contest such Tax under applicable law of the taxing jurisdiction provided, that if the Lessee is so permitted under applicable law to contest a Tax asserted against the Lessee and the same or similar Tax is also asserted against the Indemnitee, each of the Lessee and such Indemnitee shall conduct its contest in its own name and the Lessee and such Indemnitee will cooperate in a reasonable manner with respect to the respective contests of such Tax.

If the Indemnitee, after reasonable discussion with the Lessee and consideration in good faith of any suggestion made by the Lessee as to the method of pursuing such contest, elects to conduct the contest, such Indemnitee shall control the contest and shall determine the manner in which to contest such Taxes and shall periodically or upon the Lessee's request advise the Lessee of the progress of such contest; provided, however, that the Lessee shall have the right to be consulted in good faith with respect to any contest of claims subject to indemnification hereunder, including governmental and judicial conferences and the right to be consulted in good faith regarding the relevant portions of all related submissions to any governmental or other authority, provided, however, that the Lessee shall be permitted to participate in any such contest only (x) with respect to issues that can be separated on audit from any Taxes for which the Lessee is not required to indemnify the Indemnitee hereunder, and (y) if the Indemnitee shall have determined that in its judgment, exercised in its sole discretion, neither such participation nor the separation of issues will adversely affect the Indemnitee. The Indemnitee will not settle a contest that results in a final determination without consent of the Lessee, unless the Indemnitee waives its right to indemnification with respect to such contest and any related contest. Notwithstanding the preceding sentences of this Section 8.04, such Indemnitee shall not be required to take or continue any action unless the Lessee shall have (i) agreed in writing to pay and shall pay the Indemnitee on a current basis and on an After-Tax Basis the after-tax cost of all reasonable fees and expenses (including reasonable attorneys' fees and accountants' fees) which such Indemnitee may incur as a result of contesting such Taxes, (ii) made all payments and indemnities (other than contested payments and indemnities) then due to the Indemnitee hereunder or with respect to any of the transactions contemplated by or under the Operative Agreements and (iii) acknowledged in writing the Lessee's obligation to such Indemnitee pursuant to this Agreement to the extent that the contest is not successful, unless it is reasonably clear from the resolution of the contest that an exclusion set forth in
Section 8.01(b) hereof applies. In no event shall such Indemnitee be required or the Lessee be permitted to contest pursuant to this Section 8.04 the imposition of any Tax for which the Lessee is obligated to indemnify any Indemnitee hereunder unless (i) such Indemnitee shall have received, at the Lessee's expense, an opinion of its tax counsel, such counsel to be reasonably satisfactory to the Lessee ("Tax Counsel"), to the effect that there exists a reasonable basis for contesting such claim, (ii) such Indemnitee (and, if such Indemnitee is not an Owner Participant, the Owner Participants and such Indemnitee) shall have determined that such contest will not result in any material risk of loss, sale or forfeiture of, or the creation of a Lien (other than Lessor's Liens) on, the Aircraft or any part thereof or interest thereon or in a risk of criminal liability, or adversely affect the Trust Indenture Estate, (iii) if a Payment Default, Bankruptcy Default or an Event of Default shall have occurred and be continuing, the Lessee shall have provided security for its obligations hereunder reasonably satisfactory to the Indemnitee, (iv) if such contest shall be conducted in a manner requiring payment of the claim in advance, the Lessee shall have advanced sufficient funds, on an interest free basis, to make the payment required, and agreed to indemnify the Indemnitee against any additional net adverse tax consequences on an After-Tax Basis to such Indemnitee of such advance, (v) the issue shall not be the same as an issue previously contested hereunder and decided adversely, unless the Indemnitee shall have received at the Lessee's sole expense, a written opinion, in form and substance reasonably satisfactory to such Indemnitee, of Tax Counsel to the effect that the applicable circumstances or law has changed and that in light thereof, there is substantial authority for contesting such claim and (vi) the amount of the indemnity payments the Lessee would be required to make with respect to such adjustment, when aggregated with similar adjustments that could be raised in other taxable years of such Indemnitee exceeds $50,000; provided, that in the event that such Indemnitee is not required under this paragraph to contest any Tax liability for which the Lessee is obligated to indemnify any Indemnitee, the Lessee may contest such Tax liability in the name of the Lessee, if such contest by the Lessee (x) is permitted by law, (y) is conducted entirely at the expense of Lessee and in a manner that will not result in any unindemnified cost, Tax or risk to the Indemnitee and (z) satisfies the condition of clause (ii) of this sentence. The Lessee may appeal or require the Indemnitee to appeal any judicial decision provided the foregoing requirements of this Section 8.04 are met and the Indemnitee shall have received, at the Lessee's expense, an opinion of Tax Counsel, to the effect that there is substantial authority for such appeal.

         Nothing contained in this Section 8.04 shall require any Indemnitee to contest or continue to contest, or permit Lessee to contest, a claim which such Indemnitee would otherwise be required to contest pursuant to this Section 8.04, if such Indemnitee shall waive payment by Lessee of any amount that might otherwise be payable by Lessee under this Article 8 in connection with such claim.

         Section 8.05. Refunds. Upon receipt by an Indemnitee of a refund of all or any part of any Taxes which the Lessee shall have paid for such Indemnitee or for which the Lessee shall have reimbursed or indemnified such Indemnitee, and provided there shall not have occurred and be continuing any Payment Default, Bankruptcy Default or Event of Default by the Lessee hereunder or under the Lease (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured), such Indemnitee shall pay to the Lessee an amount equal to the amount of such refund less (x) any expenses not previously reimbursed, (y) all payments then due to such Indemnitee under this Article
8 and (z) Taxes imposed with respect to the accrual or receipt thereof, including interest received attributable thereto, plus any tax benefit actually realized by such Indemnitee as a result of any payment by such Indemnitee made pursuant to this sentence; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this
Article 8 and (b) to the extent that the amount of such payment would exceed
(i) the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 8 less (ii) the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 8.

         Any subsequent loss of such refund or tax benefit shall be treated as a Tax subject to indemnification under the provisions of this Article 8 (in the case of any such tax benefit, without regard to Section 8.01(b) hereof).

         Section 8.06. Lessee's Reports. In case any report or return is required to be made with respect to any Taxes against which the Lessee is or may be obligated to indemnify the Indemnitees under this Article 8, the Lessee shall make such report or return, except for any such report or return that the Indemnitee has notified the Lessee that it intends to file, in such manner as will show the ownership of the Aircraft in the Owner Trustee and shall send a copy of the applicable portions of such report or return to the Indemnitee and the Owner Trustee or will notify the Indemnitee of such requirement and make such report or return in such manner as shall be satisfactory to such Indemnitee and the Owner Trustee. The Lessee will provide such information reasonably available to the Lessee as the Indemnitee may reasonably require from the Lessee to enable the Indemnitee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements (without duplication of the requirements of Section 3 of the Tax Indemnity Agreement) and any audit information request arising from any such filing. The Indemnitee will provide such information reasonably available to it as the Lessee may reasonably require from such Indemnitee to enable the Lessee to fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Agreements and any audit information request arising from such filing; provided that in no event shall any Indemnitee be required to provide copies of any of its tax returns or other confidential information. The Lessee shall hold the Indemnitee harmless on an After-Tax Basis from and against any liabilities, including penalties, additions to tax, fines and interest, imposed upon or incurred by such Indemnitee to the extent directly attributable to any insufficiency or inaccuracy in any return, statement, or report prepared by the Lessee or information supplied by the Lessee, or directly attributable to the Lessee's failure to supply reasonably available information to such Indemnitee as required by this Section 8.06.

         Section 8.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 8 and the Lessee's obligations under any and all of them shall survive the making available by the Participants of their respective Commitments and the expiration or other termination of the Operative Agreements.

         Section 8.08. Payment of Taxes. With respect to any Tax otherwise indemnifiable hereunder by the Lessee and applicable to the Aircraft, Airframe, any Engine or Parts, to the extent permitted by the applicable federal, state, local or foreign law, the Lessee shall pay such tax directly to the relevant Taxing authority and file any returns or reports required with respect thereto to the extent legally entitled to do so in its own name; provided, however, that the Lessee shall not make any statements or take any action which would indicate that the Lessee or any Person other than the Owner Trustee or the Owner Participants are the owner of the Aircraft, the Airframe, any Engine or any Part or which would otherwise be inconsistent with the terms of the Lease or the Tax Indemnity Agreement and the position thereunder of the Owner Trustee and the Owner Participants. Copies of such returns or reports, together with evidence of payment of any tax due, shall be sent by the Lessee to the Owner Participants within thirty (30) days after the date of each payment by the Lessee of any Tax.

         Section 8.09. Reimbursements by Indemnitees Generally. To the extent the Lessee is required to pay or withhold any Tax imposed on or with respect to an Indemnitee in respect of the transactions contemplated by the Operative Agreements, which Tax is not otherwise the responsibility of the Lessee under the Operative Agreements, or any other written agreements between the Lessee and such Indemnitee, then such Indemnitee shall pay to the Lessee within 30 days of the Lessee's demand therefor an amount which equals the amount actually paid by Lessee with respect to such Taxes.


                                   ARTICLE 9

                               GENERAL INDEMNITY

         Section 9.01. Generally. (a) The Lessee agrees to indemnify each Indemnitee against and agrees to protect, defend, save and keep harmless each Indemnitee from any and all liabilities, obligations, losses, damages (including if, as a result of an Indenture Event of Default described in Section 7.01(a)(i) of the Indenture, the Indenture Trustee shall have sold all or any portion of the Indenture Estate and the proceeds thereof were less than an amount equal to accrued and unpaid Basic Rent on the date of sale plus the Stipulated Loss Value as of such date, damages equal to such shortfall together with interest thereon to the extent permitted by law at the Debt Rate until such shortfall is paid in full), penalties, claims, actions, suits, costs, disbursements and expenses (including legal fees and expenses and all costs and expenses relating to amendments, supplements, adjustments, consents, refinancings and waivers under the Operative Agreements and the Original Agreements except as otherwise provided in Section 10.01(c)(i) or Article 15 hereof) of every kind and nature (whether or not any of the transactions contemplated by this Agreement are consummated) (individually, an "Expense," collectively, "Expenses"), which may be imposed on, incurred or suffered by or asserted against any Indemnitee, in any way relating to, based on or arising out of:

         (i) the Original Agreements, this Agreement, the Lease, the Indenture, the Trust Agreement, the Intercreditor Agreement, the Series Supplements, the Liquidity Facilities, the Pass Through Agreement, the Bills of Sale or any other Operative Agreement or any amendment to any Operative Agreement or any other document entered into in connection herewith or any sublease or transfer or any transactions contemplated hereby or thereby;

         (ii) the operation, possession, ownership, use, non-use, maintenance, storage, delivery, non-delivery, control, testing, overhaul or repair of the Aircraft, Airframe, or any Engine or any engine used in connection with the Airframe, or any part thereof by the Lessee, any sublessee or any other Person whatsoever, whether or not such operation, possession, ownership, use, non-use, maintenance, storage, delivery, non-delivery, control, testing, overhaul or repair is in compliance with the terms of the Lease, including without limitation, claims for death, personal injury or property damage or other loss or harm to any Person whatsoever and claims relating to any laws, rules or regulations;

         (iii) the manufacture, design, purchase, condition, repair, modification, airworthiness, return, lease, sale, acceptance, rejection, servicing, rebuilding, registration, alteration, merchantability, substitution, replacement, fitness for use, transfer or sublease of any Airframe, Engine, or Part under the Lease, the GTA or the Engine Warranty Assignment or other transfer of use or possession, or other disposition of the Aircraft, the Airframe, any Engine or any Part, latent or other defects whether or not discoverable, strict tort liability, and any claims for patent, trademark or copyright infringement;

         (iv) any breach of or failure to perform or observe, or any other non-compliance with, any condition, covenant or agreement to be performed, or other obligations of the Lessee under any of the Operative Agreements or the Original Agreements, or the falsity or inaccuracy of any representation or warranty of the Lessee in any of the Operative Agreements or the Original Agreements (other than representations and warranties in the Tax Indemnity Agreement);

         (v) the enforcement of the terms of the Operative Agreements or the Original Agreements and the administration of the Trust Indenture Estate; and

         (vi) the offer, issuance, sale or delivery of any Certificate or any Pass Through Certificate or any Original Loan Certificate, or any refunding or refinancing thereof, or interest in the Lessor's Estate or the Trust Agreement or the Original Trust Agreement or any similar interest or in any way relating to or arising out of the Trust Agreement or the Original Trust Agreement and the Lessor's Estate, the Indenture or the Original Indenture or the Trust Indenture Estate (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal or state statute, law or regulation, or at common law or otherwise relating to securities), or the action or inaction of the Owner Trustee or Indenture Trustee as trustees, in the manner contemplated by this Agreement, the Original Participation Agreement, the Indenture, the Original Indenture, the Indenture and Security Agreement Supplement, the Trust Agreement or the Original Trust Agreement and in the case of any Owner Participant, its obligations arising under Section 6.01 of the Trust Agreement or the Original Trust Agreement.

The foregoing indemnity by the Lessee is intended to include and cover, but is not limited to, any Expense to which the Indemnitees may be subject as a result of their respective ownership or leasing of any interest in or holding of any Lien on the Aircraft, Airframe, any Engine or Part during the Term, whether or not in the Lessee's possession or control, insofar as such Expense relates to any activity or event whatsoever involving such item while it is under lease to the Lessee (or after termination of the Lease in connection with the exercise of remedies thereunder to the extent that such Expense is attributable to the transactions contemplated hereby and by the other Operative Agreements and the Original Agreements), and such Expense does not fall within any of the exceptions listed in Section 9.01(b) hereof.

         (b) Exceptions. The indemnity provided for in Section 9.01(a) shall not extend to any Expense of any Indemnitee:

         (i) to the extent attributable to the willful misconduct or gross negligence of such Indemnitee;

         (ii) in respect of the Aircraft to the extent attributable to acts or events which occur after the Aircraft is no longer part of the Lessor's Estate or leased under the Lease (except provided that this exclusion shall not apply to the extent that the Lessee has assumed the Loan Certificates pursuant to Section 7.11 hereof) or, if the Aircraft remains a part of the Lessor's Estate, after the expiration of the Term (other than pursuant to Article 17 of the Lease, in which case the indemnity provided in Section 9.01(a) hereof shall survive for so long as Lessor shall be entitled to exercise remedies under such Article 17), or to acts or events which occur after return of possession of the Aircraft by the Lessee in accordance with the provisions of the Lease but in any such case only to the extent not fairly attributable to acts or omissions of the Lessee prior to expiration of the Term, including without limitation the Lessee's failure to fully discharge all of its obligations under the Lease, the other Operative Agreements or the Original Agreements;

         (iii) which is a Tax, whether or not the Lessee is required to indemnify therefor pursuant to Article 8 hereof or pursuant to the Tax Indemnity Agreement;

         (iv) which is a cost or expense expressly required to be paid by such Owner Participant or its permitted transferees (and not by the Lessee) pursuant to this Agreement or any other Operative Agreement;

         (v) to the extent that such Expenses would not have been incurred by such Indemnitee if such Indemnitee had not been in breach of its representations or warranties, or had not defaulted in the observance and performance of the terms and provisions required to be observed and performed by it, in this Agreement, the Engine Warranty Assignment, the Lease, the Indenture, the Trust Agreement, the Original Agreements or any other Operative Agreement to which it is a party unless such breach or default shall be a result of the breach or default of any of the foregoing by the Lessee or another Indemnitee;

         (vi) [Reserved];

         (vii) in the case of any Owner Participant, Lessor's Liens to the extent attributable to such Owner Participant; in the case of WTC, Lessor's Liens to the extent attributable to WTC; and in the case of the Indenture Trustee, Indenture Trustee's Liens;

         (viii) in the case of any Owner Participant or the Owner Trustee, to the extent attributable to the offer or sale by such Indemnitee after the Delivery Date of any interest in the Aircraft, the Lessor's Estate or the Trust Agreement or any similar interest (including an offer or sale resulting from bankruptcy or other proceedings for the relief of debtors in which such Indemnitee is the debtor), unless in each case such offer or sale shall occur (w) in connection with a Refinancing, (x) during a period when an Event of Default has occurred and is continuing, (y) during a period when an Event of Loss has occurred or (z) in connection with the termination of the Lease or action or direction of the Lessee pursuant to
   Section 4.02 of the Lease or Article 10 of the Lease; or

         (ix) in the case of any Owner Participant or any person who is a "disqualified person", within the meaning of Section 4975(e)(2) of the Code, or a "party in interest", within the meaning of Section 3(14) of ERISA, by virtue of such person's relationship to such Owner Participant, as the result of any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code, occurring with respect to the purchase or holding of any Loan Certificate (or any funded participation therein) (i) over which purchase or holding such Owner Participant or any Affiliate thereof (other than in the capacity of a directed trustee or custodian or similar nondiscretionary capacity) has discretion or control, or (ii) by an employee benefit plan, within the meaning of Section 3(3) of ERISA, or individual retirement account or plan subject to Section 4975 of the Code with respect to which such Owner Participant (or any Affiliate thereof) is a "plan sponsor", within the meaning of Section 3(16)(B) of ERISA.

         Section 9.02. After-Tax Basis. The amount which the Lessee shall be required to pay with respect to any Expense indemnified against under Section
9.01 shall be an amount sufficient to restore the Indemnitee, on an After-Tax Basis, to the same position such party would have been in had such Expense not been incurred. If any Indemnitee actually realizes a permanent Tax benefit by reason of the payment of such Expense paid or indemnified against by the Lessee which was not considered in the computation thereof, such Indemnitee shall promptly pay to the Lessee, but not before the Lessee shall have made all payments theretofore due such Indemnitee under this Agreement, the Original Agreements, the Tax Indemnity Agreement and any other Operative Agreement, an amount equal to the lesser of (x) the sum of such Tax benefit plus any other permanent Tax benefit actually realized by such Indemnitee as the result of any payment made by such Indemnitee pursuant to this sentence and (y) the amount of such payment pursuant to this Section 9.02 by the Lessee to such Indemnitee plus the amount of any other payments by the Lessee to such Indemnitee theretofore made pursuant to this Section 9.02 less the amount of any payments by such Indemnitee to the Lessee theretofore made pursuant to this Section 9.02 (and the excess, if any, of the amount described in clause
(x) above over the amount described in clause (y) above shall be carried forward and applied to reduce pro tanto any subsequent obligations of the Lessee to make payments to such Indemnitee pursuant to this Section 9.02), it being intended that no Indemnitee should realize a net Tax benefit pursuant to this Section 9.02 unless the Lessee shall first have been made whole for any payments by it to such Indemnitee pursuant to this Section 9.02; provided, however, that notwithstanding the foregoing portions of this sentence, such Indemnitee shall not be obligated to make any payment to the Lessee pursuant to this sentence so long as any Payment Default, Bankruptcy Default or Event of Default shall have occurred and be continuing. Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of such Tax benefit referred to in the next preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnitee (including the expiration of any tax credit carryovers or carrybacks of such Indemnitee that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 hereof (without regard to Section 8.01(b)(i), (iii) or (viii) hereof).

         Section 9.03. Subrogation. Upon the payment in full of any indemnity pursuant to this Article 9 by the Lessee (but not earlier), the Lessee shall be subrogated to any right of the Indemnitee, other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim the Person indemnified may have against any other Indemnitee in respect of the matter against which such indemnity has been made.

         Section 9.04. Notice and Payment. Each Indemnitee and the Lessee shall give prompt written notice one to the other of any liability of which such party has knowledge for which the Lessee is, or may be, liable under this
Article 9; provided, however, that failure to give such notice shall not terminate any of the rights of the Indemnitees under this Article 9, except (with respect to such Indemnitee) to the extent that the Lessee has been materially prejudiced by the failure to provide such notice. Unless otherwise provided in the Operative Agreements, any amount payable to an Indemnitee pursuant to this Article 9 shall be paid within 30 days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

         Section 9.05. Refunds. If any Indemnitee shall obtain a recovery of all or any part of any amount which the Lessee shall have paid to such Indemnitee or for which the Lessee shall have reimbursed such Indemnitee under this Article 9, and provided there shall not have occurred a Payment Default, Bankruptcy Default or an Event of Default (in which case payment shall not be made to the Lessee until such Payment Default, Bankruptcy Default or Event of Default shall have been cured) such Indemnitee shall pay to the Lessee, within ten (10) Business Days of receipt thereof by such Indemnitee, the amount of any such recovery, including interest received with respect to the recovery, net of any Taxes paid or payable as a result of the receipt of the recovery and interest, plus any net additional permanent income Tax benefits actually realized by Indemnitee as the result of any payment made pursuant to this sentence less any reasonable costs and expense of any Indemnitee not reimbursed by the Lessee; provided, however, that such amount shall not be payable (a) before such time as the Lessee shall have made all payments or indemnities then due and payable to such Indemnitee under this Article 9 or
(b) to the extent that the amount of such payment would exceed the amount of all prior payments by the Lessee to such Indemnitee pursuant to this Article 9, less the amount of all prior payments by such Indemnitee to the Lessee pursuant to this Article 9. Any subsequent loss of such recovery or Tax benefit shall be subject to indemnification under Article 8 or this Article 9, as the case may be.

         Section 9.06. Defense of Claims. The Lessee or its insurers shall have the right (in each such case at the Lessee's sole expense) to investigate or, provided that (i) the Lessee or its insurers shall not reserve the right to dispute liability with respect to any insurance policies pursuant to which coverage is sought, (ii) in the case of the Lessee, no Event of Default shall have occurred and be continuing and (iii) the Lessee shall have first acknowledged in writing to such Indemnitee the Lessee's obligation to indemnify such Indemnitee hereunder in respect of such claim, defend any claim covered by insurance for which indemnification is sought pursuant to this
Article 9 and each Indemnitee shall cooperate with the Lessee or its insurers with respect thereto, and provided, further, the Lessee shall not be entitled to assume and control the defense of any such claim if and to the extent such Indemnitee reasonably objects to such control on the ground that an actual or potential material conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel. Subject to the immediately foregoing sentence, where the Lessee or the insurers under a policy of insurance maintained by the Lessee undertake the defense of an Indemnitee with respect to such a claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of the Lessee or such insurers. Subject to the requirement of any policy of insurance applicable to a claim, an Indemnitee may participate at its own expense at any judicial proceeding controlled by the Lessee or its insurers pursuant to the preceding provisions, provided that such party's participation does not, in the opinion of the independent counsel appointed by the Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 9.06. No Indemnitee shall enter into any settlement or other compromise with respect to any claim described in this Section 9.06 without the prior written consent of the Lessee, which consent shall not unreasonably be withheld or delayed, unless such Indemnitee waives its right to be indemnified under this Article 9 with respect to such claim. The Lessee shall not enter into any settlement or compromise which admits any criminal violation, gross negligence or willful misconduct on the part of any Indemnitee without the prior written consent of such Indemnitee.

         Section 9.07. Survival of Obligations. The representations, warranties, indemnities and agreements of the Lessee provided for in this
Article 9 and the Lessee's obligations under any and all of them shall survive the expiration or other termination of this Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Indenture, the Engine Warranty Assignment, the Lease and the other Operative Agreements but, as to such indemnities, only with respect to losses, liabilities, obligations, damages, penalties, claims, actions, suits, costs, Expenses and disbursements caused by events occurring or existing prior to or incurred in the process of (i) the return or disposition of the Aircraft under Article 12 or Article 17 of the Lease, or
(ii) the termination of the Lease or the Indenture or, if later, the return of the Aircraft.

         Section 9.08. Effect of Other Indemnities. The Lessee's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, the Lease, the Indenture, the Trust Agreement, or any other document or instrument, and the Person seeking indemnification from the Lessee pursuant to any provision of this Agreement may proceed directly against the Lessee without first seeking to enforce any other right of indemnification.

         Section 9.09. Interest. The Lessee will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Article 9 until the same shall be paid, at the Past Due Rate and an Indemnitee who obtains a recovery under
Section 9.05 hereof that is required to be paid to the Lessee shall pay to the Lessee on demand, interest on any amount not paid to the Lessee when due pursuant to such Section 9.05, until the same shall be paid, at the Past Due Rate.


                                  ARTICLE 10

                               TRANSACTION COSTS

         Section 10.01. Transaction Costs and Other Costs. (a) Transaction Costs. Each Owner Participant shall (as soon as practicable upon receipt of appropriate bills or invoices) furnish the Owner Trustee funds in an amount equal to its Equity Percentage of the amount of the Transaction Costs for which the Owner Trustee is liable pursuant to this Section 10.01. The Owner Trustee shall pay (or reimburse the Lessee if the Lessee shall have previously made such payment), in addition to those items set forth in Section 10.01(a) of the Original Participation Agreement (other than clause (v) thereof) all fees and expenses of the following persons relating to the public offering of the Pass Through Certificates contemplated by the Underwriting Agreement and related to the transactions contemplated hereby: (i) the fees and expenses of counsel for each Owner Participant; (ii) the fees and expenses of the transaction documentation counsel for the Lessee and counsel for the Owner Trustee, the Indenture Trustee, the Subordination Agent, the Pass Through Trustee, each Liquidity Provider, the Original Loan Participant and the Underwriters (other than those fees, expenses and disbursements payable by the Underwriters pursuant to the Underwriting Agreement); (iii) the fees and expenses of Daugherty, Fowler & Peregrin; (iv) any initial fees and expenses of the Pass Through Trustee and each Liquidity Provider and the fees and expenses of the Owner Trustee, the Subordination Agent and the Indenture Trustee; (v) any compensation, commissions and discounts payable to the Underwriters pursuant to the Underwriting Agreement; (vi) the fees, if any, incurred in printing the Pass Through Certificates; (vii) the fees and expenses incurred in connection with printing any amendment to the Registration Statement on Form S-3 bearing Registration No. 333-07691, printing any Preliminary Prospectus or Prospectus (as such terms are defined in the Underwriting Agreement) for the offering of the Pass Through Certificates; (viii) the fees and expenses of Arthur Andersen LLP; (ix) the fees and expenses of Moody's and S&P; and (x) the fees and expenses of First Chicago Leasing Corporation; provided, however, that the Owner Participants and the Owner Trustee shall be liable for the fees and expenses described in clauses (ii) through (x) of this paragraph only to the extent such fees and expenses are allocable to the Owner Trustee under this Agreement. Such fees and expenses shall be allocable to the Owner Trustee under this Agreement only
(1) to the extent incurred specifically with respect to the Owner Trustee or the Owner Participants or the refunding of the Original Loan Certificates, and
(2) to the extent such fees and expenses are incurred but are not specifically attributable to the Owner Trustee or the Owner Participants or the refunding of the Original Loan Certificates, in the proportion that the principal amount of the Certificates bears to the total amount of the Pass Through Certificates.

         Each Owner Participant, the Owner Trustee and the Lessee acknowledge that the percentages for Basic Rent, EBO Price, Stipulated Loss Value and Termination Value set forth in the Lease have been prepared assuming the aggregate amount payable by such Owner Participant pursuant to the preceding paragraph and Section 10.01 of the Original Participation Agreement is 1.61% of the Purchase Price (the "Estimated Expense Amount"); provided, however, that in no event shall the sum of (i) each Owner Participant's Commitment (as such term is defined in the Original Participation Agreement), (ii) the Transaction Costs to be paid by the Owner Participant pursuant to Section 2.03 of the Original Participation Agreement and (iii) the amount with respect to Transaction Costs to be paid by each Owner Participant pursuant to Section
10.01 hereof, exceed its Equity Percentage times $21,885,320. To the extent that the payment by the Owner Participant with respect to Transaction Costs would cause the sum described in the immediately preceding sentence to exceed $21,885,320, the Lessee shall be obligated to pay the Transaction Costs constituting the First Chicago Leasing Corporation fee and the Davis Polk & Wardwell fee to the extent of such excess and the Owner Participants shall have no obligation to pay such excess.

         (b) Continuing Expenses. The continuing fees, expenses and disbursements (including reasonable counsel fees and expenses) of the entity acting as Owner Trustee, as lessor under the Lease and as Owner Trustee under the Trust Agreement with respect to the administration of the Lease and the Lessor's Estate and the continuing fees, expenses and disbursements (including reasonable counsel fees and expenses and initial fees relating to the establishment of any replacement trustee) of the Indenture Trustee, as trustee under the Indenture with respect to the administration of the Trust Indenture Estate, the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement trustee) of the Pass Through Trustee and the Subordination Agent and the continuing fees, expenses and disbursements (including reasonable counsel fees and initial fees relating to the establishment of a replacement liquidity provider) of the Liquidity Providers under each Liquidity Facility shall be paid as Supplemental Rent by the Lessee, including without limitation any amounts payable under the last paragraph of Section 2.04 of the Indenture and amounts payable to the Indenture Trustee or on account of requests by the Indenture Trustee for indemnification under Article XI of the Indenture.

         (c) Amendments, Supplements and Appraisal. Without limitation of the foregoing, the Lessee agrees:

         (i) to pay as Supplemental Rent to the Owner Trustee, the Owner Participants, the Owner Participant Guarantor, the Indenture Trustee, the Subordination Agent, each Liquidity Providers and the Pass Through Trustee all costs and expenses (including reasonable legal fees and expenses) incurred by any of them in connection with (a) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or (b) the negotiation of any restructuring or "work-out" (whether or not consummated), or the obligations of the Lessee hereunder or under the other Operative Agreements and the enforcement of this Section 10.01, including, without limitation, the entering into or giving or withholding of any amendments or supplements or waivers or consents (whether or not consummated), including without limitation, any amendment, waiver, modification or consent resulting from any work-out, restructuring or similar proceeding relating to the performance or nonperformance by the Lessee of its obligations under the Operative Agreements or (c) any amendment, supplement, waiver or consent (whether or not entered into) under the Original Agreements, this Agreement, the Lease, the Indenture, the Certificates, the Tax Indemnity Agreement, the Engine Warranty Assignment or any other Operative Agreement or document or instrument delivered pursuant to any of them, which amendment, supplement, waiver or consent is required by any provision of any Operative Agreement or is requested by the Lessee or necessitated by the action or inaction of the Lessee; provided, however, that the Lessee shall not be responsible for fees and expenses of the other parties hereto incurred in connection with the offer, sale or other transfer (whether pursuant to Article 5 of the Trust Agreement or otherwise) by the Owner Participants or the Owner Trustee after the Refunding Date of any interest in the Aircraft, the Lessor's Estate, the Beneficial Interest, the Trust Agreement or any similar interest (and the Owner Participants shall be severally (not jointly) responsible to the extent of their respective Equity Percentage for all such fees and expenses, unless relating to any such transfer by an Owner Participant in which case such Owner Participant shall be solely responsible for making such payments), unless such offer, sale or transfer shall occur (A) during a period when an Event of Default has occurred and is continuing under the Lease, (B) during a period following an Event of Loss, (C) in connection with the termination of the Lease or (D) as a result of an action or direction of the Lessee pursuant to Section 4.02 or
   Article 8, 9 or 10 of the Lease; and

         (ii) to pay the fees, costs and expenses of all appraisers involved in an independent appraisal of the Aircraft to the extent required under
   Section 4.03 of the Lease.


                                  ARTICLE 11

                            SUCCESSOR OWNER TRUSTEE

         Section 11.01. Appointment of Successor Owner Trustee. (a) Resignation and Removal. The Owner Trustee or any successor Owner Trustee may resign or may be removed by a Majority in Interest of Owner Participants, and a successor Owner Trustee may be appointed under the Trust Agreement only in accordance with the provisions of Section 3.11 of the Trust Agreement and the provisions of paragraphs (b) and (c) of this Section 11.01.

         (b) Conditions to Appointment. The appointment in any manner of a successor Owner Trustee pursuant to Section 3.11 of the Trust Agreement shall be subject to the following conditions:

         (i) Such successor Owner Trustee shall be a Citizen of the United
   States;

         (ii) Such successor Owner Trustee shall be a bank or a trust company having combined capital, surplus and undivided profits of at least $100,000,000 or a bank or trust company fully guaranteed by a direct or indirect parent thereof having a combined capital, surplus and undivided profits of at least $100,000,000;

         (iii) Such appointment shall not violate any provisions of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered or create a relationship which would be in violation of the Transportation Code or any applicable rule or regulation of the applicable regulatory agency or body of any other jurisdiction in which the Aircraft may then be registered;

         (iv) Such successor Owner Trustee shall enter into an agreement or agreements, in form and substance satisfactory to the Lessee, the Owner Participants, the Pass Through Trustee and the Indenture Trustee whereby such successor Owner Trustee confirms that it shall be deemed a party to this Agreement, the Trust Agreement, the Lease, the Lease Supplement, the Engine Warranty Assignment, the Indenture, the Indenture Supplement and any other Operative Agreement to which the Owner Trustee is a party and agrees to be bound by all the terms of such documents applicable to the Owner Trustee and makes the representations and warranties contained in Section
   7.04 hereof (except that it may be duly incorporated, validly existing and in good standing under the laws of the United States of America or any State thereof); and

         (v) All filings of Uniform Commercial Code financing and continuation statements, filings in accordance with the Transportation Code and amendments thereto shall be made and all further actions taken in connection with such appointment as may be necessary in connection with maintaining the validity, perfection and priority of the Lien of the Indenture and the valid and continued registration of the Aircraft in accordance with the Transportation Code.

         (c) Appointment. For so long as the Aircraft remains registered under the Transportation Code, the Owner Participants agree to appoint promptly a successor Owner Trustee meeting the requirements of Section 11.01(b) hereof in the event any Owner Participant has knowledge that the Owner Trustee at any time shall not be a Citizen of the United States.


                                  ARTICLE 12

        LIABILITIES AND INTERESTS OF THE OWNER PARTICIPANTS AND HOLDERS

         Section 12.01. Liabilities of the Owner Participants. No Owner Participant shall have any obligation or duty to the Lessee or to any Holder with respect to the transactions contemplated by this Agreement, except those obligations or duties expressly set forth in this Agreement, the Trust Agreement and the Tax Indemnity Agreement to which such Owner Participant is a party and such Owner Participant shall not be liable for the performance by any party hereto of such other party's obligations or duties hereunder. Under no circumstances shall such Owner Participant as such be liable to the Lessee, nor shall such Owner Participant be liable to any Holder, for any action or inaction on the part of the Owner Trustee or the Indenture Trustee in connection with this Agreement, the Indenture, the Lease, the Bills of Sale, the Trust Agreement, the Engine Warranty Assignment, any other Operative Agreement, any Original Agreement, the ownership of the Aircraft, the administration of the Lessor's Estate or the Trust Indenture Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Owner Trustee or the Indenture Trustee.

         Section 12.02. Interest of Holders of Certificates. A Holder of a Certificate shall have no further interest in, or other right with respect to, the Trust Indenture Estate when and if the principal and interest on all Certificates held by such Holder and all other sums payable to such Holder under this Agreement, under the Indenture and under such Certificates shall have been paid in full.


                                  ARTICLE 13

                                OTHER DOCUMENTS

         Section 13.01. Consent of Lessee to Other Documents. The Lessee hereby consents in all respects to the execution and delivery of the Trust Agreement, the Intercreditor Agreement, the Liquidity Facilities and the Indenture and to all of the terms of said documents, and the Lessee acknowledges receipt of an executed counterpart of each of such documents; it being agreed that such consent shall not be construed to require the Lessee's consent to any future supplement to, or amendment, waiver or modification of the terms of the Trust Agreement, the Indenture, the Intercreditor Agreement, the Liquidity Facilities or the Certificates, except that prior to the occurrence and continuance of an Event of Default, no section of the Indenture, the Intercreditor Agreement, the Liquidity Facilities or the Trust Agreement shall be amended or modified in any manner materially adverse to the Lessee without its consent.

         Section 13.02. Further Assurances. The Lessee hereby confirms to each Owner Participant its covenants set forth in and obligations under the Lease. The Lessee agrees that, except as otherwise provided in the Indenture, the Owner Trustee may not enter into any amendment, modification or supplement of, or give any waiver or consent with respect to, or approve any matter or document as being satisfactory under the Lease without the prior consent of the Indenture Trustee and the Owner Participants and that, except as otherwise provided in the Indenture, upon an Indenture Event of Default, the Indenture Trustee may act as the Lessor under the Lease to the exclusion of the Owner Trustee. The Lessee further agrees to deliver to the Indenture Trustee and the Owner Participants a copy of each notice, statement, request, report or other communication given or required to be given to the Owner Trustee under the Lease.

         Section 13.03. No Retroactive Application. This Agreement, the Lease, the Indenture, the Ancillary Agreement I and the Trust Agreement each amend and restate, and the Tax Indemnity Agreement amends, the respective original agreements with no intention of retroactive application. The applicable original agreements have been restated for the convenience of the parties and such amendments and restatements, and such amendment in the case of the Tax Indemnity Agreement, are not intended to waive or modify the obligations of any party which accrued or were to have been performed on or prior to the Refunding Date under such unamended agreements (or, in the case of this Agreement, the effective date hereof) or to deprive any party of its rights and remedies in respect thereof.

         Section 13.04. Pass Through Trustee's and Subordination Agent's Acknowledgement. The Pass Through Trustee and the Subordination Agent hereby acknowledge and agree to be bound by all of the terms and conditions of the Indenture, including without limitation, Section 8.01 thereof regarding the rights of the Owner Participants to purchase the Certificates under circumstances specified therein.


                                  ARTICLE 14

                                    NOTICES

         Section 14.01. Notices. All notices, demands, declarations and other communications required by this Agreement shall be in writing and shall be deemed received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid five Business Days after being deposited in the United States mail, and (c) if given by FedEx service or other means, when received or personally delivered, addressed:

         (a) If to the Lessee, to its office at 2007 Corporate Avenue, Memphis, Tennessee 38132, Attention: Vice President and Treasurer with a copy to Senior Vice President and General Counsel at 1980 Nonconnah Drive, Memphis, Tennessee 38132, telephone (901) 395-3388, facsimile (901) 395-4758; or to such other address as the Lessee shall from time to time designate in writing to the Lessor, the Indenture Trustee and the Owner Participants;

         (b) If to the Lessor or the Owner Trustee, to its office at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001,
   Attention: Corporate Trust Administration, telephone (302) 651-1000, facsimile (302) 651-8882; or to such other address as the Lessor shall from time to time designate in writing to the Lessee and the Indenture Trustee, with a copy to the Owner Participants;

         (c) (i) If to Comerica Leasing Corporation, to its office at 29201 Telegraph Road, 2nd Floor, Southfield, Michigan 48034-1392, Attention:
   Michael MacMichael, telephone (810) 948-2950, facsimile (810) 948-2995, or to such other address as such Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee and (ii) If to Norwest Bank Minnesota, National Association, to its office at 733 Marquette Avenue, Suite 300, Minneapolis, Minnesota 55479-2048, Attention:
   Leveraged Leasing, telephone (612) 667-9876, facsimile (612) 667-9702, or to such other address as such Owner Participant may from time to time designate in writing to the Lessee and the Indenture Trustee;

         (d) If to the Indenture Trustee, the Subordination Agent or the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Indenture Trustee or the Pass Through Trustee, as the case may be, shall from time to time designate in writing to the Lessor, the Lessee and any Owner Participant;

         (e) If to the Pass Through Trustee, to its office at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, telephone (801) 246-5053, facsimile (801) 246-5630; or to such other address as the Pass Through Trustee shall from time to time designate in writing to the Lessor, the Lessee and the Owner Participants; and

         (f) If to a Liquidity Provider, to its office at 125 West 55th Street, New York, New York 10019, Attention: General Manager, telephone
   (212) 541-0600, facsimile (212) 956-5580; or to such other address as a Liquidity Provider shall from time to time designate in writing to the Lessor, the Lessee and the Indenture Trustee.


                                  ARTICLE 15

                          REFINANCING/REOPTIMIZATION

         Section 15.01. Refinancing. (a) Subject to the terms and conditions of this Section 15.01, the Lessee may request the Owner Participants to participate in up to two refinancings (including the refinancing contemplated by this Agreement on the Refunding Date), in whole but not in part, of the Certificates prior to the end of the Basic Term (each a "Refinancing"). Such Refinancings may be placed in either the private or public markets in the United States and shall be denominated in United States dollars, and shall be on terms reasonably satisfactory to the Owner Participants and shall not materially adversely affect such Owner Participant. Each Owner Participant agrees to negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of any such refinancing transaction (including the terms of any debt to be issued in connection with such refinancing and the documentation to be executed in connection therewith). Without the prior written consent of the applicable Owner Participant, the prospectus and other offering materials relating to any Refinancing in the form of a public offering shall not identify such Owner Participant and shall not include any financial statements of such Owner Participant or any Affiliate thereof. In connection with any such Refinancing in the form of a public offering, the Lessee shall indemnify the Owner Participants for any liabilities under federal, state or foreign securities laws resulting from such offering. With the exception of the refinancing contemplated by this Agreement on the Refunding Date, the aggregate principal amount of the new Certificates issued in connection with each Refinancing shall be the same as the aggregate principal amount outstanding on the Certificates being refinanced.

         (b) Notwithstanding anything herein to the contrary, no Refinancing will be permitted unless each Owner Participant and the Indenture Trustee shall have received at least 15 days' prior written notice of the scheduled closing date of such Refinancing, each Owner Participant shall have been provided a reasonable opportunity to review the relevant documentation and each Owner Participant shall have determined in good faith that neither it nor the Owner Trustee shall suffer any loss or expense or bear any increased risk as a result of such Refinancing (including, without limitation, any risk with respect to taxes or other adverse consequences to such Owner Participant including the application of Revenue Procedures 75-21 and 75-28 and Section 467 of the Code) for which it has not been or will not have been indemnified by the Lessee in a manner reasonably satisfactory to such Owner Participant.

         Prior to the consummation of any Refinancing pursuant to this Section 15.01, the Owner Participants and the Lessee shall agree upon a schedule setting forth each installment of Basic Rent, Stipulated Loss Values, and Termination Values payable pursuant to the Lease as a result of the Refinancing in accordance with Section 3.04 of the Lease, and thereafter the amounts set forth in such schedule shall become the amounts payable under the Lease. Upon the consummation of the Refinancing, the evidence of indebtedness issued pursuant to the Refinancing shall be considered "Certificates" for purposes of the Operative Agreements.

         (c) Notwithstanding the foregoing, the Owner Participants shall have no obligation to proceed with any Refinancing transaction as contemplated by this Section 15.01 unless the Lessee indemnifies the Owner Trustee and the Owner Participants by agreement in form and substance satisfactory to each of them, for any liability, obligation (other than the obligation to pay principal and interest in respect of the refinanced indebtedness), cost or expense (including, without limitation, reasonable attorneys' fees and Make-Whole Premium and any other premiums or amounts due under the Indenture), including any adverse tax consequences or impact, related to or arising out of any such Refinancing transaction, except to the extent of amounts included in Transaction Costs and payable by the Owner Participants as provided herein.

         (d) Each party agrees to take or cause to be taken, at the Lessee's sole cost and expense, all requested action, including, without limitation, the execution and delivery of any documents and instruments, including, without limitation, amendments or supplements to the Lease, which may be reasonably necessary or desirable to effect such Refinancing, including, in the case of the Owner Participants, direction to the Owner Trustee by the Owner Participants to prepay the Certificates then outstanding; provided, however, that such Refinancing shall be subject to the satisfaction of each of the following conditions:

         (i) Payment of principal, accrued interest, Make-Whole Premium and Breakage Costs, if any, and all other sums due and owing on the Certificates payable under the Indenture;

         (ii) Payment in full of all other amounts then due and owing by the Lessee under this Agreement, the Indenture, the Lease, the Trust Agreement, and the Certificates then outstanding shall have been made by the Lessee;

         (iii) Such party shall have received such opinions of counsel (including, without limitation, an opinion received by the Owner Participants from independent tax counsel and reasonably satisfactory to the Lessee that such Refinancing shall not result in any adverse tax consequences to the Owner Participants, unless the Lessee shall have agreed to provide an indemnity in respect thereof reasonably satisfactory in form and substance to the Owner Participants), certificates and other documents as it may reasonably request, each in form and substance reasonably satisfactory to such party;

         (iv) All authorizations, approvals and consents which in the reasonable judgment of each Owner Participant are necessary for such Refinancing shall have been obtained;

         (v) The Lessee shall have provided or agreed to provide to each Owner Participant, as Supplemental Rent under the Lease, sufficient funds to pay any Breakage Costs, Make-Whole Premium and any other amounts due under the Indenture;

         (vi) The satisfaction or waiver by each other party to this Agreement of the conditions set forth in this Section 15.01 to such party's obligations under this Section 15.01;

         (vii) No Event of Default shall have occurred and be continuing or would occur immediately after giving effect to such Refinancing; and

         (viii) The documentation relating to such Refinancing shall permit the Lessee to place the Refinancing loan certificates with an ERISA Plan. The Lessee shall not indemnify any Owner Participant, or any of such Owner Participant's Affiliates, assigns, officers, directors, employees, agents and servants, for any Taxes, within the meaning of Section 8 hereof, or Expenses, within the meaning of Section 9 hereof, arising under or in connection with any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, if the sole underwriter or the manager or co-manager of the underwriting syndicate or the selling or placement agent of the Refinancing loan certificates has an exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code with respect to pass through certificates, such as Prohibited Transaction Exemption 90-24 or any other comparable exemption, unless such exemption is not available or is not valid with respect to such Refinancing loan certificates at the time of such prohibited transaction. If such exemption is not available or is not valid, then the Lessee shall indemnify such Owner Participant pursuant to, and to the extent provided for, under Sections 8 and 9 hereof for Taxes and Expenses arising under or in connection with any "prohibited transaction", within the meaning of Section 406 of ERISA or Section 4975 of the Code, resulting from such placement.

         (e) Any debt to be issued in connection with a Refinancing shall have an interest rate that is fixed for the entire term of such debt and shall not include any debt whose fixed interest rate is reset at any time during the term of such debt.

         Section 15.02. Reoptimization. (a) If a Change in Tax Rate occurs prior to the end of the Basic Term, then, subject to the terms and conditions of this Section 15.02 and Section 3.04 of the Lease, the Owner Participants may, upon 30 days' prior notice to the Lessee, the Indenture Trustee, the Owner Trustee and the Holders, jointly elect to modify the schedule of payments of principal of the certificates issued ("Refinancing Certificates") in connection with any Refinancing effected after the Refunding Date using private debt (not including debt issued pursuant to an exemption from registration under the Securities Act relying on Rule 144A promulgated thereunder but otherwise marketed in a manner substantially similar to securities registered under the Securities Act, and not including debt issued in connection with any offering of securities registered under the Securities
Act) due on each remaining Rent Payment Date on or commencing on the Rent Payment Date next succeeding the date mutually agreed to by the Owner Participants, the Lessee and the Indenture Trustee on which the Owner Participants shall make such modification (the "Reoptimization Date"). Promptly after making such modification, the Owner Participants shall furnish each party hereto written notice of the amounts so recalculated.

         (b) Adjustments to Refinancing Certificates. On the Reoptimization Date, subject to the satisfaction on or before the Reoptimization Date of the conditions set forth in Section 15.02(c), the Owner Trustee will issue and deliver and the Indenture Trustee will authenticate, and each holder of a Refinancing Certificate will accept delivery of, a new Refinancing Certificate or Refinancing Certificates (in replacement of each Refinancing Certificate then held by such holder, which Refinancing Certificates shall be surrendered to the Indenture Trustee for cancellation) containing such changed principal installments (expressed as a percentage of the original principal amount of such Refinancing Certificate) as shall have been recalculated by the Owner Participants, but in the same principal amount as, and containing terms identical to, except as otherwise contemplated by Section 15.02(d) hereof, the Refinancing Certificates originally issued in connection with the Operative Agreements.

         (c) Conditions to the Obligations of the Holders of the Refinancing Certificates on the Reoptimization Date. The obligation of each holder of a Refinancing Certificate to accept delivery of a new Refinancing Certificate on the Reoptimization Date, and to surrender on such Reoptimization Date any Refinancing Certificate then held by it, is subject to the following conditions precedent having been satisfied on or before the Reoptimization
Date:

         (i) the requirements of Section 15.02(d) hereof shall have been satisfied;

         (ii) the following documents, in form and substance satisfactory to such Holder, shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect: (A) if the payments of Basic Rent, Stipulated Loss Values and Termination Values with respect to the Term have been changed, an amendment to the Lease, dated the Reoptimization Date, (B) an amendment to the Indenture setting forth any changed repayment schedule to the Refinancing Certificates, dated the Reoptimization Date and (C) replacement Refinancing Certificates; and

         (iii) in connection with any Reoptimization each Owner Participant shall pay or agree to pay severally (not jointly) its Equity Percentage of all reasonable costs and expenses incurred by the Lessee, the Owner Trustee, the Indenture Trustee and each Holder of a Refinancing Certificate (including, without limitation, reasonable legal fees and expenses) in connection with any such reoptimization.

         (d) Payment Schedules.  Except as otherwise provided in this Section
15.02 as long as the Refinancing Certificates remain outstanding, the payment schedules for the Refinancing Certificates shall not be modified.


                                  ARTICLE 16

                                  [RESERVED]




                                  ARTICLE 17

                                  MISCELLANEOUS

         Section 17.01. Owner for Federal Tax Purposes. It is hereby agreed between the Owner Participants and the Lessee (but the Lessee makes no representation to such effect) that for Federal income tax purposes the Lessor (and through the Lessor the Owner Participants) will be entitled to the tax benefits attendant to the ownership of the Aircraft and the Lessee will be treated as the lessee of the Aircraft.

         Section 17.02.  [Reserved]

         Section 17.03. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.04. No Oral Modifications. Neither this Agreement nor any of its terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No such written termination, amendment, supplement, waiver or modification shall be effective unless a signed copy shall have been delivered to and executed by the Owner Trustee and the Indenture Trustee. A copy of each such termination, amendment, supplement, waiver or modification shall also be delivered to each other party to this Agreement other than the Original Loan Participant.

         The consent of the Pass Through Trustee and the Subordination Agent, in their capacity as a party to this Agreement and not as a Holder, shall not be required to modify, amend or supplement this Agreement or to give any consent, waiver, authorization or approval with respect to this Agreement under the circumstances in which the consent of the Indenture Trustee would not be required for such modification, amendment, supplement, consent, waiver or approval in accordance with Section 8.01(b) of the Indenture, provided that the Pass Through Trustee shall be entitled to receive an Opinion of Counsel (as defined in the Pass Through Agreement) necessary, in its sole discretion, to establish that the Indenture Trustee's consent would not be required under such circumstances.

         Section 17.05. Captions. The table of contents preceding this Agreement and the headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement.

         Section 17.06. Successors and Assigns. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Lessee and its successors and permitted assigns, the Owner Participants and their respective successors and permitted assigns, the Owner Trustee and its successors as Owner Trustee (and any additional owner trustee appointed) under the Trust Agreement, the Indenture Trustee and its successors as Indenture Trustee (and any additional indenture trustee appointed) under the Indenture, the Subordination Agent and its successors and permitted assigns and the Pass Through Trustee and its successors as Pass Through Trustee (and any additional pass through trustee appointed).

         Section 17.07. Concerning the Owner Trustee, Indenture Trustee and the Pass Through Trustee. Each of WTC and FSB is entering into this Agreement solely in their respective capacities (except to the extent otherwise expressly indicated), in the case of WTC, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, in the case of FSB, not in its individual capacity but solely as Indenture Trustee under the Indenture and as Pass Through Trustee under the Pass Through Agreement, and except as otherwise expressly provided in this Agreement or in the Lease, the Indenture, the Pass Through Agreement or the Trust Agreement, neither WTC, nor FSB, shall be personally liable for or on account of its statements, representations, warranties, covenants or obligations under this Agreement; provided, however, that each of WTC and FSB accepts the benefits running to it under this Agreement, and each agrees that (except as otherwise expressly provided in this Agreement or any other Operative Agreement to which it is a party) it shall be liable in its individual capacity for (a) its own gross negligence or willful misconduct (whether in its capacity as trustee or in its individual capacity), (b) any breach of representations and warranties or any breach of covenants made in its individual capacity pursuant to or in connection with this Agreement or the other Operative Agreements to which it is a party, (c) any breach, in the case of the Owner Trustee, of its covenants contained in Sections 3.05 and 3.08 of the Indenture, (d) the failure to use ordinary care in receiving, handling and disbursing funds, (e) in the case of the Owner Trustee, Lessor's Liens attributable to it in its individual capacity, (f) in the case of the Indenture Trustee, Indenture Trustee's Liens and (g) taxes, fees or other charges on, or based on, or measured by, any fees, commissions or compensation received by it in connection with the transactions contemplated by the Operative Agreements.

         Section 17.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 17.09. Public Release of Information. Subject to applicable legal requirements (including, without limitation, securities laws requirements, other regulatory requirements and other legally compelled disclosures), so long as there shall not have occurred an Event of Default or Indenture Event of Default, each party to this Agreement shall in each instance obtain the prior written approval of each other party to this Agreement concerning the exact text and timing of news releases, articles and other information releases to the public media concerning any Operative Agreements.

         Section 17.10. Certain Limitations on Reorganization. The Indenture Trustee agrees that, if (i) the Lessor's Estate or the trust created by the Trust Agreement becomes the property of, a debtor subject to the reorganization provisions of the Bankruptcy Code or any other applicable bankruptcy or insolvency statutes, (ii) pursuant to such reorganization provision, any Owner Participant is held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly on account of any amount payable as principal, interest or premium on the Certificates, and
(iii) the Indenture Trustee actually receives any Recourse Amount which reflects any payment by the Owner Participants on account of (ii) above, then the Indenture Trustee, as the case may be, shall promptly refund to such Owner Participant such Recourse Amount. For purposes of this Section 17.10, "Recourse Amount" means the amount by which the portion of such payment by such Owner Participant on account of clause (ii) above received by the Indenture Trustee exceeds the amount which would have been received by the Indenture Trustee if such Owner Participant had not become subject to the recourse liability referred to in (ii) above. Nothing contained in this Section shall prevent the Indenture Trustee from enforcing any individual obligation (and retaining the proceeds thereof) of any Owner Participant under this Agreement or any other Operative Agreement to the extent herein or therein provided, for which such Owner Participant has expressly agreed by the terms of this Agreement to accept individual responsibility.

         Section 17.11. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND IS BEING DELIVERED IN NEW YORK.

         Section 17.12. Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Agreement and the other Operative Agreements are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of
Section 1110 of the Bankruptcy Code from time to time with respect to the right to repossess the Airframe, the Engines and any Parts as provided herein, and in any circumstances where more than one construction of the terms and conditions of this Agreement is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful.

         Section 17.13. Reliance of Liquidity Providers. Each of the parties hereto agrees and acknowledges that each Liquidity Provider shall be a third party beneficiary of each of the representations and warranties made herein by such party, and that each Liquidity Provider may rely on such representations and warranties to the same extent as if such representations and warranties were made to such Liquidity Provider directly. The terms of this Agreement shall inure to the benefit of each Liquidity Provider, their respective successors and permitted assigns.


                                  ARTICLE 18

                                CONFIDENTIALITY

         Section 18.01. Confidentiality. Each party hereto agrees (on behalf of itself and each of its Affiliates, agents, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it pursuant to this Agreement which is identified by the Person supplying the same as being confidential at the time the same is delivered to such party, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the parties hereto, (iii) to bank examiners or similar regulatory authorities, auditors or accountants, (iv) in connection with any litigation to which any one or more of the parties hereto is a party relating to the transactions contemplated hereby or by any of the Operative Agreements,
(v) to an Affiliate of the parties hereto, (vi) to any assignee or participant (or prospective assignee or participant) or other transferee so long as such assignee or participant (or prospective assignee or participant) or other transferee first executes and delivers to the respective party making such assignment or participation an agreement in writing to be bound by the provisions of this Section 18.01 or (vii) in the case of any Owner Participant or the Owner Trustee (in its individual or trust capacity) to the Owner Trustee (in its individual or trust capacity) or to such Owner Participant, as the case may be.


         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed by their respective, duly authorized officers and this Participation Agreement shall be effective this 22nd day of May, 1997.


                                 LESSEE:

                                 FEDERAL EXPRESS CORPORATION


                                 By:__________________________________________
                                    Name:  Robert D. Henning
                                    Title: Assistant Treasurer and Managing
                                           Director - Structured Finance



                                 OWNER PARTICIPANTS:

                                 COMERICA LEASING CORPORATION


                                 By:__________________________________________
                                    Name:
                                    Title:



                                 NORWEST BANK MINNESOTA,
                                 NATIONAL ASSOCIATION


                                 By:__________________________________________
                                    Name:
                                    Title:



                                 OWNER TRUSTEE:

                                 WILMINGTON TRUST COMPANY,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Owner Trustee


                                 By:__________________________________________
                                    Name: Donald G. MacKelcan
                                    Title: Assistant Vice President



                                 ORIGINAL INDENTURE TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Original Indenture Trustee


                                 By:__________________________________________
                                    Name: Paul D. Allen
                                    Title: Vice President



                                 ORIGINAL LOAN PARTICIPANT:

                                 MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK,
                                 as Agent and as Original Loan Participant


                                 By:__________________________________________
                                    Name:
                                    Title:


                                 INDENTURE TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Indenture Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 PASS THROUGH TRUSTEE:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Pass Through Trustee


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President



                                 SUBORDINATION AGENT:

                                 FIRST SECURITY BANK,
                                 NATIONAL ASSOCIATION,
                                 not in its individual capacity except as otherwise expressly provided herein, but solely as Subordination Agent


                                 By:__________________________________________
                                    Name:  Greg A. Hawley
                                    Title: Vice President


                                SCHEDULE I

                          CERTIFICATE INFORMATION

1. Federal Express Corporation 1997-1 Pass Through Trust Class A Federal Express Corporation Trust No. N587FE

      Interest Rate:       7.50%
      Maturity:            January 15, 2015
      Principal Amount:    $37,512,000



2. Federal Express Corporation 1997-1 Pass Through Trust Class B Federal Express Corporation Trust No. N587FE

      Interest Rate:       7.52%
      Maturity:            January 15, 2010
      Principal Amount:    $13,796,000



3. Federal Express Corporation 1997-1 Pass Through Trust Class C Federal Express Corporation Trust No. N587FE

      Interest Rate:       7.65%
      Maturity:            January 15, 2007
      Principal Amount:    $10,446,000


                                SCHEDULE II

                                DEFINITIONS
              (FEDERAL EXPRESS CORPORATION TRUST NO. N587FE)


GENERAL PROVISIONS

         The following terms shall have the following meanings for all purposes of the Operative Agreements (other than the Pass Through Agreement, the Series Supplements, the Intercreditor Agreement and the Liquidity Facilities) referred to below, unless otherwise defined in an Operative Agreement or the context thereof shall otherwise require. In the case of any conflict between the provisions of this Schedule and the provisions of any Operative Agreement, the provisions of such Operative Agreement shall control the construction of such Operative Agreement.

         Unless the context otherwise requires, (i) references to agreements shall be deemed to mean and include such agreements as amended and supplemented from time to time, and (ii) references to parties to agreements shall be deemed to include the successors and permitted assigns of such parties.

DEFINED TERMS:

         Additional Insured.  As defined in Article 13 of the Lease.

         Aeronautics Authority. As appropriate, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, any successor to the former United States Civil Aeronautics Board, or any Person, governmental department, bureau, commission or agency located in the United States succeeding to the functions of any of the foregoing.

         Affiliate. With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise. In no event shall the Owner Trustee or the Lessor be deemed an Affiliate of an Owner Participant and WTC shall not be deemed to be an Affiliate of any of the Owner Trustee, the Lessor or such Owner Participant. Neither Owner Participant, by virtue of its status or the agreements in respect thereof, shall be deemed an "Affiliate" of the other Owner Participant.


         After-Tax Basis. A basis such that any payment received or deemed to have been received by a Person shall be supplemented by a further payment to such Person so that the sum of the two payments, after deduction of all Taxes resulting from the receipt or accrual of such payments, shall be equal to the payment received or deemed to have been received. In the case of amounts payable to the Lessor, the Owner Participants, or any corporate Affiliate of an Owner Participant, it shall be presumed that such Person is at all times subject to Federal income tax at the maximum marginal rate generally applicable to corporations from time to time and actual state, local and foreign income taxes.

         Agent. Morgan Guaranty Trust Company of New York and its successors and permitted assigns as Agent for the Original Loan Participant pursuant to
Article 16 of the Original Participation Agreement.

         Air Carrier. Any U.S. Air Carrier and any "foreign air carrier" (as defined in the Transportation Code) as to which there is in force a permit granted under Section 41302 of the Transportation Code.

         Aircraft. The Airframe (or any permitted substitute airframe) together with three Engines (whether each an initial Engine or a Replacement Engine) whether or not any of such initial or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, including any aircraft substituted pursuant to Section 11.03 of the Lease.

         Airframe. The McDonnell Douglas MD-11F aircraft (excluding the Engines or engines from time to time installed thereon) leased by the Lessor to the Lessee pursuant to the Lease and the initial Lease Supplement and having the United States FAA Registration Number initially and manufacturer's serial number specified in the initial Lease Supplement, including (i) all Parts in respect thereof and (ii) any Replacement Airframe which may be substituted pursuant to Section 11.03 of the Lease.

         Amendment No. 1 to the Original Tax Indemnity Agreement. Amendment No. 1 to the Original Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), dated as of May 1, 1997 among the Lessee, the Owner Participants and the Owner Trustee.

         Ancillary Agreement. Any written agreement of the Lessee to which the Lessor is a party or to which the Lessor has consented in writing entered into on the Delivery Date or the Refunding Date or any date thereafter in connection with the transactions contemplated by the Operative Agreements, as such agreement may be amended and supplemented from time to time with the consent of the Lessor and delivered to the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent, each Liquidity Provider and the Owner Participants.

         Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), dated the Delivery Date, as amended and restated as of the Refunding Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Ancillary Agreement II. The Ancillary Agreement II (Federal Express Corporation Trust No. N587FE), dated the Refunding Date, among the Lessee, the Owner Trustee, not in its individual capacity, but solely as Owner Trustee, the Owner Participants and the Indenture Trustee not in its individual capacity, but solely as Indenture Trustee, as originally executed or as amended, modified or supplemented with the consent of all the parties thereto.

         Appraisal. The report prepared by BK Associates, Inc. and delivered to the Owner Participants on the Delivery Date pursuant to Section 4.01(n) of the Original Participation Agreement.

         Average Life Date. For any Certificate, the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life of such Certificate.

         Bankruptcy Code. The Federal Bankruptcy Code of 1978, as amended, and any successor thereto.

         Bankruptcy Default.  An event specified in Section 16.01(e), (f) or
(g) of the Lease which either does or, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         Basic Rent. The aggregate periodic rent payable for the Aircraft throughout the Basic Term pursuant to Section 3.02 of the Lease, adjusted pursuant to Article 3 of the Lease.

         Basic Term. The period commencing at the beginning of the day on the Delivery Date and ending at the end of the day on June 13, 2017, or such earlier date on which the Lease shall be terminated as provided therein.

         Beneficial Interest. The interest of the Owner Participants under the Trust Agreement.

         Bills of Sale. Collectively, the FAA Bill of Sale and the Warranty Bill of Sale.

         Breakage Costs. Has the meaning specified in Schedule II to the Original Participation Agreement.

         Business Day. Any day on which commercial banks are not authorized or required to close in New York, New York, Memphis, Tennessee and the city in the United States in which the office or agency is maintained by the Pass Through Trustee for the payment of the Pass Through Certificates, and after the Lien of the Indenture is discharged, Wilmington, Delaware.

         Certificates. The Equipment Trust Certificates (Federal Express Corporation Trust No. N587FE), issued by the Owner Trustee pursuant to the Indenture and any certificate issued in exchange therefor or replacement thereof pursuant to the Indenture.

         Change in Tax Rate. Any amendment, modification, deletion, addition, or change to the Code which is enacted into law after the Delivery Date which changes the highest marginal statutory rate of Federal income tax applicable to an Owner Participant (other than a change which is in the nature of a minimum tax).

         Citizen of the United States. A citizen of the United States as defined in Section 40102(a)(15) of the Transportation Code, or any analogous part of any successor or substituted legislation or regulation at the time in effect.

         Class A Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Class B Liquidity Provider.  Has the meaning specified in Section
1.01 of the Intercreditor Agreement.

         Closings. The closing with respect to the acquisition of the Pass Through Certificates by the Underwriters and the closing with respect to the refunding of the Original Loan Certificates.

         Code. Except as otherwise provided, the Internal Revenue Code of 1986, as amended from time to time.

         Corporate Trust Administration. The Corporate Trust Administration office of the Owner Trustee located at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention: Corporation Trust Administration, or such other office at which the Owner Trustee's corporate trust business shall be administered which the Owner Trustee shall have specified by notice in writing to the Lessee, the Owner Participants and the Indenture Trustee.

         Corporate Trust Department. The Corporate Trust Department office of the Indenture Trustee located at 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or such other office at which the Indenture Trustee's corporate trust business shall be administered which the Indenture Trustee shall have specified by notice in writing to the Lessee, the Owner Participants and the Owner Trustee.

         CRAF Program. Has the meaning specified in Section 7.01(f) of the Lease.

         Debt Rate. The weighted average (based on Outstanding principal amount) rate of interest on the Certificates issued pursuant to the Indenture.

         Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         Delivery Date.  December 13, 1996.

         EBO Date. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         EBO Price. Has the meaning specified in Section 4.02(a)(F) of the Lease.

         Engine. Each of the three General Electric CF6-80C2-D1F engines listed by its manufacturer's serial number in the initial Lease Supplement and leased pursuant to the Lease, whether or not from time to time installed on the Airframe or installed on any other airframe or on any other aircraft, and any Replacement Engine which may from time to time be substituted for an Engine pursuant to Section 7.02(a)(vii), 10.03, 11.03, 11.04 or 12.02 of the Lease, together with all Parts related thereto. Except as otherwise provided, at such time as a Replacement Engine shall be so substituted and the Engine for which the substitution is made shall be released from the Lien of the Indenture, such replaced Engine shall cease to be an "Engine" under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased to the Lessee pursuant to the Lease.

         Engine Consent. The Engine Consent dated as of December 1, 1996, executed by the Engine Manufacturer.

         Engine Manufacturer. General Electric Company, a New York corporation.

         Engine Warranty Assignment. The Engine Warranty Assignment (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996 between the Lessor and the Lessee.

         Equity Percentage. For any Owner Participant, the fractional interest, expressed as a percentage, of such Owner Participant's interest in the Beneficial Interest, calculated by dividing the Commitment of such Owner Participant (or of such Owner Participant's predecessor in interest) paid on the Delivery Date by the aggregate of the Commitments paid by all of the Owner Participants on the Delivery Date. As to Comerica Leasing Corporation (formerly known as CMCA Lease, Inc.), such Equity Percentage shall be 50% and as to Norwest Bank Minnesota, National Association, such Equity Percentage shall be 50%.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Plan. An employee benefit plan subject to Title I of ERISA, or an individual retirement account or plan subject to Section 4975 of the Code.

         Estimated Expense Amount. Has the meaning specified in Section 10.01(a) of the Participation Agreement.

         Event of Default. Each of the events specified in Article 16 of the Lease.

         Event of Loss. Any of the following events with respect to the Aircraft, the Airframe or any Engine: (i) loss of such property or its use (A) due to theft or disappearance for a period in excess of 30 days (or such longer period not to exceed 60 days from the end of such 30 day period if and so long as the location of such property is known and the Lessee is pursuing the recovery thereof) or to the end of the Term, if less, unless such event constitutes an Event of Loss under clause (i)(B) or clause (ii) below, or (B) due to the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Lessee for any reason whatsoever;
(ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or constructive or compromised total loss; (iii) (1) condemnation, confiscation or seizure of, or requisition of title to such property by the Government, any foreign government or purported government or any agency or instrumentality thereof, or (2) condemnation, confiscation, or seizure of, or requisition or taking of, use of such property (A) by a foreign government, or instrumentality or agency of any such foreign government, or any purported government or instrumentality or agency thereof for a period in excess of 180 days or the end of the Term, if less, or (B) by the Government for a period extending beyond the Term provided that no Event of Loss shall be deemed to have occurred, and the Term shall be extended automatically for a period of up to six months beyond the end of the Term in the event that the Aircraft or the Airframe or any Engine is requisitioned by the Government pursuant to an activation as part of the CRAF Program described in Section 7.02(a)(iv) of the Lease; or (iv) as a result of any law, rule, regulation, order or other action by the Aeronautics Authority or other governmental body having jurisdiction, the use of the Aircraft or Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of four (4) consecutive months, unless the Lessee, prior to the expiration of such four (4) month period, shall be diligently carrying forward all steps which are necessary and desirable to permit the normal use of the Aircraft or Airframe provided, however, that an Event of Loss shall be deemed to have occurred if (x) the Lessee fails to continue diligently carrying forward all such steps or (y) the use of the Aircraft or the Airframe in the normal course of air transportation of cargo shall have been prohibited for a period of an additional 8 months following such 4 month period or (z) unless waived by the Lessor, the Term shall have expired. The date of such Event of Loss shall be (t) the 30th day or the 90th day, as the case may be, following loss of such property or its use due to theft or disappearance; (u) the date of any destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use; (v) the date of any insurance settlement on the basis of a total loss or constructive or compromised total loss; (w) the date of any condemnation, confiscation, seizure or requisition of title of such property; (x) the earlier of the 181st day following condemnation, confiscation, seizure or requisition for use of such property by a foreign government or instrumentality or agency thereof or the end of the Term; (y) the last day of the Term in the case of requisition for use of such property by the Government or (z) the last day of the 4 month or additional 8 month period, referred to in clause (iv) above or, if earlier, the last day of the Term (unless waived by the Lessor). An Event of Loss with respect to the Aircraft shall be deemed to have occurred if any Event of Loss occurs with respect to the Airframe.

         Excepted Payments. Collectively, (i) indemnity or other payments of expenses paid or payable by the Lessee in respect of any Owner Participant, the Owner Trustee in its individual capacity or any of their respective successors, permitted assigns, directors, officers, employees, servants and agents or Affiliates, pursuant to Article 8, 9, or 10 and Section 15.01 of the Participation Agreement or any indemnity hereafter granted to any Owner Participant or the Owner Trustee in its individual capacity pursuant to
Section 7.01(e), Article 9 or Section 11.03(a) of the Lease or Section 15.01 of the Participation Agreement, (ii) proceeds of public liability insurance (or government indemnities in lieu thereof) in respect of the Aircraft payable as a result of insurance claims paid for the benefit of, or losses suffered by, the Owner Trustee or the Indenture Trustee in their respective individual capacities or by any Owner Participant, or their respective successors, permitted assigns or Affiliates, (iii) proceeds of insurance maintained with respect to the Aircraft by any Owner Participant (whether directly or through the Owner Trustee) maintained in accordance with the provisions of but not required under Article 13 of the Lease, (iv) all right, title and interest of any Owner Participant in, to and under the Tax Indemnity Agreement and payments of Supplemental Rent by the Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) any amounts payable by the Lessee to any Owner Participant or the Owner Trustee in its individual capacity, after the release thereof from the Lien of the Indenture, (vi) subject to
Section 3.05 of the Lease, payments constituting increases in Basic Rent attributable to payments arising pursuant to Section 5 of the Tax Indemnity Agreement, (vii) any right to demand, collect or otherwise receive and enforce the payment of any amount described in clauses (i) through (vi) above and (viii) any payments in respect of interest to the extent attributable to the payments referred to in clauses (i) through (vi) above.

         Expense; Expenses. Have the meaning specified in Section 9.01(a) of the Participation Agreement.

         FAA Bill of Sale. The bill of sale for the Airframe on AC Form 8050-2, or such other form as may be approved by the Aeronautics Authority, executed by the Lessee in favor of the Owner Trustee and dated the Delivery Date.

         Fair Market Renewal Term. A term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the second paragraph of Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         Fair Market Rental. An amount determined on the basis of, and equal in amount to, the rental which would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor unaffiliated with such lessee, neither being under any compulsion to lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Rental shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft pursuant to such
Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Rental shall be deemed to be zero.

         Fair Market Value. An amount determined on the basis of, and equal in amount to, the value which would be obtained in an arm's-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller unaffiliated with such purchaser and under no compulsion to sell, assuming the Aircraft (or other property) is unencumbered by the Lease. In such determination, except for purposes of Section 17.01 of the Lease, it shall be assumed that the Aircraft is in at least the condition required under the Lease in the case of return of the Aircraft pursuant to
Article 12 of the Lease and Fair Market Value shall be determined in accordance with the provisions of Section 4.03 of the Lease. For purposes of
Section 17.01 of the Lease, such determination shall be made on an "as is, where is" basis by a qualified independent appraiser selected by the Lessor and the costs and expenses of the appraisal shall be borne by the Lessee, unless the Lessor has not obtained possession of the Aircraft free and clear of all Liens and unencumbered by the Lease pursuant to such Section 17.01, in which case an appraiser shall not be appointed and such Fair Market Value shall be deemed to be zero.

         Federal Aviation Administration; FAA. The United States Federal Aviation Administration and any successor agency or agencies thereto.

         Final Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Fixed Renewal Rent. Semi-annual payments of rent during the Fixed Renewal Term equal to the lesser of (i) Fair Market Rental as determined as of the commencement of such Fixed Renewal Term and (ii) the amount set forth in Ancillary Agreement II.

         Fixed Renewal Term. The term with respect to which the Lessee has exercised its option to renew the Lease pursuant to the first paragraph of
Section 4.01(a) thereof and with respect to which the conditions set forth in such Section 4.01(a) are met.

         FSB. First Security Bank, National Association, a national banking association.

         Government. The United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

         GTA. The General Terms Agreement dated as of July 3, 1991 between the Engine Manufacturer and the Lessee related to the purchase by the Lessee of the Engines as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the General Terms Agreement relates to the Engines, to the extent assigned to the Owner Trustee pursuant to the Engine Warranty Assignment.

         Holder of a Certificate; Certificate Holder; Holder. As of any particular time, the Person in whose name a Certificate shall be registered (but not including the holder of any Pass Through Certificate).

         Indemnitee. Each of WTC, in its individual capacity and as Owner Trustee and Lessor, the Agent (to the extent set forth in Articles 8 and 9 of the Original Participation Agreement), the Subordination Agent, in its individual capacity and in its capacity as Subordination Agent, each Liquidity Provider, each Owner Participant, the Owner Participant Guarantor, the Original Loan Participant (to the extent set forth in Articles 8 and 9 of the Original Participation Agreement), the Original Indenture Trustee, in its individual capacity and as trustee, the Indenture Trustee, in its individual capacity and as trustee, and any successor (including any trustee which may succeed to the Lessor's interest under the Lease), Affiliate, assign, officer, director, employee, agent and servant of any of the foregoing, the Lessor's Estate and the Trust Indenture Estate. Neither the Pass Through Trustee nor any holder of a Pass Through Certificate shall be deemed to be an Indemnitee.

         Indenture. The Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, between the Lessor and the Indenture Trustee, as supplemented by the Indenture and Security Agreement Supplement.

         Indenture and Security Agreement Supplement. The Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, substantially in the form of Exhibit A to the Indenture.

         Indenture Default. Any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Indenture Event of Default.

         Indenture Documents. Has the meaning specified in the Granting Clause of the Indenture.

         Indenture Event of Default.  Each of the events specified in Section
7.01 of the Indenture.

         Indenture Trustee. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture.

         Indenture Trustee's Liens. Any Lien against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof resulting from (i) claims against the Indenture Trustee not related to the administration of the Trust Indenture Estate or any transactions pursuant to the Indenture or any document included in the Trust Indenture Estate, (ii) any act or omission of the Indenture Trustee which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements or (iii) Taxes imposed against the Indenture Trustee in its individual capacity against which the Lessee has not indemnified (and is not obligated to indemnify) the Indenture Trustee in such capacity.

         Independent Appraisal.  An appraisal conducted pursuant to Section
4.03 of the Lease.

         Independent Investment Banker. An independent investment banking institution of national standing appointed by the Lessee that is independent in fact, does not have any direct financial interests, or any material indirect financial interest, in the Lessee or any Affiliate of the Lessee, and is not connected with the Lessee or any Affiliate of the Lessee, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the Prepayment Date, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee.

         Intercreditor Agreement. The Intercreditor Agreement dated as of May 1, 1997, among the Pass Through Trustee, the Class A Liquidity Provider, the Class B Liquidity Provider and the Subordination Agent.

         Interest Drawing. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Invoice. The invoice for the Aircraft given by the Lessee to the Lessor.

         Lease. The Lease Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, entered into by the Lessor and the Lessee concurrently with the execution and delivery of the Indenture, including, without limitation, supplementation by one or more Lease Supplements entered into pursuant to the applicable provisions of the Lease.

         Lease Supplement. The Lease Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, substantially in the form of Exhibit A to the Lease.

         Lease Term. The period commencing on the Delivery Date and ending at the end of the Basic Term.

         Lessee.  Federal Express Corporation, a Delaware corporation.

         Lessee Documents. Has the meaning set forth in Section 6.01(b) of the Participation Agreement.

         Lessor. Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee under the Trust Agreement.

         Lessor's Estate. All estate, right, title and interest of the Owner Trustee in and to the Aircraft, the Lease, any Lease Supplement, the Participation Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Engine Consent, any warranty with respect to the Airframe and the Engines, all amounts of Basic Rent, Renewal Rent and Supplemental Rent, including without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of either the Owner Trustee in its individual capacity or any Owner Participant) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to any Owner Participant or to the Owner Trustee in its individual capacity, or to any of their respective directors, officers, employees and agents pursuant to Articles 8 and 9 of the Participation Agreement). Notwithstanding the foregoing, "Lessor's Estate" shall not include any Excepted Payment.

         Lessor's Liens. Liens against, on or with respect to the Aircraft, the Lessor's Estate or the Trust Indenture Estate or any part thereof, title thereto or any interest therein arising as a result of (i) claims against the Lessor, in its individual capacity or as Owner Trustee, any Owner Participant or any Affiliate of such Owner Participant, in each case not related to the transactions contemplated by the Operative Agreements, (ii) acts or omissions of the Lessor in its individual capacity or as Owner Trustee, and, in the case of the Lessor in its individual capacity, arising from its gross negligence or willful misconduct either not related to the transactions contemplated by or expressly prohibited under the Operative Agreements and any act or omission of any Owner Participant or any Affiliate of such Owner Participant which is not related to the transactions contemplated by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (iii) Taxes or Expenses imposed against the Lessor, in its individual capacity or as Owner Trustee, or any Owner Participant or any Affiliate of such Owner Participant, the Lessor's Estate or the trust created by the Trust Agreement which are not required to be indemnified against by the Lessee pursuant to the Tax Indemnity Agreement or by reason of Section 8.01(b) or 9.01(b) of the Participation Agreement, or (iv) claims against the Lessor or any Owner Participant arising from the voluntary transfer by the Lessor or any Owner Participant of its interests in the Aircraft other than a transfer of the Aircraft resulting from an action or at the direction of the Lessee pursuant to Section 4.02(a) or
Article 8, 9, 10 or 11 of the Lease and other than a transfer pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

         Lien. Any mortgage, pledge, lien, charge, encumbrance, lease or security interest or other similar interest.

         Liquidity Facility. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Liquidity Provider. Has the meaning specified in Section 1.01 of the Intercreditor Agreement.

         Loss Payee. Has the meaning specified in Section 13.02(b)(i) of the Lease.

         Majority in Interest of Certificate Holders. As of a particular date of determination, the Holders of more than 50% of the aggregate unpaid principal amount of all Certificates outstanding as of such date excluding for purposes of this definition any Certificates held by (i) the Owner Trustee or any Owner Participant unless all Certificates then outstanding shall be held by such Owner Participant, (ii) the Lessee or (iii) any Affiliate of any thereof.

         Majority in Interest of Owner Participants. As of a particular date of determination, the Owner Participants holding more than 50% of the Beneficial Interest.

         Make-Whole Premium. An amount determined as of the day before the applicable Prepayment Date (or date of purchase, as the case may be) which an Independent Investment Banker determines to be equal to the excess, if any, of
(i) the present value of the remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Payment Date to such Prepayment Date or date of purchase, as the case may be) to the Maturity of such Certificate in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Treasury Yield, all as determined by the Independent Investment Banker over (ii) the outstanding principal amount of such Certificate plus accrued interest.

         Manufacturer.  McDonnell Douglas Corporation, a Maryland corporation.

         Maturity. With respect to any Certificate, the date on which the final principal amount of such Certificate is scheduled to be due and payable.

         Modification Agreement. The Aircraft Modification Agreement dated as of December 1, 1995 between the Lessee and the Manufacturer providing for the refurbishing and reconfiguration of the Aircraft including any warranties relating thereto, but only to the extent that the foregoing relates to the Aircraft, to the extent assigned to the Owner Trustee pursuant to the Warranty Bill of Sale.

         Moody's.  Moody's Investors Service, Inc.

         Net Present Value of Rents. The net present value, as of the Delivery Date, of Basic Rent set forth in Schedule II of the Lease, discounted at a rate per semi-annual period equal to the Debt Rate.

         Non-U.S. Person.  Any Person other than a U.S. Person.

         Obsolete Parts. Parts which the Lessee in good faith determines to be obsolete or no longer suitable or appropriate for use on the Airframe or any Engine.

         Officer's Certificate. When delivered pursuant to the Indenture, a certificate signed by a Responsible Officer of the Lessee or the Owner Trustee, as the case may be, and delivered to the Indenture Trustee. Each such certificate shall include the statements provided for in Section 15.07 of the Indenture.

         Operative Agreements. The Participation Agreement, the Trust Agreement, the Bills of Sale, the Modification Agreement, the GTA, the Engine Warranty Assignment, the Lease, the Lease Supplement, the Owner Participant Guaranty, the Owner Trustee Guaranty, if any, any Ancillary Agreement entered into by or with the written consent of the Indenture Trustee, which by its terms is an Operative Agreement, the Certificates outstanding at the time of reference, the Indenture, the Indenture and Security Agreement Supplement, the Engine Consent, each Liquidity Facility, the Intercreditor Agreement and the Tax Indemnity Agreement.

         Opinion of Counsel. When delivered pursuant to the Indenture, a written opinion of legal counsel, who in the case of counsel (a) for the Lessee may be (i) an attorney employed by the Lessee who is generally empowered to deliver such written opinions, (ii) Davis Polk & Wardwell or a successor firm or (iii) other counsel designated by the Lessee and reasonably satisfactory to the Indenture Trustee and (b) for the Owner Trustee or the Indenture Trustee, an attorney selected by such Person and, in the case of the Owner Trustee, reasonably satisfactory to the Indenture Trustee.

         Original Agreements. The documents and instruments delivered on the Delivery Date in connection with the transactions contemplated by the Original Participation Agreement.

         Original Ancillary Agreement I. The Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), among the Lessee, the Owner Participants, the Indenture Trustee and the Owner Trustee as it was originally executed on the Delivery Date.

         Original Indenture. The Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, between the Owner Trustee and the Indenture Trustee, which together with the Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996 attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance Number T053253.

         Original Indenture Trustee. State Street Bank and Trust Company, a Massachusetts trust company, not in its individual capacity but solely as Original Indenture Trustee under the Original Indenture.

         Original Lease. The Lease Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, between the Owner Trustee as lessor, and the Lessee, which together with Lease Supplement No. 1 (Federal Express Corporation Trust No. N587FE), dated December 13, 1996 attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance Number T053254.

         Original Loan Certificates. The loan certificates issued on the Delivery Date to the Original Loan Participant.

         Original Loan Participant. The entities listed on Schedule I to the Original Participation Agreement and their successors and assigns (other than any assignees in connection with the Refunding Date).

         Original Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, among the Lessee, the Owner Participants, the Original Indenture Trustee, the Owner Trustee and the Original Loan Participant as it was originally executed on December 13, 1996.

         Original Tax Indemnity Agreement. The Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), among the Lessee, the Owner Participants and the Owner Trustee as it was originally executed as of December 1, 1996.

         Original Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, among the Owner Participants and the Owner Trustee as it was originally executed and filed with the FAA on December 13, 1996.

         Outstanding. When used with respect to Certificates, as of the date of determination and subject to the provisions of Section 10.04 of the Indenture, all Certificates theretofore executed and delivered under the Indenture, with the exception of the following:

         (i) Certificates theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to
         Section 2.08 of the Indenture or otherwise;

         (ii) Certificates for which prepayment money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Certificates pursuant to Section 14.01 of the Indenture; provided, that if such Certificates are to be prepaid, notice of such prepayment has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

         (iii) Certificates in exchange for or in lieu of which other Certificates have been executed and delivered pursuant to Article II of the Indenture.

         Owner Participant or Owner Participants. The trustors originally named in the Trust Agreement and any successors thereto, and any Person to which any Owner Participant transfers, in accordance with the Trust Agreement, its right, title and interest in and to the Operative Agreements and the Lessor's Estate.

         Owner Participant Guarantor. Comerica Bank, a Michigan banking association, and any other provider, if any, of an Owner Participant Guaranty.

         Owner Participant Guaranty. The Owner Participant Guaranty dated the Delivery Date by Comerica Bank in favor of the Lessee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee and any guaranty delivered in compliance with Article 5 of the Trust Agreement.

         Owner Trustee. WTC, not in its individual capacity except as otherwise expressly stated, but solely as Owner Trustee under the Trust Agreement.

         Owner Trustee Guarantor. The provider, if any, of an Owner Trustee Guaranty.

         Owner Trustee Guaranty.  Any guaranty delivered in compliance with
Section 11.01(b)(ii) of the Participation Agreement.

         Owners' Economic Return. The Owner Participants' anticipated net after-tax yield and aggregate after-tax cash flow during the Basic Term, utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participants in determining Basic Rent, Stipulated Loss Value and Termination Value percentages and EBO Price, as such assumptions may be adjusted for events which have been the basis of adjustments to Rent pursuant to Section 3.04 of the Lease.

         Participation Agreement. The Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, among the Lessee, the Original Loan Participant, the Owner Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as owner trustee, the Owner Participants, the Original Indenture Trustee, the Indenture Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as indenture trustee, the Pass Through Trustee not in its individual capacity except as otherwise expressly provided therein, but solely as pass through trustee and the Subordination Agent not in its individual capacity except as otherwise expressly provided therein, but solely as subordination agent.

         Parts. All appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine title or, prior to replacement thereof in accordance with the Lease, which may be removed therefrom.

         Pass Through Agreement. The Pass Through Trust Agreement dated as of May 1, 1997 between the Lessee and the Pass Through Trustee.

         Pass Through Certificates. Any of the Pass Through Certificates, 1997-1-A, the Pass Through Certificates, 1997-1-B or the Pass Through Certificates, 1997-1-C, in each case as issued by the related Pass Through Trust; and "Pass Through Certificates" means all of the Pass Through Certificates issued by each of the Pass Through Trusts.

         Pass Through Closing Date. The Business Day on which the sale of the Pass Through Certificates to the Underwriters pursuant to the Underwriting Agreement takes place.

         Pass Through Trust. The Federal Express Corporation 1997-1 Pass Through Trust Class A, Federal Express Corporation 1997-1 Pass Through Trust Class B and Federal Express Corporation 1997-1 Pass Through Trust Class C, in each case formed pursuant to the related Series Supplement in accordance with the Pass Through Agreement; and "Pass Through Trusts" means all of such Pass Through Trusts.

         Pass Through Trustee. First Security Bank, National Association, a national banking association, in its capacity as Pass Through Trustee under the Pass Through Agreement and each Pass Through Trust.

         Past Due Rate. In respect of (A) any amount payable to the Owner Participants or the Owner Trustee a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Debt Rate and (B) any principal of or interest on any Certificate or any other amount payable under the Indenture, any Certificate or any other Operative Agreement that is not paid when due (whether at Maturity, by acceleration, by optional or mandatory prepayment or otherwise) to any Holder, the Indenture Trustee or the Pass Through Trustee, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of any such amount payable to the Holder of any Certificate, 2% plus the interest rate applicable to such Certificate and (ii) in the case of any other such amount, 2% plus the Debt Rate.

         Payment Date.  Each January 15 and July 15 commencing on July 15,
1997.

         Payment Default. Any event specified in Section 16.01(a) or 16.01(b) of the Lease which with the giving of notice or lapse of time or both would constitute an Event of Default.

         Permitted Investments. Those investments enumerated in Section 23.01(a) (i), (ii), (iii) and (iv) of the Lease.

         Person. Any individual, sole proprietorship, partnership, joint venture, joint stock company, trust, unincorporated organization, association, corporation, institution, entity or government (federal, state, local, foreign or any agency, instrumentality, division or body thereof).

         Preliminary Notice. Has the meaning specified in Section 4.01(a) of the Lease.

         Premium Termination Date. With respect to the Series A Certificates, December 27, 2011, with respect to the Series B Certificates, February 5, 2010 and with respect to the Series C Certificates, March 22, 2007.

         Prepayment Date. Has the meaning specified in Section 6.02(b) of the Indenture.

         Prepayment Price. Has the meaning specified in Section 6.02(b) of the Indenture.

         Principal Amount. With respect to a Certificate means the stated original principal amount of such Certificate and, with respect to all Certificates, means the aggregate stated original principal amounts of all Certificates.

         Property.   Any right or interest in or to property of any kind
whatsoever, whether real, personal or mixed and whether tangible or intangible.

         Proposed Termination Date. Has the meaning specified in Section 10.01(a) of the Lease.

         Purchase Price.  The amount specified as such in Ancillary Agreement
II.

         Record Date. With respect to Payment Dates under the Indenture (except a date for payment of defaulted interest), December 31 for January 15 Payment Dates and June 30 for July 15 Payment Dates, whether or not such date is a Business Day.

         Recourse Amount. Has the meaning specified in Section 17.10 of the Participation Agreement.

         Refinancing.  A non-recourse loan to the Lessor arranged pursuant to
Section 15.01 of the Participation Agreement.

         Refunding Date. A Business Day on which the refunding of the Original Loan Certificates occurs, the expected date thereof having been specified by the Lessee in a written notice given to the parties to the Participation Agreement and the Underwriters at least three (3) Business Days prior to such expected Refunding Date.

         Register.  Has the meaning set forth in Section 3.02 of the Indenture.

         Registrar. Has the meaning set forth in Section 3.02 of the Indenture.

         Remaining Weighted Average Life. On a given date with respect to any Certificate the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Certificate by (b) the number of days from and including such prepayment date to but excluding the dates on which each such payment of principal is scheduled to be made; by (ii) the then outstanding principal amount of such Certificate.

         Renewal Rent. The amount payable by the Lessee as rent in accordance with Section 4.01 of the Lease during any Renewal Term.

         Renewal Term. Any Fixed Renewal Term or Fair Market Renewal Term with respect to which the Lessee has exercised its option to renew the Lease pursuant to Section 4.01(a) thereof.

         Rent. All payments due from the Lessee under the Lease as Basic Rent, Renewal Rent and Supplemental Rent, collectively.

         Rent Payment Date. June 13, 2017 and each January 15 and July 15 commencing on July 15, 1997, and continuing thereafter during the Term.

         Reoptimization Date. Has the meaning specified in Section 15.02(a) of the Participation Agreement.

         Replacement Aircraft. Any aircraft substituted for the Aircraft pursuant to Section 11.03(a) of the Lease.

         Replacement Airframe. Has the meaning set forth in Section 11.03 of the Lease.

         Replacement Engine. A General Electric CF6-80C2-D1F engine (or an engine of the same or another manufacturer) of equal or greater value, remaining useful life and utility as the Engine being replaced, together with all Parts relating to such engine; provided, however, that if such replacement engine is not a General Electric CF6-80C2-D1F engine, such replacement engine must then be commonly used in the commercial aviation industry on McDonnell Douglas MD-11 airframes.

         Responsible Officer. With respect to the Owner Trustee (except for purposes of the Trust Agreement in which case the definition of Responsible Officer set forth in Section 3.10 of the Trust Agreement is applicable) or the Indenture Trustee, any officer in its Corporate Trust Administration, as the case may be, designated by such Person to perform obligations under the Operative Agreements, and with respect to any other party, any corporate officer or (except in the case of any Owner Participant) other employee of a party who, in the normal performance of his or her operational responsibilities, with respect to the subject matter of any covenant, agreement or obligation of such party pursuant to any Operative Agreement, would have responsibility for and knowledge of such matter and the requirements of any Operative Agreement with respect thereto.

         S&P.  Standard & Poor's Ratings Group.

         SEC. The Securities and Exchange Commission of the United States and any successor agencies or authorities.

         Secured Obligations. Has the meaning specified in the Granting Clause of the Indenture.

         Securities Act.  The Securities Act of 1933, as amended.

         Series "A" or "Series A Certificates". Certificates issued and designated as "Series A" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series A".

         Series "B" or "Series B Certificates". Certificates issued and designated as "Series B" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series B".

         Series "C" or "Series C Certificates". Certificates issued and designated as "Series C" under the Indenture, in the Principal Amount and maturities and bearing interest as specified in Exhibit B to the Indenture under the heading "Series C".

         Series Supplement or Series Supplements. The Series Supplement 1997-1-A to be executed and delivered by the Lessee and the Pass Through Trustee, the Series Supplement 1997-1-B to be executed and delivered by the Lessee and the Pass Through Trustee or the Series Supplement 1997-1-C to be executed and delivered by the Lessee and the Pass Through Trustee.

         Sinking Fund Redemption Date.  Has the meaning specified in Section
6.06 of the Indenture.

         Sinking Fund Redemption Price.  Has the meaning specified in Section
6.06 of the Indenture.

         Special Aviation Counsel.  Daugherty, Fowler & Peregrin.

         Stipulated Loss Value. As of any Stipulated Loss Value Determination Date during the Basic Term, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule III of the Lease under the heading "Stipulated Loss Value Factor" opposite such date (as such Schedule III may be adjusted from time to time as provided in Section 3.04 of the Lease), and during any Renewal Term, the amount determined pursuant to Section 4.01(b) of the Lease. Notwithstanding any other provisions of the Lease or the Participation Agreement or the Indenture, each Stipulated Loss Value for the Aircraft shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of Stipulated Loss Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on
Schedule III of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Stipulated Loss Value is to be calculated with reference to any such date.

         Stipulated Loss Value Determination Date.  Each date set forth on
Schedule III of the Lease.

         Subordination Agent. First Security Bank, National Association, a national banking association, not in its individual capacity but solely as Subordination Agent.

         Supplemental Rent. (a) All amounts, liabilities and obligations which the Lessee assumes or agrees to perform or pay under the Lease or under the Participation Agreement or Tax Indemnity Agreement or any Ancillary Agreement or any other Operative Agreement to FSB, the Lessor, the Owner Participant, the Indenture Trustee, the Subordination Agent, any Liquidity Provider or others, including, without limitation, payments of Stipulated Loss Value, EBO Price and amounts calculated by reference to Termination Value, and all amounts required to be paid by Lessee under the agreements, covenants and indemnities contained in the Lease or in the Participation Agreement or the Tax Indemnity Agreement or any other Operative Agreement (other than Basic
Rent) and (b) all amounts that the Owner Trustee is obligated to pay in accordance with clause (b) of the last paragraph of Section 2.04 of the Indenture.

         Tax. Has the meaning set forth in Section 8.01(a) of the Participation Agreement.

          Tax Indemnity Agreement. The Original Tax Indemnity Agreement as amended by Amendment No. 1 to the Original Tax Indemnity Agreement.

         Term. The Basic Term and any Renewal Term unless the Lease is terminated earlier pursuant to its terms.

         Termination Date. A Rent Payment Date during the Basic Term that is on or after the fifth anniversary of the Delivery Date in the case of Article 10 of the Lease, and in the case of (i) Section 4.02(a)(A) of the Lease the Rent Payment Date falling on July 15, 2009 or January 15, 2012, as the case may be, (ii) Section 4.02(a)(D) or (E) of the Lease, a Rent Payment Date that is on or after the fifth anniversary of the Delivery Date and (iii) Section 4.02(a)(F) of the Lease, January 15, 2014.

         Termination Value. As of any Termination Date, the amount determined by multiplying the Purchase Price by the percentage set forth in Schedule IV of the Lease under the heading "Termination Value Factor" opposite such Termination Date (as such Schedule IV may be adjusted from time to time as provided in Section 3.04 of the Lease). Notwithstanding any other provisions of the Lease, the Participation Agreement or the Indenture, each Termination Value shall be, under any circumstances and in any event, an amount, together with so much of the arrears portion of Basic Rent due and owing through the date of payment of any amount calculated by reference to Termination Value as does not constitute an Excepted Payment, at least sufficient to pay in full as of such date of payment the aggregate unpaid principal amount of and accrued interest on the Certificates outstanding on such date of payment. Subject to the immediately preceding sentence, it is understood and agreed that the amounts set forth on Schedule IV of the Lease, for dates other than Rent Payment Dates on which arrears Basic Rent is due, fully reflect appropriate Basic Rent accruals and credits of unearned Basic Rent and, accordingly, no further accrual or credit shall be required whenever Termination Value is to be calculated with reference to any such date.

         Transaction Costs. Those costs and expenses set forth in Section 10.01(a) of the Participation Agreement.

         Transportation Code. Title 49 of the United States Code, as amended and in effect on the date of the Lease or as subsequently amended, or any successor or substituted legislation at the time in effect and applicable, and the regulations promulgated pursuant thereto.

         Treasury Yield. At the time of determination with respect to any Certificate, the interest rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date on such Certificate and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of such Certificate and (ii) the other maturing as close as possible to, but later than, the Average Life Date of such Certificate. In each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Certificate is reported on the most recent H.15 (519), such weekly average yield to maturity as published in such H.15(919). "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium will be the third Business Day prior to the applicable prepayment date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable prepayment date.

         Trust Agreement. The Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997, among the Owner Participants and the Owner Trustee in its individual capacity.

         Trust Estate.  The Lessor's Estate.

         Trust Indenture Act.  The Trust Indenture Act of 1939, as amended.

         Trust Indenture Estate. All estate, right, title and interest of the Indenture Trustee in and to any of the property, rights, interests and privileges granted to the Indenture Trustee pursuant to the Granting Clause of the Indenture, other than Excepted Payments and any and all other rights of the Owner Trustee or any Owner Participant expressly reserved to the Owner Trustee or any Owner Participant pursuant to the Indenture.

         Underwriters. Morgan Stanley & Co. Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co. and J.P. Morgan & Co.

         Underwriting Agreement. The Underwriting Agreement dated May 22, 1997 among the Lessee and the Underwriters.

         United States, U.S. or US.  The United States of America.

         U.S. Air Carrier. Any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) or Section 41103 of the Transportation Code, and as to which there is in force an air carrier operating certificate issued pursuant to Chapter 447 of the Transportation Code and Part 121 of the regulations under such Transportation Code, for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, or which may operate as an air carrier by certification or otherwise under any successor or substitute provision thereof or in absence thereof.

         U.S. Person.  A Person described in Section 7701(a)(30) of the Code.

         Warranty Bill of Sale. The full warranty bill of sale covering the Aircraft (and specifically referring to each Engine) executed by the Lessee, as seller in favor of the Owner Trustee, as buyer, and dated the Delivery Date.

         WTC.  Wilmington Trust Company, a Delaware banking corporation.


                               SCHEDULE III

                          PERMITTED COUNTRY LIST


             Australia                           Japan
             Belgium                             Luxembourg
             Canada                              Netherlands
             Denmark                             New Zealand
             Finland                             Norway
             France                              Singapore
             Germany                             Sweden
             Iceland                             Switzerland
             Ireland                             United Kingdom


                                 EXHIBIT B

                         [FORM OF LEASE AGREEMENT]

                             [See Exhibit 4.e]


                                 EXHIBIT C

                            [FORM OF INDENTURE]

                            [See Exhibit 4.b.1]


                                 EXHIBIT D

                         [FORM OF TRUST AGREEMENT]

                             [See Exhibit 4.d]


                                                             EXHIBIT A(1)(a)


                        [Letterhead of Federal Express]

                                                            [Refunding Date]

To the Addressees Listed on Schedule A Attached

         Re:   Federal Express Corporation Trust No. N587FE

         Ladies and Gentlemen:

               I am the Vice President - Law of Federal Express Corporation, a Delaware corporation ("Federal"), and am familiar with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, Comerica Leasing Corporation and Norwest Bank Minnesota, National Association, as Owner Participants, Morgan Guaranty Trust Company of New York, as Original Loan Participants, State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to
Section 4.01(l)(i) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               The Participation Agreement provides, among other things, for the refinancing in full of the Original Loan Certificates evidencing the Original Loan Participants' participation in the payment of the Purchase Price of one McDonnell Douglas MD-11F aircraft (the "Aircraft"), using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three Pass Through Trusts formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Trust Indenture, as supplemented by the related Indenture and Security Agreement Supplement.

               In connection with the opinions expressed below, I have examined or caused to be examined by attorneys under my supervision, executed counterparts of the Operative Agreements, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are relevant to rendering the opinions expressed below. As to any facts material to the opinions expressed below (other than any thereof relating to Federal), we have relied upon the representations and warranties made in the Transaction Agreements, the accuracy of which we have not independently investigated or verified. In such examination, we have assumed the genuineness of all signatures (other than the signatures of Federal) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that each of the parties to each of the Transaction Agreements, other than Federal, has full power, authority and legal right to enter into such Transaction Agreements and that each such Transaction Agreement has been duly authorized, executed and delivered by each of such parties.

               Based on the foregoing, it is my opinion that:

               1. Federal is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" within the meaning of Section 40102(a)(15) of the Transportation Code, and has or had, on the date of execution thereof, the corporate power and authority to carry on its business as currently conducted and to enter into and perform its obligations under the Transaction Agreements to which it is a party. Federal is duly qualified to do business and is in good standing in the State of Tennessee and each other state of the United States in which its operations or the nature of its business requires Federal to so qualify, except where the failure to so qualify would not have a material adverse impact on Federal or its business.

               2. Federal possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted, and each such certificate, franchise, license, permit, right and concession and consent is in full force and effect.

               3. Each of the Transaction Agreements to which Federal is a party has or had, on the date of execution thereof, been duly authorized, executed and delivered by Federal and each constitutes the legal, valid and binding obligation of Federal enforceable against Federal in accordance with its terms.

               4. Neither the execution and delivery by Federal of the Transaction Agreements to which Federal is a party, nor the consummation of any of the transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did at the time of execution and delivery, or does presently (a) require any stockholder approval or violate the Certificate of Incorporation or By-laws of Federal or (b) conflict with or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 6.01(a) of the Lease) upon the property of Federal under any law, governmental rule or regulation, or the charter or bylaws of Federal or any order, writ, injunction or decree of any court or governmental authority against Federal or by which any of its properties may be bound or any indenture, mortgage, contract or other agreement known to me to which Federal is a party or by which it may be bound or, require the approval or consent of any trustee or the holders of any indebtedness or obligations of Federal.

               5. Neither the execution and delivery by Federal of the Transaction Agreements to which it is a party, nor the consummation of any transactions by Federal contemplated thereby, nor the performance of the obligations thereunder by Federal, did or does, as the case may be, (a) require the consent or approval of, the giving of notice to, or (except as described or contemplated in the Participation Agreement and the Lease, all of which are required to be performed on or prior to the Refunding Date and which shall have been accomplished on or prior to the Refunding Date) the registration with, or the taking of any other action in respect of, the Aeronautics Authority, the Securities and Exchange Commission or any other authority or agency of the federal government or of the State of Tennessee other than (i) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act, (ii) compliance with the securities laws of each applicable state, and (iii) the filing of the Indenture, the Lease and the Trust Agreement with the FAA, or (b) contravene any judgment or order applicable to or binding on Federal or any law or governmental rule or regulation of the United States or of the State of Tennessee.

               6. There is no pending, or to my knowledge, threatened action or proceeding before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) (i) is expected to have a material adverse effect on (A) the financial condition of Federal, except for the matters described (a) under "Legal Proceedings" in Federal's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (as updated by Note 7 to the financial statements included in Federal's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997) and (b) in Federal's Current Reports on Form 8-K dated June 7, 1996, August 16, 1996 and March 4, 1997, as to which I can express no opinion at this time concerning Federal's liability (if any) or the effect of any adverse determination upon the business, condition (financial or otherwise) or operations of Federal or (B) the ability of Federal to perform its obligations under the Transaction Agreements, or (ii) involves the Aircraft.

               7. Except for the filing and, where appropriate, recording, pursuant to the Transportation Code of the Lease, the Indenture, the Trust Agreement, the filing of the financing statements referred to in Section 4.01(f) of the Participation Agreement and the taking of possession by the Indenture Trustee of the original counterpart of the Lease and maintaining possession of the original counterpart of the Lease Supplement delivered on the Delivery Date, no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect the Owner Trustee's title to and interest in the Aircraft as against Federal and any third parties, or to perfect the first mortgage lien on the Aircraft in favor of the Indenture Trustee in each case with respect to such portion of the Aircraft as is covered by the recording system established by the Transportation Code.

               8. Federal is a duly certificated "air carrier" within the meaning of the Transportation Code, and a holder of a certificate under Sections 41102(a) and 41103 of the Transportation Code, and an "air carrier operating certificate" issued under Chapter 447 of the Transportation Code for aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, and each such certificate is in full force and effect.

               9. On the Delivery Date the Owner Trustee received good and valid title to the Aircraft free and clear of all Liens on file with the FAA, except for Liens permitted under Section 6.01(a) of the Lease. Pursuant to the Original Participation Agreement the Aircraft was duly delivered to the Owner Trustee. Federal, as Lessee, duly accepted the Aircraft under the Original Lease and the Lease Supplement and the Term commenced on the Delivery Date.

               10. Federal's principal place of business and chief executive office (as such term is defined in the Uniform Commercial Code in effect in the State of Tennessee) are located at 2005 Corporate Avenue, Memphis, Shelby County, Tennessee.

               11. Federal is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               The opinions expressed in paragraph 3 above as to the enforceability of the Transaction Agreements to which Federal is a party are based upon the assumption for purposes of such opinions and without independent analysis that, notwithstanding the respective choice of laws clauses in the Transaction Agreements, the governing law with respect to each of the Transaction Agreements is identical in all relevant respects to the law of the State of Tennessee. Insofar as the foregoing opinion relates to the enforceability of any instrument, such enforceability is subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally (whether such enforceability is considered in a proceeding in equity or at law). The enforceability of the remedies provided under the Lease may also be limited by applicable laws which may affect the remedies provided therein but which do not in my opinion affect the validity of the Lease or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby.

               I do not express any opinion as to matters governed by any law other than the Federal laws of the United States of America, the corporation law of the State of Delaware and the laws of the State of Tennessee.

               As to the matters referred to in paragraphs 5, 7 and 9, I have relied on the opinion of Daugherty, Fowler & Peregrin of even date herewith, to the extent such matters are addressed in such counsel's opinion and subject to the assumptions and qualifications expressed therein.

               This opinion is delivered to you solely for your use in connection with the transaction described herein, and may not be used for any other purpose, and may not be relied upon by any other person, without my prior written consent.

               I rendered an opinion dated December 13, 1996 (the "Delivery Date Opinion"), a copy of which is attached hereto, in connection with the financing and acquisition of the Aircraft on such date. I hereby consent and agree that the addressees hereto who were not addressees to the Delivery Date Opinion may rely on the Delivery Date Opinion as fully and with the same force and effect as if such addressees were originally named therein on the date of the Delivery Date Opinion.



                                                         George W. Hearn


                                  SCHEDULE A


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                               EXHIBIT A(1)(b)


                     [Letterhead of Davis Polk & Wardwell]

                                                              [Refunding Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               We have acted as special counsel for Federal Express Corporation, a Delaware corporation ("Federal Express"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, Comerica Leasing Corporation and Norwest Bank Minnesota, National Association, as Owner Participants, Morgan Guaranty Trust Company of New York, as Original Loan Participants, State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, as Indenture Trustee, Pass Through Trustee and Subordination Agent, relating to the Aircraft. This opinion is being delivered pursuant to Section 4.01(l)(viii) of the Participation Agreement. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Participation Agreement.

               Pursuant to the Original Participation Agreement, the Owner Participant and the Original Loan Participants participated in the payment of the Purchase Price of one McDonnell Douglas MD-11F Aircraft which was purchased by the Owner Trustee pursuant to the Bills of Sale, subjected to the Lien of the Original Indenture and leased to Federal Express under the Original Lease. The Participation Agreement provides, among other things, for the refinancing of the Original Loan Certificates using the proceeds from the public offering of the Pass Through Certificates. Three Classes of Pass Through Certificates will be issued by three separate Pass Through Trusts, each formed to acquire, among other securities, the Certificates bearing a particular interest rate and having a particular Maturity that will be issued under the Indenture.

               In connection with the opinions expressed below, we have examined executed counterparts of the Operative Agreements, the Pass Through Certificates, the Pass Through Agreement and each Series Supplement (the "Transaction Agreements"). We have also examined originals, or copies certified to our satisfaction, of such other agreements, documents, certificates and statements of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               As to any facts material to our opinions expressed below, we have, with your consent, relied on the representations and warranties made in or pursuant to the Participation Agreement and the other documents referred to therein, the accuracy of which we have not independently verified. In addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of public officials and certificates, telegrams and other written or telephoned statements of officers of the parties referred to herein.

               Based on the foregoing, it is our opinion that:

               1. With respect to that portion, if any, of the Aircraft and the other property included in the Lessor's Estate as may not be covered by the recording system established by the FAA pursuant to Section 44107 of the Transportation Code, no filing or recording of any document or other action was or is necessary in order to establish the Owner Trustee's title thereto and interest therein as against Federal Express and any third parties.

               2. The Lease creates a valid leasehold interest in the Aircraft, the entitlement thereof to the benefits of recordation under the Transportation Code being subject to the due and timely filing and, where appropriate, recording of (A) the Lease (with the Indenture attached as an exhibit), (B) the Indenture and (C) the Trust Agreement.

               3. Assuming (i) the due authorization, execution and delivery of the Transaction Agreements by each of the parties to each such document (other than Federal Express), (ii) each such party has full power and legal right to enter into and perform its respective obligations under the Transaction Agreements, (iii) that the execution, delivery and performance of each of the Transaction Agreements by each of the parties thereto will not violate the respective parties' constituent documents,
(iv) the due authorization, execution, issuance and delivery by the Owner Trustee, and the due authentication by the Indenture Trustee, of the Certificates to be issued under the Indenture in accordance with the terms of the Indenture, (v) that the Original Loan Certificates are delivered by the Original Loan Participants to the Indenture Trustee for cancellation and are cancelled, (vi) the due authorization, execution, issuance, delivery and authentication by the Pass Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and the Series Supplement relating to such Pass Through Certificates, in each case in accordance with the terms of the Pass Through Agreement and such Series Supplement, and (vii) that the form of each Transaction Agreement is in compliance with all applicable laws and governmental rules and regulations (other than the laws of the United States and the State of New York), then:
(A) to the extent governed by New York law, each Transaction Agreement in form constitutes a legal, valid and binding agreement of each party thereto enforceable against each such party in accordance with its terms; (B) the Original Indenture created, and the Indenture creates, for the benefit of the Holders, the security interest in the Trust Indenture Estate that they purport to create; (C) the Certificates, when issued to and acquired by the Pass Through Trustee, will be legal, valid and binding obligations of the Owner Trustee enforceable against the Owner Trustee in accordance with their terms and the terms of the Indenture and will be entitled to the benefits of the Indenture, including the benefit of the security interest created thereby; (D) the Pass Through Certificates, when issued to and acquired by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with their terms and will be entitled to the benefits of the Pass Through Agreement and the Series Supplement relating thereto; and (E) the beneficial interest of each Owner Participant under the Trust Agreement in and to the properties which are part of the Trust Indenture Estate is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders.
The opinions set forth in this paragraph 3 are subject to the due filing and, where appropriate, recording with the FAA of the documents referred to in paragraph 2 above.

               4. (a) Each of the Transaction Agreements to which Federal Express is a party has been duly authorized, executed and delivered by Federal Express.

               (b) The execution, delivery and performance by Federal Express of each of the Transaction Agreements to which Federal Express is a party do not, or did not on the date of execution thereof, violate, and fully comply, or did fully comply on the date of execution thereof, with, any laws and governmental rules and regulations of the State of New York that may be applicable to Federal Express. The opinion set forth in this paragraph 4(b) is rendered without regard to the taking of any action or the conduct of any other business by Federal Express in the State of New York other than the transactions contemplated by the Transaction Agreements.

               5. The execution, delivery and performance of the Participation Agreement, the Trust Agreement, the Indenture and the Lease by the Owner Trustee in its individual or trust capacity, as the case may be, and the issuance, execution, delivery and performance of the Certificates by the Owner Trustee in its trust capacity do not violate, and fully comply with, any laws and governmental rules and regulations of the State of New York that may be applicable to the Owner Trustee in its individual or trust capacity, as the case may be. The opinion set forth in this paragraph 5 is rendered without regard to the effect, if any, on such issuance (in the case of the Certificates), execution, delivery or performance, of the taking of any action, the conduct of any business or the exercise of any other powers by State Street Bank and Trust Company of Connecticut, National Association in its individual or trust capacity in the State of New York not related to the transactions contemplated by the Transaction Agreements. We have assumed that State Street Bank and Trust Company of Connecticut, National Association has made the filings necessary to comply with Section 131.3 of the Banking Law of the State of New York, however we express no opinion as to whether State Street Bank and Trust Company of Connecticut, National Association is required to comply with said Section 131.3.

               6. All the properties which are part of the Trust Indenture Estate (including all right, title and interest of the Owner Trustee pledged and mortgaged by it pursuant to the Indenture in and to the Aircraft and the Lease) have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate (subject to the due filing and, where appropriate, recording of those documents referred to in paragraph 2 above and the financing statements referred to in Section 4.01(f) of the Participation Agreement), and the beneficial interest of the Owner Participant under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the Holders of the Certificates issued and to be issued under the Indenture.

               7. The Indenture creates, as security for the Certificates duly issued and to be issued under the Indenture, the first priority security interest in the Aircraft it purports to create, the perfection and rank thereof being subject to the registration with the FAA of the Aircraft in the name of the Owner Trustee and the due filing and, where appropriate, recording in accordance with the Transportation Code of the documents referred to in paragraph 2 above. We express no opinion with respect to the status of any security interest in any portion of the Aircraft which does not constitute an "aircraft" or "aircraft engine", as defined in paragraphs (6) and (7) of
Section 40102(a) of the Transportation Code.

               8. Except for (i) the filings and recordings referred to in paragraph 2 above, (ii) the registration of the issuance and sale of the Pass Through Certificates under the Securities Act and (iii) compliance with the securities laws of each applicable state, neither the execution and delivery by Federal Express of the Participation Agreement or any other Transaction to which it is a party, nor the consummation of any of the transactions by Federal Express contemplated thereby, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, the Securities and Exchange Commission or any other Federal or New York State governmental authority.

               9. It is not necessary, in connection with the creation of the beneficial interest of the Owner Participant in the Trust Indenture Estate under the circumstances contemplated by the Participation Agreement to register such beneficial interest under the Securities Act of 1933, as amended, or to qualify the Trust Agreement under the Trust Indenture Act of 1939, as amended.

               10. The provisions of Section 1110 of the United States Bankruptcy Code will apply to the Aircraft for the benefit of the Lessor, as lessor under and by reason of the Lease. The Lease, including the rights under Section 1110 of the United States Bankruptcy Code, has been assigned to the Indenture Trustee pursuant to the Indenture as part of the collateral for the Certificates and, as assignee, the Indenture Trustee has the benefit of Section 1110.

               The foregoing opinions are subject to the following qualifications:

               (a) We have relied, with your consent, without independent investigation and verification and subject to the assumptions and qualifications contained therein, upon the opinions of Daugherty, Fowler & Peregrin and George W. Hearn, Vice President - Law of Federal Express to be delivered to you and dated the date hereof, for purposes of the matters covered thereby.

               (b) We are qualified to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to any matters involving aviation law.

               (c) The opinion contained in paragraph 3(A) above as to enforceability is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity which may affect the remedies provided in the agreements referred to in said opinions, which laws and principles, however, do not in our opinion make the remedies provided in said agreements inadequate for the practical realization of the benefits of the security intended to be provided thereby.

               (d) This opinion is rendered solely to you at Federal Express's request in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

               (e) We rendered an opinion dated December 13, 1996 (the "Delivery Date Opinion"), a copy of which is attached hereto, in connection with the financing and acquisition of the Aircraft on such date. We hereby consent and agree that the addressees hereto who were not addressees to the Delivery Date Opinion may rely on the Delivery Date Opinion as fully and with the same force and effect as if such addressees were originally named therein on the date of the Delivery Date Opinion.


                                             Very truly yours,


                                             Davis Polk & Wardwell


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(2)(a)


                       [Letterhead of Winston & Strawn]

                                                           [Refunding Date]

To Each of the Addressees Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               We have acted as special counsel for (i) Comerica Leasing Corporation (formerly known as CMCA Lease, Inc.), a Michigan corporation and Norwest Bank Minnesota, National Association, a national banking association (collectively, the "Owner Participant"), in connection with the transactions contemplated by (a) the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee (the "Lessee"), the Owner Participants, Morgan Guaranty Trust Company of New York, as Original Loan Participant (the "Original Loan Participant"), State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee (the "Original Indenture Trustee"), Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security Bank, National Association, as Indenture Trustee, Pass Through Trustee and Subordination Agent, (b) the Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Trust Agreement"), by and between the Owner Participants and the Owner Trustee, (c) the Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended by Amendment No. 1 to the Tax Indemnity Agreement dated as of May 1, 1997 (the "Indemnity Agreement"), between the Owner Participant and the Lessee, (d) the Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, as amended and restated on the date hereof (the "Ancillary Agreement I"), by and among the Lessee, the Owner Participants, the Owner Trustee, and the Indenture Trustee, and (e) the Ancillary Agreement II (Federal Express Corporation Trust No. N587FE), dated the date hereof (the "Ancillary Agreement II"), by and among the Lessee, the Owner Participants, the Owner Trustee and the Indenture Trustee, and (ii) Comerica Bank, a Michigan banking association (the "Guarantor"), in connection with the transactions contemplated by the Owner Participant Guaranty, dated December 13, 1996, as amended and restated as of the date (the "Guaranty"), from the Guarantor to each of the beneficiaries named therein. This opinion is delivered pursuant to Section 4.01(l)(ii) of the Participation Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the respective defined meanings set forth in the Participation Agreement.

               In connection with our opinions herein, we have examined executed counterparts of the Participation Agreement, the Trust Agreement, the Indenture, the Indemnity Agreement, the Guaranty, Ancillary Agreement I and Ancillary Agreement II (collectively, the "Documents"). We have further examined and relied upon the accuracy of original, certified, conformed, photographic or telecopied copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, photographic or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, we have assumed the same to have been properly given and to be accurate. As to various questions of fact material to our opinions, we have relied solely upon the accuracy of the statements, representations and warranties made in the Documents, and we have made no independent investigation or inquiry with respect to such factual matters.

               With your consent, and for purposes of this opinion, we have assumed the accuracy of the following matters, but we have not made any independent investigation or inquiry with respect thereto and we render no opinion on such matters:

               (a) The Participation Agreement, the Indemnity Agreement, the Trust Agreement, Ancillary Agreement I and Ancillary Agreement II, at the time of execution and delivery by the Owner Participants will have been duly and validly executed and delivered by all parties thereto other than the Owner Participants and will constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).


               (b) The parties to the Participation Agreement, the Indemnity Agreement, the Trust Agreement, Ancillary Agreement I and Ancillary Agreement II other than the Owner Participants, at the time of execution and delivery by the Owner Participants and at all times subsequent thereto, have obtained, and there are in full force and effect at such time, any and all required consents, permits, and approvals required by or from any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity, binding effect or enforceability of the Participation Agreement, the Indemnity Agreement, the Trust Agreement, Ancillary Agreement I or Ancillary Agreement II.

               We have been retained as special counsel to the Owner Participants and the Guarantor in connection with transactions contemplated by the Participation Agreement and have not generally represented the Owner Participants or the Guarantor in their respective business activities and are not familiar with the nature and extent of such activities. Accordingly, we also have assumed without investigation that such other activities are not of such a nature as to cause the transactions contemplated by the Participation Agreement to be governed by laws or regulations of the State of New York or the United States of America applicable only because of such activities (such as laws relating specifically to the banking, securities, insurance or utility industries) and not applicable to business corporations generally.

               Based upon the foregoing but subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

               1. The Participation Agreement, the Indemnity Agreement, Ancillary Agreement I and Ancillary Agreement II constitute legal, valid and binding obligations of the Owner Participants, enforceable against the Owner Participants in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except as enforcement thereof is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

               2. Neither the execution and delivery of the Participation Agreement, the Trust Agreement, the Indemnity Agreement, Ancillary Agreement I or Ancillary Agreement II by the Owner Participants nor the consummation by the Owner Participants of any of the transactions therein contemplated, or the fulfillment of, or compliance with, the terms and provisions of any thereof, (A) requires for its validity that the Owner Participants obtain the consent or approval of, give notice to, register with, or take any other action with respect to, any governmental authority or agency of the State of New York or the Federal government of the United States, or (B) contravenes any law, governmental rule or regulation of the State of New York or the Federal government of the United States or any governmental authority or agency thereof.

               3. Neither the execution and delivery of the Guaranty by the Guarantor nor the consummation by the Guarantor of any of the transactions therein contemplated, or the fulfillment of, or compliance with, the terms and provisions thereof, (A) requires for its validity that the Guarantor obtain the consent or approval of, give notice to, register with, or take any other action with respect to, any governmental authority or agency of the State of New York or the Federal government of the United States, or (B) contravenes any law, governmental rule or regulation of the State of New York or the Federal government of the United States or any governmental authority or agency thereof.

               In rendering the foregoing opinions, we have relied, with your consent, on the opinions of even date herewith of Sotiroff & Abramczyk, P.C., counsel for Comerica Leasing Corporation and the opinion of Gloria G. Freud, counsel for Comerica Bank, and the opinion of Judy I. VanOsdel, Senior Counsel for Norwest Bank Minnesota, National Association, as to the matters set forth therein.

               The foregoing opinions are subject, however, to the qualification that we express no opinion as to matters relating to the title to or sufficiency of description of any property or collateral described in the Documents or the perfection or relative priority of any lien or security interest created with respect to such property or collateral thereunder. In addition, we express no opinion as to matters governed by (i) any tax laws,
(ii) the Transportation Code, or by any other laws, statutes, rules or regulations of the United States particularly relating to the acquisition, ownership, registration, leasing, use or sale of the Aircraft, the Airframe or the Engines other than such laws relating to personal property generally,
(iii) any securities laws or (iv) laws pertaining to the Owner Participants solely because of the business activities of such Owner Participant and which are not applicable to business corporations generally. Further, we express no opinion as to the severability of any provision of any documents.

               We are licensed to practice law in the State of New York and we express no opinions herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the laws of the United States of America.

               This opinion is furnished by us at your request and at the Owner Participant's request for your sole benefit, and we agree that you may rely on the opinions expressed herein. No other person or entity shall be entitled to rely on the opinion expressed herein without our express prior written consent. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is of the date hereof and we undertake no, and disclaim any, obligation to advise you of any changes in any matters set forth herein.

               We rendered an opinion dated December 13, 1996 (the "Delivery Date Opinion"), a copy of which is attached hereto, in connection with the financing and acquisition of the Aircraft on such date. We hereby consent and agree that the addressees hereto who were not addressees to the Delivery Date Opinion may rely on the Delivery Date Opinion as fully and with the same force and effect as if such addressees were originally named therein on the date of the Delivery Date Opinion.


                                             Very truly yours,


                                             Winston & Strawn


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(2)(b)


                  [Letterhead of Sotiroff & Abramczyk, P.C

                                                           [Refunding Date]

To Each of the Persons Listed on
Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               We have acted as special counsel for Comerica Leasing Corporation (formerly known as CMCA Lease, Inc.), a Michigan corporation (the "Company", and together with Norwest Bank Minnesota, National Association, the "Owner Participants"), in connection with (i) the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among the Owner Participants; Federal Express Corporation, as Lessee (the "Lessee"); Wilmington Trust Company, not in its individual capacity except as otherwise expressly set forth therein, but solely as Owner Trustee (the "Owner Trustee"); Morgan Guaranty Trust Company of New York, as Original Loan Participant (the "Original Loan Participant"), State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee (the "Original Indenture Trustee"); and First Security Bank, National Association, as Indenture Trustee, Pass Through Trustee and Subordination Agent; (ii) the Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Trust Agreement"), among the Owner Participants and Wilmington Trust Company; (iii) the Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended by Amendment No. 1 to the Tax Indemnity Agreement dated as of May 1, 1997 (the "Indemnity Agreement"), among the Lessee, the Owner Participants and the Owner Trustee; (iv) the Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, as amended and restated on the date hereof (the "Ancillary Agreement I"), among the Lessee, the Owner Participants, the Owner Trustee, and the Indenture Trustee, and (v) the Ancillary Agreement II (Federal Express Corporation Trust No. N587FE), dated the date hereof (the "Ancillary Agreement II"), among the Lessee, the Owner Participants, the Owner Trustee and the Indenture Trustee. For the purposes of this opinion, all terms defined in the Participation Agreement but not defined herein shall have the same meanings when used herein

               In connection with the opinion, we have examined the Participation Agreement, the Trust Agreement, the Ancillary Agreement I, the Ancillary Agreement II and the Tax Indemnity Agreement and we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion. In such examination we have assumed the genuineness of all signatures (other than those on behalf of the Company) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to any facts material to our opinions expressed below, we have relied upon the representations and warranties contained in or made pursuant to the Participation Agreement, the Trust Agreement and the Tax Indemnity Agreement and upon originals, or copies authenticated to our satisfaction, of such certificates of the Company, or public officials and such corporate records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have assumed, except with regard to the Company, that the Participation Agreement, the Trust Agreement, the Ancillary Agreement I, the Ancillary Agreement II and the Tax Indemnity Agreement have been duly authorized, executed and delivered by the respective parties thereto and that they constitute the legal, valid and binding obligations of each party thereto enforceable against each such party in accordance with their respective terms.

               Based on and subject to the foregoing, it is our opinion that:

               1. The Company is a Michigan corporation duly organized, validly existing and in good standing and has full corporate power and authority to execute, deliver and perform its obligations under the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II;

               2. Each of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II have been duly authorized, executed and delivered by the Company.

               3. Neither the execution of and delivery by the Company of the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I or the Ancillary Agreement II nor the performance by the Company of any of its obligations thereunder (a) requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking of any other action with respect to any governmental authority or agency of the State of Michigan or of the federal government of the United States; or
         (b) violates any law, governmental rule or regulation of the State of Michigan or of the federal government of the United States or any governmental authority or agency thereof; or (c) conflicts with or results in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-laws of the Company; or (d) to the best of our knowledge, is in violation of any order or judgment applicable to or binding upon the Company or any of its properties, would violate or (except as contemplated by the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I or the Ancillary Agreement II) would subject the Trust Estate to any lien under any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or contract or other material agreement or instrument to which the Company is a party or by which it or nay of its properties is bound; and

               4. There are no actions, suits or proceedings pending or, to the best of our knowledge, threatened against or affecting the Company before any court, administrative agency or other governmental body or arbitration board or tribunal which, if adversely determined, would materially and adversely affect the Company's ability to perform its obligations under the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I or the Ancillary Agreement II, and we are not aware of any pending or threatened actions or proceedings before any court, administrative agency or tribunal involving the Company in connection with the transactions contemplated by the Participation Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Ancillary Agreement I and the Ancillary Agreement II.

               We are authorized to practice law in the State of Michigan and do not hold ourselves out as an expert on the law of any state other than the State of Michigan. Consequently, the foregoing opinions are limited to the federal laws of the United States of America and the laws of the State of Michigan, and we express no opinion as to the laws of any other state or jurisdiction. Further, we have made no investigation and express no opinion, as to any aviation law or other laws, statutes, rules or regulations applicable due to the particular nature of the equipment subject to the Lease, and we express no opinion as to securities laws.

               This opinion is rendered to you pursuant to Section 4.01(l)(ii) of the Participation Agreement and is solely for your benefit in the above-captioned transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by any other Person for any purpose without our prior written consent.

               We rendered an opinion dated December 13, 1996 (the "Delivery Date Opinion"), a copy of which is attached hereto, in connection with the financing and acquisition of the Aircraft on such date. We hereby consent and agree that the addressees hereto who were not addressees to the Delivery Date Opinion may rely on the Delivery Date Opinion as fully and with the same force and effect as if such addressees were originally named therein on the date of the Delivery Date Opinion.

                                             Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                             EXHIBIT A(2)(c)


                         [Letterhead of Comerica Bank]

                                                            [Refunding Date]

To Each of the Persons Listed on
Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               I have acted as counsel for Comerica Bank, a Michigan banking association (the "Guarantor"), in connection with the transactions contemplated by the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among Comerica Leasing Corporation (formerly known CMCA Lease, Inc) and Norwest Bank Minnesota, National Association, as Owner Participants; Federal Express Corporation, as Lessee; Morgan Guaranty Trust Company of New York, as Original Loan Participant; Wilmington Trust Company, not in its individual capacity except as otherwise expressly set forth therein, but solely as Owner Trustee; State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee; and First Security Bank, National Association, as Indenture Trustee, Pass Through Trustee and Subordination Agent. This opinion is delivered pursuant to Section 4.01(l)(ii) of the Participation Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Participation Agreement.

               In connection with my opinion herein, I have examined the Guaranty Agreement dated December 13, 1996, as amended and restated as of May __, 1997, executed by the Guarantor (the "Guaranty") in connection with the transactions contemplated by the Participation Agreement. I have examined and to the extent I have deemed proper, have relied upon certificates, originals or copies certified to my satisfaction, of public officials and of officers of the Guarantor and I have examined such other records and documents as I have deemed necessary or appropriate for purposes of this opinion.

               Based on the foregoing, I am of the opinion that:

               (i) the Guarantor is duly organized, validly existing and in good standing under the laws of Michigan as a Michigan banking association and has the power and authority to execute, deliver and perform the terms of the Guaranty;

               (ii) the Guarantor has duly authorized, executed and delivered the Guaranty and the Guaranty constitutes the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors rights generally and by the exercise of judicial discretion in the granting of equitable remedies;

               (iii) the execution, delivery and performance by the Guarantor of the Guaranty do not and will not violate, conflict with, or result in a breach of the Articles of Association or By-Laws of the Guarantor, or any law, governmental rule or regulation, or any judgment or order of any court or governmental authority or agency known to me (after due inquiry) applicable to or binding upon the Guarantor, and do not or will not violate the provisions of, or constitute a default under, any indenture, mortgage, contract or other agreement known to me to which the Guarantor is a party or by which the Guarantor or any of its property may be bound, and do not require the approval of the shareholders of the Guarantor or the approval or consent of any trustee or holder of indebtedness of the Guarantor;

               (iv) neither the execution and delivery by the Guarantor of the Guaranty nor the performance thereof require the consent or approval of, the giving of notice to, or registration with or the taking of any other action with respect to, any federal or Michigan governmental authority or regulatory body except such, if any, as have been duly obtained or given; and

               (v) there are no pending or, to my knowledge, threatened actions, suits or proceedings before any court, administrative agency, governmental body or arbitrator which would materially and adversely affect the ability of the Guarantor to perform its obligations under the Guaranty.

               The foregoing opinion is subject to the following qualifications: (1) no opinion is expressed as to laws other than the federal laws of the United States and the State of Michigan; and (2) no opinion is expressed as to securities laws.

               I rendered an opinion dated December 13, 1996 (the "Delivery Date Opinion"), a copy of which is attached hereto, in connection with the financing and acquisition of the Aircraft on such date. I hereby consent and agree that the addressees hereto who were not addressees to the Delivery Date Opinion may rely on the Delivery Date Opinion as fully and with the same force and effect as if such addressees were originally named therein on the date of the Delivery Date Opinion.


                                             Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(2)(d)


         [Letterhead of Norwest Bank Minnesota, National Association]

                                                            [Refunding Date]

To Each of the Persons Listed on
Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               I have acted as counsel for Norwest Bank Minnesota, National Association (the "Bank"), in connection with (i) the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among the Bank; Comerica Leasing Corporation (formerly known as CMCA Lease, Inc.) (together with the Bank, the "Owner Participants"); Federal Express Corporation, as Lessee (the "Lessee"); Wilmington Trust Company, not in its individual capacity except as otherwise expressly set forth therein, but solely as Owner Trustee; Morgan Guaranty Trust Company of New York, as Original Loan Participant; State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee; and First Security Bank, National Association, as Indenture Trustee, Pass Through Trustee and Subordination Agent; (ii) the Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Trust Agreement"), between the Owner Participants and the Wilmington Trust Company, (iii) the Tax Indemnity Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended by Amendment No. 1 to the Tax Indemnity Agreement dated as of May 1, 1997 (the "Indemnity Agreement"), between the Lessee and the Owner Participants, (iv) the Ancillary Agreement I (Federal Express Corporation Trust No. N587FE), dated December 13, 1996, as amended and restated on the date hereof (the "Ancillary Agreement I"), by and among the Lessee, the Owner Participants, the Owner Trustee and the Indenture Trustee, and (iv) the Ancillary Agreement II (Federal Express Corporation Trust No. N587FE), dated the date hereof (the "Ancillary Agreement II"), by and among the Lessee, the Owner Participants, the Owner Trustee and the Indenture Trustee. For purposes of this opinion, all terms defined in the Participation Agreement but not defined herein shall have the same meanings when used herein.

               In connection with the foregoing and to the extent necessary to render this opinion, I have examined, among other things, the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Ancillary Agreement I and the Ancillary Agreement II to which the Bank is a party (collectively, the "Bank Agreements"), originals or copies, certified or otherwise identified to my satisfaction, of all such other instruments, certificates of public officials, certificates of the Bank and such other documents as I have deemed relevant and necessary for the purposes of this opinion.

               In making such examinations, I have assumed the genuineness of signatures (other than those of authorized officers of the Bank) and the authenticity of all documents submitted to me as originals or certified documents, the conformity with the originals or certified documents of all documents submitted to me as conformed, photographic or other copies, and that such documents constitute the legal, valid and binding obligations of each party thereto other than the Bank, enforceable against such party in accordance with their respective terms. As to matters of fact material to such opinions I have, when relevant facts were not independently established by me, relied, to the extent I deemed such reliance proper, upon the representations and warranties contained in the Participation Agreement and upon certificates of public officials and certificates and other written or telephonic statements furnished to me.

               With your consent, and for purposes of this opinion, I have assumed the accuracy of the following matters, but I have not made any independent investigation or inquiry with respect thereto and I render no opinion on such matters:

               (a) The Bank Agreements, at the time of execution and delivery by the Bank, will have been duly and validly executed and delivered by all of the other parties thereto other than the Bank and will constitute the legal, valid and binding obligations of such parties in accordance with their terms.

               (b) The parties to the Bank Agreements, other than the Bank, at the time of execution and delivery by the Bank, shall have obtained, and there will be in full force and effect at such time, any and all required consents, permits, and approvals required by or from any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity, binding effect or enforceability of the Bank Agreements.

         Based upon the foregoing and subject to the qualifications and assumption herein before and hereinafter set forth, I am of the opinion that:

               1. The Bank is a national banking association duly organized, legally existing and in good standing under the laws of the United States and has full right, power and authority to enter into and perform the Bank Agreements.

               2. The Bank Agreements have been duly authorized by all necessary action on the part of the Bank, and have been duly executed and delivered (or, with respect to any Bank Agreements to be executed and delivered after the date hereof, will be duly executed prior to the delivery thereof) by the Bank, and neither the execution and delivery thereof by the Bank, nor the consummation by the Bank of the transactions contemplated thereby
         (i) will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien (other than Permitted Liens) and other than any Lien to be indemnified against by the Lessee or which resets from or arises our of the overall transaction upon any property of the Bank under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, known to me, or charter instrument or by-law, or other agreement or instruments known to me to which the Bank is a party or by which the Bank or its properties may be bound or affected, or (ii) will contravene any law, rule regulation or order of the United States of America or any state thereof (subject to the limitation contained in the penultimate paragraph of this opinion) or any governmental authority which is applicable to, or which as jurisdiction over, the Bank and which is in existence on the date hereof (except that no opinion is rendered as to any such applicable law, rule, regulation or order to which the Bank may be or become subject because of the activities of the Lessee or any participants in the overall transaction other than the Bank).

               3. Neither the execution and delivery by the Bank of the Bank Agreements requires the authorization, consent or approval of, or the giving of notice to, the registration with, any governmental authority or agency of the State of Minnesota or of the Federal government of the United States.

               4. There are no pending or, to the best of my knowledge, threatened actions or proceedings against or affecting the Bank before any court or administrative agency which, if adversely determined by the Bank, would a materially adverse effect on the ability of the Bank to perform its obligations under the Bank Agreements.

               I am qualified to practice law in the State of Minnesota and I do not express herein any opinion as to any matters governed by the laws of any other state. The foregoing opinions are limited to the laws of the State of Minnesota, the Federal laws of the United States of America, such laws in each case as currently in effect and applicable to the Bank, and I express no opinion concerning the laws of any other jurisdictions (or the Federal laws of the United States of America to the extent dependent thereto), the Federal Aviation Act, as amended, or concerning the laws and regulations respecting interstate commerce or other laws, rules or regulations applicable to the particular nature of the equipment, including the nature thereof as personalty or realty. In addition, no opinion is expressed as to title to any part of the Trust Estate, as to any matters concerning the Employee Retirement Income Security Act of 1974, as amended, or as to the securities laws of the United States of America. The Bank Agreements provide that the rights and duties of the parties shall be governed by and construed in accordance with the laws of the Start of New York. I do not purpose to be an expert on, generally familiar with, or qualified to express legal conclusions based upon the laws of the State of New York, and accordingly, I express no opinion thereon or to their applicability to the matters covered by this opinion or to the Bank Agreements. For the purpose of this opinion, we have assumed that the provisions of the Bank Agreements comply with the laws of the State of New York. To the extent applicable to the Bank Agreements, the foregoing opinions have been rendered as though the Bank Agreement were to be governed by, and construed in accordance with, the laws of the state of Minnesota (without reference to choice of law principals under such laws).

               This opinion is rendered to you pursuant to Section 4.01(l)(ii) of the Participation Agreement and is solely for your benefit in the above captioned transaction. This opinion may not be relied upon by you for any other purpose or relied upon by any other person for any purpose without the prior written consent of the undersigned.

               I rendered an opinion dated December 13, 1996 (the "Delivery Date Opinion"), a copy of which is attached hereto, in connection with the financing and acquisition of the Aircraft on such date. I hereby consent and agree that the addressees hereto who were not addressees to the Delivery Date Opinion may rely on the Delivery Date Opinion as fully and with the same force and effect as if such addressees were originally named therein on the date of the Delivery Date Opinion.


                                             Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                EXHIBIT A(3)


                    [Letterhead of Ray, Quinney & Nebeker]

                                                  [Certificate Closing Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, Comerica Leasing Corporation and Norwest Bank Minnesota, National Association, as Owner Participants, State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, not in its individual capacity, except as otherwise stated, but solely as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F (the "Aircraft") is being refinanced. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Indenture;

               (c)   The Ancillary Agreement I;

               (d)   The Ancillary Agreement II:

               (e)   The Collateral Account Control Agreement; and

               (f)   The Certificates.

(each of the documents identified in paragraphs (a) through (f) above are collectively referred to as the "Indenture Trustee Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Indenture Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers, and each of First Security and the Indenture Trustee, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Indenture Trustee Documents to which it is or is to be a party and to authenticate the Certificates delivered on the Certificate Closing Date.

               2. Each of First Security and the Indenture Trustee, as the case may be, has duly authorized, executed and delivered each Indenture Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, of First Security) enforceable against the Indenture Trustee (and, to the extent set forth in the respective Indenture Trustee Document, against First Security) in accordance with its terms.

               3. The Certificates issued and dated the Certificate Closing Date have been duly authenticated and delivered by the Indenture Trustee pursuant to the terms of the Indenture.

               4. Neither the authorization, execution and delivery by the Indenture Trustee or First Security, as the case may be, of the Indenture Trustee Documents, nor the authentication and delivery by the Indenture Trustee of the Certificates nor the fulfillment or compliance by the Indenture Trustee or First Security with the respective terms and provisions thereof nor the consummation of any of the transactions by the Indenture Trustee or First Security, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Utah or the United States of America governing the banking or trust powers of First Security.

               5. The execution, delivery and performance by the Indenture Trustee or First Security, as the case may be, of each of the Indenture Trustee Documents and the authentication and delivery of the Certificates by the Indenture Trustee are not in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               6. There are no fees, taxes or other governmental charges payable by the Owner Trustee, the Indenture Trustee (except taxes imposed on fees payable to First Security) or the Certificate Holders to the State of Utah or any political subdivision thereof in connection with the execution, delivery or performance of any of the Operative Agreements or in connection with the issuance and acquisition of the Certificates by the Certificate Holders or the beneficial interests of the Certificate Holders in the Trust Indenture Estate solely because First Security) (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. Neither the Indenture Trustee nor the trust created under the Indenture will be subject to any fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Trust Indenture Estate solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. There is no fee, tax or other governmental charge (except for taxes imposed on fees payable to First Security) under the laws of the State of Utah or any political subdivision thereof in existence on the date hereof, on, based on or measured by any payments under the Certificates by reason of the creation of the trust under the Indenture solely because First Security (a) is incorporated under the laws of the State of Utah, (b) has its principal place of business in the State of Utah, (c) performs (in its individual capacity or as Indenture Trustee) any or all of its duties under the Indenture Trustee Documents in the State of Utah, and (d) engages in any activities unrelated to the transactions contemplated by the Indenture Trustee Documents in the State of Utah. We express no opinion as to whether or not any fees, taxes or other charges are now or hereafter may be payable by the Owner Participant to the State of Utah or any political subdivision thereof in connection with (a) the execution, delivery or performance by any of the Indenture, the Participation Agreement or any of the other Operative Agreements and (b) the making by the Owner Participant of its investment in the Aircraft.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security or the Indenture Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security or the Indenture Trustee, as the case may be, to perform its obligations under any of the Indenture Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security or the Indenture Trustee, as the case may be, in connection with the transactions contemplated by any of the Indenture Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. We are admitted to practice law in the State of Utah and we do not hold ourselves out as being experts on the laws of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Utah, the federal laws of the United States of America governing the banking and trust powers of First Security and Title II of the United States Code entitled "Bankruptcy". However, we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended and (iii) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability in the State of Utah of the Certificates and the other Indenture Trustee Documents expressed to be governed by the laws of the State of New York, we have assumed that the laws of New York are identical to the laws of Utah in all material respects, and that the Certificates and such Indenture Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion). No opinion is expressed as to the priority of any security interest or as to title to any part of the Trust Estate.

               B. The foregoing opinions regarding enforceability of any document or instrument, are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto, other than First Security and the Indenture Trustee, of the Indenture Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. We have assumed that all signatures (other than those of the Indenture Trustee or First Security) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               E. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent.


                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132


Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(4)


                 [Letterhead of Daugherty, Fowler & Peregrin]

                                                             [Refunding Date]

To the Parties Named on Schedule A attached hereto

Ladies and Gentlemen:

               This opinion is furnished to you pursuant to Section 4.01(l)(iv) of the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement") among Federal Express Corporation, as lessee (the "Lessee"), Comerica Leasing Corporation and Norwest Bank Minnesota, National Association, as owner participants (the "Owner Participants"), Morgan Guaranty Trust Company of New York, as original loan participant (the "Original Loan Participant"), Wilmington Trust Company, as owner trustee (the "Owner Trustee"), State Street Bank and Trust Company, as original indenture trustee (the "Original Indenture Trustee"), and First Security Bank, National Association, as indenture trustee, pass through trustee and subordination agent (the "Pass Through Trustee"), which Participation Agreement amends and restates that certain Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996 (the "Original Participation Agreement") among the Lessee, the Owner Participants, the Original Loan Participants, the Owner Trustee and the Original Indenture Trustee, with respect to that portion of Subtitle VII of Title 49 of the United States Code relative to the recordation of instruments and the registration of aircraft thereunder.

               The capitalized terms herein shall, unless otherwise defined, have the same meanings given them in the Participation Agreement or in Annex I attached hereto.

               We have examined and filed on this date with the Federal Aviation Administration (the "FAA") the following described instruments at the respective times listed below:


               (a) Trust Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997, 1996 (the "Trust Agreement") between the Owner Participants and the Owner Trustee, which Trust Agreement amends and restates the Original Trust Agreement, which Trust Agreement was filed at ____ _.m., C._.T.;

               (b) Trust Indenture and Security Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Indenture") between the Owner Trustee and the Indenture Trustee, which Indenture amends and restates the Original Indenture, which Indenture was filed at ____ _.m., C._.T.; and,

               (c) Lease Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Lease") between the Owner Trustee, as lessor, and the Lessee, as lessee, which Lease amends and restates the Original Lease, with the Indenture attached thereto, which Lease with the Indenture attached was filed at ____ _.m., C._.T.

               The Confidential Omissions were intentionally omitted from the FAA filing counterparts of the Lease and the Indenture as containing confidential financial information.

               Based upon our examination of the above described instruments and of such records of the FAA as we deemed necessary to render this opinion, it is our opinion that:

         1. AC Form 8050-2 Aircraft Bill of Sale dated December 13, 1996 (the "FAA Bill of Sale") from the Lessee, as seller, conveying title to the Airframe to the Owner Trustee has been duly recorded by the FAA on __________________ and assigned Conveyance No. ______;

         2. the Indenture and the Lease with the Indenture attached are in due form for recordation by and have been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

         3. the Trust Agreement is in due form for filing and has been duly filed with the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

         4. the Original Trust Agreement was duly filed with the FAA on December 13, 1996 pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

         5. the Original Indenture with the Indenture and Security Agreement Supplement attached has been duly filed with and duly recorded by the FAA pursuant to and in accordance with the provisions of 49 U.S.C. Section 44107;

         6. the Original Lease with the Lease Supplement, the Original Indenture and the Indenture and Security Agreement Supplement attached was duly filed with and duly recorded by the FAA pursuant to and in accordance with the provisions of 49 U.S.C.
               Section 44107;

         7. the Airframe is duly registered in the name of the Owner Trustee pursuant to and in accordance with the provisions of 49 U.S.C. Section 44103(a);

         8. the Owner Trustee has valid legal title to the Airframe and the Aircraft is free and clear of all Liens, except (i) the security interest created by the Original Indenture, as amended and restated by the Indenture, as supplemented by the Indenture and Security Agreement Supplement, and (ii) the rights of the parties under the Original Lease, as amended and restated by the Lease, as supplemented by the Lease Supplement;

         9. the Original Indenture, as amended and restated by the Indenture, as supplemented by the Indenture and Security Agreement Supplement, constitutes a duly perfected first priority security interest in the Aircraft and a duly perfected first assignment of all the right, title and interest of the Owner Trustee in, to and under the Original Lease, as amended and restated by the Lease, as supplemented by the Lease Supplement (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to perfect in any applicable jurisdiction in the United States (A) the Owner Trustee's title to the Airframe or (B) such security interest and assignment (insofar as such assignment affects an interest covered by the recording system established by the FAA pursuant to 49 U.S.C. Section 44107), it being understood that no opinion is herein expressed as to the validity, priority or enforceability of such security interest and assignment under local law or as to the recognition of the perfection of such security interest and assignment as against third parties in any legal proceeding outside the United States;

         10. no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Original Lease, as amended and restated by the Lease, as supplemented by the Lease Supplement, the Original Indenture, as amended and restated by the Indenture, as supplemented by the Indenture and Security Agreement Supplement, or the Original Trust Agreement, as amended and restated by the Trust Agreement, except for such filings as are referred to in our opinion dated September 23, 1996 (which have been duly effected) and the filings referred to in clauses (a), (b) and
               (c) above; and,

         11. neither the authorization, issuance and delivery of the Certificates, the execution and delivery by the parties thereto of the Original Trust Agreement, the Trust Agreement, the Original Indenture, the Indenture, the Indenture and Security Agreement Supplement, the Original Participation Agreement, the Participation Agreement, the FAA Bill of Sale, the Original Lease, the Lease and the Lease Supplement or the performance by the parties thereto of: (i) the Original Trust Agreement, as amended and restated by the Trust Agreement; (ii) the Original Indenture, as amended and restated by the Indenture, as supplemented by the Indenture and Security Agreement Supplement; (iii) the Original Participation Agreement, as amended and restated by the Participation Agreement; and (iv) the Original Lease, as amended and restated by the Lease, as supplemented by the Lease Supplement, in accordance with the provisions thereof, nor the consummation by the parties thereto of any of the transactions contemplated thereby, requires the consent or approval of, or the giving of notice to, or the registration with, or the taking of any other action in respect of, the FAA except for the filings, the recordations and the filings for recordations specified elsewhere in this opinion.

               No opinion is expressed as to the Airframe during any period or periods of time during which it has not been subject to United States registration.

               No opinion is expressed as to laws other than Federal laws of the United States. In rendering this opinion, we were subject to the accuracy of the FAA, its employees and agents, in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines. Further, in rendering this opinion we are assuming the validity and enforceability of the above described instruments under local law. Since our examination was limited to records maintained by the FAA, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under 29 U.S.C. Section 1368(a), possessory artisan's liens, or matters of which the parties have actual notice. In rendering this opinion we are assuming that there are no documents with respect to the Aircraft which have been filed for recording under the recording system of the FAA but have not yet been listed in the available records of such system as having been so filed.

         In rendering this opinion we have relied upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated ____________, 1997 and have continued to rely upon the opinion of the Assistant Chief Counsel of the Aeronautical Center dated __________________, copies of which are attached hereto.

                                             Very truly yours,


                                             Robert M. Peregrin
                                             For the Firm


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                          Annex I

                              Certain Definitions

                        Airframe, Engines and Aircraft

               One (1) McDonnell Douglas MD-11F aircraft bearing manufacturer's serial number 48489 and U.S. Registration No. N587FE (the "Airframe") and three (3) General Electric CF6-80C2-D1F aircraft engines bearing manufacturer's serial numbers ___-___, ___-___ and ___-___ (the "Engines") (the Airframe and the Engines are referred to collectively as the "Aircraft").

                           Original Trust Agreement

               Trust Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 among Comerica Leasing Corporation and Norwest Bank Minnesota, National Association, as owner participants, and Wilmington Trust Company, as owner trustee, which was filed with the FAA on December 13, 1996.

                              Original Indenture

               Trust Indenture, Mortgage and Security Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 1, 1996 between Wilmington Trust Company, as owner trustee, and State Street Bank and Trust Company, as indenture trustee, which together with the Indenture and Security Agreement Supplement (as hereinafter defined) attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance No. T053253.

                  Indenture and Security Agreement Supplement

               Indenture and Security Agreement Supplement No. 1 (Federal Express Corporation Trust No. N587FE) dated December 13, 1996 between Wilmington Trust Company, as owner trustee, and State Street Bank and Trust Company, as indenture trustee, with respect to the Aircraft, which was attached to and recorded by the FAA as one instrument with the Original Indenture.

                                Original Lease

               Lease Agreement (Federal Express Corporation Trust No. N587FE) dated as of December 13, 1996 between Wilmington Trust Company, as owner trustee, as lessor, and Federal Express Corporation, as lessee, which together with the Lease Supplement (as hereinafter defined), the Original Indenture and the Indenture and Security Agreement Supplement attached thereto was recorded as one instrument by the FAA on January 27, 1997 and assigned Conveyance No. T053254.

                               Lease Supplement

               Lease Supplement No. 1 (Federal Express Corporation Trust No. N587FE) dated December 13, 1996 between Wilmington Trust Company, as owner trustee, as lessor, and Federal Express Corporation, as lessee, with respect to the Aircraft, which was attached to and recorded by the FAA as one instrument with the Original Lease.

                            Confidential Omissions

               The Lease was filed with the FAA, with (i) Basic Rent (Schedule
II), (ii) the Stipulated Loss Values (Schedule III), (iii) the Termination Values (Schedule IV), (iv) the Purchase Option Schedule (Schedule V) omitted from the FAA filing counterpart thereof as containing confidential financial information; and (v) the purchase price under Section 4.02(a)(F) of the Lease set forth in Ancillary Agreement II, which was not attached to the FAA filing counterpart of the Lease or otherwise filed with the FAA for recordation.


                                                          EXHIBIT A(5)


               [Letterhead of Morris, James Hitchens & Williams]

                                                          [Refunding Date]

To Each of the Parties Listed on Schedule A Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               We have acted as special counsel to Wilmington Trust Company, a Delaware banking corporation ("Wilmington Trust"), in connection with the Trust Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Trust Agreement"), among Wilmington Trust and Comerica Leasing Corporation and Norwest Bank Minnesota, National Association (the "Owner Participants"). Pursuant to the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee (the "Lessee"), the Owner Participants, State Street Bank and Trust Company, as Original Indenture Trustee, First Security Bank, National Association, as Indenture Trustee (the "Indenture Trustee"), Pass Through Trustee and Subordination Agent, Morgan Guaranty Trust Company of New York, as Original Loan Participant (the "Original Loan Participant") and Wilmington Trust, not in its individual capacity except as specifically set forth therein but solely as Owner Trustee (the "Owner Trustee") under the Trust Agreement. This opinion is furnished pursuant to Section 4.01(l)(vii) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in or by reference in Schedule II to the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Participation Agreement;

               (b)   The Trust Agreement;

               (c)   The Indenture;

               (d) The Indenture and Security Agreement Supplement relating to the Aircraft and dated December 13, 1996 (the "Indenture Supplement");

               (e)   The Lease;

               (f) The Lease Supplement relating to the Aircraft and dated December 13, 1996 (the "Lease Supplement");

               (g)   The Engine Warranty Assignment;

               (h) Each Ancillary Agreement dated the date hereof (each of the documents identified in paragraphs (a) through (h) above being collectively referred to as the "Owner Trustee Documents");

               (i)   The Collateral Control Agreement; and

               (j)   The Certificate being issued today (the "Certificate").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Owner Trustee Documents.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               1. Wilmington Trust has been duly incorporated and is validly existing as a Delaware banking corporation in good standing under the laws of the State of Delaware, is a Citizen of the United States, and each of Wilmington Trust and the Owner Trustee, as the case may be, has full corporate power, authority and legal right to execute, deliver and perform each of the Owner Trustee Documents and to issue, execute, deliver and perform the Certificate.

               3. Each of Wilmington Trust and the Owner Trustee, as the case may be, has duly authorized, executed and delivered each Owner Trustee Document to which it is a party; each such document constitutes a legal, valid and binding obligation of the Owner Trustee (and, to the extent set forth in the respective Owner Trustee Document, of Wilmington Trust) enforceable against the Owner Trustee (and, to the extent set forth in the respective Owner Trustee Document, against Wilmington Trust) in accordance with its terms; and the Trust Agreement constitutes a legal, valid and binding obligation of the Owner Participants enforceable against the Owner Participants in accordance with its terms. The Loan Certificate has been duly issued, executed and delivered by the Owner Trustee, pursuant to authorization contained in the Trust Agreement, and constitutes the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee in accordance with its terms and the terms of the Indenture; and the Loan Certificate is entitled to the benefits and security afforded by the Indenture in accordance with its terms and the terms of the Indenture.

               4. On the Delivery Date, the Owner Trustee received from the Lessee such title to the Aircraft as the Lessee conveyed to the Owner Trustee, subject to the rights of the Owner Trustee and the Lessee under the Lease and the security interest created pursuant to the Indenture and the Indenture Supplement; and to our knowledge, there exist no Liens affecting the title of the Owner Trustee to the Lessor's Estate resulting from claims against Wilmington Trust not related to the ownership of the Lessor's Estate or the administration of the Lessor's Estate or any other transaction pursuant to the Indenture or any document included in the Trust Indenture Estate.

               5. All the properties which are part of the Trust Indenture Estate have been pledged and mortgaged with the Indenture Trustee as part of the Trust Indenture Estate, and the beneficial interest of the Owner Participants under the Trust Agreement in and to such properties is subject, to the extent provided in the Indenture, to the Lien of the Indenture in favor of the holder(s) of the Loan Certificate(s) issued and to be issued under the Indenture.

               6. To the extent that the Uniform Commercial Code of the State of Delaware (the "UCC") is applicable, except for the Indenture Trustee's taking possession of all monies and securities (including instruments) constituting part of the Trust Indenture Estate, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interest in the Trust Indenture Estate (including the grant and assignment unto the Indenture Trustee of the security interest in all estate, right, title and interest of the Owner Trustee in, to and under the Lease, the Lease Supplement and the Participation Agreement), which the Indenture by its terms purports to create in favor of the Indenture Trustee, and (ii) to perfect in the State of Delaware such security interest, except for the filing of a UCC financing statement in the office of the Secretary of State of the State of Delaware with respect to the security interest, which filing has been duly effected, and the filing of continuation statements with respect thereto required to be filed at periodic intervals under the UCC.

               7. The Trust Agreement duly creates a legal and valid trust under Delaware law, the trust created by the Trust Agreement has been duly created and exists for the benefit of the Owner Participants, and the Trust Agreement creates for the benefit of the Owner Participants the interest in the properties referred to in Section
         1.02 of the Trust Agreement which the Trust Agreement by its terms purports to create, which interest is subject and subordinate to the security interests created by the Indenture to the extent provided in the Indenture.

               8. Neither the authorization, execution and delivery by the Owner Trustee or Wilmington Trust, as the case may be, of the Owner Trustee Documents, nor the issuance, execution and delivery by the Owner Trustee of the Loan Certificate nor the fulfillment or compliance by the Owner Trustee or Wilmington Trust with the respective terms and provisions thereof nor the consummation of any of the transactions by the Owner Trustee or Wilmington Trust, as the case may be, contemplated thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any court or administrative or governmental authority or agency of the State of Delaware or the United States of America governing the banking or trust powers of Wilmington Trust.

               9. Assuming that (i) the Aircraft is not used in Delaware and is not physically located in Delaware at the commencement or termination of the Term or during such Term, (ii) in connection with any sale of the Aircraft, such Aircraft will not be physically delivered in Delaware to a buyer nor be shipped from a point within Delaware to a buyer, and (iii) the trust created by the Trust Agreement is treated as a grantor trust for federal income tax purposes within the contemplation of Sections 671 through 678 of the Internal Revenue Code of 1986, there are no fees, taxes, or other charges (except taxes imposed on fees payable to the Owner Trustee) payable to the State of Delaware or any political subdivision thereof in connection with the execution, delivery or performance by the Owner Trustee, the Indenture Trustee, the Lessee or any Participant, as the case may be, of the Owner Trustee Documents or in connection with the making by each Owner Participant of its respective investment in the Aircraft or its acquisition of the beneficial interest in the Lessor's Estate or in connection with the issuance and acquisition of the Loan Certificate, and neither the Owner Trustee, the Lessor's Estate nor the trust created by the Trust Agreement will be subject to any fee, tax or other governmental charge (except taxes on fees payable to the Owner Trustee) under the laws of the State of Delaware or any political subdivision thereof on, based on or measured by, directly or indirectly, the gross receipts, net income or value of the Lessor's Estate solely by reason of the creation or continued existence of the trust under the terms of the Trust Agreement pursuant to the laws of the State of Delaware or the Owner Trustee's performance of its duties under the Trust Agreement.

               10. The execution, delivery and performance by the Owner Trustee or Wilmington Trust, as the case may be, of each of the Owner Trustee Documents and the issuance, execution, delivery and performance of the Loan Certificate by the Owner Trustee are not in violation of the charter or by-laws of Wilmington Trust or of any law, governmental rule, or regulation of the State of Delaware or the United States of America governing the banking or trust powers of Wilmington Trust or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Delaware or the United States of America relating to the banking or trust powers of Wilmington Trust.

               11. There is no fee, tax or other governmental charge under the laws of the State of Delaware or any political subdivision thereof in existence on the date hereof on, based on or measured by any payments under the Loan Certificate or the beneficial interests in the Lessor's Estate, by reason of the creation of the trust under the Trust Agreement, pursuant to the laws of the State of Delaware or the Owner Trustee's performance of its duties under the Trust Agreement, within the State of Delaware, which would not have been imposed if Wilmington Trust did not have its principal place of business and did not perform its obligations under the Owner Trustee Documents in the State of Delaware.

               12. Under 6 Del.C. c. 13 or any other similar law of the State of Delaware relating to fraudulent conveyances, no filing, recording or publication is necessary or appropriate to protect the interest of (i) the Owner Trustee as Lessor or owner with respect to the Aircraft and (ii) the Indenture Trustee as secured party under the Indenture against claims of creditors of the Owner Trustee resulting from the sale and leaseback of the Aircraft pursuant to the Bills of Sale and the Lease.

               13. Neither a Delaware court nor a federal court applying federal law or Delaware law, if properly presented with the issue and after having properly considered such issue, would permit the Owner Participants to terminate the Trust Agreement, except in accordance with the Owner Trustee Documents or with the consent of the Indenture Trustee, until the Lien of the Indenture on the Trust Indenture Estate has not been released and until payment in full of the principal of, and premium, if any and interest on, the Certificate.

               14. Under the laws of the State of Delaware, as long as the Trust Agreement has not been terminated in accordance with its terms or with the consent of the Indenture Trustee, creditors of any person that is an Owner Participant, holders of a lien against the assets of any such person and representatives of creditors of any such person, such as trustees, receivers or liquidators (whether or not any insolvency proceeding has been commenced) (collectively, the "Creditors") may acquire legal, valid and enforceable claims and liens, as to the Trust Estate, only against the rights of such Owner Participant under the Trust Agreement or in the Trust Estate, and may not through the enforcement of such Creditor's rights, acquire any greater rights than the rights of such Owner Participant with respect to the Trust Agreement or the Trust Estate.

               14. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting Wilmington Trust or the Owner Trustee, as the case may be, or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of Wilmington Trust or the Owner Trustee, as the case may be, to perform its obligations under any of the Owner Trustee Documents, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving Wilmington Trust or the Owner Trustee, as the case may be, in connection with the transactions contemplated by any of the Owner Trustee Documents.

               The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

               A. The foregoing opinions are limited to the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust and the laws of the State of Delaware, except that the opinion set forth in paragraph 13 above is limited to the laws of the State of Delaware and Title 11 of the United States Code entitled "Bankruptcy", and the opinion set forth in paragraph 14 above is limited to the laws of the State of Delaware. In addition, we express no opinion with respect to
(i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended, (ii) the Federal Aviation Act of 1958, as amended (except with respect to the opinion set forth in paragraph 1 above concerning the citizenship of Wilmington Trust), (iii) the Federal Communication Act of 1934, as amended, or (iv) state securities or blue sky laws. Insofar as the foregoing opinions relate to the validity and enforceability of the Loan Certificate and the other Owner Trustee Documents expressed to be governed by laws other than the laws of the State of Delaware, we have assumed that the Loan Certificate and such Owner Trustee Documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion).

               B. The foregoing opinions regarding enforceability of any document or instrument are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               C. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust and the Owner Trustee) of the Owner Trustee Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute and deliver each such document.

               D. The opinion set forth in paragraph 1 above concerning the citizenship of Wilmington Trust is based upon the facts contained in an affidavit of Wilmington Trust, made by its Assistant Vice President, the facts set forth in which we have not independently verified.

               E. We have assumed the due authentication of the Loan Certificate by the Indenture Trustee.

               F. We have assumed that all signatures (other than those of the Owner Trustee or Wilmington Trust) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies conform with the originals, which facts we have not independently verified.

               G. We do not purport to be experts in respect of, or express any opinion concerning, aviation law or other laws, rules or regulations applicable to the aircraft in general.

               H. We have made no investigation of, and we express no opinion concerning, the nature of the title to any part of the Lessor's Estate or the priority of any mortgage or security interest.

               I. We have assumed that the Participation Agreement and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

               J. The opinions set forth in paragraphs 13 and 14 above are subject to applicable fraudulent conveyance laws and principles of equity (regardless of whether considered or applied in a proceeding in equity or at law) and should be interpreted in accordance with Special Report by the TriBar Opinion Committee, Opinions in the Bankruptcy Context: Rating Agency, Structural Financing and Chapter 11 Transactions, 46 Bus.Law. 717 (1991).

               This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity for any purpose without our prior written consent, except that the law firm of Davis Polk & Wardwell may rely on this opinion in connection with the rendering of its opinion dated the date hereof in connection with the financing described herein.


                                       Very truly yours,


                                       Morris, James Hitchens & Williams


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                                  EXHIBIT A(6)


                    [Letterhead of Ray, Quinney & Nebeker]


                                                   [Refunding Date]

To the Persons Listed in Schedule A Attached Hereto

         Re:   Federal Express Corporation Trust No. N587FE

Ladies and Gentlemen:

               We have acted as special counsel to First Security Bank, National Association, a national banking association ("First Security"), in connection with the Pass Through Trust Agreement dated as of May 1, 1997 (the "Pass Through Trust Agreement"), as supplemented by the Series Supplements dated the date hereof between Federal Express Corporation and the First Security, not in its individual capacity, except as otherwise stated, but solely as Pass Through Trustee, designated as Series Supplement 1997-1-A, 1997-1-B and 1997-1-C, respectively (the "Series Supplements") and the Participation Agreement (Federal Express Corporation Trust No. N587FE), dated as of December 1, 1996, as amended and restated as of May 1, 1997 (the "Participation Agreement"), among Federal Express Corporation, as Lessee, Comerica Leasing Corporation and Norwest Bank Minnesota, National Association, as Owner Participants, Morgan Guaranty Trust Company of New York, as Original Loan Participant, State Street Bank and Trust Company, not in its individual capacity, except as otherwise stated, but solely as Original Indenture Trustee, Wilmington Trust Company, not in its individual capacity, except as otherwise stated, but solely as Owner Trustee, and First Security, as Indenture Trustee, Pass Through Trustee and Subordination Agent. Pursuant to the Participation Agreement, one McDonnell Douglas MD-11F aircraft bearing U.S. Registration No. N587FE (the "Aircraft") is being refinanced. This opinion is furnished pursuant to Section 4.01(k)(iv) of the Participation Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Participation Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

               We have examined executed counterparts or copies otherwise identified to our satisfaction of the following documents:

               (a)   The Pass Through Trust Agreement;

               (b)   The Series Supplements;

               (c)   The Pass Through Certificates;

               (d)   The Participation Agreement;

               (e)   The Intercreditor Agreement; and

               (f)   Each Liquidity Facility.

(each of the documents identified in paragraphs (a) through (e) are being collectively referred to as the "Pass Through Trustee Documents" and each of the documents identified in paragraphs (d) through (f) are being collectively referred to as the "Subordination Agent Documents").

               We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

               With respect to the opinions set forth in paragraph 8 above, with your permission we have relied upon, and this opinion is limited by, the assumptions set forth in the discussion entitled "Certain Utah Taxes" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 333-07691 (the "Registration Statement") for the registration of the Pass Through Certificates with the Securities and Exchange Commission. We express no opinion as to the correctness of the foregoing assumptions and we have conducted no independent investigation in this regard.

               1. First Security is a national banking association duly organized and validly existing under the laws of the United States of America holding a valid certificate to do business as a national banking association, with banking and trust powers.

               2. Each of First Security, the Pass Through Trustee and the Subordination Agent, as the case may be, has or had, on the date of execution thereof, full corporate power, authority and legal right to execute, deliver and perform each of the Pass Through Trustee Documents and the Subordination Agent Documents, as the case may be, and to authenticate the Pass Through Certificates delivered on the Certificate Closing Date.

               3. Each of First Security, the Pass Through Trustee and the Subordination Agent has duly authorized, executed and delivered each Pass Through Trustee Document or Subordination Agent Document, as the case may be; each such document constitutes a legal, valid and binding obligation of the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, of First Security) enforceable against the Pass Through Trustee or the Subordination Agent, as the case may be (and, to the extent set forth in the respective Pass Through Trustee Document or Subordination Agent Document, against First Security) in accordance with its terms.

               4. The Pass Through Certificates issued and dated the Certificate Closing Date have been duly authorized and validly executed, issued, delivered and authenticated by the Pass Through Trustee pursuant to the Pass Through Trust Agreement and the Series Supplements; and the Pass Through Certificates acquired by the Underwriters under the Underwriting Agreement are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement and the related Series Supplements.

               5. No order, license, consent, permit, authorization or approval of or exemption by, and no notice to or filing with, or the taking of any other action in respect of, any Utah or Federal governmental authority governing the banking or trust powers of First Security, the Pass Through Trustee or the Subordination Agent, and no filing, recording, publication or registration in any public office is required under Utah or Federal law pertaining to its banking or trust powers for the due execution, delivery or performance by First Security, individually or as Pass Through Trustee or Subordination Agent, as the case may be, of the Pass Through Trustee Documents (other than the Pass Through Trust Agreement) or the Subordination Agent Documents, as the case may be, and of the certificate of authentication, as Pass Through Trustee, on the Pass Through Certificates, or for the legality, validity, binding effect or enforceability thereof against First Security, the Pass Through Trustee or the Subordination Agent, as the case may be.

               6. The execution, delivery and performance by the Pass Through Trustee or First Security, as the case may be, of each of the Pass Through Documents and the Subordination Agent or First Security, as the case may be, of each of the Subordination Agent Documents, and the issuance, execution, delivery and performance of the Pass Through Certificates by the Pass Through Trustee are not or were not, on the date of execution thereof, in violation of the charter or by-laws of First Security or of any law, governmental rule, or regulation of the State of Utah or the United States of America governing the banking or trust powers of First Security or, to our knowledge, of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which it is a party or by which it is bound or, to our knowledge, of any judgment or order of the State of Utah or the United States of America relating to the banking or trust powers of First Security.

               7. There are no actions, suits, investigations or proceedings pending or, to our knowledge, threatened against or affecting First Security, the Pass Through Trustee or the Subordination Agent or any of its properties in any court or before any administrative agency or arbitrator, which, if adversely determined, would materially adversely affect the ability of First Security, the Pass Through Trustee or the Subordination Agent, as the case may be, to perform its obligations under any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be, and there are no pending or, to our knowledge, threatened actions or proceedings before any court, administrative agency or tribunal involving First Security, the Pass Through Trustee or the Subordination Agent in connection with the transactions contemplated by any of the Pass Through Trustee Documents or the Subordination Agent Documents, as the case may be.

               8. Neither the trusts created by the Pass Through Trust Agreement and the Series Supplements nor the Pass Through Trustee, in its individual or trust capacity, as the case may be, nor their respective Affiliates, successors or assigns, will be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof (other than taxes imposed on the fees received by State Street Bank and Trust Company for acting as Pass Through Trustee under the Series Supplements). Certificate holders who are not residents of or otherwise subject to tax in Utah will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Utah or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate. There are no applicable taxes under the laws of the State of Utah or any political subdivision thereof upon or with respect to (a) the construction, mortgaging, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, location, ownership, insurance, control, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, return, abandonment, replacement, preparation, installation, storage, redelivery, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft or any interest in any thereof, (b) payments of Rent or other receipts, income or earnings arising therefrom or received with respect to the Aircraft or any interest in any thereof or payable pursuant to the Lease, (c) any amount paid or payable pursuant to any Operative Agreements, (d) the Aircraft or any interest therein or the applicability of the Lease to the Aircraft or any interest in any thereof, (e) any or all of the Operative Agreements, any or all of the Pass Through Certificates or any interest in any or all thereof or the offering, registration, reregistration, issuance, acquisition, modification, assumption, reissuance, refinancing or refunding of any or all thereof, and any other documents contemplated thereby and amendments or supplements hereto and thereto, (f) the payment of the principal of, or interest or premium on, or other amounts payable with respect to, any or all of the Pass Through Certificates, whether as originally issued or pursuant to any refinancing, refunding, assumption, modification or reissuance, or any other obligation evidencing any loan in replacement of the loan evidenced by any or all of the Pass Through Certificates, or
         (g) otherwise with respect to or in connection with the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements, which would not have been imposed if the Pass Through Trustee had not had its principal place of business in, had not performed (either in its individual capacity or as Pass Through Trustee) any or all of its administrative duties under the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, and had not engaged in any activities unrelated to the transactions contemplated by the Pass Through Trust Agreement, the Series Supplements, the Pass Through Certificates and the Operative Agreements in, the State of Utah.

               9. Each of the Certificates to be delivered to and registered in the name of the Subordination Agent on the date hereof pursuant to the Participation Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust for the Pass Through Trustee under the applicable Pass Through Trust Agreement.

                                                   Very truly yours,


                                                   Ray, Quinney & Nebeker


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee  38132

Owner Trustee

State Street Bank and Trust Company
of Connecticut, National Association
Two International Place
4th Floor
Boston, Massachusetts 02110

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Original Indenture Trustee

State Street Bank and Trust Company
Two International Place
4th Floor
Boston, Massachusetts  02110

Original Agent and Loan Participant

Morgan Guaranty Trust Company of New York
60 Wall Street
22nd Floor
New York, New York  10260

Owner Participants

Comerica Leasing Corporation
29201 Telegraph Road
2nd Floor
Southfield, Michigan  48034

Norwest Bank Minnesota, National Association
733 Marquette Avenue
Suite 300
Minneapolis, Minnesota 55479-2048

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019


                                                            EXHIBIT A(7)(a)


                       [Letterhead of Kredietbank N.V.]

                                                 [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

         Re:   Federal Express Corporation 1997-1
               Enhanced Pass Through Certificates

Ladies and Gentlemen:

               I am the manager of the Legal Department of Kredietbank N.V. ("Kredietbank") and have advised Kredietbank and its New York Branch (the "Branch") in connection with (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-A, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement"), between the Branch and First Security Bank, National Association, a national banking association, as Subordination Agent under the Intercreditor Agreement, defined below, and as agent and trustee for the Federal Express Corporation Pass Through Trust 1997-1-B (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement"), among the Branch, First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent (the Liquidity Agreements and the Intercreditor Agreement are hereinafter collectively the "Liquidity Documents").

               Capitalized terms herein which are undefined have the meanings assigned to them in the Liquidity Documents.

               I am rendering this opinion in my capacity as manager of the Legal Department and without being personally liable to any extent for the opinions expressed herein.

               In connection with the opinions hereinafter given, I have examined a copy of each of the Liquidity Documents and such other certificates, documents, agreements and instruments as I have deemed necessary as a basis for the opinions expressed below.

               In such examination, I have assumed the genuineness of all signatures, the authenticity of all agreements, certificates, instruments and documents submitted to me as originals, and the conformity to the originals of all agreements, certificates, instruments and documents submitted to me as copies. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, examined and relied upon representations of officers of Kredietbank.

               Based upon the foregoing examination and assumptions, and subject to the qualifications set forth below, I am of the opinion that:

               1. Kredietbank is duly organized and validly existing as a Belgian public law banking institution under the law of Belgium and has full power and authority (corporate and otherwise) to execute, deliver and perform the Liquidity Documents.

               2. [Tod Angus] or [Robert Snauffer], acting together with [Jean Glasgow], if acting for and on behalf of the Branch, are duly authorized by Kredietbank to execute and deliver the Liquidity Documents for and on behalf of the Branch. Assuming each of the Liquidity Documents has been duly executed and delivered for and on behalf of the Branch by such persons, no further authorization by or any corporate action of Kredietbank is required in connection with the execution, delivery and performance thereof.

               3. The governing-law clause, subjecting the Liquidity Documents to New York law, is valid under Belgian law.

                   (i) Under Belgian law, New York law will be applied to an agreement, such as the Liquidity Documents, which under Belgian law has been validly subjected to New York laws.

                  (ii) (a) None of the terms of the Liquidity Documents is irreconcilable with important principles of Belgian law, and (b) there are no mandatory provisions of Belgian law which must be applied to the transactions covered by the Liquidity Documents.

                 (iii) Each of the Liquidity Documents constitutes the legal, valid and binding obligation of Kredietbank, enforceable against Kredietbank in accordance with its terms, the rules of civil procedures of Belgium and the applicable provisions of the chosen law of New York.

               4. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental, administrative or other authority or court of Belgium is required for the execution or delivery of the Liquidity Documents by Kredietbank through the Branch or for the performance by Kredietbank or by the Branch of the Liquidity Documents.

               5. The execution, delivery and performance of the Liquidity Documents by Kredietbank or the Branch will not result in any violation by Kredietbank or by the Branch of any law of Belgium.

               6. The contractual obligations incurred by virtue of the execution and delivery of the Liquidity Documents for and on behalf of the Branch are the obligations of Kredietbank, and Kredietbank has no defenses against the performance of such obligations which are based on the fact that Kredietbank had acted through the Branch in executing and delivering the Liquidity Documents.

               7. If a final and conclusive judgment of the Supreme Court of the State of New York, New York County, or of the Untied States District Court for the Southern District of New York for a definite sum for the recovery of amounts due and unpaid under the Liquidity Documents were to be rendered against Kredietbank, a reexamination or relitigation on the merits of the subject matter thereof in accordance with Article 570 of the Belgian Judicial Code would be necessary in order to obtain recognition and/or enforcement of such judgment in Belgium.

               8. The obligations of Kredietbank under the Liquidity Documents rank at least equal in priority of payment and in all other respects with its obligations to pay any other unsecured and unsubordinated obligations of Kredietbank for borrowed money, including deposit liabilities, that are not expressly preferred by law.

               The foregoing opinions are subject to the following qualifications:

                   (i) The opinion in paragraph (3) with respect to enforceability is subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors' rights generally, applicable to Kredietbank and to any law or general principle of law from time to time in effect in Belgium that could be considered by the Belgian Courts as a provision of public policy.

                  (ii)  In giving the opinions in paragraphs (3)(iii), (6) and
               (8), I have assumed, with your consent, that each of the Liquidity Documents is legal, valid and binding under New York law, all as set forth more fully in the opinion dated of even date herewith of Milbank, Tweed, Hadley & McCloy issued in connection with the Liquidity Documents.

                 (iii) No opinion is expressed with respect to the law of any jurisdiction other than the law of Belgium.

               This opinion is being furnished to you solely for your benefit in connection with the transactions described above and may not be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                                             Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260


                                                            EXHIBIT A(7)(b)


                [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                 [Certificate Closing Date]

To Each of the Parties named on Schedule A Hereto

                     Re:   Federal Express Corporation 1997-1
                           Enhanced Pass Through Certificates

Ladies and Gentlemen:

               We have acted as special New York counsel to Kredietbank N.V., New York Branch (herein called the "Liquidity Provider") in connection with the transactions contemplated by (i) the Irrevocable Revolving Credit Agreement Class A Certificates, dated as of May 1, 1997 (the "Class A Liquidity Agreement"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-A Pass Through Trust, (ii) the Irrevocable Revolving Credit Agreement Class B Certificates, dated as of May 1, 1997 (the "Class B Liquidity Agreement" and, together with the Class A Liquidity Agreement, the "Liquidity Agreements"), between the Liquidity Provider and First Security Bank, National Association, as Subordination Agent under the Intercreditor Agreement, as defined below, as agent and trustee for the Federal Express Corporation 1997-1-B Pass Through Trust, and (iii) the Intercreditor Agreement, dated as of May 1, 1997 (the "Intercreditor Agreement" and, together with the Liquidity Agreements, the "Liquidity Documents"), among the Liquidity Provider and First Security Bank, National Association, as Pass Through Trustee and as Subordination Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Liquidity Documents.

               In rendering the opinion expressed below, we have examined the Liquidity Documents, the opinion dated the date hereof of Gohan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., and such other documents as we have deemed necessary.

               In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Liquidity Documents.

               In rendering the opinion expressed below, we have assumed, with respect to each Liquidity Document, that:

         (i) it has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinion below as to the Liquidity Provider) constitutes legal, valid, binding and enforceable obligations of all of the parties thereto;

        (ii)   all signatories thereto have been duly authorized; and

       (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate, partnership, trust or other) to execute, deliver and perform thereunder.


               Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each Liquidity Document constitutes the legal, valid and binding obligation of the Liquidity Provider, enforceable against the Liquidity Provider in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Liquidity Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

               The foregoing opinion is subject to the following comments and qualifications:

               (A) The enforceability of provisions in the Liquidity Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

               (B) We express no opinion as to (i) the effect of the laws of any jurisdiction in which the Liquidity Provider is located (other than New York) that limit the interest, fees or other charges the Liquidity Provider may impose for the loan or use of money or other credit, (ii) Section 7.11(a)(i) of each Liquidity Agreement and Section 10.11(a)(i) of the Intercreditor Agreement, insofar as such Sections relate to the subject matter jurisdiction of a Federal court sitting in New York, New York to adjudicate any controversy related to the Liquidity Documents, (iii) the waiver of inconvenient forum set forth in Section 7.11(a)(ii) of each Liquidity Agreement and Section 10.11(a)(ii) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York and (iv) the waiver of immunity set forth in Section 10.11(c) of the Intercreditor Agreement with respect to proceedings in a Federal court sitting in New York, New York and a State court of the State of New York.

               The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we do not express any opinion as to the laws of Belgium and, to the extent such laws may be relevant to the opinion expressed herein, we have, with your permission, relied upon the aforementioned opinion of Gohan Tyteca, Esq., manager of the Legal Department of Kredietbank N.V., without independently considering the matters covered thereby, and our opinion is subject to all limitations, exceptions and qualifications contained therein as if set forth herein in full.

               At the request of the Liquidity Provider, this opinion letter is provided to you by us in our capacity as special New York counsel to the Liquidity Provider, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Liquidity Documents without, in each instance, our prior written consent.

                                       Very truly yours,


                                  SCHEDULE A


Lessee

Federal Express Corporation
2007 Corporate Avenue
Memphis, Tennessee 38132

Indenture Trustee, Pass Through Trustee & Subordination Agent

First Security Bank, National Association
79 South Main Street
Salt Lake City, Utah 84111

Underwriters

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

First Chicago Capital Markets, Inc.
Corporate Securities
One First National Plaza
Chicago, Illinois 60670

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

J.P. Morgan & Co.
60 Wall Street
New York, New York 10260

Liquidity Provider

Kredietbank N.V., New York Branch
125 West 55th Street
New York, New York 10019